UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

(Amendment No.      )

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Filed by a Party other than the Registrant ☐

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Air Industries Group

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LETTER FROM THE CHAIRMAN OF THE BOARD

AND

THE ACTING CHIEF EXECUTIVE OFFICER

YOUR VOTE IS VERY IMPORTANT

[●], 2026

To our stockholders:

We are pleased to invite you to attend a special meeting of stockholders of Air Industries Group, a Nevada corporation, referred to as AIR, to be held on [●], 2026, at [●] [A.M./P.M.], Eastern Time. The special meeting will be held in person at 1460 Fifth Avenue, Bay Shore, New York 11706. Stockholders attending in person may vote by ballot at the meeting. Stockholders not attending the special meeting in person may cast their vote by submitting proxies by Internet, by telephone or by mail according to the instructions provided in this proxy statement.

As previously announced, AIR, Tenax Aerospace Acquisition, LLC, a Delaware limited liability company, referred to as Tenax, and Transitory Air Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of AIR, referred to as Merger Sub, have entered into an Agreement and Plan of Merger, dated as of February 16, 2026, referred to as the merger agreement. Pursuant to the terms of the merger agreement, Merger Sub will be merged with and into Tenax, with Tenax surviving the merger as a wholly owned subsidiary of AIR.

Tenax is an aerospace and defense supplier providing special mission aircraft and related aviation equipment and services to the U.S. and Canadian governments and other customers, focusing on enduring special mission aviation programs critical to national security and the public interest, including aerial fire fighting, airborne ISR, airborne engagement simulation and airborne sensor testing and training.

Upon the completion of the merger, AIR will issue shares of its common stock, par value $0.001 per share, referred to as AIR common stock, to the holders of membership interests of Tenax, referred to as the Tenax Members, as merger consideration. The number of shares of AIR common stock to be issued will be determined pursuant to a formula set forth in the merger agreement that adjusts for AIR’s net indebtedness as of the last day of the calendar month most recently ended more than 15 days prior to the closing date. Based on AIR’s preliminary unaudited balance sheet as of March 31, 2026, the formula results in a price per share of approximately $3.16 and the issuance of approximately 122,560,607 shares of AIR common stock to the Tenax Members, in each case subject to adjustment prior to closing of the merger in accordance with the terms of the merger agreement.

AIR will survive following the merger and will remain a publicly traded corporation listed on the NYSE American under the symbol “AIRI”, referred to as the combined company. As a result of the merger, holders of our common stock as of immediately prior to the effective time are expected to collectively own approximately 4% of the outstanding shares of the common stock of the combined company, on a fully diluted basis, and the Tenax Members as of immediately prior to the effective time are expected to collectively own approximately 96% of the outstanding shares of the common stock of the combined company, on a fully diluted basis, in each case, subject to adjustment in accordance with the terms of the merger agreement, including as a result of AIR’s net indebtedness at closing relative to a target amount specified in the merger agreement.

In connection with the merger, AIR’s articles of incorporation will be amended to (a) increase the number of authorized shares of AIR common stock from 20,000,000 to 200,000,000 and (b) authorize stockholder action by written consent in lieu of a stockholder meeting at any time while NTC Group, Thomas Foley and Taran Bakker and their respective affiliates collectively beneficially own at least a majority of the voting power of the outstanding shares of AIR common stock, in each case as conditions to the closing of the merger.

At the special meeting, you will be asked to vote on:

1.	a proposal to approve the issuance of AIR common stock as merger consideration pursuant to the terms of the merger agreement, in compliance with Section 713(b) of the NYSE American Company Guide, resulting in a change of control of AIR, referred to as the stock issuance proposal;

2.	a proposal to amend the articles of incorporation of AIR to increase the number of authorized shares of AIR common stock from 20,000,000 to 200,000,000, referred to as the authorized shares proposal;

3.	a proposal to amend the articles of incorporation of AIR to authorize stockholder action by written consent in lieu of a stockholder meeting at any time while NTC Group, Thomas Foley and Taran Bakker and their respective affiliates collectively beneficially own at least a majority of the voting power of the outstanding shares of AIR common stock, referred to as the written consent proposal;

4.	a proposal to approve an advisory resolution regarding the compensation that may be paid or become payable to AIR’s Named Executive Officers in connection with the merger, referred to as the transaction compensation proposal; and

5.	a proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve items 1, 2 or 3 above, referred to as the adjournment proposal.

We are not asking our stockholders to approve the merger agreement or the merger.

Approval of the stock issuance proposal requires, in accordance with Section 713(b) of the NYSE American Company Guide, that the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal. Abstentions and broker non-votes will have no effect on the outcome of this vote.

Approval of the authorized shares proposal requires, pursuant to Section 1.8.1 of AIR’s bylaws and NRS 78.390(1)(a)(1), that the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal. Under Section 1.8.1 of AIR’s bylaws, “votes cast” means all votes cast in favor of and against the proposal and does not include abstentions or broker non-votes. Abstentions and broker non-votes will have no effect on the outcome of this vote.

Approval of the written consent proposal requires, pursuant to NRS 78.390(1)(a)(2), the affirmative vote of the holders of shares representing at least a majority of the voting power of the outstanding shares of AIR common stock entitled to vote thereon as of the record date for the special meeting. A failure to vote, a broker non-vote or an abstention will each have the same effect as a vote “AGAINST” this proposal.

Approval of the transaction compensation proposal is a non-binding, advisory vote. Stockholders are being asked to indicate their approval of the compensation that may be paid or become payable to AIR’s Named Executive Officers in connection with the merger. Because this vote is advisory and non-binding, it will not be determinative of whether such compensation is paid. The vote will be approved if the votes cast “FOR” exceed the votes cast “AGAINST.” Abstentions and broker non-votes will have no effect on the outcome of this vote.

Approval of the adjournment proposal requires that the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal. The approval of the adjournment proposal is not a condition to the consummation of the merger. Abstentions and broker non-votes will have no effect on the outcome of this vote.

The completion of the merger is conditioned on approval of the stock issuance proposal, the authorized shares proposal and the written consent proposal. Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the special meeting, we hope you will vote as soon as possible.

Our board of directors has unanimously (a) determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of AIR and its stockholders, (b) adopted and approved the merger agreement and the transactions contemplated by the merger agreement and (c) resolved to recommend that the stockholders of AIR approve the stock issuance proposal, the authorized shares proposal, the written consent proposal, the transaction compensation proposal and the adjournment proposal. ACCORDINGLY, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE STOCK ISSUANCE PROPOSAL, “FOR” THE AUTHORIZED SHARES PROPOSAL, “FOR” THE WRITTEN CONSENT PROPOSAL, “FOR” THE TRANSACTION COMPENSATION PROPOSAL AND “FOR” THE ADJOURNMENT PROPOSAL.

Our obligations to complete the merger are subject to the satisfaction or waiver of several conditions set forth in the merger agreement, a copy of which is included herein as Annex A. The proxy statement provides you with detailed information about the proposed merger, the merger agreement and the transactions contemplated thereby. It also contains or references information about us and Tenax and certain related matters. You are encouraged to read this document carefully. In particular, you should read the “Risk Factors” section beginning on page 25 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you. If you have any questions regarding this proxy statement, you may contact Advantage Proxy, our proxy solicitor, by calling toll-free at (877) 870-8565. Banks, brokerage firms and other nominees may call collect at (206) 870-8565.

Thank you for your ongoing support of AIR. We look forward to the successful completion of the merger.

Sincerely,

Peter D. Rettaliata
Chair of the Board

Scott Glassman
Acting Chief Executive Officer and President

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, or the other transactions contemplated by the merger agreement, or determined that this proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.

This document is dated [●], 2026 and is first being mailed to AIR stockholders on or about [●], 2026.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

AIR INDUSTRIES GROUP

[●], 2026

Notice is hereby given that a special meeting of stockholders of Air Industries Group, a Nevada corporation, referred to as AIR, will be held on [●], 2026, at [●] [A.M./P.M.], Eastern Time, at 1460 Fifth Avenue, Bay Shore, New York 11706. Stockholders attending in person may vote by ballot at the meeting. Stockholders not attending the special meeting in person may cast their vote by submitting proxies by Internet, by telephone or by mail according to the instructions provided in this proxy statement.

The special meeting is being held for the following purposes:

1.	to vote on a proposal to approve the issuance of AIR common stock as merger consideration pursuant to the Agreement and Plan of Merger, dated as of February 16, 2026, referred to as the merger agreement, among AIR, Tenax Aerospace Acquisition, LLC, a Delaware limited liability company, referred to as Tenax, and Transitory Air Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of AIR, referred to as Merger Sub, a copy of which is included as Annex A to the proxy statement of which this notice forms a part, in compliance with Section 713(b) of the NYSE American Company Guide, resulting in a change of control of AIR, referred to as the stock issuance proposal.

2.	to vote on a proposal to amend the articles of incorporation of AIR to increase the number of authorized shares of AIR common stock from 20,000,000 to 200,000,000, referred to as the authorized shares proposal.

3.	to vote on a proposal to amend the articles of incorporation of AIR to authorize stockholder action by written consent in lieu of a stockholder meeting at any time while NTC Group, Thomas Foley and Taran Bakker and their respective affiliates collectively beneficially own at least a majority of the voting power of the outstanding shares of AIR common stock, referred to as the written consent proposal.

4.	to vote on a proposal to approve an advisory, non-binding resolution regarding the compensation that may be paid or become payable to AIR’s Named Executive Officers in connection with the merger, referred to as the transaction compensation proposal.

5.	to vote on a proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve items 1, 2 or 3 above, referred to as the adjournment proposal.

No other business will be transacted at the special meeting.

Your proxy is being solicited by our board of directors. Our board of directors has unanimously (a) determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of AIR and its stockholders, (b) adopted and approved the merger agreement and transactions contemplated by the merger agreement and (c) resolved to recommend that the stockholders of AIR approve the stock issuance proposal, the authorized shares proposal, the written consent proposal, the transaction compensation proposal and the adjournment proposal. ACCORDINGLY, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE STOCK ISSUANCE PROPOSAL, “FOR” THE AUTHORIZED SHARES PROPOSAL, “FOR” THE WRITTEN CONSENT PROPOSAL, “FOR” THE TRANSACTION COMPENSATION PROPOSAL AND “FOR” THE ADJOURNMENT PROPOSAL.

Our board of directors has fixed the close of business on [●], 2026, as the record date for the special meeting for determination of AIR stockholders entitled to receive notice of, and to vote at, the special meeting of AIR stockholders or any adjournments or postponements thereof. Only holders of record of our common stock at the close of business on the record date for the special meeting are entitled to receive notice of, and to vote at, the special meeting.

Approval of the stock issuance proposal requires, in accordance with Section 713(b) of the NYSE American Company Guide, that the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal. Abstentions and broker non-votes will have no effect on the outcome of this vote.

Approval of the authorized shares proposal requires, pursuant to Section 1.8.1 of AIR’s bylaws and NRS 78.390(1)(a)(1), that the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal. Under Section 1.8.1 of AIR’s bylaws, “votes cast” means all votes cast in favor of and against the proposal and does not include abstentions or broker non-votes. Abstentions and broker non-votes will have no effect on the outcome of this vote.

Approval of the written consent proposal requires, pursuant to NRS 78.390(1)(a)(2), the affirmative vote of the holders of shares representing at least a majority of the voting power of the outstanding shares of AIR common stock entitled to vote thereon as of the record date for the special meeting. A failure to vote, a broker non-vote or an abstention will each have the same effect as a vote “AGAINST” this proposal.

Approval of the transaction compensation proposal is a non-binding, advisory vote. Stockholders are being asked to indicate their approval of the compensation that may be paid or become payable to AIR’s Named Executive Officers in connection with the merger. Because this vote is advisory and non-binding, it will not be determinative of whether such compensation is paid. The vote will be approved if the votes cast “FOR” exceed the votes cast “AGAINST.” Abstentions and broker non-votes will have no effect on the outcome of this vote.

Approval of the adjournment proposal requires that the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal. The approval of the adjournment proposal is not a condition to the consummation of the merger. Abstentions and broker non-votes will have no effect on the outcome of this vote.

A quorum for the special meeting consists of holders of at least 33⅓% of the outstanding shares of AIR common stock entitled to vote, present in person or represented by proxy.

We are not asking our stockholders to approve the merger agreement or the merger.

Your vote is very important. To ensure your representation at the special meeting of our stockholders, please complete and return the enclosed proxy card or submit your vote through the Internet or telephonically. Whether or not you plan to attend the meeting, we urge you to vote. Registered stockholders may vote (i) via the Internet, (ii) by telephone, (iii) by returning a properly executed proxy card or (iv) in person at the special meeting. If your shares are held in the name of a bank, broker or other nominee, follow the instructions you receive from your nominee on how to vote your shares. Registered stockholders who attend the meeting may vote their shares personally even if they previously have voted their shares.

You will need an admission ticket or proof of ownership of our common stock to enter the special meeting. If you hold shares directly in your name as a stockholder of record and have received a copy of our proxy materials, an admission ticket is attached to your printed proxy card. If you plan to attend the special meeting, please vote your proxy prior to the special meeting but keep the admission ticket and bring it with you to the special meeting.

If your shares are held beneficially in the name of a broker, trustee or other nominee and you wish to be admitted to the special meeting, you will have to bring either a copy of the voting instruction form provided by your broker, trustee or other nominee, or a copy of a brokerage statement showing your ownership of our common stock as of [●], 2026.

If you are representing an entity holding shares, then you must present a proxy signed by that entity evidencing that you are authorized to attend the special meeting and vote the shares or are otherwise representing the entity at the special meeting. If you are representing an entity whose shares are held beneficially in the name of a broker, trustee or other nominee, you will have to bring either a copy of the voting instruction form provided by such entity’s broker, trustee or other nominee, or a copy of a brokerage statement showing the entity’s ownership of our common stock as of [●], 2026, in addition to the proxy signed by the entity you are representing.

All stockholders must also present a form of photo identification, such as a valid driver’s license or passport, in order to be admitted to the special meeting.

If you have any questions regarding the accompanying proxy statement, you may contact Advantage Proxy, our proxy solicitor, by calling toll-free at (877) 870-8565. Banks, brokerage firms and other nominees may call collect at (206) 870-8565.

Brian Drisgula
Secretary

This Notice of Special Meeting of Stockholders and proxy statement and form of proxy are first being mailed to AIR stockholders on or about [●], 2026.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement incorporates important business, financial and other information about AIR from other documents that we have filed with the SEC and that are incorporated by reference into this proxy statement. For a listing of documents incorporated by reference into this proxy statement, please see the section entitled “Where You Can Find More Information” beginning on page 127 of this proxy statement. This information is available for you to review at the SEC’s public reference room located at 100 F Street, N.E., Room 1503, Washington, DC 20549, and through the SEC’s website at www.sec.gov.

Any person may request copies of this proxy statement and any of the documents incorporated by reference into this proxy statement or other information concerning AIR, without charge, by written or telephonic request directed to us at 1460 Fifth Avenue, Bay Shore, NY 11706, Attn: Investor Relations, Telephone: (631) 968-5000; or Advantage Proxy, our proxy solicitor, by calling toll-free at (877) 870-8565. Banks, brokerage firms and other nominees may call collect at (206) 870-8565.

ABOUT THIS PROXY STATEMENT

This document constitutes a proxy statement of AIR under Section 14(a) of the Exchange Act. It also constitutes a notice of special meeting with respect to the special meeting at which AIR stockholders will be asked to consider and vote upon the stock issuance proposal, the authorized shares proposal, the written consent proposal, the transaction compensation proposal and the adjournment proposal.

Tenax has provided all information contained in this proxy statement relating to Tenax, and AIR has supplied all information contained in or incorporated by reference into this proxy statement relating to AIR and Merger Sub.

You should rely only on the information contained in or incorporated by reference into this proxy statement. Tenax and AIR have not authorized anyone to provide you with information that is different from that contained in or incorporated by reference into this proxy statement. This proxy statement is dated [●], 2026, and you should not assume that the information contained in this proxy statement is accurate as of any date other than such date. Further, you should not assume that the information incorporated by reference into this proxy statement is accurate as of any date other than the date of the incorporated document.

DEFINITIONS

Unless otherwise indicated or as the context otherwise requires, a reference in this proxy statement to:

●	“2025 Form 10-K” refers to AIR’s annual report on Form 10-K, filed with the SEC on March 27, 2026;

●	“adjournment proposal” refers to a proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the stock issuance proposal, the authorized shares proposal or the written consent proposal;

●	“AIR” or “we” or “our” or “the Company” refers to Air Industries Group, a Nevada corporation;

●	“AIR Board” refers to the board of directors of AIR;

●	“AIR common stock” refers to common stock of AIR, par value $0.001 per share;

●	“AIR RSU” refers to a restricted stock unit of AIR;

●	“AIR RSU award” refers to restricted stock units with respect to shares of AIR common stock granted pursuant to the AIR Stock Plans or otherwise;

●	“AIR stockholders” refers to holders of shares of AIR common stock;

●	“AIR stock options” refers to options to purchase shares of AIR common stock granted pursuant to the AIR Stock Plans or otherwise;

●	“AIR Stock Plans” refers to the AIR 2022 Equity Incentive Plan, the AIR 2017 Equity Incentive Plan, the AIR 2016 Equity Incentive Plan and the AIR 2015 Equity Incentive Plan, each as amended or amended and restated from time to time;

●	“Antitrust Laws” refers to the HSR Act and other applicable antitrust, competition or pre-merger notification laws of any jurisdiction;

●	“authorized shares proposal” refers to the proposal to amend the articles of incorporation of AIR to increase the number of authorized shares of AIR common stock from 20,000,000 to 200,000,000;

●	“business day” refers to any day on which banks are not required or authorized to close in the City of New York;

●	“closing” refers to the closing of the merger;

●	“closing date” refers to the closing date of the merger;

●	“Code” refers to the Internal Revenue Code of 1986;

●	“combined company” refers to AIR following the consummation of the merger;

●	“Debt Adjusted AIR Share Price” refers to the price per share of AIR common stock determined pursuant to a formula set forth in the merger agreement, which adjusts the implied AIR share price based on AIR’s net indebtedness relative to a specified target amount, calculated as of the last day of the calendar month most recently ended more than 15 days prior to the closing date;

●	“DLLCA” refers to the Limited Liability Company Act of the State of Delaware;

●	“DOJ” refers to the U.S. Department of Justice;

●	“EBITDA” refers to earnings before interest, taxes, depreciation and amortization;

●	“effective time” refers to the time the merger becomes effective pursuant to the terms of the merger agreement;

●	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

●	“FTC” refers to the United States Federal Trade Commission;

●	“GAAP” refers to accounting principles generally accepted in the United States of America;

●	“HSR Act” refers to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

●	“IRS” refers to the United States Internal Revenue Service;

●	“ISR” refers to intelligence, surveillance and reconnaissance;

●	“Kipps” refers to KippsDeSanto & Co., financial advisor to AIR;

●	“merger” refers to the merger of Merger Sub with and into Tenax, with Tenax surviving the merger as a wholly owned subsidiary of AIR;

●	“merger agreement” refers to the Agreement and Plan of Merger, dated as of February 16, 2026, among Tenax, AIR and Merger Sub, a copy of which is attached as Annex A to this proxy statement;

●	“Merger Sub” refers to Transitory Air Sub LLC, a Delaware limited liability company and wholly owned subsidiary of AIR;

●	“Named Executive Officers” refers to Scott Glassman (Acting Chief Executive Officer and President) and Luciano Melluzzo (Former President and Chief Executive Officer);

●	“NEH” refers to NTC Equity Holdings, LLC;

●	“NRS” refers to the Nevada Revised Statutes;

●	“NTC Group” refers to The NTC Group, Inc.;

●	“NYSE American” refers to the NYSE American LLC;

●	“record date for the special meeting” refers to [●], 2026;

●	“redemption rights agreement” refers to the redemption rights agreement between AIR and the Rights Agent;

●	“registration rights agreement” refers to the registration rights agreement among AIR, the Tenax Members, the Tenax Warrantholders and NTC Group, as Investors’ Representative;

●	“Rights Agent” refers to Broadridge Corporate Issuer Solutions;

●	“Run-Rate EBITDA” refers to a forward-looking metric that forecasts EBITDA over the next twelve months based on the terms of a company’s current contracts;

●	“SEC” refers to the United States Securities and Exchange Commission;

●	“Securities Act” refers to the Securities Act of 1933, as amended;

●	“special meeting” refers to the special meeting of AIR stockholders to be held on [●], 2026;

●	“stock issuance proposal” refers to the proposal to approve the issuance of AIR common stock as merger consideration pursuant to the terms of the merger agreement, in compliance with Section 713(b) of the NYSE American Company Guide, resulting in a change of control of AIR;

●	“Tenax” refers to Tenax Aerospace Acquisition, LLC, a Delaware limited liability company;

●	“Tenax Members” refers to the holders of the membership interests of Tenax;

●	“Tenax units” refers to each membership unit of Tenax;

●	“Tenax Warrantholders” refers to AEAMF Aero Funding LLC, ACSF Aero Funding LLC, MMPDFII Aero Blocker, LLC and MetLife Middle Market Private Debt Fund II, LP;

●	“trading day” refers to a day on which the principal national securities exchange on which shares of AIR common stock are listed or admitted to trading is open for the transaction of business or, if such shares of AIR common stock are not listed or admitted to trading on any national securities exchange, a business day;

●	“transaction compensation proposal” refers to the proposal to approve an advisory resolution regarding the compensation that may be paid or become payable to our Named Executive Officers in connection with the merger;

●	“transaction documents” refers to, collectively, the merger agreement, the AIR stockholder support agreement, the Tenax Member support agreements, the Tenax Member lock-up agreements, the redemption rights agreement, the registration rights agreement, the certificate of merger and all other contracts delivered or required to be delivered by any party to the merger agreement at or prior to the closing pursuant to the merger agreement;

●	“Transactions” refers to the transactions contemplated by the transaction documents, including the merger, the tender offer and the issuance of the redemption rights;

●	“U.S.” refers to the United States of America; and

●	“written consent proposal” refers to the proposal to amend the articles of incorporation of AIR to authorize stockholder action by written consent in lieu of a stockholder meeting at any time while NTC Group, Thomas Foley and Taran Bakker and their respective affiliates collectively beneficially own at least a majority of the voting power of the outstanding shares of AIR common stock.

i

Annex A	Agreement and Plan of Merger, dated as of February 16, 2026, by and among Tenax, AIR and Merger Sub
Annex B	Opinion of KippsDeSanto & Co.
Annex C	Form of Redemption Rights Agreement
Annex D	Form of Registration Rights Agreement

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers are intended to briefly address some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as our stockholder. Please refer to the section entitled “Summary” beginning on page 10 of this proxy statement and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the information incorporated by reference into this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 127 of this proxy statement.

Q:	Why am I receiving this proxy statement and proxy card?

A:	We have entered into the merger agreement pursuant to which Merger Sub will be merged with and into Tenax, with Tenax surviving the merger as a wholly owned subsidiary of AIR, which will remain a publicly traded corporation listed on NYSE American under the symbol “AIRI”.

Tenax is an aerospace and defense supplier providing special mission aircraft and related aviation equipment and services to the U.S. and Canadian governments and other customers. The company focuses on enduring special mission aviation programs critical to national security and the public interest, including aerial fire fighting, airborne ISR, airborne engagement simulation and airborne sensor testing and training.

At the time of the merger, we will issue shares of AIR common stock to the Tenax Members as merger consideration. Pursuant to the merger agreement, the base merger consideration consists of 94,400,000 shares of AIR common stock, subject to adjustment in accordance with the terms of the merger agreement. The exact number of shares of AIR common stock to be issued to the Tenax Members will be determined in accordance with the adjustment mechanism set forth in the merger agreement, pursuant to which the implied per share price of AIR common stock is adjusted based on AIR’s net indebtedness relative to a target amount specified in the merger agreement.

As of March 31, 2026, the Debt Adjusted AIR Share Price would be equal to approximately $3.16, resulting in the issuance of approximately 122,560,607 shares of AIR common stock to the Tenax Members. The final merger consideration and resulting ownership percentages will be determined based on calculations derived from the closing capitalization schedule that AIR is required to deliver prior to closing. After the closing, the Tenax Members are expected to own approximately 96% of our outstanding AIR common stock, while our existing stockholders are expected to own approximately 4% of outstanding AIR common stock, in each case, subject to adjustment in accordance with the terms of the merger agreement, including as a result of changes in the Debt Adjusted AIR Share Price, which may affect the number of shares to be issued.

Consummation of the merger is subject to approval by the AIR stockholders of the stock issuance proposal, the authorized shares proposal and the written consent proposal. We are holding the special meeting of our stockholders to ask our stockholders to consider and vote upon (i) the stock issuance proposal, (ii) the authorized shares proposal, (iii) the written consent proposal, (iv) the transaction compensation proposal and (v) the adjournment proposal.

This proxy statement is being delivered to you by mail as our stockholder of record, as of the record date for the special meeting, in connection with the solicitation by the AIR Board of proxies to be voted at the special meeting. As a stockholder of record on the record date for the special meeting, you are invited to attend the special meeting and are entitled to and are requested to vote on the items of business described in this proxy statement. This proxy statement includes important information about the merger, the merger agreement, a copy of which is attached as Annex A to this proxy statement, and the special meeting. You should read this information carefully and in its entirety before making any voting decisions.

Q:	What items of business will be voted on at the special meeting?

A:	The items of business scheduled for the special meeting are:

Proposal 1: The stock issuance proposal.

Proposal 2: The authorized shares proposal.

Proposal 3: The written consent proposal.

Proposal 4: The transaction compensation proposal.

Proposal 5: The adjournment proposal.

Q:	How does the AIR Board recommend that I vote?

A:	The AIR Board unanimously recommends a vote:

1.	FOR the stock issuance proposal;

2.	FOR the authorized shares proposal;

3.	FOR the written consent proposal;

4.	FOR the transaction compensation proposal; and

5.	FOR the adjournment proposal.

Q:	What is the voting requirement to approve each of the proposals?

A:	The following voting requirements will be in effect for each proposal described in this proxy statement:

Proposal 1. Approval of the stock issuance proposal requires that the number of shares voted “FOR” the stock issuance proposal must exceed the number of votes cast “AGAINST” the stock issuance proposal. Abstentions and broker non-votes will have no effect.

Proposal 2. Approval of the authorized shares proposal requires that the number of shares voted “FOR” the authorized shares proposal must exceed the number of votes cast “AGAINST” the authorized shares proposal. Abstentions and broker non-votes will have no effect.

Proposal 3. Approval of the written consent proposal requires the affirmative vote of the holders of shares representing at least a majority of the voting power of the outstanding shares of AIR common stock entitled to vote thereon as of the record date for the special meeting. A failure to vote, a broker non-vote or an abstention will each have the same effect as a vote “AGAINST” this proposal.

Proposal 4. Approval of the transaction compensation proposal (on a non-binding, advisory basis) requires that the number of shares voted “FOR” the transaction compensation proposal must exceed the number of votes cast “AGAINST” the transaction compensation proposal. Abstentions and broker non-votes will have no effect.

Proposal 5. Approval of the adjournment proposal requires that the number of shares voted “FOR” the adjournment proposal must exceed the number of votes cast “AGAINST” the adjournment proposal. Abstentions and broker non-votes will have no effect.

Q:	What will happen to my shares of AIR common stock, my AIR stock options and my AIR RSUs in connection with the merger?

A:	Upon completion of the merger, your shares of AIR common stock will remain outstanding and will not be converted into or exchanged for any other securities or cash. Your AIR stock options and your AIR RSUs will also remain outstanding and will continue on the same terms and conditions as were applicable immediately prior to the effective time. As a result of the issuance of the merger consideration to the Tenax Members, however, the overall ownership percentage of current AIR stockholders will be diluted upon completion of the merger.

Q:	Will I receive anything if the merger is completed?

A:	Within five business days following the closing, if the volume weighted average price of AIR common stock during the 20 trading days ending on the trading day immediately preceding the closing date is less than the Debt Adjusted AIR Share Price, AIR will commence a tender offer to purchase up to 1,000,000 shares of AIR common stock at a purchase price equal to the Debt Adjusted AIR Share Price, net to the holders of AIR common stock immediately prior to the merger in cash, without interest. The tender offer will remain open for not less than 20 business days, subject to extension by AIR under certain circumstances. See the section entitled “The Merger Agreement—Covenants and Agreements—Tender Offer” beginning on page 88 of this proxy statement.

In addition, prior to the closing, AIR will declare and issue, as a dividend to AIR stockholders as of the trading day immediately preceding the closing date, a right to cause AIR to redeem shares of AIR common stock that such AIR stockholders then own and continue to own on the first anniversary of the closing (a “Redemption Right”). The Redemption Rights will entitle the holders thereof to require AIR to purchase all or a portion of such AIR stockholder’s shares of AIR common stock for a redemption price, payable in cash, equal to 107.3% of the Debt Adjusted AIR Share Price, if the volume weighted average price of AIR common stock during the 20 trading days preceding the first anniversary of the closing is lower than 107.3% of the Debt Adjusted AIR Share Price. The Redemption Rights will not be transferable. See the section entitled “Other Related Agreements—Redemption Rights Agreement” beginning on page 94 of this proxy statement.

Q:	What will the capital structure of AIR be after the consummation of the merger?

A:	As a result of the merger, the AIR stockholders as of immediately prior to the effective time will collectively own approximately 4% of the outstanding shares of AIR common stock, on a fully diluted basis, and the Tenax Members will collectively own approximately 96% of the outstanding shares of AIR common stock, on a fully diluted basis, in each case, subject to adjustment in accordance with the terms of the merger agreement, including as a result of changes in the Debt Adjusted AIR Share Price, which may affect the number of shares to be issued. Following the merger, AIR will remain a publicly traded corporation, and shares of AIR common stock will continue to be listed on the NYSE American.

Q:	Who will serve on the AIR Board following the merger?

A:	In accordance with the merger agreement and concurrent with the merger, the AIR Board will be reconstituted such that it consists of two directors jointly designated by AIR and Tenax and at least six additional directors designated by Tenax. See the section entitled “The Merger—Governance of AIR Following the Merger” beginning on page 70 of this proxy statement.

Q:	Am I entitled to exercise dissenter’s rights in connection with the Transactions?

A:	No. Pursuant to the NRS, there are no dissenter’s rights available to the AIR stockholders in connection with the Transactions.

Q:	Do any of the AIR directors or executive officers have interests in the merger that may differ from or be in addition to my interests as an AIR stockholder?

A:	AIR’s directors and executive officers have certain interests in the merger that are different from, or in addition to, the interests of the AIR stockholders generally. The members of the AIR Board were aware of and considered these interests, among other matters, in evaluating, negotiating and approving the merger agreement and in determining to recommend that AIR stockholders approve the stock issuance proposal, the authorized shares proposal and the written consent proposal. See the section entitled “The Merger—Interests of AIR’s Directors and Executive Officers in the Merger” beginning on page 59 of this proxy statement.

Q:	What are the material U.S. federal income tax consequences of the Transactions to the AIR stockholders?

Q1:	Will I be taxed upon receipt of my Redemption Rights?

A1.	The U.S. federal income tax consequences of your receipt of Redemption Rights is unclear. We intend to take the position that your receipt of the Redemption Rights constitutes an “open transaction”. Absent a change in law requiring otherwise after the date of the redemption rights agreement, we will not report the issuance of the Redemption Rights to you as a current distribution. This position may be challenged by the IRS, in which case you could be required to recognize taxable income in respect of your Redemption Rights without the corresponding receipt of cash. For a more complete description of the material U.S. federal income tax consequences of your receipt of Redemption Rights, including possible alternative tax treatments, see the section entitled “Material U.S. Federal Income Tax Consequences of the Transactions—Redemption Rights” beginning on page 121 of this proxy statement.

Q2.	Will I be taxed as a result of the merger?

A2.	You will not recognize gain or loss for U.S. federal income tax purposes as a result of the merger and your holding period in your AIR common stock will remain unchanged.

Q3.	Will I be taxed as a result of the tender offer?

A3.	If you tender some or all of your AIR common stock in the tender offer, your receipt of cash in exchange for such tendered AIR common stock will be a taxable event for U.S. federal income tax purposes. The receipt of cash generally will be treated as a sale or exchange eligible for capital gains or loss treatment. See the section entitled “Material U.S. Federal Income Tax Consequences of the Transactions—The Tender Offer” beginning on page 122 of this proxy statement.

Q:	When is the merger expected to be completed?

A:	Subject to the satisfaction or waiver of the closing conditions described under the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 89 of this proxy statement, including the approval of the stock issuance proposal, the authorized shares proposal and the written consent proposal by our stockholders at the special meeting, we and Tenax currently expect that the merger will be completed during July 2026. However, it is possible that factors outside the control of both companies could result in the merger being completed at a different time or not at all.

Q:	Are there any risks that I should consider in deciding whether to vote for the stock issuance proposal, the authorized shares proposal and the written consent proposal?

A:	Yes. You should read and carefully consider the risks described in the section entitled “Risk Factors” beginning on page 25 of this proxy statement. You also should read and carefully consider the risk factors relating to AIR contained in the documents that are incorporated by reference into this proxy statement, including our 2025 Form 10-K.

Q:	What are the conditions to the completion of the merger?

A:	In addition to approval by our stockholders of the stock issuance proposal, the authorized shares proposal and the written consent proposal as described above, completion of the merger is subject to the satisfaction or waiver of a number of other conditions, including, among others, approval for the listing of the AIR common stock to be issued as merger consideration on the NYSE American, receipt of certain required regulatory approvals, the accuracy of representations and warranties in the merger agreement (subject to certain materiality exceptions, other customary exceptions and customary cure rights), the absence of a material adverse effect on Tenax or AIR and Tenax’s and AIR’s performance in all material respects of their respective obligations under the merger agreement. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 89 of this proxy statement.

Q:	Is consummation of the merger contingent upon any future approval by the Tenax Members?

A:	No. Concurrently with entering into the merger agreement, Tenax has obtained all approvals and consents of the Tenax Members necessary to effect the merger and the other Transactions. No further approvals by the Tenax Members are required to consummate the merger or the other Transactions other than those already obtained.

Q:	What happens if the merger is not completed?

A:	If the stock issuance proposal, the authorized shares proposal and the written consent proposal are not approved by our stockholders or if the merger is not completed for any other reason, the AIR and Tenax businesses will not be combined. Accordingly, the Tenax Members will not receive shares of AIR common stock and the AIR stockholders will not be entitled to participate in the tender offer, as applicable, or receive or exercise their Redemption Rights. If the merger agreement is terminated, under specified circumstances, we may be required to pay Tenax a termination fee of $1.25 million, and, if the merger agreement is terminated in certain other specified circumstances, Tenax may be required to pay us a reverse termination fee of $1.25 million. See the section entitled “The Merger Agreement—Termination of the Merger Agreement; Termination Fees” beginning on page 90 of this proxy statement.

Q:	What happens if the transaction compensation proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to AIR’s Named Executive Officers in connection with the merger is not approved?

A:	Approval, on a non-binding, advisory basis, of the compensation that may be paid or become payable to AIR’s Named Executive Officers in connection with the merger is not a condition to consummation of the merger. The vote on the transaction compensation proposal is a non-binding, advisory vote. If the merger is completed, AIR may be obligated to pay all or a portion of this compensation to its Named Executive Officers in connection with the merger or certain terminations of employment following the merger, even if AIR stockholders fail to approve the transaction compensation proposal.

Q:	Does my vote matter?

A:	Yes. The merger cannot be completed unless the stock issuance proposal, the authorized shares proposal and the written consent proposal are approved by our stockholders.

The effect of your vote depends on which proposal is being considered:

For the written consent proposal, if you fail to submit a proxy or vote in person at the special meeting, if your broker, bank or other nominee does not receive voting instructions from you, or if you vote to abstain, this will have the same effect as a vote “AGAINST” the proposal, because approval requires the affirmative vote of at least a majority of the voting power of all outstanding shares of AIR common stock entitled to vote as of the record date for the special meeting.

For the stock issuance proposal, the authorized shares proposal, the transaction compensation proposal and the adjournment proposal, a failure to vote, a broker non-vote or an abstention will have no effect on the outcome of the applicable vote, because approval requires only that the votes cast “FOR” exceed the votes cast “AGAINST,” and abstentions and broker non-votes are not counted as votes cast.

Q:	What shares can I vote at the special meeting?

A:	The AIR Board has fixed the close of business on [●], 2026, as the record date for the special meeting. Only holders of record of the outstanding shares of AIR common stock at the close of business on the record date for the special meeting are entitled to vote at the special meeting or any adjournments thereof.

As of the close of business on the record date for the special meeting, we had [●] shares of AIR common stock issued and outstanding. A holder of shares of AIR common stock is entitled to one vote, in person or by proxy, for each share of AIR common stock on all matters properly brought before the special meeting.

Q:	How many shares must be present or represented to conduct business at the special meeting?

A:	The presence, in person or by proxy, of the holders of 33⅓% in voting power of the outstanding shares of stock entitled to vote at the special meeting or any adjournment thereof is necessary to constitute a quorum to transact business. However, approval of the written consent proposal requires that the holders of at least a majority of the voting power of the outstanding shares of AIR common stock outstanding as of the record date for the special meeting vote in favor of the written consent proposal. Accordingly, approval of the written consent proposal will require the participation of a greater number of AIR stockholders than the minimum needed to establish a quorum.

Abstentions and broker non-votes (shares held by brokers, trustees or other nominees as to which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners of such shares or persons entitled to vote on the matter) will be counted as present at the special meeting for the purpose of determining whether a quorum is present. If your shares are held by a broker, trustee or other nominee on your behalf and you do not instruct the broker, trustee or other nominee as to how to vote these shares on Proposal 1 (the stock issuance proposal), Proposal 2 (the authorized shares proposal), Proposal 3 (the written consent proposal), Proposal 4 (the transaction compensation proposal) and Proposal 5 (the adjournment proposal), the broker, trustee or other nominee may not exercise discretion to vote for or against those proposals. This would be a “broker non-vote”. For Proposal 1 (the stock issuance proposal), Proposal 2 (the authorized shares proposal), Proposal 4 (the transaction compensation proposal) and Proposal 5 (the adjournment proposal), these shares will not be counted as having been voted and therefore will have no effect on the vote for that proposal, assuming a quorum is present. For Proposal 3 (the written consent proposal), a broker non-vote will have the same effect as a vote “AGAINST” such proposal. Please instruct your broker, trustee or other nominee so your vote can be counted.

Q:	How can I vote my shares at the special meeting?

A:	Shares held in your name as the stockholder of record may be voted in person at the special meeting. Shares for which you are the beneficial owner, but not the stockholder of record, may be voted in person at the special meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares.

Even if you plan to attend the special meeting, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to attend the special meeting. Voting in person at the special meeting will revoke any previously submitted proxy.

Q:	How can I vote my shares without attending the special meeting?

A:	If you are a stockholder as of the record date for the special meeting, you may cast your vote in one of the following ways:

By Internet—Stockholders who have received a proxy card or voting instruction form may vote over the Internet by visiting the website indicated and following the instructions on the proxy card or voting instruction form.

By Telephone—Stockholders of record who live in the United States or Canada may submit proxies by telephone by calling 1-800-690-6903 and following the instructions. Stockholders of record who have received a proxy card by mail must have the control number that appears on their proxy card available when voting. Most stockholders who are beneficial owners of their shares, but not stockholders of record, living in the United States or Canada and who have received a voting instruction form may vote by phone, by calling the number specified on the voting instruction form provided by their broker, trustee or nominee. Those stockholders should check the voting instruction form for telephone voting availability.

By Mail—Stockholders who have received a proxy card or voting instruction form may submit proxies by completing, signing and dating their proxy card or voting instruction form and mailing it in the accompanying pre-addressed envelope.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 P.M. (Eastern Time) on [●], 2026. Votes cast by mail must be received in sufficient time to allow processing. Shares represented by duly executed proxies in the accompanying proxy card or voting instruction form will be voted in accordance with the instructions indicated on such proxies or voting instruction forms and, if no such instructions are indicated thereon, will be voted (i) FOR the stock issuance proposal, (ii) FOR the authorized shares proposal, (iii) FOR the written consent proposal, (iv) FOR the transaction compensation proposal and (v) FOR the adjournment proposal.

Q:	What if I want to change my vote?

A:	If the enclosed proxy card or voting instruction form is signed and returned, you may, nevertheless, revoke it at any time prior to the special meeting by (i) filing a written notice of revocation with the person or persons named on the proxy card or voting instruction form; (ii) attending the special meeting and voting the shares covered thereby in person; or (iii) delivering to the addressee named in the enclosed proxy card or voting instruction form another duly executed proxy card or voting instruction form dated subsequent to the date of the proxy card or voting instruction form to be revoked.

Q:	When and where is the special meeting?

A:	The special meeting will be held at 1460 Fifth Avenue, Bay Shore, New York 11706 on [●], 2026, at [●] [A.M./P.M.], Eastern Time, or at any adjournments thereof, for the purposes stated in the Notice of Special Meeting of Stockholders.

Q:	Do I need a ticket to attend the special meeting?

A:	If you plan to attend the special meeting in person: You will need an admission ticket or proof of ownership of our common stock to enter the special meeting. If you hold shares directly in your name as a stockholder of record and have received a copy of our proxy materials, an admission ticket is attached to your printed proxy card. If you plan to attend the special meeting, please vote your proxy prior to the special meeting but keep the admission ticket and bring it with you to the special meeting.

If your shares are held beneficially in the name of a broker, trustee or other nominee and you wish to be admitted to the special meeting, you will have to bring either a copy of the voting instruction form provided by your broker, trustee or other nominee, or a copy of a brokerage statement showing your ownership of our common stock as of [●], 2026.

If you are representing an entity holding shares, then you must present a proxy signed by that entity evidencing that you are authorized to attend the special meeting and vote the shares or are otherwise representing the entity at the special meeting. If you are representing an entity whose shares are held beneficially in the name of a broker, trustee or other nominee, you will have to bring either a copy of the voting instruction form provided by such entity’s broker, trustee or other nominee, or a copy of a brokerage statement showing the entity’s ownership of our common stock as of [●], 2026, in addition to the proxy signed by the entity you are representing.

All stockholders must also present a form of photo identification, such as a valid driver’s license or passport, in order to be admitted to the special meeting.

Q:	What should I do if I receive more than one copy of the proxy materials?

A:	You may receive more than one copy of the proxy materials, including multiple paper copies of this proxy statement and multiple proxy cards or voting instruction forms.

For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you may receive more than one proxy card. If you hold your shares through a broker, trustee or another nominee, rather than owning shares registered directly in your name, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are entitled to direct the voting of your shares by your intermediary. Your intermediary will forward the proxy materials to you with a voting instruction form or provide electronic access to the materials and to voting facilities. To vote all of your shares by proxy, you must complete, sign, date and return each proxy card and voting instruction form that you receive.

Q:	How may I obtain a copy of AIR’s 2025 Form 10-K and other financial information?

A:	Stockholders may request a free copy of our 2025 Form 10-K by writing to us at the following address:

1460 Fifth Avenue
Bay Shore, NY 11706
Attn: Investor Relations
Telephone: (631) 968-5000

Alternatively, stockholders can contact AIR’s proxy solicitor, Advantage Proxy, by calling toll-free at (877) 870-8565 or, for banks, brokerage firms and other nominees, collect at (206) 870-8565. In addition, stockholders may obtain free copies of the documents AIR files with the SEC by going to AIR’s Internet website at www.investors.airindustriesgroup.com under the “Financials” heading and then under the “SEC Filings” link. The Internet website address of AIR is provided as an inactive textual reference only.

We also will furnish any exhibit to our 2025 Form 10-K if specifically requested. You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 127 of this proxy statement.

Q:	Who can help answer any other questions I have?

A:	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of this proxy statement or the enclosed proxy card, please contact Advantage Proxy, our proxy solicitor, by calling toll-free at (877) 870-8565. Banks, brokerage firms and other nominees may call collect at (206) 870-8565.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	We have engaged Advantage Proxy to assist in the solicitation of proxies for the special meeting. We estimate that we will pay Advantage Proxy a fee of $10,000 to $12,500 plus an additional nominal fee per incoming and outgoing telephone contact. We have agreed to reimburse Advantage Proxy for certain out-of-pocket fees and expenses and also will indemnify Advantage Proxy against certain losses, claims, damages, liabilities or expenses. We also may reimburse banks, brokerage firms, other nominees or their respective agents for their expenses in forwarding proxy materials to beneficial owners of our common stock. Our directors, officers and employees also may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Who will serve as inspector of elections?

A:	The inspector of elections will be a representative from Broadridge Corporate Issuer Solutions.

Q:	Can additional matters be presented at the special meeting?

A:	No. Business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the Notice of Special Meeting of Stockholders.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you as our stockholder. Accordingly, we encourage you to read this entire proxy statement, its annexes and the information incorporated by reference herein carefully. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 127 of this proxy statement.

Parties to the Merger (page 46)

Air Industries Group
1460 Fifth Avenue
Bay Shore, NY 11706
(631) 968-5000

AIR is a manufacturer of precision components and assemblies for large aerospace and defense prime contractors. Its products include landing gears, flight controls, engine mounts and components for aircraft jet engines, ground turbines and other complex machines. Whether it is a small individual component or complete assembly, its high-quality and highly reliable products are used in mission-critical operations essential for the safety of military personnel and civilians. AIR operates two primary manufacturing facilities located in Bay Shore, New York, and Barkhamsted, Connecticut, and currently employs approximately 175 people.

AIR common stock is listed on the NYSE American under the symbol “AIRI”.

Tenax Aerospace Acquisition, LLC
400 West Parkway Place, Suite 201
Ridgeland, MS 39157
(601) 352-1107

Tenax is an aerospace and defense supplier providing special mission aircraft and related aviation equipment and services to the U.S. and Canadian governments and other customers.  The company focuses on enduring special mission aviation programs critical to national security and the public interest, including aerial fire fighting, airborne ISR, airborne engagement simulation and airborne sensor testing and training.  Founded in 2001, Tenax is privately owned and headquartered in Ridgeland, Mississippi.  Tenax currently employs approximately 233 people.

Transitory Air Sub LLC
1460 Fifth Avenue
Bay Shore, NY 11706
(631) 968-5000

Merger Sub was formed solely for the purpose of facilitating the merger and the Transactions. Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the merger and the Transactions. Pursuant to the merger agreement, at the effective time, Merger Sub will be merged with and into Tenax, with Tenax surviving the merger as a wholly owned subsidiary of AIR.

The Merger (page 47)

The terms and conditions of the merger are contained in the merger agreement, which is included in this proxy statement as Annex A and is incorporated herein by reference in its entirety. The rights and obligations of each of Tenax, AIR and Merger Sub are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this proxy statement. Our stockholders are urged to read the merger agreement as well as this proxy statement carefully and in their entirety before making any voting decisions, including the approval of the stock issuance proposal, the authorized shares proposal and the written consent proposal.

Pursuant to the merger agreement, at the effective time, Merger Sub will be merged with and into Tenax, with Tenax surviving the merger as a wholly owned subsidiary of AIR.

Conversion of Securities; Adjustments to the Merger Consideration (page 47)

At the effective time, Tenax units issued and outstanding immediately prior to the effective time will be converted into the right to receive the portion of the merger consideration allocated in respect thereof. Pursuant to the merger agreement, the merger consideration consists of 94,400,000 shares of AIR common stock, subject to adjustment in accordance with the terms of the merger agreement. The allocation of the merger consideration among the Tenax Members will be set forth in the capitalization schedule, which Tenax is required to deliver no less than two business days prior to the closing. If calculated, solely for illustrative purposes, as adjusted as of March 31, 2026, the merger consideration would consist of approximately 122,560,607 shares of AIR common stock to be issued to the Tenax Members.

Ownership of AIR Following the Merger (page 47)

As a result of the merger, the AIR stockholders as of immediately prior to the effective time will collectively own approximately 4% of the outstanding shares of AIR common stock, on a fully diluted basis, and the Tenax Members will collectively own approximately 96% of the outstanding shares of AIR common stock, on a fully diluted basis, in each case, subject to adjustment in accordance with the terms of the merger agreement, including as a result of changes in the Debt Adjusted AIR Share Price, which may affect the number of shares to be issued. Accordingly, the merger will result in substantial dilution to existing AIR stockholders, and the Tenax Members will have a controlling interest in AIR following completion of the merger. Following the merger, AIR will remain a publicly traded corporation, and shares of AIR common stock will continue to be listed on the NYSE American.

Governance of AIR Following the Merger (page 70)

Board of Directors

Following the consummation of the merger, the AIR Board will be composed of no fewer than eight directors, which shall consist only of (i) no fewer than six individuals designated by Tenax and (ii) two individuals to be mutually agreed upon by Tenax and AIR to hold office in accordance with the articles of incorporation and bylaws of AIR.

As of the date of this proxy statement, the individuals who will serve as directors of AIR following the consummation of the merger have not yet been determined.

Following the consummation of the merger, the audit committee of the AIR Board (the “Audit Committee”) will be composed of members who meet the independence requirements set forth by the SEC, in the NYSE American listing requirements and the Audit Committee charter. Each member of the Audit Committee will be financially literate in accordance with the NYSE American listing requirements.

Management

AIR’s executive team following the merger will be identified prior to the closing, and we expect to draw on the leadership teams of AIR and Tenax.

Tenax and its members, through the date on which the merger agreement was signed by all parties, made no arrangements with, and made no offers to, any members of AIR’s management team regarding continued employment with AIR.

Controlled Company

Following the consummation of the merger, AIR will be a “controlled company” for purposes of Section 801(a) of the NYSE American Company Guide and, if and for so long as it so qualifies, intends to rely on exemptions from certain governance standards.

Under Section 801(a), a company in which over 50% of the voting power is held by an individual, a group or another company is a “controlled company” and is exempt from certain corporate governance requirements, including requirements that (1) a majority of AIR’s board of directors consist of independent directors, (2) director nominees be selected or recommended for selection by a majority of the independent directors or by a nominating committee composed solely of independent directors and (3) compensation of the chief executive officer be determined or recommended to the board of directors by a majority of its independent directors or by a compensation committee composed of independent directors. The controlled company exemption does not modify the independence requirements for the Audit Committee, and AIR intends to continue to comply with the requirements of the NYSE American rules with respect thereto.

Smaller Reporting Company

Following the consummation of the merger, AIR is expected to qualify as a “Smaller Reporting Company” for purposes of Section 801(h) of the NYSE American Company Guide and, if and for so long as it so qualifies, intends to rely on exemptions from certain governance standards.

Under Section 801(h), a company that satisfies the definition of smaller reporting company in Rule 12b-2 of the Exchange Act, meaning it is an issuer that is not an investment company, an asset-backed issuer or a majority-owned subsidiary of a parent that is not a smaller reporting company and that (1) has a public float of less than $250 million or (2) has annual revenues of less than $100 million and either (i) no public float or (ii) a public float of less than $700 million, is a “Smaller Reporting Company”. Smaller Reporting Companies are only required to maintain a board of directors composed of at least 50% independent directors (rather than a majority of independent directors) and an audit committee of at least two independent members (rather than three independent members). In addition, Smaller Reporting Companies are not subject to the same independence requirements for the compensation committee and compensation consultants.

Recommendation of the AIR Board; AIR’s Reasons for the Merger (page 56)

After careful consideration, the AIR Board unanimously (i) determined that the merger agreement and the Transactions are fair to and in the best interests of AIR and its stockholders and (ii) adopted and approved the merger agreement and the Transactions, on the terms and subject to the conditions set forth in the merger agreement. Accordingly, the AIR Board unanimously recommends that AIR’s stockholders vote “FOR” the stock issuance proposal, the authorized shares proposal, the written consent proposal, the transaction compensation proposal and the adjournment proposal. For more information on AIR’s reasons for the merger and the recommendation of the AIR Board, see the section entitled “The Merger—Recommendation of the AIR Board; AIR’s Reasons for the Merger” beginning on page 56 of this proxy statement.

Opinion of AIR’s Financial Advisor (page 62)

AIR retained Kipps to act as its financial advisor in connection with the Transactions. As part of this engagement, the AIR Board requested that Kipps evaluate the fairness to the holders of the AIR common stock, from a financial point of view, of the unadjusted redemption price. At the meeting of the AIR Board on February 13, 2026, Kipps rendered its oral opinion to the AIR Board that as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions described in Kipps’s written opinion, an unadjusted redemption price of $4.21 was fair, from a financial point of view, to the holders of the AIR common stock. On February 17, 2026, Kipps delivered to the AIR Board a written opinion and an updated presentation, each dated February 17, 2026, confirming that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions described in such opinion, an unadjusted redemption price of $4.18 was fair, from a financial point of view, to the holders of the AIR common stock.

AIR stockholders should be aware that Kipps’s written opinion was based on an assumed redemption price of $4.18 per share, which was calculated assuming at the direction of AIR’s management that AIR’s net indebtedness at closing equals the AIR Debt Target Amount of $24,600,000. The actual redemption price will be determined pursuant to the merger agreement based on AIR’s actual net indebtedness as set forth in a closing capitalization schedule to be provided immediately prior to closing and may differ materially from the assumption used by Kipps. If calculated based on AIR’s net indebtedness as of March 31, 2026, the redemption price would be approximately $3.16 per share.

The full text of the written opinion of Kipps, dated February 17, 2026, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B and is incorporated herein by reference into this proxy statement in its entirety. The summary of the opinion of Kipps in this proxy statement is qualified in its entirety by reference to the full text of the written opinion. You are urged to read Kipps’s opinion carefully and in its entirety. Kipps’s opinion was addressed to, and provided for the information and benefit of, the AIR Board (in its capacity as such) in connection with its evaluation of the Transactions. The opinion does not constitute a recommendation to the AIR Board or to any other persons in respect of the Transactions, including as to how any holder of shares of AIR common stock should vote or act in respect of the Transactions. Kipps’s opinion does not address the relative merits of the Transactions as compared to other business or financial strategies that might be available to AIR, nor does it address the underlying business decision of AIR to engage in the Transactions.

For more information, see the section entitled “The Merger—Opinion of AIR’s Financial Advisor” beginning on page 62 of this proxy statement and the full text of the written opinion of Kipps attached as Annex B to this proxy statement.

Information About the Special Meeting (page 41)

The special meeting will be held on [●], 2026, at [●] [A.M./P.M.], Eastern Time, at 1460 Fifth Avenue, Bay Shore, New York 11706. The special meeting is being held in order to vote on the stock issuance proposal, the authorized shares proposal, the written consent proposal, the transaction compensation proposal and the adjournment proposal. The merger cannot be completed unless the stock issuance proposal, the authorized shares proposal and the written consent proposal are approved by our stockholders.

The following voting requirements will be in effect for each proposal described in this proxy statement:

●	Approval of the stock issuance proposal requires that the number of shares voted “FOR” the stock issuance proposal must exceed the number of votes cast “AGAINST” the stock issuance proposal. Abstentions and broker non-votes will have no effect.

●	Approval of the authorized shares proposal requires that the number of shares voted “FOR” the authorized shares proposal must exceed the number of votes cast “AGAINST” the authorized shares proposal. Abstentions and broker non-votes will have no effect.

●	Approval of the written consent proposal requires the affirmative vote of the holders of shares representing at least a majority of the voting power of the outstanding shares of AIR common stock entitled to vote thereon as of the record date for the special meeting. A failure to vote, a broker non-vote or an abstention will each have the same effect as a vote “AGAINST” this proposal.

●	Approval of the transaction compensation proposal (on a non-binding, advisory basis) requires that the number of shares voted “FOR” the transaction compensation proposal must exceed the number of votes cast “AGAINST” the transaction compensation proposal. Abstentions and broker non-votes will have no effect.

●	Approval of the adjournment proposal requires that the number of shares voted “FOR” the adjournment proposal must exceed the number of votes cast “AGAINST” the adjournment proposal. Abstentions and broker non-votes will have no effect.

The AIR Board has fixed the close of business on [●], 2026, as the record date for the special meeting. Only holders of record of the outstanding shares of AIR common stock at the close of business on the record date for the special meeting are entitled to vote at the special meeting or any adjournments thereof.

As of the close of business on the record date for the special meeting, we had [●] shares of AIR common stock issued and outstanding. A holder of shares of AIR common stock is entitled to one vote, in person or by proxy, for each share of AIR common stock on all matters properly brought before the special meeting.

Interests of AIR’s Directors and Executive Officers in the Merger (page 59)

In considering the recommendation of the AIR Board, AIR stockholders should be aware that certain directors and executive officers of AIR have interests in the Transactions that may be different from, or in addition to, the interests they may have as stockholders. The members of the AIR Board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, in approving the merger agreement and in determining to recommend that stockholders approve the stock issuance proposal, the authorized shares proposal and the written consent proposal. Specifically, Michael Taglich and Robert Taglich, directors of AIR, hold subordinated notes, which will be repaid at closing pursuant to the merger agreement. In addition, AIR RSUs and AIR stock option awards (collectively, “AIR Equity Awards”) issued under the AIR Stock Plans and associated award agreements will continue on the same terms and conditions, and will be eligible for accelerated vesting upon a termination without “cause” within two years following the effective time. Pursuant to the terms of the applicable award agreements, certain holders may also be entitled to additional time in which to exercise any stock options if their engagement by AIR is terminated under prescribed circumstances.

For more information, see the section of this proxy statement entitled “The Merger—Interests of AIR’s Directors and Executive Officers in the Merger” beginning on page 59 of this proxy statement.

Interests of Certain Participants in the Solicitation (page 62)

Our directors and executive officers may solicit proxies by telephone or otherwise in respect of the proposals to be considered at the special meeting and may be deemed to be “participants” under the SEC rules in regard to such solicitation of AIR stockholders. AIR stockholders should be aware that all of the directors and Messrs. Glassman and Drisgula have interests in the merger that may be different from, or in addition to, those of AIR stockholders generally. All of our directors and Mr. Glassman will benefit from the treatment of outstanding AIR RSUs and AIR stock options, and Michael Taglich and Robert Taglich will benefit from the payment of subordinated notes held by them as more fully described under “The Merger—Interests of AIR’s Directors and Executive Officers in the Merger” beginning on page 59 of this proxy statement. In addition, AIR’s directors and executive officers will benefit from the indemnification and insurance arrangements described under “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance” beginning on page 87 of this proxy statement.

For more information, see the section of this proxy statement entitled “The Merger—Interests of Certain Participants in the Solicitation” beginning on page 62 of this proxy statement.

Regulatory Approvals (page 71)

Completion of the merger is conditioned on, among other things, the expiration or termination of the applicable waiting periods under the HSR Act, the receipt of any required approvals or the expiration or termination of any applicable waiting periods under Antitrust Laws of certain other specified jurisdictions, if applicable, and the absence of any law or order enacted, issued, promulgated, enforced or entered, whether temporary, preliminary or permanent, which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise preventing consummation of the Transactions.

Pursuant to the merger agreement, each party has agreed to use its reasonable best efforts to obtain all necessary actions or nonactions, consents, approvals and waivers from, and to give any necessary notices to, governmental authorities and to make all necessary registrations, declarations and filings (including filings that are required or advisable under the HSR Act and other registrations, declarations and filings with, or notices to, governmental authorities that may be required or advisable under other applicable antitrust, competition or pre-merger notification laws of any jurisdiction), if any.

Each of AIR and Tenax intend to file notification and report forms pursuant to the HSR Act with the FTC and the DOJ.

There can be no assurance that a challenge to the Transactions on antitrust grounds will not be made or, if such a challenge is made, what the result will be. The required regulatory and other approvals are discussed under the section entitled “The Merger Agreement—Covenants and Agreements—Reasonable Best Efforts; Further Action” beginning on page 87 of this proxy statement.

No Solicitation by AIR (page 82)

The merger agreement provides that neither AIR nor any of its subsidiaries nor any of their respective representatives will, and that AIR will cause its subsidiaries and their respective representatives not to, directly or indirectly:

●	solicit, initiate, seek or take any other action to facilitate or encourage the making, submission or announcement of any proposal that constitutes, or could reasonably be expected to lead to any Competing AIR Proposal (as defined under “The Merger Agreement—Covenants and Agreements—No Solicitation by AIR”);

●	enter into, maintain, continue or participate in any discussions or negotiations with any person or entity in furtherance of, or furnish to any person any information or otherwise cooperate in any way with respect to, any Competing AIR Proposal;

●	agree to, approve, endorse, recommend or consummate any Competing AIR Proposal;

●	enter into, or propose to enter into, any contract or agreement which could reasonably be expected to lead to any Competing AIR Proposal (other than an acceptable confidentiality agreement); or

●	resolve, propose or agree, or authorize or permit any representative, to do any of the foregoing.

AIR is required to promptly (and in any event within 24 hours of receipt) advise Tenax orally and in writing of any Competing AIR Proposal or any inquiry relating to or that could reasonably be expected to lead to any Competing AIR Proposal, including the material terms and conditions of any such Competing AIR Proposal or inquiry and the identity of the person making any such Competing AIR Proposal or inquiry, to keep Tenax reasonably informed of the status and material details of any such Competing AIR Proposal or inquiry and provide Tenax, as soon as practicable after receipt or delivery thereof (and in any event within 24 hours of such receipt or delivery), copies of all correspondence and other written material versions of agreements relating to any such Competing AIR Proposal exchanged between AIR or any of its subsidiaries, on the one hand, and the person making the Competing AIR Proposal or inquiry (or its representatives), on the other hand.

Notwithstanding the above, AIR may, subject to compliance with the terms of the merger agreement, furnish information to, and enter into discussions with, a person who has made, after the date of the merger agreement, an unsolicited, written, bona fide Competing AIR Proposal, so long as such Competing AIR Proposal did not result from a breach of the merger agreement and prior to furnishing such information and entering into such discussions, the AIR Board:

●	reasonably determines, in its good faith judgment (after receiving the advice of a financial advisor of nationally recognized reputation and outside legal counsel qualified to practice in the State of Nevada and experienced in matters of Nevada corporate law) that such Competing AIR Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal (as defined under “The Merger Agreement—Covenants and Agreements—No Solicitation by AIR”) and the failure to furnish such information to, or enter into such discussions with, the person who made such Competing AIR Proposal would violate the AIR Board’s fiduciary duties under the NRS;

●	provides such information to Tenax (or provides such information to Tenax substantially concurrent with the time it is provided to such person); and

●	obtains from such person a confidentiality agreement that contains terms no less favorable to AIR than those contained in the existing confidentiality agreement between AIR and Tenax.

Change in the AIR Recommendation (page 83)

The AIR Board has recommended that the AIR stockholders vote in favor of approving the stock issuance proposal, the authorized shares proposal and the written consent proposal (the “AIR Recommendation”). The merger agreement provides that, subject to the exceptions described below, neither the AIR Board nor any committee thereof may make a Change in the AIR Recommendation (as defined under “The Merger Agreement—Covenants and Agreements—Change in the AIR Recommendation”).

Notwithstanding the foregoing, prior to the receipt of the requisite AIR stockholder approvals, the AIR Board may make a Change in the AIR Recommendation if, in response to the receipt of an unsolicited, written, bona fide Competing AIR Proposal received after the date of the merger agreement or the occurrence of an Intervening Event (as defined under “The Merger Agreement—Covenants and Agreements—Change in the AIR Recommendation”), the AIR Board determines in its good-faith judgment (after having received the advice of a financial advisor of nationally recognized reputation and outside legal counsel qualified to practice in the State of Nevada and experienced in matters of Nevada corporate law) that its failure to make a Change in the AIR Recommendation would violate the fiduciary duties of the AIR Board under the NRS; provided, however, that no such action may be taken unless:

●	if the AIR Board is making a Change in the AIR Recommendation relating to a Competing AIR Proposal, such Competing AIR Proposal is a Superior Proposal;

●	AIR provides written notice to Tenax that the AIR Board intends to make a Change in the AIR Recommendation, specifies the reasons therefor, including a description of any Intervening Event in reasonable detail or the terms and conditions of any Superior Proposal, and includes an unredacted copy of any proposed agreement relating to such Superior Proposal;

●	AIR provides a period of five business days following Tenax’s receipt of such notice during which AIR will negotiate in good faith with Tenax regarding any revisions to the terms of the merger agreement proposed by Tenax (provided that any material change regarding such Intervening Event, or any amendments to the financial terms or any other material term of such Superior Proposal will require a new notice period of three business days); and

●	at the end of such notice period, the AIR Board again makes a determination in good faith after consultation with its outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of the merger agreement proposed by Tenax) that the Competing AIR Proposal continues to be a Superior Proposal and that the Change in the AIR Recommendation is required to comply with the AIR Board’s fiduciary duties under the NRS.

No Solicitation by Tenax (page 85)

The merger agreement provides that neither Tenax nor any of its subsidiaries nor any of their respective representatives will, and that Tenax will cause its subsidiaries and their respective representatives not to, directly or indirectly:

●	solicit, initiate, seek or take any other action to facilitate or encourage the making, submission or announcement of any proposal that constitutes, or could reasonably be expected to lead to any Competing Tenax Proposal (as defined under “The Merger Agreement—Covenants and Agreements—No Solicitation by Tenax”);

●	enter into, maintain, continue or participate in any discussions or negotiations with any person or entity in furtherance of, or furnish to any person any information or otherwise cooperate in any way with respect to, any Competing Tenax Proposal;

●	agree to, approve, endorse, recommend or consummate any Competing Tenax Proposal;

●	enter into, or propose to enter into, any contract or agreement which could reasonably be expected to lead to any Competing Tenax Proposal (other than an acceptable confidentiality agreement); or

●	resolve, propose or agree, or authorize or permit any representative, to do any of the foregoing.

Tenax is required to promptly (and in any event within 24 hours of receipt) advise AIR orally and in writing of any Competing Tenax Proposal or any inquiry relating to or that could reasonably be expected to lead to any Competing Tenax Proposal, including the material terms and conditions of any such Competing Tenax Proposal or inquiry and the identity of the person making any such Competing Tenax Proposal or inquiry, to keep AIR reasonably informed of the status and material details of any such Competing Tenax Proposal or inquiry and provide AIR, as soon as practicable after receipt or delivery thereof (and in any event within 24 hours of such receipt or delivery), copies of all correspondence and other written material versions of agreements relating to any such Competing Tenax Proposal exchanged between Tenax or any of its subsidiaries, on the one hand, and the person making the Competing Tenax Proposal or inquiry (or its representatives), on the other hand.

Notwithstanding the above, Tenax may, subject to compliance with the terms of the merger agreement, furnish information to, and enter into discussions with, a person who has made, after the date of the merger agreement, an unsolicited, written, bona fide Competing Tenax Proposal, so long as such Competing Tenax Proposal did not result from a breach of the merger agreement and prior to furnishing such information and entering into such discussions, the board of managers of Tenax (the “Tenax Board”) obtains from such person a confidentiality agreement that contains terms no less favorable to Tenax than those contained in the existing confidentiality agreement between AIR and Tenax.

Conditions to Completion of the Merger (page 89)

As more fully described in this proxy statement and in the merger agreement, the respective obligations of each party to consummate the merger are subject to the satisfaction or waiver (where permissible under applicable law) at or prior to the effective time of the following conditions:

●	the receipt of approvals for the stock issuance proposal, the authorized shares proposal and the written consent proposal, in accordance with the NRS and AIR’s articles of incorporation and bylaws;

●	the absence of any law or order (a “Restraint”) enacted, issued, promulgated, enforced or entered, whether temporary, preliminary or permanent, which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise preventing the consummation of the Transactions;

●	the expiration or termination of any waiting period (and any extension thereof) applicable to the merger under the HSR Act and the receipt of any approval or the termination or expiration of any waiting period with respect to any applicable Antitrust Laws of certain other specified jurisdictions;

●	the authorization for listing on the NYSE American of the shares of AIR common stock issuable to the Tenax Members in connection with the merger, subject to official notice of issuance; and

●	the receipt of the approval of the merger by the holders of a majority in voting power of the issued and outstanding membership units of Tenax.

The obligations of Tenax to consummate the merger are further subject to the satisfaction or waiver (where permissible under applicable law) at or prior to the effective time of the following conditions:

●	the accuracy of the representations and warranties made in the merger agreement by AIR and Merger Sub as of the date of the merger agreement and as of the closing date, subject to certain materiality thresholds;

●	performance or compliance in all material respects by AIR and Merger Sub with the agreements and covenants required by the merger agreement to be performed or complied with by them at or prior to the effective time;

●	the receipt by Tenax of a certificate, dated the closing date, signed by the Chief Executive Officer or Chief Financial Officer of AIR, certifying that the conditions in the preceding two bullet points are satisfied;

●	the absence, since the date of the merger agreement through the closing date, of any event, occurrence, state of facts, development, circumstance, change or effect that, individually or in the aggregate, has had or would have been reasonably expected to have an AIR Material Adverse Effect (as defined under “The Merger Agreement—Representations and Warranties”);

●	the absence of any pending action by any governmental authority and the absence of any order or injunction under any Antitrust Law which imposes any limitations or restrictions on Tenax and its subsidiaries; and

●	the effectiveness at the effective time of the support agreement entered into at signing by certain directors and significant stockholders of AIR (the “AIR Stockholder Support Agreement”), pursuant to which such stockholders agreed to vote their shares of AIR common stock in favor of the stock issuance proposal, the authorized shares proposal and the written consent proposal.

The obligations of AIR and Merger Sub to consummate the merger are further subject to the satisfaction or waiver (where permissible under applicable law) at or prior to the effective time of the following conditions:

●	the accuracy of the representations and warranties made in the merger agreement by Tenax as of the date of the merger agreement and as of the closing date, subject to certain materiality thresholds;

●	performance or compliance in all material respects by Tenax with the agreements and covenants required by the merger agreement to be performed or complied with by it at or prior to the effective time;

●	the absence, since the date of the merger agreement through the closing date, of any event, occurrence, state of facts, development, circumstance, change or effect that, individually or in the aggregate, has had or would have been reasonably expected to have a Tenax Material Adverse Effect (as defined under “The Merger Agreement—Representations and Warranties”); and

●	the receipt by AIR of a certificate, dated the closing date, signed by the President or Chief Financial Officer of Tenax, certifying that the conditions in the preceding two bullet points are satisfied.

Termination of the Merger Agreement (page 90)

The merger agreement may be terminated and the Transactions may be abandoned at any time before the effective time as follows:

●	by mutual written consent of Tenax and AIR, duly authorized by the Tenax Board and the AIR Board, respectively;

●	by either AIR or Tenax, following a meeting of the AIR stockholders at which the AIR stockholders fail to approve the stock issuance proposal, the authorized shares proposal and the written consent proposal;

●	by either AIR or Tenax, if any Restraint that has the effect of enjoining, restraining, prohibiting or otherwise preventing the consummation of the Transactions has become final and non-appealable (provided that the party seeking to terminate the merger agreement pursuant to this bullet point has complied in all material respects with its covenants and agreements under the merger agreement regarding the use of efforts to consummate the Transactions);

●	by either AIR or Tenax, if the effective time has not occurred on or before the Outside Date (as defined under “The Merger Agreement—Termination of the Merger Agreement”) (provided that the right to terminate the merger agreement pursuant to this bullet point will not be available to (i) any party whose failure to fulfill any obligation under the merger agreement or intentional breach has been a material cause of, or resulted in, the failure of the effective time to occur on or before such time; (ii) AIR if any AIR stockholder party to the AIR Stockholder Support Agreement (the “Key AIR Stockholders”) has materially breached its obligations under the AIR Stockholder Support Agreement and such breach has been a material cause of, or resulted in, the failure of the effective time to occur on or before such time; or (iii) Tenax if any Tenax Member has materially breached its obligations under the support agreements entered into at signing by certain Tenax Members pursuant to which such Tenax Members agreed to support the consummation of the merger (the “Tenax Member Support Agreements”) and such breach has been a material cause of, or resulted in, the failure of the effective time to occur on or before such time);

●	by Tenax, upon a breach by either of AIR or Merger Sub of, or a failure by AIR or Merger Sub to perform, any representation, warranty, covenant or agreement set forth in the merger agreement such that the related closing conditions would not be satisfied, and such breach or failure is incapable of being cured by the Outside Date or, if curable by the Outside Date, is not cured within 30 days of receipt by AIR or Merger Sub, as applicable, of written notice of such breach or failure (provided that Tenax will not have the right to terminate the merger agreement pursuant to this bullet point if Tenax is in material breach of its representations, warranties or covenants at the time of such termination);

●	by Tenax, if a Change in the AIR Recommendation shall have occurred;

●	by AIR, upon a breach by Tenax of, or a failure by Tenax to perform, any representation, warranty, covenant or agreement set forth in the merger agreement such that the related closing conditions would not be satisfied, and such breach or failure is incapable of being cured by the Outside Date or, if curable by the Outside Date, is not cured within 30 days of receipt by Tenax of written notice of such breach or failure (provided that AIR will not have the right to terminate the merger agreement pursuant to this bullet point if AIR is in material breach of its representations, warranties or covenants at the time of such termination);

●	by AIR, if Tenax fails to close the merger within three business days after all closing conditions have been satisfied or waived or AIR’s delivery of a written notice to Tenax that all of Tenax’s closing conditions have been satisfied or waived or that AIR is willing to waive any unsatisfied conditions; or

●	by AIR, to accept a Superior Proposal.

In addition, the merger agreement may be terminated by Tenax if the Key AIR Stockholders fail to duly execute and deliver, or cause to be delivered, to Tenax the AIR Stockholder Support Agreement within 72 hours following the execution and delivery of the merger agreement. The Key AIR Stockholders have delivered to Tenax the AIR Stockholder Support Agreement within 72 hours following the execution and delivery of the merger agreement.

In addition, the merger agreement may be terminated by AIR if the Tenax Members party to the Tenax Member Support Agreements fail to duly execute and deliver, or cause to be delivered, to AIR the Tenax Member Support Agreement within 72 hours following the execution and delivery of the merger agreement. The requisite Tenax Members have each delivered to AIR the Tenax Member Support Agreement within 72 hours following the execution and delivery of the merger agreement.

Expenses and Termination Fees (page 92)

Expenses

All expenses incurred in connection with the merger agreement and the Transactions will be paid by the party incurring such expenses, whether or not the merger or any other Transaction is consummated, except that expenses constituting the out-of-pocket cost of filing fees, printing and mailing of this proxy statement (excluding, for the avoidance of doubt, the fees and expenses of AIR’s legal counsel) and the filing fees for the pre-merger notification and report forms under the HSR Act (excluding, for the avoidance of doubt, the fees and expenses of AIR’s legal counsel) will be paid by Tenax.

Termination Fees and Expense Reimbursement

The merger agreement requires AIR to pay Tenax an amount equal to $1,250,000 (the “AIR Termination Fee”) if:

●	AIR terminates the merger agreement to accept a Superior Proposal;

●	Tenax terminates the merger agreement following a Change in the AIR Recommendation; or

●	each of the following requirements are satisfied:

●	either AIR or Tenax terminates the merger agreement following a meeting of the AIR stockholders at which the AIR stockholders fail to approve the stock issuance proposal, the authorized shares proposal and the written consent proposal; or AIR or Tenax terminates the merger agreement if the effective time has not occurred by 11:59 P.M., Eastern Time, on the Outside Date; or Tenax terminates the merger agreement upon a breach by AIR or Merger Sub of, or a failure by AIR or Merger Sub to perform, any representation, warranty, covenant or agreement set forth in the merger agreement such that the related closing conditions would not be satisfied by the Outside Date (provided that Tenax is not in material breach of any of its representations, warranties or covenants);

●	prior to such termination, a Competing AIR Proposal has been publicly announced or become publicly known; and

●	AIR enters into a definitive agreement in respect of such Competing AIR Proposal and such transaction is consummated within 12 months after such termination.

If either AIR or Tenax terminates the merger agreement following a meeting of the AIR stockholders at which the AIR stockholders fail to approve the stock issuance proposal, the authorized shares proposal and the written consent proposal, AIR shall further reimburse Tenax for Tenax’s reasonable and documented out-of-pocket costs and expenses incurred in connection with the merger agreement and the Transactions, up to $500,000.

The merger agreement requires Tenax to pay AIR an amount equal to $1,250,000 (the “Tenax Termination Fee”) if:

●	AIR terminates the merger agreement upon a breach by Tenax of, or a failure by Tenax to perform, any representation, warranty, covenant or agreement set forth in the merger agreement such that the related closing conditions would not be satisfied by the Outside Date (provided that AIR is not in material breach of any of its representations, warranties or covenants);

●	AIR terminates the merger agreement following Tenax’s failure to close the merger within three business days after all closing conditions have been satisfied or waived or AIR’s delivery of a written notice to Tenax that all of Tenax’s closing conditions have been satisfied or waived or that AIR is willing to waive any unsatisfied conditions; or

●	Tenax terminates the merger agreement if the effective time has not occurred by 11:59 P.M., Eastern Time, on the Outside Date, and at such time AIR could have terminated the merger agreement due to either of the two circumstances listed above.

Tender Offer (page 88)

Within five business days following the closing, if the volume weighted average price of AIR common stock during the 20 trading days ending on the trading day immediately preceding the closing date is less than the Debt Adjusted AIR Share Price, AIR will commence a tender offer to purchase up to 1,000,000 shares of AIR common stock at a purchase price equal to the Debt Adjusted AIR Share Price, net to the holders of AIR common stock immediately prior to the merger in cash, without interest. The tender offer will remain open for not less than 20 business days, subject to extension by AIR under certain circumstances. See the section entitled “The Merger Agreement—Covenants and Agreements—Tender Offer” beginning on page 88 of this proxy statement.

Other Related Agreements (page 94)

Redemption Rights Agreement

Prior to the closing, AIR will declare and issue, as a dividend to AIR stockholders as of the trading day immediately preceding the closing date, a right to cause AIR to redeem shares of AIR common stock that such AIR stockholders then own and continue to own on the first anniversary of the closing. The Redemption Rights will entitle the holders thereof to require AIR to purchase all or a portion of such AIR stockholder’s shares of AIR common stock for a redemption price, payable in cash, equal to 107.3% of the Debt Adjusted AIR Share Price, if the volume weighted average price of AIR common stock during the 20 trading days preceding the first anniversary of the closing is lower than 107.3% of the Debt Adjusted AIR Share Price. The Redemption Rights will not be transferable. See the section entitled “Other Related Agreements—Redemption Rights Agreement” beginning on page 94 of this proxy statement.

Registration Rights Agreement

Prior to the closing, AIR, the Tenax Members, the Tenax Warrantholders and NTC Group, as Investors’ Representative, will enter into a registration rights agreement granting (i) Thomas Foley, Chief Executive Officer, Chairman and a director of Tenax, and Taran Bakker, a director of Tenax, and certain of their respective affiliates customary demand rights and (ii) the Tenax Members piggyback registration rights, in each case for the resale of the shares of AIR common stock held by the Tenax Members. See the section entitled “Other Related Agreements—Registration Rights Agreement” beginning on page 95 of this proxy statement.

Accounting Treatment (page 96)

The transaction is expected to be accounted for as a reverse acquisition under ASC Topic 805, “Business Combinations” (“Topic 805”), with Tenax deemed the accounting acquirer and AIR treated as the accounting acquiree for financial reporting purposes. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information—Accounting Treatment of the Merger” beginning on page 96 of this proxy statement.

Financing of the Merger (page 48)

The merger agreement requires that, at the closing of the merger, Tenax fund the repayment of AIR’s net senior and subordinated debt, amounting in the aggregate to approximately $26.047 million as of February 28, 2026. Tenax relies on loans from a syndicate of banks to fund its operations. As of March 31, 2026, Tenax’s available borrowing capacity under its existing credit facility was $32 million. Tenax intends to seek, and believes it will be able to obtain, the necessary lender approvals to increase its borrowing capacity under its existing credit facility to refinance AIR’s net senior and subordinated debt or to otherwise obtain commitments from its lenders to satisfy its cash requirements at the closing of the merger. In addition, prior to closing, Tenax or one or more of its affiliates (which may include one or more Tenax Members) may, in their discretion, provide interim financial assistance to AIR to support its near-term liquidity needs, including in circumstances where AIR would otherwise require additional working capital or liquidity to continue operations during the period between signing and closing. See the sections entitled “The Merger—Financing of the Merger” beginning on page 48 of this proxy statement and “Risk Factors—Risks Relating to the Merger—There can be no assurance that Tenax will be able to secure the financing necessary to repay AIR’s net senior and subordinated debt in a timely manner or at all.” beginning on page 25 of this proxy statement.

Material U.S. Federal Income Tax Consequences of the Transactions (page 120)

The Merger

Holders of AIR common stock will not recognize gain or loss for U.S. federal income tax purposes as a result of the merger.

The Redemption Rights

The U.S. federal income tax consequences of the receipt of Redemption Rights by a holder of AIR common stock are unclear. AIR intends to take the position that a holder’s receipt of the Redemption Rights constitutes an “open transaction”. Absent a change in law requiring otherwise after the date of the redemption rights agreement, AIR will not report the issuance of the Redemption Rights as a current distribution to such holder. This position may be challenged by the IRS, in which case a holder could be required to recognize taxable income in respect of the Redemption Rights without the corresponding receipt of cash.

The Tender Offer

If a holder tenders some or all of its AIR common stock in the tender offer, the receipt of cash in exchange for such tendered AIR common stock will be a taxable event for U.S. federal income tax purposes. The receipt of cash generally will be treated as a sale or exchange eligible for capital gains or loss treatment.

For a more detailed discussion of the material U.S. federal income tax consequences of the Transactions, please see the section entitled “Material U.S. Federal Income Tax Consequences of the Transactions” beginning on page 120 of this proxy statement.

The tax consequences of the Transactions to any particular holder of AIR common stock will depend on that holder’s facts and circumstances. Accordingly, all holders are urged to consult their own tax advisors regarding the tax consequences of the Transactions, including the effects of U.S. federal, state and local laws and non-U.S. tax laws.

Risk Factors (page 25)

In evaluating the merger agreement and the Transactions, you should carefully read this proxy statement and the documents incorporated by reference herein and the annexes attached hereto. In particular, you should consider the factors discussed in the section entitled “Risk Factors” beginning on page 25 of this proxy statement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and documents incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements may reflect AIR’s expectations, beliefs, hopes, intentions or strategies regarding, among other things, the Transactions between AIR and Tenax, the expected timetable for completing the Transactions, the benefits and synergies of the Transactions and future opportunities for the combined company, as well as other statements that are not historical facts, including, without limitation, statements concerning future financial performance, future debt and financing levels, investment objectives, implications of litigation and regulatory investigations and other management plans for future operations and performance. Words such as “anticipate(s)”, “expect(s)”, “intend(s)”, “plan(s)”, “target(s)”, “project(s)”, “believe(s)”, “will”, “aim”, “would”, “seek(s)”, “estimate(s)” and similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are based on management’s current expectations, projections, estimates, assumptions and beliefs and are subject to a number of known and unknown risks, uncertainties and other factors that could lead to actual results materially different from those described in the forward-looking statements. Neither AIR nor Tenax can give any assurance that their respective expectations will be attained. AIR’s and Tenax’s actual results, liquidity and financial condition, as well as the Debt Adjusted AIR Share Price and the number of shares of AIR common stock constituting the merger consideration to be issued to the Tenax Members, may differ from the anticipated results, liquidity and financial condition, and the Debt Adjusted AIR Share Price and the number of such shares of AIR common stock, indicated in these forward-looking statements. AIR and Tenax caution readers that any such statements are based on currently available operational, financial and competitive information, and they should not place undue reliance on these forward-looking statements, which reflect management’s opinion only as of the date on which they were made. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause AIR’s or Tenax’s actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, but without limitation:

●	our ability to complete the merger, if at all, on the anticipated terms and timing, including obtaining the requisite approvals from the AIR stockholders, regulatory approvals, consents from third parties and the satisfaction of other conditions to the completion of the merger;

●	the impact of certain interim operating restrictions that AIR and Tenax are subject to under the merger agreement;

●	provisions in the merger agreement that limit our ability to pursue alternatives to the merger, which might discourage a third party that has an interest in acquiring all or a significant part of AIR from considering or proposing any such transaction;

●	the possibility that the unaudited pro formas condensed combined financial statements and prospective financial information included in this proxy statement may differ materially from the actual financial condition and results of operations of the combined company;

●	the possibility that the Debt Adjusted AIR Share Price at the closing may differ from current expectations;

●	the inherent uncertainty in the valuation of Tenax;

●	the risk that the market price for AIR common stock following the merger may be affected by factors different from those that historically have affected AIR common stock;

●	the inherent complexity and expense of combining AIR and Tenax and the risk that the anticipated benefits and cost savings of the merger may not be realized;

●	AIR’s ability to retain and hire key personnel;

●	the substantial transaction-related costs AIR will continue to incur in connection with the merger and the integration of AIR and Tenax;

●	the fact that AIR will be a controlled company following the completion of the merger;

●	risks relating to the concentration of Tenax’s customer base and Tenax’s dependence on winning profitable contracts from U.S. government customers;

●	legislative, regulatory and economic developments affecting AIR’s and Tenax’s businesses;

●	risks relating to the loss of key personnel at Tenax;

●	general economic and market developments and supply chain and labor market conditions;

●	competitive pressures;

●	the use of accounting estimates; and

●	the continued availability of financing.

These and other risks and uncertainties are more fully discussed in the section entitled ‘Risk Factors’ beginning on page 25 of this proxy statement, and in the risk factors identified in “Item 1A. Risk Factors” in Part I of AIR’s most recently filed Annual Report on Form 10-K, and as may be identified in AIR’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Neither Tenax nor AIR is under any obligation, and each expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise, except as required by law. Persons reading this proxy statement are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement.

RISK FACTORS

Before you vote, you should carefully consider the risks described below, those described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 23 of this proxy statement and the other information contained in this proxy statement or in the documents of AIR incorporated by reference into this proxy statement, particularly the risk factors discussed in this section of this proxy statement entitled “Risk Factors” and in the section entitled “Risk Factors” in AIR’s 2025 Form 10-K, which is incorporated by reference into this proxy statement. See the section entitled “Where You Can Find More Information” beginning on page 127 of this proxy statement. In addition to the risks set forth below, new risks may emerge from time to time, and it is not possible to predict all risk factors, nor can AIR or Tenax assess the impact of all factors on the merger and AIR following the merger or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in or implied by any forward-looking statements.

Risks Relating to the Merger

The closing of the merger is subject to many conditions, and if these conditions are not satisfied or waived, the merger will not be completed.

The closing of the merger is subject to a number of conditions as set forth in the merger agreement that must be satisfied or waived, including the approval by the AIR stockholders of the stock issuance proposal, the authorized shares proposal and the written consent proposal, the absence of any law or injunction prohibiting the consummation of the merger, the authorization of the listing on the NYSE American of the shares of AIR common stock to be issued in the merger and the receipt of regulatory approvals.

The closing of the merger is also subject to the satisfaction or waiver of a number of other conditions, including, among others, the accuracy of representations and warranties in the merger agreement (subject to certain materiality qualifiers, other customary exceptions and customary cure rights), the performance in all material respects by us and Tenax of our respective obligations under the merger agreement, the absence of a material adverse effect on Tenax or us and the receipt by us and Tenax of officer certificates signed on behalf of Tenax, with respect to the certificate to be received by us, and signed on behalf of us and Merger Sub, with respect to the certificate to be received by Tenax, certifying the satisfaction of the preceding conditions.

For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 89 of this proxy statement.

There can be no assurance as to whether or when the conditions to the closing of the merger will be satisfied or waived or as to whether or when the merger will be consummated.

There can be no assurance that Tenax will be able to secure the financing necessary to repay AIR’s net senior and subordinated debt in a timely manner or at all.

Although Tenax’s obligation to consummate the merger is not conditioned upon obtaining financing, the merger agreement requires that, at the closing of the merger, Tenax fund the repayment of AIR’s net senior and subordinated debt, amounting in the aggregate to approximately $26.047 million as of February 28, 2026. Tenax relies on loans from a syndicate of banks to fund its operations. As of March 31, 2026, Tenax’s available borrowing capacity under its existing credit facility was $32 million. If Tenax is unable to obtain the necessary lender approvals to increase its borrowing capacity under its existing credit facility to refinance AIR’s net senior and subordinated debt or otherwise obtain commitments from its lenders to satisfy its cash requirements at the closing of the merger, the merger could be delayed or may not be completed. If Tenax were to complete the merger without having sufficient funds to repay AIR’s net senior and subordinated debt, this could reasonably be expected to result in events of default under Tenax’s or AIR’s existing credit agreements, which could have a material adverse effect on the combined company. See the section entitled “The Merger—Financing of the Merger” beginning on page 48 of this proxy statement.

The termination of the merger agreement could negatively affect us.

The merger agreement may be terminated at any time prior to the effective time, (i) by mutual written consent of Tenax and AIR, duly authorized by the Tenax Board and the AIR Board, respectively; (ii) by either AIR or Tenax, following a meeting of the AIR stockholders at which the AIR stockholders fail to approve the stock issuance proposal, the authorized shares proposal and the written consent proposal; (iii) by either AIR or Tenax, if any Restraint that has the effect of enjoining, restraining, prohibiting or otherwise preventing the consummation of the Transactions has become final and nonappealable (provided that the party seeking to terminate the merger agreement for this reason has complied in all material respects with its covenants and agreements under the merger agreement regarding the use of efforts to consummate the Transactions); (iv) by either AIR or Tenax, if the effective time has not occurred on or before the Outside Date (provided that the right to terminate the merger agreement for this reason will not be available to (a) any party whose failure to fulfill any obligation under the merger agreement or intentional breach has been a material cause of, or resulted in, the failure of the effective time to occur on or before such time, (b) AIR if any Key AIR Stockholder’s material breach of its obligations under the AIR Stockholder Support Agreement has been a material cause of, or resulted in, the failure of the effective time to occur on or before such time or (c) Tenax if any Tenax Member’s material breach of its obligations under the Tenax Member Support Agreement has been a material cause of, or resulted in, the failure of the effective time to occur on or before such time); (v) by Tenax, upon a breach by either of AIR or Merger Sub of, or a failure by AIR or Merger Sub to perform, any representation, warranty, covenant or agreement set forth in the merger agreement such that the related closing conditions would not be satisfied, and such breach or failure is incapable of being cured by the Outside Date or, if curable by the Outside Date, is not cured within 30 days of receipt by AIR or Merger Sub, as applicable, of written notice of such breach or failure (provided that Tenax will not have the right to terminate the merger agreement pursuant to this clause if Tenax is in material breach of its representations, warranties or covenants at the time of such termination); (vi) by Tenax, if a Change in the AIR Recommendation shall have occurred; (vii) by AIR, upon a breach by Tenax of, or a failure by Tenax to perform, any representation, warranty, covenant or agreement set forth in the merger agreement such that the related closing conditions would not be satisfied, and such breach or failure is incapable of being cured by the Outside Date or, if curable by the Outside Date, is not cured within 30 days of receipt by Tenax of written notice of such breach or failure (provided that AIR will not have the right to terminate the merger agreement pursuant to this clause if AIR is in material breach of its representations, warranties or covenants at the time of such termination); (viii) by AIR, if Tenax fails to close the merger within three business days after all closing conditions have been satisfied or waived or AIR’s delivery of a written notice to Tenax that all of Tenax’s closing conditions have been satisfied or waived or that AIR is willing to waive any unsatisfied conditions; or (ix) by AIR, to accept a Superior Proposal.

If the merger agreement is terminated for any reason, our ongoing business may be adversely affected and, without realizing any of the anticipated benefits of having completed the Transactions, we would be subject to a number of risks, including the following:

●	the market price of AIR common stock could decline;

●	if the merger agreement is terminated and the AIR Board seeks another business combination, our stockholders cannot be certain that we will be able to find a party willing to enter into a transaction on terms equivalent to or more attractive than the terms that Tenax has agreed to in the merger agreement;

●	time and resources, financial and other, committed by our management to matters relating to the Transactions could otherwise have been devoted to pursuing other beneficial opportunities for our company;

●	we may experience negative reactions from the financial markets or from our customers, suppliers or employees; and

●	we may be required to pay our respective costs relating to the Transactions, including legal, accounting, financial advisory, financing and printing fees, whether or not the Transactions are completed.

If the merger agreement is terminated, under specified circumstances, we may be required to pay Tenax a termination fee of $1.25 million. See the section entitled “The Merger Agreement—Expenses and Termination Fees” beginning on page 92 of this proxy statement for a more complete discussion of the circumstances under which the merger agreement could be terminated.

In addition, if the merger is not completed, we could be subject to litigation related to any failure to complete the merger or related to any enforcement proceeding commenced against us to perform our obligations under the merger agreement. The materialization of any of these risks could materially and adversely affect our ongoing business.

If we fail to consummate the merger, we may not be able to operate our business at current levels.

Unless the merger is consummated, we may not be able to continue to operate our business at current levels unless we are able to generate substantial revenues and become profitable and/or obtain substantial additional financing from a conventional bank lender or other financial institution to replace our existing credit facility with Webster Bank upon its termination at September 30, 2026, and our obligations under the subordinated debt, or refinance such indebtedness on terms acceptable to us or through the issuance of our debt and/or equity securities. There can be no assurance that AIR would be able to obtain such financing or refinancing on acceptable terms or at all, or that AIR would be able to generate sufficient revenues to service its existing indebtedness and fund its operations on a standalone basis. See Items 1A (Risk Factors) and 7 (Management’s Discussion and Analysis of Financial Condition and Results of Operations) of our 2025 Form 10-K incorporated herein by reference for a more detailed discussion of these and other risks relating to our business if the merger is not consummated.

We and Tenax will be subject to certain operating restrictions until consummation of the merger and business uncertainties until and following the consummation of the merger.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on us, Tenax or the combined company following the merger. These uncertainties could disrupt our business or the business of Tenax and cause customers, suppliers, vendors, partners and others that deal with us and Tenax to defer entering into contracts with us and Tenax or making other decisions concerning us and Tenax or seek to change or cancel existing business relationships with us and Tenax. Retention and motivation of certain employees may be challenging during the pendency of the merger due to uncertainty about their future roles and difficulty of integration. If key employees depart because of issues related to the uncertainty and difficulty of integration or a desire not to remain with AIR following the merger, AIR’s business following the merger could be negatively affected. In addition, the merger agreement restricts AIR and Tenax from making certain acquisitions and investments and imposes certain other restrictions on the conduct of each party’s business until the merger occurs without the consent of the other party. These restrictions may negatively affect each party’s business and operations or prevent either party from pursuing attractive business opportunities that may arise prior to the completion of the merger which may reduce the profitability of AIR following the merger. See the sections entitled “The Merger Agreement—Other Covenants and Agreements—Conduct of Business of AIR Prior to Completion of the Merger” beginning on page 78 of this proxy statement and “The Merger Agreement—Other Covenants and Agreements—Conduct of Business of Tenax Prior to Completion of the Merger” beginning on page 81 of this proxy statement for descriptions of the restrictive covenants to which each of AIR and Tenax is subject.

Existing AIR stockholders will be substantially diluted in the merger and will have significantly reduced voting power and influence over AIR following the merger, and the resulting limited public float may adversely affect the liquidity and market price of AIR common stock.

If the merger is completed, the existing AIR stockholders as of immediately prior to the effective time will collectively own approximately 4% of the outstanding shares of AIR common stock, on a fully diluted basis, and the Tenax Members will collectively own approximately 96% of the outstanding shares of AIR common stock, on a fully diluted basis, in each case, subject to adjustment in accordance with the terms of the merger agreement, including as a result of changes in the Debt Adjusted AIR Share Price, which may affect the number of shares to be issued. As a result, existing AIR stockholders will experience substantial dilution and will own only a minority interest in AIR following the merger.

In addition, following the consummation of the merger, the composition of the AIR Board will change significantly. The AIR Board will consist of no fewer than eight directors, of which no fewer than six will be designated by Tenax and two of which will be mutually agreed upon by Tenax and AIR. As a result, existing AIR stockholders will have significantly less influence over the management, business, operations, strategy and policies of AIR following the merger than they currently have.

This significant reduction in ownership and voting power may cause existing AIR stockholders to have interests that differ from those of the Tenax Members and may limit the ability of existing AIR stockholders to influence significant corporate decisions following the merger.

Following the merger, AIR’s public float is expected to represent only approximately 4% of the outstanding shares of AIR common stock. This extremely limited public float may adversely affect the liquidity and trading price of AIR common stock, AIR’s ability to satisfy NYSE American continued listing requirements and AIR’s ability to raise capital in the public markets or attract institutional investor interest in the combined company.

The merger agreement contains restrictions on our ability to pursue other alternatives to the merger.

The merger agreement contains non-solicitation provisions that, subject to limited exceptions, restrict our and our subsidiaries’ ability to, directly or indirectly, initiate, solicit, encourage, induce or assist any inquiries or the making, submission, announcement or consummation of, proposals or offers that constitute or could reasonably be expected to lead to any Competing AIR Proposal. Further, subject to limited exceptions, consistent with applicable law, the merger agreement provides that the AIR Board will not withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) in a manner adverse to Tenax its recommendation that the AIR stockholders vote in favor of the stock issuance proposal, the authorized shares proposal and the written consent proposal. Although the AIR Board is permitted to take certain actions in response to a Superior Proposal or an Intervening Event if (subject to compliance with the provisions of the merger agreement) it determines in good faith (after consultation with AIR’s outside legal counsel) that the failure to do so would reasonably be expected to violate its fiduciary duties under applicable law, doing so in specified situations could require us to pay to Tenax a termination fee of $1.25 million. See the sections entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation by AIR”, “The Merger Agreement—Other Covenants and Agreements—Change in the AIR Recommendation” and “The Merger Agreement—Expenses and Termination Fees” beginning on pages 82, 83 and 92, respectively, of this proxy statement for a more complete discussion of these restrictions and consequences.

Such provisions could discourage a potential acquiror that might have an interest in making a proposal from considering or proposing any such transaction. There also is a risk that the requirement to pay the AIR Termination Fee or expense reimbursement payment to Tenax in certain circumstances may result in a potential acquiror proposing to pay a lower per share price to acquire us than it might otherwise have proposed to pay.

Completion of the merger may require consents or trigger change in control or other provisions in certain agreements to which AIR is a party.

The completion of the Transactions may require consents or trigger change in control or other provisions in certain agreements to which AIR is a party. If Tenax and AIR are unable to obtain consents or negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements, discontinuing business relationships or seeking monetary damages. Even if Tenax and AIR are able to obtain consents or negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to AIR. Such action could cause AIR to lose business, increase the cost of doing business and/or lower profitability or have other adverse financial impacts.

The unaudited pro forma condensed combined financial statements and prospective financial information included in this proxy statement are presented for illustrative purposes only and the actual financial condition and results of operations of the combined company following the merger may differ materially.

The unaudited pro forma condensed combined financial statements and prospective financial information contained in this proxy statement are presented for illustrative purposes only; are based on various adjustments, assumptions and preliminary estimates; and do not represent the actual financial condition or results of operations of AIR and Tenax prior to the merger and may not be an indication of financial condition or results of operations of the combined company following the merger for several reasons. The actual financial condition and results of operations of AIR and Tenax prior to the merger and those of the combined company following the merger may not be consistent with, or evident from, these unaudited pro forma condensed combined financial statements and prospective financial information. In addition, the assumptions used in preparing the unaudited pro forma condensed combined financial statements and prospective financial information may not be realized, and other factors may affect AIR’s and Tenax’s respective financial condition or results of operations prior to the merger and the combined company’s financial condition or results of operations following the merger. For example, the number of shares of AIR common stock to be issued as merger consideration will depend on the adjustment mechanism set forth in the merger agreement, pursuant to which the implied per share price of AIR common stock is adjusted based on AIR’s net indebtedness relative to a target amount specified in the merger agreement. Furthermore, following the merger, AIR will conduct a review of its accounting policies in an effort to determine if differences in accounting policies require restatement or reclassification of results of operations or reclassification of assets or liabilities to conform to Tenax’s accounting policies and classifications. As a result of that review, the combined company may identify differences among the accounting policies of the companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial statements contained in this proxy statement. Any potential decline in AIR’s, Tenax’s or the combined company’s financial condition or results of operations may cause significant variations in the pro forma financial statements and AIR’s stock price following the closing of the merger.

The Debt Adjusted AIR Share Price at the closing may differ from current expectations which could result in greater dilution to existing AIR stockholders than currently anticipated.

The Debt Adjusted AIR Share Price, which determines the total number of shares of AIR common stock to be issued to the Tenax Members as merger consideration, the reference price for the post-closing tender offer and Redemption Rights, will not be finally determined until shortly before the closing. Based on AIR’s preliminary unaudited balance sheet as of March 31, 2026, the Debt Adjusted AIR Share Price is estimated to be approximately $3.16 per share, implying the issuance of approximately 122,560,607 shares of AIR common stock to the Tenax Members as merger consideration. However, the actual Debt Adjusted AIR Share Price may be materially lower than this estimate, resulting in the issuance of an even greater number of shares of AIR common stock to the Tenax Members, and there is no minimum floor on the Debt Adjusted AIR Share Price under the merger agreement.

The Debt Adjusted AIR Share Price is derived from a calculation of AIR’s net indebtedness as of the last day of the calendar month most recently ended more than 15 days prior to the closing date, and is subject to change between the date of this proxy statement and the closing as a result of, among other things, adverse developments in AIR’s business or financial condition, higher than expected levels of indebtedness, increases in accounts payable or accrued liabilities above the threshold specified in the merger agreement, or lower cash balances at AIR. A lower Debt Adjusted AIR Share Price would result in a larger number of additional shares being issued to the Tenax Members above the base of 94,400,000 shares, causing greater dilution to existing AIR stockholders than currently estimated, and would also reduce the reference price for the post-closing tender offer and the Redemption Rights. AIR stockholders should be aware that they will be voting on the stock issuance proposal without knowing the final Debt Adjusted AIR Share Price or the total number of shares to be issued to the Tenax Members at closing. For a description of the adjustment mechanisms, see the section entitled “The Merger Agreement—Adjustments to the Merger Consideration” beginning on page 74 of this proxy statement.

We may waive one or more of the conditions to the merger without resoliciting stockholder approval.

We may determine to waive, in whole or in part, one or more of the conditions to our obligations to complete the merger, to the extent permitted by applicable laws. We will evaluate the materiality of any such waiver and its effect on the AIR stockholders in light of the facts and circumstances at the time to determine whether any amendment of this proxy statement and resolicitation of proxies is required or warranted. In some cases, if the AIR Board determines that such a waiver is warranted but that such waiver or its effect on the AIR stockholders is not sufficiently material to warrant resolicitation of proxies, we have the discretion to complete the merger without seeking further stockholder approval. Any determination whether to waive any condition to the merger or as to resoliciting stockholder approval or amending this proxy statement as a result of a waiver will be made by us at the time of such waiver based on the facts and circumstances as they exist at that time.

If our due diligence investigation of Tenax was inadequate or if unexpected risks related to Tenax’s business materialize, it could have a material adverse effect on our stockholders’ investment.

Even though we conducted a due diligence investigation of Tenax, we cannot be sure that our diligence surfaced all material issues that may be present inside Tenax or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Tenax and its business and outside of its control will not arise later. If any such material issues arise, they may materially and adversely affect the ongoing business of AIR and our stockholders’ investment.

Because there is no public market for Tenax units, the valuation of Tenax is inherently uncertain.

The outstanding membership interests of Tenax are privately held and are not traded in any public market. As a result, the value of Tenax is inherently uncertain and difficult to determine. The number of shares of AIR common stock to be issued as the merger consideration will be determined in accordance with the adjustment mechanics set forth in the merger agreement, pursuant to which the implied per share price of AIR common stock is adjusted based on AIR’s net indebtedness relative to a target amount specified in the merger agreement. Because Tenax units are not publicly traded and there is no established market price for Tenax, the value of the shares of AIR common stock to be issued to the Tenax Members as the merger consideration may ultimately be greater than or less than the value that might be ascribed to Tenax in a public market as of the effective time. As a result, the merger consideration may not reflect the value that investors or analysts might independently assign to Tenax.

The tender offer and Redemption Rights arrangements may not provide AIR stockholders with the value or liquidity they may expect in connection with the merger.

AIR stockholders will not receive merger consideration directly in the merger. Instead, AIR has agreed to provide a post-closing tender offer under limited circumstances and, prior to the closing, to issue Redemption Rights that may become exercisable on the first anniversary of the closing under specified conditions. These arrangements are subject to significant limitations, including timing conditions, price-based triggers and, in the case of the tender offer, a limit of up to 1,000,000 shares. Accordingly, AIR stockholders may not be able to realize value through these arrangements, or may do so only on a delayed basis, and such mechanisms may not fully offset the dilution resulting from the merger.

Risks Relating to AIR Following the Merger

The market price for AIR common stock following the merger may be affected by factors different from those that historically have affected AIR common stock.

Following the merger, AIR’s business will include operations of Tenax that differ from AIR’s operations prior to the merger, and accordingly the results of operations of AIR following the merger will be affected by some factors that are different from those currently affecting our results of operations. This proxy statement describes the business of Tenax and incorporates by reference important information regarding our business and also describes important factors to consider in connection with those businesses and the business of AIR following the merger. For a discussion of these matters, see, for example, the sections entitled “Description of Tenax Business”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Tenax” and “Unaudited Pro Forma Condensed Combined Financial Information” beginning on pages 104, 111 and 96, respectively, in this proxy statement as well as the section entitled “Where You Can Find More Information” beginning on page 127 of this proxy statement for the location of information incorporated by reference into this proxy statement.

Combining AIR and Tenax may be more difficult, costly or time-consuming than expected, and the anticipated benefits and cost savings of the merger may not be realized.

We and Tenax have operated and, until the completion of the merger, will continue to operate independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on our ability to successfully combine and integrate our business with the business of Tenax.

The merger will involve the integration of Tenax’s business with our existing business, which is a complex, costly and time-consuming process. It is possible that the pendency of the merger and/or the integration process could result in material challenges, including, without limitation:

●	the diversion of management’s attention from ongoing business concerns and performance shortfalls at one or both of the companies as a result of the devotion of management’s attention to the merger;

●	managing a larger combined company;

●	the transition of management from AIR’s executive management team to Tenax’s executive management team;

●	maintaining employee morale and retaining key management and other employees;

●	the possibility of faulty assumptions underlying expectations regarding the integration process;

●	retaining existing business and operational relationships and attracting new business and operational relationships;

●	consolidating corporate and administrative infrastructures and eliminating duplicative operations and inconsistencies in standards, controls, procedures and policies;

●	integrating the companies’ financial reporting and internal control systems, including compliance by the combined company with Section 404 of the Sarbanes-Oxley Act of 2002, as amended, and the rules promulgated thereunder by the SEC;

●	adapting Tenax’s management team and operational infrastructure to the reporting, disclosure and governance obligations applicable to SEC reporting companies, including under the Exchange Act, the Sarbanes-Oxley Act and the NYSE American listing requirements, to which Tenax has not previously been subject;

●	remediating AIR’s existing material weakness in internal controls over financial reporting, which has remained unremediated since 2022, while simultaneously integrating Tenax’s financial reporting and control systems, which have not previously been subject to the requirements applicable to SEC reporting companies;

●	coordinating geographically separate organizations;

●	maintaining and protecting the competitive advantages of each of AIR and Tenax, including the trade secrets, know-how and intellectual property related to their respective production processes;

●	unanticipated issues in integrating information technology, communications and other systems; and

●	unforeseen expenses or delays associated with the merger.

Many of these factors will be outside of the combined company’s control, and any one of them could result in delays, increased costs, decreases in revenues and diversion of management’s time and energy, which could materially affect the combined company’s financial position, results of operations and cash flows following the merger.

If we or Tenax experience difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. These integration matters could have an adverse effect on (i) each of AIR and Tenax during this transition period and (ii) the combined company for an undetermined period after completion of the merger. In addition, the actual cost savings of the merger could be less than anticipated.

AIR could lose key personnel or may be unable to recruit qualified personnel following the merger.

AIR’s future success depends upon the continued contributions of our senior management and other key personnel and the ability to retain and motivate them. If we are unable to retain and motivate the senior management team and other key personnel sufficiently to maintain our current business and, following the merger, support the projected growth and initiatives of the combined business, our respective business and financial performance may be adversely affected.

The future results of AIR may be adversely affected if AIR does not effectively manage its expanded operations following the completion of the merger.

Following the completion of the merger, the size of AIR’s business will be significantly larger than the current size of either our or Tenax’s respective businesses. AIR’s ability to successfully manage this expanded business will depend, in part, upon management’s ability to design and implement strategic initiatives that address not only the integration of two discrete companies, but also the increased scale and scope of the combined business with its associated increased costs and complexity. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings and other benefits currently anticipated from the merger.

AIR is expected to incur substantial expenses related to the completion of the merger and the integration of AIR and Tenax.

We and Tenax have incurred, and expect to continue to incur, a number of nonrecurring costs associated with the merger and combining the operations of the two companies. The substantial majority of nonrecurring expenses will be composed of transaction and regulatory costs related to the merger. AIR also will incur transaction fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. We and Tenax continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the merger and the integration of the two companies’ businesses.

Following the merger, the composition of the AIR Board will be different than the composition of the current AIR Board.

Upon consummation of the merger, the composition of the AIR Board will be different than the current AIR Board. The AIR Board currently consists of six directors. Upon the consummation of the merger, the AIR Board will consist of no fewer than eight directors:

●	no fewer than six individuals will be designated by Tenax; and

●	two individuals will be mutually agreed upon by Tenax and AIR.

This new composition of AIR Board may affect the future decisions of AIR.

Following the merger, AIR will meet the requirements to be a “controlled company” within the meaning of the rules of the NYSE American and, as a result, will qualify for and, for so long as it so qualifies, intends to rely on exemptions from certain corporate governance standards, which limit the presence of independent directors on its board of directors or board committees.

Following the merger, approximately 96% of the outstanding shares of AIR common stock will be held by the Tenax Members, on a fully diluted basis, and approximately 4% will be held by the current AIR stockholders, on a fully diluted basis, in each case, subject to adjustment in accordance with the terms of the merger agreement, including as a result of changes in the Debt Adjusted AIR Share Price, which may affect the number of shares to be issued. NEH will own approximately 81% of the fully diluted shares of AIR common stock.

As a result, AIR will be a “controlled company” for purposes of Section 801(a) of the NYSE American Company Guide and will be exempt from certain governance requirements otherwise required by the NYSE American. Under Section 801(a), a company in which over 50% of the voting power is held by an individual, a group or another company is a “controlled company” and is exempt from certain corporate governance requirements, including requirements that (1) a majority of AIR’s board of directors consist of independent directors, (2) director nominees be selected or recommended for selection by a majority of the independent directors or by a nominating committee composed solely of independent directors and (3) compensation of the chief executive officer be determined or recommended to the board of directors by a majority of its independent directors or by a compensation committee composed of independent directors. Following the consummation of the merger, AIR will continue to have an Audit Committee that is composed entirely of independent directors.

As a result, the procedures for approving significant corporate decisions could be determined by directors who have a direct or indirect interest in such decisions, and the AIR stockholders will not have the same protections afforded to stockholders of other companies that are required to comply with the independence rules of the NYSE American.

Following the merger, AIR is expected to meet the requirements to be a “Smaller Reporting Company” within the meaning of the rules of the NYSE American and, as a result, is expected to qualify for and, if and for so long as it so qualifies, intends to rely on exemptions from certain corporate governance standards, which limit the presence of independent directors on its board of directors or board committees and the presence of an independent compensation consultant.

Following the merger, AIR’s public float will be approximately $[●].

As a result, AIR is expected to qualify as a “Smaller Reporting Company” for purposes of Section 801(h) of the NYSE American Company Guide and will be exempt from certain governance requirements otherwise required by the NYSE American. Under Section 801(h), a company that satisfies the definition of smaller reporting company in Rule 12b-2 of the Exchange Act, meaning it is an issuer that is not an investment company, an asset-backed issuer or a majority-owned subsidiary of a parent that is not a smaller reporting company and that (1) has a public float of less than $250 million or (2) has annual revenues of less than $100 million and either (i) no public float or (ii) a public float of less than $700 million, is a “Smaller Reporting Company”. Smaller Reporting Companies are only required to maintain a board of directors composed of at least 50% independent directors (rather than a majority of independent directors) and an audit committee of at least two independent members (rather than three independent members). In addition, Smaller Reporting Companies are not subject to the same independence requirements for the compensation committee and compensation consultants.

As a result, the procedures for approving significant corporate decisions could be determined by directors who have a direct or indirect interest in such decisions, and the AIR stockholders will not have the same protections afforded to stockholders of other companies that are required to comply with the independence rules of the NYSE American.

As a condition to consummation of the merger, unless waived by Tenax, AIR stockholders must adopt a provision permitting AIR stockholders to act by written consent in lieu of a stockholder meeting under only certain limited circumstances.

Under AIR’s existing articles of incorporation and bylaws, AIR stockholders are currently not permitted to take stockholder action by written consent in lieu of a stockholder meeting. As a condition to completion of the merger, unless waived by Tenax, the AIR stockholders must adopt a proposal to amend the articles of incorporation of AIR to authorize stockholder action by written consent in lieu of a stockholder meeting at any time while NTC Group, Thomas Foley and Taran Bakker and their respective affiliates collectively beneficially own at least a majority of the voting power of the outstanding shares of AIR common stock. At any time when NTC Group, Thomas Foley and Taran Bakker and their respective affiliates collectively do not beneficially own at least a majority of the voting power of the outstanding shares of AIR common stock, any action required to be taken or permitted to be taken by stockholders of AIR may be effected only at a duly called annual or special meeting of stockholders and may not be taken by written consent. A reinstatement of a prohibition on stockholder action by written consent at any time when NTC Group, Thomas Foley and Taran Bakker and their respective affiliates no longer collectively beneficially own at least a majority of the voting power of the outstanding shares of AIR common stock may be considered an anti-takeover measure by forcing a potential acquirer to take control of AIR only at a duly called special or annual meeting.

If the combined company fails to comply with the initial listing requirements of the NYSE American, shares of AIR common stock could face possible delisting, which would result in, among other things, a limited public market for shares of AIR common stock and make obtaining future debt or equity financing more difficult for us.

Under Section 341 of the NYSE American Company Guide, if a listed issuer engages in a reverse merger, it will be eligible for continued listing on the NYSE American only if the post-transaction entity meets the standards for initial listing. Companies listed on the NYSE American are subject to initial listing standards that require, among other things, a minimum share price of $4.00 per share. As of the date of this proxy statement, it is reasonably likely that the price per share of AIR common stock at the effective time will be less than $4.00, meaning the combined company would fail to meet the standards for initial listing on the NYSE American. As a result, prior to the closing, AIR may file a certificate of change with the Nevada Secretary of State to effect, pursuant to NRS 78.207, a reverse stock split of the issued and outstanding shares of AIR common stock at a ratio ranging from one (1) post-split share of AIR common stock for every two (2) pre-split shares of AIR common stock to one (1) post-split share of AIR common stock for every five (5) pre-split shares of AIR common stock, while simultaneously reducing the number of authorized shares of AIR common stock under the articles of incorporation of AIR by a corresponding factor. Pursuant to NRS 78.207, the AIR Board has the authority to effect a reverse stock split without stockholder approval. However, if we are unable for any reason to effect a share consolidation, shares of AIR common stock may be delisted from the NYSE American. If shares of AIR common stock are delisted from the NYSE American, they would likely trade on the over-the-counter market, which could significantly reduce the liquidity and market price of AIR common stock, limit our ability to raise additional capital through issuances of equity, result in a loss of confidence by investors, third-party providers and employees and make AIR common stock subject to “penny stock” rules, which would impose additional burdens on broker-dealers and further restrict secondary market trading of AIR common stock. Any such delisting would have a material adverse effect on our financial condition.

The issuance of a substantial number of shares of AIR common stock in the merger, and the potential resale of such shares following the merger, may negatively affect the market price of AIR common stock.

In the merger, AIR will issue a substantial number of shares of AIR common stock to the Tenax Members, who are expected to own approximately 96% of the outstanding shares of AIR common stock following the merger, on a fully diluted basis, in each case, subject to adjustment in accordance with the terms of the merger agreement, including as a result of changes in the Debt Adjusted AIR Share Price, which may affect the number of shares to be issued. In addition, the registration rights agreement will grant Tenax Members registration rights for the resale of shares of AIR common stock held by them. See the section entitled “Other Related Agreements—Registration Rights Agreement” beginning on page 94 of this proxy statement. The market price of AIR common stock could decline as a result of sales of a large number of shares of AIR common stock in the market after the exercise of such registration rights, or even the perception that these sales could occur.

Following the completion of the merger, NEH will be AIR’s largest stockholder, owning approximately 81% of the fully diluted shares of the AIR common stock, and will have the ability to exercise significant influence over decisions requiring the AIR stockholders’ approval.

AIR will be controlled by NEH following the completion of the merger. NEH will own approximately 81% of the fully diluted shares of the AIR common stock. As a result, NEH will have the ability to exercise significant influence over decisions requiring approval of the AIR stockholders, including the election of directors, amendments to AIR’s articles of incorporation and approval of significant corporate transactions, such as a merger or other sale of AIR or its assets.

This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of AIR and may negatively affect the market price of AIR’s Common Stock. Also, NEH and its affiliates are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete with AIR. NEH or its affiliates may also pursue acquisition opportunities that are complementary to AIR’s business and, as a result, those acquisition opportunities may not be available to AIR.

Risks Relating to Tenax’s Business

Tenax depends on winning profitable business in competitive markets from U.S. government customers for a significant portion of its revenue.

Tenax derives a substantial portion of its revenue from contracts with the U.S. government, the most significant of which are typically awarded through a rigorous competitive bidding process. This competitive bidding process presents several risks, including the following:

●	Tenax may bid on programs for which the work activities, deliverables and timelines are vague or for which the solicitation incompletely describes the actual work, which may result in inaccurate pricing assumptions;

●	Tenax may incur substantial costs and spend a significant amount of managerial time and effort preparing bids and proposals with no guarantee of winning new business; and

●	Tenax may realize the lost opportunity cost of not bidding on and winning other contracts that it may have pursued otherwise.

Reductions in the number and amounts of new awards, delays in the timing of anticipated awards or potential cancellations of such awards as a result of government appropriations or funding priorities, economic conditions, geopolitical pressures, material and equipment pricing and availability or other factors could adversely affect Tenax’s long-term financial results.

Following contract award, Tenax may also encounter significant expense associated with transitioning to a new contract, delay, contract modifications or the contract may be protested. Any project delays, cancellations, contract modifications or protests may adversely affect its business, financial condition, liquidity or results of operations.

In addition, Tenax faces rigorous competition and pricing pressures for any additional contract awards from the U.S. government. Many of Tenax’s existing contracts must be recompeted when the original period of performance ends. Recompetes represent opportunities for competitors to take business away from Tenax. Recompetes also represent opportunities for Tenax’s customers to obtain more favorable terms from Tenax that may present finance and performance risk. Tenax may be required to qualify or continue to qualify under multiple award contracts, and it may be more difficult for Tenax to pursue or win future task orders. If Tenax is unable to consistently win new contract awards, or successfully win recompetes for its existing contracts, Tenax’s business and prospects will be adversely affected, and its actual results may differ materially and adversely from those anticipated.

Tenax derives a significant portion of its revenue from a concentrated number of large contracts, and the loss or material reduction of any of these contracts may adversely affect its business, financial condition, liquidity or results of operations.

Tenax derives a significant portion of its revenues from the U.S. Forest Service Aerial Supervision Module program, the U.S. Army Geospatial Center’s HR3D program and the U.S. Navy Contracted Air Services Stand Off Jamming program. The loss of any of these contracts, significant changes in the prices or other important terms provided under any of these contracts or adverse developments with respect to these customers’ funding could materially reduce Tenax’s revenue, results of operations and cash flows.

Termination, expiration or non-renewal of Tenax’s existing U.S. government contracts may adversely affect its business.

Tenax’s U.S. government contracts generally are of a finite duration. The termination, expiration or non-renewal of Tenax’s existing U.S. government contracts could result in a loss of anticipated future revenue, which may adversely affect its business, financial condition, liquidity or results of operations.

The U.S. government may stop work or terminate any of Tenax’s government contracts, in whole or in part, at any time at its convenience with little or no notice in accordance with federal acquisition regulations. In addition, for some of its contracts, Tenax is a subcontractor and not the prime contractor, and in those arrangements, the U.S. government could terminate the prime contractor for convenience without regard for Tenax’s performance as a subcontractor. Tenax can give no assurance that one or more of its U.S. government contracts will not be terminated under such circumstances.

The U.S. government may also terminate Tenax’s contracts for default if Tenax fails to meet its obligations under a contract. If any of Tenax’s contracts were terminated for convenience, Tenax generally would be entitled to receive payment for work completed and allowable termination or cancellation costs incurred on or prior to the termination effective date. If any of Tenax’s government contracts were terminated for default, generally the customer would pay Tenax only for the work that has been accepted. Moreover, the customer can require Tenax to pay the difference between the original contract price and the cost to re-procure the contract deliverables, net of the work accepted from the original contract. In addition, the U.S. government can also hold Tenax liable for damages resulting from the default.

The expiration, non-renewal or early termination of any government contracts, whether for convenience or default, would adversely affect Tenax’s current programs and reduce its revenue, earnings and cash flows. A termination for default may also negatively affect Tenax’s reputation, performance ratings and ability to win new government contracts, particularly for contracts covering the same or similar types of services, affect Tenax’s ability to receive extensions on current contracts and complete the full period of performance of such contracts and may lead to increased litigation costs associated with challenging such early termination.

A reduction in U.S. government funding, a change in U.S. government spending priorities or a U.S. government shutdown may adversely affect Tenax’s business, financial condition, liquidity or results of operations.

Tenax’s contracts and revenue greatly depend upon the budgets of certain departments and agencies of the U.S. government, which are subject to the congressional budget authorization and appropriations process and are difficult to predict. The U.S. Congress usually appropriates funds for a given program on an October 1 to September 30 fiscal year basis. Most of Tenax’s U.S. government contracts, whether directly held or subcontracted through a prime contractor, are funded with operation and management (“O&M”) funds, which can only be committed for the current fiscal year. As a result, most of Tenax’s U.S. government contracts have a one-year base period and two to four option years. Funding for the option years is not guaranteed and must be appropriated by the U.S. Congress in future fiscal years. Impacts on the budgets of certain departments and agencies of the U.S. government are a function of many factors beyond Tenax’s control, including, but not limited to, changes in U.S. procurement policies, budget considerations, the federal debt ceiling, current and future economic conditions, presidential administration and congressional priorities, continuing resolutions, changing national security and defense requirements, geopolitical developments and actual fiscal year congressional appropriations for defense budgets. Any of these factors could result in a significant redirection of current and future budgets of certain departments and agencies of the U.S. government and affect Tenax’s future operations and cash flows. Such factors may have a direct bearing on Tenax’s new business opportunities as well as on whether the U.S. government will exercise its options for services under existing contracts, thus affecting the timing and volume of Tenax’s business.

Tenax has also faced, and may in the future face, a prolonged government shutdown, such as the 2025 U.S. federal government shutdown. A prolonged government shutdown could limit Tenax’s ability to be awarded new work, receive additional orders on current contracts, win recompetes or be paid under current contracts.

If Tenax fails to comply with laws and regulations governing federal contractors, Tenax could lose business and be liable for various penalties or sanctions.

Tenax must comply with laws and regulations relating to the formation, administration and performance of government contracts. These laws and regulations include the Federal Acquisition Regulations (“FAR”), Defense Federal Acquisition Regulations, the Truth in Negotiations Act, the Procurement Integrity Act, the Civil False Claims Act, Cost Accounting Standards and laws, regulations and orders restricting the use and dissemination of classified information under the U.S. export control laws and the export of certain products and technical information and safeguarding of contractor information systems. Substantive policy and enforcement priorities related to government contracts are changing very quickly and sometimes ambiguously, adding to the risk. For example, FAR is currently under a comprehensive review and re-write, which may affect Tenax’s business and overall risk once implemented.

In addition, Tenax is subject to U.S. government inquiries and investigations, including periodic audits of costs that Tenax determines are reimbursable under government contracts. U.S. government agencies routinely audit government contractors, including Tenax, to review performance under contracts, cost structure, compliance with applicable contracting and procurement laws, regulations and standards and compliance with applicable cybersecurity requirements, as well as the adequacy of and compliance with internal control systems and policies, including the contractor’s purchasing, property, estimating, compensation and management information systems. Any costs found to be misclassified, inaccurately allocated to a specific contract or otherwise unallowable are not reimbursable and, to the extent already reimbursed, must be refunded. If an audit uncovers improper or illegal activities, Tenax could be subject to possible civil and criminal penalties, sanctions or suspension or debarment. Whether or not illegal activities are alleged, the U.S. government has the ability to decrease or withhold certain payments when it deems systems to be inadequate, with significant financial impact, regardless of the ultimate outcome. As a result of such actions, Tenax may be subject to increased scrutiny, identified for enforcement action or required to engage in remediation efforts, any or all of which could damage Tenax’s reputation, increase its costs (including compliance costs) and risks, create operational challenges or adversely affect its competitiveness. In addition, Tenax risks serious reputational harm in situations involving allegations of impropriety made against Tenax or Tenax’s business partners. Finally, any inadequacies in Tenax’s systems and policies could result in termination of a contract, forfeiture of profits, suspension of payments, fines or suspension or debarment from U.S. government contracting or subcontracting for a period of time.

In addition, facility and personnel security clearances are required in order to be awarded and be able to perform on certain contracts for the U.S. government, which are a significant part of Tenax’s business. Tenax has obtained clearances at appropriate levels that require stringent qualifications, and Tenax may be required to seek higher-level clearances in the future. If for some reason Tenax’s security clearances are invalidated or terminated, Tenax may not be able to continue to perform under some of its contracts or be able to enter into new contracts requiring security clearances, which could affect its ability to maintain current business and to compete for and win new business.

Tenax’s industry is heavily regulated, and if Tenax fails to comply with applicable requirements, its results of operations could suffer.

Tenax’s industry is highly regulated by multiple regulatory authorities within the U.S. government. Before Tenax makes modifications to any airframes, they must meet certain standards of airworthiness established by these regulatory authorities. New and more stringent governmental regulations may be adopted in the future that, if enacted, may have an adverse impact on Tenax. If any of Tenax’s material licenses, certificates, authorizations or approvals were revoked or suspended, its business, financial condition, liquidity and results of operations may be adversely affected.

Violations of applicable laws or regulations by Tenax or by those with whom or through whom Tenax does business could subject Tenax to administrative, civil or criminal investigations and monetary and non-monetary penalties, including suspension and debarment, which could negatively affect its reputation and ability to conduct business and may adversely affect its business, financial condition, liquidity or results of operations.

Tenax’s reputation, ability to do business and financial condition, liquidity and/or results of operations may be affected by the improper conduct of its employees, agents, suppliers, subcontractors or partners.

Misconduct, fraud or other improper activities by Tenax’s employees, agents, suppliers, subcontractors or business partners could have a material adverse impact on its business and reputation. Such misconduct could include the failure to comply with federal, state, local or foreign government procurement regulations, regulations regarding the protection of classified or personal information, legislation regarding the pricing of labor and other costs in government contracts, regulations pertaining to the internal controls over financial reporting, laws and regulations relating to environmental matters, bribery of foreign government officials, lobbying or similar activities, boycotts, antitrust and any other applicable laws or regulations. In addition, misconduct involving data security lapses or inadequate cybersecurity protections resulting in the compromise of personal information or the improper use of Tenax’s customers’ sensitive or classified information could result in remediation costs, regulatory sanctions against Tenax and serious harm to its reputation. Although Tenax has implemented internal policies, procedures, controls and training that are designed to prevent and detect these activities, these precautions may not prevent all misconduct and, as a result, Tenax could face unknown risks or losses. Misconduct by any of Tenax’s employees, agents, suppliers, subcontractors or business partners or Tenax’s failure to comply with applicable laws or regulations or with applicable internal policies, procedures and controls could create a deficiency in internal controls over financial reporting, subject Tenax to fines and penalties, loss of security clearance, loss of current and future customer contracts and suspension or debarment from contracting with federal, state or local government agencies, any of which may adversely affect its business, financial condition, liquidity or results of operations.

Tenax depends on key personnel at NTC Group, and the loss of these key personnel could adversely affect Tenax’s operations, customer relationships and ability to execute its acquisition strategy.

Tom Foley and Taran Bakker are majority owners of Tenax and are actively engaged in overseeing Tenax’s operations, including making important decisions regarding contract pricing, hiring, capital expenditures, refinancings and strategy. Mr. Foley and Mr. Bakker also maintain networks of relationships in the aerospace and defense industry and among Tenax’s customers that are important to Tenax’s ability to maintain and grow its business.

Mr. Foley and Mr. Bakker are also responsible for directing Tenax’s acquisition strategy and efforts to identify and evaluate potential acquisitions. Tenax has limited internal personnel with the experience necessary to independently source, negotiate and execute acquisitions without the involvement of Mr. Foley and Mr. Bakker.

If either Mr. Foley or Mr. Bakker ceased to be involved at Tenax, Tenax may be unable to replace their expertise, industry knowledge and relationships on a timely basis or at all, which could disrupt Tenax’s operations, harm Tenax’s business and customer relationships, impair Tenax’s ability to secure new contracts and execute acquisitions and adversely affect Tenax’s business, financial condition, liquidity or results of operations.

Supply chain disruptions could have adverse effects on Tenax’s ability to provide certain products and services.

Tenax’s ability to provide products and services to its customers requires its partners to provide a variety of components and services. In addition, Tenax is required to procure certain components and services from U.S. government-approved sources. Heightened regulatory requirements that may apply to these sources can further limit the subcontractors and suppliers Tenax may use. Legislation, regulatory changes or other governmental actions, including product certification or stewardship requirements, sourcing restrictions, tariffs, export controls, embargoes, product authenticity, cybersecurity regulation and environmental standards may all affect Tenax’s subcontractors and suppliers.

From time to time, Tenax’s subcontractors and suppliers experience financial and operational difficulties outside of Tenax’s direct control, which may affect their ability to deliver the components and services Tenax needs.

Market values for Tenax’s aviation products fluctuate, and Tenax may be unable to recover costs incurred with respect to aircraft or aircraft equipment or parts.

Tenax makes a number of assumptions when determining the recoverability of aircraft, aircraft equipment, aircraft parts and other assets which it owns in support of its customers’ requirements. These assumptions include historical sales trends, current and expected usage trends, replacement values, current and expected lease rates, maintenance expenses, residual values, future demand and future cash flows. The value of any given aircraft model, or any equipment or parts applicable thereto, can vary significantly based on supply in the marketplace. In addition, reductions in demand for these assets or declining market values, as well as differences between actual results and the assumptions Tenax uses in determining the recoverability of its assets, could result in impairment charges in future periods, may adversely affect its business, financial condition, liquidity or results of operations.

Tenax may not be able to recover aircraft or aircraft equipment or parts when a customer defaults on a contract, and even if Tenax is able to do so, it may have to expend significant resources in the recovery of such assets. Third-party liens on such assets could further impair Tenax’s ability to recover and sell or enter into a new contract with those assets.

When a customer defaults on its obligations under a contract and does not cure such default in a timely manner, Tenax typically seeks to terminate the applicable contract and recover the aircraft or aircraft equipment or parts. If a defaulting customer contests the termination and recovery or is under court protection, enforcement of Tenax’s rights under the contract may be difficult, expensive and time-consuming. In the event the aircraft or aircraft equipment or parts are located outside of the United States, Tenax may need to obtain governmental consents to export such aircraft or aircraft equipment or parts back to the United States. As a result, the relevant asset may not generate revenue for a prolonged period. In addition, Tenax will incur direct costs associated with recovering its aircraft or aircraft equipment or parts, which may include legal and similar costs, costs of transporting, storing and insuring the aircraft or aircraft equipment or parts and costs associated with necessary maintenance and recordkeeping to make the aircraft or aircraft equipment or parts available for a new contract or sale. During this time, Tenax will not realize revenue from the aircraft or aircraft equipment or parts being recovered and will continue to be obligated to pay any debt financing related to the aircraft or aircraft equipment or parts. In addition, when a customer has protection under the U.S. Bankruptcy Code, creditors (including Tenax) are automatically stayed from enforcing their rights.

The risks associated with customer defaults and asset recovery may be further compounded where third-party liens have attached to the relevant aircraft or aircraft equipment or parts. Liens in favor of third parties may be attached to aircraft or aircraft equipment or parts Tenax owns, and these liens may secure substantial sums that may in certain circumstances exceed the value of the particular aircraft or aircraft equipment or parts to which the liens have attached. In certain jurisdictions, a lien may give the lien holder the right to detain, in limited cases sell, or cause the forfeiture of the aircraft or aircraft equipment or parts subject to the lien. Liens held by third parties may have priority over Tenax’s and its creditors’ interest in the respective aircraft or aircraft equipment or parts because the third-party liens have priority under applicable law. These liens and lien holders could impair Tenax’s ability to recover and re-contract or sell its aircraft or aircraft equipment or parts. If Tenax’s customers do not discharge these liens, Tenax may find it necessary to pay the claims secured by such liens in order to recover the aircraft or aircraft equipment or parts subject to such third-party liens.

Tenax’s operations would be adversely affected by a shortage of skilled personnel or work stoppages.

Tenax depends on an educated and highly skilled workforce because of the complex nature of many of its products and services. Tenax’s ability to operate successfully and meet its customers’ demands could be jeopardized if Tenax is unable to attract and retain a sufficient number of qualified personnel, including qualified licensed mechanics, to conduct its business, or if Tenax experiences a significant or prolonged work stoppage. The increasing competition for highly skilled and talented personnel in the industries in which Tenax operates could result in higher compensation costs, difficulties in maintaining a capable workforce and leadership development and succession planning challenges. These and similar events may adversely affect its business, financial condition, liquidity or results of operations.

Tenax depends on continued availability of financing to manage its business and to execute its business strategy, and additional financing may not be available on terms acceptable to Tenax.

Tenax’s ability to manage its business and to execute its business strategy depends, in part, on the continued availability of debt and equity capital. Access to the debt and equity capital markets may be limited by various factors, including the condition of overall credit markets, general economic factors, interest rates, state of the aviation industry, financial performance and credit ratings. Debt and equity capital may not continue to be available to Tenax on favorable terms, or at all. Tenax’s inability to obtain financing on favorable terms may adversely affect its business, financial condition, liquidity or results of operations.

Tenax operates in highly competitive markets, and competitive pressures may adversely affect it.

Tenax’s business is highly competitive, and Tenax sometimes competes with larger companies that may have greater name recognition, greater financial resources and larger technical staff, as well as companies with a competitive advantage due to a small business designation. Within the aviation industry, companies have engaged in mergers and acquisitions to increase their competitive position. Tenax’s competitors may provide customers with different or greater capabilities or better contract terms than Tenax can provide, including past performance, geographic presence, price and the availability of qualified professional personnel. In addition, Tenax’s competitors may consolidate or establish teaming or other relationships among themselves or with third parties to increase their ability to address customers’ needs. If Tenax is unable to compete successfully against its current or future competitors, it may experience declines in revenue and market share, which may adversely affect its business, financial condition, liquidity or results of operations.

Tenax may need to make significant capital expenditures to keep pace with technological developments in the aviation industry.

The aviation industry, and in particular the specialized verticals in which Tenax operates, is constantly undergoing development and change, and new products, equipment and methods of repair and overhaul services are introduced on an ongoing basis. In order to keep pace with technological and other developments in its industry, Tenax sometimes needs to expend significant capital to develop information technology solutions, purchase new equipment, train its employees in the new methods of service or implement new processes to increase both efficiency and capacity. Not all projects may be implemented as anticipated as a result of various factors, including ability to meet customer specifications, delivery schedules and unique contractual requirements, supplier performance, subcontractor performance and Tenax’s ability to accurately estimate costs and timing associated with such projects. If projects do not achieve anticipated increases in efficiency or capacity, Tenax’s returns on these capital expenditures may be lower than expected. Failure to react quickly to industry trends and manage its offerings and innovation activities responsively could decrease the competitiveness of Tenax’s services, harm its reputation and negatively affect its ability to compete and attract top talent.

Tenax uses estimates in accounting for some of its contracts, and changes in its estimates could adversely affect its future financial results.

Contract accounting requires judgments relative to assessing risks, including risks associated with estimating contract transaction prices and costs, determination of certain contract prices, assumptions for schedule and technical issues, customer-directed delays and reductions in scheduled deliveries and unfavorable resolutions of claims and contractual matters. Due to the size and nature of certain of Tenax’s contracts, the estimation of total costs at completion is complicated and subject to certain variables. For example, Tenax must make assumptions regarding the length of time to complete certain contracts because costs include expected increases in wages and prices for materials, and Tenax must consider incentives or penalties related to performance on contracts and include them in the variable consideration to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the related uncertainty is resolved. Because of these judgments and estimation processes, it is possible that materially different amounts could be recorded if Tenax used different assumptions or if the underlying circumstances were to change. Changes in underlying assumptions, circumstances or estimates may adversely affect Tenax’s business, financial condition, liquidity or results of operations.

Tenax’s business could be negatively affected by cyber or other security threats or other disruptions.

Tenax’s business depends on information technology and computerized systems to communicate and operate effectively. Tenax stores sensitive data including proprietary business information, intellectual property and confidential employee or other personal data on its servers and databases. Tenax also relies on third parties to host certain enterprise systems that manage and host Tenax’s data and that of its customers. Tenax’s systems and technologies, or those of third parties on which Tenax relies, could fail or become unreliable due to equipment failures, software viruses, cyber threats or cyber incidents, ransomware attacks, employee error or malfeasance, terrorist acts, natural disasters, power or telecommunications failures, political or social unrest, pandemics or other public health issues or other causes. These threats arise in some cases as a result of Tenax’s role as a defense contractor. Tenax’s customers, including the U.S. government, are increasingly requiring cybersecurity protections and mandating cybersecurity standards in its products, and Tenax has incurred and expects to continue to incur additional cost to comply with such demands.

If Tenax’s systems, data or any third-party service that Tenax uses are unavailable for any reason, Tenax’s customers may experience service interruptions, which could significantly affect Tenax’s operations, reputation, business and financial results. Lack of access to Tenax’s data and that of its clients, or failure of its systems or those of its third-party service providers, may result in interruptions in Tenax’s service, all of which may cause a loss in customers, refunds and/or material harm to Tenax’s reputation and operating results.

In addition, Tenax can make no assurances that it will be able to mitigate, detect, prevent, timely and adequately respond to or fully recover from the negative effects of cybersecurity incidents or other cybersecurity compromises, and such cybersecurity incidents, depending on their nature and scope, could potentially result in financial loss, reputational damage, damage to Tenax’s IT systems, data loss, litigation with third parties, theft of intellectual property, fines, customer attrition, diminution in the value of Tenax’s investment in research and development and increased cybersecurity protection and remediation costs due to the increasing sophistication and proliferation of threats, which in turn could adversely affect Tenax’s competitiveness and results of operations. Any imposition of liability may adversely affect Tenax’s business, financial condition, liquidity or results of operations.

Tenax’s operations depend on its aircraft and hangars, and damage to, or disruption affecting, those assets could materially adversely affect its business, financial condition or results of operations.

The operation of aircraft inherently involves a substantial degree of risk. Tenax’s aircraft and hangars are subject to hazards including mechanical failures, crashes, collisions, human error, fires and other operational incidents. These risks may result in damage to aircraft or other property and equipment, and, in certain circumstances, personal injury or loss of life, which could give rise to liability exposure, as well as suspension or reduction of operations, reduced flight hours, the grounding of affected aircraft or entire aircraft types or limitations in available ground facilities.

An accident or other incident involving Tenax’s aircraft could require the repair or replacement of the damaged asset and result in its temporary or permanent loss from service or use. Any such damage or loss of use could cause significant delays in provision of services and the loss of sales and customers, as well as result in potential liability exposure.

While Tenax maintains insurance coverage to cover certain risks of losses for damage to or destruction of aircraft and for interruption of its business, such insurance may not cover specific losses, and the amount of its insurance coverage may not be adequate to cover all of its losses.

Restrictive and financial covenants in the documents governing Tenax’s existing and any future indebtedness may limit its current and future operations, particularly Tenax’s ability to respond to changes in its business or to pursue its business strategies.

Certain current financing arrangements, including the Credit Agreement, dated as of January 7, 2026, among Tenax Holdco, LLC and the lenders party thereto (the “Tenax Credit Agreement”), and the Second Lien Credit Agreement, dated as of January 7, 2026, among Tenax Aerospace Holdings, LLC, certain other credit parties party thereto from time to time, and the lenders party thereto (the “Tenax Second Lien Credit Agreement”), require Tenax and its affiliates to comply with various restrictive covenants, and in certain cases contain financial covenants that require Tenax and its affiliates to comply with specified financial ratios and tests. Tenax’s or its affiliates’ failure to meet these covenants could result in default under these credit agreements and may result in a cross-default under other loan and debt agreements. In the event of a default and Tenax’s inability to obtain a waiver of the default, all amounts outstanding under such debt agreements could be declared immediately due and payable. Tenax’s or its affiliates’ failure to comply with these covenants may adversely affect its business, financial condition, liquidity or results of operations.

Restrictive covenants in the documents governing Tenax’s existing and any future indebtedness could adversely affect Tenax’s ability to finance its operations, make strategic acquisitions or investments, withstand a future downturn in its business or the economy in general, engage in business activities, including future opportunities, that may be in its interest, plan for or react to market conditions or otherwise execute its business strategies. In particular, the Tenax Credit Agreement and the Tenax Second Lien Credit Agreement contain change of control provisions that could delay or impair beneficial mergers and acquisitions involving Tenax.

INFORMATION ABOUT THE SPECIAL MEETING

AIR Stockholders Meeting

Place:	1460 Fifth Avenue, Bay Shore, New York 11706

Time:	[●], 2026, at [●] [A.M./P.M.], Eastern Time

Record Date for the Special Meeting:	[●], 2026

How to Vote

If you are a stockholder as of the record date for the special meeting, you may cast your vote in one of the following ways:

In Person:	If you are attending the special meeting, you may cast your vote in person. If you plan to attend the special meeting, please be aware of the admission requirements set forth under the section entitled “Questions and Answers About the Merger and the Special Meeting—Do I need a ticket to attend the special meeting?” beginning on page 8 of this proxy statement.

By Internet:	Stockholders who have received a proxy card or voting instruction form may vote over the Internet by visiting the website indicated and following the instructions on the proxy card or voting instruction form.

By Telephone:	Stockholders of record who live in the United States or Canada may submit proxies by telephone by calling 1-800-690-6903 and following the instructions. Most stockholders who are beneficial owners of their shares, but not stockholders of record, living in the United States or Canada and who have received a voting instruction form may vote by phone, by calling the number specified on the voting instruction form provided by their broker, trustee or nominee.

By Mail:	Stockholders who have received a proxy card or voting instruction form may submit proxies by completing, signing and dating their proxy card or voting instruction form and mailing it in the accompanying pre-addressed envelope.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 P.M. (Eastern Time) on [●], 2026. Votes cast by mail must be received in sufficient time to allow processing.

Matters to Be Voted Upon and AIR Board Recommendation

Matter		AIR Board Recommendation	Page Reference to Proxy Statement
1.	The issuance of AIR common stock as merger consideration pursuant to the Agreement and Plan of Merger dated as of February 16, 2026, among AIR, Tenax and Merger Sub, a copy of which is included as Annex A to the proxy statement.	For	[●]

2.	An amendment to the articles of incorporation of AIR to increase the number of authorized shares of AIR common stock from 20 million to 200 million to permit issuance of a sufficient number of shares as merger consideration.	For	[●]

3.	An amendment to the articles of incorporation of AIR to authorize stockholder action by written consent in lieu of a stockholder meeting at any time while NTC Group, Thomas Foley and Taran Bakker and their respective affiliates collectively beneficially own at least a majority of the voting power of the outstanding shares of AIR common stock.	For	[●]

4.	A non-binding, advisory vote to approve the compensation that may be paid or become payable to AIR’s Named Executive Officers in connection with the merger.	For	[●]

5.	To vote on a proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve items 1, 2 or 3 above.	For	[●]

This proxy statement is being furnished to you as an AIR stockholder as part of the solicitation of proxies by the AIR Board for use at the special meeting to consider and vote upon the stock issuance proposal, the authorized shares proposal and the written consent proposal.

PROPOSAL 1—APPROVAL OF THE STOCK ISSUANCE PROPOSAL

(Item 1 on the AIR proxy card)

Subject to certain limited exceptions, Section 712 of the NYSE American Company Guide requires that our stockholders approve any issuance of shares of common stock where the issuance of common stock could result in an increase in outstanding common shares of 20% or more. In addition, Section 713(b) of the NYSE American Company Guide requires stockholder approval prior to the issuance of securities that will result in a change in control of the issuer.

As a result of the merger, AIR will issue to the Tenax Members as of immediately prior to the effective time a number of shares of AIR common stock which will result in an increase in outstanding common shares of more than 20%. In addition, completion of the merger will result in a change in control of AIR for purposes of Section 713(b) of the NYSE American Company Guide. Accordingly, the merger cannot be completed without the approval of the stock issuance proposal. Following the merger, approximately 96% of the outstanding shares of AIR common stock will be held by the Tenax Members, subject to adjustment in accordance with the terms of the merger agreement, including as a result of changes in the Debt Adjusted AIR Share Price, which may affect the number of shares to be issued. The merger agreement is attached as Annex A to this proxy statement.

Pursuant to the merger agreement, approval of the stock issuance proposal is a condition to the consummation of the merger.

Approval of the stock issuance proposal requires, in accordance with Section 713(b) of the NYSE American Company Guide, that the votes cast “FOR” the stock issuance proposal exceed the votes cast “AGAINST” the stock issuance proposal. Abstentions and broker non-votes will have no effect on the outcome of this vote.

The AIR Board unanimously recommends that AIR stockholders vote “FOR” the stock issuance proposal.

PROPOSAL 2—APPROVAL OF THE AUTHORIZED SHARES PROPOSAL

(Item 2 on the AIR proxy card)

The authorized shares proposal, if approved, will provide for an amendment to the articles of incorporation of AIR to increase the number of authorized shares of AIR common stock from 20 million to 200 million to permit issuance of a sufficient number of shares as merger consideration.

Pursuant to the merger agreement, approval of the authorized shares proposal is a condition to the consummation of the merger.

Approval of the authorized shares proposal requires, pursuant to Section 1.8.1 of our bylaws and NRS 78.390(1)(a)(1), that the votes cast “FOR” the authorized shares proposal exceed the votes cast “AGAINST” the authorized shares proposal. Under Section 1.8.1 of AIR’s bylaws, “votes cast” means all votes cast in favor of and against the proposal and does not include abstentions or broker non-votes. Abstentions and broker non-votes will have no effect on the outcome of this vote.

The AIR Board unanimously recommends that AIR stockholders vote “FOR” the authorized shares proposal.

PROPOSAL 3—APPROVAL OF THE WRITTEN CONSENT PROPOSAL

(Item 3 on the AIR proxy card)

The written consent proposal, if approved, will provide for an amendment to the articles of incorporation of AIR to authorize stockholder action by written consent in lieu of a stockholder meeting at any time while NTC Group, Thomas Foley and Taran Bakker and their respective affiliates collectively beneficially own at least a majority of the voting power of the outstanding shares of AIR common stock.

Pursuant to the merger agreement, approval of the written consent proposal is a condition to the consummation of the merger.

Approval of the written consent proposal requires, pursuant to NRS 78.390(1)(a)(2), the affirmative vote of the holders of shares representing at least a majority of the voting power of the outstanding shares of AIR common stock entitled to vote thereon as of the record date for the special meeting. A failure to vote, a broker non-vote or an abstention will each have the same effect as a vote “AGAINST” this proposal.

The AIR Board unanimously recommends that AIR stockholders vote “FOR” the written consent proposal.

PROPOSAL 4—APPROVAL OF THE TRANSACTION COMPENSATION PROPOSAL

(Item 4 on the AIR proxy card)

Section 14A of the Exchange Act and Rule 14a-21(c) under the Exchange Act require that the Company seek a non-binding advisory vote from its stockholders to approve the compensation that may be paid or become payable to AIR’s Named Executive Officers in connection with the merger, as disclosed in this proxy statement, including as described in the section entitled “The Merger—Potential Payments to AIR Named Executive Officers Upon Completion of the Merger” beginning on page 61 of this proxy statement.

As an advisory vote, the transaction compensation proposal is not binding upon AIR, and approval of the transaction compensation proposal is not a condition to completion of the merger. Accordingly, to the extent that AIR is contractually obligated to pay the compensation, such compensation will be payable, subject only to the conditions applicable thereto, if the merger is consummated and regardless of the outcome of the advisory vote.

Approval of the transaction compensation proposal requires that the votes cast “FOR” the transaction compensation proposal exceed the votes cast “AGAINST” the transaction compensation proposal. Abstentions and broker non-votes will have no effect on the outcome of this vote. As noted above, this vote is advisory and non-binding and will not be determinative of whether such compensation is paid.

The AIR Board unanimously recommends that AIR stockholders vote “FOR” the transaction compensation proposal.

PROPOSAL 5—APPROVAL OF THE ADJOURNMENT PROPOSAL

(Item 5 on the AIR proxy card)

We may propose to adjourn the special meeting for a period of not more than 30 days, if necessary or appropriate, including if we fail to receive a sufficient number of votes to approve the stock issuance proposal, the authorized shares proposal or the written consent proposal, for the purpose of soliciting additional proxies to approve the stock issuance proposal, the authorized shares proposal and/or the written consent proposal.

If the special meeting is so adjourned, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the stock issuance proposal, the authorized shares proposal or the written consent proposal but do not indicate a choice on the adjournment proposal, your shares of common stock will be voted in favor of the adjournment proposal. If you indicate, however, that you wish to vote against the stock issuance proposal, the authorized shares proposal or the written consent proposal, your shares of common stock will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

Approval of the adjournment proposal requires that the votes cast “FOR” the adjournment proposal exceed the votes cast “AGAINST” the adjournment proposal. Abstentions and broker non-votes will have no effect on the outcome of this vote.

The AIR Board unanimously recommends that AIR stockholders vote “FOR” the adjournment proposal.

The AIR Board has unanimously (i) determined that the merger agreement and the Transactions are fair to and in the best interests of AIR and its stockholders and (ii) adopted and approved the merger agreement and the Transactions, on the terms and subject to the conditions set forth in the merger agreement. Accordingly, the AIR Board unanimously recommends that AIR’s stockholders vote “FOR” the stock issuance proposal, the authorized shares proposal, the written consent proposal, the transaction compensation proposal and the adjournment proposal.

PARTIES TO THE MERGER

Air Industries Group
1460 Fifth Avenue
Bay Shore, NY 11706
(631) 968-5000

AIR is a leading manufacturer of precision components and assemblies for large aerospace and defense prime contractors. Its products include landing gears, flight controls, engine mounts and components for aircraft jet engines, ground turbines and other complex machines. Whether it is a small individual component or complete assembly, its high-quality and highly reliable products are used in mission-critical operations essential for the safety of military personnel and civilians. AIR operates two primary manufacturing facilities located in Bay Shore, New York, and Barkhamsted, Connecticut, and currently employs approximately 175 people.

AIR common stock is listed on the NYSE American under the symbol “AIRI”.

Tenax Aerospace Acquisition, LLC
400 West Parkway Place, Suite 201
Ridgeland, MS 39157
(601) 352-1107

Tenax is an aerospace and defense supplier providing special mission aircraft and related aviation equipment and services to the U.S. and Canadian governments and other customers.  The company focuses on enduring special mission aviation programs critical to national security and the public interest, including aerial fire fighting, airborne ISR, airborne engagement simulation and airborne sensor testing and training.  Founded in 2001, Tenax is privately owned and headquartered in Ridgeland, Mississippi.  Tenax currently employs approximately 233 people.

Transitory Air Sub LLC
1460 Fifth Avenue
Bay Shore, NY 11706
(631) 968-5000

Merger Sub was formed solely for the purpose of facilitating the merger and the Transactions. Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the merger and the Transactions. Pursuant to the merger agreement, at the effective time, Merger Sub will be merged with and into Tenax, with Tenax surviving the merger as a wholly owned subsidiary of AIR.

THE MERGER

This section describes the merger and the transactions contemplated thereby. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger and the transactions contemplated thereby that is important to you. You are encouraged to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about AIR or Tenax. Such information can be found elsewhere in this proxy statement and in the public filings AIR makes with the SEC that are incorporated by reference herein, as described in the section entitled “Where You Can Find More Information” beginning on page 127 of this proxy statement.

Merger

Pursuant to the merger agreement, at the effective time of the merger, Merger Sub will be merged with and into Tenax, with Tenax surviving the merger as a wholly owned subsidiary of AIR.

Merger Consideration; Adjustments to the Merger Consideration

At the effective time of the merger, Tenax units issued and outstanding immediately prior to the effective time will be converted into the right to receive the portion of the merger consideration allocated in respect thereof in Tenax’s capitalization schedule, which Tenax is required to deliver to AIR no less than two business days prior to the closing. Pursuant to the merger agreement, the merger consideration consists of 94,400,000 shares of AIR common stock, subject to adjustment in accordance with the terms of the merger agreement. If calculated, solely for illustrative purposes, as adjusted as of March 31, 2026, the Debt Adjusted AIR Share Price would be equal to approximately $3.16, resulting in the issuance of approximately 122,560,607 shares of AIR common stock to the Tenax Members.

Ownership of the Combined Company

As a result of the merger, the AIR stockholders as of immediately prior to the effective time will collectively own approximately 4% of the outstanding shares of AIR common stock, on a fully diluted basis, and the Tenax Members will collectively own approximately 96% of the outstanding shares of AIR common stock, on a fully diluted basis, in each case, subject to adjustment in accordance with the terms of the merger agreement, including as a result of changes in the Debt Adjusted AIR Share Price, which may affect the number of shares to be issued. Accordingly, the merger will result in substantial dilution to existing AIR stockholders, and the Tenax Members will have a controlling interest in AIR following completion of the merger.

Tender Offer

Within five business days following the closing, if the volume weighted average price of AIR common stock during the 20 trading days ending on the trading day immediately preceding the closing date is less than the Debt Adjusted AIR Share Price, AIR will commence a tender offer to purchase up to 1,000,000 shares of AIR common stock at a purchase price equal to the Debt Adjusted AIR Share Price, net to the holders of AIR common stock immediately prior to the merger in cash, without interest. The tender offer will remain open for not less than 20 business days, subject to extension by AIR under certain circumstances.

Redemption Rights Agreement

Prior to the closing, AIR will declare and issue, as a dividend to AIR stockholders as of the trading day immediately preceding the closing date, a right to cause AIR to redeem shares of AIR common stock that such AIR stockholders then own and continue to own on the first anniversary of the closing. The Redemption Rights will entitle the holders thereof to require AIR to purchase all or a portion of such AIR stockholder’s shares of AIR common stock for a redemption price, payable in cash, equal to 107.3% of the Debt Adjusted AIR Share Price, if the volume weighted average price of AIR common stock during the 20 trading days preceding the first anniversary of the closing is lower than 107.3% of the Debt Adjusted AIR Share Price. The Redemption Rights will not be transferable.

Financing of the Merger

The merger agreement requires that, at the closing of the merger, Tenax fund the repayment of AIR’s net senior and subordinated debt, amounting in the aggregate to approximately $26.047 million as of February 28, 2026.

Tenax relies on loans from a syndicate of banks to fund its operations. As of March 31, 2026, Tenax’s available borrowing capacity under its existing credit facility was $32 million. Tenax intends to seek, and believes it will be able to obtain, the necessary lender approvals to increase its borrowing capacity under its existing credit facility to refinance AIR’s net senior and subordinated debt or to otherwise obtain commitments from its lenders to satisfy its cash requirements at the closing of the merger.

Factors that could affect Tenax’s ability to finance its obligations under the merger agreement include: (1) a downturn in the economy or markets that affects Tenax’s bank syndicate’s willingness to lend funds to Tenax; (2) the loss of one or more significant Tenax contracts without replacement business, which would reduce or limit Tenax’s borrowing capacity under its existing credit facility; and (3) one or more members of Tenax’s bank syndicate being forced to leave, or voluntarily leaving, the syndicate. Despite these risks, Tenax believes that, even if the bank syndicate were not willing to lend sufficient funds for Tenax to complete the merger, Tenax has access to other sources of debt and/or equity to refinance AIR’s net indebtedness. Those additional sources include other portfolio companies controlled by NTC Group principals, other past and present debt providers to Tenax and other portfolio companies controlled by NTC Group principals, and NTC Group principals. While Tenax believes it will have access to these and other potential financing sources by the closing of the merger, Tenax has not obtained, and is not currently seeking, binding committed financing for the transaction.

In addition, prior to closing, Tenax or one or more of its affiliates (which may include one or more Tenax Members) may, in their discretion, provide interim financial assistance to AIR to support its near-term liquidity needs, including in circumstances where AIR would otherwise require additional working capital or liquidity to continue operations during the period between signing and closing.  Any such financial assistance would be for general corporate and working capital purposes and may take the form of one or more loan agreements, promissory notes, convertible promissory notes or other debt or equity instruments, with or without voting rights, with terms to be negotiated and which may include customary interest and repayment provisions.  As of the date of this proxy statement, no such arrangements have been entered into, no terms have been agreed to and there can be no assurance that any such financial assistance will be provided.

Background of the Merger

The AIR Board continuously evaluates AIR’s strategic direction with the objective of enhancing long-term stockholder value. As part of this ongoing process, the AIR Board regularly considers strategic alternatives, including organic growth opportunities and initiatives, capital allocation strategies, strategic partnerships and potential mergers or acquisitions.

In connection with these evaluations, in the first half of 2025, the AIR Board considered, among other things, (i) AIR’s ability to refinance its existing senior indebtedness with Webster Bank, National Association (“Webster Bank”) and its subordinated debt; (ii) the going concern opinion issued by AIR’s registered public accounting firm for the fiscal year ended December 31, 2024; (iii) the performance of AIR’s operations in the first half of 2025; (iv) management’s business plans and operating outlook; and (v) the potential to enhance stockholder value through one or more strategic transactions.

After the AIR Board evaluated these considerations, on June 2, 2025, AIR engaged Kipps, an investment banking firm experienced in and highly regarded in the aerospace industry, to act as financial advisor on an exclusive basis in connection with a possible transaction involving AIR, including an acquisitive merger or sale of AIR or substantially all of its assets. Beginning in mid-June 2025 and continuing into August 2025, representatives of Kipps worked closely with AIR management to develop a strategy to pursue and effectuate a potential transaction and to prepare marketing materials describing AIR and its strategic attributes. AIR also engaged Baker Tilly US, LLP (“Baker Tilly”), an internationally recognized firm of independent accountants, to prepare a quality of earnings analysis to facilitate review of AIR’s historical financial statements by potential transaction counterparties.

In late June 2025, at the direction of the AIR Board, representatives of Kipps began contacting potential transaction counterparties. The AIR Board did not restrict the scope of such outreach, and representatives of Kipps contacted prospective financial and strategic counterparties, including competitors of AIR in the aerospace and defense industry. Over the course of June, July and August 2025, in consultation with the AIR Board, representatives of Kipps contacted 220 prospective counterparties (72 strategic counterparties, including private equity-backed portfolio companies, and 148 private equity groups). Of those contacted, 107 potential counterparties (29 strategic counterparties and 78 private equity groups) entered into confidentiality agreements with AIR and received a confidential information presentation describing the business and operational and financial attributes of AIR. These potential counterparties also received an instruction letter inviting them to submit a non-binding indication of interest (an “IOI”) to acquire all of the outstanding equity of AIR’s four subsidiaries or all or substantially all of the assets of AIR.

On August 8, 2025, Michael Recca, on behalf of AIR, met with Thomas C. Foley, Sr., founder and partner of NTC Group, a private investment firm that controls Tenax. Following the meeting, Mr. Foley submitted a non-binding IOI dated August 18, 2025, proposing that AIR and Tenax combine through a reverse merger transaction. In his letter, Mr. Foley proposed that AIR acquire Tenax for 90 million shares of AIR common stock, which would be issued to NEH and the other Tenax Members. This proposal was based on valuing (i) AIR at 7.5 times its estimated Run-Rate EBITDA for the second half of 2025 minus AIR’s net debt and (ii) Tenax at 9.0 times its estimated fourth quarter 2025 Run-Rate EBITDA minus net debt.1 In addition, for AIR stockholders who preferred to receive cash, Mr. Foley proposed that Tenax would offer to purchase shares of AIR common stock from such AIR stockholders at a price per share at a premium to the then market price of AIR’s common stock.

By the end of August 2025, eight potential counterparties (four strategic counterparties and four private equity groups), including Tenax, submitted written, preliminary, non-binding IOIs, which included indications of the value such potential counterparties attributed to AIR or its operating assets. Seven of these potential counterparties expressed interest in acquiring substantially all of the operating assets and assuming the liabilities of AIR, with enterprise valuations ranging from $28,000,000 to $55,000,000. Based on the content of the IOIs submitted by the potential counterparties and input obtained from preliminary discussions held by representatives of Kipps with such potential counterparties, AIR determined to invite seven potential counterparties (including Tenax) to continue participating in the sales process.

On September 24, 2025, the AIR Board established a special committee (the “Special Committee”), consisting of three independent directors—Messrs. Michael Porcelain, Michael Brand and David Buonanno—to facilitate the AIR Board’s evaluation of potential strategic transactions. The Special Committee was established to, among other things, review, evaluate and oversee discussions relating to potential strategic alternatives, including a possible merger or sale of AIR, and to provide advice and recommendations to the full AIR Board with respect to such matters.

In carrying out its responsibilities, the Special Committee was authorized to work with management and AIR’s financial and legal advisors, evaluate the strategic rationale and financial terms of any proposed transaction, consider potential conflicts of interest and assess whether any proposed transaction would be fair to, and in the best interests of, AIR and its stockholders. Upon its formation on September 24, 2025, the Special Committee requested that Mr. Michael Recca, AIR’s Director of Special Projects, assist the Special Committee in connection with its evaluation of potential strategic transactions. In this role, Mr. Recca provided information and support at the direction of the Special Committee, including facilitating the preparation and review of financial and operational materials, coordinating the flow of information between management, the Special Committee, the AIR Board and AIR’s advisors and responding to requests for information from the Special Committee and its advisors. Mr. Recca did not participate in any deliberations or decision-making of the Special Committee.

[1]	Because Run-Rate EBITDA reflects estimated future results, both AIR and Tenax are unable to provide a reconciliation to the most directly comparable GAAP measure, which is based on historical financial information.

The Special Committee met periodically from October 2025 to December 2025 to review developments relating to the sourcing and evaluation of strategic alternatives and reported its findings and recommendations to the full AIR Board for consideration.

Beginning in September 2025 and continuing through mid-October 2025, AIR conducted due diligence meetings, gave facility tours and had preliminary business discussions with the seven potential counterparties. After participating in management meetings in September 2025, two of the potential counterparties elected not to proceed further and five of the seven potential counterparties, which included Tenax, elected to continue in the process. In early October 2025, in coordination with representatives of Kipps, AIR established a virtual data room to facilitate due diligence investigations by the remaining five potential counterparties.

On September 24, 2025, AIR received a letter from Mr. Foley proposing that AIR acquire Tenax for 90 million shares of AIR common stock, which would be issued to NEH and the other Tenax Members. This proposal was based on valuing (i) AIR at 7.5 times its estimated Run-Rate EBITDA for the second half of 2025 minus net debt and (ii) Tenax at 9.0 times its estimated fourth quarter 2025 Run-Rate EBITDA minus AIR’s net debt.2 In addition, for AIR stockholders who preferred to receive cash, Mr. Foley proposed that Tenax would offer to purchase shares of AIR common stock from such AIR stockholders at a cash price of $3.50 per share.

On October 20, 2025, representatives of Kipps contacted Mr. Foley to provide an update on the AIR sales process and timeline and to confirm whether Tenax remained interested in continuing discussions with AIR. In this discussion, representatives of Kipps advised Mr. Foley that AIR had completed management meetings with all active bidders and that letters were sent seeking final proposals from the five remaining bidders no later than November 13, 2025. Mr. Foley indicated to the representatives of Kipps participating in the discussion that he was only interested in a “reverse merger” transaction structure, pursuant to which the Tenax Members would receive AIR common stock.

On November 13, 2025, a potential counterparty (“Counterparty A”) expressed a desire to continue to evaluate a transaction with AIR and submitted a proposal that did not provide a determinate valuation of AIR. Counterparty A also verbally advised representatives of Kipps that it was reviewing other strategic transactions, including a possible sale of its own stock or assets that would affect its ability to pursue and finance an acquisition of AIR, and asked for an extension of the period in which it could submit a bid.

On November 13, 2025, Tenax submitted a proposal for a combination of AIR and Tenax in which the Tenax Members would receive 98 million shares of AIR common stock. In addition, Tenax offered to purchase from AIR’s stockholders at the time of the closing of the transaction up to one million shares of AIR common stock for $4.00 per share and to grant all AIR stockholders immediately prior to the closing of the transaction a right to put their shares to the combined company approximately one year after the closing of the transaction at a price of $4.25 per share, if, during a 30-day measurement period prior, the average daily price of the shares were below $4.25 per share.

On November 14, 2025, another potential counterparty (“Counterparty B”), an independent wealth fund, submitted a proposal for the acquisition of substantially all of the assets and assumption of all of the liabilities of AIR for an enterprise valuation of $50,000,000, subject to further due diligence and a price adjustment based upon AIR’s net working capital as of closing.

On November 17, 2025, representatives of Kipps participated in a conference with the AIR Board in which it provided analyses of the bids submitted by Tenax and Counterparty B. The representatives of Kipps also described the proposal received from Counterparty A, noting for the AIR Board the lack of a clear valuation in Counterparty A’s proposal.

2	Because Run-Rate EBITDA reflects estimated future results, both AIR and Tenax are unable to provide a reconciliation to the most directly comparable GAAP measure, which is based on historical financial information.

Through the balance of November 2025, at the direction of the Special Committee, representatives of Kipps engaged in discussions with each of the three potential counterparties to clarify their respective proposals. During discussions with Counterparty A, Counterparty A did not provide clarity regarding its valuation of AIR, or whether it could consummate a transaction in light of the uncertainty of its own strategic plans, and repeatedly requested additional time to clarify its intentions.

Based on the uncertainty expressed by Counterparty A and its inability to move forward on a timely basis, and in light of the AIR Board’s belief that, due to a deterioration in AIR’s financial performance and concerns about AIR’s ability to refinance its debt obligations, AIR needed to consummate a transaction promptly, AIR determined not to pursue a transaction with Counterparty A, and representatives of Kipps informed Counterparty A of AIR’s decision during the week of November 24, 2025. Subsequently, Counterparty A did not seek to continue discussions regarding a transaction with AIR.

In mid-November 2025, the Special Committee directed AIR’s management to prepare updated financial forecasts for 2025 and 2026 (the “November 2025 Forecast”) to be provided by Kipps to Counterparty B and Tenax and to request best-and-final offers. The November 2025 Forecast was provided to Counterparty B and Tenax to enable them to make their best-and-final offers on the basis of the latest information available to the AIR Board. The November 2025 Forecast projected a deterioration in the performance of AIR and negative cash flows from operations through the first half of 2026, which was likely to result in a need on the part of AIR to increase its debt to maintain operations. During a conference on November 21, 2025, the Special Committee advised the rest of the AIR Board of the implications of the November 2025 Forecast, and the AIR Board discussed the various alternatives then available, including whether AIR could refinance all of its outstanding debt and, if so, whether the terms of any such refinancing would be acceptable.

During the week of November 24, 2025, subsequent to the receipt by Tenax of the November 2025 Forecast, Messrs. Porcelain and Recca met with Mr. Foley and other representatives of Tenax to discuss the November 2025 Forecast, prospects for a turn-around in AIR’s performance, the economics of the earlier Tenax proposals and the strategic benefits to Tenax of a transaction with AIR. Messrs. Porcelain and Recca advised Mr. Foley that, given there were other active bidders and the differences in the structures of the bids, as well as certain benefits to AIR from a sale of assets that would be unavailable if it consummated the reverse merger transaction proposed by Tenax, it was important for Tenax to consider meaningfully improving its proposal to ensure that it would be viewed as Tenax’s highest and best offer by the AIR Board. During the discussion, Messrs. Porcelain and Recca advised Mr. Foley that a transaction structure offering both (i) an optional upfront cash consideration to AIR’s stockholders and (ii) a full cash put right would be viewed favorably and would be likely to receive serious consideration by the AIR Board. This feedback was provided by Messrs. Porcelain and Recca to convey the types of transaction features that the AIR Board and the Special Committee believed could enhance certainty of value and address stockholder liquidity considerations.

On December 1, 2025, in response to the request for final bids, Counterparty B submitted a proposal for the acquisition of substantially all of the assets and assumption of all of the liabilities of AIR for an enterprise valuation of $55,000,000. Counterparty B’s proposal also included a net working capital adjustment that would have reduced net cash consideration to AIR’s stockholders by approximately $2,000,000 to $4,000,000.

On December 2, 2025, Mr. Foley sent a letter to AIR reiterating Tenax’s proposal for a transaction pursuant to which Tenax would combine with AIR, with AIR surviving as a public company and the Tenax Members receiving 94.4 million shares of AIR common stock in exchange for 100% of the membership interests in Tenax. To provide potential liquidity to those stockholders of AIR seeking cash, Tenax offered to purchase from AIR’s stockholders at the time of the closing of the transaction up to one million shares of AIR common stock for $4.10 per share and to grant all holders of shares of AIR common stock immediately prior to the closing of the proposed transaction a right to require the combined company to purchase their shares, exercisable on or about the first anniversary of the merger at a price of $4.40 per share, if, during a 30-day measurement period, the average daily price of the shares is below $4.40 per share. Tenax also proposed that all funded debt of AIR would be repaid in connection with the merger, unless the holders of such debt elected to remain lenders to the combined company. In making its offer, based upon information previously provided by AIR, Tenax assumed AIR would have EBITDA of $6 million for 2026. As an alternative, if the reverse merger proposal made by Tenax was not acceptable to AIR, Mr. Foley proposed that Tenax would combine with AIR, with the Tenax Members receiving 94.4 million shares of AIR following a sale of AIR’s operating assets. As part of this alternative transaction, for AIR stockholders who prefer to receive cash in the transaction, the combined company following the merger would purchase up to one million shares of AIR common stock from such AIR stockholders for $4.10 per share plus the amount determined by subtracting $20.5 million from AIR’s net cash remaining at the time of the merger and dividing that result by 5,000,000. The combined company would also grant all holders of AIR shares immediately prior to the closing of the proposed transaction a right to require the combined company to purchase their shares, exercisable on or about the first anniversary of the merger at a price equal to 107.3% of the per share amount resulting from the above formula, if, during a 30-day measurement period, the average daily price of the shares were below such put price.

On December 3, 2025, after receiving the proposals from each of Counterparty B and Tenax, the Special Committee met to review and discuss various aspects of the proposals, which discussion included an evaluation of the potential benefits of a reverse merger transaction compared to a sale of AIR’s operating assets. The Special Committee considered the strategic, financial and execution risks associated with each alternative. Based on these discussions, the Special Committee advised the AIR Board that it believed a sale of only the operating assets would be difficult to achieve in a way that would enhance stockholder value and recommended that a full AIR Board meeting be convened to consider the two alternatives.

On December 5, 2025, the AIR Board met at AIR’s Bay Shore facility. All of the directors were present throughout the meeting. Representatives of Kipps joined the meeting via video conference. Representatives of Kipps distributed materials summarizing recent communications with the remaining bidders. In addition, representatives of Kipps provided preliminary and illustrative analyses of the bids submitted by Tenax and Counterparty B. Given the uncertainties of the discussions with Counterparty A, representatives of Kipps were not able to provide a meaningful financial analysis of any bid Counterparty A might make. Members of AIR management and AIR’s advisors discussed with the AIR Board various aspects related to the structural differences between the bids of Counterparty B and Tenax, one being a sale of assets and the other a merger, including possible tax implications of both transactions and certain uncertainties associated with a sale of assets, which could, in counsel’s opinion, result in AIR’s shares being delisted by NYSE American.

At its meeting on December 5, the AIR Board reviewed and compared the proposals received from the two remaining potential counterparties, Counterparty B, being an independent wealth fund, and Tenax, a successful participant in the aerospace and defense industry. The AIR Board noted that, based on its familiarity with the aerospace and defense industry and its financial resources, Tenax appeared better positioned to consummate a transaction on an accelerated timeline. In contrast, Counterparty B had indicated it would need to conduct extensive further due diligence, including an assessment of AIR’s working capital requirements prior to proceeding with a potential transaction. Counterparty B’s proposal included a potentially significant valuation deduction via a net working capital adjustment, which, combined with any reduction in price Counterparty B might seek as a result of its due diligence and the deterioration in AIR’s operating performance, caused the AIR Board to believe that ultimately the purchase price actually to be received from Counterparty B was likely to be significantly below its non-binding offer and that a favorable transaction was more likely to be consummated with Tenax as opposed to Counterparty B. In addition, given the successful track record of Tenax and its experience in the aerospace industry, the AIR Board believed that Tenax might succeed in increasing the value of the shares held by AIR’s stockholders and, in all events, was offering stockholders an opportunity to realize liquidity following a one-year holding period. Moreover, the AIR Board believed that the acquisition of AIR through a reverse merger was a central component of the plans of Tenax, as compared to the plans of Counterparty B, which was pursuing other unrelated acquisitions concurrently with the AIR transaction and which, at that time, had no other investments or experience in the aerospace industry. In addition, the AIR Board discussed that Tenax would be able to benefit from the expertise of AIR’s management and other personnel and any synergies between products and processes. On this basis, the AIR Board determined to move forward with Tenax to attempt to enter into a transaction.

On December 8, 2025, the AIR Board and representatives of Kipps met in Greenwich, Connecticut with Mr. Foley and members of the management of Tenax to further discuss Tenax’s business, financial performance and prospects. At the meeting, Mr. Foley gave a presentation regarding the current business of Tenax, its plans for expansion and Tenax’s financial wherewithal. Members of the AIR Board determined that Tenax had the financial capacity to complete the transaction envisioned and support AIR through an anticipated period of negative cash flow. In addition, at the meeting on December 8, 2025, the AIR Board concluded that Tenax and its team were dedicated to the aerospace industry and that AIR’s stockholders could benefit from Tenax’s expertise.

On December 9, 2025, upon being advised that AIR desired to move forward with a potential transaction with Tenax, Tenax advised that it required that AIR enter into an exclusivity agreement with Tenax before committing to expend the funds necessary to continue and potentially complete the process. On December 15, 2025, AIR and Tenax entered into an exclusivity agreement with respect to the proposed transaction. The exclusivity agreement provided for an exclusivity period through January 31, 2026, which would automatically extend through February 15, 2026 unless AIR delivered written notice of termination to Tenax on February 1, 2026. Pursuant to the exclusivity agreement, AIR was required to immediately cease all existing discussions and negotiations with any other party with respect to a potential acquisition of AIR and was prohibited from soliciting, encouraging or providing information to any other potential acquiror during the exclusivity period. Subsequent to the execution of the exclusivity agreement, the parties continued to conduct due diligence and financial reviews of their respective businesses.

On December 17, 2025, on behalf of AIR, Messrs. Porcelain, Scott Glassman and Recca and representatives of Kipps and Baker Tilly participated in a video conference with Mr. Foley and representatives of Forvis Mazars, LLP, on behalf of Tenax, to discuss various financial measurements of the operations of AIR and decisions made by AIR as to the allocation of certain expenses.

On December 18, 2025, Mr. Foley met with Messrs. Porcelain, Recca and Eric Lee of AIR at AIR’s facility in Barkhamsted, Connecticut to discuss operational issues at AIR’s facility in Barkhamsted.

On December 22, 2025, Cravath, Swaine & Moore LLP (“Cravath”), counsel to Tenax, delivered an initial draft of a term sheet setting forth the key provisions of the proposed transaction (the “December 22 Term Sheet”) to Ellenoff Grossman & Schole LLP (“EGS”), counsel to AIR. The December 22 Term Sheet provided that the transaction would be structured as a reverse triangular merger, pursuant to which a newly formed merger subsidiary of AIR would merge with and into Tenax, with Tenax surviving as a wholly owned subsidiary of AIR. The provisions of the December 22 Term Sheet generally were consistent with those contained in the Tenax letter of December 2, 2025, and provided a specific formula to determine the number of shares of AIR to be issued to the Tenax Members and the prices at which the combined company would (i) commence a tender offer for one million shares of AIR common stock upon consummation of the merger and (ii) redeem those shares put by holders of AIR’s common stock approximately one year after the merger. Specifically, the December 22 Term Sheet provided that AIR would issue 94.4 million shares of AIR common stock to the Tenax Members, subject to adjustment based upon (y) the number of shares of common stock and common stock equivalents AIR issued prior to consummation of the merger, other than an agreed upon pool to be awarded to AIR management, and (z) the excess of AIR’s outstanding indebtedness above $24.6 million at the time of completion of the merger. The December 22 Term Sheet contained other terms and provisions customary for a transaction such as the merger, including provisions with respect to the conduct of the business of AIR and Tenax pending the merger, a “no-shop” provision, the obligation of certain AIR stockholders and Tenax Members to support the proposed transaction, the right of the AIR Board to exercise its fiduciary rights and respond to a superior proposal, the conditions to each party’s obligation to consummate the merger, and the break-up fees and expense reimbursements to be paid to each party upon termination of the merger agreement.

On December 22, 2025, Messrs. Glassman, Porcelain and Recca and other representatives of AIR participated in a video conference with Kipps and representatives of Tenax during which the parties further discussed financial aspects of the operations of AIR and the potential impacts to the ongoing business of various fixed price contracts.

On December 28, 2025, EGS delivered a revised draft term sheet to Cravath that proposed revisions to certain of the economic and structural terms of the December 22 Term Sheet, including with respect to the mechanics for adjusting the merger consideration and the pricing of the tender offer and related stockholder liquidity rights, including AIR’s right to issue equity and equity derivatives during the period subsequent to execution of the merger agreement prior to closing.

On January 2, 2026, Cravath delivered a further revised draft term sheet to EGS (the “January 2 Term Sheet”), which reflected continued discussions between the parties and further refinement of the proposed transaction structure and economic terms, including the introduction of a debt-adjusted framework for determining merger consideration and stockholder liquidity pricing.

On January 5, 2026, the AIR Board and representatives of Kipps reviewed in detail the January 2 Term Sheet. During the week of January 5, 2026, Mr. Porcelain spoke with Mr. Foley regarding certain of the provisions of the January 2 Term Sheet. Shortly thereafter, AIR and Tenax determined that the parties had sufficiently clarified the key terms of the contemplated transaction, and the parties would begin to draft definitive documents in respect thereof.

On January 20, 2026, Mr. Foley and other representatives of Tenax met with members of AIR management to review the most recent financial forecasts that had been prepared by AIR and AIR’s plans for improving operations going forward.

Over the course of January and February 2026, the parties continued to review each other’s businesses and exchanged documents in connection with their respective due diligence efforts.

On January 23, 2026, the AIR Board met to review in detail the formula for adjusting the merger consideration contained in the January 2 Term Sheet. During the course of the meeting, it was noted that the adjustments would be based upon any issuances by AIR of equity and equity derivative securities prior to consummation of the merger and any increase in the amount of AIR’s debt above an agreed upon floor, consistent with the forecasts previously provided to Tenax. During the meeting, representatives of Kipps reviewed preliminary and illustrative scenarios illustrating the impact on the number of shares to be issued based on various assumed increases in AIR’s outstanding indebtedness. In addition, Messrs. Glassman and Recca discussed certain operational issues at AIR and the likely need to increase debt to maintain operations over the first half of 2026. Based upon the presentations, consistent with previous discussions among the directors and officers of AIR, the AIR Board determined that it was probable that the adjustments would result in the issuance of more shares to Tenax than the 94.4 million shares referenced in the January 2 Term Sheet. The AIR Board also determined that it was probable that the price to be received by AIR’s stockholders for shares they might tender in the tender offer to be conducted at the time of the merger or redeem one year after the merger would be less than the prices in the January 2 Term Sheet. At the meeting, each of the AIR Board members confirmed that he understood that AIR’s debt was likely to increase in the foreseeable future and the impact this would have on the adjustment formula that determined the number of shares to be issued to Tenax.

On January 30, 2026, Cravath delivered an initial draft of the merger agreement (the “January 30 Merger Agreement”) to EGS.

On February 3, 2026, EGS and Cravath conferred regarding certain timing and procedural issues with respect to the January 30 Merger Agreement.

On February 5, 2026, after conferring with AIR management, EGS delivered a revised draft of the merger agreement to Cravath (the “February 5 Merger Agreement”).

On February 6, 2026, the AIR Board held a meeting at which EGS reviewed the February 5 Merger Agreement for the directors and certain provisions were discussed in detail. It was noted that the ultimate tax structure of the proposed transaction had yet to be agreed upon, as Tenax was still examining the tax implications of different alternatives and that there would be no financial impact to AIR’s existing stockholders from either alternative structure. In addition, Messrs. Recca and Porcelain again reviewed how the number of shares to be issued to the Tenax Members and the price to be received for shares tendered or redeemed by existing AIR stockholders would be determined, focusing on the impact of increases in AIR’s debt. During the course of this discussion, the directors reviewed the status of AIR’s operations, current cash requirements and likely requirements over the next twelve months.

On February 7, 2026, a further revised draft of the merger agreement responsive to certain concerns noted by EGS and AIR was received from Cravath.

On the morning of February 9, 2026, the parties and their respective counsel participated in a video conference, which focused on outstanding due diligence items, the anticipated delivery dates for such materials, drafting of forms of ancillary agreements to be prepared prior to execution of the merger agreement and other actions that would need to be accomplished in order to execute the merger agreement.

On February 11, 2026, Cravath delivered a further revised draft of the merger agreement (the “February 11 Merger Agreement”) that included a more detailed schedule for the closing of the merger and exchange of the financial information necessary to compute the number of AIR shares to be issued to the Tenax Members, as well as the prices to be paid in the tender offer and upon exercise of the Redemption Rights.

On February 13, 2026, the AIR Board held a videoconference meeting at which senior AIR management and representatives of EGS and Kipps were present (the “February 13 Board Meeting”). Prior to the February 13 Board Meeting, the AIR Board had been provided with the February 11 Merger Agreement. A representative of EGS reviewed with the AIR Board the nature and scope of the AIR Board’s fiduciary duties in the context of evaluating the February 11 Merger Agreement.

At the February 13 Board Meeting, representatives of Kipps presented their financial analysis and rendered to the AIR Board Kipps’s oral opinion that as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Kipps’s written opinion (a draft of which had been provided before the AIR Board meeting), the redemption price of $4.21 was fair, from a financial point of view, to the holders of AIR common stock (the “Kipps Oral Fairness Opinion”).

The AIR Board recognized that the actual redemption price would be determined pursuant to the merger agreement and calculated from AIR’s actual net indebtedness as would be set forth in a closing capitalization schedule provided immediately prior to closing. AIR management instructed Kipps to assume that AIR’s net indebtedness at closing would equal the AIR Debt Target Amount of $24,600,000, resulting in a calculated redemption price of $4.21 per share, though the AIR Board determined that it would be likely that AIR’s net indebtedness at closing would exceed the AIR Debt Target Amount and the amount of AIR’s net indebtedness as of December 31, 2025. The AIR Board permitted this assumption to enable Kipps to provide the analyses supporting its opinion, which the AIR Board could then use in considering the alternatives available to AIR in light of what the AIR Board believed AIR’s net indebtedness would be through the balance of 2026.

The AIR Board and representatives of EGS and Kipps discussed reasons for accepting the terms offered by Tenax rather than remaining independent or resuming negotiations with another party. As part of this discussion, members of the AIR Board and representatives of Kipps offered their perspectives on the terms of the February 11 Merger Agreement, including the potential liquidity through the tender offer and Redemption Rights, subject to the terms and conditions thereof. In particular, the grant of the Redemption Rights would allow current stockholders to retain their shares and potentially benefit from any increase in the price of the AIR common stock, while providing an opportunity to receive the agreed upon redemption price if the trading price of AIR common stock declined. The AIR Board also noted that the revenues of AIR remained depressed and that Webster Bank had recently announced its acquisition by Santander Bank and was exiting the asset based lending business, and accordingly was not inclined to extend AIR’s credit facility. On that basis, the AIR Board noted that, if AIR did not complete the merger, it likely would need to seek to raise additional capital to fund operations, whether through debt or equity financing. The AIR Board recognized that the terms of any debt would be less favorable to AIR than those of its current credit facility and, if AIR sought to offer equity, in light of its current performance, the price likely would be substantially below the then-current trading price of AIR’s common stock. The AIR Board also noted that Kipps, an internationally recognized investment banking firm in the aerospace and defense industries, had made a significant effort to market AIR, contacting 220 prospective counterparties, of which only 8 submitted non-binding indications of interest in moving forward with an acquisition of AIR. Following such discussion and deliberation, the AIR Board unanimously (i) determined that the February 11 Merger Agreement and the Transactions contemplated thereby were fair to and in the best interests of AIR and its stockholders, (ii) adopted the February 11 Merger Agreement and approved the transaction documents and the Transactions and (iii) resolved to recommend that AIR’s stockholders vote in favor of the stock issuance proposal, the authorized shares proposal and the written consent proposal.

In making its determination, the AIR Board considered the limitations of the Kipps Oral Fairness Opinion, including that the opinion was based upon an assumed amount of AIR’s net indebtedness and AIR’s financial results as of December 31, 2025, and therefore did not reflect subsequent developments. In addition, the AIR Board had been advised by management that AIR’s business was expected to deteriorate further in 2026 and that as a result of anticipated increases in AIR’s indebtedness, the number of shares to be issued upon consummation of the merger agreement would likely exceed the number of shares that would be issued based upon AIR’s financial statements as of December 31, 2025. Management also advised the AIR Board of the significant risks and uncertainties regarding AIR’s ability to obtain the capital necessary to maintain its operations, including the timing and terms on which such capital might be available. In light of these considerations, the AIR Board recognized that the analyses underlying the Kipps Oral Fairness Opinion were based on assumptions that might not reflect AIR’s future financial condition and concluded that entering into the merger agreement, even if the eventual redemption price was materially lower than the value implied by such analysis, was in the best interests of AIR and its stockholders.

Following the conclusion of the February 13 meeting of the AIR Board, AIR received from Cravath a further revised draft of the merger agreement (the “February 13 Merger Agreement”). The changes from the February 11 Merger Agreement were largely ministerial, and were intended to permit holders of certain warrants issued by Tenax to elect to delay exercising such warrants until after consummation of the merger without otherwise affecting the terms of the merger agreement. In addition, the February 13 Merger Agreement reflected an increase in the target amount of AIR common stock used in the formula for determining the Debt Adjusted AIR Share Price, which resulted in a lower implied Debt Adjusted AIR Share Price and, accordingly, a lower implied redemption price. EGS distributed the February 13 Merger Agreement, together with a summary to the members of the AIR Board. To ensure that each director understood the revisions and continued to support proceeding with the merger, an additional meeting of the AIR Board was held at 4:00 p.m. Eastern time on February 16, 2026, which was attended by all of the directors, senior management and representatives of EGS. EGS reviewed for the directors all of the revisions in the February 13 Merger Agreement. Following discussion of the revisions, the AIR Board concluded there were no substantive changes from the February 11 Merger Agreement that might affect the benefits of the merger to the AIR stockholders and resolved to approve the February 13 Merger Agreement, and confirmed that all actions taken by the AIR Board at its meeting on February 13 remained in the best interests of AIR and its stockholders.

Following this meeting, Messrs. Porcelain and Foley confirmed that both parties were prepared to move forward, and the merger agreement was executed.

On February 17, 2026, before the opening of trading on the NYSE American, AIR and Tenax issued a joint press release announcing the execution of the merger agreement.

On that same date, Kipps delivered a written opinion and updated presentation, each dated February 17, 2026, confirming that as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions set forth therein, the redemption price of $4.18 was fair, from a financial point of view, to the holders of AIR common stock (the “Kipps Written Fairness Opinion”). The Kipps Written Fairness Opinion reflected a decrease from the $4.21 redemption price used by Kipps in rendering the Kipps Oral Fairness Opinion.

Recommendation of the AIR Board; AIR’s Reasons for the Merger

At a meeting held on February 13, 2026, the AIR Board unanimously (i) determined that the merger agreement and the Transactions are fair to and in the best interests of AIR and its stockholders; (ii) adopted the merger agreement and approved the transaction documents and the Transactions; (iii) resolved to recommend that the stockholders of AIR vote in favor of the stock issuance proposal, the authorized shares proposal and the written consent proposal, in each case, on the terms and subject to the conditions set forth in the merger agreement; and (iv) directed that such matters be submitted to the stockholders of AIR for approval.

The AIR Board recommends that you vote “FOR” the stock issuance proposal; “FOR” the authorized shares proposal; “FOR” the written consent proposal; “FOR” the transaction compensation proposal and “FOR” the adjournment proposal.

In evaluating the Transactions, the AIR Board consulted with AIR’s management and legal and financial advisors to AIR and, in reaching its decision, the AIR Board considered a number of factors, both positive and negative, and potential benefits and risks involved with the merger agreement and the Transactions. Throughout the first half of 2025, the AIR Board had considered AIR’s financial performance, AIR’s ability to service and refinance its existing indebtedness and, in light of these circumstances, the need to pursue a strategic transaction. In June 2025, the AIR Board initiated a process to pursue a transaction that would enhance value for AIR’s stockholders. The decision of the AIR Board to enter into the merger agreement was the result of careful consideration by the Board of numerous factors weighing positively in favor of the merger, including the following principal factors:

●	AIR began the process of soliciting potential transaction counterparties in June 2025 and Kipps contacted 220 potential counterparties, and only eight potential counterparties submitted written preliminary proposals, confirming that the pool of potential counterparties was limited;

●	of the potential counterparties that submitted proposals, only Tenax proposed a reverse merger that would enable AIR’s stockholders to realize a benefit from AIR’s status as a company listed on the NYSE American;

●	other transaction structures, such as an asset sale, may have subjected AIR to delisting from the NYSE American, thereby eliminating any perceived value attributable to its status as a listed company;

●	the expectation that the combined company will have significantly higher revenues;

●	the expectation that the combined company will have increased resources to invest in future acquisitions and other growth opportunities in comparison to AIR on a stand-alone basis;

●	the expectation that the combined company will have the financial resources to enable it to access the credit markets at rates more favorable to AIR than those that are likely to be available to AIR on a stand-alone basis;

●	the resulting equity stake in the combined company to be held by AIR’s stockholders upon completion of the merger and the ability of AIR’s stockholders to elect to require the combined company to redeem their shares, which are the result of arm’s-length negotiations;

●	the AIR Board’s belief that the merger consideration and the structure of the transaction represent Tenax’s best and final offer;

●	the expectation that the potential opportunities for the combined company to solicit and receive contract awards are greater than the opportunities currently available to AIR on a stand-alone basis;

●	the terms of the Transactions provide AIR stockholders with a continuing equity stake in the combined company that provides AIR stockholders the opportunity to realize potential future share price growth and the potential for liquidity through Redemption Rights if they elect to cause the combined company to redeem their shares of AIR common stock;

●	the AIR Board’s knowledge of AIR’s business, operations, financial condition, earnings and prospects and its knowledge of Tenax’s business, operations, financial condition, earnings and prospects, based on the results of AIR’s due diligence review of Tenax;

●	the terms and conditions of the merger agreement, including the commitments by both AIR and Tenax to complete the Transactions and the likelihood of closing;

●	the fact that the obligation of Tenax to consummate the closing under the merger agreement is not subject to a financing condition, and the AIR Board’s determination that Tenax has sufficient financial resources to cover (i) payment of AIR’s existing credit facilities and (ii) the fees and expenses reasonably expected to be incurred in connection with the merger;

●	the limited number of approvals required from regulatory agencies and the likelihood that such approvals will be received without the imposition of terms and conditions that adversely affect the business and financial results of the combined company; and

●	the fact that the merger agreement does not preclude a third party from making an unsolicited proposal for a competing transaction with AIR and that, under specified circumstances, AIR may furnish non-public information to and enter into discussions with such a third party regarding the competing transaction and the AIR Board may withdraw or modify its recommendations to our stockholders regarding the merger, including a recommendation to terminate the merger agreement in favor of entering into a competing transaction (subject to a termination fee).

The AIR Board also weighed the factors described above against a number of risks and other factors identified in its deliberations as weighing negatively against the merger, including:

●	restrictions on the conduct of AIR’s business during the period between the execution of the merger agreement and the completion of the merger;

●	the costs associated with the completion of the merger, including management’s time and energy and potential opportunity costs, and the risk of the failure to realize the benefits expected to be obtained in connection with the merger;

●	the effect of any failure to complete the merger, including potential termination fees and stockholder and market reactions;

●	the challenges inherent in the combination of two businesses of the size and complexity of AIR and Tenax, including disruption to their respective businesses and commercial relationships, and the possible diversion of management attention for an extended period of time;

●	the fact that, upon completion of the merger, the AIR Board will be composed of eight directors, with six of such directors identified by the Tenax Members and the balance subject to the approval of Tenax;

●	the fact that, after the merger, holders of the common stock of AIR as of immediately prior to the effective time of the merger would collectively hold only approximately 4% of the common stock of the combined company on a fully diluted basis, and the combined company would effectively be controlled by a majority stockholder;

●	the dilution of the overall interest of the public stockholders in the combined company following the merger and the resulting diminution in their aggregate interest in the future growth of the combined company;

●	the risk that the lack of a public market for the membership interests of Tenax makes it difficult to evaluate the fairness of the merger and the Tenax Members may receive consideration in the merger that is more than the fair market value of their membership interests;

●	uncertainties with respect to certain aspects of the business of Tenax and the AIR Board’s lack of deep experience with the business of Tenax;

●	uncertainties with respect to certain aspects of the business of AIR and the lack of deep experience with the business of AIR on the part of the management of Tenax;

●	the merger agreement precludes AIR from actively soliciting alternative proposals; and

●	the termination fee and the obligation of AIR to reimburse Tenax for certain expenses may discourage third parties that might otherwise be interested in a business combination with, or acquisition of, AIR from making alternative proposals.

The AIR Board also considered the interests that the executive officers and directors of AIR have with respect to the merger in addition to their interests as stockholders of AIR generally (see the section of this proxy statement entitled “—Interests of AIR’s Directors and Executive Officers in the Merger” beginning on page 59).

Although the foregoing discussion sets forth the principal factors considered by the AIR Board in reaching its recommendation, it is not intended to be exhaustive and may not include all of the factors considered by the AIR Board, and each director may have considered different factors or given different weight to each factor. The above factors are not presented in any order of priority. In view of the variety of factors, the amount of information and the complexity of the matters considered, the AIR Board did not find it practicable to, and did not, make specific assessments of, or assign relative weights to, the specific factors considered in reaching its recommendation. The explanation of the reasoning of the AIR Board and certain information presented in this section are forward-looking in nature and should be read in light of the factors discussed in the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements”.

After careful consideration, the AIR Board unanimously (i) determined that the merger agreement, the merger and the other Transactions are fair to and in the best interests of AIR and its stockholders and (ii) authorized, approved and declared advisable the merger agreement, the merger and the other Transactions, on the terms and subject to the conditions set forth in the merger agreement. Accordingly, the AIR Board unanimously recommends that AIR’s stockholders vote “FOR” the stock issuance proposal, the authorized shares proposal, the written consent proposal, the transaction compensation proposal and the adjournment proposal.

Interests of AIR’s Directors and Executive Officers in the Merger

In considering the recommendation of the AIR Board, AIR stockholders should be aware that AIR’s directors and executive officers have interests in the proposed merger that are different from, or in addition to, any interests they may have as stockholders. The AIR Board was aware of the different or additional interests set forth below (other than any interests that arose following AIR’s entry into the merger agreement) and considered such interests along with other matters in approving the merger agreement and the transactions contemplated by the merger agreement.

AIR’s executive officers for the purpose of the discussion below are Scott Glassman (Acting Chief Executive Officer and President) and Brian Drisgula (Vice President of Finance). In accordance with SEC rules, this discussion also covers former directors and executive officers of AIR who served in such capacity at any time since January 1, 2025, which consists solely of Luciano Melluzzo (former President and Chief Executive Officer).

Subordinated Notes

Michael Taglich and Robert Taglich, directors of AIR, hold subordinated notes in the aggregate principal amount of $4,871,000 (the “Subordinated Notes”), of which $2,519,000 is convertible at the option of the holder into AIR common stock at $15.00 per share and $1,802,000 is convertible at the option of the holder into AIR common stock at $9.30 per share, and $550,000 is non-convertible. The Subordinated Notes mature October 1, 2026. Webster Bank, our principal lender, has required that payment of the amounts due pursuant to the Subordinated Notes be subordinated to payment of amounts owed under AIR’s credit facility. Tenax has agreed in the merger agreement that it or one of its affiliates will pay, or cause to be paid, our outstanding indebtedness, including the amount payable to Webster Bank and the Subordinated Notes in connection with the closing of the merger.

Treatment of AIR Equity Awards

Pursuant to the merger agreement, AIR Equity Awards, including those held by directors and executive officers, that are outstanding as of immediately prior to the effective time will continue on the same terms and conditions as were applicable to such AIR Equity Awards as of immediately prior to the effective time. These terms and conditions generally provide that if an award holder is terminated without “cause” within two years following the effective time, any unvested portion of his or her AIR Equity Awards will become fully vested. In addition, any vested options will generally remain exercisable until the earlier of the expiration date of the option and the date that is three months from such termination (or, in the case of termination due to death or permanent disability, a one- to three-year post-termination exercise period).

The table below sets forth, by type of AIR Equity Award, for each AIR director, an estimate of the aggregate value of such AIR Equity Awards granted that may be held by such individual at the effective time. The amounts set forth in the table below have been determined based on the number of AIR Equity Awards held by each individual as of April 27, 2026, the latest practicable date to determine such amounts before the filing of this proxy statement, assuming that (i) the price per share of AIR common stock is $3.07, (ii) the effective time occurs on June 1, 2026, which is the assumed closing date only for purposes of this compensation-related disclosure and (iii) the individuals included in the tables below do not receive any additional grants of AIR Equity Awards or forfeit any AIR Equity Awards prior to June 1, 2026; however, the values in the table below do reflect the expected vesting of AIR Equity Awards prior to such date.

	AIR RSUs(1) ($)	AIR Stock Options(2) ($)	Total ($)
Michael N. Taglich	37,328.13	--	37,328.13
Robert F. Taglich	37,328.13	--	37,328.13
Peter D. Rettaliata	37,328.13	--	37,328.13
David Buonanno	37,328.13	--	37,328.13
Michael Brand	37,328.13	--	37,328.13
Michael Porcelain	186,628.37	--	186,628.37
Scott Glassman	100,039.02	--	100,039.02

(1)	These amounts do not reflect vested but not yet settled AIR RSUs, which consist of 60,791 vested AIR RSUs held by Mr. Porcelain and 12,159 vested AIR RSUs to each other director, which will be settled on February 12, 2027.
(2)	Excludes any AIR stock options for which the exercise price is equal to or greater than the assumed stock price of $3.07.

Mr. Drisgula does not hold any AIR Equity Awards. For information regarding the AIR RSUs and unvested AIR stock options held by Messrs. Scott Glassman and Luciano Melluzzo, see the section of this proxy statement entitled “—Potential Payments to AIR’s Named Executive Officers Upon Completion of the Merger” beginning on page 61. All vested AIR stock options held by directors and executive officers have an exercise price in excess of $3.07.

Severance Benefits for Luciano Melluzzo

On March 11, 2026, Mr. Luciano Melluzzo resigned from his positions as President and Chief Executive Officer of AIR and from all other positions he held with AIR and its subsidiaries. In connection with his resignation, Mr. Melluzzo entered into a Separation and Release Agreement, dated March 13, 2026, which provides for (i) cash severance equal to two months’ base salary ($64,310.14) and (ii) the issuance of 12,159 shares of AIR common stock in respect of the accelerated settlement of vested AIR RSUs granted on February 12, 2026.

Arrangements with Tenax

As of the date of this proxy statement, none of AIR’s directors or executive officers has entered into any agreement, arrangement or understanding with Tenax or any of its affiliates regarding employment, or providing for any compensation or benefits, following the effective time, and the merger is not conditioned upon any such agreement, arrangement or understanding being entered into.

Continuing Employee Benefits

The merger agreement provides for certain customary protections regarding the compensation and benefits of employees of AIR, including AIR’s executive officers, during their employment with AIR and its affiliates following the effective time for a period of up to one year. These provisions are described in more detail in the section of this proxy statement entitled “The Merger Agreement — Employee Matters” beginning on page 86.

Directors’ and Officers’ Indemnification

Pursuant to the terms of the merger agreement, directors and executive officers of AIR will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the merger. For a more detailed description of the provisions of the merger agreement relating to directors’ and officers’ indemnification, please see the section of this proxy statement entitled “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance” beginning on page 87.

Potential Payments to AIR’s Named Executive Officers Upon Completion of the Merger

This section sets forth the information required by Item 402(t) of SEC Regulation S-K regarding the compensation of each of AIR’s Named Executive Officers that is based on or otherwise relates to the merger and that will or may become payable to the Named Executive Officers at either the consummation of the merger or upon a qualifying termination of employment upon or following the consummation of the merger.

The table below sets forth, for the purposes of this merger-related compensation disclosure, the amount of payments and benefits that each Named Executive Officer would receive at the effective time based on the following assumptions:

●	the effective time occurs on June 1, 2026, which is the assumed closing date only for purposes of this compensation-related disclosure;

●	the number of unvested AIR Equity Awards held by each Named Executive Officer is determined as of April 27, 2026, the latest practicable date to determine such amounts before the filing of this proxy statement, less any awards expected to vest in the ordinary course prior to June 1, 2026, and assuming no additional grants or forfeitures of AIR Equity Awards prior to June 1, 2026; and

●	the price per share of AIR common stock is $3.07, which represents the five-day average closing price following the announcement of the merger.

The calculations in the table do not include amounts that AIR’s Named Executive Officers were already entitled to receive or were vested in as of the date of this proxy statement. Moreover, as a result of the foregoing assumptions which may or may not actually occur or be accurate on the relevant date, the actual amounts, if any, to be received by a Named Executive Officer may materially differ from the amounts set forth below.

For the purposes of this disclosure, “double-trigger” refers to payments that require two conditions, which are the consummation of the merger and a qualifying termination of employment, and “single-trigger” refers to payments or benefits that solely arise as a result of the consummation of the merger.

Golden Parachute Compensation

Name	Cash ($)	Equity ($)(1)	Perquisites/ benefits ($)	Total ($)
Scott Glassman(1)	$-0-	$	$	$
Luciano Melluzzo(2)	$-0-	$	$	$

(1)	For Mr. Glassman, the amounts set forth in the table reflect the aggregate dollar value of AIR common stock in respect of his unvested AIR Equity Awards, which will vest upon a termination without cause within two years following the effective time. These are therefore “double-trigger” payments. This amount excludes a grant of 12,159 vested RSUs to Mr. Glassman on February 12, 2026, which will be settled on February 12, 2027, because this grant was not made in connection with the merger.
(2)	Mr. Melluzzo resigned from his position as the President and Chief Executive Officer of the Company, effective March 11, 2026, and is no longer entitled to any payments or benefits in connection with the merger.

Interests of Certain Participants in the Solicitation

Our directors and executive officers may solicit proxies by telephone or otherwise in respect of the proposals to be considered at the special meeting and may be deemed to have been “participants” under the SEC rules in regard to such solicitation of AIR stockholders. AIR stockholders should be aware that all of the directors and Messrs. Glassman and Drisgula have interests in the merger that may be different from, or in addition to, those of AIR stockholders generally. All of our directors and Mr. Glassman will benefit from the treatment of outstanding AIR RSUs and AIR stock options and Michael Taglich and Robert Taglich will benefit from the payment of Subordinated Notes held by them as more fully described under “The Merger—Interests of AIR’s Directors and Executive Officers in the Merger—Subordinated Notes” beginning on page 59 of this proxy statement. In addition, AIR’s directors and executive officers will benefit from the indemnification and insurance arrangements described under “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance” beginning on page 87 of this proxy statement.

Opinion of AIR’s Financial Advisor

AIR retained Kipps to act as its financial advisor in connection with the Transactions. As part of this engagement, the AIR Board requested that Kipps evaluate the fairness to the holders of the AIR common stock, from a financial point of view, of the redemption price. At the meeting of the AIR Board on February 13, 2026, Kipps rendered its oral opinion to the AIR Board that as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions described in Kipps’s written opinion, an unadjusted redemption price of $4.21 was fair, from a financial point of view, to the holders of the AIR common stock. On February 17, 2026, Kipps delivered to the AIR Board a written opinion and an updated presentation, each dated February 17, 2026, confirming that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions described in such opinion, an unadjusted redemption price of $4.18 was fair, from a financial point of view, to the holders of the AIR common stock.

The full text of the written opinion of Kipps, dated February 17, 2026, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B and is incorporated herein by reference into this proxy statement in its entirety. The summary of the opinion of Kipps in this proxy statement is qualified in its entirety by reference to the full text of the written opinion. You are urged to read Kipps’s opinion carefully and in its entirety. Kipps’s opinion was addressed to, and provided for the information and benefit of, the AIR Board (in its capacity as such) in connection with its evaluation of the Transactions. The opinion does not constitute a recommendation to the AIR Board or to any other persons in respect of the Transactions, including as to how any holder of shares of AIR common stock should vote or act in respect of the Transactions. Kipps’s opinion does not address the relative merits of the Transactions as compared to other business or financial strategies that might be available to AIR, nor does it address the underlying business decision of AIR to engage in the Transactions.

AIR stockholders should be aware that with the consent of the AIR Board, Kipps’s opinion was based on an assumed redemption price of $4.18 per share, which was calculated assuming at the direction of AIR’s management that AIR’s net indebtedness at closing equals the AIR Debt Target Amount of $24,600,000. The actual redemption price will be determined pursuant to the merger agreement based on AIR’s actual net indebtedness as set forth in a closing capitalization schedule to be provided immediately prior to closing and may differ materially from the assumption used by Kipps. If calculated based on AIR’s net indebtedness as of March 31, 2026, the redemption price would be approximately $3.16 per share, which is materially lower than the $4.18 per share on which Kipps rendered its fairness opinion.

In connection with rendering its written opinion, Kipps, among other things:

●	reviewed certain publicly available business and financial information relating to AIR that Kipps deemed to be relevant, including publicly available research analysts’ estimates;

●	reviewed certain internal projected financial data relating to AIR prepared and furnished to Kipps by management of AIR, each as approved for Kipps’s use by AIR (the “Forecasts”);

●	discussed with management of AIR their assessment of the past and current operations of AIR, the current financial condition and prospects of AIR, and the Forecasts;

●	reviewed the reported prices and the historical trading activity of the AIR common stock;

●	compared the financial performance of AIR and its stock market trading multiples with those of certain other publicly traded companies that Kipps deemed relevant;

●	compared the financial performance of AIR and the valuation multiples relating to the unadjusted redemption price with the financial terms, to the extent publicly available, of certain other transactions that Kipps deemed relevant;

●	reviewed the financial terms and conditions of a draft, dated as of February 16, 2026, of the merger agreement, including Exhibit H thereto; and

●	performed such other analyses and examinations and considered such other factors that Kipps deemed appropriate.

For purposes of Kipps’s analysis and opinion, Kipps assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with or reviewed by Kipps, without any independent verification of such information (and Kipps did not assume responsibility or liability for any independent verification of such information), and further relied upon the assurances of the management of AIR that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts, Kipps assumed with the consent of the AIR Board that the Forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of AIR as to the future financial performance of AIR and the other matters covered thereby. Kipps expressed no view as to the Forecasts or the assumptions on which they were based.

For purposes of Kipps’s analysis and opinion, Kipps assumed, in all respects material to its analysis, that the final executed merger agreement would not differ from the draft merger agreement reviewed by Kipps, that the final executed redemption rights agreement would not differ from the draft terms and conditions set forth on Exhibit H of the merger agreement reviewed by Kipps, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement and redemption rights agreement and that all conditions to the consummation of the Transactions, including the redemption, would be satisfied without waiver or modification thereof. Kipps further assumed, in all respects material to its analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Transactions, including the redemption, would be obtained without any delay, limitation, restriction or condition that would have an adverse effect on AIR or the consummation of the Transactions, including the redemption, or reduce the contemplated benefits of the Transactions, including the Redemption Rights, to holders of AIR common stock.

Kipps did not conduct a physical inspection of the properties or facilities of AIR and did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of AIR, nor was Kipps furnished with any such valuations or appraisals, nor did Kipps evaluate the solvency or fair value of AIR under any state or federal laws relating to bankruptcy, insolvency or similar matters. Kipps’s opinion was necessarily based upon information made available to Kipps as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Developments subsequent to Kipps’s opinion could affect its opinion and Kipps did not and does not have any obligation to update, revise or reaffirm its opinion.

Kipps was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to the holders of the AIR common stock, from a financial point of view, of the unadjusted redemption price. Kipps did not express any view on, and Kipps’s opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of AIR, the fairness of the consideration to be paid or payable by AIR to the holders of membership units of Tenax or to be paid or payable by AIR in the tender offer, nor the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of AIR, or any class of such persons, whether relative to the unadjusted redemption price or otherwise. Kipps was not asked to, nor did Kipps express any view on, and Kipps’s opinion does not address, any other term or aspect of the merger agreement or the redemption rights agreement or the Transactions, including, without limitation, the structure or form of the Transactions, or any term or aspect of any other agreement or instrument contemplated by the merger agreement or the redemption rights agreement or entered into or amended in connection with the merger agreement or the redemption rights agreement. Kipps’s opinion does not address the relative merits of the Transactions, including the redemption, as compared to other business or financial strategies that might be available to AIR, nor does it address the underlying business decision of AIR to engage in the Transactions, including the redemption. Kipps’s opinion did not constitute a recommendation to the AIR Board or to any other persons in respect of the Transactions, including the redemption, including as to how any holder of shares of the AIR common stock should vote or act in respect of the Transactions, including the redemption. Kipps did not express any opinion as to the prices at which shares of AIR common stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on AIR or the Transactions, including the redemption, or as to the impact of the Transactions, including the redemption, on the solvency or viability of AIR or the ability of AIR to pay its obligations when they come due. Kipps is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by AIR and its advisors with respect to legal, regulatory, accounting and tax matters.

Set forth below is a summary of the material financial analyses reviewed by Kipps with the AIR Board on February 13, 2026, as updated by delivery of the updated presentation to the AIR Board on February 17, 2026. The presentation delivered to the AIR Board on February 13, 2026 in connection with rendering the oral opinion was identical to the February 17, 2026 presentation delivered to the Board on such date, other than the adjusted redemption price. The following summary, however, does not purport to be a complete description of the analyses performed by Kipps. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Kipps. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before February 12, 2026 (the last trading date prior to the rendering of Kipps’s oral opinion), and is not necessarily indicative of current market conditions.

For purposes of its analyses and reviews, Kipps considered general business, economic, market and financial conditions, industry sector performance and other matters, as they existed and could be evaluated as of the date of its opinion, many of which are beyond the control of AIR. The estimates contained in Kipps’s analyses and reviews, and the ranges of valuations resulting from any particular analysis or review, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Kipps’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Kipps’s analyses and reviews are inherently subject to substantial uncertainty.

The following summary of Kipps’s financial analyses includes information presented in tabular format. In order to fully understand the analyses, the tables should be read together with the full text of each summary. The tables are not intended to stand alone and alone do not constitute a complete description of Kipps’s financial analyses. Considering the tables below without considering the full narrative description of Kipps’s financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of such analyses.

For purposes of its opinion and the financial analyses described below, Kipps calculated the unadjusted redemption price pursuant to and in accordance with the merger agreement, which defines the redemption price as 107.3% of the Debt Adjusted AIR Share Price, where:

●	“Debt Adjusted AIR Share Price” is defined in the merger agreement as the “Debt Adjusted AIR Equity Value” divided by the “AIR Share Target Amount”, subject to certain adjustments thereto;

●	“Debt Adjusted AIR Equity Value” is defined in the merger agreement as $20,500,000 minus the “AIR Excess Debt”;

●	“AIR Excess Debt” is defined in the merger agreement as the amount by which the “AIR Net Indebtedness” (as defined in the merger agreement) set forth in AIR’s closing capitalization schedule exceeds the “AIR Debt Target Amount”;

●	“AIR Debt Target Amount” is defined in the merger agreement as $24,600,000; and

●	“AIR Share Target Amount” is defined in the merger agreement as 5,256,325.

Applying these defined terms, the Debt Adjusted AIR Share Price is equal to the quotient of (A) an amount equal to (i) $20,500,000 minus (ii) the amount by which the AIR Net Indebtedness exceeds $24,600,000, divided by (B) 5,256,325.

For purposes of Kipps’s opinion and the financial analyses described below, AIR management instructed Kipps to assume that the AIR Net Indebtedness, as of December 31, 2025, was equal to the AIR Debt Target Amount of $24,600,000. Accordingly, Kipps calculated the unadjusted redemption price of $4.18 as 107.3% of the quotient of $20,500,000 divided by 5,256,325.

Summary of Kipps’s Financial Analyses

Selected Publicly Traded Companies Analysis

Kipps reviewed and compared certain financial information of AIR to corresponding financial multiples and ratios for the following selected publicly traded companies in the aerospace / defense industry (referred to in this section as the “selected companies”):

●	Jabil Inc.

●	Plexus Corp.

●	Albany International Corp.

●	Ducommun Incorporated

●	Magellan Aerospace Corporation

For each of the selected companies, Kipps calculated enterprise value (defined as equity market capitalization plus total debt, plus preferred equity and minority interest, less cash and cash equivalents) as a multiple of (i) estimated 2026 EBITDA (such estimated 2026 earnings referred to as “2026E EBITDA” and such multiples referred to as “EV / 2026E EBITDA”), and (ii) projected 2027 EBITDA (such estimated 2027 earnings referred to as “2027P EBITDA” and such multiples referred to as “EV / 2027P EBITDA”), based on closing share prices as of February 6, 2026. Estimated and projected financial data of the selected companies were based on publicly available research analysts’ estimates obtained from Capital IQ, company filings and press releases as of February 6, 2026.

Based on the multiples it derived for the selected companies and based on its professional judgment and experience, Kipps applied a (i) EV / 2026E EBITDA multiple reference range of 8.5x to 10.5x to AIR’s estimated EBITDA in calendar year 2026 as reflected in the Forecasts, and (ii) EV / 2027P EBITDA multiple reference range of 7.5x to 9.5x to AIR’s projected EBITDA in calendar year 2027 as reflected in the Forecasts.

Based on these ranges of implied total enterprise values, AIR’s estimated net debt as of December 31, 2025, and the number of fully diluted shares of AIR, each as provided by AIR’s management, this analysis indicated the following ranges of implied equity values per share of AIR common stock, each as compared to the unadjusted redemption price:

Benchmark	Implied Equity Values Per Share
EV / 2026E EBITDA	$3.74 – $5.74
EV / 2027P EBITDA	$2.67 – $4.70

Although none of the selected companies is directly comparable to AIR, Kipps selected these companies because they are publicly traded aerospace and defense firms, many of which possess specialized build-to-print / build-to-spec manufacturing expertise, that Kipps, in its professional judgment and experience, considered generally relevant to AIR for purposes of its financial analyses. In evaluating the selected companies, Kipps made judgments and assumptions with regard to general business, economic and market conditions affecting the selected companies and other matters, as well as differences in the selected companies’ financial, business and operating characteristics. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the selected companies and the multiples derived from the selected companies.

Selected Transactions Analysis

Kipps reviewed financial information related to the following selected transactions involving target companies in the aerospace / defense industry, specifically aerospace assembly and component manufacturing, announced between 2018 and 2025 (referred to in this section as the “selected transactions”). The selected transactions reviewed by Kipps, and the month and year each was announced, were as follows:

Month and Year Announced	Acquirer	Target
July 2025	Sullivan Street Partners	Aerostructures Business of Senior plc
November 2023	Apex Space and Defense Systems	Unitech Composites, Inc.
June 2023	Arlington Capital Partners	Pegasus Steel LLC
October 2022	National Presto Industries, Inc.	Woodlawn Manufacturing Ltd.
March 2021	PCX Aerostructures, LLC	Senior Aerospace Connecticut
February 2020	Sabena Aerospace SA	Societe Anonyme Belge de Constructions Aeronautiques
September 2019	Susquehanna Private Capital, LLC	McNally Industries, LLC
September 2018	BBA Aviation plc / Ontic	Firstmark Corp.
September 2018	Argosy Private Equity	Capewell Aerial Systems
September 2018	Polaris Industries, Inc.	WSI Industries, Inc.

For each selected transaction, Kipps calculated the implied enterprise value (defined as the target company’s implied equity value based on the consideration paid in the applicable transaction plus total debt plus debt-like liabilities plus minority interest less cash and cash equivalents) as a multiple of last twelve-month EBITDA for the target company at the time of the announcement of the applicable transaction (referred to in this section as “LTM EBITDA” and such multiple, “EV / LTM EBITDA”). Estimated financial data of the selected transactions were based on information dated as of the time of announcement of the relevant transaction.

Based on the multiples it derived from the selected transactions and based on its professional judgment and experience, Kipps selected a reference range of EV / LTM EBITDA multiples of 7.0x to 9.0x and applied this range of multiples to AIR’s estimated LTM EBITDA as of December 2025, based on publicly available business and financial information for AIR. Based on this range of implied total enterprise values, AIR’s estimated net debt and option exercise amount as of December 31, 2025 of $25.4 million and the number of fully diluted shares of AIR, each as provided by AIR’s management, this analysis indicated a range of implied equity values per share of AIR common stock of $0.82 to $2.54, as compared to the unadjusted redemption price.

Although none of the target companies or businesses reviewed in the selected transactions analysis is directly comparable to AIR and none of the selected transactions is directly comparable to the transaction, Kipps selected these transactions because they involve companies or businesses that Kipps, in its professional judgment and experience, considered generally relevant to AIR for purposes of its financial analyses. In evaluating the selected transactions, Kipps made judgments and assumptions with regard to general business, economic and market conditions and other factors existing at the time of the selected transactions, and other matters, as well as differences in financial, business and operating characteristics and other factors relevant to the target companies or businesses in the selected transactions. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the target companies or businesses in the selected transactions and the multiples derived from the selected transactions.

Discounted Cash Flow Analysis

Kipps performed a discounted cash flow analysis of AIR to calculate ranges of implied present values of the per share equity value of AIR utilizing estimates of the standalone unlevered, after-tax free cash flows that AIR was forecasted to generate over the period from January 1, 2026, through December 31, 2030, based on the Forecasts. Kipps calculated terminal values for AIR using two methods: (i) a perpetuity growth method—under which Kipps calculated terminal values for AIR by applying a range of perpetuity growth rates of 2.5% to 3.5%, which range was selected based on Kipps’s professional judgment and experience, to an estimate of the unlevered, after-tax free cash flows that AIR was forecasted to generate in the terminal year based on the Forecasts, and (ii) a terminal multiple method—under which Kipps calculated terminal values for AIR by applying a range of enterprise values to LTM EBITDA multiples of 7.0x to 9.0x, which range was selected based on Kipps’s professional judgment and experience, to an estimate of AIR’s terminal year EBITDA based on the Forecasts.

The cash flows and terminal values in each case were then discounted to present value as of December 31, 2025, using discount rates ranging from 13.0% to 15.0%, representing an estimate of AIR’s weighted average cost of capital, as estimated by Kipps based on its professional judgment and experience, to derive implied enterprise value reference ranges for AIR. Based on these ranges of implied enterprise values, AIR’s estimated net debt as of December 31, 2025, and the number of fully diluted shares of AIR, each as provided by AIR’s management, this analysis indicated ranges of implied equity values per share of AIR common stock as set forth in the table below, as compared to the unadjusted redemption price:

Methodology	Implied Equity Values Per Share
Perpetuity Growth Rate Method	$1.20 – $2.85
Terminal Multiple Method	$0.33 – $1.51

Premiums Paid Analysis

Using publicly available information, Kipps reviewed identified transactions involving acquisitions where a control premium was paid for a publicly traded target with a market capitalization less than or equal to $250 million between January 1, 2020 and December 31, 2025. Using publicly available information, Kipps calculated the premiums paid as the percentage by which the per share consideration paid or proposed to be paid in each such transaction exceeded the closing market price per the target companies one day, one week and one month prior to the announcement of each such transaction.

This analysis indicated the following:

Benchmark	1 Day Prior	1 Week Prior	1 Month Prior
Median	39.11%	40.56%	45.42%
Mean	43.67%	45.65%	46.78%
75th percentile	64.21%	69.20%	71.39%
25th percentile	16.00%	15.90%	14.47%
High	141.35%	206.12%	191.54%
Low	(20.37)%	(35.17)%	(31.57)%

Based on the results of this analysis and its professional judgment and experience, Kipps applied a premium range of 14.5% to 71.4% to the closing price per share of AIR common stock of $3.30 on January 16, 2026. This analysis indicated a range of implied equity values per share of AIR common stock of $3.78 to $5.66, as compared to the unadjusted redemption price.

Miscellaneous

The foregoing summary of Kipps’s financial analyses does not purport to be a complete description of the analyses or data presented by Kipps to the AIR Board. In connection with the review of the Transactions by the AIR Board, Kipps performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Kipps’s opinion. In arriving at its fairness determination, Kipps considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Kipps made its determination as to fairness on the basis of its professional judgment and experience after considering the results of all the analyses. In addition, Kipps may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Kipps with respect to the actual value of the shares of AIR common stock. Further, Kipps’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of AIR or its advisors. Rounding may result in total sums set forth in this section not equaling the total of the figures shown.

Kipps prepared these analyses for the purpose of providing an opinion to the AIR Board as to the fairness to the holders of the AIR common stock, from a financial point of view, of the unadjusted redemption price. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Kipps’s analyses are inherently subject to substantial uncertainty, and Kipps assumes no responsibility if future results are materially different from those forecasted in such estimates.

Kipps’s financial advisory services and its opinion were provided for the information and benefit of the AIR Board (in its capacity as such) in connection with its evaluation of the proposed Transactions. The issuance of Kipps’s opinion was approved by an Opinion Committee of Kipps.

Kipps did not recommend any specific amount of consideration to the AIR Board or AIR management or that any specific amount of consideration constituted the only appropriate consideration in the transactions for the holders of the AIR common stock.

Pursuant to the terms of Kipps’s engagement letter with AIR, AIR has agreed to pay Kipps a fee for its services in the aggregate amount of approximately $1.7 million, of which (i) $100,000 was payable upon execution of the engagement letter and is fully creditable against any fee payable upon the consummation of the merger, (ii) $350,000 was payable upon delivery of Kipps’s opinion in connection with the merger agreement and is fully creditable against any fee payable upon the consummation of the merger and (iii) the remainder will be payable contingent upon the consummation of the merger. AIR has also agreed to reimburse Kipps for certain of its expenses and to indemnify Kipps against certain liabilities arising out of its engagement.

During the two-year period prior to the date of its opinion, Kipps and its affiliates have not been engaged to provide financial advisory or other services to AIR and it has not received any compensation from AIR during such period. In addition, during the two-year period prior to the date of its opinion, Kipps and its affiliates have not been engaged to provide financial advisory or other services to Tenax and it has not received any compensation from Tenax during such period. Kipps may provide financial advisory or other services to AIR and Tenax in the future, and in connection with any such services Kipps may receive compensation.

Kipps and its affiliates engage in a wide range of activities for its and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Kipps and its affiliates and/or its or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to AIR, Tenax, potential parties to the Transactions and/or any of their respective affiliates or persons that are competitors, customers or suppliers of AIR or Tenax.

AIR engaged Kipps to act as a financial advisor based on Kipps’s qualifications, experience and reputation. Kipps is an internationally recognized investment banking firm in the aerospace, defense and government services industry and provides fairness opinions in connection with transactions and acquisitions, leveraged buyouts and valuations for corporate and other purposes.

Certain Unaudited Prospective Financial Information Used by Our Board of Directors and Financial Advisor

AIR does not, as a matter of course, publicly disclose detailed long-term financial forecasts or internal projections as to future performance, earnings or other results given, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the effort to solicit counterparties and provide them with current financial information, AIR management prepared the Forecasts, which were provided to certain counterparties, the AIR Board and Kipps for its use and reliance in connection with its financial analyses and opinion. The Forecasts speak only as of the time they were prepared and provided to the AIR Board.

The Forecasts were not prepared for the purpose of public disclosure, and were not prepared in compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or projections. The Forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond AIR’s control. Accordingly, the Forecasts may not be realized and actual results may differ materially from those reflected in the Forecasts. The summary of the Forecasts included in this proxy statement is not intended to influence your decision whether to vote in favor of any of the proposals at the special meeting. The inclusion of this information in this proxy statement should not be regarded as an indication that AIR or any of its affiliates, officers, directors, employees, advisors or other representatives considered, or now considers, the Forecasts to be material or necessarily predictive of actual future results or events, and the Forecasts should not be relied upon as such.

Neither AIR’s independent auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to the Forecasts, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the Forecasts.

Forecasts

The following table sets forth the projected revenue, net income and EBITDA reflected in the AIR Forecasts:

Fiscal year ending December 31,
	2026E	2027E	2028E	2029E	2030E
Revenue	$56,135,000	$59,532,000	$60,648,000	$61,800,000	$62,992,000
Net Income	1,299,000	2,090,000	2,081,000	2,075,000	2,070,000
EBITDA(1)	5,160,000	5,136,000	4,753,000	4,372,000	3,992,000

(1)	Represents earnings before interest, taxes, depreciation and amortization, excluding (as applicable) and reflecting stock-based compensation as an expense. Reconciling projected EBITDA to net income presents inherent difficulty in forecasting certain amounts required for a full reconciliation, for example, interest expense, taxes, amortization, stock based compensation and non-recurring items.

Governance of AIR Following the Merger

Board of Directors

Following the consummation of the merger, the AIR Board will be composed of no fewer than eight directors, which shall consist only of (i) no fewer than six individuals designated by Tenax and (ii) two individuals to be mutually agreed upon by Tenax and AIR to hold office in accordance with the articles of incorporation and bylaws of AIR.

As of the date of this proxy statement, the individuals who will serve as directors of AIR following the consummation of the merger have not yet been determined.

Following the consummation of the merger, the Audit Committee will be composed of members who meet the independence requirements set forth by the SEC, in the NYSE American listing requirements and the Audit Committee charter. Each member of the Audit Committee will be financially literate in accordance with the NYSE American listing requirements.

Management

AIR’s executive team following the merger will be identified prior to the closing, and we expect to draw on the leadership teams of AIR and Tenax.

Tenax and its members, through the date on which the merger agreement was signed by all parties, made no arrangements with, and made no offers to, any members of AIR’s management team regarding continued employment with AIR.

Controlled Company

Following the consummation of the merger, AIR will be a “controlled company” for purposes of Section 801(a) of the NYSE American Company Guide and, if and for so long as it so qualifies, intends to rely on exemptions from certain governance standards.

Under Section 801(a), a company in which over 50% of the voting power is held by an individual, a group or another company is a “controlled company” and is exempt from certain corporate governance requirements, including requirements that (1) a majority of AIR’s board of directors consist of independent directors, (2) director nominees be selected or recommended for selection by a majority of the independent directors or by a nominating committee composed solely of independent directors and (3) compensation of the chief executive officer be determined or recommended to the board of directors by a majority of its independent directors or by a compensation committee composed of independent directors. The controlled company exemption does not modify the independence requirements for the Audit Committee, and AIR intends to continue to comply with the requirements of the NYSE American rules with respect thereto.

Smaller Reporting Company

Following the consummation of the merger, AIR is expected to qualify as a “Smaller Reporting Company” for purposes of Section 801(h) of the NYSE American Company Guide and, if and for so long as it so qualifies, intends to rely on exemptions from certain governance standards.

Under Section 801(h), a company that satisfies the definition of smaller reporting company in Rule 12b-2 of the Exchange Act, meaning it is an issuer that is not an investment company, an asset-backed issuer or a majority-owned subsidiary of a parent that is not a smaller reporting company and that (1) has a public float of less than $250 million or (2) has annual revenues of less than $100 million and either (i) no public float or (ii) a public float of less than $700 million, is a “Smaller Reporting Company”. Smaller Reporting Companies are only required to maintain a board of directors composed of at least 50% independent directors (rather than a majority of independent directors) and an audit committee of at least two independent members (rather than three independent members). In addition, Smaller Reporting Companies are not subject to the same independence requirements for the compensation committee and compensation consultants.

Closing and Effective Time of the Merger

The closing of the merger will take place on the third business day following the satisfaction or written waiver, where permissible, of the conditions to the closing of the merger (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or written waiver, where permissible, of such conditions), or at such other time and date as shall be agreed in writing between AIR and Tenax. Notwithstanding the foregoing, the closing will not occur earlier than the fifth business day following delivery of the month-end balance sheet for the most recently ended calendar month prior to the closing, unless Tenax consents otherwise in writing. Subject to the satisfaction or waiver of the conditions to the closing described in the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 89 of this proxy statement, it is currently anticipated that the merger will close in [●] 2026. It is possible that factors outside the control of both parties could result in the merger being completed at a different time, or not at all.

As soon as practicable on the closing date, AIR will cause the amendment(s) to AIR’s articles of incorporation approved by AIR stockholders at the special meeting to be filed with the Nevada Secretary of State as provided by the NRS, and Tenax will cause the certificate of merger to be filed with the Secretary of State of the State of Delaware. The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware, or such later date and time as is specified in the certificate of merger and agreed to by AIR and Tenax in writing. The parties shall take all necessary action such that the effective time of the merger shall occur one minute after the time at which such amendment(s) to AIR’s articles of incorporation becomes effective.

Regulatory Approvals

Completion of the merger is conditioned on, among other things, the expiration or termination of the applicable waiting periods under the HSR Act, the receipt of any required approvals or the expiration or termination of any applicable waiting periods under Antitrust Laws of certain other specified jurisdictions, if applicable, and the absence of any law or order enacted, issued, promulgated, enforced or entered, whether temporary, preliminary or permanent, which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise preventing consummation of the Transactions.

Under the HSR Act and the rules promulgated thereunder, the merger may not be completed until notification and report forms have been filed with the FTC and the DOJ and the applicable waiting period, or any extensions thereof, has expired or been terminated. The initial HSR Act waiting period is up to 30 days following the filing of the notification and report forms, unless earlier terminated by the FTC and the DOJ.

Pursuant to the merger agreement, each party has agreed to use its reasonable best efforts to obtain all necessary actions or nonactions, consents, approvals and waivers from, and to give any necessary notices to, governmental authorities and to make all necessary registrations, declarations and filings (including filings that are required or advisable under the HSR Act and other registrations, declarations and filings with, or notices to, governmental authorities, that may be required or advisable under other applicable antitrust, competition or pre-merger notification laws of any jurisdiction), if any. Pursuant to the merger agreement, Tenax and its affiliates are not required to agree to any prohibition or limitation on their ownership or operation of their businesses, any divestiture, hold-separate arrangement or any other restriction on their ability to operate their businesses, nor are they obligated to litigate before the FTC or DOJ, in order to obtain regulatory clearance.

Each of AIR and Tenax intend to file notification and report forms pursuant to the HSR Act with the FTC and the DOJ.

At any time before or after consummation of the merger, notwithstanding the expiration or termination of the waiting period under the HSR Act, the DOJ, the FTC or any U.S. state could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of AIR or Tenax. Private parties may also seek to take legal action under the Antitrust Laws under certain circumstances.

There can be no assurance that a challenge to the Transactions on antitrust grounds will not be made or, if such a challenge is made, what the result will be. The required regulatory and other approvals are discussed under the section entitled “The Merger Agreement—Covenants and Agreements—Reasonable Best Efforts; Further Action” beginning on page 87 of this proxy statement.

Accounting Treatment

The merger will be accounted for as a reverse merger using the acquisition method of accounting in accordance with Topic 805. For accounting purposes, Tenax will be treated as the accounting acquirer and AIR will be treated as the accounting acquiree. As a result, Tenax’s historical consolidated financial statements will become those of the combined company, and AIR’s identifiable assets and liabilities will be recognized at their estimated fair values as of the closing date in accordance with the acquisition method of accounting.

Dividend Policy Following the Merger

AIR has not declared or paid any cash dividends on its common stock in recent years and does not currently anticipate paying cash dividends in the foreseeable future, other than the dividend of Redemption Rights to be declared in connection with the Transactions. Any future dividends will be at the discretion of the AIR Board and will depend on AIR’s financial condition, results of operations, capital requirements and other factors the AIR Board deems relevant, and will be subject to applicable law.

Listing of the Combined Company Common Stock on NYSE American

AIR’s common stock is currently listed on NYSE American under the symbol “AIRI” and is expected to continue to be listed on NYSE American following the consummation of the merger.

THE MERGER AGREEMENT

The following section summarizes certain material provisions of the merger agreement, which is included in this proxy statement as Annex A and is incorporated by reference herein. The summary of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This section is not intended to provide you with any factual information about Tenax or AIR. The rights and obligations of Tenax and AIR are governed by the merger agreement and not by this summary or any other information contained in or incorporated by reference into this proxy statement. AIR stockholders are urged to read the merger agreement carefully and in its entirety, as well as this proxy statement and the information incorporated by reference into this proxy statement.

Explanatory Note Regarding the Merger Agreement

The merger agreement is attached to this proxy statement as Annex A and described in this summary to provide you with information regarding its terms. The merger agreement contains representations and warranties by AIR and Merger Sub, on the one hand, and by Tenax, on the other hand, which were made solely for the benefit of the other parties for purposes of the merger agreement. The representations, warranties and covenants made in the merger agreement by Tenax, AIR and Merger Sub were qualified and subject to important limitations agreed to by Tenax, AIR and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of allocating risk between the parties to the merger agreement, rather than establishing matters as facts about AIR or Tenax or any other person at the time they were made or otherwise. The representations and warranties may also be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure letters that each of AIR and Tenax delivered in connection with the merger agreement as well as certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 127 of this proxy statement.

General

The merger agreement provides, among other matters, for the acquisition of Tenax pursuant to a merger, on the terms and subject to the conditions in the merger agreement and in accordance with the DLLCA. Pursuant to the merger agreement, at the effective time, Merger Sub will be merged with and into Tenax, with Tenax continuing as the surviving company and as a wholly owned subsidiary of AIR.

At the effective time, Tenax’s certificate of formation as of immediately prior to the effective time will continue to be the certificate of formation of the surviving company, and the limited liability company agreement in the form set forth in Exhibit E to the merger agreement shall be the limited liability company agreement of the surviving company.

The parties will take all requisite action (including to the extent necessary increasing the size of the AIR Board) so that, from and after the effective time, the AIR Board will include no fewer than eight directors, which will consist only of (a) no fewer than six individuals designated by Tenax and (b) two individuals to be mutually agreed upon by Tenax and AIR, each to hold office in accordance with the articles of incorporation and bylaws of AIR. The officers of Tenax immediately prior to the effective time will be the officers of the surviving company, each until their respective successors are duly elected and qualified or until such officer’s earlier death, resignation or removal.

Closing; Effective Time

The closing will take place on the third business day after the satisfaction or written waiver (where permissible) of the conditions to closing (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or written waiver (where permissible) of those conditions at the closing), unless another date is agreed to in writing by Tenax and AIR; provided that, without Tenax’s prior written consent, the closing may not occur earlier than the fifth business day following delivery of the most recent monthly unaudited consolidated balance sheet of AIR delivered to Tenax prior to the closing in accordance with the merger agreement.

As soon as practicable on the closing date, AIR will cause the amendment(s) to AIR’s articles of incorporation approved by AIR stockholders at the special meeting to be filed with the Nevada Secretary of State as provided by the NRS, Tenax will cause a certificate of merger to be filed with the Secretary of State of the State of Delaware as provided by the DLLCA, and each of AIR, Merger Sub and Tenax will make all other filings or recordings required under the NRS or the DLLCA in connection with the merger (if any). The merger will become effective at such time as the certificate of merger is filed with the Secretary of State of the State of Delaware or at such later date and time as is specified in the certificate of merger and agreed to by AIR and Tenax in writing; provided that the parties will take all necessary action such that the effective time occurs one minute after the time at which such amendment(s) to AIR’s articles of incorporation becomes effective.

Conversion of Securities

Subject to the terms and conditions set forth in the merger agreement, at the effective time, each Tenax unit will be converted into the right to receive the portion of the merger consideration allocated in respect thereof, calculated in accordance with the capitalization schedule, which Tenax is required to deliver no less than two business days prior to the closing, and each holder of a Tenax unit immediately prior to the effective time will thereafter cease to have any rights with respect to such Tenax unit, except the right to receive the merger consideration in respect thereof. After the effective time, there will be no further registration of transfers of Tenax units.

Also at the effective time, all membership interests of Merger Sub issued and outstanding immediately prior to the effective time will be converted into 100% of the membership interests of the surviving company.

Adjustments to the Merger Consideration

The merger consideration is initially defined as 94,400,000 shares of AIR common stock, to be issued to the Tenax Members as described in the section entitled “The Merger Agreement—Covenants and Agreements—Exchange Procedures” beginning on page 75 of this proxy statement. The merger agreement provides for adjustments to the merger consideration to preserve the economic expectations of the Tenax Members in light of changes to AIR’s net indebtedness and capitalization between the date of the merger agreement and the closing. The merger consideration may be adjusted upward but not downward from the base amount of 94,400,000 shares.

If AIR’s net indebtedness at closing, as calculated in accordance with the merger agreement and reflected in the capitalization schedule that AIR is required to deliver prior to closing, exceeds a target amount of $24,600,000, the merger consideration will be increased. The number of additional shares to be issued will be calculated by dividing $387,040,000 by the Debt Adjusted AIR Share Price, and then subtracting 94,400,000 from the result. In economic terms, the greater AIR’s net financial obligations at closing relative to the target, the lower the adjusted per share value and the greater the number of additional shares issued to the Tenax Members.

If, after deducting the aggregate cash proceeds received by AIR from any equity securities issuances after signing and the aggregate value of any equity awards granted to AIR directors or management after signing, AIR’s net indebtedness at closing is less than the target amount of $24,600,000, the merger consideration will also be increased. The number of additional shares to be issued will equal the lesser of (i) the amount by which the $24,600,000 target exceeds AIR’s net indebtedness after deducting the equity issuance proceeds and equity award value described above, and (ii) the sum of the equity issuance proceeds and equity award value described above, in each case divided by $4.10 per share.

In addition, the merger agreement provides that the calculation of the merger consideration and the Debt Adjusted AIR Share Price will be equitably adjusted to reflect appropriately any other changes to AIR’s net indebtedness and capitalization between the date of the merger agreement and the closing to the extent such changes are not already addressed by the adjustment mechanisms described above.

Further, the calculation of the merger consideration will be equitably adjusted to reflect appropriately the effect of any subdivision, stock dividend, stock split, combination, recapitalization, exchange of shares, reclassification or other like change with respect to AIR common stock occurring on or after the date of the merger agreement and prior to the closing.

Exchange Procedures

At or prior to the effective time, AIR will deposit, or cause to be deposited, with Broadridge Corporate Issuer Solutions (the “Transfer Agent”), in trust for the benefit of the Tenax Members, a number of shares of AIR common stock, in book-entry or certificated form, equal to the portion of the merger consideration issuable to the Tenax Members in accordance with the capitalization schedule that Tenax is required to deliver prior to closing for the purpose of exchanging Tenax units for the merger consideration.

Prior to the effective time, Tenax will provide to each person who is or will be, as of immediately prior to the effective time, a Tenax Member a letter of transmittal, which will contain representations and warranties customary for a private placement of securities exempt from registration under the Securities Act and such other provisions as Tenax may reasonably specify (including a provision confirming that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of such letter of transmittal). Upon delivery to the Transfer Agent of such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Transfer Agent or Tenax, each Tenax Member will be entitled to receive (following the effective time), in exchange for such Tenax Member’s Tenax units, the portion of the merger consideration allocated to such Tenax Member in accordance with the capitalization schedule that Tenax is required to deliver prior to closing (together with cash in lieu of fractional shares), and such Tenax Member’s Tenax units will be canceled. After the effective time, any Tenax units will be deemed to represent only the right to receive the merger consideration upon such exchange.

No interest will be paid or accrue on any cash payable upon exchange of any Tenax units.

No Fractional Shares

AIR will not issue fractional shares of AIR common stock in the merger. Fractional shares of AIR common stock that would otherwise be allocable to any Tenax Members in the merger will be aggregated, and calculations will be rounded up to three decimal places. The Transfer Agent will cause the whole shares obtained thereby to be sold, in the open market or otherwise as reasonably directed by AIR, and in no case later than 20 business days after the effective time, and will make available the net proceeds thereof, on a pro rata basis, without interest and subject to the amount of any withholding taxes as contemplated in the merger agreement, as soon as practicable to the Tenax Members entitled to receive such cash.

Repayment of Payoff Debt

At the closing, Tenax or one of its affiliates will repay, or cause to be repaid, on behalf of AIR and its subsidiaries, the outstanding balance of certain indebtedness of AIR in accordance with the payoff letters furnished to Tenax. See the section entitled “The Merger Agreement—Covenants and Agreements—Payoff Letters” beginning on page 88 of this proxy statement.

AIR Equity Awards

Each AIR Equity Award that is outstanding as of immediately prior to the effective time will continue on the same terms and conditions as were applicable to such AIR Equity Awards as of immediately prior to the effective time.

Representations and Warranties

The merger agreement contains representations and warranties by AIR, Merger Sub and Tenax that are subject to certain exceptions and qualifications (including exceptions and qualifications related to knowledge, materiality and material adverse effect).

The merger agreement contains representations and warranties by AIR and Merger Sub relating to, among other things, the following:

●	due organization, valid existence, good standing and qualification to do business;

●	capitalization;

●	corporate power and authority;

●	governmental consents and absence of certain conflicts;

●	compliance with laws and permits;

●	financial statements;

●	internal controls and procedures;

●	absence of undisclosed liabilities;

●	absence of certain changes or events;

●	accuracy of information supplied for inclusion in this proxy statement and the tender offer documents;

●	the operations of Merger Sub;

●	absence of certain legal proceedings and governmental orders;

●	employee benefit plans and labor and employment matters;

●	real property matters;

●	intellectual property, privacy and data protection and artificial intelligence matters;

●	tax matters;

●	environmental matters;

●	material contracts;

●	insurance coverage;

●	finders’ or brokers’ fees;

●	government contracts;

●	absence of payments prohibited under money laundering laws;

●	inapplicability of anti-takeover laws; and

●	financial advisor opinion.

The merger agreement contains representations and warranties by Tenax relating to, among other things, the following:

●	due organization, valid existence, good standing and qualification to do business;

●	capitalization;

●	corporate power and authority;

●	governmental consents and absence of certain conflicts;

●	compliance with laws and permits;

●	financial statements;

●	internal controls and procedures;

●	absence of certain changes or events;

●	accuracy of information supplied for inclusion in this proxy statement;

●	sufficiency of funds;

●	absence of certain legal proceedings and governmental orders;

●	employee benefit plans and labor and employment matters;

●	real property matters;

●	intellectual property, privacy and data protection and artificial intelligence matters;

●	tax matters;

●	environmental matters;

●	material contracts;

●	insurance coverage;

●	finders’ or brokers’ fees;

●	government contracts; and

●	absence of payments prohibited under money laundering laws.

Many of the representations and warranties in the merger agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct would be material to, or have a material adverse effect on, the applicable party).

For purposes of the merger agreement, an “AIR Material Adverse Effect” or “Tenax Material Adverse Effect” means, with respect to AIR and its subsidiaries or Tenax and its subsidiaries, respectively, any event, occurrence, state of facts, development, circumstance, change or effect that, individually or in the aggregate with all other events, occurrences, state of facts, developments, circumstances, changes and effects, (a) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such party and its subsidiaries taken as a whole; or (b) would reasonably be expected to prevent or materially impede, materially interfere with, materially hinder or materially delay the consummation of the Transactions by such party or otherwise prevent such party from performing its obligations under the merger agreement. In addition, the definition of an “AIR Material Adverse Effect” also includes certain liquidity-related events affecting AIR, including, but not limited to, the commencement of insolvency or bankruptcy proceedings against AIR or any of its subsidiaries, or the acceleration of AIR’s material indebtedness prior to its stated maturity. However, with respect to clause (a), any event, occurrence, state of facts, development, circumstance, change or effect to the extent resulting from the following shall not be taken into account in determining whether an AIR Material Adverse Effect or Tenax Material Adverse Effect has occurred:

●	any change in the market price, trading volume or credit ratings of AIR common stock or Tenax equity interests, as applicable, or any failure, in and of itself, to meet internal or public revenue or earnings projections, forecasts, guidance, estimates, milestones or budgets for any period ending (or for which revenues or earnings are released) on or after the date of the merger agreement (though the facts or causes underlying or contributing to such change or failure shall be considered in determining whether an AIR Material Adverse Effect or Tenax Material Adverse Effect has occurred);

●	changes in general economic, legal, regulatory or political conditions, or in the financial, credit or capital markets in general;

●	changes in applicable law or GAAP, or in any interpretation thereof;

●	changes in the markets or industries in which such party and its subsidiaries operate (including legal and regulatory changes);

●	acts of civil unrest or war (whether or not declared), armed hostilities or terrorism or any escalation or worsening of any acts of civil unrest or war (whether or not declared), armed hostilities or terrorism under way as of the date of the merger agreement;

●	earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, volcanic eruptions or other natural disasters or any epidemic or pandemic;

●	any changes resulting or arising from the identity of the other party or any of the other party’s affiliates; or

●	the public announcement, pendency or performance of the merger agreement;

provided that, in the case of the second, third, fourth, fifth and sixth bullet points above, such party and its subsidiaries, taken as a whole, are not affected disproportionately relative to other participants in the industries in which they operate.

The representations and warranties in the merger agreement will not survive the effective time.

Other Covenants and Agreements

Conduct of Business of AIR Prior to Completion of the Merger

AIR has agreed that, between the date of the merger agreement and the effective time, except as set forth in the confidential disclosure letter delivered by AIR to Tenax in connection with the merger agreement, as expressly contemplated by the merger agreement or with the prior written consent of Tenax (which consent shall not be unreasonably withheld, delayed or conditioned), AIR will, and will cause each of its subsidiaries to, use reasonable best efforts to conduct its business in all material respects in the ordinary course consistent with past practice and in material compliance with applicable law and all AIR’s material contracts and, without limiting the generality of the foregoing, use reasonable best efforts to preserve intact its present business organization and maintain the goodwill and existing relationships with its suppliers, licensors, licensees and others having significant business relationships with them.

Additionally, between the date of the merger agreement and the effective time, except as set forth in the confidential disclosure letter delivered by AIR to Tenax in connection with the merger agreement, as expressly contemplated by the merger agreement or with the prior written consent of Tenax (which consent shall not be unreasonably withheld, delayed or conditioned), AIR has agreed that it will not, and will cause each AIR subsidiary not to:

●	amend or otherwise change AIR’s articles of incorporation or bylaws or equivalent organizational documents, or the equivalent organizational documents of any of its subsidiaries, or create any new subsidiaries;

●	merge or consolidate AIR with any other person or restructure, reorganize or completely or partially liquidate;

●	issue, deliver, sell, grant, pledge, dispose of or grant an encumbrance on, or permit an encumbrance to exist on, any shares of any class of capital stock of AIR or any of its subsidiaries, any other voting securities or other ownership interests, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, voting securities or equity interests, or any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based units or other similar interests of AIR or any of its subsidiaries (except for the issuance of shares of AIR common stock issuable pursuant to the exercise of AIR stock options or the settlement of AIR RSUs, in each case, outstanding on the date of the merger agreement in accordance with their terms and the terms of the AIR Stock Plans as in effect on the date of the merger agreement);

●	repurchase, redeem or otherwise acquire any outstanding AIR common stock;

●	(i) sell, lease, license, pledge or dispose of or (ii) grant an encumbrance on, or permit an encumbrance to exist on, any properties or assets (other than intellectual property) or any interests therein of AIR or any of its subsidiaries, other than as permitted by the merger agreement;

●	sell, lease, sublease, license, sublicense, assign or otherwise grant rights under any AIR owned intellectual property (except for non-exclusive licenses granted to customers and suppliers of AIR in the ordinary course of business consistent with past practice) or transfer, cancel, abandon or fail to renew, maintain or diligently pursue applications for or otherwise dispose of any AIR owned intellectual property;

●	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any of AIR’s direct or indirect wholly owned subsidiaries to AIR or any of its other wholly owned subsidiaries;

●	adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, voting securities or other ownership interests or any securities convertible into or exchangeable or exercisable for capital stock, voting securities or other ownership interests;

●	acquire any assets outside the ordinary course of business consistent with past practice from any other person for consideration in excess of $100,000 in any individual transaction or series of related transactions or $250,000 in the aggregate;

●	make any loans, advances, guarantees or capital contributions to or investments in any person, other than advances to employees of AIR or any of its subsidiaries in respect of travel or other related business expenses, in each case, in the ordinary course of business consistent with past practice;

●	make any payments or distributions to any stockholders, employees, directors, officers or affiliates of AIR or its subsidiaries, or any of their respective affiliates (or any directors, managers or employees of such affiliates), other than payments to employees of salary and expense reimbursement in the ordinary course of business;

●	incur any indebtedness or guarantee such indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of AIR;

●	make or authorize any capital expenditure in excess of $500,000 in the aggregate during any 12-month period beginning on or after the date of the merger agreement;

●	modify in any material respect any accounting policies or procedures, other than as required by GAAP or law;

●	except as required by applicable law, (i) make any material change (or file any such change) in any method of tax accounting; (ii) make, change or rescind any material tax election; (iii) settle or compromise any material tax liability or consent to any claim or assessment or enter into any closing agreement relating to a material amount of taxes; (iv) file any material amended tax return; (v) file any claim for refund of a material amount of taxes; or (vi) waive or extend the statute of limitations in respect of material taxes;

●	except as required by the terms of AIR’s employee benefit plans or AIR’s collective bargaining agreements: (i) adopt, enter into, terminate, modify or amend any of AIR’s collective bargaining agreements or AIR’s employee benefit plans; (ii) increase in any manner the compensation, bonus or fringe or other benefits of, or grant or pay any discretionary bonus of any kind or amount whatsoever; (iii) grant, pay or increase any change-in-control, retention, severance or termination pay; (iv) grant or modify any awards (including grants of any stock or stock-based awards or the removal of existing restrictions in any of AIR’s employee benefit plans or awards made thereunder); (v) take any action to fund or secure the payment of compensation or benefits under any of AIR’s employee benefit plans; (vi) take any action to accelerate the vesting or payment of compensation or benefits under any of AIR’s employee benefit plans or awards made thereunder; (vii) materially change any actuarial or other assumption used to calculate funding obligations with respect to any of AIR’s employee benefit plans or change the manner in which contributions to any of AIR’s employee benefit plans are made or the basis on which such contributions are determined (except as may be required for continued compliance with generally accepted accounting principles); or (viii) terminate or hire any service provider, other than terminations for cause (provided that AIR may hire service providers to replace departed service providers in the ordinary course of business consistent with past practice and may terminate or hire service providers with an annual base salary less than $150,000 in the ordinary course of business consistent with past practice);

●	except as required by law or any judgment by a court of competent jurisdiction, (i) pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business consistent with past practice, of liabilities disclosed, reflected or reserved against in the AIR financial statements or incurred since the date of such AIR financial statements in the ordinary course of business consistent with past practice; (ii) cancel or compromise any material indebtedness; or (iii) waive or assign any claims or rights of material value;

●	enter into, terminate, cancel, modify, amend or fail to renew any material contract or real property lease, or any contract or real property lease that, if existing on the date of the merger agreement, would have been a material contract or real property lease, or waive, release or assign any material rights or claims thereunder, in each case, other than in the ordinary course of business consistent with past practice;

●	enter into, modify, amend or terminate any contract, or waive, release or assign any material rights or claims thereunder, which would reasonably be expected to (i) impair in any material respect the ability of AIR to perform its obligations under the merger agreement or (ii) prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions;

●	enter into any contract that is material to AIR and its subsidiaries, taken as a whole, to the extent consummation of the Transactions would reasonably be expected to trigger, conflict with or result in a violation of any “change of control” or similar provision of such contract;

●	amend any material permit in any material respect, or allow any material permit to lapse, expire or terminate, other than (i) amendments, renewals or extensions of permits in the ordinary course of business consistent with past practice or (ii) non-renewal or non-extension of permits that are not necessary to conduct AIR’s business as then conducted;

●	authorize, apply for or cause to be approved the listing of shares of AIR common stock on any stock exchange; or

●	authorize, commit or agree to do any of the foregoing.

Conduct of Business of Tenax Prior to Completion of the Merger

Tenax has agreed that, between the date of the merger agreement and the effective time, except as set forth in the confidential disclosure letter delivered by Tenax to AIR in connection with the merger agreement, as expressly contemplated by the merger agreement or with the prior written consent of AIR (which consent shall not be unreasonably withheld, delayed or conditioned), Tenax will, and will cause each of its subsidiaries to, use reasonable best efforts to conduct its business in all material respects in the ordinary course consistent with past practice and in material compliance with applicable law and all Tenax’s material contracts and, without limiting the generality of the foregoing, use reasonable best efforts to preserve intact its present business organization and maintain the goodwill and existing relationships with its suppliers, licensors, licensees and others having significant business relationships with them.

Additionally, between the date of the merger agreement and the effective time, except as set forth in the confidential disclosure letter delivered by Tenax to AIR in connection with the merger agreement, as expressly contemplated by the merger agreement or with the prior written consent of AIR (which consent shall not be unreasonably withheld, delayed or conditioned), Tenax has agreed that it will not, and will cause each Tenax subsidiary not to:

●	amend or otherwise change Tenax’s certificate of formation, limited liability company agreement or equivalent organizational documents, except for any amendments or changes that would not (i) materially delay, materially impede or prevent the consummation of the Transactions or (ii) adversely affect the AIR stockholders in any material respect differently than the Tenax Members;

●	adopt a plan or agreement of complete or partial liquidation or dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of or involving Tenax or any of its subsidiaries (other than dormant subsidiaries or, with respect to any merger, amalgamation or consolidation, other than among Tenax and any wholly owned subsidiary of Tenax or among wholly owned subsidiaries of Tenax);

●	enter into any new line of business that is material to Tenax and its subsidiaries, taken as a whole; or

●	authorize, commit or agree to do any of the foregoing.

No Interfering Transactions

From the date of the merger agreement through the earlier of the closing and the termination of the merger agreement, neither Tenax nor AIR will, nor will permit its subsidiaries to, enter into any agreement to acquire another business or effect any transaction that is reasonably likely to prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions.

Stockholder Meeting

The merger agreement provides that AIR will call, give notice of, convene and hold the special meeting as promptly as reasonably practicable following the date upon which this proxy statement is cleared by the SEC and will set a record date for the special meeting for determining the AIR stockholders entitled to notice of, and to vote at, the meeting as promptly as reasonably practicable following the date of the merger agreement. The merger agreement further provides that the AIR Board will recommend that the AIR stockholders vote in favor of the approval of the stock issuance proposal, the authorized shares proposal and the written consent proposal and will use its reasonable best efforts to solicit proxies from the AIR stockholders constituting the requisite AIR stockholder approvals.

AIR will not change the date of, postpone or adjourn the meeting without the consent of Tenax (which may not be unreasonably withheld, conditioned or delayed), except, and no more than two times, (i) for adjournments or postponements to ensure that any required supplement or amendment to this proxy statement is provided to the AIR stockholders within a reasonable amount of time in advance of the meeting; (ii) to allow reasonable additional time to solicit proxies in favor of approval of the stock issuance proposal, the authorized shares proposal and the written consent proposal; (iii) if there are insufficient shares of AIR common stock represented at the meeting (either in person or by proxy) to constitute the necessary quorum or if AIR has not received proxies sufficient to allow the receipt of the requisite AIR stockholder approvals at the meeting; or (iv) as required by law. Tenax may cause AIR to postpone or adjourn the meeting once if AIR has not received proxies sufficient to allow the receipt of the requisite AIR stockholder approvals at the meeting and Tenax informs AIR that Tenax believes in good faith that additional time is required to solicit proxies in favor of approval of the stock issuance proposal, the authorized shares proposal and the written consent proposal.

No Solicitation by AIR

AIR has agreed that none of it or any of its subsidiaries or any of their respective representatives will, and that it will cause each of its subsidiaries and each of its and its subsidiaries’ representatives not to, directly or indirectly, (i) solicit, initiate, seek or take any other action to facilitate or encourage the making, submission or announcement of any proposal that constitutes, or could reasonably be expected to lead to, any Competing AIR Proposal; (ii) enter into, maintain, continue or participate in any discussions or negotiations with any person or entity in furtherance of, or furnish to any person any information or otherwise cooperate in any way with respect to, any Competing AIR Proposal; (iii) agree to, approve, endorse, recommend or consummate any Competing AIR Proposal; (iv) enter into, or propose to enter into, any contract or agreement which could reasonably be expected to lead to any Competing AIR Proposal; or (v) resolve, propose or agree, or authorize or permit any representative, to do any of the foregoing.

In addition, AIR has agreed to, and to cause its subsidiaries and its and its subsidiaries’ representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any persons conducted prior to the execution of the merger agreement by AIR, any of its subsidiaries or its or any of their respective representatives with respect to any Competing AIR Proposal, request the prompt return or destruction of all confidential information previously furnished and terminate access to any physical or electronic data rooms related to a potential Competing AIR Proposal previously granted to such person.

AIR will promptly, and in any event within 24 hours of AIR obtaining knowledge of the receipt thereof, advise Tenax orally and in writing of any Competing AIR Proposal or any inquiry relating to or that could reasonably be expected to lead to any Competing AIR Proposal, the financial and other material terms and conditions of any such Competing AIR Proposal or inquiry (including any changes thereto) and the identity of the person making any such Competing AIR Proposal. AIR will thereafter keep Tenax fully informed of the status and material details (including any change to the terms thereof) of any such Competing AIR Proposal or inquiry and provide to Tenax, as soon as practicable after receipt or delivery thereof (and in any event, within 24 hours of such receipt or delivery), unredacted copies of all correspondence (other than non-substantive written correspondence) and other written material (including all draft and final versions (and any amendments thereto) of agreements (including schedules and exhibits thereto) and any comments thereon) relating to any such Competing AIR Proposal or inquiry exchanged between AIR or any of its subsidiaries, on the one hand, and the person making such Competing AIR Proposal or inquiry, on the other hand.

Notwithstanding the above, AIR may, subject to compliance with the terms of the merger agreement, furnish information to, and enter into discussions with, a person who has made, after the date of the merger agreement, an unsolicited, written, bona fide Competing AIR Proposal, so long as such Competing AIR Proposal did not result from a breach of the merger agreement and prior to furnishing such information and entering into such discussions, the AIR Board:

●	reasonably determines, in its good faith judgment (after receiving the advice of a financial advisor of nationally recognized reputation and outside legal counsel qualified to practice in the State of Nevada and experienced in matters of Nevada corporate law) that such Competing AIR Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal and the failure to furnish such information to, or enter into such discussions with, the person who made such Competing AIR Proposal would violate the AIR Board’s fiduciary duties under the NRS;

●	provides such information to Tenax (or provides such information to Tenax substantially concurrent with the time it is provided to such person); and

●	obtains from such person a confidentiality agreement that contains terms no less favorable to AIR than those contained in the existing confidentiality agreement between AIR and Tenax.

As used in this proxy statement:

●	the term “Competing AIR Proposal” means any inquiry, proposal or offer from any person relating to, or that would reasonably be expected to lead to, in one transaction or a series of related transactions (other than the merger), (a) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving AIR or any of its subsidiaries pursuant to which any person or the shareholders of any person would own 15% or more of any class of equity securities of AIR or of any resulting parent company of AIR; (b) any sale, lease, license, exchange, transfer or other disposition of, or joint venture involving, assets or businesses that constitute or represent more than 15% of the total revenue, operating income, EBITDA or fair market value of the assets of AIR and its subsidiaries, taken as a whole; (c) any sale, exchange, transfer or other disposition of more than 15% of any class of equity securities, or securities convertible into or exchangeable for equity securities, of AIR; (d) any tender offer or exchange offer that, if consummated, would result in any person becoming the beneficial owner of more than 15% of any class of equity securities of AIR; (e) any other transaction the consummation of which would be reasonably likely to impede, interfere with, prevent or materially delay the merger; or (f) any combination of the foregoing; and

●	the term “Superior Proposal” means an unsolicited written bona fide offer made by a third party with respect to a Competing AIR Proposal (other than pursuant to clause (e) of such definition above) which the AIR Board reasonably determines, in its good-faith judgment, after having received the advice of a financial advisor of nationally recognized reputation and outside legal counsel, to be (a) more favorable to the AIR stockholders from a financial point of view (after taking into account all of the terms and conditions of such proposal, including the sources and terms of any financing, financing market conditions and the existence of a financing contingency) than the merger (after taking into account any changes to the financial terms of the merger agreement proposed by Tenax in response to such offer or otherwise) and (b) reasonably expected to be consummated on the terms so proposed. For the purposes of the definition of “Superior Proposal”, each reference to “15%” in the definition of “Competing AIR Proposal” shall be replaced with “75%”.

Change in the AIR Recommendation

The AIR Board has made the AIR Recommendation. In connection with the AIR Recommendation, the merger agreement provides that the AIR Board, or any committee thereof, may not:

●	fail to make, withdraw, qualify, modify or amend, or publicly propose to fail to make, withdraw, qualify, modify or amend the AIR Recommendation;

●	fail to include the AIR Recommendation in this proxy statement;

●	adopt or recommend, or propose publicly to adopt or recommend, any Competing AIR Proposal;

●	enter into any agreement relating to a Competing AIR Proposal (except as otherwise specified in the merger agreement); or

●	make any public statement that is inconsistent with the AIR Recommendation.

However, prior to the receipt of the requisite AIR stockholder approvals, the AIR Board may take any of the foregoing actions (any such action, a “Change in the AIR Recommendation”) if, in response to the receipt of an unsolicited, written, bona fide Competing AIR Proposal received after the date of the merger agreement or the occurrence of an Intervening Event, the AIR Board determines in its good-faith judgment (after having received the advice of a financial advisor of nationally recognized reputation and outside legal counsel qualified to practice in the State of Nevada and experienced in matters of Nevada corporate law) that its failure to make a Change in the AIR Recommendation would violate the fiduciary duties of the AIR Board under the NRS. Further, the AIR Board may not make a Change in the AIR Recommendation unless the following criteria are met:

●	if the AIR Board is making a Change in the AIR Recommendation relating to a Competing AIR Proposal, such Competing AIR Proposal constitutes a Superior Proposal;

●	AIR provides written notice to Tenax that the AIR Board intends to make a Change in the AIR Recommendation, specifies the reasons therefor, including a description of any Intervening Event in reasonable detail or the terms and conditions of any Superior Proposal, and includes an unredacted copy of any proposed agreement relating to such Superior Proposal;

●	AIR provides a period of five business days following Tenax’s receipt of such notice during which AIR will negotiate in good faith with Tenax regarding any revisions to the terms of the merger agreement proposed by Tenax (provided that any material change regarding such Intervening Event, or any amendments to the financial terms or any other material term of such Superior Proposal will require a new notice period of three business days); and

●	at the end of such notice period, the AIR Board again makes a determination in good faith after consultation with its outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of the merger agreement proposed by Tenax) that the Competing AIR Proposal continues to be a Superior Proposal and that the Change in the AIR Recommendation is required to comply with the AIR Board’s fiduciary duties under the NRS.

As used in this proxy statement, the term “Intervening Event” means any material event, fact, circumstance, effect, development or occurrence that (a) was not known to, or reasonably foreseeable by, the AIR Board as of the date of the merger agreement or, if known, the material consequences of which were not known or reasonably foreseeable as of the date hereof and (b) does not involve or relate to the receipt, existence or terms of any Competing AIR Proposal. However, no event, fact, circumstance, effect, development or occurrence arising out of, or resulting from, the following should constitute or be taken into account in determining whether an Intervening Event has occurred:

●	any Competing AIR Proposal or any actual or potential acquisition of assets or businesses from AIR or any of its subsidiaries;

●	any change in the market price, trading volume or credit ratings of AIR common stock or any failure, in and of itself, to meet internal or public revenue or earnings projections, forecasts, guidance, estimates, milestones or budgets for any period ending (or for which revenues or earnings are released) on or after the date of the merger agreement (provided that the facts or causes underlying or contributing to such change or failure shall be considered in determining whether an Intervening Event has occurred);

●	changes in general economic, legal, regulatory or political conditions, or in the financial, credit or capital markets in general;

●	changes in applicable law or GAAP, or in any interpretation thereof;

●	changes in the markets or industries in which AIR and its subsidiaries operate (including legal and regulatory changes);

●	acts of civil unrest or war (whether or not declared), armed hostilities or terrorism or any escalation or worsening of any acts of civil unrest or war (whether or not declared), armed hostilities or terrorism under way as of the date of the merger agreement;

●	earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, volcanic eruptions or other natural disasters or any epidemic or pandemic;

●	any changes resulting or arising from the identity of Tenax or any of its affiliates; or

●	the public announcement, pendency or performance of the merger agreement.

AIR has agreed to include the AIR Recommendation in this proxy statement, unless the AIR Board makes a Change in the AIR Recommendation as permitted under the merger agreement prior to the date of distribution of this proxy statement.

In no event will any such Change in the AIR Recommendation affect the validity and enforceability of the merger agreement or the other transaction documents, including the obligations of AIR and the AIR stockholders that are party to the transaction documents to consummate the merger or the other Transactions.

No Solicitation by Tenax

Tenax has agreed that none of it or any of its subsidiaries or any of their respective representatives will, and that it will cause each of its subsidiaries and each of its and its subsidiaries’ representatives not to, directly or indirectly, (i) solicit, initiate, seek or take any other action to facilitate or encourage the making, submission or announcement of any proposal that constitutes, or could reasonably be expected to lead to, any Competing Tenax Proposal; (ii) enter into, maintain, continue or participate in any discussions or negotiations with any person or entity in furtherance of, or furnish to any person any information or otherwise cooperate in any way with respect to, any Competing Tenax Proposal; (iii) agree to, approve, endorse, recommend or consummate any Competing Tenax Proposal; (iv) enter into, or propose to enter into, any contract or agreement which could reasonably be expected to lead to any Competing Tenax Proposal; or (v) resolve, propose or agree, or authorize or permit any representative, to do any of the foregoing.

In addition, Tenax has agreed to, and to cause its subsidiaries and its and its subsidiaries’ representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any persons conducted prior to the execution of the merger agreement by Tenax, any of its subsidiaries or its or any of their respective representatives with respect to any Competing Tenax Proposal, request the prompt return or destruction of all confidential information previously furnished and terminate access to any physical or electronic data rooms related to a potential Competing Tenax Proposal previously granted to such person.

Tenax will promptly, and in any event within 24 hours of Tenax obtaining knowledge of the receipt thereof, advise AIR orally and in writing of any Competing Tenax Proposal or any inquiry relating to or that could reasonably be expected to lead to any Competing Tenax Proposal, the financial and other material terms and conditions of any such Competing Tenax Proposal or inquiry (including any changes thereto) and the identity of the person making any such Competing Tenax Proposal. Tenax will thereafter keep AIR fully informed of the status and material details (including any change to the terms thereof) of any such Competing Tenax Proposal or inquiry and provide to AIR, as soon as practicable after receipt or delivery thereof (and in any event, within 24 hours of such receipt or delivery), unredacted copies of all correspondence (other than non-substantive written correspondence) and other written material (including all draft and final versions (and any amendments thereto) of agreements (including schedules and exhibits thereto) and any comments thereon) relating to any such Competing Tenax Proposal or inquiry exchanged between Tenax or any of its subsidiaries, on the one hand, and the person making such Competing Tenax Proposal or inquiry, on the other hand.

Notwithstanding the above, Tenax may, subject to compliance with the terms of the merger agreement, furnish information to, and enter into discussions with, a person who has made, after the date of the merger agreement, an unsolicited, written, bona fide Competing Tenax Proposal, so long as such Competing Tenax Proposal did not result from a breach of the merger agreement and, prior to furnishing such information and entering into such discussions, the Tenax Board obtains from such person a confidentiality agreement that contains terms no less favorable to Tenax than those contained in the existing confidentiality agreement between AIR and Tenax.

As used in this proxy statement, the term “Competing Tenax Proposal” means any inquiry, proposal or offer from any person relating to, or that would reasonably be expected to lead to, in one transaction or a series of related transactions (other than the merger), (a) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving Tenax or any of its subsidiaries pursuant to which any person or the shareholders of any person would own 15% or more of any class of equity securities of Tenax or of any resulting parent company of Tenax; (b) any sale, lease, license, exchange, transfer or other disposition of, or joint venture involving, assets or businesses that constitute or represent more than 15% of the total revenue, operating income, EBITDA or fair market value of the assets of Tenax and its subsidiaries, taken as a whole; (c) any sale, exchange, transfer or other disposition of more than 15% of any class of equity securities, or securities convertible into or exchangeable for equity securities, of Tenax; (d) any tender offer or exchange offer that, if consummated, would result in any person becoming the beneficial owner of more than 15% of any class of equity securities of Tenax; (e) any other transaction the consummation of which would be reasonably likely to impede, interfere with, prevent or materially delay the merger; or (f) any combination of the foregoing.

Access to Information

AIR has agreed that it will, and will cause its subsidiaries to, (i) provide to Tenax and its representatives reasonable access during normal business hours upon reasonable prior notice to the officers, employees and other personnel, agents, properties, offices and other facilities of AIR and its subsidiaries and to their books and records and (ii) furnish promptly to Tenax such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of AIR and its subsidiaries as Tenax or its representatives may reasonably request, subject to certain exceptions and limitations. Tenax has agreed to provide to AIR and its representatives reasonable access during normal business hours upon reasonable prior notice to Tenax’s personnel and records on a basis consistent with AIR’s access to such personnel and records prior to the date of the merger agreement.

Employee Matters

For one year following the effective time, AIR will, or will cause its subsidiaries to, provide each employee of AIR or its subsidiaries, as of immediately prior to the effective time, who continues to be employed by AIR or the surviving company after the closing date with (i) a base salary or wage rate, as applicable, and annual cash target bonus opportunity that is not less than the base salary or wage rate, as applicable, and annual cash target bonus opportunity provided to such employee immediately prior to the effective time and (ii) other employee benefits (including severance benefits) that are no less favorable in the aggregate than either, as determined by AIR in its sole discretion, (A) those provided by AIR and its subsidiaries immediately prior to the effective time or (B) those provided by Tenax to similarly situated employees immediately prior to the effective time. Notwithstanding anything to the contrary in the merger agreement, the terms and conditions of employment for any employee of AIR or its subsidiaries covered by any of AIR’s collective bargaining agreements will continue to be governed by such collective bargaining agreement.

The merger agreement provides that the foregoing employee matters provisions are solely for the benefit of the parties to the merger agreement, no third party has any rights under such provisions and such provisions do not (i) amend any compensation or benefit plan, program, policy, agreement or arrangement; (ii) obligate AIR or the surviving company or any of their respective subsidiaries to maintain any benefit plan or arrangement or retain the employment of any particular employee; or (iii) prevent AIR or the surviving company or any of their respective subsidiaries from amending or terminating any plan or arrangement (in each case, other than as provided in such provisions).

Directors’ and Officers’ Indemnification and Insurance

AIR has agreed to cause the surviving company, to the fullest extent permitted by the NRS, to honor all rights to indemnification and exculpation from liabilities, including advancement of expenses, existing in favor of the current or former directors or officers of AIR or its subsidiaries at or prior to the effective time for acts or omissions occurring at or prior to the effective time, as such indemnification provisions are provided for in the articles of incorporation and bylaws of AIR or indemnification agreements between AIR and such individuals. Such obligations will survive the Transactions in full force and effect in accordance with their terms.

Subject to certain limitations, AIR will maintain, for the three-year period commencing immediately after the effective time, a directors’ and officers’ liability insurance policy with an insurance carrier with the same or better credit rating as AIR’s insurance carrier as of the date of the merger agreement covering acts or omissions occurring at or prior to the effective time with respect to those individuals who are currently (and any individuals who prior to the effective time become) covered by AIR’s directors’ and officers’ liability insurance policies, on terms, conditions, retentions and limits of liability that are at least as favorable as AIR’s existing policies in effect on the date of the merger agreement. AIR will be permitted, prior to the effective time, to obtain and fully pay the premium for the extension of (i) the directors’ and officers’ liability coverage of AIR’s existing directors’ and officers’ insurance policies and (ii) AIR’s existing fiduciary liability insurance policies, in each case for a claims reporting period or discovery period of three years from the effective time, which will be from an insurance carrier with the same or better credit rating as AIR’s insurance carrier as of the date of the merger agreement, with terms, conditions, retentions and limits of liability that are at least as favorable as AIR’s existing policies in effect on the date of the merger agreement; provided, however, that in no event shall Tenax or AIR be required to expend for any policies an aggregate amount in excess of 300% of the annual premiums currently paid by AIR for such insurance.

In the event that AIR or any of its successors or assigns (i) consolidates with or merges into any other person and ceases to be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, the surviving company will ensure that AIR will assume the obligations described above.

Reasonable Best Efforts; Further Action

Subject to the terms and conditions of the merger agreement, each party has agreed to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective the Transactions, including using its reasonable best efforts to accomplish the following:

●	the satisfaction of the conditions precedent to the merger;

●	the obtaining of all necessary actions or nonactions and consents from, and the giving of any necessary notices to, governmental authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with, or notices to, governmental authorities that may be required or advisable under the Antitrust Laws, if any);

●	the taking of all reasonable steps to provide any supplemental information requested by any governmental authority, including participating in meetings with officials of such entity in the course of its review of the merger agreement or the Transactions;

●	the taking of all reasonable steps as may be necessary to avoid any action by any governmental authority or third party that would otherwise have the effect of materially delaying or preventing the consummation of the merger; and

●	the defending or contesting of any actions challenging the merger agreement or the consummation of the merger, including seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed.

Each of AIR and the AIR Board will take all actions necessary to ensure that the Transactions will be consummated as promptly as practicable if any state takeover statute or similar statute or regulation is or becomes applicable to the merger agreement and to minimize the effect of such statute or regulation on the merger agreement and the Transactions. However, in no event will Tenax or its affiliates, including AIR, be required to agree to or accept (i) any prohibition of or limitation on its or their ownership, or any limitation that would affect its or their operation, of any portion of their respective businesses or assets, including after giving effect to the Transactions; (ii) any commitment, undertaking or order to divest, hold separate or otherwise dispose of any portion of its or their respective businesses or assets, including after giving effect to the Transactions; (iii) any limitation on the ability of the Tenax Members to acquire or hold or exercise full rights of ownership of any capital stock of AIR or its subsidiaries, including after giving effect to the Transactions; or (iv) any other limitation on its or their ability to, or the manner in which they, operate, conduct or control their respective businesses or operations, including after giving effect to the Transactions.

Pursuant to the merger agreement, Tenax will determine and direct the strategy and process by which the parties will seek required approvals relating to Antitrust Laws. Tenax and AIR have agreed that neither party will make any filings, submissions or substantive written communications to any governmental authority to obtain consents to the merger under Antitrust Laws without first providing a written copy of such filing, submission or communication to the other party (or as appropriate to such party’s outside counsel) and allowing the other party a reasonable opportunity to provide comments on such filing, submission or communication prior to submission. Tenax and AIR have agreed to incorporate all reasonable comments of the other party (or as appropriate such party’s outside counsel) with respect to such filings, submissions and communications prior to delivery of the same to any governmental authority.

Payoff Letters

AIR will deliver to Tenax at or prior to the closing executed payoff letters in customary form reasonably satisfactory to Tenax in respect of certain indebtedness of AIR, which shall indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or similar obligations under such indebtedness and state that upon receipt of such amount, the applicable indebtedness and instruments evidencing such indebtedness shall be terminated. Further, AIR will make arrangements for the holders of such indebtedness to deliver to Tenax at or as soon as practicable after the closing all possessory collateral then in its possession and all lien release documents and filings with respect to all liens in or upon the assets or properties of AIR and its subsidiaries securing such indebtedness.

Stockholder Litigation

The merger agreement requires that AIR, orally and in writing, provide Tenax with prompt notice of any litigation commenced or, to AIR’s knowledge, threatened against AIR and/or its directors or executive officers relating to the merger agreement, the merger or the other Transactions, and that AIR keep Tenax promptly and reasonably informed regarding any such litigation. AIR has agreed to give Tenax the opportunity to participate in the defense or settlement of any such litigation and shall give due consideration to Tenax’s views with respect thereto. Further, AIR may not agree to any settlement of any such litigation without Tenax’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Tender Offer

The merger agreement sets forth the terms and conditions pursuant to which AIR is required to conduct a tender offer (the “Tender Offer”) for shares of AIR common stock following the closing, to be funded by Tenax. If the 20-trading day volume weighted average price of AIR common stock on the NYSE American ending on the trading day immediately preceding the closing date is less than the Tender Offer Price (as defined below), AIR will commence the Tender Offer within five business days after the closing date by means of an offer to purchase (the “Offer to Purchase”), pursuant to which AIR will offer to acquire up to 1,000,000 shares of AIR common stock at a purchase price (the “Tender Offer Price”), to be paid by Tenax of $4.10 per share or, if there is an adjustment to the merger consideration, the Debt Adjusted AIR Share Price, in cash, net to the seller, without interest.

The Tender Offer will not be conditioned on any minimum number of shares being tendered. Notwithstanding the foregoing, subject to Rule 13e-4(f) under the Exchange Act, AIR may terminate, amend or postpone acceptance for payment of tendered shares if (a) any law, order, statute, rule, regulation, judgment, decree, injunction or similar governmental action is enacted or entered that makes illegal, prohibits or prevents the making or consummation of the Tender Offer or the payment for shares thereunder, or a banking moratorium or suspension of payments in respect of U.S. banks has been declared, or (b) AIR has determined in good faith, upon the advice of counsel, that consummation of the Tender Offer may cause AIR common stock to be delisted from the NYSE American.

On the commencement date of the Tender Offer, AIR will file with the SEC a Tender Offer Statement on Schedule TO containing the Offer to Purchase, a letter of transmittal and other ancillary documents and will disseminate these documents to holders of AIR common stock. AIR and Tenax will reasonably cooperate in the preparation of the tender offer documents prior to the closing, and AIR will promptly correct any materially false or misleading information and cause corrected filings to be made with the SEC and disseminated to AIR stockholders as required by applicable law.

The Tender Offer will expire at midnight, New York City time, 20 business days following commencement (the “Expiration Time”). The Tender Offer may not be terminated prior to its scheduled Expiration Time unless the merger agreement is terminated in accordance with its terms. If, at the then-scheduled Expiration Time, any of the conditions described above has not been satisfied or waived, AIR is required to extend the Tender Offer on one or more occasions in consecutive increments of five business days each (or such other duration as may be determined by AIR) in order to permit the satisfaction of such condition(s).

Subject to the conditions described above, AIR is required, promptly following the expiration of the Tender Offer, to irrevocably accept for payment all shares validly tendered and not properly withdrawn, and to deposit with the paying agent within three business days an amount in cash sufficient to purchase all such shares, subject to any withholding of taxes required by law.

Certain Additional Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including, among others, covenants relating to the preparation and filing of this proxy statement, notices of certain events, the listing of the shares of AIR common stock to be issued in the merger, public announcements relating to the merger agreement and the Transactions, certain tax matters, exemption from takeover laws, certain director and officer resignations and the execution of a redemption rights agreement for the benefit of AIR stockholders and a registration rights agreement with the Tenax Members. These agreements are discussed in “Other Related Agreements” beginning on page 94 of this proxy statement.

Conditions to Completion of the Merger

The respective obligations of each of Tenax, AIR and Merger Sub to consummate the merger are subject to the satisfaction or waiver (where permissible under applicable law) at or prior to the effective time of the following conditions:

●	the receipt of approvals for the stock issuance proposal, the authorized shares proposal and the written consent proposal, in accordance with the NRS and AIR’s articles of incorporation and bylaws;

●	the absence of any order or injunction enacted, issued, promulgated, enforced or entered, whether temporary, preliminary or permanent, which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise preventing the consummation of the Transactions;

●	the expiration or termination of any waiting period (and any extension thereof) applicable to the merger under the HSR Act and the receipt of any approval or the termination or expiration of any waiting period with respect to any applicable Antitrust Laws of certain other specified jurisdictions;

●	the authorization for listing on the NYSE American of the shares of AIR common stock issuable to the Tenax Members in connection with the merger, subject to official notice of issuance; and

●	the receipt of the approval of the merger by the holders of a majority in voting power of the issued and outstanding membership units of Tenax.

The obligations of Tenax to consummate the merger are further subject to the satisfaction or waiver (where permissible under applicable law) at or prior to the effective time of the following conditions:

●	the accuracy of the representations and warranties made in the merger agreement by AIR and Merger Sub as of the date of the merger agreement and as of the closing date, subject to certain materiality thresholds;

●	performance or compliance in all material respects by AIR and Merger Sub with the agreements and covenants required by the merger agreement to be performed or complied with by them at or prior to the effective time;

●	the receipt by Tenax of a certificate, dated the closing date, signed by the Chief Executive Officer or Chief Financial Officer of AIR, certifying that the conditions in the preceding two bullet points are satisfied;

●	the absence, since the date of the merger agreement through the closing date, of any event, occurrence, state of facts, development, circumstance, change or effect that, individually or in the aggregate, has had or would have been reasonably expected to have an AIR Material Adverse Effect;

●	the absence of any pending action by any governmental authority and the absence of any order or injunction which imposes or seeks to impose any limitations or restrictions on Tenax and its subsidiaries; and

●	the effectiveness of the AIR Stockholder Support Agreement at the effective time.

The obligations of AIR and Merger Sub to consummate the merger are further subject to the satisfaction or waiver (where permissible under applicable law) at or prior to the effective time of the following conditions:

●	the accuracy of the representations and warranties made in the merger agreement by Tenax as of the date of the merger agreement and as of the closing date, subject to certain materiality thresholds;

●	performance or compliance in all material respects by Tenax with the agreements and covenants required by the merger agreement to be performed or complied with by it at or prior to the effective time;

●	the absence, since the date of the merger agreement through the closing date, of any event, occurrence, state of facts, development, circumstance, change or effect that, individually or in the aggregate, has had or would have been reasonably expected to have a Tenax Material Adverse Effect; and

●	the receipt by AIR of a certificate, dated the closing date, signed by the President or Chief Financial Officer of Tenax, certifying that the conditions in the preceding two bullet points are satisfied.

Termination of the Merger Agreement

The merger agreement may be terminated and the Transactions may be abandoned at any time before the effective time as follows:

●	by mutual written consent of Tenax and AIR, duly authorized by the Tenax Board and the AIR Board, respectively;

●	by either AIR or Tenax, following a meeting of the AIR stockholders at which the AIR stockholders fail to approve the stock issuance proposal, the authorized shares proposal and the written consent proposal;

●	by either AIR or Tenax, if any order or injunction that has the effect of enjoining, restraining, prohibiting or otherwise preventing the consummation of the Transactions has become final and non-appealable (provided that the party seeking to terminate the merger agreement pursuant to this bullet point has complied in all material respects with its covenants and agreements under the merger agreement regarding the use of efforts to consummate the Transactions);

●	by either AIR or Tenax, if the effective time has not occurred on or before 11:59 P.M., Eastern Time, on September 30, 2026 (the “Outside Date”) (provided that the right to terminate the merger agreement pursuant to this bullet point will not be available to (i) any party whose failure to fulfill any obligation under the merger agreement or intentional breach has been a material cause of, or resulted in, the failure of the effective time to occur on or before such time; (ii) AIR if any Key AIR Stockholder’s material breach of its obligations under the AIR Stockholder Support Agreement has been a material cause of, or resulted in, the failure of the effective time to occur on or before such time; or (iii) Tenax if any Tenax Member’s material breach of its obligations under the Tenax Member Support Agreement has been a material cause of, or resulted in, the failure of the effective time to occur on or before such time);

●	by Tenax, upon a breach by either of AIR or Merger Sub of, or a failure by AIR or Merger Sub to perform, any representation, warranty, covenant or agreement set forth in the merger agreement such that the related closing conditions would not be satisfied, and such breach or failure is incapable of being cured by the Outside Date or, if curable by the Outside Date, is not cured within 30 days of receipt by AIR or Merger Sub, as applicable, of written notice of such breach or failure (provided that Tenax will not have the right to terminate the merger agreement pursuant to this bullet point if Tenax is in material breach of its representations, warranties or covenants at the time of such termination);

●	by Tenax, if a Change in the AIR Recommendation shall have occurred;

●	by AIR, upon a breach by Tenax of, or a failure by Tenax to perform, any representation, warranty, covenant or agreement set forth in the merger agreement such that the related closing conditions would not be satisfied, and such breach or failure is incapable of being cured by the Outside Date or, if curable by the Outside Date, is not cured within 30 days of receipt by Tenax of written notice of such breach or failure (provided that AIR will not have the right to terminate the merger agreement pursuant to this bullet point if AIR is in material breach of its representations, warranties or covenants at the time of such termination);

●	by AIR, if Tenax fails to close the merger within three business days after all closing conditions have been satisfied or waived or AIR’s delivery of a written notice to Tenax that all of Tenax’s closing conditions have been satisfied or waived or that AIR is willing to waive any unsatisfied conditions; or

●	by AIR, to accept a Superior Proposal.

In addition, the merger agreement may be terminated by Tenax if the Key AIR Stockholders fail to duly execute and deliver, or cause to be delivered, to Tenax the AIR Stockholder Support Agreement within 72 hours following the execution and delivery of the merger agreement. The Key AIR Stockholders have delivered to Tenax the AIR Stockholder Support Agreement within 72 hours following the execution and delivery of the merger agreement.

In addition, the merger agreement may be terminated by AIR if the Tenax Members party to the Tenax Member Support Agreements fail to duly execute and deliver, or cause to be delivered, to AIR the Tenax Member Support Agreement within 72 hours following the execution and delivery of the merger agreement. The requisite Tenax Members have delivered to AIR the Tenax Member Support Agreement within 72 hours following the execution and delivery of the merger agreement.

In the event of the termination of the merger agreement, the merger agreement will become void and there will be no liability under the merger agreement on the part of any party thereto or their respective subsidiaries or representatives, except that certain specified provisions, including certain provisions described below under “—Expenses and Termination Fee”, will survive termination. However, no party will be relieved from liability for fraud committed prior to such termination or willful material breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement prior to such termination (provided, however, that the confidentiality agreement between AIR and Tenax entered into prior to the merger agreement will survive any termination of the merger agreement).

Expenses and Termination Fees

Expenses

All expenses incurred in connection with the merger agreement and the Transactions will be paid by the party incurring such expenses, except that expenses constituting the out-of-pocket cost of filing fees, printing and mailing of this proxy statement (excluding, for the avoidance of doubt, the fees and expenses of AIR’s legal counsel) and the filing fees for the pre-merger notification and report forms under the HSR Act (excluding, for the avoidance of doubt, the fees and expenses of AIR’s legal counsel) will be paid by Tenax.

Termination Fees and Expense Reimbursement

The merger agreement requires AIR to pay Tenax the AIR Termination Fee if:

●	AIR terminates the merger agreement to accept a Superior Proposal;

●	Tenax terminates the merger agreement following a Change in the AIR Recommendation; or

●	each of the following requirements are satisfied:

●	either AIR or Tenax terminates the merger agreement following a meeting of the AIR stockholders at which the AIR stockholders fail to approve the stock issuance proposal, the authorized shares proposal and the written consent proposal; or, AIR or Tenax terminates the merger agreement if the effective time has not occurred by 11:59 P.M., Eastern Time, on the Outside Date; or Tenax terminates the merger agreement upon a breach by AIR or Merger Sub of, or a failure by AIR or Merger Sub to perform, any representation, warranty, covenant or agreement set forth in the merger agreement such that the related closing conditions would not be satisfied by the Outside Date (provided that Tenax is not in material breach of any of its representations, warranties or covenants);

●	prior to such termination, a Competing AIR Proposal has been publicly announced or become publicly known; and

●	AIR enters into a definitive agreement in respect of such Competing AIR Proposal and such transaction is consummated within 12 months after such termination.

In no event will AIR be required to pay the AIR Termination Fee on more than one occasion. In the event the AIR Termination Fee is required to be paid and is paid to Tenax, such payment of the AIR Termination Fee will be the sole and exclusive monetary remedy under the merger agreement of Tenax and its subsidiaries and Tenax’s and its subsidiaries’ respective current, former or future equityholders, employees, directors, officers, affiliates or representatives, and none of AIR, Merger Sub or their respective current, former or future equityholders, employees, directors, officers, affiliates or representatives will have any further monetary liability or obligation relating to or arising out of the merger agreement or the Transactions.

If either AIR or Tenax terminates the merger agreement following a meeting of the AIR stockholders at which the AIR stockholders fail to approve the stock issuance proposal, the authorized shares proposal and the written consent proposal, AIR shall further reimburse Tenax for Tenax’s reasonable and documented out-of-pocket costs and expenses incurred in connection with the merger agreement and the Transactions, up to $500,000.

The merger agreement requires Tenax to pay AIR the Tenax Termination Fee if:

●	AIR terminates the merger agreement upon a breach by Tenax of, or a failure by Tenax to perform, any representation, warranty, covenant or agreement set forth in the merger agreement such that the related closing conditions would not be satisfied by the Outside Date (provided that AIR is not in material breach of any of its representations, warranties or covenants);

●	AIR terminates the merger agreement following Tenax’s failure to close the merger within three business days after all closing conditions have been satisfied or waived or AIR’s delivery of a written notice to Tenax that all of Tenax’s closing conditions have been satisfied or waived or that AIR is willing to waive any unsatisfied conditions; or

●	Tenax terminates the merger agreement if the effective time has not occurred by 11:59 P.M., Eastern Time, on the Outside Date, and at such time AIR could have terminated the merger agreement due to either of the two circumstances listed above.

In no event will Tenax be required to pay the Tenax Termination Fee on more than one occasion. In the event the Tenax Termination Fee is required to be paid and is paid to AIR, such payment of the Tenax Termination Fee will be the sole and exclusive monetary remedy under the merger agreement of AIR and its subsidiaries and AIR’s and its subsidiaries’ respective current, former or future equityholders, employees, directors, officers, affiliates or representatives, and none of Tenax, its subsidiaries or their respective current, former or future equityholders, employees, directors, officers, affiliates or representatives will have any further monetary liability or obligation relating to or arising out of the merger agreement or the Transactions.

Amendments and Waivers

The merger agreement may be amended by the parties thereto by action taken by or on behalf of their respective boards of directors at any time prior to the effective time. However, after the requisite AIR stockholder approvals have been obtained, there may not be any amendment that by applicable law or in accordance with the rules of any stock exchange requires further approval by the AIR stockholders without such further approval of the AIR stockholders. The merger agreement may only be amended by an instrument in writing signed by each of the parties thereto.

At any time prior to the effective time, any party to the merger agreement may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any breach of or inaccuracy in the representations and warranties made by any other party and (c) waive compliance with any agreement of any other party or any condition to its own obligations.

No Third-Party Beneficiaries

The merger agreement is not intended to and does not confer upon any person other than the parties to the merger agreement any rights or remedies, other than with respect to certain provisions related to the indemnification of AIR directors and officers.

Specific Performance

Prior to the termination of the merger agreement, each party will be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the performance of the terms of the merger agreement, in addition to any other remedy at law or in equity.

Governing Law

The merger agreement is governed by Nevada law, without giving effect to conflicts of laws principles that would result in the application of the law of any other state. All actions arising out of or relating to the merger agreement or the Transactions will be heard and determined exclusively in the Eighth Judicial District Court of the State of Nevada in Clark County, Nevada (and, if jurisdiction is vested exclusively in the federal courts, the United States District Court for the District of Nevada).

Tax Matters

AIR and Tenax intend that, for U.S. federal income tax purposes, the merger qualifies as a tax-free exchange pursuant to Section 351(a) of the Code and will be treated in a manner consistent with Situation 3 of IRS Revenue Ruling 84-111.

OTHER RELATED AGREEMENTS

Redemption Rights Agreement

The following is a summary of the material provisions of the redemption rights agreement to be entered into by AIR and the Rights Agent and is qualified in its entirety by reference to the full text of the form of such redemption rights agreement attached as Annex C to this proxy statement and incorporated by reference into this proxy statement.

Prior to the closing, AIR will enter into a redemption rights agreement with the Rights Agent that will govern the exercise of Redemption Rights by certain eligible AIR stockholders. Prior to the closing, AIR will declare and issue, as a dividend to AIR stockholders as of the trading day immediately preceding the closing date (the “Rights Record Date”), a right to cause AIR to redeem shares of AIR common stock that such AIR stockholders then own and continue to own on the first anniversary of the closing. The Redemption Rights will entitle the holders thereof to require AIR to purchase all or a portion of such AIR stockholder’s shares of AIR common stock for a redemption price, payable in cash, equal to 107.3% of the Debt Adjusted AIR Share Price, if the volume weighted average price of AIR common stock during the 20 trading days preceding the first anniversary of the closing is lower than 107.3% of the Debt Adjusted AIR Share Price.

As of and after the Rights Record Date, the Redemption Rights will be evidenced solely by certificates (“Rights Certificates”) evidencing one Redemption Right for each share of AIR common stock owned as of the close of business on the Rights Record Date. As soon as practicable after the Rights Record Date, the Rights Agent will cause to be delivered to each beneficial owner of AIR common stock one or more Rights Certificates evidencing one Redemption Right for each share of AIR common stock owned as of the close of business on the Rights Record Date. The Redemption Rights and the Rights Certificates may not be sold, assigned or transferred, in whole or in part, in any manner. Any Redemption Right held by an AIR stockholder will automatically cease to exist upon any transfer, sale or assignment of beneficial ownership of the share of AIR common stock to which such Redemption Right relates.

To be eligible to exercise the Redemption Rights, an AIR stockholder must have been a beneficial owner of shares of AIR common stock as of the close of business on the Rights Record Date and must have remained continuously a beneficial owner of such shares of AIR common stock to be redeemed from the Rights Record Date until the expiration of the redemption period. An AIR stockholder who sells and repurchases shares of AIR common stock during such period will not be permitted to exercise the Redemption Rights with respect to such shares. Following the conclusion of the 20-trading-day measurement period ending on (and including) the trading day immediately preceding the first anniversary of the closing, AIR will, not later than the second business day after the end of such measurement period, provide written notice to each eligible AIR stockholder of the volume weighted average price of AIR common stock during such measurement period. If such volume weighted average price, rounded to the nearest cent, is lower than the redemption price (which will be equal to 107.3% of the Debt Adjusted AIR Share Price), such notice will confirm that the Redemption Rights may be exercised prior to the expiration time. If such volume weighted average price is equal to or in excess of the redemption price, such notice will state that the Redemption Rights may not be exercised and have expired and that AIR has terminated the redemption rights agreement.

The Redemption Rights will be exercisable during a period of 10 consecutive trading days commencing on the trading day immediately following the first anniversary of the closing. Any Redemption Rights not exercised prior to the expiration of such redemption period will automatically terminate and be of no further force or effect. To exercise the Redemption Rights, an eligible AIR stockholder must deliver to the Rights Agent and AIR a written notice of redemption, together with the relevant rights certificate and, to the extent such shares are certificated, the certificates representing the shares to be redeemed, duly endorsed for transfer to AIR, and any other certifications or supporting information requested by AIR to support that such stockholder is in fact an eligible AIR stockholder of such shares of AIR common stock to be redeemed from the Rights Record Date until the expiration of the redemption period. Not later than the business day immediately following the expiration of the redemption period, the Rights Agent will provide AIR with a detailed list of the names of the AIR stockholders who have submitted valid notices of redemption and the number of shares to be redeemed from such stockholders in accordance with such notices of redemption, together with copies thereof. Within two business days following receipt of such information, AIR will deposit with the Rights Agent by wire transfer of immediately available funds an amount sufficient to pay the redemption price for all shares duly submitted for redemption. The Rights Agent will thereupon cause an amount in cash representing the aggregate redemption price for the shares redeemed by each eligible AIR stockholder to be delivered to or upon the order of such AIR stockholder not later than five business days after the expiration time.

If, after the Rights Record Date but prior to the first anniversary of the closing, AIR pays a share dividend or otherwise makes a distribution on its common stock payable in AIR common stock, subdivides the outstanding AIR common stock into a larger number of shares, combines the outstanding AIR common stock into a smaller number of shares or issues by reclassification of AIR common stock any shares of AIR common stock, then the redemption price will be proportionally adjusted such that, upon exercise of all of the Redemption Rights, the aggregate redemption prices with respect to all eligible shares will remain unchanged. If, after the Rights Record Date but prior to the first anniversary of the closing, AIR consummates any merger or sale of AIR (whether by merger, sale of shares or all or substantially all of AIR’s assets or otherwise), then no adjustment will be made to the number of shares associated with the Redemption Rights or the redemption price as a result of such fundamental transaction. In such event, an AIR stockholder who exercises the Redemption Rights with respect to such AIR stockholder’s shares will not be entitled to receive any shares, securities, cash or other property in respect of such shares to which holders of AIR common stock would otherwise be entitled as a result of such fundamental transaction. An AIR stockholder who does not exercise the Redemption Rights with respect to such AIR stockholder’s shares will remain entitled to receive any shares, securities, cash or other property to which holders of AIR common stock are entitled as a result of such fundamental transaction.

The redemption rights agreement will automatically terminate and be of no further force or effect on the date that is five business days after the expiration of the redemption period, provided that all disputes with respect to amounts payable to the AIR stockholders have been resolved and AIR has paid or caused to be paid or deposited with the Rights Agent all amounts payable to the AIR stockholders under the redemption rights agreement.

Registration Rights Agreement

The following is a summary of the material provisions of the registration rights agreement to be entered into by AIR, the Tenax Members, the Tenax Warrantholders and NTC Group and is qualified in its entirety by reference to the full text of the form of such registration rights agreement attached as Annex D to this proxy statement and incorporated by reference into this proxy statement.

At the closing, AIR, the Tenax Members, the Tenax Warrantholders and NTC Group, as Investors’ Representative, will enter into the registration rights agreement. Under the terms of the registration rights agreement, AIR has agreed, among other things, to register for resale (a) shares of AIR common stock issued to the Tenax Members pursuant to the merger agreement, (b) shares of AIR common stock issuable upon exercise of the warrants held by the Tenax Warrantholders and (c) any other equity securities received with respect to or on account of the foregoing (collectively, the “Registrable Securities”), in each case subject to customary fall-away provisions. Pursuant to the registration rights agreement, AIR has agreed to use its reasonable best efforts to prepare and file with the SEC a resale registration statement covering all Registrable Securities not later than the 180th day after the date of the registration rights agreement, and to cause such registration statement to become effective as soon as reasonably practicable thereafter and to keep it continuously effective until the Tenax Members and Tenax Warrantholders no longer own any Registrable Securities.

In addition, under the registration rights agreement, certain key holders (including NEH, Thomas Foley, Taran Bakker and their controlled affiliates and permitted transferees) have customary demand rights to require AIR to effect public offerings of Registrable Securities, including underwritten offerings, subject to certain limitations, including a minimum aggregate value threshold of $40,000,000 per offering (unless a lesser amount is then held by the demanding stockholder) and a limit of one underwritten offering in any 90-day period. The registration rights agreement also provides the Tenax Members and Tenax Warrantholders with customary “piggyback” registration rights, subject to customary withdrawal and cutback provisions.

These registration rights are subject to certain conditions and limitations, including AIR’s right to defer or suspend a registration statement during limited deferral periods for specified purposes, subject to an aggregate limit of one deferral period in any 12-month period not to exceed 90 days. AIR has agreed to be responsible for all offering expenses incurred in connection with the registration of the Registrable Securities, other than underwriting discounts and commissions, transfer taxes and certain underwriter fees not customarily paid by issuers. The parties to the registration rights agreement will provide each other customary indemnifications.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information has been prepared to illustrate the estimated effects of the merger based on the historical financial position and results of operations of Tenax and AIR. The information presented has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”.

The unaudited pro forma condensed combined balance sheet as of December 31, 2025, gives effect to the merger as if it had occurred on December 31, 2025. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025, gives pro forma effect to the merger as if it had occurred on January 1, 2025.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the merger actually been completed on the assumed date or for the periods presented, or that may be realized in the future. The pro forma adjustments are based on the information currently available, and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions made within the accompanying unaudited pro forma condensed combined financial information.

Description of the Merger

Pursuant to the merger agreement, Merger Sub will merge with and into Tenax, with Tenax continuing as the surviving entity and becoming a wholly owned subsidiary of AIR. Upon the completion of the merger, AIR will issue shares of AIR common stock to the Tenax Members as merger consideration.

The number of shares of AIR common stock to be issued will be determined pursuant to a formula set forth in the merger agreement that adjusts for AIR’s net indebtedness as of the last day of the calendar month, most recently ended more than 15 days prior to the closing date. Based on AIR’s preliminary, unaudited balance sheet as of December 31, 2025, the formula results in a Debt Adjusted AIR Share Price of approximately $3.44 and the issuance of approximately 112,500,000 shares of AIR common stock to the Tenax Members, in each case subject to adjustment prior to closing of the merger in accordance with the terms of the merger agreement.

As a result of the merger, the AIR stockholders as of immediately prior to the effective time are expected to collectively own approximately 4% of the outstanding shares of the common stock of the combined company, on a fully diluted basis, and the Tenax Members as of immediately prior to the effective time are expected to collectively own approximately 96% of the outstanding shares of the common stock of the combined company, on a fully diluted basis.

Following the completion of the merger, Tenax’s operations will comprise the majority of the combined company’s operations, and Tenax Members are expected to hold a controlling interest in the combined company.

Accounting Treatment of the Merger

Although AIR is the legal acquirer in the merger, the transaction is expected to be accounted for as a reverse acquisition under Topic 805, with Tenax deemed the accounting acquirer and AIR treated as the accounting acquiree for financial reporting purposes.

Tenax has been determined to be the accounting acquirer based on an evaluation of factors including relative voting rights in the combined entity, the composition of the post-merger board of directors and other considerations under Topic 805. As a result, Tenax’s historical financial statements will become those of the combined company, and AIR’s identifiable assets and liabilities will be recognized at their estimated fair values as of the closing date in accordance with the acquisition method of accounting.

Ownership Following the Merger

The following table summarizes the pro forma common stock shares outstanding:

Shareholder Description	Number of Shares		%
Tenax Members	[●	]	[●	]
AIR: Existing Public Shareholders	[●	]	[●	]
AIR: Company Founders/Management	[●	]	[●	]
Closing Shares	[●	]	[●	]

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2025

	Tenax Aerospace Acquisition, LLC (Historical)	Air Industries Group (Historical)	Reclassification Adjustments	Notes	Transaction Accounting Adjustments	Notes	Pro Forma Combined
ASSETS
Cash and cash equivalents	$1,512,907	$680,000	$–		$–		$2,192,907
Restricted cash	–	3,930,000	–		–		3,930,000
Accounts receivable	24,339,179	7,071,000	–		–		31,410,179
Inventories	–	34,261,000	–		–		34,261,000
Prepaid expenses and other assets	7,696,387	766,000	76,000	(a)	–		8,538,387
Prepaid Taxes	–	76,000	(76,000)	(a)	–		–
Total Current Assets	33,548,473	46,784,000	–		–		80,332,473

Property and equipment, net	194,631,848	9,501,000	–		–		204,132,848
Intangible assets, net	42,272,677	–	–		–		42,272,677
Financing lease right-of-use assets	–	916,000	–		–		916,000
Operating lease right-of-use assets	4,239,427	514,000	–		–		4,753,427
Other noncurrent assets	8,967,102	614,000	–		–		9,581,102
Goodwill	33,202,473	–	–		–		33,202,473
Total Non-Current Assets	283,313,527	11,545,000	–		–		294,858,527
Total Assets	$316,862,000	$58,329,000	$–		$–		$375,191,000

LIABILITIES AND STOCKHOLDER’S EQUITY

Accounts payable and accrued expenses	$7,326,106	$7,903,000	$–		$–		$15,229,106
Current maturities of long-term debt	22,500,000	23,721,000	–		–		46,221,000
Short-term liabilities due to related parties	–	4,871,000	–		–		4,871,000
Deferred revenue	1,736,529	–	–		–		1,736,529
Operating lease liabilities	2,687,734	702,000	–		–		3,389,734
Other current liabilities	–	419,000	–		–		419,000
Contingent consideration – current	4,716,077	–	–		–		4,716,077
Total Current Liabilities	38,966,446	37,616,000	–		–		76,582,446

Long-term debt, net of deferred financing costs and unamortized discount	239,764,660	1,512,000	–		–		241,276,660
Line of credit	6,650,000	–	–		–		6,650,000
Operating lease liabilities – long-term	1,647,743	–	–		–		1,647,743
Other long-term liabilities	712,049	–	–		–		712,049
Total Non-Current Liabilities	248,774,452	1,512,000	–		–		250,286,452
Total Liabilities	$287,740,898	$39,128,000	$–		$–		$326,868,898

Common stock	$–	$5,000	$–		$–		$5,000
Members’ equity	31,433,602	–	–	(a)	–		31,433,602
Less notes receivable for purchase of membership interest	(2,312,500)	–	–	(a)	–		(2,312,500)
Additional paid-in capital	–	89,608,000	–		–		89,608,000
Accumulated deficit	–	(70,412,000)	–		–		(70,412,000)
Total stockholders’ equity	$29,121,102	$19,201,000	$–		$–		$48,322,102

Total Liabilities and Stockholder’s Equity	$316,862,000	$58,329,000	$–		$–		$375,191,000

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2025

	Tenax Aerospace Acquisition, LLC (Historical)	Air Industries Group (Historical)	Reclassification Adjustments	Note	Transaction Accounting Adjustments	Note	Pro Forma Combined
Service and product income	$69,898,782	–	47,921,000	(a)	–		$117,819,782
Net sales	–	47,921,000	(47,921,000)	(a)	–		–
Aircraft rental income	53,056,896	–	–		–		53,056,896
Aircraft flight hour income	8,042,442	–	–		–		8,042,442
Other income	2,445,333	–	–		–		2,445,333
Total revenue	$133,443,453	47,921,000	–		–		$181,364,453

Cost of revenues:
Direct costs	33,064,475	–	39,734,000	(a)	–		72,798,475
Cost of sales	–	39,734,000	(39,734,000)	(a)	–		–
Depreciation	12,892,222	–	–		–		12,892,222
Maintenance	7,785,360	–	–		–		7,785,360
Aircraft rental expense	3,526,514	–	–		–		3,526,514
Subscriptions	3,180,822	–	–		–		3,180,822
Insurance	1,568,673	–	–		–		1,568,673
Total cost of revenues	$62,018,066	39,734,000	–		–		$101,752,066

Gross profit	$71,425,387	8,187,000	–		–		$79,612,387

Other costs and expenses:
General and administrative	21,467,253	–	8,525,000	(a)	–		29,992,253
Operating expenses	–	8,525,000	(8,525,000)	(a)	–		–
Depreciation and amortization	6,214,635	–	–		–		6,214,635
Change in value of contingent consideration	216,077	–	–		–		216,077
Acquisition costs	30,750	–	(30,750)	(a)	–		–
Other	1,349,148	–	30,750	(a)	–		1,379,898
Total other costs and expenses	$29,277,863	8,525,000	–		–		$37,802,863

Operating income	$42,147,524	(338,000)	–		–		$41,809,524

Other (income)/expense:
Interest expense	22,389,927	1,485,000	–		–		23,874,927
Interest expense - related parties	–	356,000	–		–		356,000
Interest income	(148,355)	–	–		–		(148,355)
Other, net	1,322,236	(743,000)	–		–		579,236
Total other (income)/expense	$23,563,808	1,098,000	–		–		$24,661,808

PROFIT (LOSS) BEFORE TAXES	$18,583,716	(1,436,000)	–		–		$17,147,716
Income tax expense/benefit	–	(131,000)	–		–		(131,000)
NET INCOME	$18,583,716	(1,305,000)	–		–		$17,278,716

Net earnings per share (Note 5)
Weighted average shares outstanding - basic and diluted	[●]	4,216,918	–		–		[●]
Net earnings/(loss) per share - basic and diluted	[●]	$(0.31)	–		–		[●]

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 - Basis of Presentation

The unaudited pro forma condensed combined balance sheet as of December 31, 2025, gives pro forma effect to the merger as if it had occurred on December 31, 2025. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025, gives pro forma effect to the merger as if it had occurred on January 1, 2025. This information should be read together with the audited historical financial statements of each of Tenax and AIR, including the notes thereto, as well as other financial information included elsewhere in this proxy statement.

The unaudited pro forma condensed combined financial information has been prepared to illustrate the estimated effects of the merger and any related transactions. It sets forth and is derived from the following:

●	Tenax’s audited consolidated financial statements as of and for the year ended December 31, 2025, included elsewhere in this filing; and

●	AIR’s audited consolidated financial statements as of and for the year ended December 31, 2025, incorporated by reference in this filing.

The pro forma adjustments reflecting the consummation of the merger are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited pro forma condensed combined adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Management believes that these assumptions and methodologies provide a reasonable basis for presenting the significant effects of the merger based on information available at the time, and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information. As Tenax is the accounting acquirer in the merger, the unaudited pro forma condensed combined financial information is presented using Tenax as the predecessor, with AIR reflected as the accounting acquiree.

Based on Tenax’s preliminary review of Tenax’s and AIR’s summary of significant accounting policies and preliminary discussions between management teams, the nature and amount of any adjustments to AIR’s historical financial statements to conform its accounting policies and classifications to those of Tenax are not expected to be material. Upon the closing, further review of AIR’s accounting policies may result in additional revisions to conform to those of Tenax.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the merger. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the merger taken place on the dates indicated, nor are they indicative of the future results of operations or financial position of the combined company.

The historical consolidated financial statements of Tenax and AIR were prepared in accordance with GAAP and shown in U.S. dollars.

Note 2 – Calculation of Estimated Purchase Consideration and Preliminary Purchase Price Allocation

The merger will be treated as a business combination for accounting purposes, with Tenax as the deemed accounting acquirer and AIR as the deemed acquiree. Therefore, the historical basis of Tenax’s assets and liabilities will not be affected by the merger.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with Topic 805, which requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date, with any excess of the purchase price over the estimated fair values of the identifiable net assets acquired recorded as goodwill.

The acquisition method of accounting uses the fair value concepts defined in ASC Topic 820, “Fair Value Measurement” (“Topic 820”). Fair value is defined in Topic 820 as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants.

Fair value measurements can be highly subjective, and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances. Fair value estimates were determined based on preliminary discussions between Tenax and AIR management, due diligence efforts and information available in public filings. The allocation of the aggregate merger consideration used in the preliminary unaudited pro forma condensed combined financial information is based on preliminary estimates. The estimates and assumptions are subject to change as of the effective time of the merger. The final determination of the allocation of the aggregate merger consideration will be based on the actual tangible and intangible assets and the liabilities of AIR at the effective time. Refer to Note 4 for additional information.

For the purposes of these pro forma financial statements, the estimated purchase consideration is composed of the following:

Number of units or membership interests in Tenax	[●	]
Estimated exchange ratio	[●	]
Number of shares of AIR common stock to be issued	[●	]
Multiplied by AIR common stock share price at closing date	[●	]
Value of AIR common stock to be issued	[●	]
Merger consideration adjustment(1)	[●	]
Estimated purchase price consideration	[●	]

(1)	Merger consideration adjustment includes items specified in the terms of the merger agreement, including preliminary estimates for closing AIR net indebtedness.

The following table presents the preliminary purchase price allocation of the assets acquired and the liabilities assumed as if the merger occurred on December 31, 2025:

Identifiable assets acquired and liabilities assumed:
Total estimated consideration	$	[●	]
Purchase price allocation:		[●	]
[●]		[●	]
[●]		[●	]
[●]		[●	]
[●]		[●	]
Total identifiable net assets acquired	$	[●	]
Goodwill	$	[●	]

The allocation of the preliminary purchase price for AIR is based upon management’s estimates of and assumptions related to the fair value of the consideration transferred, assets acquired and liabilities assumed as of the filing of this proxy statement, using currently available information. Fair value measurements can be highly subjective, and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

Note 3 – Reclassifications

During the preparation of the unaudited pro forma condensed combined financial information, management performed a preliminary analysis of Tenax’s and AIR’s financial information to identify differences in financial statement presentation and classification. Certain reclassifications have been made to the historical financial statement presentation of each of Tenax and AIR to conform to the presentation used in the unaudited pro forma condensed combined financial information.

The table below summarizes the reclassification adjustments made to present the unaudited historical consolidated balance sheet of AIR and the unaudited historical consolidated balance sheet of Tenax as of December 31, 2025, on a consistent basis:

	As of December 31, 2025
Unaudited Pro Forma Condensed Combined Balance Sheet	Reclassification from	Reclassification to
AIR
Prepaid expenses and other assets		$76,000
Prepaid Taxes	$(76,000)

The table below summarizes the reclassification adjustments made to present the unaudited historical consolidated statements of earnings of AIR and Tenax for the year ended December 31, 2025, on a consistent basis:

	Year ended December 31, 2025
Unaudited Pro Forma Condensed Combined Statement of Operations	Reclassification from	Reclassification to
AIR
Service and product income		$47,921,000
Net sales	$(47,921,000)
Direct costs		$39,734,000
Cost of sales	$(39,734,000)
General and administrative		$8,525,000
Operating expenses	$(8,525,000)
Tenax
Other		$30,750
Acquisition costs	$(30,750)

Note 4 – Transaction Accounting Adjustments

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the merger and related transactions and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”. Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Management has elected not to present Management’s Adjustments and will present only Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of shares of AIR common stock outstanding, assuming the merger and related transactions occurred on January 1, 2025.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

[●]

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations

[●]

Note 5 – Net Earnings/(Loss) per Share

Net earnings/(loss) per share was calculated using the historical weighted average shares outstanding and the issuance of additional shares as merger consideration, assuming the shares were outstanding since January 1, 2025. As the merger is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net earnings/(loss) per share assumes that the shares issuable relating to the merger have been outstanding for the entirety of all periods presented.

Year ended December 31, 2025 (1)
Pro forma net earnings/(loss)	$	[●	]
Basic and diluted weighted average shares outstanding(2)		[●	]
Pro forma net earnings/(loss) per share – basic and diluted	$	[●	]

(1)	Pro forma earnings/(loss) per share includes the related pro forma adjustments as referred to within the section “Unaudited Pro Forma Condensed Combined Financial Information”.

(2)	Potentially dilutive outstanding securities were excluded from the computation of pro forma net earnings/(loss) per share, basic and diluted, because their effect would be anti-dilutive or vesting of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the periods presented.

MARKET PRICES OF AIR COMMON STOCK AND DIVIDEND INFORMATION

Per Share Market Price Information

AIR common stock trades on NYSE American under the symbol “AIRI”. The following table presents the closing prices of AIR common stock on February 13, 2026, the last trading day before the public announcement of the merger agreement, and May 1, 2026, the last practicable trading day prior to the filing of this proxy statement.

Date	AIRI Closing Price
February 13, 2026	$3.1900
May 1, 2026	$3.1350

Stock Prices and Dividends

The following table sets forth, for the periods indicated, the high and low sale prices per share of AIR common stock as reported on NYSE American.

AIR has not declared or paid any cash dividends on its common stock in recent years and does not currently anticipate paying cash dividends in the foreseeable future, other than the dividend of Redemption Rights to be declared in connection with the Transactions.

	Price Range
Period	High	Low
Quarter Ended March 31, 2026:	$3.54	$2.99
Year Ended December 31, 2025:
First Quarter	$4.48	$3.52
Second Quarter	$3.70	$3.12
Third Quarter	$3.78	$2.90
Fourth Quarter	$3.49	$2.80

Year Ended December 31, 2024:
First Quarter	$4.93	$3.10
Second Quarter	$7.54	$3.11
Third Quarter	$7.41	$3.21
Fourth Quarter	$6.40	$4.00

DESCRIPTION OF TENAX BUSINESS

Company Overview

Tenax is an aerospace and defense supplier of special mission aircraft and related products and services sold primarily to the U.S. and other governments, either directly or through prime contractors. Tenax’s offerings include aircraft procurement, modification, operations and financing; engineering and systems integration; and program management. Tenax’s programs support missions critical to national security and the public interest, including aerial firefighting; mapping and monitoring; intelligence, surveillance and reconnaissance work; testing of airborne sensors and training of airborne sensor operators.

Tenax acquires general aviation aircraft and modifies, integrates and operates them to meet a customer’s requirements. Unlike many of its competitors, Tenax does not acquire and modify aircraft without a customer contract in hand. Tenax’s business is mostly direct-to-customer contract awards most often structured under Contractor Owned, Contractor Operated (“COCO”) arrangements. Tenax’s contracts vary in the level of support Tenax provides, from a high level of support, including Tenax-supplied pilots and maintenance personnel, to no support after the modifications have been completed. On some of its contracts Tenax is a sole source supplier.

Tenax was founded in 2001 and today operates with headquarters in Ridgeland, Mississippi, with additional operations and facilities in Arlington, Virginia, and Hagerstown, Maryland. In January 2018, Tenax was acquired by Tom Foley, Taran Bakker and other investors organized by NTC Group, an investment and management services company based in Greenwich, Connecticut. Mr. Foley currently owns approximately 53.2% of Tenax, and Mr. Bakker currently owns approximately 13.3% of Tenax. Mr. Foley has more than 40 years of experience acquiring and operating businesses in the aerospace and defense industry. He worked at McKinsey & Co. and Citicorp Venture Capital before forming NTC Group in 1985. Mr. Bakker also worked at McKinsey & Co. and then Morgan Stanley, before joining Goldman Sachs where he spent twelve years in mergers and acquisitions and five years acquiring and overseeing companies for Goldman Sachs Capital Partners Fund VI.

After acquiring Tenax, Mr. Foley and Mr. Bakker refocused Tenax’s strategy toward durable missions and “sticky” contracts. Contracts become sticky when customer switching costs are high, either because Tenax has unique expertise suitable for performing the contract, Tenax owns intellectual property related to the contract, the customer has a significant investment in modifications made to a Tenax asset or the contract is sole sourced. To grow the business more rapidly and implement this refocused strategy, Mr. Foley and Mr. Bakker hired a new president and a new business development team. Tenax’s net income grew from approximately $965,384 in 2019 to $18.6 million in 2025. Tenax’s EBITDA grew from approximately $30 million in 2019 to a current Run-Rate EBITDA3 of more than $72 million, representing a 15.7% growth rate over the period. Most of that EBITDA growth was internal, but approximately $13.5 million of 2025 EBITDA can be attributed to Tenax’s 2022 acquisition of DS Technologies, LLC (“DST”), an aerospace and defense supplier of products and services, including modified ISR aircraft, signal intelligence sensor testing, sensor training and operations and other ISR mission support.

An important part of Tenax’s strategy is growth through acquisitions. Tenax looks for acquisition opportunities that complement its current aerospace and defense business, including acquisition targets that provide different aircraft and roles for firefighting, ISR and other types of special mission work. Tenax also looks for acquisition targets that provide similar aircraft and roles outside of the U.S., as well as companies that could internalize some or all of Tenax’s aircraft modification and maintenance work. Tenax has and expects to continue to pursue opportunities where unmanned aircraft can perform special mission roles currently performed by manned aircraft. Following completion of the merger with AIR, Tenax expects to pursue acquisitions of other aerospace and defense product and component manufacturing businesses that are related to Tenax’s and AIR’s current markets or customer bases. Mr. Foley and Mr. Bakker, through NTC Group, are heavily involved in operations and decision-making at Tenax and lead the effort to identify potential acquisitions. NTC Group brought Tenax the DST acquisition opportunity as well as the current merger opportunity with AIR. NTC Group regularly brings acquisition opportunities to Tenax for its consideration. Tenax expects that acquisitions will be a significant contributor to Tenax’s future growth.

Tenax takes a long term view toward investing in its business and is conservative in its approach to acquisitions. In the past, Tenax has not typically participated in auctions and has not sought to purchase businesses that have been purchased relatively recently by the seller, as in the case of private equity-owned businesses. Tenax is cautious about paying for synergies when purchasing a company. Rather than fully integrating the businesses it acquires, Tenax prefers a cooperating but standalone portfolio company model. However, businesses that Tenax acquires that are government contractors will generally benefit from close coordination with Tenax’s business development team. Tenax focuses its acquisitions primarily on founder- and family-owned businesses that have a strategic rationale that aligns with Tenax’s business, have a sustainable competitive advantage and can be purchased at a conservative multiple with a significant portion of the purchase price being contingent on future performance.

[3]	Because Run-Rate EBITDA reflects estimated future results, Tenax is unable to provide a reconciliation to the most directly comparable GAAP measure, which is based on historical financial information.

Mr. Foley and Mr. Bakker are not compensated directly by Tenax. Pursuant to a management services agreement and a financial services agreement between NTC Group and Tenax, Tenax pays management and financial services fees to NTC Group which, in turn, compensates Mr. Foley and Mr. Bakker. The annual management fee payable to NTC Group is approximately five percent of Tenax’s annual EBITDA. Financial services fees payable to NTC Group are up to 1% of the aggregate amount of any financing and, in the case of mergers or acquisitions, up to 1.5% of the enterprise value. Management fees paid to NTC Group were $2,621,000 and $2,894,000 in 2024 and 2025, respectively. No financial services fees were paid in 2024 or 2025. A $1 million financial services fee was paid to NTC Group in connection with the purchase of Bain Capital Credit’s equity in Tenax and the related refinancing in January 2026.

Tenax does not currently file reports with the SEC. Tenax’s Internet address is www.tenaxaerospace.com. Information contained on, or that can be accessed through, Tenax’s website is not incorporated by reference into this proxy statement, and you should not consider information on Tenax’s website to be part of this proxy statement.

Verticals

Aerial Firefighting

Tenax serves as the prime contractor to the U.S. Forest Service for the Aerial Supervision Module (“ASM”) program. The ASM program includes a fleet of 16 aircraft that deliver approximately 3,900 flight hours annually and maintain operational readiness of over 90 percent as of the end of 2025. These aircraft conduct both Lead Plane and Airborne Fire Management roles. The Lead Plane role involves laying down a smoke trail showing tanker aircraft where to drop their fire retardant. The Airborne Fire Management role involves coordinating communications over the fire. Tenax equips these aircraft with special mission radios, infrared cameras and satellite communications to support coordinated air attack operations. Tenax also supports the U.S. Forest Service and CAL FIRE with additional aircraft for other roles, including precision aerial fire mapping and tactical electro-optical/infrared (“EO/IR”) support. These programs are structured with different levels of support for the customer, including contracts where Tenax supplies only the aircraft and other programs where Tenax supplies the aircraft, pilots, maintenance and sensor operations.

Mapping and Multi-Mission Aircraft

Tenax operates aircraft that combine high-altitude mapping and intelligence, surveillance and reconnaissance (“ISR”) capabilities.  Under the U.S. Army Geospatial Center’s HR3D program, Tenax provides aircraft to the U.S. Africa Command and, in the past and possibly again in the future, the U.S. Indo-Pacific Command. These aircraft carry various combinations of high-altitude light detection and ranging (“LiDAR”) sensors, foliage-penetrating sensors, high-definition photographic sensors, EO/IR sensors with full motion video and signals intelligence (“SIGINT”) sensors. These aircraft are capable of mapping up to 1,000 square miles per day. While mapping is the primary mission, these aircraft are configurable to fulfill ISR roles. Under the HR3D program, Tenax provides pilots and maintenance personnel under COCO arrangements, including in locations outside the continental U.S. Tenax also provides aircraft for the FBI Critical Response Group to support global counterterrorism missions and aircraft for the U.S. Navy’s continental U.S.-based training and transportation needs.

Intelligence, Surveillance and Reconnaissance

Tenax conducts SIGINT, Electronic Intelligence, Electronic Warfare and Image Intelligence (or EO/IR) missions for certain of its customers. Tenax provides aircraft for these purposes to the U.S. government and to a Five Eyes partner nation, the latter aircraft configured with SIGINT sensors and EO/IR full motion video with Tenax providing flight operations and maintenance support. Tenax also supports maritime patrol and border surveillance for the Florida Department of Law Enforcement by providing aircraft equipped with EO/IR, radar, Starlink communications, a proprietary mission control system and special law enforcement radios. Tenax also provides the U.S. Army with two aircraft for its medium-altitude ISR mission focused on the detection and capture of foreign intelligence personnel and other adversaries.

Sensor Integration, Modification, Testing and Training and Logistics Support

Tenax, through DST, provides aircraft configured to accept a variety of U.S. government-owned SIGINT sensors for characterization, calibration and testing. DST also provides sensor operator training on aircraft and in classrooms. DST’s training curricula include flight operations, aircraft maintenance and aircraft and sensor operations instruction. DST procures, modifies and, in some cases, operates ISR and SIGINT aircraft for customers in the intelligence and law enforcement communities. Most of DST’s contracts are sole sourced and classified.

Industry Overview

Tenax’s business falls within the aerospace and defense supplier sector. According to the Aerospace and Defense Market Report 2026, published in January 2026 by The Business Research Company, the aerospace and defense market is estimated to be approximately $900 billion and is expected to grow approximately 7.1% annually through 2030. The recent shift in U.S. military spending priorities away from consulting services and toward combat readiness is beneficial to Tenax. A recently proposed expansion of the annual U.S. military budget from approximately $900 billion to approximately $1.5 trillion and supplemental bills to finance the U.S. war in Iran, if passed, are likely to significantly increase business for aerospace and defense suppliers, including Tenax. The emergence of near-peer status with China and other causes of rising global tensions, the aging of U.S. government aircraft fleets and the need for quicker fulfillment of requirements should also increase long term demand for Tenax’s products and services. Commercial demand for special mission aviation work in areas such as environmental monitoring, search and rescue and border patrol is expected to grow as technology expands the capability of aircraft to perform these missions. Advances in avionics, sensors and communications continue to increase the range and value of airborne mission applications. Tenax’s focus on enduring missions and its ability to deliver very flexible aircraft solutions position it to benefit from all of these favorable long term trends.

Business Strategy & Competitive Strengths

Tenax’s goal is to be the most reliable special mission resource and most trusted partner for its customers. Tenax achieves this goal by pricing its products and services reasonably, delivering quality and up-to-date equipment on time and providing maximum operational availability. Tenax only pursues high value, durable business such as firefighting, mapping, intelligence gathering, military training and medical evacuations.

Tenax’s business strategy leverages several competitive strengths that Tenax believes provide it with an advantage over many of its competitors. Tenax offers customers the opportunity to combine sourcing and modification of aircraft with operations and logistics support, which provides customers with a one-stop source for meeting their aviation requirements. Tenax believes its balance sheet and access to financing enable it to purchase more expensive aircraft and fund more expensive modifications than most of its smaller competitors. Smaller competitors often do not have the resources or relationships to shape mission requirements. In addition, many large OEMs and prime contractors are not interested in supplying and operating aircraft under COCO arrangements, limiting their participation in the market for many of the products and services Tenax provides its customers. Tenax’s technical team brings significant specialized expertise in modifying aircraft to meet special mission requirements that smaller competitors do not have. Tenax has experience and a proven performance track record that make it difficult for new entrants to compete for contracts. Each of these strengths give Tenax a competitive advantage.

Compelling Value Proposition for Customers

Tenax enables customers to outsource important aviation missions to a specialized provider who delivers superior, and usually less expensive, outcomes compared to direct ownership and operation of aircraft. By providing aircraft operations for a fee, Tenax reduces customers’ upfront capital requirements, opens up operations and maintenance (“O&M”) funds as a funding source, improves customers’ operational readiness and allows them access to modern, mission-configured aircraft without long procurement timelines. Tenax’s integrated model, combining aircraft sourcing, modification, operations and maintenance, provides customers with a single point of out-sourcing.

Highly Experienced Team with Specialized Expertise

Tenax’s technical teams bring extensive experience and expertise, providing an advantage when guiding customers through the complexities of fulfilling the customer’s requirements. This expertise includes developing operational specifications, selecting the right airframes, performing modifications and integrating advanced sensors. Tenax’s leadership team includes former U.S. military general officers and special operations commanders with significant special mission experience. These relationships help Tenax understand customer requirements sooner and better, giving Tenax more time to meet delivery requirements.

Tenax’s operational expertise includes logistics planning, maintenance support, parts sourcing and operating in demanding environments. This sometimes involves sustaining operations in locations outside the United States where access to parts, maintenance facilities and qualified personnel can be challenging. These capabilities and specialized technical knowledge give Tenax a competitive advantage. Tenax has a network of vetted engineering and modification partners that provide Tenax with flexible capacity while maintaining quality standards.

Operational Capabilities Necessary for Special Mission Work

Tenax’s leadership and technical teams bring extensive technical, contracting, special operations and aviation operations experience that provide Tenax with an advantage over many of its competitors, particularly larger aerospace and defense contractors who typically do not offer aviation operations. Tenax has spent more than two decades developing the expertise, focus, culture, clearances and partnerships required to execute reliably in special mission environments. Currently, Tenax maintains 90%+ operational availability across a 43-aircraft fleet, demonstrating consistent execution despite often challenging conditions.

Tenax has a proven track record of on-time, on-budget delivery of significantly modified airframes, earning a reputation for high-quality equipment and services. Over its history Tenax has modified or overseen modification of more than 100 aircraft. This track record has fostered cooperative, trusted and longstanding relationships with key decision-makers across Tenax’s customer base. In government contracting markets, past performance is among the most heavily weighted factors in contract award decisions. Tenax’s demonstrated operational capabilities and reliability have been key drivers of its success in both initial contract awards and recompetes. Once a contract is won, the customer’s investment in a uniquely modified aircraft creates significant switching costs. As a result, the original contract winner has an advantage in retaining the business and winning recompetes for as long as the aircraft and sensor technology continue to meet the customer’s requirements.

Growth Strategies

Tenax has demonstrated its ability to grow with current customers and find business with new customers and it expects to continue to do so in the future. Tenax takes deliberate steps to ensure it continues to satisfy its customers. For example, prior to the recent recompete of the U.S. Forest Service contract, Tenax upgraded its aircraft under the contract from the Beechcraft King Air C90 to the Beechcraft King Air 250 which helped ensure a recompete win while increasing the revenue and profitability from the higher performing, more expensive aircraft. In addition, the U.S. Forest Service has increased its ASM fleet size in the last year from fifteen to sixteen aircraft and has indicated an interest in further increasing the fleet size up to twenty aircraft.

Tenax has a strong history of recompete success. Since 2004, when a mission was continuing, Tenax has won twenty-three out of twenty-four recompetes, and there were only two instances of option years not being exercised. This is a critical metric in government contracting markets where past performance and operational readiness are primary drivers of award decisions. Tenax intends to continue pursuing recompetes and expanding into new contracts with current customers.

Through the successful efforts of Tenax’s business development team, Tenax has won significant new business in the last year, including a standoff jammer (“CAS-SOJ”) contract with the U.S. Navy, a mid-altitude ISR contract with the U.S. Army, a law enforcement contract with the state of Florida and a military contract for a multi-purpose Gulfstream aircraft. Tenax believes there are many opportunities for it to expand into special mission areas that it does not currently serve, such as firefighting helicopters, adversary simulation, in-flight refueling aircraft, military personnel transport, maritime patrol, range-clearing, Casualty Evacuation/Medical Evacuation and unmanned special mission aircraft.

Tenax expects to augment its internal growth through acquisitions. Tenax maintains an active pipeline of strategic acquisition opportunities with the goal of boosting growth while reducing customer/contract concentration and adding scale to Tenax’s existing business. Tenax is focused on acquiring businesses that employ different aircraft types or roles in Tenax’s current markets, similar aircraft types or roles in foreign markets, and bringing modification and other purchased services in-house. Following completion of the merger, Tenax will also focus on expanding AIR’s presence in aerospace parts and components manufacturing.

Customers

Most of Tenax’s customers are part of the U.S. government, including the U.S. Army’s Geospatial Center, the U.S. Forest Service, the Department of Justice, the Federal Bureau of Investigation, the U.S. Navy and the intelligence community. Other customers include foreign governments, state and local governments and commercial customers. Tenax currently has only one significant foreign government customer, a Five Eyes partner nation, but Tenax believes there are many opportunities for Tenax to develop new international customers for its products and services. Tenax has long-standing customer relationships. The average tenure of Tenax’s six largest customers is about 14 years.

In the first quarter of 2026, Tenax’s largest customer accounted for 27% of Tenax’s revenues. However, with the U.S. Navy’s CAS-SOJ contract and other new business coming online in 2026, customer concentration is expected to continue to decline in 2026 and thereafter.

Share of total revenue by customer is shown in the following chart:

Customer	Share of First Quarter 2026 Revenue	Share of Fiscal Year 2025 Revenue
U.S. Army Geospatial Center	27%	37%
U.S. Forest Service	19%	23%
U.S. Navy CAS-SOJ	11%	2%
Five Eyes Partner Nation	9%	7%
U.S. Army mid-range ISR	7%	3%
U.S. Air Force Training	7%	9%

Competition

Competitors in Tenax’s markets include small specialty operators, mid-sized services firms and large defense contractors. Small specialty operators mostly only offer one or two airframe options, which often are no longer in production, and respond to government RFP’s after they have been issued rather than helping shape requirements. Mid-size services firms and large defense contractors prefer offering services or products rather than COCO aviation operations. Tenax’s business model seeks to bridge the gap, combining the focus of a specialist with the ability to help shape solutions to a customer’s requirements and the ability and willingness to acquire expensive assets and accept operating risk.

Aviation Assets

Tenax maintains and operates a fleet of special mission aircraft that it believes is newer, on average, than many competitors’ fleets and includes mostly OEM-supported aircraft that are less than twenty years old with good secondary-market liquidity. As of March 31, 2026, Tenax’s fleet included 43 aircraft. Tenax avoids purchasing aircraft more than twenty years old to ensure up-to-date systems, high operational readiness and readily available parts. Tenax directly maintains or manages maintenance for the majority of its fleet and performs or oversees modifications and sensor integration through DST and its trusted partner network.

The table below summarizes the airframe types and typical mission roles in Tenax’s fleet as of March 31, 2026:

Airframe Type	Count	Typical Mission Roles
Beechcraft King Air B200GT/250	16	U.S. Forest Service ASM; Airborne Fire Management
Beechcraft King Air 350	9	Precision mapping; maritime patrol/border surveillance; training and testing
Beechcraft King Air B200	2	Firefighting Air Attack and ASM fill-in
Beechcraft 1900D	2	Continental U.S. transportation and multi-mission support
Cessna Grand Caravan 208B	4	Sensor Training and testing
Cessna CJ2	1	Sensor Training and Testing
Gulfstream GIV	1	Aerial Survey and Mapping
Gulfstream GV	2	High-altitude LiDAR mapping and multi-mission ISR
Bombardier Challenger 604	2	ISR with SIGINT and EO/IR
Bombardier Challenger 650	2	ISR with SIGINT and EO/IR
Bombardier BD-700-1A10	1	Stand-off Jamming and Navy Training
Gulfstream 550	1	VIP transport

Tenax typically acquires aircraft only after a contract is awarded and begins collecting monthly fees upon award, including during the modification period. Tenax’s customers typically pay directly for modification costs or Tenax is reimbursed through monthly payments in the first one to two years of the contract. This mitigates the risk of Tenax not being fully reimbursed for modification costs if a contract ends earlier than expected. Tenax identifies contract opportunities through agency access and procurement tools and engages customers early to help ensure the best solution is available to meet the customer’s requirements. Tenax’s contracts are all firm fixed-price contracts with inflation escalators. Tenax’s costs are primarily made up of labor, aircraft parts, other maintenance costs and depreciation. Tenax typically does not pay for fuel to operate its aircraft. Very little of what Tenax buys is sourced overseas, so tariffs and currency exchange rates have not and should not in the future materially affect Tenax’s profitability. As a result, Tenax’s costs do not vary significantly over the short term and have tended to increase at or near U.S. core inflation rates. In the past, Tenax’s contract price escalators have adequately covered increases in costs over time. Tenax sources firm fixed-price bids from its vendors and develops pricing that reflects aircraft and modification costs, operational costs and complexity, contract length and risk factors associated with fulfilment, early termination and recompetition. As contracts approach renewal or termination, Tenax prepares redeployment or de-modification plans and disposes of aircraft if redeployment within a reasonable time is unlikely.

Seasonality

Most of Tenax’s business is not seasonal. The only part of Tenax’s business that is seasonal is Tenax’s U.S. Forest Service business, which is stronger in the second and third quarters than the first and fourth quarters. Various other factors can affect the distribution of Tenax’s revenue between accounting periods, including the timing of awards, customer acceptance of products and services, contract phase-ins, contract completions and the availability of customer funding. Weather and natural phenomena can also temporarily affect the performance of its services and timing of its revenues and profitability.

The U.S. government’s fiscal year ends on September 30th. U.S. government agencies may award extra task orders or complete other contract actions in the month or two leading up to the end of its fiscal year in order to avoid the loss of unexpended fiscal year funds, which may favorably affect Tenax’s third fiscal quarter results.

Regulatory Environment

Aviation Regulation

Tenax’s operations are subject to U.S. civil aviation regulations, including the FAA, military and other airworthiness authorities for aircraft operations, maintenance and modifications.  Tenax develops and holds supplemental type certificates and executes integration and modification work internally and through approved third parties.  These approvals and certifications constitute substantive barriers to entry and are essential to Tenax’s ability to provide fully configured, mission-ready aircraft.

Government Procurement Rules

U.S. government procurement requirements and rules also shape Tenax’s business. Tenax must comply with a range of federal laws and regulations governing the formation, administration and performance of government contracts. Key regulations include the Federal Acquisition Regulations, Defense Federal Acquisition Regulations, the Truth in Negotiations Act, the Procurement Integrity Act, the Civil False Claims Act and Cost Accounting Standards. Tenax is subject to periodic government audits of its costs, internal controls and cybersecurity practices, and must ensure that costs charged to government contracts are properly classified and allocated. Tenax must maintain facility clearances and security clearances for many of its personnel in order to perform work on some of Tenax’s contracts.

Import/Export Regulations

Tenax is subject to extensive import and export controls administered by the U.S. government. The U.S. Department of Commerce and the U.S. Department of State regulate the export, re-export and re-transfer of controlled goods and technologies, and may require Tenax to obtain authorization before exporting certain items, including aircraft, engines, parts, components, avionics, radars and other sensors. Applicable export control laws include the Arms Export Control Act, the International Traffic in Arms Regulations and the Export Administration Regulations, which restrict the export of defense and dual-use products and technical data to certain countries. The U.S. Department of Homeland Security, through U.S. Customs and Border Protection, enforces regulations governing the import of aviation-related products into the United States.

Tenax must also comply with trade sanctions laws and regulations administered by OFAC. Tenax is prohibited from transacting with individuals and entities appearing on OFAC’s “Specially Designated Nationals List” and must monitor its operations, customers and counterparties for compliance with applicable sanctions regimes.

Anti-Corruption Regulations

Tenax’s operations are subject to anti-corruption laws in the United States and in the foreign jurisdictions in which it does business. These include the Foreign Corrupt Practices Act, the U.S. domestic bribery statute and the U.S. Travel Act, among others. These laws generally prohibit Tenax, its employees and its intermediaries from authorizing or providing improper payments or anything of value to government officials or other people in order to obtain or retain business or secure a business advantage.

Environmental Regulations

Tenax is subject to federal, state and local environmental laws and regulations governing the discharge and emission of substances into the environment, the disposal of hazardous waste and the remediation of contaminants. Tenax is also subject to workplace safety requirements under the Occupational Safety and Health Act of 1970, including standards for the handling of hazardous and toxic substances and the treatment, disposal or storage of hazardous waste.

Contracts

Tenax’s business with the U.S. government is typically funded with O&M funds and, therefore, must be structured as a one-year award with option years, rather than multi-year awards, which are prohibited under O&M funding rules. In addition, U.S. government departments and agencies retain broad rights under all U.S. government contracts to terminate on sixty days’ notice, with or without cause.  The single-year funding commitment and sixty-day right to terminate present risks to Tenax. Tenax believes it is adequately compensated for those risks with its pricing and asset acquisition and other risk mitigation strategies. Tenax’s role is usually as a prime contractor, but it also partners as a subcontractor to prime contractors.

Tenax concentrates on enduring missions that require significant airframe modification and sustained operational support, which Tenax believes increases the probability that option years will be exercised.  Since 2004, Tenax has won twenty-three out of twenty-four recompetes and, when a mission was continuing, there have been only two instances of a non-exercised option year. Tenax’s contract portfolio includes many long term contracts such as the U.S. Forest Service aerial firefighting mission which Tenax has supported for nearly sixteen years and has successfully recompeted five times. Tenax has supported the U.S. Army’s HR3D program for nearly nine years while growing the program’s scope and winning multiple recompetes.

Human Capital Resources

As of March 31, 2026, Tenax employed approximately 233 employees.

Talent Acquisition and Development

Tenax’s approach to human capital emphasizes hiring and retaining exceptional talent. Tenax invests in training and professional development across roles, including pilots, maintenance technicians, engineers and program managers, enabling it to source and prepare highly qualified personnel tailored to specific mission requirements. Tenax’s core values are safety, quality, teamwork, creativity and transparency, and it operates with a flat organizational structure and rapid decision-making culture designed to execute missions efficiently under demanding conditions and time constraints.

Employee Health and Safety

Safety is a priority and is embedded in Tenax’s operations. Tenax emphasizes disciplined maintenance and operational readiness and assigns qualified airframe and powerplant technicians and maintenance teams to meet mission requirements. Tenax has long term, tested relationships with most of its partners and vendors to ensure timely and error-free execution under its contracts.

Properties

Tenax’s principal executive office is located at 400 West Parkway Place, Suite 201, Ridgeland, Mississippi 39157.  Tenax maintains additional facilities and offices, including offices in Arlington, Virginia, and Hagerstown, Maryland, and hangars located in Arizona, California, Georgia, Idaho, Maryland, Mississippi and Oregon.

Legal Proceedings

Tenax may become involved in legal proceedings, including, but not limited to, matters in connection with its contracts, employment matters and regulatory investigations and inquiries, in the ordinary course of its business. Although Tenax is unable to predict with certainty the eventual outcome of any litigation, regulatory investigation or inquiry, it does not currently believe, based on information currently available, that resolution of its current and any threatened legal proceedings will, individually or in the aggregate, have a material adverse effect on its competitive position, results of operation, financial condition or liquidity. Given the inherent unpredictability of these types of proceedings, however, it is possible that future adverse outcomes could have a material adverse effect on Tenax’s financial results.

TENAX MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 96 of this proxy statement and Tenax’s audited consolidated financial statements for the years ended December 31, 2025, 2024 and 2023 and the notes to those statements beginning on page 99 of this proxy statement. This discussion contains forward-looking statements that involve risks and uncertainties, such as statements regarding Tenax’s plans, objectives, expectations and intentions. Tenax’s future results and financial condition may differ materially from those currently anticipated as a result of the factors described under sections entitled “Forward-Looking Statements” beginning on page 23 of this proxy statement and “Risk Factors” beginning on page 25 of this proxy statement. For purposes of this section of this proxy statement only, all references to “the Company”, “we”, “us” and “our” refer to Tenax prior to the consummation of the merger and to the combined company following the consummation of the merger.

Business Overview

Tenax is an aerospace and defense supplier of special mission aircraft and related products and services sold primarily to the U.S. and other governments, either directly or through prime contractors. Tenax was founded in 2001 and today operates with headquarters in Ridgeland, Mississippi, with additional operations and facilities in Arlington, Virginia, and Hagerstown, Maryland. In January 2018, Tenax was acquired by Tom Foley, Taran Bakker and other investors organized by NTC Group, an investment and management services company based in Greenwich, Connecticut.

Tenax does not currently file reports with the SEC. Tenax’s Internet address is www.tenaxaerospace.com. Information contained on, or that can be accessed through, Tenax’s website is not incorporated by reference into this proxy statement, and you should not consider information on Tenax’s website to be part of this proxy statement.

Verticals

Aerial Firefighting

Tenax serves as the prime contractor to the U.S. Forest Service for the ASM program. The ASM program includes a fleet of 16 aircraft that deliver approximately 3,900 flight hours annually and maintain operational readiness of over 90 percent as of the end of 2025. These aircraft conduct both Lead Plane and Airborne Fire Management roles. The Lead Plane role involves laying down a smoke trail showing tanker aircraft where to drop their fire retardant. The Airborne Fire Management role involves coordinating communications over the fire. Tenax equips these aircraft with special mission radios, infrared cameras and satellite communications to support coordinated air attack operations. Tenax also supports the U.S. Forest Service and CAL FIRE with additional aircraft for other roles, including precision aerial fire mapping and tactical EO/IR support. These programs are structured with different levels of support for the customer, including contracts where Tenax supplies only the aircraft and other programs where Tenax supplies the aircraft, pilots, maintenance and sensor operations.

Mapping and Multi-Mission Aircraft

Tenax operates aircraft that combine high-altitude mapping and ISR capabilities. Under the U.S. Army Geospatial Center’s HR3D program, Tenax provides aircraft to the U.S. Africa Command and, in the past and possibly again in the future, the U.S. Indo-Pacific Command. These aircraft carry various combinations of high-altitude LiDAR sensors, foliage-penetrating sensors, high-definition photographic sensors, EO/IR sensors with full motion video and SIGINT sensors. These aircraft are capable of mapping up to 1,000 square miles per day. While mapping is the primary mission, these aircraft are configurable to fulfill ISR roles. Under the HR3D program, Tenax provides pilots and maintenance personnel under COCO arrangements, including in locations outside the continental U.S. Tenax also provides aircraft for the FBI Critical Response Group to support global counterterrorism missions and aircraft for the U.S. Navy’s continental U.S.-based training and transportation needs.

Intelligence, Surveillance and Reconnaissance

Tenax conducts SIGINT, Electronic Intelligence, Electronic Warfare and Image Intelligence (or EO/IR) missions for certain of its customers. Tenax provides aircraft for these purposes to the U.S. government and to a Five Eyes partner nation, the latter aircraft configured with SIGINT sensors and EO/IR full motion video with Tenax providing flight operations and maintenance support. Tenax also supports maritime patrol and border surveillance for the Florida Department of Law Enforcement by providing aircraft equipped with EO/IR, radar, Starlink communications, a proprietary mission control system and special law enforcement radios. Tenax also provides the U.S. Army with two aircraft for its medium-altitude ISR mission focused on the detection and capture of foreign intelligence personnel and other adversaries.

Sensor Integration, Modification, Testing and Training and Logistics Support

Tenax, through DST, provides aircraft configured to accept a variety of U.S. government-owned SIGINT sensors for characterization, calibration and testing. DST also provides sensor operator training on aircraft and in classrooms. DST’s training curricula include flight operations, aircraft maintenance and aircraft and sensor operations instruction. DST procures, modifies and, in some cases, operates ISR and SIGINT aircraft for customers in the intelligence and law enforcement communities. Most of DST’s contracts are sole sourced and classified.

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with generally accepted accounting principles in the U.S. requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The financial statements include estimates based on currently available information and our judgment as to the outcome of future conditions and circumstances. Significant estimates in these financial statements include revenue recognition and the valuation of long-lived assets. Changes in the status of certain facts or circumstances could result in material changes to the estimates used in the preparation of the financial statements and actual results could differ from the estimates and assumptions. We believe that the following discussion addresses our critical accounting policies which require management’s most difficult, subjective and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Revenue Recognition

Tenax is a provider of special mission aircraft and related services to U.S. government and commercial customers. As a result of its business model, the Company derives revenue from both contracts for services and products and aircraft leasing arrangements, which are accounted for under Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“Topic 606”), and ASC Topic 842, Leases (“Topic 842”), as applicable.

Tenax recognizes service and product income when we satisfy performance obligations under the terms of our contracts, and control of our products is transferred to our customers in an amount that reflects the consideration we expect to receive from our customers in exchange for those products. This process involves identifying the customer contract, determining the performance obligations in the contract, determining the contract price, allocating the contract price to the distinct performance obligations in the contract and recognizing revenue when the performance obligations have been satisfied. A performance obligation is considered distinct from other obligations in a contract when it (a) provides a benefit to the customer either on its own or together with other resources that are readily available to the customer and (b) is separately identified in the contract. Tenax considers a performance obligation satisfied once we have transferred control of a good or by transferring control over a product to a customer, meaning the customer has the ability to use and obtain the benefit of the product.

Service and product income is largely related to products or services performed under government contracts. Service and product income is recognized over time. The Company’s wholly owned subsidiary, DST, provides specially modified aircraft for aerial sensor testing, training and live operations. DST also provides unmanned aircraft systems and maritime services and logistical support for these and other special mission aircraft operations. Additionally, DST provides aircraft modification services to customer aircraft. Because DST has the substantive right of substitution, contracts with DST’s customers do not represent leases under Topic 842. Revenues are recognized in accordance with Topic 606. For performance obligations to provide services that are satisfied over time, the Company recognizes revenue based on the right to invoice method (i.e., based on the right to bill the customer), which corresponds with, and thereby best depicts, the transfer of control to the customer.

For contracts with embedded leases, we have elected the practical expedient to not separate lease and non-lease components described in Note 1(n) “Leases-Lessee Arrangements” in the notes to our consolidated financial statements beginning on page F-13 of this proxy statement for operating leases that meet certain conditions. These services are principally performed under fixed-price contracts. Revenue on fixed-price service contracts is generally recognized in accordance with the performance obligations over the contract service period. For our sales-type leases, the lease components are accounted for under Topic 842 and the non-lease components (i.e., modification, operations and maintenance services) are accounted for under Topic 606. For our contracts with multiple performance obligations, the Company allocates the transaction price to each performance obligation based on the relative standalone selling price of the product or service underlying each performance obligation. The standalone selling price represents the amount for which the Company would sell the product or service to a customer on a standalone basis (i.e., not sold as a bundle with any other products or services). These government contracts, of which the Company is the subcontractor, typically prices contract deliverables based on the Company’s estimated or actual costs plus a reasonable profit margin. As a result, the standalone selling prices of the products and services in these contracts are typically equal to the selling prices stated in the contract, thereby eliminating the need to allocate (or reallocate) the transaction price to multiple performance obligations. For the performance obligations to provide services that are satisfied over time, the Company recognizes revenue either on a straight-line basis, the percentage of completion cost-to-cost method or based on the right-to-invoice method, depending on which method best depicts transfer of control to the customer.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools and repairs. Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to cost and income and are recognized in the period in which such revisions may be determined.

Tenax’s contracts vary in length and often include a base-year service period followed by option-years that may be exercised annually. For base-year service period contracts, assets and liabilities are classified as current because the contract related items in the consolidated balance sheets have realization and liquidation periods of less than one year.

Because of the inherent uncertainties in estimating costs and revenues, it is at least reasonably possible that the estimates used could change in the near term. See Note 1(k) “Revenue Recognition” in the notes to Tenax’s consolidated financial statements beginning on page F-10 of this proxy statement for additional information regarding Tenax’s revenue recognition policies.

Valuation of Long-Lived Assets

Tenax evaluates the recoverability of the carrying value of long-lived assets, such as property and equipment and purchased intangible assets subject to amortization, whenever events or circumstances indicate the carrying amount may not be recoverable. Conditions that may indicate recoverability include, but are not limited to, a significant adverse change in customer demand or business climate that could affect the value of an asset, or an adverse action or assessment by a regulator. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset is less than the carrying amount of the asset, the asset cost is adjusted to fair value, and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value. See Note 1(g) “Long Lived Asset Impairment” in the notes to Tenax’s consolidated financial statements beginning on page F-9 of this proxy statement for additional information regarding Tenax’s valuation of long-lived assets.

Results of Operations

The table below presents the comparison of our historical results for operations in the periods presented:

	Year Ended December 31,
	2025	2024	2023
Revenues	$133,443,453	$128,614,050	$115,137,724
Cost of revenues	62,018,066	65,939,696	57,192,593
Gross profit	71,425,387	62,674,354	57,945,131
Other costs and expenses:
General and administrative	21,467,253	18,545,660	16,215,766
Depreciation and amortization	6,214,635	6,877,818	8,014,645
Acquisition costs	30,750	104,300	255,126
Change in value of contingent consideration	216,077	994,013	3,404,833
Other	1,349,148	1,189,648	1,798,377
Total other costs and expenses	29,277,863	27,711,439	29,688,747
Operating income	42,147,524	34,962,915	28,256,384
Other expense:
Interest expense, net	22,241,572	23,187,747	22,743,854
Other expense	1,322,236	1,198,471	863,078
Total other expense	23,563,808	24,386,218	23,606,932
Net income	18,583,716	10,576,697	4,649,452

Comparison of Years Ended December 31, 2025 and 2024

Revenues

The following is a summary of our revenues by type for the years ended December 31, 2025 and 2024:

	Year Ended December 31,		Dollar Increase /	Percent
	2025	2024	(Decrease)	Change
Revenues:
Service and product income	69,898,782	67,293,501	2,605,281	3.9%
Aircraft rental income	$53,056,896	$52,329,722	$727,174	1.4%
Aircraft flight hour income	8,042,442	6,728,915	1,313,527	19.5%
Other income	2,445,333	2,261,912	183,421	8.1%
Total revenues	$133,443,453	$128,614,050	$4,829,403	3.8%

Revenues increased by $4.8 million, or 3.8%, for the year ended December 31, 2025, in comparison to the year ended December 31, 2024.

Revenues increased in 2025 primarily due to higher activity and the impact of the new contracts on our aerial firefighting programs, partially offset by a decline in modification income.

Aircraft rental and flight-hour revenue increased, driven by the addition of an aircraft to the U.S. Forest Service ASM contract, along with contractual rate increases resulting from the fleet upgrade on that program. The newly awarded contracts for testing and training and aerial fire-fighting missions also provided incremental revenue and additional flight-hour activity.

Service and product revenue increased due to newly awarded ISR contracts with a Five Eyes partner nation and the U.S. Army. Higher rates were also negotiated on existing testing and training service contracts. These increases reflect both expanded customer relationships and improved pricing terms on select service offerings. Modification income declined as major mapping and ISR modifications were completed on two Gulfstream GV aircraft transitioning into the operations phase after a multi-year modification period.

Cost of Revenues

The following is a summary of our cost of revenues by type for the years ended December 31, 2025 and 2024:

	Year Ended December 31,		Dollar Increase /	Percent
	2025	2024	(Decrease)	Change
Cost of revenues:
Direct costs	33,064,475	38,629,429	(5,564,954)	-14.4%
Maintenance	7,785,360	7,512,702	272,658	3.6%
Aircraft rental expense	$3,526,514	$3,430,121	$96,393	2.8%
Depreciation	12,892,222	11,452,147	1,440,075	12.6%
Subscriptions	3,180,822	3,229,003	(48,181)	-1.5%
Insurance	1,568,673	1,686,294	(117,621)	-7.0%
Total cost of revenues	$62,018,066	$65,939,696	$(3,921,630)	-5.9%

Cost of revenues decreased by $3.9 million, or -5.9%, for the year ended December 31, 2025, in comparison to the year ended December 31, 2024.

Direct costs significantly decreased in 2025, as a result of the transition within the AGC HR3D program. With the addition of two Gulfstream GV aircraft to our fleet, the operations being performed by the G-IV aircraft ceased at the end of 2024. The transition significantly reduced operating expenses compared to the prior year due to the GV aircraft undergoing modifications.

Gross Profit

Gross profit increased by $8.8 million, or 14.0%, for the year ended December 31, 2025, in comparison to the year ended December 31, 2024. The increase in scope, overall activity and the contribution of new contracts drove revenue growth across multiple programs. Gross profit further benefited from a reduction in operational costs.

General and Administrative Expenses

General and administrative expenses increased by $2.9 million, or 15.8%, for the year ended December 31, 2025, in comparison to the year ended December 31, 2024. The primary reason for the increase is related to legal expenses, increased business development efforts and supporting the growth in services contracts.

Depreciation and Amortization

Depreciation increased in 2025 as a result of the increase in our property and equipment base.

Change in Value of Contingent Consideration

Change in value of contingent consideration decreased by $0.8 million for the year ended December 31, 2025, in comparison to the year ended December 31, 2024. The decrease is driven by a true-up of an earn-out liability based on actual financial results.

Net Interest Expense

Interest expense decreased by $0.9 million, or -4.1%, for the year ended December 31, 2025, in comparison to the year ended December 31, 2024, supported by the drop in the SOFR rate from 2024 to 2025.

Comparison of Years Ended December 31, 2024 and 2023:

Revenues

The following is a summary of our revenues by type for the years ended December 31, 2024 and 2023:

	Year Ended December 31,		Dollar Increase /	Percent
	2024	2023	(Decrease)	Change
Revenues:
Service and product income	67,293,501	58,986,101	8,307,400	14.1%
Aircraft rental income	$52,329,722	$49,004,311	$3,325,411	6.8%
Aircraft flight hour income	6,728,915	5,128,724	1,600,191	31.2%
Other income	2,261,912	2,018,588	243,324	12.1%
Total revenues	$128,614,050	$115,137,724	$13,476,326	11.7%

Revenues increased by $13.5 million, or 11.7%, for the year ended December 31, 2024, in comparison to the year ended December 31, 2023.

Revenues increased in 2024, driven primarily by higher activity on the AGC HR3D program, as the company’s second GV aircraft was on contract for the full year compared to a partial year in 2023, and the majority of mapping and ISR modification revenues for both aircraft were recognized. Additional revenue growth was generated by the fleet upgrade and increased operational activity under the U.S. Forest Service ASM contract.

Cost of Revenues

The following is a summary of our cost of revenues by type for the years ended December 31, 2024 and 2023:

	Year Ended December 31,		Dollar Increase /	Percent
	2024	2023	(Decrease)	Change
Cost of revenues:
Direct costs	38,629,429	36,356,940	2,272,489	6.3%
Maintenance	7,512,702	6,541,903	970,799	14.8%
Aircraft rental expense	$3,430,121	$3,335,431	$94,690	2.8%
Depreciation	11,452,147	7,241,337	4,210,810	58.1%
Subscriptions	3,229,003	2,202,750	1,026,253	46.6%
Insurance	1,686,294	1,514,232	172,062	11.4%
Total cost of revenues	$65,939,696	$57,192,593	$8,747,103	15.3%

Cost of revenues increased by $8.7 million, or 15.3%, for the year ended December 31, 2024, in comparison to the year ended December 31, 2023.

Consistent with the increase in revenues noted above, cost of revenues increased during this period primarily due to higher activity on the AGC HR3D program. During 2024, Tenax temporarily operated three aircraft under contract as part of the transition associated with the upgrade from one Gulfstream G-IV aircraft to two Gulfstream GV aircraft, resulting in elevated operating costs.

Depreciation increased in 2024 as a result of the increase in our property and equipment base.

Gross Profit

Gross profit increased by $4.7 million, or 8.2%, for the year ended December 31, 2024, in comparison to the year ended December 31, 2023. The primary reason for the increase is the higher activity on the AGC HR3D program, along with the higher contribution coming from fleet upgrades and additional flight operations.

General and Administrative Expenses

General and administrative expenses increased by $2.3 million, or 14%, for the year ended December 31, 2024, in comparison to the year ended December 31, 2023. The increase was driven primarily by higher personnel-related costs attributable to incremental headcount added to support expanding operations.

Depreciation and Amortization

Depreciation and amortization decreased by $1.1 million, or -14.2%, for the year ended December 31, 2024, in comparison to the year ended December 31, 2023. The decrease is driven by a reduction in the amortization amount due to the declining balance of customer relationship intangible assets.

Change in Value of Contingent Consideration

Change in value of contingent consideration decreased by $2.4 million for the year ended December 31, 2024, in comparison to the year ended December 31, 2023. The decrease is driven by a true-up of an earn-out liability based on actual financial results.

Non-GAAP Financial Measures

Although we believe that net income or loss, as determined in accordance with GAAP, is the most appropriate earnings measure, we use EBITDA and Adjusted EBITDA as key profitability measures to assess the performance of our business. We believe these measures help illustrate underlying trends in our business and use the measures to establish budgets and operational goals, and communicate internally and externally, in managing our business and evaluating its performance. We also believe these measures help investors compare our operating performance with its results in prior periods in a way that is consistent with how management evaluates such performance.

Each of the profitability measures described below is not recognized under GAAP and does not purport to be an alternative to net income or loss determined in accordance with GAAP as a measure of our performance. Such measures have limitations as analytical tools, and should not be considered in isolation or as substitutes for our results as reported under GAAP. EBITDA and Adjusted EBITDA exclude items that can have a significant effect on our profit or loss and should, therefore, be used only in conjunction with our GAAP profit or loss for the period. Our management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, these measures may not be comparable to other similarly titled measures of other companies.

EBITDA and Adjusted EBITDA

EBITDA is a non-GAAP financial performance measure calculated by adding income taxes, interest, amortization and depreciation back to the company’s net income or net loss. EBITDA eliminates potential differences in performance caused by variations in capital structures (affecting financing expenses), the cost and age of tangible assets (affecting relative depreciation expense) and the extent to which intangible assets are identifiable (affecting relative amortization expense).

Adjusted EBITDA is a non-GAAP profitability measure that represents EBITDA before certain items that are considered to hinder comparison of the performance of our businesses on a period-over-period basis or with other businesses. During the periods presented, we exclude from Adjusted EBITDA certain costs that are required to be expensed in accordance with GAAP, including change in value of contingent consideration, change in fair value of interest rate cap and swap and transaction costs. Our management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors about certain material non-cash items and about unusual items that we do not expect to continue at the same level in the future.

The reconciliation of Net income (loss), the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA for the years ended December 31, 2025, 2024 and 2023 is as follows:

	Year Ended December 31,
	2025	2024	2023
Net income (loss)	$18,583,716	$10,576,697	$4,649,452
Depreciation and amortization	19,106,857	18,329,965	15,255,982
Interest expense, net	22,241,572	23,187,747	22,743,854
EBITDA	59,932,145	52,094,409	42,649,288
Change in value of contingent consideration	216,077	994,013	3,404,833
Change in fair value of interest rate cap and swap	863,156	379,923	1,171,223
Transaction costs[1]	638,971	1,028,026	255,126
Adjusted EBITDA	61,650,349	54,496,371	47,480,470
Net income (loss) margin[2]	13.9%	8.2%	4.0%
Adjusted EBITDA margin[2]	46.2%	42.4%	41.2%

[1]	Transaction costs include acquisition costs as well as other transaction-based expenses.
[2]	Net income (loss) margin represents Net income (loss) divided by Total revenue, and Adjusted EBITDA margin represents Adjusted EBITDA divided by Total revenue.

Liquidity and Capital Resources

Our primary sources of liquidity are cash generated from operations and borrowings under our senior secured credit facilities. Our capital resources are managed to fund operations, support organic growth initiatives and execute strategic acquisitions.

Our revenue is highly predictable, with a significant portion derived from a diversified portfolio of long-term contracts with U.S. government agencies and other key partners. Key contracts include multi-year agreements with customers like the U.S. Army, U.S. Forest Service and the U.S. Navy. We have an exceptional recompete rate of 92% since 2009, and our average customer tenure exceeds 14 years.

Contractual Obligations and Commitments

Our principal commitments consist of obligations for outstanding leases and debt. The following table summarizes our contractual obligations as of December 31, 2025:

	Payments due by period
	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Lease obligations	4,846,004	2,790,343	880,231	246,580	928,848
Debt obligations	264,973,250	22,500,000	242,473,250	-	-
Contingent consideration	4,716,077	4,716,077	-	-	-
Total	274,535,329	30,006,420	243,353,481	246,580	928,848

Capital Expenditures

Our capital expenditures are categorized as either maintenance or growth.

●	Maintenance Capex: Averages approximately $4-$8 million annually, primarily for scheduled aircraft maintenance and engine overhauls.

●	Growth Capex: Driven by new contract awards that require the acquisition and modification of aircraft. We have a proven history of making disciplined investments that generate strong returns, with a target Return on Capital Employed (ROCE) of over 20%.

Historical Cash Flows

Our consolidated cash flows from operating, investing and financing activities for the years ended December 31, 2025, 2024 and 2023 were as follows:

	Year Ended December 31,
	2025	2024	2023
Net cash provided by operating activities	$16,421,127	$44,784,996	$17,402,693
Net cash used in investing activities	(67,059,298)	(7,834,703)	(52,643,849)
Net cash (used in) provided by financing activities	50,556,317	(40,950,077)	35,749,763
Net change in cash and cash equivalents	(81,854)	(3,999,784)	508,607

Operating Activities

Net cash provided by operating activities was $16.4 million for the year ended December 31, 2025, compared to $44.8 million for the year ended December 31, 2024, which represents a decrease of $28.4 million. Cash flows from operating activities decreased mainly because of the unwinding of deferred revenue following the completion of multi-year modification work on two Gulfstream GV aircraft, and a temporary increase in working capital primarily driven by the start of new programs.

Net cash provided by operating activities was $44.8 million for the year ended December 31, 2024, compared to $17.4 million for the year ended December 31, 2023, which represents an increase of $27.4 million. Cash flows from operating activities increased due to the scope increase in the AGC HR3D program, along with the higher contribution from aerial fire-fighting programs.

Investing Activities

Net cash used in investing activities was $67.1 million for the year ended December 31, 2025, compared to $7.8 million for the year ended December 31, 2024, which represents an increase of $59.2 million. This increase was mainly driven by the purchase of additional aircraft to support new programs.

Net cash used in investing activities was $7.8 million for the year ended December 31, 2024, compared to $52.6 million for the year ended December 31, 2023, which represents a decrease of $44.8 million. Cash flows from investing activities declined because the large aircraft purchases for newly awarded contracts that drove higher outflows in 2023 were completed in that year, and no aircraft acquisitions occurred in 2024.

Financing Activities

Net cash provided by financing activities was $50.6 million for the year ended December 31, 2025, compared to $41.0 million used for the year ended December 31, 2024. The significant increase in cash flow provided by financing activities was driven by additional borrowing required for the acquisition of new aircraft, fleet upgrades and additional capital expenditures invested in newly awarded contracts.

Net cash used in financing activities was $41.0 million for the year ended December 31, 2024, compared to $35.7 million provided for the year ended December 31, 2023. The increase in cash used in financing activities reflects the Company’s significant reduction of debt as a result of strong operating cash generation and proceeds from the sale of aircraft coming off contract.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS

The following is a summary of the material U.S. federal income tax consequences to holders of AIR common stock with respect to (i) the Transactions and (ii) the post-Transactions ownership and disposition of AIR common stock. This summary applies only to holders of AIR common stock that hold such stock as capital assets for U.S. federal income tax purposes (generally, property held for investment). This summary is general in nature and does not constitute tax advice. This summary does not discuss all aspects of U.S. federal income taxation that might be relevant to a particular holder of AIR common stock in light of such holder’s individual circumstances or status, nor does it address tax consequences applicable to holders of AIR common stock subject to special rules, such as:

●	dealers in securities or foreign currency;

●	broker-dealers;

●	traders in securities that elect to use a mark-to-market method of accounting;

●	tax-exempt organizations;

●	financial institutions, banks or trusts;

●	mutual funds;

●	life insurance companies, real estate investment trusts and regulated investment companies;

●	holders that actually or constructively own 10% or more of AIR’s Common Stock;

●	holders that hold AIR common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment;

●	holders that have a functional currency other than the U.S. dollar;

●	holders that received AIR common stock through the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation;

●	U.S. expatriates;

●	controlled foreign corporations;

●	persons subject to special tax accounting rules as a result of any item of gross income with respect to AIR common stock being taken into account in an “applicable financial statement” (as defined in the Code);

●	passive foreign investment companies; or

●	pass-through entities or investors in pass-through entities.

This summary is based on the Code, applicable U.S. Department of Treasury (the “Treasury”) regulations thereunder, and judicial and administrative interpretations thereof, all as in effect as of the date of this proxy statement, and all of which may change, possibly with retroactive effect. Any such change could affect the conclusions discussed below. Consummation of the Transactions is not conditioned on the receipt of any tax opinion with respect to the tax treatment of holders of AIR common stock. Furthermore, no assurance can be given that the IRS will agree with this discussion or that, if the IRS were to take a contrary position, such position ultimately would not be sustained by the courts.

This summary does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.

ALL HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE TRANSACTIONS AND OTHER EVENTS DESCRIBED BELOW, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Holders

For purposes of this summary, a “U.S. Holder” means a beneficial owner of AIR common stock that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state therein or the District of Columbia;

●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust (i) that is subject to the primary supervision of a court within the United States and all substantial decisions of which are controlled by one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

If a partnership (or any entity or arrangement characterized as a partnership for U.S. federal income tax purposes) holds AIR common stock, the tax treatment of such partnership and any person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold AIR common stock and persons that are treated as partners of such partnerships should consult their own tax advisors about the particular U.S. federal income tax consequences to them of the Transactions and the post-Transactions ownership and disposition of AIR common stock.

Redemption Rights

Receipt of Redemption Rights. There is substantial uncertainty about the U.S. federal income tax treatment of the Redemption Rights. Specifically, there is no authority addressing whether the Redemption Rights should be treated as a distribution of property with respect to AIR common stock or an “open transaction”. Such determination is factual in nature. Based on the specific characteristics of the Redemption Rights, and unless otherwise required by a change in law after the date of the redemption rights agreement, we intend to take the position that a U.S. Holder’s receipt of the Redemption Rights constitutes an “open transaction” for U.S. federal income tax purposes. If our reporting position is correct, a U.S. Holder generally will not recognize income in respect of the Redemption Rights on the date of issuance and will not take tax basis in the Redemption Rights. However, the IRS could assert that the issuance of the Redemption Rights should be treated as a “closed transaction” (e.g., as the payment of a dividend or of a fee) for U.S. federal income tax purposes. U.S. Holders should consult their tax advisors about the U.S. federal income tax treatment of the Redemption Rights.

Exercise of Redemption Rights. The redemption of a U.S. Holder’s AIR common stock that is effected by such U.S. Holder’s exercise of the Redemption Rights pursuant to the terms of the redemption rights agreement generally will be treated as a sale of such U.S. Holder’s AIR common stock. As a result, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received by such U.S. Holder and such U.S. Holder’s tax basis in the AIR common stock redeemed. Gain or loss will be capital gain or loss and will be long-term capital gain or loss if the redeemed AIR common stock was held more than one year.

It is possible that the redemption of a U.S. Holder’s AIR common stock that is effected by such U.S. Holder’s exercise of the Redemption Rights pursuant to the terms of the redemption rights agreement will be treated as a distribution by AIR to such U.S. Holder. The full amount of cash received by the U.S. Holder for redeemed AIR common stock (without any offset for such U.S. Holder’s tax basis in the stock) will be treated as a dividend to the extent of AIR’s current and accumulated earnings and profits allocable to the distribution. A U.S. Holder’s tax basis in redeemed AIR common stock will be added to the tax basis of such U.S. Holder’s remaining AIR common stock. For non-corporate U.S. Holders, such dividends may be “qualified dividend income” that is taxed at the lower applicable capital gains rate if certain conditions, including holding period requirements, are satisfied. Any period during which a U.S. Holder owns AIR common stock and Redemption Rights will be excluded from the U.S. Holder’s holding period for purposes of determining whether a dividend is “qualified dividend income”.

To the extent cash received by a U.S. Holder exceeds such U.S. Holder’s allocable share of AIR’s current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital that reduces such U.S. Holder’s adjusted basis in their AIR common stock. Any amounts in excess of such U.S. Holder’s adjusted basis will be treated as capital gain. AIR will notify U.S. Holders publicly if a redemption is expected to be treated as a distribution.

U.S. Holders should consult their own tax advisors about the tax treatment of exercising their Redemption Rights.

The Merger

U.S. Holders will retain their AIR common stock in the merger. Accordingly, U.S. Holders will not recognize gain or loss for U.S. federal income tax purposes as a result of the merger, and a U.S. Holder’s holding period in their AIR common stock will remain unchanged.

The Tender Offer

The U.S. federal income tax consequences of the tender offer to U.S. Holders generally are the same as the U.S. federal income tax consequences of a U.S. Holder’s exercise of their Redemption Rights as described above in the section entitled “—U.S. Holders—Redemption Rights—Exercise of Redemption Rights”.

Non-U.S. Holders

For purposes of this summary, a “non-U.S. Holder” means a beneficial owner of AIR common stock that is, for U.S. federal income tax purposes, neither a U.S. Holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.

Redemption Rights

Receipt of Redemption Rights. As discussed above in the section entitled “—U.S. Holders—Redemption Rights—Receipt of Redemption Rights”, we intend to take the position that a non-U.S. Holder’s receipt of the Redemption Rights constitutes an “open transaction” for U.S. federal income tax purposes. If our reporting position is correct, a non-U.S. Holder generally will not recognize income in respect of the Redemption Rights on the date of issuance and will not take tax basis in the Redemption Rights. However, the IRS could assert that the issuance of the Redemption Rights should be treated as a “closed transaction” (e.g., as the payment of a dividend or of a fee) for U.S. federal income tax purposes. Non-U.S. Holders should consult their tax advisors about the U.S. federal income tax treatment of the Redemption Rights.

Exercise of Redemption Rights. As discussed above in the section entitled “—U.S. Holders—Redemption Rights—Exercise of Redemption Rights”, the redemption of a non-U.S. Holder’s AIR common stock that is effected by such non-U.S. Holder’s exercise of the Redemption Rights pursuant to the terms of the redemption rights agreement generally will be treated as a sale of such non-U.S. Holder’s AIR common stock. As a result, a non-U.S. Holder generally will not be subject to U.S. federal income taxation as a result of the redemption unless:

(a)	such gain is effectively connected with the conduct by such non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by such non-U.S. Holder);

(b)	in the case of gain realized by a non-U.S. Holder who is an individual, such non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the redemption and certain other conditions are met; or

(c)	AIR common stock constitutes “United States real property holding interests” by reason of AIR’s status as a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time within the shorter of (i) the five-year period preceding the redemption of such non-U.S. Holder’s AIR common stock and (ii) such non-U.S. Holder’s holding period for their AIR common stock.

A non-U.S. Holder whose gain is described in clause (a) above generally will be subject to U.S. federal income tax on such gain in the same manner as a U.S. Holder as described above in the section entitled “—U.S. Holders—Redemption Rights—Exercise of Redemption Rights”. In addition, a non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax at a 30% rate, or lower rate specified in an applicable income tax treaty.

A non-U.S. Holder whose gain is described in clause (b) above generally will be subject to U.S. federal income tax on such gain at a rate of 30%, or a lower rate specified in an applicable income tax treaty. Such gain may be offset by certain U.S.-source capital losses, even though such non-U.S. Holder is not considered a resident of the United States.

With respect to clause (c) above, we believe that we are not currently a USRPHC. The determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our non-U.S. real property interests. If we were or are a USRPHC, non-U.S. Holders generally will be subject to U.S. federal income tax in the same manner as U.S. Holders.

If the redemption is treated as a dividend, the treatment of a non-U.S. Holder’s receipt of cash will be determined in the manner described above in the section entitled “—U.S. Holders—Redemption Rights—Exercise of Redemption Rights”. To the extent amounts received by a non-U.S. Holder are treated as dividends, such dividends generally will be subject to U.S. federal withholding tax at a rate of 30%, or a lower rate specified in an applicable income tax treaty. Non-U.S. Holders should consult their tax advisors about their entitlement to, and the procedure for obtaining, benefits under an applicable income tax treaty.

The Merger

Non-U.S. Holders will retain their AIR common stock in the merger. Accordingly, non-U.S. Holders will not recognize gain or loss for U.S. federal income tax purposes as a result of the merger, and a non-U.S. Holder’s holding period in their AIR common stock will remain unchanged.

The Tender Offer

The U.S. federal income tax consequences of the tender offer generally are the same as the U.S. federal income tax consequences of a U.S. Holder’s exercise of their Redemption Rights as described above in the section entitled “—Non-U.S. Holders—Redemption Rights—Exercise of Redemption Rights—Distribution vs. Sale Treatment”.

Information Reporting and Backup Withholding

The issuance of the Redemption Rights and payments made to redeem AIR common stock pursuant to the exercise of the Redemption Rights may be subject to information reporting and backup withholding at a rate of 24% if a Holder (i) fails to provide a valid taxpayer identification number and does not comply with certain certification procedures or (ii) does not otherwise establish an exemption. Backup withholding is not an additional tax. Rather, any amounts withheld may be credited against a Holder’s U.S. federal income tax liability. If backup withholding results in an overpayment of taxes, a Holder may obtain a refund if they timely furnish required information to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding of 30% on “withholdable payments” in respect of stock of U.S. corporations that is held by or through certain foreign financial institutions (including investment funds) unless various U.S. information reporting and due diligence requirements have been satisfied or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements.

For purposes of FATCA, withholdable payments generally include U.S.-source payments otherwise subject to nonresident withholding tax (e.g., U.S.-source dividends) and gross proceeds from the sale or other disposition of stock of a U.S. corporation. Proposed regulations would eliminate withholding on gross proceeds from the sale or dispositions of stock. Taxpayers may rely on the proposed regulations until final regulations are issued or such proposed regulations are rescinded. Accordingly, the entity through which shares of AIR common stock are held will affect the determination of whether such withholding is required. Similarly, “withholdable payments” (e.g., dividends) in respect of AIR common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that it does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners” that will be provided to the Treasury. If FATCA withholding is imposed, a beneficial owner of AIR common stock that is not a foreign financial institution generally may obtain a refund of any amounts withheld by filing a U.S. federal income tax return. U.S. Holders and non-U.S. Holders should consult their tax advisors regarding the possible implications of FATCA to their investment in AIR common stock.

NO DISSENTER’S RIGHTS

Pursuant to the NRS, there are no rights of dissent available to the stockholders of AIR in connection with the Transactions.

CERTAIN BENEFICIAL OWNERS OF AIR COMMON STOCK

The following table sets forth, as of April 27, 2026, certain information with respect to the shares of AIR common stock beneficially owned by (i) stockholders known to us to own more than 5% of the outstanding shares of AIR common stock, (ii) each of our directors and Named Executive Officers and (iii) all of our executive officers and directors as a group. Unless otherwise noted below, the address of each beneficial owner listed in the table below is Air Industries Group, 1460 Fifth Avenue, Bay Shore, New York 11706.

Directors and Executive Officers:	Number of Shares Beneficially Owned		Percent
Michael N. Taglich	697,134	(1)	13.71%
Robert F. Taglich	494,923	(2)	9.80%
Peter D. Rettaliata	87,451	(3)	1.78%
David Buonanno	43,222	(4)	*
Michael Brand	46,670	(5)	*
Michael Porcelain	162,802	(6)	3.30%
Scott Glassman, Acting Chief Executive Officer and President	50,221	(7)	1.03%
All Directors and Executive Officers as a group (7 persons owning shares)	1,582,423	(8)	28.48%
Brian Drisgula, Vice President of Finance	-		*

Beneficial Ownership of More than 5% of Shares:
Charles L. Frischer	444,998	(9)	9.19%
Star Equity Fund and Jeffery E. Eberwein	285,000	(10)	5.88%

*	Less than 1%

(1)	Includes shares owned by Mr. Taglich, 203,012 shares he may acquire upon conversion of convertible notes, but excluding shares for accrued interest thereon, 12,159 shares that he may acquire upon exercising RSUs and 26,120 shares he may acquire upon exercise of options.

(2)	Includes shares owned by Mr. Taglich, 168,907 shares he may acquire upon conversion of convertible notes, but excluding shares for accrued interest thereon, 12,159 shares he may acquire upon exercising RSUs and 26,120 shares he may acquire upon exercise of options.

(3)	Includes 12,159 shares he may acquire upon converting RSUs and 48,140 shares he may acquire upon exercise of options.

(4)	Includes 12,159 shares he may acquire upon converting RSUs and 26,260 shares he may acquire upon exercise of options.

(5)	Includes 12,159 shares he may acquire upon converting RSUs and 28,260 shares he may acquire upon exercise of options.

(6)	Includes 60,791 shares he may acquire upon converting RSUs and 26,260 shares he may acquire upon exercise of options.

(7)	Includes 24,139 shares he may acquire upon converting RSUs and 14,100 shares he may acquire upon exercise of options.

(8)	Includes 371,919 shares that may be acquired upon conversion of convertible notes, 145,725 that may be acquired upon conversion of RSUs and 195,260 shares that may be acquired upon exercise of options.

(9)	The share information set forth below is based on the Schedule 13D filed with the SEC and the Company on April 27, 2026 reflecting ownership as of that date. The beneficial ownership percentage set forth below is based upon 4,842,883 shares outstanding as of April 27, 2026.

	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Total	Percent
Charles L. Frischer	444,998	—	444,998	—	444,998	9.19%

The address for Charles L. Frischer is 3156 East Laurelhurst Drive, NE, Seattle, WA 98105.

(10)	The share information set forth below is based on the Schedule 13D filed with the SEC and the Company on January 21, 2026 reflecting ownership as of that date. The beneficial ownership percentage set forth below is based upon 4,842,883 shares outstanding as of April 27, 2026.

	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Total	Percent
Star Equity Holdings, Inc	—	85,000	—	—	85,000	1.76%
Star Operating Companies, Inc.	-	85,000	-	85,000	85,000	1.76%
Star Equity Fund, LP	-	85,000	-	85,000	85,000	1.76%
Star Equity Fund, GP, LLC	-	85,000	-	85,000	85,000	1.76%
Star Investment Management, LLC	-	85,000	-	85,000	85,000	1.76%
Star Value Investments, LLC	-	85,000	-	85,000	85,000	1.76%
Jeffrey E. Eberwein	200,000	85,000	200,000	85,000	285,000	5.88%

The address for Star Equity, Star Operating Companies, Star Equity Fund, Star Equity GP, Star Investment Management, Star Value Investments and Mr. Jeffrey E. Eberwein is 53 Forest Avenue, Suite 101, Old Greenwich, Connecticut 06870.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS WITH MULTIPLE STOCKHOLDERS

If you have consented to the delivery of only one set of proxy materials, as applicable, to multiple AIR stockholders who share your address, then only one set of proxy materials, as applicable, will be delivered to your household unless we have received contrary instructions from one or more of the stockholders sharing your address. We will deliver promptly, upon oral or written request, a separate copy of the set of proxy materials, as applicable, to any stockholder at your address. If, now or in the future, you wish to receive a separate copy of the set of proxy materials, as applicable, you may call us at (631) 968-5000 (please ask for Investor Relations) or write to us at 1460 Fifth Avenue, Bay Shore, NY 11706, Attn: Investor Relations. Stockholders sharing an address who now receive multiple copies of the set of proxy materials, as applicable, may request delivery of a single copy by calling us at the above number or writing to us at the above address.

LEGAL MATTERS

Ellenoff Grossman & Schole LLP has acted as our counsel. Cravath, Swaine & Moore LLP has acted as counsel for Tenax.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of AIR and its subsidiaries as of December 31, 2025 and 2024, and for each of the two years in the period ended December 31, 2025, incorporated by reference in this proxy statement and the effectiveness of internal control over financial reporting as of December 31, 2025, have been audited by CBIZ CPAs P.C., an independent registered public accounting firm, as stated in AIR’s reports incorporated by reference herein.

The consolidated financial statements of Tenax and its subsidiaries as of December 31, 2025 and 2024, and for each of the years in the three-year period ended December 31, 2025, have been audited by KPMG LLP, independent auditors, as stated in their report appearing herein.

WHERE YOU CAN FIND MORE INFORMATION

AIR files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents AIR files at the SEC public reference room located at 100 F Street, N.E., Room 1503, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings of AIR are also available to the public at the SEC website at www.sec.gov. In addition, you may obtain free copies of the documents AIR files with the SEC by going to AIR’s Internet website at www.investors.airindustriesgroup.com under the “Financials” heading and then under the “SEC Filings” link. The Internet website address of AIR is provided as an inactive textual reference only. The information provided on the Internet website of AIR, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement and, therefore, is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference into this proxy statement, regarding the contents of any contract or other document are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows AIR to “incorporate by reference” into this proxy statement documents AIR files with the SEC. This means that AIR can disclose important information to you by referring you to those documents. This document incorporates by reference documents that AIR has previously filed with the SEC and documents that AIR may file with the SEC after the date of this document and prior to the date of the AIR stockholders meeting. These documents contain important information about AIR and its financial condition. The information incorporated by reference into this proxy statement is considered to be a part of this proxy statement, and later information that AIR files with the SEC may update and supersede that information. AIR incorporates by reference the documents listed below and any documents subsequently filed by it pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the date of the AIR stockholders meeting:

●	Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 27, 2026; and

●	Current Reports on Form 8-K filed with the SEC on February 17, 2026, February 17, 2026, February 27, 2026, March 16, 2026, and March 20, 2026 (other than as indicated therein).

Any person may request copies of this proxy statement and any of the documents incorporated by reference into this proxy statement or other information concerning AIR, without charge, by written or telephonic request directed to AIR at 1460 Fifth Avenue, Bay Shore, NY 11706, Attn: Investor Relations, Telephone: (631) 968-5000; or Advantage Proxy, AIR’s proxy solicitor, by calling toll-free at (877) 870-8565 or, for banks, brokerage firms and other nominees, collect at (206) 870-8565; or from the SEC through the SEC website at the address provided above.

Notwithstanding the foregoing, information furnished by AIR on any Current Report on Form 8-K, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act will not be deemed to be incorporated by reference into this proxy statement.

Tenax does not currently file reports with the SEC.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES OF AIR COMMON STOCK AT THE AIR STOCKHOLDERS MEETING. AIR HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [●], 2026. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

By Order of the Board of Directors

Scott Glassman
Acting Chief Executive Officer and President

[●], 2026

Tenax Aerospace Acquisition, LLC

Consolidated Financial Statements

December 31, 2025, 2024 and 2023

(With Independent Auditors’ Report Thereon)

Tenax Aerospace Acquisition, LLC

KPMG LLP
Suite 1700
100 North Tampa Street Tampa, FL 33602-5145

Independent Auditors’ Report

The Board of Directors

Tenax Aerospace Acquisition, LLC:

Opinion

We have audited the consolidated financial statements of Tenax Aerospace Acquisition, LLC and its subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2025 and 2024, and the related consolidated statements of income, equity, and cash flows for each of the years in the three-year period ended December 31, 2025, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2025 in accordance with U.S. generally accepted accounting principles.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the consolidated financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

  KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG
International Limited, a private English company limited by guarantee.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ KPMG LLP

Tampa, Florida

April 15, 2026

TENAX AEROSPACE ACQUISITION, LLC

Consolidated Balance Sheets

December 31, 2025 and 2024

	2025	2024
Assets
Current Assets:
Cash and cash equivalents	$1,512,907	$1,594,761
Accounts receivable	24,339,179	13,037,728
Prepaid expenses and other assets	7,696,387	5,124,990
Net investment in leases	-	5,135,605
Total current assets	33,548,473	24,893,084
Property and equipment, net of accumulated depreciation and amortization	194,631,848	117,103,176
Customer relationship intangibles, net of accumulated amortization	42,272,677	47,987,287
Goodwill	33,202,473	33,202,473
Noncurrent net investment in leases	-	16,001,115
Operating lease right-of-use assets	4,239,427	6,947,902
Other noncurrent assets	8,967,102	11,487,924
Total assets	$316,862,000	$257,622,961
Liabilities and Equity
Current Liabilities:
Current maturities of long-term debt	$22,500,000	$14,062,500
Accounts payable and accrued expenses	7,326,106	10,040,157
Operating lease liabilities	2,687,734	4,060,831
Deferred revenue	1,736,529	7,511,864
Contingent consideration – current	4,716,077	3,853,013
Total current liabilities	38,966,446	39,528,365
Long-Term Liabilities:
Long-term debt, net of deferred financing costs and unamortized discount	239,764,660	189,760,970
Line of credit	6,650,000	788,098
Contingent consideration – long-term	-	4,500,000
Operating lease liabilities – long-term	1,647,743	2,891,011
Other long-term liabilities	712,049	-
Total long-term liabilities	248,774,452	197,940,079
Total liabilities	287,740,898	237,468,444
Equity:
Members’ equity	31,433,602	22,467,017
Less notes receivable for purchase of membership interest	(2,312,500)	(2,312,500)
Total equity	29,121,102	20,154,517
Total liabilities and equity	$316,862,000	$257,622,961

See accompanying notes to consolidated financial statements.

TENAX AEROSPACE ACQUISITION, LLC

Consolidated Statements of Income

Years Ended December 31, 2025, 2024 and 2023

	2025	2024	2023
Revenues:
Service and product income	$69,898,782	$67,293,501	$58,986,101
Aircraft rental income	53,056,896	52,329,722	49,004,311
Aircraft flight hour income	8,042,442	6,728,915	5,128,724
Other income	2,445,333	2,261,912	2,018,588
Total revenues	133,443,453	128,614,050	115,137,724
Cost of revenues:
Direct costs	33,064,475	38,629,429	36,356,940
Maintenance	7,785,360	7,512,702	6,541,903
Aircraft rental expense	3,526,514	3,430,121	3,335,431
Depreciation	12,892,222	11,452,147	7,241,337
Subscriptions	3,180,822	3,229,003	2,202,750
Insurance	1,568,673	1,686,294	1,514,232
Total cost of revenues	62,018,066	65,939,696	57,192,593
Gross profit	71,425,387	62,674,354	57,945,131
Other costs and expenses:
General and administrative	21,467,253	18,545,660	16,215,766
Depreciation and amortization	6,214,635	6,877,818	8,014,645
Acquisition costs	30,750	104,300	255,126
Change in value of contingent consideration	216,077	994,013	3,404,833
Other	1,349,148	1,189,648	1,798,377
Total other costs and expenses	29,277,863	27,711,439	29,688,747
Operating income	42,147,524	34,962,915	28,256,384
Other income (expense):
Interest expense	(22,389,927)	(23,498,854)	(23,069,097)
Interest income	148,355	311,107	325,243
Other, net	(1,322,236)	(1,198,471)	(863,078)
Total other expense	(23,563,808)	(24,386,218)	(23,606,932)
Net income	$18,583,716	$10,576,697	$4,649,452

See accompanying notes to consolidated financial statements.

TENAX AEROSPACE ACQUISITION, LLC

Consolidated Statements of Equity

Years Ended December 31, 2025, 2024 and 2023

	Member’s equity	Notes receivable from members	Total
Balance, December 31, 2022	$14,197,303	$(1,187,500)	$13,009,803
Net income	4,649,452	-	4,649,452
Distributions	(199,027)	-	(199,027)
Issuance of membership interests	1,000,000	(1,000,000)	-
Balance, December 31, 2023	19,647,728	(2,187,500)	17,460,228
Net income	10,576,697	-	10,576,697
Distributions	(7,882,408)	-	(7,882,408)
Issuance of membership interests	125,000	(125,000)	-
Balance, December 31, 2024	22,467,017	(2,312,500)	20,154,517
Net income	18,583,716	-	18,583,716
Distributions	(9,617,131)	-	(9,617,131)
Balance, December 31, 2025	$31,433,602	$(2,312,500)	$29,121,102

See accompanying notes to consolidated financial statements.

TENAX AEROSPACE ACQUISITION, LLC

Consolidated Statements of Cash Flows

Years Ended December 31, 2025, 2024 and 2023

	2025	2024	2023
Operating activities:
Net income	$18,583,716	$10,576,697	$4,649,452
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,106,857	18,329,965	15,255,982
Amortization of deferred financing costs and discount	795,644	747,838	649,768
Loss on interest rate cap and interest rate swap, net	863,156	379,923	1,171,223
Gain on sale of aircraft and disposal of other fixed assets, net	(1,917,716)	(1,521,734)	(379,178)
Interest paid in-kind (PIK)	-	769,029	-
PIK interest paid	-	(750,000)	-
Change in value of contingent consideration	216,077	994,013	3,404,833
Payment of contingent consideration liability in excess of acquisition-date fair value	(519,013)	(2,962,833)	-
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(11,301,451)	3,079,384	(4,661,461)
Prepaid expenses and other current assets	(1,171,397)	3,126,816	(5,521,360)
Net investment in leases	(263,282)	1,388,362	902,491
Other noncurrent assets	(286,237)	243,103	(272,872)
Accounts payable and accrued expenses	(2,714,051)	4,176,700	1,639,607
Deferred revenue	(5,063,286)	6,558,473	193,922
Other, net	92,110	(350,740)	370,286
Net cash provided by operating activities	16,421,127	44,784,996	17,402,693
Investing activities:
Purchases of property and equipment	(69,833,604)	(12,912,077)	(44,091,980)
Deposits on purchases of property and equipment, net of refunds	(2,850,539)	(7,124,367)	(8,043,112)
Proceeds from sale of property and equipment	5,624,845	12,607,011	1,255,623
Acquisition, net of cash acquired	-	-	(1,764,380)
Other investing activities	-	(405,270)	-
Net cash used by investing activities	(67,059,298)	(7,834,703)	(52,643,849)
Financing activities:
Proceeds from issuance of long-term debt	267,500,000	187,500,000	39,393,500
Principal payments on long-term debt	(208,951,096)	(206,327,605)	(13,521,972)
Proceeds from line of credit	86,273,483	49,398,327	27,828,463
Principal payments on line of credit	(80,411,581)	(59,938,692)	(17,500,000)
Debt issuance costs paid	(903,358)	(1,316,699)	(251,201)
Member distributions	(9,617,131)	(7,882,408)	(199,027)
Payment of contingent consideration liability up to acquisition-date fair value	(3,334,000)	(2,383,000)	-
Net cash (used in) provided by financing activities	50,556,317	(40,950,077)	35,749,763
(Decrease) increase in cash and cash equivalents	(81,854)	(3,999,784)	508,607
Cash and cash equivalents at beginning of year	1,594,761	5,594,545	5,085,938
Cash and cash equivalents at end of year	$1,512,907	$1,594,761	$5,594,545
Supplemental cash flows information:
Interest paid, including PIK interest paid of $0, $750,000, and $0 in 2025, 2024 and 2023, respectively	$21,583,684	$22,887,675	$23,062,443
Transfer from property and equipment to (from) net investment in leases	(21,400,002)	-	11,165,530

See accompanying notes to consolidated financial statements.

TENAX AEROSPACE ACQUISITION, LLC

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

(1)	Nature of Operations, Corporate Structure, and Summary of Significant Accounting Policies

(a)	Nature of Operations and Corporate Structure

Tenax Aerospace Acquisition, LLC (the Company) was formed in 2017 as a limited liability company under the Delaware Limited Liability Company Act to be the holding company of Tenax Aerospace Holdings, LLC (TAH).

The business of the Company is conducted by its wholly owned subsidiary, TAH and its subsidiaries. TAH earns revenues predominantly through providing special mission aircraft and related services to the United States (U.S.) government and commercial customers, including aerial fire suppression, airborne ISR and other special missions. Additionally, the Company generates revenue through selling systems engineering, electronic system design development, integration and modification, mapping and testing, sensor testing, training and live operations and support to the federal government and government contractors in the U.S.

(b)	Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Tenax Holdco, LLC (Holdco). Tenax Intermediate Holdco, LLC (Intermediate Holdco) is wholly owned by Holdco, and TAH is a wholly owned subsidiary of Intermediate Holdco.

TAH’s wholly owned subsidiaries include Tenax Aerospace, LLC (Tenax Aerospace), Tenax Air Services, LLC, Tenax TM, LLC, and Tenax Pilot Services, LLC. On December 22, 2022, TAH, through a newly formed wholly owned subsidiary, DST Acquisition, LLC, acquired DS Technologies, LLC; Falcon Air Service, LLC; N72FE, LLC; N807EV, LLC and JIRO84, LLC (collectively DST).

All significant intercompany accounts and transactions have been eliminated in consolidation.

These consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP).

(c)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(d)	Accounts Receivable

Accounts receivable are stated at the amount the Company expects to collect from outstanding balances. The Company provides an allowance for credit losses, which is based upon a review of outstanding receivables, historical collection information, current market conditions and reasonable and supportable forecasts of future economic conditions. No allowance for credit losses was deemed necessary as of December 31, 2025 and 2024.

TENAX AEROSPACE ACQUISITION, LLC

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

(1)	Nature of Operations, Corporate Structure, and Summary of Significant Accounting Policies (Continued)

(e)	Property and Equipment

Property and equipment acquisitions are recorded at cost and are depreciated on a straight—line basis over the estimated useful life of each asset, which ranges from 1 to 15 years, with estimated salvage values primarily ranging from 0% to 20%. Special mission—related modifications to aircraft are depreciated over the useful life of the aircraft when such modifications provide utility beyond the specific lease arrangement. If the mission—specific modifications provide no long—term value, such custom modifications are depreciated over the expected lease term.

Property and equipment are summarized as follows at December 31, 2025 and 2024:

	2025	2024
Aircraft	$218,790,984	$144,530,350
Machinery and equipment	22,396,778	9,733,053
Furniture and fixtures	955,119	835,030
Leasehold improvements	3,677,973	3,579,193
Total	245,820,854	158,677,626
Less accumulated depreciation	(51,189,006)	(41,574,450)
Total property and equipment	$194,631,848	$117,103,176

(f)	Deferred Financing Costs

In connection with the issuance of debt during 2025 and 2024, the Company incurred financing costs totaling approximately $903,000 and $1,317,000, respectively. These costs have been deferred and are being amortized over the term of the related debt. Amortization expense is included in interest expense in the accompanying consolidated statements of income and approximated $739,000, $622,000 and $556,000 for the years ended December 31, 2025, 2024 and 2023, respectively. The remaining unamortized deferred financing cost is shown net of long-term debt in the accompanying consolidated balance sheets. See Note 4 for additional information about long-term debt.

(g)	Long-Lived Asset Impairment

The Company evaluates the recoverability of the carrying value of long-lived assets, such as property and equipment and purchased intangible assets subject to amortization, whenever events or circumstances indicate the carrying amount may not be recoverable. If a long lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset is less than the carrying amount of the asset, the asset cost is adjusted to fair value, and an impairment loss is recognized as the amount by which the carrying amount of a long lived asset exceeds its fair value.

No asset impairment was recognized during the years ended December 31, 2025, 2024 and 2023.

(Continued)

TENAX AEROSPACE ACQUISITION, LLC

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

(1)	Nature of Operations, Corporate Structure, and Summary of Significant Accounting Policies (Continued)

(h)	Investment

The Company held a total interest of 5.922% in Overwatch Imaging, LLC (Overwatch) at December 31, 2025 and 2024 and accounts for this investment using the modified cost method. The Company did not buy or sell any shares in 2025 or 2024. The amount recorded as the investment in Overwatch at December 31, 2025 and 2024 was $1,357,048 and was included in other noncurrent assets on the consolidated balance sheets.

(i)	Goodwill and Other Intangible Assets

Goodwill represents the excess purchase price over the estimated fair value of net assets acquired in a business combination. Goodwill is tested annually for impairment or more frequently if impairment indicators are present. When impairment indicators are identified, the Company compares the reporting unit’s fair value to its carrying amount, including goodwill. An impairment loss is recognized as the difference, if any, between the reporting unit’s carrying amount and its fair value, to the extent the difference does not exceed the total amount of goodwill allocated to the reporting unit.

Intangible assets with estimable or determinable useful lives are amortized over their respective estimated useful lives in a manner that approximates the economic benefits consumed and are periodically reviewed for impairment.

(j)	Income Taxes

The Company’s income will be taxed as a partnership for both federal and state income tax purposes. Taxable income or loss is therefore reported to the individual members for inclusion in their respective tax returns, and no provision for federal and state income taxes is included in these consolidated financial statements.

(k)	Revenue Recognition

Service and product income is recognized in accordance with ASC Topic 606, Revenue from Contracts with Customers, when the Company satisfies its performance obligations under the terms of its contracts and control of goods or services is transferred to customers in an amount that reflects the consideration the Company expects to receive. This process includes identifying the contract with a customer, identifying distinct performance obligations, determining the transaction price, allocating the transaction price to performance obligations based on relative standalone selling prices, and recognizing revenue as the performance obligations are satisfied.

Service and product income is primarily generated from government contracts. The Company’s subsidiary, DST, provides specially modified aircraft for aerial sensor testing, training, and live operations, as well as unmanned aircraft systems, maritime services, logistical support and aircraft modification services. Because DST retains a substantive right of substitution, these arrangements do not constitute leases under ASC Topic 842. Revenue from these contracts is generally recognized over time as services are performed. For performance obligations satisfied over time, revenue is recognized using methods that best depict the transfer of control to the customer, including the right-to-invoice method, straight-line recognition, or the percentage-of-completion cost-to-cost method.

(Continued)

TENAX AEROSPACE ACQUISITION, LLC

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

(1)	Nature of Operations, Corporate Structure, and Summary of Significant Accounting Policies (Continued)

(k)	Revenue Recognition (Continued)

The Company has elected the practical expedient to not separate lease and non-lease components for certain operating leases that meet the criteria under ASC Topic 842. Services associated with these arrangements, including operations performed outside the continental United States, are generally provided under fixed-price contracts. Revenue from fixed-price service contracts is recognized over the contractual service period based on the related performance obligations. For sales-type leases, lease components are accounted for under ASC Topic 842, while non-lease components, including modification, operations, and maintenance services, are accounted for under ASC Topic 606.

Aircraft rental income is derived from operating leases of aircraft. The Company recognizes aircraft rental income on a straight-line basis over the non-cancelable term of the lease in accordance with Financial Accounting Standards Codification (“ASC”) Topic 842, Leases.

Aircraft flight hour income represents variable consideration under aircraft lease arrangements and is recognized as flight hours are flown at the contractual hourly rates specified in the related lease agreements.

Other income consists of miscellaneous revenue items that are recognized when earned and realizable, including cost-reimbursable items such as travel and other direct costs that are billed to customers.

Contract costs include direct material and labor costs and indirect costs related to contract performance. Selling, general, and administrative costs are expensed as incurred. Provisions for estimated losses on uncompleted contracts are recognized in the period such losses are identified. Revisions to cost estimates and profitability are recognized in the period in which changes are determined.

Many of the Company’s contracts are for one-year terms with annual renewal options. Accordingly, for those contracts, contract-related assets and liabilities are classified as current. Due to the inherent uncertainty in estimating costs and revenues, it is reasonably possible that estimates used in revenue recognition may change in the near term.

(l)	Fair Value Measurements

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•	Level 2 Inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•	Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

(Continued)

TENAX AEROSPACE ACQUISITION, LLC

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

(1)	Nature of Operations, Corporate Structure, and Summary of Significant Accounting Policies (Continued)

(m)	Leases-Lessor Arrangements

The Company, as part of its business, enters into lease arrangements with its customers that grant the customer the right to use one or more specific modified aircraft. The arrangements range from a dry lease that is limited to the lease of the aircraft with certain other services provided (e.g., maintenance services) to a wet lease where the Company not only supplies the aircraft but also supplies the crew and provides certain other services (e.g., maintenance and certain mission specific services). The Company determines if an arrangement with its customer is or contains a lease at the lease inception date by evaluating whether the arrangement conveys the right to use an identified asset and whether the customer obtains substantially all of the economic benefits from and has the ability to direct the use of the asset.

If it is determined that the contract is or contains a lease, the Company then assesses lease classification considering the lease term and assumptions that exist at the lease commencement date. Depending on this assessment, the Company will account for its lease agreements as either operating, direct financing, or sales type leases, with the resulting accounting dependent on the lease classification.

For leases classified as operating leases, the underlying aircraft remains on the Company’s consolidated balance sheets and continues to be depreciated in accordance with the Company’s depreciation policies for similar assets. Rental income for operating leases is recognized on a straight- line basis over the lease term. For the leases that are classified as direct financing or sales type leases, the aircraft is derecognized, and a net investment in the leased aircraft is recognized on the Company’s consolidated balance sheet. The net investment consists of a lease receivable and the expected unguaranteed residual value of the leased aircraft, each of which is determined on a discounted basis. The expected unguaranteed residual value of the aircraft is based on the Company’s estimate of the value of the aircraft at the expiration of the lease. Interest income is recognized on the net investment in the lease using the effective interest method to produce a consistent yield over the lease term.

The Company’s lease agreements with its customers include fixed lease payments and, in certain scenarios, variable lease payments based on the number of flight hours. In addition to the lease payments, certain of the Company’s contracts include non-lease components which come in various forms, such as maintenance services, flight crew, technicians, and fuel. Topic 842 requires that the consideration in the contract be allocated between lease and non-lease components on a relative standalone selling price basis, unless a provided practical expedient is elected. Specifically, Topic 842 includes a practical expedient that permits a lessor, as an accounting policy election by underlying asset class, to choose not to separate non lease components from lease components when the lease component, if accounted for separately, would be classified as an operating lease and when the timing and pattern of transfer for the lease and non-lease components associated with the lease component are the same. The Company has elected this practical expedient for all of its customer aircraft lease agreements that meet these conditions.

The Company assesses the lease term at the lease commencement date. The lease term is defined as the noncancelable period plus any period subject to a renewal option that is deemed reasonably certain of being exercised or subject to a termination option that is reasonably certain of not being exercised. Certain of the Company’s lease contracts do include renewal options that allow the customer to extend the lease term for an additional period of 6 months to 5 years. The Company typically does not include the renewal options as part of the lease term, as it does not believe that it is reasonably certain that such options will be exercised.

The Company has included additional disclosures about its lessor leasing activity in Note 6.

(Continued)

TENAX AEROSPACE ACQUISITION, LLC

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

(1)	Nature of Operations, Corporate Structure, and Summary of Significant Accounting Policies (Continued)

(n)	Leases-Lessee Arrangements

The Company leases office space, hangar space and an aircraft under operating leases. The aircraft subject to an operating lease agreement is used as part of the Company’s core operations and leased to a certain customer via a sublease. The Company determines if an arrangement is or contains a lease at the lease inception date by evaluating whether the arrangement conveys the right to use an identified asset and whether the Company obtains substantially all of the economic benefits from and has the ability to direct the use of the asset.

Topic 842 defines a short-term lease as a lease with a lease term of twelve months or less and that does not include a purchase option that is reasonably certain of being exercised. A lessee, as an accounting policy, can elect to not recognize short- term leases on the balance sheet, but rather recognize the related lease cost on a straight- line basis over the short-term lease period. The Company has elected this policy for all classes of assets.

At the lease commencement date, the Company recognizes a lease liability and a ROU asset representing its right to use the underlying asset over the lease term. The initial measurement of the lease liability is calculated on the basis of the present value of the remaining lease payments, and the ROU asset is measured on the basis of this liability, and adjusted as necessary by prepaid and accrued rent, lease incentives, and initial direct costs. The subsequent measurement of a lease is dependent on whether the lease is classified as an operating lease or a finance lease. Operating lease cost is recognized on a straight- line basis over the lease term in the consolidated statement of income. Finance lease cost is comprised of separate interest and amortization components and is presented in the consolidated statement of income. The Company’s leasing activities are currently limited to operating leases.

Topic 842 requires that the consideration in the contract be allocated between lease and non-lease components on a relative standalone price basis unless a provided practical expedient is elected. Specifically, Topic 842 includes a practical expedient that permits a lessee, as an accounting policy election by underlying asset class, to choose not to separate lease and non-lease components and instead account for the separate lease component and associated non lease components on a combined basis. The Company has elected to apply this practical expedient for all classes of assets.

For leases acquired in business combinations, the Company will retain the lease classification used by the acquiree unless the Company modifies a lease in a manner that is not accounted for as a separate contract. For leases in which the acquiree was the lessee, the Company will measure the lease liability at the present value of the remaining lease payments, as if the acquired lease were a new lease of the Company at the acquisition date. The Company will measure the ROU asset at the same amount as the lease liability as adjusted to reflect favorable or unfavorable terms of the lease when compared with market terms. Acquired leasehold improvements will be amortized over the shorter of the useful life of the assets and the remaining lease term at the date of acquisition. However, if the lease transfers ownership of the underlying asset to the lessee, or the lessee is reasonably certain to exercise an option to purchase the underlying asset, the lessee shall amortize the leasehold improvements to the end of their useful life.

(Continued)

TENAX AEROSPACE ACQUISITION, LLC

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

(1)	Nature of Operations, Corporate Structure, and Summary of Significant Accounting Policies (Continued)

(n)	Leases-Lessee Arrangements (Continued)

The Company’s leases require other payments such as costs related to service components, real estate taxes, common area maintenance, and insurance. These costs are generally variable in nature and based on the actual costs incurred and required by the lease. As the result of the Company’s election to not separate lease and non-lease components, all variable costs associated with the lease are expensed in the period incurred and presented and disclosed as variable lease costs. The Company’s lease agreements do not contain any residual value guarantees or material restrictive financial covenants. The Company does not have any leases that have not yet commenced that create significant rights and obligations for the lessee.

The Company’s leases expire over the next five years and include options that grant the Company the ability to renew or extend the leases, with the renewal options extending the lease for an additional 1 to 10 years, depending on the lease. When determining the lease term, the Company does not include renewal options unless the renewals are deemed to be reasonably certain of being exercised at the lease commencement date.

Topic 842 requires that a lessee use the rate implicit in the lease when measuring the lease liability and ROU asset, unless that rate is not readily determinable. When the rate implicit in the lease is not readily determinable, the Company uses its incremental borrowing rate. The Company’s incremental borrowing rate represents the rate of interest that the Company would have to pay to borrow, on a collateralized basis, an amount equal to the lease payments, over a similar term and in a similar economic environment. The incremental borrowing rate is determined for each lease based on the lease term and the underlying asset, using observable market data and Company specific credit assumptions.

The Company applies an updated incremental borrowing rate for new leases and upon remeasurement events for existing leases.

The Company has included additional disclosures about its operating leases in Note 7.

(o)	Derivatives

The Company uses interest rate-related derivative instruments to manage its exposure related to changes in interest rates on its variable rate debt instruments. All derivative instruments are recognized as either assets or liabilities in the balance sheet at their respective fair values. The Company does not apply hedge accounting to its outstanding interest rate cap and interest rate swap; therefore, changes in the fair values of the derivative instruments are recognized in earnings each reporting period.

(Continued)

TENAX AEROSPACE ACQUISITION, LLC

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

(2)	Contingent Consideration

The Company has a contingent consideration arrangement associated with the DST acquisition on December 22, 2022. The contingent consideration arrangement, as evidenced by a seller note, requires the Company to pay the former owner of DST a payout based on the achievement of certain financial metrics of DST during 2023, 2024, and 2025, with a target amount of $15,000,000, as adjusted higher or lower based on the formula in the seller note, to be paid in three installments, the first during 2024, the second during 2025, and the third during 2026. The fair value of the contingent consideration arrangement at the date of acquisition of $9,300,000 and subsequent remeasurement was estimated by applying the income approach. That measure is based on significant inputs that are not observable in the market, which are referred to as Level 3 inputs (see discussion of the fair value hierarchy at Note 1(l). At December 31, 2025 and 2024, the amount reflected as a contingent consideration liability on the consolidated balance sheets of the Company was $4,716,077 and $8,353,013 , respectively. The change in the fair value of the contingent consideration for the years ended December 31, 2025, 2024 and 2023 was a loss of $216,077, $994,013 and $3,404,833, respectively on the consolidated statements of income. In February of 2026, 2025 and 2024, payments were made to the former owner in the amounts of $4,716,077, $3,853,013 and $5,345,833, respectively.

(3)	Goodwill and Customer Relationship Intangibles

The goodwill of $33,202,473 reflected on the Company’s consolidated balance sheets as of December 31, 2025 and 2024 was associated with the acquisition of DST by the Company in 2022 and the acquisition of TAH by the Company in 2018. There were no changes in the carrying amount of goodwill for the years ended December 31, 2025 and 2024.

The following table presents information as of December 31, 2025 and 2024 regarding the Company’s other identifiable intangible assets subject to amortization:

	December 31, 2025
	Gross carrying amount	Accumulated amortization	Net carrying amount
Customer relationship intangibles	$92,365,000	$50,092,323	$42,272,677

	December 31, 2024
	Gross carrying amount	Accumulated amortization	Net carrying amount
Customer relationship intangibles	$92,365,000	$44,377,713	$47,987,287

The customer relationship intangibles have a weighted average remaining useful life of 10.0 years. Amortization expense for the years ended December 31, 2025, 2024 and 2023 was $5,714,610, $6,481,741 and $7,636,999, respectively.

The following table presents information regarding estimated amortization expense of the Company’s amortizable identifiable intangible assets for the next five years:

For the year ending December 31, 2026	$5,084,496
For the year ending December 31, 2027	4,548,394
For the year ending December 31, 2028	6,646,871
For the year ending December 31, 2029	6,434,875
For the year ending December 31, 2030	6,374,055

(Continued)

TENAX AEROSPACE ACQUISITION, LLC

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

(4)	Long-Term Debt

On January 8, 2018, the Company (as initial borrower) and TAH (as successor borrower) entered into a First Lien Credit Agreement (First Lien) with a group of banks and a Second Lien Credit Agreement (Second Lien) with an investment firm. The First Lien was refinanced on August 3, 2022, representing the Amended and Restated First Lien Credit Agreement, and included an increase in the term loan to $85,000,000 and provided for a $15,000,000 revolving line of credit and a $40,000,000 Delayed Draw Term Loan. The maturity date of the First Lien was the earliest of (a) August 3, 2027, (b) the date six months prior to the maturity date of the Second Lien and (c) the date twelve months prior to the maturity date of the Holdco subordinated term loan agreement. The Second Lien was amended on August 3, 2022, which extended the maturity date to July 10, 2025. The First Lien was amended on December 22, 2022, to add an additional term loan in the amount of $40,000,000 and increase the revolving line of credit to $20,000,000. On November 29, 2023, the Company entered into an incremental delayed draw term loan agreement with its lender to provide an additional commitment of $15,000,000.

The First Lien was refinanced on January 23, 2024, representing the Second Amended and Restated Credit Agreement, and included a term loan of $172,500,000 and provided for a $30,000,000 revolving line of credit and a $42,500,000 Delayed Draw Term Loan feature. As part of this refinancing, the Second Lien was paid in full.

On September 9, 2025, the Second Amended and Restated Credit Agreement was further amended to provide for (a) a $200,000,000 term loan, (b) a Delayed Draw Term Loan #1 of $40,000,000, (c) a Delayed Draw Term Loan #2 of $60,000,000 (none of which has been drawn through December 31, 2025) and (d) a $30,000,000 revolving line of credit.

The maturity date of the amended First Lien is the earlier of (a) January 23, 2029, and (b) the date twelve months prior to the maturity date of the Subordinated Term Loan. The revolving line of credit had an outstanding balance of $6,650,000 and $788,098 at December 31, 2025 and 2024, respectively. The revolving line of credit is due on July 23, 2026, and has a variable interest rate, which was 9.25% as of December 31, 2025. Interest related to the revolving line of credit is paid monthly. On January 7, 2026, the First Lien was refinanced with similar terms, but extended its maturity to January 7, 2031. See also Note 12.

On January 8, 2018, Holdco entered into a $37,500,000 subordinated term loan agreement (the Subordinated Term Loan) with an investment firm. The Subordinated Term Loan, as amended on August 3, 2022, bears interest at a variable rate based on an adjusted Secured Overnight Financing Rate (SOFR), plus applicable margin. Interest is due quarterly; however, Holdco may pay up to 10.0% per annum of such interest in kind by capitalizing such portion of the accrued interest into the principal amount of the Subordinated Term Loan. Under certain conditions as set forth in the First and Second Lien Term Loans, the payment of interest on this borrowing would not be permitted. Under these conditions, the entire accrued interest may be treated as in kind and capitalized into the principal amount of the Subordinated Term Loan. The borrowings under this Subordinated Term Loan agreement are subordinate to the First and Second Liens, collateralized by a security interest in Intermediate Holdco and originally were scheduled to mature on January 4, 2024. The agreement was amended on August 3, 2022, to extend the maturity date to January 4, 2026.

As part of the refinancing of the First Lien Term Loan on August 3, 2022, the Company repaid $21,000,000 on this Subordinated Term Loan. Additionally, on December 22, 2022, the Subordinated Term Loan agreement was amended to make additional term loans in the amount of $5,000,000 under the same terms and conditions. On January 23, 2024, the Subordinated Term Loan was amended to extend the maturity date from January 4, 2026 to January 23, 2027. The Subordinated Term Loan was amended again on December 30, 2024, to extend the maturity date from January 23, 2027 to July 23, 2027. On January 7, 2026, the Subordinated Term Loan was refinanced with a different lender and a new maturity date of July 7, 2031. Repayment of the loan principal is due at maturity. See also Note 12. The amount of interest capitalized for the years ended December 31, 2025, 2024 and 2023 was $0, $769,029 and $0, respectively. The amount outstanding was $29,471,221 as of December 31, 2025 and 2024, and the interest rate was 18.09% and 18.65% at December 31, 2025 and 2024, respectively.

(Continued)

TENAX AEROSPACE ACQUISITION, LLC

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

(4)	Long-Term Debt (Continued)

The Company held the following long-term debt at December 31, 2025 and 2024:

	2025	2024
First Lien term note payable to bank, due in quarterly installments of $3,750,000 through, March 31, 2026; $5,000,000 thereafter with a balloon payment at maturity of July 23, 20261; variable interest rate (7.52% at December 31, 2025); secured by aircraft.	$196,250,000	$-
First Lien term note payable to bank, due in quarterly installments of $3,234,375 through March 31, 2026; $4,312,500 thereafter with a balloon payment at maturity of July 23, 2026; variable interest rate (8.17% at December 31, 2024); secured by aircraft.	-	162,796,875
Delayed Draw Term loan #1 payable to a bank, due in quarterly installments of $750,000 through March 31, 2026; $1,000,000 thereafter with a balloon payment at maturity of July 23, 2026[1]; variable interest rate (7.43% and 7.52% at December 31, 2025); secured by aircraft.	39,252,029	-
Delayed Draw Term Loan payable to a bank, due in quarterly installments of $281,250 through March 31, 2026; $375,000 thereafter with a balloon payment at maturity of July 23, 2026; variable interest rate (8.17% at December 31, 2024); secured by aircraft.	-	14,156,250
Subordinated Term Loan payable to investment firm, principal due at maturity of July 23, 2027; variable interest rate (18.09% at December 31, 2025).	29,471,221	-
Subordinated Term Loan payable to investment firm, principal (including interest of $769,029 paid in-kind for the year ended December 31, 2024) due at maturity of July 23, 2027; variable interest rate (18.65% at December 31, 2024).	-	29,471,221
	264,973,250	206,424,346
Less current maturities	(22,500,000)	(14,062,500)
Less unamortized discount on debt	(619)	(57,098)
Less unamortized debt issuance costs	(2,707,971)	(2,543,778)
	$239,764,660	$189,760,970

[1]	On January 7, 2026, the Company refinanced the First Lien term note and the Delayed Draw Term Loans and extended the maturities to January 7, 2031. Additionally, the Subordinated Term Loan was refinanced with a new lender and extended the maturity date to January 7, 2032. See also Note 12.

The variable interest rate is defined in the amended first and second lien credit agreements as an adjusted Secured Overnight Financing Rate (SOFR) plus applicable margin or a base rate plus applicable margin. The loan may consist of the adjusted SOFR rate, the base rate or a combination thereof, at the borrower’s option.

All indebtedness is collateralized by substantially all of the Company’s property and equipment. In connection with its indebtedness, the Company is required, among other things, to maintain certain financial covenants, which include consolidated leverage and fixed charge ratios, that must be complied with prior to certain distributions being made to its members.

(Continued)

TENAX AEROSPACE ACQUISITION, LLC

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

(4)	Long-Term Debt (Continued)

Aggregate annual maturities of the Company’s long-term debt at December 31, 2025 are as follows:

2026	$22,500,000
2027	53,471,221
2028	24,000,000
2029	165,002,029

(5)	Interest Rate Cap and Swap Agreements

On August 3, 2022, in connection with the refinance of the Company’s First Lien, for a fee of $1,444,822, the Company entered into an interest rate cap agreement to provide a hedge against the risk of rising interest rates on its indebtedness. The notional amount as of December 31, 2025 and 2024, was $75,000,000 and $85,000,000, respectively. The derivative is carried at fair value on the consolidated balance sheets with changes in fair value included in other, net in the consolidated statements of income. The fair value of the interest rate cap as of December 31, 2025 and 2024 was immaterial. The fair value measurement is based on observable inputs in the market, which are referred to as Level 2 inputs in the fair value hierarchy. The change in fair value for the years ended December 31, 2025, 2024 and 2023 was a loss of $286,282, $784,033 and $964,604, respectively.

On December 22, 2022, the Company entered into an interest rate swap agreement at no charge to provide a hedge against the risk of rising interest rates on its indebtedness incurred in connection with the acquisition of DST. The notional amount as of December 31, 2025 and 2024 was $40,000,000. The derivative is carried at fair value on the consolidated balance sheets with changes in fair value included in other, net in the consolidated statements of income. The fair value of the interest rate swap as of December 31, 2025 and 2024 was immaterial. The fair value measurement is based on observable inputs in the market, which are referred to as Level 2 inputs in the fair value hierarchy. The change in fair value for the years ended December 31, 2025, 2024 and 2023 was a loss of $576,875, a gain of $404,110 and a loss of $206,619, respectively.

(6)	Leasing Activities – Lessor

The Company, as part of its core business, leases aircraft to its customers by executing dry lease and wet lease agreements, as described in Note 1(m).

Operating Lease Agreements

Principally, all rental income is the result of lease agreements with governmental agencies or their contractors that are typically for a term of one year, with options for annual extensions.

The income earned for operating leases during the years ended December 31, 2025, 2024 and 2023 is as follows:

	2025	2024	2023
Rental income: straight-line lease payments[1]	$46,755,784	$43,381,614	$42,824,363
Rental income: variable lease payments[2]	8,042,442	6,728,915	5,128,724
Total rental income - operating leases	$54,798,226	$50,110,529	$47,953,087

[1]	Presented within aircraft rental income in the consolidated statements of income.
[2]	Presented within aircraft flight hour income in the consolidated statements of income.

(Continued)

TENAX AEROSPACE ACQUISITION, LLC

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

(6)	Leasing Activities – Lessor (Continued)

Operating Lease Agreements (Continued)

As of December 31, 2025, the maturity analysis of lease payments expected to be received under operating leases in the next twelve months under Topic 842 were approximately $81,783,161.

Assets reported in the consolidated balance sheets under operating lease agreements at December 31, 2025 and 2024 are as follows:

	2025	2024
Aircraft	$139,973,363	$89,967,884
Less accumulated depreciation	(33,177,004)	(25,334,830)
Net property under lease agreements	$106,796,359	$64,633,054

Net Investment in Leases

In 2019, the Company entered into a lease agreement with an unaffiliated company that qualifies as a direct financing lease. This lease expired in March 2025. In both 2022 and 2023, the Company entered into lease agreements that qualify as sales-type leases. Both of these leases expired in September 2025.

The income earned for net investment in leases during the years ended December 31, 2025, 2024 and 2023 is as follows:

	2025	2024	2023
Rental income - interest[3]	$6,301,112	$8,948,108	$6,179,948

[3]	Presented within aircraft rental income in the consolidated statements of income

As of December 31, 2025 and 2024, the components of the net investment in the Company’s leases under Topic 842 are as follows (amounts presented on a discounted basis):

	2025	2024
Lease receivables	$-	$5,135,605
Unguaranteed residual value of leased aircraft	-	16,001,115
Net investment in leases	$-	$21,136,720

(Continued)

TENAX AEROSPACE ACQUISITION, LLC

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

(7)	Leasing Activities – Lessee

As discussed in Note 1(n), the Company leases office space, hangar space and an aircraft. All of the Company’s leases are classified as operating leases. The Company’s leases are non-cancelable and expire on various terms through 2048.

The following table presents the components of the Company’s ROU assets and liabilities as of December 31, 2025 and 2024:

Components of lease balances	2025	2024
Assets:
Operating lease ROU assets	$4,239,427	$6,947,902
Total leased assets	$4,239,427	$6,947,902
Liabilities:
Operating lease liabilities - current	$2,687,734	$4,060,831
Operating lease liabilities - noncurrent	1,647,743	2,891,011
Total leased liabilities	$4,335,477	$6,951,842

The following table presents the components of lease cost in the consolidated statements of income for the years ended December 31, 2025, 2024 and 2023:

Components of lease cost[1]	2025	2024	2023
Operating lease cost	$4,241,154	$4,265,608	$4,163,020
Variable lease cost	7,856	8,857	7,807
Short-term, lease cost	435,687	373,649	232,313
Total lease cost	$4,684,697	$4,648,114	$4,403,140

[1]	The components of lease cost are presented in aircraft rental expense, general and administrative, maintenance and direct costs in the consolidated statements of income.

The following table includes the future maturities of lease payments for operating leases for the periods after December 31, 2025:

Period	Total
2026	$2,790,343
2027	568,364
2028	153,907
2029	157,960
2030	162,119
Thereafter	1,013,311
Total leases payments	4,846,004
Less liability accretion	(510,527)
Total lease liabilities	$4,335,477

(Continued)

TENAX AEROSPACE ACQUISITION, LLC

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

(7)	Leasing Activities – Lessee (Continued)

The following table includes the weighted-average lease term and discount rate for operating leases as of December 31, 2025, 2024 and 2023:

	2025	2024	2023
Weighted average remaining lease term	80.2 months	61.1 months	69.1 months
Weighted average discount rate	3.68%	4.24%	1.95%

The following table sets forth the cash activities associated with the Company’s leases for the years ended December 31, 2025, 2024 and 2023:

	2025	2024	2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$4,315,651	$4,255,993	$4,175,021

(8)	Membership Classes

At December 31, 2025 and 2024, the Company had three classes of membership units outstanding. Class A-1, Class A-2 and Class A-3 members hold ownership interests of 54%, 36%, and 10%, respectively. Class A-1 and Class A-2 represent the voting membership of the Company based on their respective ownership. The Company has the authority to issue an unlimited amount of additional membership units in the three current classes of membership units or issue additional classes of membership units.

In connection with certain outside Board of Directors’ investment in Class A-3 units in the Company, the Company received promissory notes in the same amount from such directors secured by the Company’s underlying membership units. These notes bear interest at 4% and are due at the earlier of ten years or a liquidity event, as defined in the note agreements. The membership interest can be purchased by the Company at any time at fair market value, or the director can exercise his right to sell up to 25% of the membership interest to the Company in any year beginning on the fifth anniversary of the measuring date (defined in the director’s equity ownership agreement as January 8, 2018). The notes receivable of $250,000 as of December 31, 2025 and 2024 have been reflected as a reduction of equity in the accompanying consolidated balance sheets and consolidated statements of equity.

In connection with certain employees’ investment in Class A-3 units in the Company, the Company received promissory notes in the same amount from such employees secured by the Company’s underlying membership units. These notes bear interest at 4% and are due at the earlier of ten years or a liquidity event, as defined in the note agreements. The membership interest can be purchased by the Company at any time at fair market value, or the employee can exercise their right to sell up to 25% of the membership interest to the Company in any year beginning on the fifth anniversary of the measuring date (defined in the Management Equity Ownership Agreements as of July 10, 2020, January 1, 2021, January 23, 2023, March 13, 2023, and January 1, 2024). On October 1, 2022, the Company assigned its rights in these note agreements to Managers Equity, LLC. The notes receivable of $2,062,500 as of December 31, 2025 and 2024 have been reflected as a reduction of equity in the accompanying consolidated balance sheets and consolidated statements of equity.

The rights and obligations of the equity holders of the Company (the members) are governed by an operating agreement. The operating agreement provides that the members of the Company will not be liable for obligations or liabilities of the Company, except to the extent provided by the Delaware Limited Liability Company Act of the State of Delaware.

(Continued)

TENAX AEROSPACE ACQUISITION, LLC

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

(8)	Membership Classes (Continued)

Pursuant to limited liability statutes of Delaware, a person who is a member of a limited liability company is not liable for a debt, obligation or liability of the limited liability company, whether arising in contract, tort or otherwise or for the acts or omissions of any other member, agent or employee of the limited liability company.

During the years ended December 31, 2025, 2024 and 2023, the Company paid tax distributions to its members totaling $9,579,779, $7,844,525 and $199,027, respectively.

(9)	Related Party Transactions

The Second Lien and Subordinated Term Loan were principally provided by the Class A-2 members (see Notes 4 and 8).

The Company pays management fees to an affiliate that has common ownership with the Company. Total management fees and expense reimbursements incurred relating to these transactions totaled $2,894,428 and $101,382, respectively, for the year ended December 31, 2025. Total management fees and expense reimbursements incurred relating to these transactions with this entity and other members of management totaled $2,621,318 and $126,215, respectively, for the year ended December 31, 2024. Total management fees and expense reimbursements incurred relating to these transactions with this entity and other members of management totaled $2,037,249 and $134,035, respectively, for the year ended December 31, 2023. These management fees and expense reimbursements are included in other costs and expenses on the consolidated statements of income.

Additionally, the Company recognized reimbursements for aircraft usage and other costs of $168,726, $130,092 and $378,280 from these affiliates for the years ended December 31, 2025, 2024 and 2023, respectively. TAH incurred fees for director and consulting services totaling $599,729, $540,616 and $540,625 paid to the Board of Directors of the Company for the years ended December 31, 2025, 2024 and 2023, respectively.

The Company sold an aircraft to an entity affiliated with a member of the Board of Directors in the amount of $1,300,000 during the year ended December 31, 2023. This sale resulted in a gain of $422,476 recorded on the consolidated statements of income.

The Company pays aircraft maintenance and modification fees to Stevens Aerospace and Defense Systems, LLC (Stevens), a company with common ownership. During the year ended December 31, 2025, the Company incurred costs of $3,192,225 payable to Stevens, of which $891,460 was capitalized. During the year ended December 31, 2024, the Company incurred costs of $6,090,263 payable to Stevens, of which $4,976,396 was capitalized. During the year ended December 31, 2023, the Company incurred costs of $6,646,427 payable to Stevens, of which $5,418,004 was capitalized.

The Company receives avionic related services from and provides services to companies owned or controlled by the former owner and current officer of DST (see Note 2). The net service costs incurred by the Company totaled $639,826, $290,396 and $233,694, respectively, during the years ended December 31, 2025, 2024 and 2023.

During 2024, TAH issued six notes receivable to two members of management. The notes bear interest at 4% and are due at the earlier of ten years or a liquidity event, as defined in the note agreements. The notes receivable of $431,735 and $415,524, which include accrued interest, as of December 31, 2025 and 2024, respectively, are included as a receivable to TAH within other noncurrent assets.

(Continued)

TENAX AEROSPACE ACQUISITION, LLC

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

(9)	Related Party Transactions (Continued)

The Company incurred costs of $766,500, $106,520 and $319,605 in 2025, 2024 and 2023, respectively, payable to Overwatch, of which $745,000 was capitalized in 2025.

Amounts payable to related parties as of December 31, 2025 and 2024 totaled $37,993 and $352,332, respectively. Amounts receivable from related parties as of December 31, 2025 and 2024 totaled $432,735 and $412,206, respectively.

(10)	Profit Sharing Plan

Tenax TM, LLC has a 401(k) profit sharing plan covering substantially all employees. Employees are eligible for matching contributions equal to 100% of their contribution up to 4% of employees’ salaries. Employer contributions to the plan for the years ended December 31, 2025, 2024 and 2023 were $419,870, $364,732 and $225,184, respectively.

DST has a 401(k) profit sharing plan covering substantially all employees. Employer contributions equal to 4% in 2025 and 3% in 2024 and 2023 of employees’ salaries are mandatory. Employer contributions to the plan for the years ended December 31, 2025, 2024 and 2023 were $701,225, $284,491 and $193,595, respectively.

(11)	Significant Concentrations

The Company earned 78%, 69% and 61% of its revenues from three customers for the years ended December 31, 2025, 2024 and 2023, respectively, which receive funding primarily through government contracts. These three customers accounted for approximately 58%, 60% and 63% of accounts receivable at December 31, 2025, 2024 and 2023, respectively.

(12)	Subsequent Events

(a)	Refinancing and Member Unit Redemption

On January 7, 2026, the Company completed a refinancing and member unit redemption transaction (the Transaction). The Transaction included (i) the refinancing of the Company’s existing First Lien term loan and Delayed Draw Term Loans payable, (ii) the renewal and extension of its existing revolving credit facility, (iii) the issuance of a new second lien term indebtedness and a new subordinated term loan and (iv) the repayment of its existing Subordinated Term Loan. The latter two credit facilities were provided by a new underwriting from a group of financial institutions (the Junior Lenders).

The Transaction results in the extension of the Company’s debt maturities, enhances liquidity and provides capital for additional aircraft acquisitions, as needed. Additionally, the Transaction provided the necessary funds to redeem $78,000,000 of member units, principally held by an investment firm.

In connection with the Transaction, the Company issued warrants, pursuant to certain warrant agreements (Warrants) dated January 7, 2026, to the Junior Lenders. These fixed price Warrants have a ten-year maturity. Additionally, the Company amended its operating agreement such that the Warrant holders may exercise a put option requiring the Company to repurchase all, or a portion thereof, of the Warrant units beginning on the sixth anniversary of the Warrant issue date through the end of the Warrant maturity.

On February 19, 2026, the Company entered into an additional interest rate cap agreement, with a notional amount of $150,000,000 to provide a hedge against the risk of rising interest rates on its indebtedness.

(Continued)

TENAX AEROSPACE ACQUISITION, LLC

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

(12)	Subsequent Events (Continued)

(a)	Refinancing and Member Unit Redemption (Continued)

Aggregate annual maturities of the Company’s long-term debt at January 7, 2026 are as follows:

Period	Total
2026	$10,312,500
2027	13,750,000
2028	18,906,250
2029	20,625,000
2030	25,781,250
Thereafter	258,125,000

See also Notes 4 and 5 to the consolidated financial statements.

(b)	Merger

On February 16, 2026, the Company and Air Industries Group (AIR) entered into an Agreement and Plan of Merger (the Merger Agreement) to combine the Company’s aviation business with AIR’s aerospace manufacturing business. This “reverse merger” will result in the Company owning approximately 95% of AIR’s outstanding shares based on a calculation of “Debt Adjusted AIR Share Price” (as defined) in the Merger Agreement. The merger is subject to AIR shareholder approval, related regulatory filings, U.S. government approvals and other closing conditions customary for transactions of this size and nature.

As the Transaction and the Merger Agreement occurred subsequent to the consolidated balance sheet date, these subsequent event activities have not been reflected in the accompanying consolidated financial statements as of December 31, 2025. The Company evaluated these subsequent events in accordance with ASC 855, Subsequent Events, and determined that disclosure, but not adjustments of the consolidated financial statements, was required.

The Company evaluated subsequent events through April 15, 2026, the date on which these consolidated financial statements were available to be issued and determined that no other subsequent events occurred that require recognition or disclosure.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

TENAX AEROSPACE ACQUISITION, LLC

AIR INDUSTRIES GROUP

and

TRANSITORY AIR SUB LLC

Dated as of February 16, 2026

Annex A - i

Annex A - ii

Annex A - iii

Schedules

Schedule A	Key AIR Stockholders

Exhibits

Exhibit A	Form of AIR Stockholder Support Agreement
Exhibit B	Form of Tenax Member Support Agreement
Exhibit C	Form of Tenax Member Lock-Up Agreement
Exhibit D	AIR Accounting Principles
Exhibit E	Form of Limited Liability Company Agreement of the Surviving Company
Exhibit F	Form of AIR Charter Amendment
Exhibit G	Terms and Conditions of the Tender Offer
Exhibit H	Redemption Rights Agreement Term Sheet
Exhibit I	Registration Rights Agreement Term Sheet

Annex A - iv

AGREEMENT AND PLAN OF MERGER, dated as of February 16, 2026 (this “Agreement”), among Tenax Aerospace Acquisition, LLC, a Delaware limited liability company (“Tenax”); Air Industries Group, a Nevada corporation (“AIR”); and Transitory Air Sub LLC, a Delaware limited liability company and wholly owned Subsidiary of AIR (“Merger Sub”).

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the DLLCA, Tenax, AIR and Merger Sub have agreed to enter into a business combination transaction pursuant to which Merger Sub will merge with and into Tenax, with Tenax continuing as the Surviving Company in such merger (the “Merger”);

WHEREAS, in consideration for the Merger, AIR will issue shares of AIR Common Stock constituting the Merger Consideration to each holder of membership units of Tenax (the “Tenax Members”);

WHEREAS, the Tenax Board has (a) unanimously approved this Agreement and declared its advisability and (b) resolved to recommend the approval of this Agreement by the Tenax Members;

WHEREAS, the AIR Board has unanimously (a) determined that this Agreement and the Transactions are fair to, and in the best interests of, AIR and its stockholders; (b) adopted this Agreement and approved the Transaction Documents and the Transactions; (c) resolved to recommend that the stockholders of AIR vote in favor of approving the AIR Charter Amendment and the issuance of AIR Common Stock in connection with the Merger (the “AIR Stock Issuance”, and such recommendation, the “AIR Recommendation”); and (d) directed that the AIR Charter Amendment and the AIR Stock Issuance be submitted to the stockholders of AIR for approval at a duly held meeting of such stockholders to be called for such purpose (the “AIR Stockholders Meeting”);

WHEREAS, AIR, as the sole member of Merger Sub, has approved this Agreement by written consent;

WHEREAS, as of the date hereof, each holder of AIR Stock listed on Schedule A (the “Key AIR Stockholders”) has delivered to Tenax a support agreement in the form attached hereto as Exhibit A (the “AIR Stockholder Support Agreement”);

WHEREAS, as of the date hereof, Tenax Members holding a majority in voting power of the outstanding membership units of Tenax (the “Consenting Tenax Members”) have delivered to AIR support agreements in the form attached hereto as Exhibit B (the “Tenax Member Support Agreements”);

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to AIR and Merger Sub’s willingness to enter into this Agreement, each of Thomas Foley and Taran Bakker has executed and delivered a lock-up agreement in the form attached hereto as Exhibit C (the “Tenax Member Lock-Up Agreements”), in each case to be effective as of and contingent upon the Closing;

Annex A - 1

WHEREAS, subject to the satisfaction of certain conditions set forth in this Agreement, following the Closing, AIR may commence a cash tender offer upon the terms and subject to the conditions to be set forth in the Offer to Purchase to acquire up to 1,000,000 shares of AIR Common Stock at a price per share equal to the Tender Offer Price (such offer, as may be extended and amended from time to time as permitted under, or required by, this Agreement, the “Tender Offer”);

WHEREAS, as of or prior to the Closing, AIR and a rights agent mutually agreeable to AIR and Tenax (the “Rights Agent”) will enter into the Redemption Rights Agreement, pursuant to which the AIR Stockholders as of the Business Day prior to the Closing will have the right to cause AIR to redeem their shares of AIR Common Stock for an amount in cash equal to 107.3% of the Debt Adjusted AIR Share Price (such amount, the “Redemption Price”) following the first anniversary of the Closing Date;

WHEREAS, as of or prior to the Closing, AIR and the Tenax Members will enter into the Registration Rights Agreement, pursuant to which AIR will provide the Tenax Members with customary registration and demand rights for their shares of AIR Common Stock; and

WHEREAS, the parties hereto intend that the Merger (a) qualifies as a tax-free exchange pursuant to Section 351(a) of the Code and (b) shall be treated in a manner consistent with Situation 3 of IRS Revenue Ruling 84-111.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Tenax, AIR and Merger Sub hereby agree as follows:

Article I

DEFINED TERMS

Section 1.01 Certain Defined Terms. For purposes of this Agreement:

“Acceptable AIR Confidentiality Agreement” means a customary confidentiality agreement between AIR and a Person who has made a proposal satisfying the requirements of Section 7.02(c) that contains terms no less favorable to AIR than those contained in the Confidentiality Agreement and does not include provisions requiring exclusive negotiations.

“Acceptable Tenax Confidentiality Agreement” means a customary confidentiality agreement between Tenax and a Person who has made a proposal satisfying the requirements of Section 7.02(h) that contains terms no less favorable to Tenax than those contained in the Confidentiality Agreement and does not include provisions requiring exclusive negotiations.

“Action” means any litigation, suit, claim, action, proceeding or investigation.

Annex A - 2

“Adverse Liquidity Event” means (a) an involuntary case or other proceeding shall have been commenced and is continuing against AIR or any of its Subsidiaries seeking liquidation, reorganization or other relief with respect to its debts under any federal, state or foreign bankruptcy, insolvency, or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property or an Order for relief shall have been entered against AIR or any of its Subsidiaries under any such bankruptcy Laws as in effect on or after the date hereof; (b) AIR or any of its Subsidiaries shall have (i) voluntarily commenced any proceeding or filed any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar Law in effect on or after the date hereof, (ii) consented to the institution of, or failed to contest in a timely and appropriate manner, any case or other proceeding described in clause (a) of this definition, (iii) applied for or consented to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the AIR or any of its Subsidiaries or for a substantial part of its assets, (iv) admitted in writing its inability to pay its debts as they become due, (v) made a general assignment for the benefit of creditors or (vi) taken any corporate action to authorize any of the foregoing clauses (i) through (v); or (c) AIR or any of its Subsidiaries (i) fails to make any payment required under the Webster Loan or any AIR Subordinated Note in a timely manner or (ii) fails to observe or perform any other agreement or condition relating to the Webster Loan or any AIR Subordinated Note, or any other event occurs, and such failure or other event results in the lender(s) under the Webster Loan or the holders of the AIR Subordinated Notes accelerating repayment of the Webster Loan (or any portion thereof) or any of the AIR Subordinated Notes such that the Webster Loan (or any portion thereof) or any AIR Subordinated Note is obligated to be repaid prior to its respective stated maturity.

“Affiliate” of a Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.

“AIR 6% Convertible Notes” means AIR’s outstanding 6% Subordinated Notes, issued on January 1, 2021, and with a maturity date of July 1, 2026, which are convertible into shares of AIR Common Stock.

“AIR 7% Convertible Notes” means AIR’s outstanding 7% Senior Subordinated Convertible Notes, issued on January 1, 2021, and with a maturity date of July 1, 2026, which are convertible into shares of AIR Common Stock.

“AIR 12% Subordinated Notes” means AIR’s outstanding 12% Subordinated Notes, issued on January 1, 2021, and February 1, 2024, and with a maturity date of July 1, 2026.

“AIR Accounting Principles” means the accounting principles of AIR as set forth in Exhibit D.

“AIR Award Issuance” means, without duplication, any issuance, grant or commitment to issue or grant by AIR or any of its Subsidiaries AIR Common Stock, AIR Equity Awards or any other equity or equity-based awards or securities, in each case to or for the benefit of any director or member of management of AIR or any of its Subsidiaries after the Capitalization Date.

“AIR Award Issuance Amount” means, as of any date of determination, the aggregate value of all AIR Award Issuances. For purposes of this definition, (a) the value of stock grants and vested and unvested AIR RSU Awards shall be determined by multiplying (i) the number of shares of AIR Common Stock issued or granted pursuant to such stock grant or AIR RSU Award and (ii) $4.10 per share, and (b) the value of an AIR Stock Option shall be determined by the Black-Scholes formula, consistent with past practice by AIR.

Annex A - 3

“AIR Benefit Plan” means every Plan sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by AIR or any of its Subsidiaries or any of its ERISA Affiliates, to which AIR or any of its Subsidiaries or any of its ERISA Affiliates is a party, or with respect to which AIR or any of its Subsidiaries or any of its ERISA Affiliates may have any obligation or liability, whether actual or contingent.

“AIR Board” means the Board of Directors of AIR.

“AIR Cash” means, as of any date of determination, the cash and cash equivalents required to be reflected as cash and cash equivalents on the consolidated balance sheet of AIR and its Subsidiaries as of such date in accordance with the AIR Accounting Principles and shall, for the avoidance of doubt, (a) be calculated net of issued but uncleared checks and drafts written or issued by AIR or any of its Subsidiaries and (b) include checks and drafts deposited for the account of AIR or any of its Subsidiaries.

“AIR Collective Bargaining Agreement” means each Collective Bargaining Agreement covering any AIR Service Provider or to which AIR or any of its Subsidiaries is a party or bound by.

“AIR Common Stock” means the common stock, par value $0.001 per share, of AIR.

“AIR Convertible Notes” means, collectively, the AIR 6% Convertible Notes and the AIR 7% Convertible Notes.

“AIR Debt Target Amount” means $24,600,000.

“AIR Disclosure Letter” means the disclosure letter dated as of the date of this Agreement and delivered by AIR to Tenax simultaneously with the signing of this Agreement.

“AIR Equity Awards” means, collectively, the AIR RSU Awards and the AIR Stock Options.

“AIR Expense Amount” means, as of any date of determination, the aggregate amount of Expenses actually paid in cash by AIR or any of its Subsidiaries after the Capitalization Date.

“AIR Government Bid” means any pending bid, proposal, offer or quote for supplies or services made by AIR or any of its Subsidiaries that, if accepted, would result in an AIR Government Contract.

Annex A - 4

“AIR Government Contract” means any prime contract, subcontract, grant, subaward, other transaction agreement or contract, basic ordering agreement, blanket purchase agreement, teaming agreement, letter contract, purchase order, task order or delivery order of any kind, including all amendments, modifications and options thereunder or relating thereto, awarded (a) to AIR or any of its Subsidiaries by any Governmental Authority or by a prime contractor or higher-tier subcontractor (or proposed prime contractor or higher-tier subcontractor) under or in relation to such Contracts or (b) by AIR or any of its Subsidiaries under or in relation to such contracts to a subcontractor (or proposed subcontractor) at any tier. For the avoidance of doubt, a task order, purchase order or delivery order under an AIR Government Contract shall not constitute a separate AIR Government Contract for purposes of this definition, but shall be a part of the AIR Government Contract to which it relates.

“AIR IP” means all AIR Owned IP together with all Intellectual Property licensed by AIR or any of its Subsidiaries and used, held for use or planned for use in AIR’s business.

“AIR IP Agreements” means any contract: (a) pursuant to which any third-party Intellectual Property is licensed or provided to AIR or any of its Subsidiaries, other than (i) confidentiality and non-disclosure agreements entered into in the ordinary course of business, (ii) non-exclusive licenses for generally commercially available, off-the-shelf non-customized Software under standard, non-negotiated terms for a one-time or annual aggregate fee of less than $250,000, (iii) licenses to Public Software, (iv) non-exclusive licenses granted to AIR or any of its Subsidiaries in the ordinary course of business and (v) contracts in which the license or grant of rights to use Intellectual Property is ancillary or incidental to the transaction contemplated by such contract; (b) pursuant to which AIR or any of its Subsidiaries has granted to any person any right or interest in any material AIR IP, including any right to use, or any option to acquire title to, any item of material AIR IP, other than (i) confidentiality and non-disclosure agreements entered into in the ordinary course of business, (ii) non-exclusive licenses granted in the ordinary course of business and (iii) contracts in which the license or grant of rights to use Intellectual Property is non-exclusive and merely ancillary or incidental to the transaction contemplated by such contract; or (c) to which AIR or any of its Subsidiaries is a party containing any covenant not to sue, concurrent use agreement, settlement agreement, co-existence agreement or other consent, in each case, with respect to any Intellectual Property.

“AIR IT Assets” means all IT Assets owned, licensed, leased or used or held for use by AIR or any of its Subsidiaries.

“AIR Leased Real Property” means all real property (together with any buildings, improvements and fixtures thereon) leased, subleased, licensed or otherwise occupied by AIR or any of its Subsidiaries, as tenant, subtenant, licensee or occupant.

Annex A - 5

“AIR Material Adverse Effect” means (a) the occurrence of an Adverse Liquidity Event or (b) any event, occurrence, state of facts, development, circumstance, change or effect that, individually or in the aggregate with all other events, occurrences, state of facts, developments, circumstances, changes and effects, (i) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of AIR and its Subsidiaries taken as a whole; provided, however, that any event, occurrence, state of facts, development, circumstance, change or effect to the extent resulting from the following shall not be taken into account in determining whether an AIR Material Adverse Effect has occurred pursuant to this clause (b)(i): (A) any change in the market price, trading volume or credit ratings of AIR Common Stock or any failure, in and of itself, to meet internal or public revenue or earnings projections, forecasts, guidance, estimates, milestones or budgets for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement (provided that the facts or causes underlying or contributing to such change or failure shall be considered in determining whether an AIR Material Adverse Effect has occurred); (B) changes in general economic, legal, regulatory or political conditions, or in the financial, credit or capital markets in general; (C) changes in applicable Law or GAAP, or in any interpretation thereof; (D) changes in the markets or industries in which AIR and its Subsidiaries operate (including legal and regulatory changes); (E) acts of civil unrest or war (whether or not declared), armed hostilities or terrorism or any escalation or worsening of any acts of civil unrest or war (whether or not declared), armed hostilities or terrorism under way as of the date of this Agreement; (F) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, volcanic eruptions or other natural disasters or any epidemic or pandemic; (G) any changes resulting or arising from the identity of Tenax or any of its Affiliates; or (H) the public announcement, pendency or performance of this Agreement; provided that, in each of clauses (B) through (F), AIR and its Subsidiaries, taken as a whole, are not affected disproportionately relative to other participants in the industries in which they operate; or (ii) would reasonably be expected to prevent or materially impede, materially interfere with, materially hinder or materially delay the consummation of the Transactions by AIR or Merger Sub or otherwise prevent either of AIR or Merger Sub from performing its obligations under this Agreement.

“AIR Net Indebtedness” means, as of any date of determination, as determined in accordance with the AIR Accounting Principles:

(a) the aggregate amount of Indebtedness of AIR and its Subsidiaries, plus, to the extent not already included in Indebtedness, (i) the aggregate amount of accounts payable and accrued expenses, but excluding accruals for Expenses, in excess of $6,500,000, (ii) the aggregate amount of deferred gain on sale, (iii) the aggregate amount of customer deposits and (iv) the aggregate amount of any reserves taken for unprofitable F-35 revenues not included in accrued expenses; minus

(b) the AIR Expense Amount; minus

(c) the AIR Option Exercise Amount; minus

(d) the aggregate amount of AIR Cash; plus

(e) the AIR Securities Issuance Proceeds Amount; plus

(f) the AIR Award Issuance Amount.

An example of the calculation of AIR Net Indebtedness as of December 31, 2025, is set forth in Section 1.01 of the AIR Disclosure Letter.

“AIR Option Exercise Amount” means $1,019,882.

“AIR Owned IP” means all Intellectual Property owned or purported to be owned or exclusively licensed by AIR or any of its Subsidiaries (whether solely or jointly with one or more other Persons) as of the date of this Agreement.

Annex A - 6

“AIR Owned Real Property” means all real property (together with any buildings, improvements and fixtures thereon) owned in fee simple by AIR or any of its Subsidiaries.

“AIR Permits” means franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, concessions, registrations, clearances, exemptions, certificates, filings, notices, approvals and orders of any Governmental Authority necessary for AIR and each of its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective businesses as they are now being conducted.

“AIR Preferred Stock” means the preferred stock, par value $0.001 per share, of AIR.

“AIR Real Property Leases” means all leases, subleases, licenses, occupancy agreements and other agreements under which AIR or any of its Subsidiaries uses or occupies, or has the right to use or occupy, any AIR Leased Real Property (including all guaranties and assignments thereof and all modifications, amendments, supplements and side letters thereto).

“AIR RSU Awards” means restricted stock units with respect to shares of AIR Common Stock granted pursuant to the AIR Stock Plans or otherwise.

“AIR Share Target Amount” means 5,256,325.

“AIR Securities Issuance” means any issuance of AIR Common Stock or securities convertible or exchangeable into AIR Common Stock by AIR or any of its Subsidiaries (other than AIR Award Issuances) after the Capitalization Date.

“AIR Securities Issuance Proceeds Amount” means, as of any date of determination, the aggregate amount of cash proceeds received by AIR or any of its Subsidiaries in all AIR Securities Issuances.

“AIR Service Provider” means each of the directors, officers, employees and independent contractors of AIR and each of its Subsidiaries.

“AIR Stock” means, collectively, the AIR Common Stock and the AIR Preferred Stock.

“AIR Stock Options” means options to purchase shares of AIR Common Stock granted pursuant to the AIR Stock Plans or otherwise.

“AIR Stock Plans” means the AIR 2022 Equity Incentive Plan, the AIR 2017 Equity Incentive Plan, the AIR 2016 Equity Incentive Plan and the AIR 2015 Equity Incentive Plan, each as amended or amended and restated from time to time.

“AIR Stockholder Approvals” means, collectively, (a) the approval of the AIR Charter Amendment at the AIR Stockholders Meeting by such proportion of the voting power of the holders of the AIR Common Stock as is required therefor under the NRS and the articles of incorporation and bylaws of AIR; and (b) the approval of the AIR Stock Issuance at the AIR Stockholders Meeting by such proportion of the voting power of the holders of the AIR Common Stock as is required therefor under the NRS and the articles of incorporation and bylaws of AIR.

Annex A - 7

“AIR Subordinated Notes” means, collectively, the AIR 6% Convertible Notes, the AIR 7% Convertible Notes and the AIR 12% Subordinated Notes.

“Artificial Intelligence Tools” means technologies or tools involving deep learning, machine learning, computer vision, natural language processing (or large language models), including any and all Software and systems that employ neural networks, statistical learning algorithms (such as linear and logistic regression, support vector machines, random forests, k-means clustering) or reinforcement learning.

“beneficial owner” has the meaning ascribed to such term under Rule 13d-3 of the Exchange Act.

“Blue Sky Laws” means state securities “blue sky” Laws.

“Business Day” means any day on which banks are not required or authorized to close in the City of New York.

“Capitalization Date” means September 30, 2025.

“Closing Date” means the date on which the Closing occurs.

“Closing Month-End Balance Sheet” means the last Month-End Balance Sheet delivered by AIR prior to the Closing pursuant to Section 3.01(a).

“Closing VWAP” means the volume weighted average per-share price (as reported by Bloomberg), rounded to the nearest cent, of AIR Common Stock on the NYSE American during the 20 full Trading Days ending on (and including) the Trading Day immediately preceding the Closing Date.

“Code” means the United States Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means each collective bargaining, works council or other labor union contract or labor arrangement.

“Competing AIR Proposal” means any inquiry, proposal or offer from any Person relating to, or that would reasonably be expected to lead to, in one transaction or a series of related transactions (other than the Merger), (a) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving AIR or any of its Subsidiaries pursuant to which any Person or the shareholders of any Person would own 15% or more of any class of equity securities of AIR or of any resulting parent company of AIR; (b) any sale, lease, license, exchange, transfer or other disposition of, or joint venture involving, assets or businesses that constitute or represent more than 15% of the total revenue, operating income, EBITDA or fair market value of the assets of AIR and its Subsidiaries, taken as a whole; (c) any sale, exchange, transfer or other disposition of more than 15% of any class of equity securities, or securities convertible into or exchangeable for equity securities, of AIR; (d) any tender offer or exchange offer that, if consummated, would result in any Person becoming the beneficial owner of more than 15% of any class of equity securities of AIR; (e) any other transaction the consummation of which would be reasonably likely to impede, interfere with, prevent or materially delay the Merger; or (f) any combination of the foregoing.

Annex A - 8

“Competing AIR Transaction Agreement” means a binding letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other Contract or agreement which contemplates or which would reasonably be expected to lead to any Competing AIR Proposal (other than an Acceptable AIR Confidentiality Agreement).

“Competing Tenax Proposal” means any inquiry, proposal or offer from any Person relating to, or that would reasonably be expected to lead to, in one transaction or a series of related transactions (other than the Merger), (a) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving Tenax or any of its Subsidiaries pursuant to which any Person or the shareholders of any Person would own 15% or more of any class of equity securities of Tenax or of any resulting parent company of Tenax; (b) any sale, lease, license, exchange, transfer or other disposition of, or joint venture involving, assets or businesses that constitute or represent more than 15% of the total revenue, operating income, EBITDA or fair market value of the assets of Tenax and its Subsidiaries, taken as a whole; (c) any sale, exchange, transfer or other disposition of more than 15% of any class of equity securities, or securities convertible into or exchangeable for equity securities, of Tenax; (d) any tender offer or exchange offer that, if consummated, would result in any Person becoming the beneficial owner of more than 15% of any class of equity securities of Tenax; (e) any other transaction the consummation of which would be reasonably likely to impede, interfere with, prevent or materially delay the Merger; or (f) any combination of the foregoing.

“Competing Tenax Transaction Agreement” means a binding letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other Contract or agreement which contemplates or which would reasonably be expected to lead to any Competing Tenax Proposal (other than an Acceptable Tenax Confidentiality Agreement).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of June 25, 2025, between AIR and Tenax or their Representatives or Affiliates.

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, deed of trust, lease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment or instrument that is intended by the parties thereto to be legally binding, in each case, including all amendments, supplements, restatements or other modifications thereto.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.

“DLLCA” means the Limited Liability Company Act of the State of Delaware.

“Encumbrances” means mortgages, deeds of trust, pledges, liens, security interests, hypothecations, conditional and installment sale agreements, encumbrances, charges or other claims of third parties or restrictions of any kind, including any easement, reversion interest, right of way or other encumbrance to title, limitations on voting rights or disposition rights or any option, right of first refusal or right of first offer.

“Environmental Law” means any Law relating to pollution or protection of the environment, climate, natural resources, threatened or endangered species or, as it relates to exposure to hazardous or toxic materials, human health and safety.

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“Environmental Permits” means all permits, licenses and other authorizations required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any entity, any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Expenses” means all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial institutions, experts and consultants to a party hereto and its Affiliates) actually incurred or accrued by a party hereto or its Affiliates, or on its or their behalf, or for which it or they are liable, in connection with or related to the authorization, preparation, negotiation, execution and performance of the Transactions, the solicitation of securityholder approvals, the filing of any required notices under applicable foreign, federal or state antitrust, competition, fair trade or similar Laws or other similar regulations and all other matters related to the closing of the Transactions, including the Merger, but, for the avoidance of doubt, shall not include the cost of grants of stock or other compensation paid to management or directors.

“GAAP” means United States generally accepted accounting principles in effect from time to time, applied consistently throughout the periods involved.

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, county, local or other government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal or judicial or arbitral body of competent jurisdiction. For purposes of Section 4.21 and Section 5.21, the term “Governmental Authority” shall also include any entity owned or controlled by a Governmental Authority.

“Hazardous Materials” means any petroleum or petroleum products, radioactive materials, medical wastes, asbestos, polychlorinated biphenyls, per- and poly-fluorinated substances, hazardous or toxic substances and any other chemical, material, substance or waste that is regulated or that forms the basis of liability under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person, all obligations or undertakings by such Person (a) for borrowed money (including deposits or advances of any kind to such Person); (b) evidenced by bonds, debentures, notes or similar instruments; (c) for capitalized leases or to pay the deferred and unpaid purchase price of property, equipment or services; (d) pursuant to securitization or factoring programs or arrangements; (e) pursuant to guarantees and arrangements having the economic effect of a guarantee of any Indebtedness; (f) to maintain or cause to be maintained the financing or financial position of others; (g) net cash payment obligations of such Person under swaps, options, derivatives and other hedging Contracts or arrangements that will be payable upon termination thereof (assuming termination on the date of determination); (h) letters of credit, bank guarantees and other similar Contracts or arrangements entered into by or on behalf of such Person to the extent they have been drawn upon; and (i) all Indebtedness of a type referred to in clauses (a) through (h) above of any Person secured by (or for which the holder of such Indebtedness has a right, contingent or otherwise, to be secured by) any Encumbrance on any property or assets owned by such Person or any of its Subsidiaries.

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“Intellectual Property” means all worldwide rights in or to patents and patent applications, including, in each case, any provisionals, substitutions, divisionals, continuations, continuations-in-part, re-examinations, renewals, extensions, reissues and equivalents thereof in any jurisdiction; (b) registered or unregistered trademarks, trade dress, trade names, brand names, corporate names, service marks, certification marks, designs, logos, slogans and other indications of origin, the goodwill associated with the foregoing and registrations and applications to register, the foregoing, including any extension, modification or renewal of any such registration or application; (c) works of authorship and copyrights (including copyrights in Software and websites), whether published or unpublished and copyright registrations, applications for registration, and extensions thereof; (d) rights associated with domain names, uniform resource locators, internet protocol addresses, social media handles and other names, identifiers and locators associated with internet addresses, sites and services; (e) trade secrets, know-how (including all ideas, concepts, research and development) and other proprietary information, whether or not patentable, including inventions, discoveries, prototypes, results or data in any jurisdiction with respect to the foregoing, in each case, that derives economic value, whether actual or potential, from not being generally known to other persons (collectively, “Trade Secrets”); (f) Software; (g) analyses, development tools, information (including scientific, technical, or regulatory information), testing procedures, testing results and business, financial, sales and marketing plans, compilations, processes, methods, compositions, formulae, designs, drawings, tolerances, comparisons, specifications, techniques and know-how and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries); and (h) any and all other similar or equivalent intellectual property rights anywhere in the world.

“Intervening Event” means any material event, fact, circumstance, effect, development or occurrence that (a) was not known to, or reasonably foreseeable by, the AIR Board as of the date hereof or, if known, the material consequences of which were not known or reasonably foreseeable as of the date hereof and (b) does not involve or relate to the receipt, existence or terms of any Competing AIR Proposal; provided, however, that no event, fact, circumstance, effect, development or occurrence arising out of, or resulting from, the following should constitute or be taken into account in determining whether an Intervening Event has occurred: (i) any Competing AIR Proposal or any actual or potential acquisition of assets or businesses from AIR or any of its Subsidiaries or (ii) any of the following: (A) any change in the market price, trading volume or credit ratings of AIR Common Stock or any failure, in and of itself, to meet internal or public revenue or earnings projections, forecasts, guidance, estimates, milestones or budgets for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement (provided that the facts or causes underlying or contributing to such change or failure shall be considered in determining whether an Intervening Event has occurred); (B) changes in general economic, legal, regulatory or political conditions, or in the financial, credit or capital markets in general; (C) changes in applicable Law or GAAP, or in any interpretation thereof; (D) changes in the markets or industries in which AIR and its Subsidiaries operate (including legal and regulatory changes); (E) acts of civil unrest or war (whether or not declared), armed hostilities or terrorism or any escalation or worsening of any acts of civil unrest or war (whether or not declared), armed hostilities or terrorism under way as of the date of this Agreement; (F) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, volcanic eruptions or other natural disasters or any epidemic or pandemic; (G) any changes resulting or arising from the identity of Tenax or any of its Affiliates; or (H) the public announcement, pendency or performance of this Agreement.

“IRS” means the United States Internal Revenue Service.

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“IT Assets” means all (a) computers (including, servers, firewalls, workstations, desktops, laptops and handheld devices), Software, hardware (whether general or special purpose), networks, firmware, middleware, routers, hubs, switches, data communications lines, data storage devices, information security and telecommunications capabilities, data centers, operating systems and all other information technology equipment and other similar or related items of information technology hardware and infrastructure, including any “Infrastructure-as-a-Service” or “Platform-as-a-Service” or other cloud or hybrid cloud services, and (b) any business systems software or applications (including CRM, ERP, HR, IT support and accounting systems), whether hosted in “on prem” and/or in the cloud, or provided as a service (e.g., “Software-as-a-Service”), and the documentation, reference and resource materials relating thereto and all Contracts and contractual rights required in connection with the foregoing.

“knowledge of AIR” means the actual knowledge of the individuals listed in Section 1.02 of the AIR Disclosure Letter or what such individuals would reasonably be expected to know after making reasonable inquiry of the executives and managers having primary responsibility for the applicable matter.

“knowledge of Tenax” means the actual knowledge of the individuals listed in Section 1.01 of the Tenax Disclosure Letter or what such individuals would reasonably be expected to know after making reasonable inquiry of the executives and managers having primary responsibility for the applicable matter.

“Law” means any federal, state, local, national, supranational, foreign or administrative law (including common law), statute, ordinance, regulation, requirement, regulatory interpretation, rule, code or Order.

“Merger Consideration” means 94,400,000 shares of AIR Common Stock, subject to adjustment in accordance with Section 3.03.

“NRS” means the Nevada Revised Statutes.

“NYSE American” means the NYSE American stock exchange.

“Order” means any order, judgment, injunction, award, decision, determination, stipulation, ruling, subpoena, writ, decree or verdict entered by or with any Governmental Authority.

“Outside Date” means September 30, 2026.

“Permitted Encumbrances” means (a) statutory Encumbrances for current Taxes, special assessments or other governmental charges not yet due and payable, or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory Encumbrances arising or incurred in the ordinary course of business for amounts not yet due and payable, or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (c) zoning, entitlement, building and other land use Laws imposed by governmental agencies having jurisdiction over any real property which are not violated in any material respect by the current use and operation of such real property; (d) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance or old age pension programs mandated under applicable Laws; (e) covenants, conditions, restrictions, easements and other similar non-monetary matters of record that would not reasonably be expected to, individually or in the aggregate, adversely affect the current occupancy or use of the subject real property in any material respect; (f) restrictions on the transfer of securities arising under federal and state securities Laws; and (g) any Encumbrances caused by state statutes or specific provisions of real property leases, in each case, with respect to tenant’s personal property, fixtures and/or leasehold improvements at the subject leased real property.

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“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or Governmental Authority.

“Personal Data” means (a) any information defined as “personal data”, “personally identifiable information” or “personal information” under any Privacy and Data Security Requirement or (b) any information that can reasonably be used to identify an individual natural person or relating to an identified or identifiable natural person, directly or indirectly, including name, a unique identification number, government-issued identifier (including Social Security number and driver’s license number), physical address, gender and date of birth. Personal Data that has been pseudonymized shall also be considered Personal Data to the extent treated as such under any Privacy and Data Security Requirement.

“Plan” means (a) each “employee benefit plan” as that term is defined in Section 3(3) of ERISA (whether or not subject to ERISA) and (b) each other employment, independent contractor, consulting, pension, retirement, supplemental retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance, vacation, bonus, incentive, disability, medical, vision, dental, health, life insurance, perquisite, fringe benefit or other compensation or benefit plan, program, agreement, arrangement, policy, trust, fund or Contract, whether written or unwritten.

“Privacy and Data Security Requirements” means (a) any Laws regulating the collecting, accessing, using, disclosing, transmitting, transferring, securing, sharing, storing, maintaining, retaining, deleting, disposing, modifying, protecting, privacy of, breach of or processing (collectively, “Processing”) of Personal Data; (b) obligations under all contracts to which AIR or any of its Subsidiaries is a party or is otherwise bound that relate to Personal Data; and (c) all of AIR’s and its Subsidiaries’ internal and publicly posted policies and representations regarding the collection, access, use, disclosure, transmission, transfer, storage, maintenance, retention, deletion, disposal, modification, protection or Processing of Personal Data.

“Public Software” means (a) any Software used under a license identified as an open source license by the Open Source Initiative (www.opensource.org) and (b) any other Software that is distributed as freeware or under similar licensing or distribution models.

“Redemption Rights Agreement” means, subject to the terms of Section 7.17, a redemption rights agreement between AIR and the Rights Agent.

“Registered AIR IP” means all Intellectual Property included in AIR Owned IP that is the subject of an application, certificate, filing, registration or other document issued, filed with or recorded by any Governmental Authority or internet domain name registrar.

“Registered Tenax IP” means all Intellectual Property included in Tenax Owned IP that is the subject of an application, certificate, filing, registration or other document issued, filed with or recorded by any Governmental Authority or internet domain name registrar.

“Registration Rights Agreement” means, subject to the terms of Section 7.18, a registration rights agreement among AIR and the Tenax Members.

“Representatives” means a Person’s officers, directors, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives.

“Required Tenax Member Approval” means the affirmative vote (at a meeting or by written consent) of holders of not less than a majority in voting power of the issued and outstanding Tenax Units.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

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“Software” means all computer software, programs (whether in source code, object code, human readable form or other form); applications; algorithms; user interfaces; application programming interfaces; diagnostics; software development tools and kits; templates; menus; analytics and tracking tools; compilers; library functions; version control systems; operating system virtualization environments; databases and compilations, including data and collections of data, whether machine-readable or otherwise; technology supporting the foregoing, together with all boot, compilation, configuration, debugging, performance analysis and runtime files; libraries; data; documentation, including user manuals and training materials, related to any of the foregoing; and any cloud storage containing any of the foregoing.

“Subsidiary” or “Subsidiaries” of any specified Person means an Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries.

“Superior Proposal” means an unsolicited written bona fide offer made by a third party with respect to a Competing AIR Proposal (other than pursuant to clause (e) of such definition) which the AIR Board reasonably determines, in its good-faith judgment, after having received the advice of a financial advisor of nationally recognized reputation and outside legal counsel, to be (a) more favorable to the stockholders of AIR from a financial point of view (after taking into account all of the terms and conditions of such proposal, including the sources and terms of any financing, financing market conditions and the existence of a financing contingency) than the Merger (after taking into account any changes to the financial terms of this Agreement proposed by Tenax in response to such offer or otherwise) and (b) reasonably expected to be consummated on the terms so proposed. For the purposes of the definition of “Superior Proposal”, each reference to “15%” in the definition of “Competing AIR Proposal” shall be replaced with “75%”.

“Tax Return” means any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreement” means all existing agreements or arrangements (whether or not written) binding a party to this Agreement or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts or gains for the purpose of determining any Person’s Tax liability (excluding any agreements or arrangements the principal subject matter of which is not Taxes).

“Taxes” means all taxes or similar duties, fees or charges or assessments thereof imposed by any Governmental Authority, in each case in the nature of a tax, including any interest, penalties and additions imposed with respect to such amount.

“Tenax Benefit Plan” means every Plan sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by Tenax or any of its Subsidiaries or any of its ERISA Affiliates, to which Tenax or any of its Subsidiaries or any of its ERISA Affiliates is a party, or with respect to which Tenax or any of its Subsidiaries or any of its ERISA Affiliates may have any obligation or liability, whether actual or contingent.

“Tenax Board” means the Board of Managers of Tenax.

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“Tenax Disclosure Letter” means the disclosure letter dated as of the date of this Agreement and delivered by Tenax to AIR and Merger Sub simultaneously with the signing of this Agreement.

“Tenax Government Bid” means any pending bid, proposal, offer or quote for supplies or services made by Tenax or any of its Subsidiaries that if accepted, would result in a Tenax Government Contract.

“Tenax Government Contract” means any prime contract, subcontract, grant, subaward, other transaction agreement or contract, basic ordering agreement, blanket purchase agreement, teaming agreement, letter contract, purchase order, task order or delivery order of any kind, including all amendments, modifications and options thereunder or relating thereto, awarded (a) to Tenax or any of its Subsidiaries by any Governmental Authority or by a prime contractor or higher-tier subcontractor (or proposed prime contractor or higher-tier subcontractor) under or in relation to such Contracts or (b) by Tenax or any of its Subsidiaries under or in relation to such contracts to a subcontractor (or proposed subcontractor) at any tier. For the avoidance of doubt, a task order, purchase order or delivery order under a Tenax Government Contract shall not constitute a separate Tenax Government Contract for purposes of this definition, but shall be a part of the Tenax Government Contract to which it relates.

“Tenax IP” means all Tenax Owned IP together with all Intellectual Property licensed by Tenax or any of its Subsidiaries and used, held for use or planned for use in Tenax’s business.

“Tenax IP Agreements” means any contract: (i) pursuant to which any third-party Intellectual Property is licensed or provided to Tenax or any of its Subsidiaries, other than (a) confidentiality and non-disclosure agreements entered into in the ordinary course of business, (b) non-exclusive licenses for generally commercially available, off-the-shelf non-customized Software under standard, non-negotiated terms for a one-time or annual aggregate fee of less than $500,000, (c) licenses to Public Software, (d) non-exclusive licenses granted to Tenax or any of its Subsidiaries in the ordinary course of business and (e) contracts in which the license or grant of rights to use Intellectual Property is ancillary or incidental to the transaction contemplated by such contract; (ii) pursuant to which Tenax or any of its Subsidiaries has granted to any person any right or interest in any material Tenax IP, including any right to use, or any option to acquire title to, any item of material Tenax IP, other than (a) confidentiality and non-disclosure agreements entered into in the ordinary course of business, (b) non-exclusive licenses granted in the ordinary course of business and (c) contracts in which the license or grant of rights to use Intellectual Property is non-exclusive and merely ancillary or incidental to the transaction contemplated by such contract; or (iii) to which Tenax or any of its Subsidiaries is a party containing any covenant not to sue, concurrent use agreement, settlement agreement, co-existence agreement or other consent, in each case, with respect to any Intellectual Property.

“Tenax IT Assets” means all IT Assets owned, licensed, leased or used or held for use by Tenax or any of its Subsidiaries.

“Tenax Leased Real Property” means all real property (together with any buildings, improvements and fixtures thereon) leased, subleased, licensed or otherwise occupied by Tenax or any of its Subsidiaries, as tenant, subtenant, licensee or occupant.

“Tenax Material Adverse Effect” means any event, occurrence, state of facts, development, circumstance, change or effect that, individually or in the aggregate with all other events, occurrences, state of facts, developments, circumstances, changes and effects, (a) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Tenax and its Subsidiaries taken as a whole; provided, however, that any event, occurrence, state of facts, development, circumstance, change or effect to the extent resulting from the following shall not be taken into account in determining whether a Tenax Material Adverse Effect has occurred: (i) any change in the market price, trading volume or credit ratings of Tenax equity interests or any failure, in and of itself, to meet internal or public revenue or earnings projections, forecasts, guidance, estimates, milestones or budgets for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement (provided that the facts or causes underlying or contributing to such change or failure shall be considered in determining whether a Tenax Material Adverse Effect has occurred); (ii) changes in general economic, legal, regulatory or political conditions, or in the financial, credit or capital markets in general; (iii) changes in applicable Law or GAAP or in any interpretation thereof; (iv) changes in the markets or industries in which Tenax and its Subsidiaries operate (including legal and regulatory changes); (v) acts of civil unrest or war (whether or not declared), armed hostilities or terrorism or any escalation or worsening of any acts of civil unrest or war (whether or not declared), armed hostilities or terrorism under way as of the date of this Agreement; (vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, volcanic eruptions or other natural disasters or any epidemic or pandemic; (vii) any changes resulting or arising from the identity of AIR or any of its Affiliates; or (viii) the public announcement, pendency or performance of this Agreement; provided that, in each of clauses (ii) through (vi), Tenax and its Subsidiaries, taken as a whole, are not affected disproportionately relative to other participants in the industries in which they operate; or (b) would reasonably be expected to prevent or materially impede, materially interfere with, materially hinder or materially delay the consummation of the Transactions by Tenax or otherwise prevent Tenax from performing its obligations under this Agreement.

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“Tenax Nominee” means NTC Equity Holdings, LLC.

“Tenax Owned IP” means all Intellectual Property owned or exclusively licensed by Tenax or any of its Subsidiaries (whether solely or jointly with one or more other Persons) as of the date of this Agreement.

“Tenax Permits” means franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, concessions, registrations, clearances, exemptions, certificates, filings, notices, approvals and orders of any Governmental Authority necessary for Tenax and each of its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective businesses as they are now being conducted.

“Tenax Real Property Leases” means all leases, subleases, licenses, occupancy agreements and other agreements under which Tenax or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property (including all guaranties and assignments thereof and all modifications, amendments, supplements and side letters thereto).

“Tenax Service Provider” means each of the directors, officers, employees and independent contractors of Tenax and each of its Subsidiaries.

“Tenax Warrantholders” means AEAMF Aero Funding LLC, ACSF Aero Funding LLC, MMPDFII Aero Blocker, LLC and MetLife Middle Market Private Debt Fund II, LP; provided that a Tenax Warrantholder shall become a Tenax Member to the extent it exercises its Warrant prior to the Closing.

“Trading Day” means a day on which shares of AIR Common Stock are traded on the NYSE American.

“Transaction Documents” means, collectively, this Agreement, the AIR Stockholder Support Agreement, the Tenax Member Support Agreements, the Tenax Member Lock-Up Agreements, the Redemption Rights Agreement, the Registration Rights Agreement, the Certificate of Merger and all other Contracts delivered or required to be delivered by any party hereto at or prior to the Closing pursuant to this Agreement.

“Transactions” means the transactions contemplated by the Transaction Documents, including the Merger and the Tender Offer.

“Warrants” means, collectively, (i) Warrant to Purchase Class A-2 Units No. W-1, dated as of January 7, 2026, held by AEAMF Aero Funding LLC; (ii) Warrant to Purchase Class A-2 Units No. W-2, dated as of January 7, 2026, held by ACSF Aero Funding LLC; (iii) Warrant to Purchase Class A-2 Units No. W-3, dated as of January 7, 2026, held by MMPDFII Aero Blocker, LLC; and (iv) Warrant to Purchase Class A-2 Units No. W-4, dated as of January 7, 2026, held by MetLife Middle Market Private Debt Fund II, LP.

“Webster Loan” means the Loan and Security Agreement, dated as of December 31, 2019, by and among Air Industries Machining, Corp., a New York corporation, Nassau Tool Works, Inc., a New York corporation, and The Sterling Engineering Corporation, a Connecticut corporation, as borrowers, AIR and Air Realty Group, LLC, a Connecticut limited liability company, as guarantors and Webster Bank, National Association, as lender, as amended from time to time.

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Section 1.02 Other Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Location of Definition

Agreement	Preamble
AIR	Preamble
AIR Charter Amendment	Section 2.05
AIR Closing Capitalization Schedule	Section 3.01(b)
AIR Excess Debt	Section 3.03(a)
AIR Financial Statements	Section 4.06(b)
AIR Material Contracts	Section 4.17(a)
AIR Recommendation	Recitals
AIR Related Parties	Section 9.03(h)
AIR SEC Reports	Section 4.06(a)
AIR Stock Issuance	Recitals
AIR Stockholder Support Agreement	Recitals
AIR Stockholders Meeting	Recitals
AIR Termination Fee	Section 9.03(a)(iii)
Anti-Corruption Laws	Section 4.21(a)
Antitrust Laws	Section 7.07(a)
Certificate of Merger	Section 2.03
Change in the AIR Recommendation	Section 7.02(d)
Charter Amendment Effective Time	Section 2.03
Closing	Section 2.02
Consenting Tenax Members	Recitals
Continuing Employees	Section 7.04(a)
D&O Insurance	Section 7.05(b)
Debt Adjusted AIR Equity Value	Section 3.03(a)(ii)
Debt Adjusted AIR Share Price	Section 3.03(a)(i)
Effective Time	Section 2.03
Expiration Time	Section 7.16(d)
Export Control Laws	Section 4.21(d)
Filed AIR SEC Reports	Article IV
Key AIR Stockholders	Recitals
Merger	Recitals
Merger Sub	Preamble
Money Laundering Laws	Section 4.21(b)
Month-End Balance Sheet	Section 3.01(a)
Notice of Adverse Recommendation	Section 7.02(d)
Offer to Purchase	Section 7.16(a)
Pass-Through Tax Matter	Section 7.11(c)
Pass-Through Tax Return	Section 7.11(b)
Payoff Amount	Section 7.12
Payoff Debt	Section 7.12
Payoff Letters	Section 7.12

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Defined Term	Location of Definition
Pre-Closing AIR Deliverables	Section 3.01(b)
Proxy Statement	Section 4.04(b)
R&D Sponsor	Section 4.14(h)
Redemption Price	Recitals
Restraint	Section 8.01(b)
Restriction	Section 7.07(a)
Rights Agent	Recitals
Sanctioned Person	Section 4.21(c)
Sanctions	Section 4.21(c)
Schedule TO	Section 7.16(c)
Surviving Company	Section 2.01
Tenax	Preamble
Tenax Closing Capitalization Schedule	Section 3.01(e)
Tenax Financial Statements	Section 5.06(a)
Tenax Material Contracts	Section 5.17(a)
Tenax Member Lock-Up Agreements	Recitals
Tenax Member Support Agreements	Recitals
Tenax Members	Recitals
Tenax Related Parties	Section 9.03(h)
Tenax Termination Fee	Section 9.03(b)
Tenax Units	Section 3.02(a)
Tenax Warrantholder Allocation	Section 3.01(e)(ii)
Tender Offer	Recitals
Tender Offer Acceptance Time	Section 7.16(d)
Tender Offer Conditions	Section 7.16(a)
Tender Offer Documents	Section 7.16(c)
Tender Offer Price	Section 7.16(b)
Transfer Agent	Section 3.06(a)

Section 1.03 Interpretation; Headings. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. When reference is made to an Article, Section, Schedule or Exhibit, such reference is to an Article or Section of, or Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” is not exclusive (i.e., it means “and/or”). Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. The phrases “delivered”, “provided to”, “made available” and “furnished to” and phrases of similar import when used herein, unless the context otherwise requires, mean, with respect to any statement to the effect that any information, document or other material has been “delivered”, “provided to”, “made available to” or “furnished to” Tenax or AIR, as applicable, that such information, document or material was made available for review in an unredacted form by Tenax or AIR, as applicable, or any of its Representatives no later than 5:00 p.m., New York City time, on the date hereof in the virtual data room established by AIR or Tenax, as applicable, in connection with this Agreement.

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Article II

THE MERGER

Section 2.01 The Merger. Upon the terms and subject to the satisfaction or written waiver (where permissible) of the conditions set forth in Article VIII, and in accordance with the applicable provisions of the DLLCA and this Agreement, at the Effective Time, Merger Sub shall be merged with and into Tenax. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Tenax shall continue as the surviving limited liability company in the Merger (the “Surviving Company”) and, following the Merger, Tenax shall be a wholly owned Subsidiary of AIR.

Section 2.02 Closing. The closing of the Transactions (the “Closing”) shall take place on the third Business Day after the satisfaction or written waiver (where permissible) of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or written waiver (where permissible) of those conditions at the Closing), unless another date is agreed to in writing by Tenax and AIR; provided, however, that, notwithstanding the satisfaction or written waiver (where permissible) of the conditions set forth in Article VIII, without Tenax’s prior written consent, the Closing shall not occur earlier than the fifth Business Day following delivery of the Month-End Balance Sheet for the most recently ended calendar month prior to the Closing. The Closing shall be held at the offices of Cravath, Swaine & Moore LLP, Two Manhattan West, 375 Ninth Avenue, New York, New York 10001, or such other place as the parties shall agree.

Section 2.03 Effective Time. Subject to the terms and conditions of this Agreement, as soon as practicable on the Closing Date, (a) AIR shall cause the AIR Charter Amendment to be filed with the Nevada Secretary of State in such form as required by, and executed in accordance with, the relevant provisions of the NRS (the date and time of the filing of the AIR Charter Amendment with the Nevada Secretary of State, or such later date and time permitted under the NRS as is specified in the AIR Charter Amendment and as is agreed to by AIR and Tenax in writing, being the “Charter Amendment Effective Time”), (b) Tenax will cause a certificate of merger (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the DLLCA (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later date and time as is specified in the Certificate of Merger and as is agreed to by AIR and Tenax in writing, being the “Effective Time”; provided that the parties hereto shall take all necessary action such that the Effective Time shall occur one minute after the Charter Amendment Effective Time) and (c) each of AIR, Merger Sub and Tenax shall make all other filings or recordings required under the NRS or the DLLCA (if any).

Section 2.04 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and in the applicable provisions of the DLLCA.

Section 2.05 Organizational Documents. (a) At the Effective Time, (i) the certificate of formation of the Surviving Company shall be the certificate of formation of Tenax as of immediately prior to the Effective Time and (ii) the limited liability company agreement in the form set forth in Exhibit E to this Agreement shall be the limited liability company agreement of the Surviving Company, in each case until thereafter amended in accordance with applicable Law; (b) at the Charter Amendment Effective Time, the articles of incorporation of AIR shall be amended pursuant to an amendment in the form attached as Exhibit F to this Agreement (the “AIR Charter Amendment”) and, as so amended, shall be the articles of incorporation of AIR until thereafter amended as provided therein or in accordance with applicable Law; and (c) AIR shall amend its bylaws effective at the Closing to delete Section 1.11 thereof.

Section 2.06 Directors of AIR. The parties shall take all requisite action (including to the extent necessary increasing the size of the AIR Board) so that, from and after the Effective Time, the AIR Board shall include no fewer than eight directors, which shall consist only of (a) no fewer than six individuals designated by Tenax and (b) two individuals to be mutually agreed upon by Tenax and AIR, each to hold office in accordance with the articles of incorporation and bylaws of AIR.

Section 2.07 Officers. The officers of Tenax immediately prior to the Effective Time shall be the officers of the Surviving Company, in each case until their respective successors are duly elected and qualified or until such officer’s earlier death, resignation or removal.

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Article III

MERGER CONSIDERATION

Section 3.01 Pre-Closing Deliveries.

(a) No later than the 15th day following the last day of each calendar month ending after the date of this Agreement and prior to the Closing, AIR shall deliver to Tenax an unaudited consolidated balance sheet of AIR and its Subsidiaries as of the last day of such calendar month (each, a “Month-End Balance Sheet”) prepared in the same format as the quarterly unaudited consolidated balance sheets in AIR’s Quarterly Reports on Form 10-Q filed with the SEC, which shall, in any event, set forth (i) the aggregate amount of Indebtedness of AIR and its Subsidiaries and (ii) to the extent not already reflected in such presentation of Indebtedness, (A) the aggregate amount of accounts payable and accrued expenses, (B) the aggregate amount of deferred gain on sale, (C) the aggregate amount of customer deposits and (D) the aggregate amount of any reserves taken for unprofitable F-35 revenues not included in accrued expenses.

(b) No less than five Business Days prior to the Closing, AIR shall deliver to Tenax a statement prepared in good faith, substantially in the form of Section 3.01 of the AIR Disclosure Letter (which has been illustratively prepared as if delivered to Tenax on the date hereof) (as may be updated pursuant to Section 3.01(d) from time to time, the “AIR Closing Capitalization Schedule” and, together with the Closing Month-End Balance Sheet, the “Pre-Closing AIR Deliverables”), setting forth, in each case, as of the date of the Closing Month-End Balance Sheet, with reasonable supporting detail:

(i) the calculation of AIR Net Indebtedness and the components thereof;

(ii) a list of each AIR Award Issuance, together with the recipient and value thereof;

(iii) a list of each AIR Securities Issuance and the proceeds received by AIR or its Subsidiaries therefrom;

(iv) the number of AIR RSU Awards held by each holder thereof, indicating the grant date and the vesting schedule of such AIR RSU Awards;

(v) the number of AIR Stock Options held by each holder thereof, indicating (A) the grant date, expiration date and vesting schedule of such AIR Stock Options, (B) whether such AIR Stock Options are vested or unvested, (C) the exercise price with respect to each AIR Stock Option and (D) whether or not such AIR Stock Option is intended to qualify as an “incentive stock option” under Section 422 of the Code;

(vi) (A) the number of outstanding shares of AIR Common Stock, (B) the number of outstanding AIR Stock Options with a strike price of $4.10 or less and (C) the number of outstanding unvested AIR RSU Awards; and

(vii) the calculation of the Merger Consideration in accordance with Section 3.03.

(c) AIR shall take all necessary actions to freeze all exercises of AIR Stock Options and all settlements of AIR RSU Awards, in each case, as of immediately prior to delivery of the Pre-Closing AIR Deliverables until the Effective Time.

(d) Tenax shall be entitled to review and comment in good faith on the Pre-Closing AIR Deliverables, and AIR shall provide any reasonably requested supporting information related thereto, consider any such comments in good faith and update and redeliver, if applicable, the Pre-Closing AIR Deliverables reflecting any such comments no later than the Business Day immediately prior to the Closing Date. Prior to the Closing, AIR and Tenax shall seek in good faith to resolve any differences that they may have with respect to the computation of any of the items in the Pre-Closing AIR Deliverables; provided that the Pre-Closing AIR Deliverables as delivered by AIR shall be subject to Tenax’s approval not to be unreasonably withheld or delayed.

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(e) After the delivery of the Pre-Closing AIR Deliverables and no less than two Business Days prior to the Closing, Tenax shall deliver to AIR a statement prepared in good faith, substantially in the form of Section 3.01 of the Tenax Disclosure Letter (which has been illustratively prepared as if the Effective Time occurred on the date hereof) (as may be updated pursuant to Section 3.01(f) from time to time, the “Tenax Closing Capitalization Schedule”), setting forth, in each case, as of the Effective Time, with reasonable supporting detail:

(i) a list of all Tenax Members and Tenax Warrantholders, and each Tenax Member and Tenax Warrantholder’s address; and

(ii) (A) the portion of the Merger Consideration payable to each Tenax Member and (B) the portion of the Merger Consideration that would be payable to each Tenax Warrantholder if such Tenax Warrantholder had exercised its Warrant (if and to the extent it remains outstanding) immediately prior to the Effective Time (a “Tenax Warrantholder Allocation”), in each case which will (1) be calculated in accordance with the terms and conditions of this Agreement and the limited liability company agreement of Tenax and (2) specifically identify the number of shares of AIR Common Stock payable to each Tenax Member and Tenax Warrantholder; provided that, notwithstanding anything otherwise to the contrary in this Agreement, the aggregate number of shares of AIR Common Stock allocated to the Tenax Members and Tenax Warrantholders shall not exceed the number of shares of AIR Common Stock constituting the Merger Consideration calculated pursuant to Section 3.03.

(f) AIR and its Representatives, including the Transfer Agent, shall be entitled to conclusively rely on the amounts and calculations set forth in the Tenax Closing Capitalization Schedule.

Section 3.02 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Tenax, AIR or Merger Sub:

(a) Each membership unit of Tenax (“Tenax Units”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the portion of Merger Consideration allocated in respect thereof in accordance with the Tenax Closing Capitalization Schedule, and each holder of a Tenax Unit immediately prior to the Effective Time shall thereafter cease to have any rights with respect to such Tenax Unit except the right to receive the Merger Consideration in respect thereof, in consideration therefor pursuant to the terms of this Agreement. The Merger Consideration issued (and paid) in accordance with the terms of this Article III upon conversion of the Tenax Units will be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such Tenax Units, and after the Effective Time there will be no further registration of transfers on the transfer books (or equivalent) of the Surviving Company of Tenax Units that were outstanding immediately prior to the Effective Time.

(b) All membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into 100% of the membership interests of the Surviving Company.

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Section 3.03 Certain Adjustments.

(a) If the calculation of AIR Net Indebtedness set forth in the AIR Closing Capitalization Schedule exceeds the AIR Debt Target Amount (the amount of such excess, the “AIR Excess Debt”), the Merger Consideration shall be increased by a number of shares of AIR Common Stock equal to (i) (A) $387,040,000 divided by (B) the Debt Adjusted AIR Share Price, minus (ii) 94,400,000.

(i) “Debt Adjusted AIR Share Price” means, subject to adjustment pursuant to Section 3.03(b) and Section 3.03(c), (A) Debt Adjusted AIR Equity Value divided by (B) the AIR Share Target Amount.

(ii) “Debt Adjusted AIR Equity Value” means (A) $20,500,000, minus (B) AIR Excess Debt.

(b) If the calculation of AIR Net Indebtedness set forth in the AIR Closing Capitalization Schedule, minus the AIR Award Issuance Amount set forth therein, minus the AIR Securities Issuance Proceeds Amount set forth therein is less than the AIR Debt Target Amount, the Merger Consideration shall be increased by a number of shares of AIR Common Stock equal to (A) the lesser of (1) the amount by which the AIR Debt Target Amount exceeds the calculation of AIR Net Indebtedness set forth in the AIR Closing Capitalization Schedule, minus the AIR Award Issuance Amount set forth therein, minus the AIR Securities Issuance Proceeds Amount set forth therein and (2) the sum of the AIR Award Issuance Amount set forth therein, plus the AIR Securities Issuance Proceeds Amount set forth therein, divided by (B) 4.10.

(c) Subject to Section 6.01(b)(iii), if the AIR Closing Capitalization Schedule sets forth (i) a number of outstanding shares of AIR Common Stock in excess of 4,771,954, (ii) a number of outstanding AIR Stock Options with a strike price of $4.10 or less in excess of 266,753 or (iii) a number of unvested AIR RSU Awards in excess of 190,418, in each case for which Section 3.03(a) or Section 3.03(b) do not result in an equitable adjustment to the Merger Consideration and the Debt Adjusted AIR Share Price, the parties shall appropriately and equitably adjust the Merger Consideration and the Debt Adjusted AIR Share Price so as to reflect such additional securities and provide the same economic effect for the Tenax Members as contemplated by this Agreement or as otherwise mutually agreed by AIR and Tenax.

(d) Without limiting the obligations of AIR pursuant to Section 6.01, if, at any time on or after the date hereof and prior to the Closing, AIR makes (or any record date occurs with respect thereto) (i) any subdivision, stock dividend or split of any AIR Common Stock or (ii) combination, recapitalization, exchange of shares, reclassification or similar transaction of AIR Common Stock into a different number of shares of AIR Common Stock or different class, then the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately and equitably adjusted to reflect such event and provide the same economic effect for the Tenax Holders as contemplated by this Agreement prior to such event.

Section 3.04 Repayment of Payoff Debt. At the Closing, Tenax or one of its Affiliates shall repay, or cause to be repaid, on behalf of AIR and its Subsidiaries, the outstanding balance of the Payoff Debt in accordance with the Payoff Letters furnished to Tenax pursuant to Section 7.12 by wire transfer of immediately available funds to the account designated in the applicable Payoff Letter.

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Section 3.05 Reservation of Shares. Prior to the Closing, AIR shall reserve for future issuance upon exercise of the Warrants a number of shares of AIR Common Stock equal to the aggregate amount of the Tenax Warrantholder Allocations set forth on the Tenax Closing Capitalization Schedule.

Section 3.06 Exchange of Shares.

(a) Transfer Agent. At or prior to the Effective Time, AIR shall deposit, or shall cause to be deposited, with Broadridge Corporate Issuer Solutions (the “Transfer Agent”), in trust for the benefit of the Tenax Members, a number of shares of AIR Common Stock, in book-entry or certificated form, equal to the portion of the Merger Consideration issuable to the Tenax Members in accordance with the Tenax Closing Capitalization Schedule for the purpose of exchanging Tenax Units for the Merger Consideration.

(b) Exchange Procedures. Prior to the Effective Time, Tenax will provide to each Person who is or will be, as of immediately prior to the Effective Time, a Tenax Member a letter of transmittal, which shall contain customary representations and warranties of the type commensurate with a private placement of securities exempt from registration under the Securities Act and such other provisions as Tenax may reasonably specify (including a provision confirming that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of such letter of transmittal). Upon delivery to the Transfer Agent of such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Transfer Agent or Tenax, the Tenax Member will be entitled to receive (following the Effective Time) in exchange such Tenax Member’s Tenax Units, the portion of the Merger Consideration allocated to such Tenax Member in accordance with the Tenax Closing Capitalization Schedule (together with cash in lieu of fractional shares), and such Tenax Member’s Tenax Units will forthwith be canceled. Until exchanged as contemplated by this Section 3.06, any Tenax Units will be deemed at any time after the Effective Time to represent only the right to receive upon such exchange Merger Consideration as contemplated by this Section 3.06. No interest will be paid or accrue on any cash payable upon exchange of any Tenax Units.

Section 3.07 No Fractional Shares.

(a) No certificates or scrip representing fractional shares of AIR Common Stock will be issued upon the conversion of Tenax Units pursuant to Section 3.06, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a holder of AIR Common Stock. For purposes of this Section 3.07, all fractional shares to which a single record holder would be entitled will be aggregated, and calculations will be rounded up to three decimal places.

(b) Fractional shares of AIR Common Stock that would otherwise be allocable to any former Tenax Members in the Merger will be aggregated, and no Tenax Members will receive cash in exchange therefor equal to or greater than the value of one full share of AIR Common Stock. The Transfer Agent will cause the whole shares obtained thereby to be sold, in the open market or otherwise as reasonably directed by AIR, and in no case later than 20 Business Days after the Effective Time (assuming all Tenax Units have been surrendered pursuant to Section 3.06 by such date). The Transfer Agent will make available the net proceeds thereof, after deducting any required withholding Taxes and brokerage charges, commissions and transfer Taxes, on a pro rata basis, without interest, as soon as practicable to the Tenax Members entitled to receive such cash. Payment of cash in lieu of fractional shares of AIR Common Stock will be made solely for the purpose of avoiding the expense and inconvenience to AIR of issuing fractional shares of AIR Common Stock and will not represent separately bargained-for consideration.

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Section 3.08 No Liability. None of the parties hereto, the Surviving Company or the Transfer Agent will be liable to any Person in respect of any shares of AIR Common Stock properly delivered to any public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 3.09 Further Action. If, at any time after the Effective Time, any further action is determined by AIR or Tenax to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full right, title and possession, and to all rights and property, of Merger Sub and Tenax, the officers and directors of the Surviving Company and AIR shall be fully authorized (in the name of Merger Sub, in the name of Tenax, and otherwise) to take such action.

Section 3.10 AIR Equity Awards. Each AIR Equity Award that is then outstanding as of immediately prior to the Effective Time shall continue on the same terms and conditions as were applicable to such AIR Equity Award as of immediately prior to the Effective Time. At or prior to the Effective Time, AIR, the AIR Board and the Compensation Committee of the AIR Board, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 3.10.

Article IV

REPRESENTATIONS AND WARRANTIES OF AIR AND MERGER SUB

AIR and Merger Sub jointly and severally represent and warrant to Tenax that, except as (A) set forth in the AIR Disclosure Letter (it being understood that any information, item or matter set forth in one section or subsection of the AIR Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds and each other section or subsection of this Agreement to the extent that it is reasonably apparent based upon the face of such disclosure that such information, item or matter is relevant to such other section or subsection; provided, however, that only items disclosed in Sections 4.02, 4.04(b) and 4.07 of the AIR Disclosure Letter shall be deemed disclosed with respect to Sections 4.02, 4.04(b) and 4.07, respectively); or (B) disclosed in any report, schedule, form, statement or other document (including exhibits and other information incorporated therein) filed with, or furnished to, the SEC from and after January 1, 2023 by AIR and publicly available on the SEC’s Electronic Data Gathering, Analysis, and Retrieval system prior to the execution of this Agreement (the “Filed AIR SEC Reports”), other than in any disclosures in any such Filed AIR SEC Reports contained in the “Risk Factors” and “Special Note Regarding Forward-Looking Statements” and “Quantitative and Qualitative Disclosures about Market Risk” sections thereof or under similarly titled captions or sections thereof (in each case other than any statements of fact) or other similarly cautionary, forward-looking or predictive statements in such Filed AIR SEC Reports; provided that nothing in the Filed AIR SEC Reports shall be deemed to be disclosures against Section 4.01(a), Section 4.02 and Section 4.03.

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Section 4.01 Organization and Qualification; Subsidiaries.

(a) Each of AIR and its Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority and all necessary governmental authorizations and approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except (i) with respect to AIR’s Subsidiaries other than Merger Sub, where the failure to be in good standing or to have such power, authority and governmental authorizations and approvals would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect and (ii) with respect to AIR and Merger Sub, where the failure to possess such governmental authorizations and approvals would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect. Each of AIR and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary or desirable, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, be reasonably expected to have an AIR Material Adverse Effect.

(b) Section 4.01(b) of the AIR Disclosure Letter sets forth a true and complete list of each Subsidiary of AIR, the jurisdiction of incorporation or formation of each such Subsidiary and the ownership interest of AIR and any third parties in each such Subsidiary.

(c) AIR has made available to Tenax, prior to the execution of this Agreement, a true and complete copy of AIR’s articles of incorporation and bylaws and the equivalent organizational documents of each of its Subsidiaries, in each case, as amended to the date of this Agreement. Such articles of incorporation, bylaws and equivalent organizational documents are in full force and effect. Neither AIR nor any of its Subsidiaries is in violation of any of the provisions of its articles of incorporation, bylaws or equivalent organizational documents.

Section 4.02 Capitalization.

(a) The authorized capital stock of AIR consists of (i) 20,000,000 shares of AIR Common Stock and (ii) 3,000,000 shares of AIR Preferred Stock. As of the Capitalization Date and as of February 16, 2026, (i) 4,771,954 and 4,781,054 shares, respectively, of AIR Common Stock were issued and outstanding (with no shares of AIR Common Stock issued and held in the treasury of AIR), (ii) no shares of AIR Preferred Stock were issued and outstanding and (iii) 665,281 shares of AIR Common Stock were reserved and available for issuance pursuant to the AIR Stock Plans, of which (A) 425,703 and 485,703 shares, respectively, of AIR Common Stock were subject to outstanding AIR Stock Options (with a weighted-average exercise price of $6.01 as of the Capitalization Date), (B) 190,420 and 431,591 shares, respectively, of AIR Common Stock were subject to outstanding AIR RSU Awards and (C) 361,697 shares of AIR Common Stock were reserved for issuance upon conversion of the AIR Convertible Notes. Except as set forth in this Section 4.02, there are no authorized, issued, reserved for issuance or outstanding (i) shares of capital stock, voting securities or other equity interests of AIR; (ii) options, calls, warrants, convertible debt, other convertible or exchangeable instruments or rights, agreements, arrangements or commitments of any character made or issued by AIR or any of its Subsidiaries obligating AIR or any of its Subsidiaries to issue, deliver or sell any shares of capital stock, voting securities or other equity interests of AIR or any of its Subsidiaries other than the AIR Convertible Notes; or (iii) “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based units or any other similar interests issued by AIR or any of its Subsidiaries, or rights to acquire such interests from AIR or any Subsidiary. All shares of AIR Stock subject to issuance as aforesaid and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, and each outstanding share of AIR Stock has been and is, (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to or issued in violation of any preemptive rights, purchase option, call option, right of first refusal, anti-dilutive right, subscription right or any similar right created by applicable Law, the organizational documents of AIR or any agreement to which AIR is a party or otherwise bound; and (iii) free of any Encumbrances created by AIR in respect thereof. There are no outstanding contractual obligations of AIR or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock, voting securities or other equity interests or securities convertible into or exchangeable or exercisable for capital stock, voting securities or other equity interests of AIR or any of its Subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of AIR or any other Person.

(b) All AIR Stock Options and AIR RSU Awards are evidenced by award agreements, in each case, in the forms made available to Tenax by AIR, and no award agreement contains terms that are inconsistent with the applicable forms. There are no declared or accrued unpaid dividends with respect to any AIR Stock. Each AIR Stock Option and each AIR RSU Award may, by its terms, be treated as provided for in Section 3.10. Each AIR Stock Option has an exercise price equal to or greater than the fair market value of a share of AIR Common Stock on the date such AIR Stock Option was granted.

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(c) Each outstanding share of capital stock of, or other equity interests in, each Subsidiary of AIR is duly authorized, validly issued, fully paid and non-assessable; each such share or interest is owned by AIR or another of its wholly owned Subsidiaries free and clear of all Encumbrances and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests; and each such share or interest was not issued in violation of any preemptive rights, purchase option, call option, right of first refusal, anti-dilutive right, subscription right or any similar right under applicable Law, the organizational documents of any applicable Subsidiary or any agreement to which AIR or any Subsidiary is a party or otherwise bound. Except for the capital stock of, or other equity interest in, its Subsidiaries, AIR does not own, directly or indirectly, any capital stock of, or other equity or similar interest in, any corporation, partnership, joint venture, association or other entity.

(d) As of the date of this Agreement, other than the AIR Convertible Notes, no bonds, debentures, notes or other Indebtedness of AIR having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of AIR may vote are issued or outstanding. The AIR 6% Convertible Notes are convertible into shares of AIR Common Stock at a conversion price of $10.50 per share, and the AIR 7% Convertible Notes are convertible into shares of AIR Common Stock at a conversion price of $9.30 per share.

(e) As of the Capitalization Date and as of February 16, 2026, there was (i) $2,519,068 aggregate principal amount outstanding under the AIR 6% Convertible Notes, (ii) $1,802,000 aggregate principal amount outstanding under the AIR 7% Convertible Notes and (iii) $550,000 aggregate principal amount outstanding under the AIR 12% Subordinated Notes. As of the date of this Agreement, AIR has no outstanding obligations in respect of Indebtedness evidenced by bonds, debentures, notes or similar instruments other than the AIR Subordinated Notes.

(f) Except as provided in the AIR Stockholder Support Agreement, none of AIR or any of its Subsidiaries is party to any stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings with respect to the voting or transfer, or requiring registration, of the AIR Common Stock or the AIR Preferred Stock or other voting or equity interests in AIR or any of its Subsidiaries.

(g) The AIR Closing Capitalization Schedule will, as of the Closing Date, be true and complete in all respects and the amounts set forth therein will be calculated pursuant to and in accordance with this Agreement, AIR’s articles of incorporation and any applicable Plan (including any such Plans governing the terms of the AIR Stock Options or AIR RSU Awards).

(h) The shares of AIR Common Stock constituting Merger Consideration being issued hereunder, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable, and free of any Encumbrances on transfer other than restrictions under AIR’s articles of incorporation (as amended by the AIR Charter Amendment) and under applicable Law, including Blue Sky Laws and the Securities Act.

(i) AIR owns one hundred percent (100%) of the issued and outstanding limited liability company interests of Merger Sub, free and clear of any Encumbrances (other than restrictions imposed by applicable securities Laws or the organizational documents of Merger Sub), and all of such interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, in each case, in all material respects. Merger Sub does not own any shares of AIR Common Stock.

Section 4.03 Authority Relative to This Agreement; Vote Required.

(a) Each of AIR and Merger Sub has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and such other Transaction Documents by AIR and Merger Sub and the consummation by AIR and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action or equivalent, and no other proceedings on the part of AIR or Merger Sub are necessary to authorize this Agreement or such other Transaction Documents or to consummate the Transactions other than (i) filing the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DLLCA, (ii) receipt of the AIR Stockholder Approvals and (iii) filing the AIR Charter Amendment with the Nevada Secretary of State in accordance with the NRS. This Agreement has been duly and validly executed and delivered by AIR and Merger Sub and, assuming due authorization, execution and delivery by Tenax, constitutes a legal, valid and binding obligation of each of AIR and Merger Sub, enforceable against each of AIR and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

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(b) The AIR Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded, modified or withdrawn in any way prior to the date of this Agreement, has (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, AIR and its stockholders; (ii) adopted this Agreement and approved the Transaction Documents and the Transactions; (iii) resolved to recommend that the stockholders of AIR vote in favor of approving the AIR Charter Amendment and the AIR Stock Issuance; and (iv) directed that the AIR Charter Amendment and the AIR Stock Issuance be submitted to AIR’s stockholders for approval at the AIR Stockholders Meeting.

(c) The only votes of the holders of any class or series of capital stock of AIR necessary to approve the AIR Charter Amendment and the AIR Stock Issuance are the AIR Stockholder Approvals.

Section 4.04 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the other Transaction Documents to which it is a party by each of AIR and Merger Sub do not, and the performance of this Agreement and such other Transaction Documents by each of AIR and Merger Sub, and the consummation of the Transactions, will not, (i) conflict with or violate the articles of incorporation, bylaws or other equivalent organizational documents of (A) AIR, (B) Merger Sub or (C) any Subsidiaries of AIR other than Merger Sub, (ii) assuming all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained or taken and all filings and obligations described in Section 4.04(b) have been made or satisfied, conflict with or violate any Law applicable to AIR or any of its Subsidiaries or by which any property or asset of AIR or any of its Subsidiaries is bound or affected or (iii) violate, conflict with, require consent under, result in any breach of, result in loss of benefit under or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of AIR or any of its Subsidiaries pursuant to, any Contract, AIR Permit or other instrument or obligation to which AIR or any of its Subsidiaries is a party or by which AIR or any of its Subsidiaries or any of their respective assets or properties is bound or affected, except, with respect to clauses (i)(C), (ii) and (iii) of this Section 4.04(a), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect.

(b) The execution and delivery of this Agreement and the other Transaction Documents to which it is a party by each of AIR and Merger Sub do not, and the performance of this Agreement and such other Transaction Documents by each of AIR and Merger Sub, and the consummation of the Transactions, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of a proxy statement in definitive form relating to the AIR Stockholders Meeting (the “Proxy Statement”) and the filing with the SEC of such other reports required in connection with the Transactions under, and such other compliance with, the Exchange Act and the Securities Act and the rules and regulations thereunder (including the filing of the Tender Offer Documents with the SEC and any amendments or supplements thereto), (ii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DLLCA, (iii) the filing with the Nevada Secretary of State of the AIR Charter Amendment in accordance with the NRS, (iv) compliance with notices and filings under the HSR Act and all other applicable Antitrust Laws (as defined below), (v) such filings and approvals as are required to be made or obtained under Blue Sky Laws in connection with the AIR Stock Issuance, (vi) any notices, applications and filings required under the rules and regulations of the NYSE American, including the application to the NYSE American for the acquisition and issuance of the shares of AIR Common Stock constituting Merger Consideration for trading thereon, (vii) post-Closing filings by AIR and Tenax with the U.S. Department of State with respect to AIR’s open export licenses, (viii) post-Closing filings with the U.S. Government System of Award Management with respect to AIR’s Commercial and Government Entity (CAGE) code registration and (ix) such other consents, approvals, orders, authorizations, registrations, declarations, transfers, waivers, disclaimers and filings, the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect.

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Section 4.05 Permits; Compliance.

(a) Since January 1, 2023, AIR and its Subsidiaries have operated and conducted their businesses in compliance in all material respects with all Laws of any Governmental Authority applicable to their respective businesses or operations and all internal or posted policies and procedures. Since January 1, 2023, neither AIR nor any of its Subsidiaries has received any written notice alleging, or been charged with, any material violation of any Laws.

(b) AIR and each of its Subsidiaries have obtained and hold all AIR Permits, and all such AIR Permits are valid and in full force and effect, except where the failure to hold the same or to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect. In addition, (i) there has occurred no default under, or violation of, any such AIR Permit, (ii) no suspension or cancellation of any of the AIR Permits is pending or, to the knowledge of AIR, threatened and (iii) AIR has taken all measures reasonably necessary (including by making all applications or filings required by applicable Law or the applicable Governmental Authority) to extend any AIR Permit to prevent the expiration thereof, in each case, except as would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect.

Section 4.06 SEC Filings; Financial Statements; Undisclosed Liabilities.

(a) AIR has filed all forms, reports, statements, schedules and other documents required to be filed by it with the SEC since January 1, 2023 (collectively, the “AIR SEC Reports”). The AIR SEC Reports (i) at the time they were filed and, if amended, as of the date of such amendment, complied in all material respect with all applicable requirements of the Securities Act, the Exchange Act or SOX, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the AIR SEC Reports (collectively, the “AIR Financial Statements”) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial condition, results of operations, changes in stockholders’ equity and cash flows of AIR and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited financial statements, to normal year-end adjustments).

(c) AIR and its Subsidiaries maintain a system of internal controls over financial reporting that are effective to ensure (i) the reliability of financial reporting, including policies and procedures that mandate the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of AIR and its Subsidiaries, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (iii) that transactions are executed only in accordance with the authorization of management and (iv) the prevention or timely detection of the unauthorized acquisition, use or disposition of assets.

(d) Neither AIR nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except liabilities (i) reflected or reserved against in the consolidated balance sheet (or the notes thereto) of AIR as of December 31, 2024, included in the AIR Financial Statements, (ii) incurred after December 31, 2024, in the ordinary course of business consistent with past practice, (iii) incurred in connection with the negotiation, execution, delivery or performance of, or pursuant to the terms of, this Agreement or the other Transaction Documents (for clarity, any liability caused by or resulting from a breach by AIR of this Agreement shall not be deemed a liability incurred in connection with the negotiation, execution, delivery or performance of, or pursuant to the terms of, this Agreement) or (iv) that would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect.

(e) Since January 1, 2023, none of AIR, AIR’s independent accountants, the AIR Board or its audit committee has received any written, or to the knowledge of AIR, oral notification of any (i) “significant deficiency” in the internal controls over financial reporting of AIR; (ii) “material weakness” in the internal controls over financial reporting of AIR; or (iii) fraud, whether or not material, that involves management or other employees of AIR who have a significant role in the internal controls over financial reporting of AIR. Since January 1, 2023, there have been no material internal investigations regarding accounting, auditing or revenue recognition discussed with, reviewed by or initiated at the direction of the Chief Executive Officer or Chief Financial Officer of AIR or the AIR Board or any committee thereof. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in the Statement of Auditing Standard FAS 115 – Communicating Internal Control Related Matters Identified in an Audit, as in effect on the date hereof.

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(f) Since January 1, 2023, (i) neither AIR nor any of its Subsidiaries has received any written or, to the knowledge of AIR, oral complaint, allegation, assertion or claim regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of AIR or any of its Subsidiaries, or unlawful accounting or auditing matters with respect to AIR or any of its Subsidiaries, and (ii) no attorney representing AIR or any of its Subsidiaries, whether or not employed by AIR or any of its Subsidiaries, has reported evidence of a breach of fiduciary duty or similar violation by AIR or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the AIR Board or any committee thereof or to the General Counsel or Chief Executive Officer of AIR, except as, in each of (i) and (ii), has not had and would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect.

(g) Neither AIR nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among AIR and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, AIR or any of its Subsidiaries in the AIR Financial Statements.

Section 4.07 Absence of Certain Changes or Events. Since December 31, 2024, there has not been any event, occurrence, state of facts, development, circumstance, change or effect that, individually or in the aggregate with all other events, occurrences, state of facts, developments, circumstances, changes and effects, has had or would reasonably be expected to have an AIR Material Adverse Effect. From December 31, 2024 to the date of this Agreement, (a) AIR and its Subsidiaries have conducted their businesses in all material respects in the ordinary course and in a manner consistent with past practice and (b) neither AIR nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.01 (with the exception of those set forth in clauses (b)(i), (iii), (xiii), (xviii), (xix), (xx), (xxii) and (xxiii) (to the extent related to the foregoing)).

Section 4.08 Information Supplied; Tender Offer Documents. The information relating to AIR and its Subsidiaries that is provided by or on behalf of AIR or any of its Subsidiaries for inclusion in the Proxy Statement, or in any other document filed with any other Governmental Authority in connection with the Merger and the other Transactions, will not, in the case of the Proxy Statement, at the date it is first mailed to the AIR Stockholders or at the time of the AIR Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Tenax or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. The Tender Offer Documents (including any amendment or supplement thereto) will comply as to form in all material respects with the requirements of the Exchange Act and will not, at the time filed with the SEC and at the time first published, sent or given to the AIR Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, AIR and Merger Sub make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Tenax or any Subsidiaries thereof for inclusion or incorporation by reference in the Proxy Statement or the Tender Offer Documents.

Section 4.09 Operations of Merger Sub. Merger Sub is a direct, wholly owned Subsidiary of AIR, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

Section 4.10 Absence of Litigation. There is no Action pending or, to the knowledge of AIR, threatened (i) against or involving AIR, any of its Subsidiaries or any of their respective assets, officers, directors or key employees (in the case of officers, directors or key employees, arising out of such officer’s, director’s or key employee’s relationship with AIR) that, individually or in the aggregate, has or would reasonably be expected to have an AIR Material Adverse Effect or (ii) that seeks to restrain or enjoin the consummation of the Transactions. There is not any Order of any Governmental Authority or arbitrator outstanding against, or, to the knowledge of AIR, investigation by any Governmental Authority involving, AIR, any of its Subsidiaries or any of their respective assets, officers, directors or key employees (in the case of such officers, directors or key employees, such as would affect AIR or any of its Subsidiaries) that, individually or in the aggregate, has or would reasonably be expected to have an AIR Material Adverse Effect. There is no material Action pending by AIR or any of its Subsidiaries, or which AIR or any of its Subsidiaries intends to initiate, against any other Person. The foregoing includes Actions pending or threatened (or any basis therefor to the knowledge of AIR) involving the prior employment of any of the employees of AIR or any of its Subsidiaries, services of the employees of AIR or any of its Subsidiaries provided in connection with AIR’s business, any information or techniques allegedly proprietary to any former employer of an employee of AIR or any of its Subsidiaries or obligations of an employee of AIR or any of its Subsidiaries under any agreement with such employee’s former employer.

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Section 4.11 Employee Benefit Plans.

(a) Section 4.11(a) of the AIR Disclosure Letter sets forth a true, correct and complete list of each AIR Benefit Plan. With respect to each AIR Benefit Plan, true, correct and complete copies of the following have been delivered or made available to Tenax by AIR: (i) all plan documents (including all amendments and attachments thereto), or written summaries of any AIR Benefit Plan not in writing; (ii) all related trust documents, insurance Contracts or other funding arrangements; (iii) the two most recent financial statements and actuarial or other valuation reports; (iv) the two most recent annual reports (Form 5500) or similar reports filed with the IRS or other applicable Governmental Authority; (v) the most recent determination letter or opinion letter from the IRS or other applicable Governmental Authority; (vi) the most recent summary plan description and any summary of material modification thereto; and (vii) any non-routine correspondence with any Governmental Authority in the past six years.

(b) Each AIR Benefit Plan has been, in all material respects, established, maintained, operated, funded and administered in accordance with its terms, all applicable Laws and the terms of all AIR Collective Bargaining Agreements. AIR and its Subsidiaries and, to the knowledge of AIR, all fiduciaries of any AIR Benefit Plan are, and at all times have been, in compliance in all material respects with all Laws relating to the AIR Benefit Plans and the provision of compensation and benefits. Except as would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect, no Action is pending or, to the knowledge of AIR, threatened with respect to any AIR Benefit Plan (other than claims for benefits in the ordinary course) and, to the knowledge of AIR, there are not any facts that would be reasonably expected to give rise to any Action with respect to any AIR Benefit Plan.

(c) Each AIR Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and either has received a favorable determination letter from the IRS or may rely upon a favorable opinion letter from the IRS as to its qualified status and, to the knowledge of AIR, there are no facts or circumstances that could reasonably be expected to adversely affect such qualification or cause the imposition of a material liability, penalty or Tax under ERISA, the Code or other applicable Laws with respect to any such AIR Benefit Plan.

(d) No AIR Benefit Plan is, and neither AIR nor any of its ERISA Affiliates has ever sponsored, maintained or been obligated to contribute to an employee benefit plan that is or was, subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, except as would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect. No AIR Benefit Plan is, and neither AIR nor any of its ERISA Affiliates has ever contributed to, or been obligated to contribute to, any (i) “multiemployer plan” (as defined in Section 3(37) or Section 4001(a)(3) of ERISA), (ii) “multiple employer plan” (as defined in 29 C.F.R. § 4001.2) or a plan subject to Section 413(c) of the Code, (iii) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or (iv) “voluntary employees’ beneficiary association” (as defined in Section 501(c)(9) of the Code).

(e) Neither the execution and delivery of this Agreement nor the consummation of the Transactions could (either alone or in connection with any other event, including a termination of employment or service of any current or former AIR Service Provider following, or in connection with, the Transactions): (i) entitle any current or former AIR Service Provider to any payment or benefit, including any severance pay or benefits or any increase in severance pay or benefits; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any of the AIR Benefit Plans; (iii) limit or restrict the right of AIR or any of its Subsidiaries to amend, modify or terminate any of the AIR Benefit Plans; or (iv) result in the payment of any compensation or any benefits that would, individually or in combination with any other such compensation or benefits, constitute an “excess parachute payment”, as defined in Section 280G(b)(1) of the Code, to any current or former AIR Service Provider.

(f) Neither AIR nor any of its Subsidiaries has any liability in respect of, or obligation to provide, post-retirement or other post-employment health, life insurance or welfare benefits for any current or former AIR Service Provider (or the spouses, dependents or beneficiaries of any such individuals), whether under an AIR Benefit Plan or otherwise, except as required to comply with Section 4980B of the Code or any similar Laws.

(g) No current or former AIR Service Provider is entitled to any gross-up, make-whole, indemnification, reimbursement or other additional payment from AIR or any other Person in respect of any Tax (including federal, state, provincial, territorial, municipal, local and non-U.S. income, excise and other Taxes (including Taxes imposed under Section 4999 or 409A of the Code)) or interest or penalty related thereto.

Section 4.12 Labor and Employment Matters.

(a) Section 4.12(a) of the AIR Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list of all employees of AIR and its Subsidiaries, including each such employee’s: (i) name; (ii) position or job title; (iii) date of hire; (iv) current base salary or wage rate; (v) classification as exempt or non-exempt for wage and hour purposes (as applicable); (vi) union status; and (vii) whether such employee is on a leave of absence (including reason for such leave, as applicable). AIR employs no part time or temporary employees, and no employee is entitled to an incentive opportunity for the current year (including sales incentives and commissions). All employees work either at AIR’s facility in Bay Shore, New York or Barkhamsted, Connecticut. Each employee is authorized to work in the United States, and no employee requires sponsorship of a work visa or work permit by AIR to maintain such authorization.

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(b) Section 4.12(b) of the AIR Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list of all AIR Collective Bargaining Agreements. From January 1, 2023 through the date of this Agreement, there have not been any strikes or other material labor disputes or work stoppages or organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any current or former AIR Service Provider and there are no such strikes or other material labor disputes or work stoppages or campaigns, petitions or other activities ongoing, pending or, to the knowledge of AIR, threatened. Neither the execution of this Agreement nor the consummation of the Transactions will require AIR or any of its Subsidiaries to provide notice to, enter into any consultation procedure with, or trigger any similar obligation to, any labor organization, works council or similar body under applicable Laws.

(c) Each of AIR and its Subsidiaries is, and at all times has been, in compliance in all material respects with all Laws related to the engagement of service providers, employment practices and labor relations, including those related to wages, hours, classification, immigration, health, safety, collective bargaining, discrimination, civil rights, workers’ compensation, reporting of compensation and benefits and the collection and payment of income, employment and other Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect, no Action by or before any Governmental Authority with respect to AIR or any of its Subsidiaries in relation to the employment or alleged employment of any individual is pending, ongoing or, to the knowledge of AIR, threatened, nor has AIR or any of its Subsidiaries received any notice indicating an intention to conduct the same.

(d) Since January 1, 2023, AIR and its Subsidiaries have not received, been involved in or been subject to any Actions or any other material complaints, claims or actions alleging sexual harassment, sexual misconduct, bullying or discrimination committed by any director, officer or other managerial employee of AIR or any of its Subsidiaries or alleging a workplace culture that encourages or is conducive to the foregoing.

Section 4.13 Real and Personal Property.

(a) Section 4.13(a) of the AIR Disclosure Letter sets forth a true and complete list of the street addresses of all AIR Owned Real Property. Except as would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect, (i) AIR or a Subsidiary of AIR has good and insurable fee simple title to each AIR Owned Real Property, free and clear of all Encumbrances, except Permitted Encumbrances; (ii) there are no outstanding options, rights of first offer or rights of first refusal for the benefit of a third party to purchase any AIR Owned Real Property or any portion thereof or interest therein; and (iii) neither AIR nor any of its Subsidiaries has received written notice of any pending and, to the knowledge of AIR, there is no threatened, condemnation with respect to any AIR Owned Real Property or any portion thereof. AIR and its Subsidiaries have not leased, licensed or granted any right to use or occupy any portion of any AIR Owned Real Property to any Person.

(b) Section 4.13(b) of the AIR Disclosure Letter sets forth a true and complete list of the street addresses of all AIR Leased Real Property, together with a description of the underlying AIR Real Property Lease. True, correct and complete copies of each AIR Real Property Lease have been made available to Tenax prior to the date of this Agreement. Except as would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect, (i) each AIR Real Property Lease is valid and binding on AIR or the Subsidiary of AIR that is a party thereto and, to the knowledge of AIR, each other party thereto, and is in full force and effect; (ii) all rent and other sums and charges payable by AIR or any of its Subsidiaries thereunder are current and all obligations required to be performed or complied with by AIR or any of its Subsidiaries thereunder have been performed; (iii) no termination event or condition or uncured default of a material nature on the part of AIR or, if applicable, any of its Subsidiaries or, to the knowledge of AIR, the landlord thereunder, exists under any AIR Real Property Lease; (iv) AIR and each of its Subsidiaries has a good and valid leasehold, subleasehold or licensee interest in each AIR Leased Real Property, free and clear of all Encumbrances, except Permitted Encumbrances; (v) neither AIR nor any of its Subsidiaries has received any written notice from any landlord under any AIR Real Property Lease of any default or that such landlord intends to terminate such AIR Real Property Lease; and (vi) neither AIR nor any of its Subsidiaries has received written notice of any pending and, to the knowledge of AIR, there is no threatened, condemnation with respect to any AIR Leased Real Property or any portion thereof. AIR and its Subsidiaries have not subleased, licensed or granted any right to use or occupy any portion of any AIR Leased Real Property to any Person.

(c) AIR or one of its Subsidiaries, as the case may be, has valid title to, or valid leasehold or comparable contractual rights in or relating to, all material personal property owned or leased by it and necessary for the conduct of its business as it is now being conducted, free and clear of all Encumbrances, except Permitted Encumbrances. No termination event or condition or uncured default of a material nature on the part of AIR or, if applicable, its Subsidiaries or, to the knowledge of AIR, any Person thereunder, exists under any lease of any personal property.

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Section 4.14 Intellectual Property.

(a) Section 4.14(a) of the AIR Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all (i) Registered AIR IP, indicating for each such item, as applicable, the owner, the application, publication or registration number and date and jurisdiction of filing or issuance; (ii) material Software included in the AIR Owned IP; and (iii) social media handles or accounts used by AIR.

(b) The AIR Owned IP is subsisting and, to the knowledge of AIR, valid and enforceable and AIR and its Subsidiaries possess all rights, title and interests in and to the AIR Owned IP, free and clear of any Encumbrances other than Permitted Encumbrances.

(c) Since January 1, 2023, the operation of AIR’s business has not infringed, misappropriated or otherwise violated the Intellectual Property of any third party, and to the knowledge of AIR, no other Person has infringed, diluted, misappropriated or otherwise violated, or is infringing, diluting, misappropriating or otherwise violating, the AIR IP. Since January 1, 2023, there have been no, and there are currently no, pending Actions or Actions threatened in writing regarding: (i) the licensing or use by AIR or any of its Subsidiaries of any other Person’s Intellectual Property; (ii) any actual or potential infringement, dilution, misappropriation or other violation by any other Person of AIR Owned IP; or (iii) any actual or potential infringement, dilution, misappropriation or other violation of any other Person’s Intellectual Property by AIR or any of its Subsidiaries, and to the knowledge of AIR, no valid basis exists for any Action in connection with any of the foregoing items (i) through (iii) of this Section 4.14(c).

(d) AIR and its Subsidiaries own or have a valid right to use all Intellectual Property that is in use or planned for use in the operation or conduct of AIR’s business, and the AIR IP constitutes all of the Intellectual Property that is used, held for use or planned for use in the conduct of AIR’s business in the manner in which it is currently being conducted. The consummation of this Agreement and compliance by AIR and its Subsidiaries with the provisions of this Agreement will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Encumbrance in or upon, any material AIR Owned IP.

(e) Each of AIR and its Subsidiaries have used commercially reasonable efforts consistent with industry standards to maintain, preserve and protect the secrecy and confidentiality of their Trade Secrets and confidential information of other Persons that is in the possession of AIR and its Subsidiaries and prevent the misuse or misappropriation of the Trade Secrets and other such confidential information included in the AIR IP, including through the development of policies for the protection of Intellectual Property. Each current and former director, officer, employee, contractor or consultant of AIR and its Subsidiaries has entered into a written agreement with AIR that requires such director, officer, employee, contractor or consultant to protect the secrecy and confidentiality of such Trade Secrets and information. There has been no misappropriation or unauthorized disclosure or use of any of AIR’s Trade Secrets or confidential information of other Persons that is in the possession of AIR and its Subsidiaries.

(f) No current or former director, officer, employee, contractor or consultant of AIR or its Subsidiaries owns any rights in or to any AIR Owned IP. All current and former directors, officers, employees, contractors and consultants of AIR and its Subsidiaries who contributed to the discovery, creation or development of any material AIR Owned IP (i) did so within the scope of his or her employment such that it constituted a work made for hire and all AIR Owned IP arising therefrom became the exclusive property of AIR or any of its Subsidiaries or (ii) pursuant to an executed, enforceable, valid written agreement, presently assigned all of his or her rights in AIR Owned IP to AIR or any of its Subsidiaries. No current or former directors, officers, employees, contractors or consultants of AIR or any of its Subsidiaries has made or threatened to make any claim of ownership or right, in whole or in part, to any AIR Owned IP or asserted in an Action against AIR or any of its Subsidiaries such claim of ownership or right.

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(g) Except as would not, individually or in the aggregate, reasonably be material to AIR, AIR and its Subsidiaries have complied in all material respects with the requirements of the licenses for any Public Software used in the business.

(h) No funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution (each, an “R&D Sponsor”) has been used to create any Intellectual Property owned or purported to be owned by AIR and its Subsidiaries. No R&D Sponsor has any claim of right or license to, ownership of or other Encumbrance (other than a Permitted Encumbrance) on any AIR IP.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect, (i) AIR and its Subsidiaries are in compliance with all applicable Privacy and Data Security Requirements and (ii) since January 1, 2023, none of AIR or its Subsidiaries has received a complaint from any Governmental Authority or any other third party regarding its collection, storage, Processing, disclosure, transfer or use of Personal Data that is pending or unresolved and, to the knowledge of AIR, there are no facts or circumstances that would give rise to any such complaints. Since January 1, 2023, AIR and its Subsidiaries have used commercially reasonable measures, consistent with accepted industry practices, designed to ensure the confidentiality, integrity, availability, privacy and security of Personal Data Processed by AIR or any of its Subsidiaries and to protect any Personal Data under their possession or control from any unauthorized use or access. Except as would not, individually or in the aggregate, reasonably be expected to result in an AIR Material Adverse Effect, since January 1, 2023, neither AIR nor any of its Subsidiaries has experienced any breaches or unauthorized uses of or access to Personal Data within the possession or control of AIR or its Subsidiaries.

(j) The AIR IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required to permit the operation of AIR’s business as currently conducted. Since January 1, 2023, (i) there has been no security breach or unauthorized access to or use of any of the AIR IT Assets, whether physical or electronic, and (ii) except as would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect, the AIR IT Assets have not malfunctioned or failed, do not contain any viruses, worms, trojan horses, bugs or faults and have not experienced breakdowns, errors, contaminants or continued substandard performance that has caused or reasonably could be expected to cause any disruption or interruption in or to the use of any such AIR IT Assets or to the business of AIR. AIR and its Subsidiaries have implemented commercially reasonable backup, security and disaster recovery technology consistent with industry practices and are in compliance with applicable Privacy and Data Security Requirements for the AIR IT Assets used in the business, including regular backup and prompt recovery of data and information.

(k) Neither AIR nor any of its Subsidiaries use any Artificial Intelligence Tools in the business. Except as would not, individually or in the aggregate, reasonably be expected to have any AIR Material Adverse Effect, no Personal Data, Trade Secrets or other confidential information of AIR or its Subsidiaries or confidential information of other Persons that is in the possession of AIR and its Subsidiaries are used in any input to any Artificial Intelligence Tool or in developing or training any internal or third-party Artificial Intelligence Tool.

Section 4.15 Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to AIR or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, complete and accurate in all material respects.

(b) All material Taxes of AIR and its Subsidiaries have been timely paid, whether or not required to be shown on a Tax Return, or, in the case of Taxes not yet due or that are being contested in good faith, have been accrued or reserved, in accordance with GAAP, on the AIR Financial Statements. There are no Tax Encumbrances on the assets of AIR or any of its Subsidiaries other than Permitted Encumbrances.

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(c) Each of AIR and its Subsidiaries has timely paid or withheld all material Taxes required to be paid or withheld with respect to their employees, independent contractors, creditors and other third parties (and timely paid over such Taxes to the appropriate Governmental Authority to the extent required by applicable Law).

(d) Neither AIR nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations for the assessment or collection of any material Tax and there has been no request by a Governmental Authority to execute such a waiver or extension. No material audit or other examination or administrative, judicial or other proceeding of, or with respect to, any Tax Return or Taxes of AIR or any of its Subsidiaries is currently in progress. No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Authority against AIR or any of its Subsidiaries that has not been settled, paid or withdrawn.

(e) Neither AIR nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution to which Section 355 or 361 of the Code applies.

(f) Neither AIR nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b), or any similar provision of state, local or foreign Law.

(g) Neither AIR nor any of its Subsidiaries (i) is a party to or is bound by any Tax Sharing Agreement; (ii) has liability for payment of any amount as a result of being party to any Tax Sharing Agreement; (iii) has been a member of an affiliated group filing a consolidated United States federal income Tax Return (other than an affiliated group the common parent of which was AIR); or (iv) has liability for the Taxes of any Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by Contract or otherwise.

(h) Section 4.15(h) of the AIR Disclosure Letter contains a list, as of the date of this Agreement, of the jurisdiction of organization and U.S. federal income tax classification of AIR and each of its Subsidiaries.

(i) No claim has been made in writing by any Governmental Authority in a jurisdiction where AIR or any of its Subsidiaries do not file Tax Returns that any such entity is, or may be, subject to taxation by that jurisdiction.

(j) Neither AIR nor any of its Subsidiaries has an outstanding request for a ruling or similar determination from a Governmental Authority with respect to Taxes.

(k) Neither AIR nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any: (i) adjustment pursuant to Section 481 of the Code (or similar provision under any federal, state, local or foreign Law) associated with a change of accounting method that is effective on or before the date of this Agreement; (ii) closing agreement or other agreement with any Governmental Authority executed on or before the date of this Agreement; (iii) transaction entered into on or before the date of this Agreement and treated under the installment method, long-term Contract method, cash method or open transaction method of accounting; or (iv) inclusion, other than in the ordinary course of business, under Section 951(a) of the Code or similar provision of state, local or foreign Law.

Section 4.16 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to be material to AIR and its Subsidiaries, taken as a whole: (a) AIR is and, since January 1, 2023, has been in compliance with, all Environmental Laws and possesses and is and, since January 1, 2023, has been in compliance with, all Environmental Permits; (b) there is no Action, Order or notice of violation or liability, in each case, pursuant to any Environmental Law pending or, to the knowledge of AIR, threatened in writing against AIR or any of its Subsidiaries; (c) there has been no release, spill, discharge or disposal of or exposure to any Hazardous Material, nor are there any other environmental conditions, in each case, that would reasonably be expected to form the basis of any Action or Order pursuant to Environmental Law involving AIR or its Subsidiaries; and (d) neither AIR nor any of its Subsidiaries has retained or assumed any liabilities or obligations that would reasonably be expected to form the basis of any Action or Order pursuant to any Environmental Law involving AIR or its Subsidiaries.

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Section 4.17 Material Contracts.

(a) Section 4.17(a) of the AIR Disclosure Letter contains a true and complete list of the following types of Contracts to which AIR or any of its Subsidiaries is a party as of the date of this Agreement (such Contracts, whether or not set forth on Section 4.17(a) of the AIR Disclosure Letter and including any Contract entered into after the date hereof in accordance with the terms of this Agreement that would have been required to be set forth on Section 4.17(a) of the AIR Disclosure Letter if it had been entered into as of the date of this Agreement, but excluding any AIR Benefit Plan or any AIR Collective Bargaining Agreement, the “AIR Material Contracts”):

(i) all Contracts (other than purchase orders under a master agreement or long term agreement) for the purchase of materials, supplies, goods, services, equipment or other assets pursuant to which AIR or any of its Subsidiaries would reasonably be expected to make or receive payments of more than $500,000 during any fiscal year;

(ii) all joint venture Contracts, partnership arrangements or other agreements involving a sharing with any third party of profits, losses, costs or liabilities by AIR or any of its Subsidiaries;

(iii) all Contracts (A) relating to the acquisition or disposition of any assets or properties (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration in excess of $250,000 or (B) pursuant to which any earn-out, indemnification or deferred or contingent payment obligations remain outstanding that would reasonably be expected to involve payments by or to AIR or any of its Subsidiaries of more than $250,000 after the date hereof (in each case, excluding, for the avoidance of doubt, acquisitions or dispositions of supplies, products or other assets in the ordinary course of business or of supplies, products or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of AIR or its Subsidiaries);

(iv) all Contracts relating to Indebtedness (including commitments to provide Indebtedness) of AIR or any of its Subsidiaries;

(v) all Contracts (A) that limit, or purport to limit, in any material respect, the ability of AIR or any of its Subsidiaries or any of their respective employees to compete in any line of business or with any Person or entity (other than AIR and its Subsidiaries) or in any geographic area or during any period of time or in any customer segment, (B) that limit, or purport to limit, in any respect, the ability of any of AIR’s Affiliates (other than AIR’s Subsidiaries) to compete in any line of business or with any Person or entity or in any geographic area or during any period of time or in any customer segment, (C) that provide for “exclusivity” or any similar requirement or “most favored nation” or similar rights, in each case, in favor of any Person other than AIR or any of its Subsidiaries or (D) granting any put, call, right of first refusal, right of first negotiation, right of first offer, redemption or similar right in favor of any Person other than AIR or any of its Subsidiaries;

(vi) all material AIR IP Agreements, except for shrink-wrap or click-wrap licenses for off-the-shelf computer software or non-exclusive licenses to or from customers of AIR;

(vii) each Contract between or among (A) AIR or any of its Subsidiaries, on the one hand, and (B) any Affiliate, employee, shareholder, member, equityholder, officer or director of AIR or of any Subsidiary, or any of their respective Affiliates or, to the knowledge of AIR, family members, on the other hand, but excluding, for the avoidance of doubt, (I) any Contracts or arrangements between AIR and any of its Subsidiaries or between any Subsidiary of AIR and another Subsidiary of AIR, (II) any Contract or arrangement relating to the employment of any such Person described in clause (B) and (III) any Contract providing for indemnification or reimbursement of expenses for officers or directors of AIR or any of its Subsidiaries (in such individual capacity as such);

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(viii) all Contracts involving the settlement of any Action pursuant to which AIR or any of its Subsidiaries has any ongoing material obligations (other than customary confidentiality obligations);

(ix) all Contracts (not covered by any of the other clauses in this Section 4.17(a)) requiring aggregate payments in excess of $250,000 that cannot be canceled by AIR or any of its Subsidiaries without penalty or without more than 90 days’ notice;

(x) all Contracts that limit in any material respect the research, development, manufacture, distribution, sale, supply, license, marketing or manufacturing of products (including products under development) or services of AIR or any of its Subsidiaries; and

(xi) any AIR Government Contracts (other than purchase orders under a master agreement or long term agreement) pursuant to which AIR or any of its Subsidiaries would reasonably be expected to make or receive aggregate payments of more than $250,000 during the remaining term of any such AIR Government Contract.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect, each AIR Material Contract is in full force and effect and is legal, valid, binding and enforceable in accordance with its terms against AIR and its Subsidiaries (as applicable) and, to the knowledge of AIR, the other parties thereto. True and complete copies of each AIR Material Contract (and a written summary of the terms of any oral AIR Material Contracts) have been made available to Tenax. None of AIR, any of its Subsidiaries or, to the knowledge of AIR, any other party thereto is in material violation of or in material default under (nor does there exist any condition that, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any AIR Material Contract to which it is a party or by which it or any of its properties or other assets is bound, nor have any of them given or received any notice alleging any of the same. Immediately following the Effective Time, each AIR Material Contract will continue to be in full force and effect and valid, binding and enforceable in accordance with its terms against AIR and its Subsidiaries (as applicable) and, to the knowledge of AIR, the other parties thereto, except as would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect.

(c) To the knowledge of AIR, no Affiliate, employee, shareholder, member, equityholder, officer or director of AIR or of any Subsidiary, or any of their respective Affiliates or, to the knowledge of AIR, family members, has any material interest in any property used in the conduct of the business of AIR or any of its Subsidiaries, or any material claim or right against AIR or any of its Subsidiaries or any direct or indirect material interest in any transaction with AIR or any of its Subsidiaries.

Section 4.18 Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an AIR Material Adverse Effect, all insurance policies and all self-insurance programs and arrangements relating to the business, assets and operations of AIR and its Subsidiaries are in full force and effect, and all premiums thereon have been timely paid or, if not yet due, accrued. As of the date of this Agreement, there is no material claim pending under AIR’s or any of its Subsidiaries’ insurance policies or fidelity bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. AIR and its Subsidiaries are in compliance in all material respects with the terms of such policies and bonds, and AIR has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies or bonds.

Section 4.19 Brokers. No broker, finder, financial advisor or investment banker (other than KippsDeSanto & Co.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of AIR. The fees and expenses of all accountants, brokers, financial advisors, investment bankers (including KippsDeSanto & Co.), legal counsel and other Persons retained by AIR or any of its Subsidiaries incurred or to be incurred by AIR or any of its Subsidiaries in connection with this Agreement or the Transactions will not exceed the amount set forth in Section 4.19 of the AIR Disclosure Letter.

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Section 4.20 Government Contracts.

(a) Except as would not, individually or in the aggregate, have, or reasonably be expected to have, an AIR Material Adverse Effect, since January 1, 2023: (i) AIR and its Subsidiaries have complied with all terms and conditions of the AIR Government Contracts; (ii) AIR and its Subsidiaries have complied in all respects with all applicable Laws pertaining to each AIR Government Contract or AIR Government Bid; (iii) neither AIR nor its Subsidiaries have received written (or, to the knowledge of AIR, oral) notice of a cancellation, termination for convenience, termination for default, suspensions or stop work orders (specifically excluding (A) suspensions or stop work orders relating to protests filed in connection with the award of an AIR Government Contract to AIR or any of its Subsidiaries or (B) suspensions or stop work orders initiated by a Governmental Authority that apply to all counterparties to similar AIR Government Contracts and not specific to AIR or any of its Subsidiaries), cure notice, violation of Law, violation of an AIR Government Contract or show cause notice, and no such notice is currently proposed or, to the knowledge of AIR, threatened in writing, pertaining to such AIR Government Contract; (iv) no cost incurred by AIR or any of its Subsidiaries pertaining to such AIR Government Contract has been challenged, disallowed or is the subject of any ongoing audit or is subject to an ongoing investigation, with the exception of routine audits conducted in the ordinary course of business; (v) neither AIR nor any of its Subsidiaries has been informed by a Governmental Authority that any option with respect to such AIR Government Contract will not be exercised or that any AIR Government Contract will be terminated, canceled, subject to reduction or will otherwise come to an end prior to the end of its current period of performance; and (vi) the submissions, representations, certifications and warranties made, acknowledged or set forth by AIR and its Subsidiaries with respect to the AIR Government Contracts and AIR Government Bids were true, complete and correct in all material respects as of their effective date, AIR and its Subsidiaries have complied with all such certifications and all such representations and certifications have continued to be current and materially accurate and complete to the extent required by the terms of an AIR Government Contract or applicable Law.

(b) (i) Neither AIR nor its Subsidiaries have received any written or, to the knowledge of AIR, oral notice that any officer, employee, consultant or agent of AIR or its Subsidiaries is, or since January 1, 2023, has been, under administrative, civil or criminal investigation or indictment by any Governmental Authority (A) relating to the performance of his or her duties for AIR or its Subsidiaries or (B) that would reasonably be expected to have, individually or in the aggregate, an AIR Material Adverse Effect; (ii) to the knowledge of AIR, there is not pending any investigation of AIR, its Subsidiaries or its officers, employees, consultants or agents, nor since January 1, 2023, has there been any audit or investigation of AIR, its Subsidiaries or its officers, employees, consultants or agents resulting in a material adverse finding with respect to any alleged irregularity, misstatement or omission arising under or relating to any AIR Government Contract; (iii) since January 1, 2023, neither AIR nor its Subsidiaries have made or been required to make any voluntary or mandatory disclosure to any Governmental Authority with respect to any alleged irregularity, unlawful conduct, misstatement, significant overpayment or omission arising under or relating to an AIR Government Contract; (iv) since January 1, 2023, neither AIR nor its Subsidiaries have received any written (or, to the knowledge of AIR, oral) notice of any determination by a Governmental Authority regarding, nor entered into a consent order or administrative agreement with a Governmental Authority regarding, any suspected or alleged fraud, mischarging, improper payments, unauthorized release of information, misstatement, omission or violation of Law or any material administrative or contractual requirement related to an AIR Government Contract; (v) neither AIR nor its Subsidiaries have received any written (or, to the knowledge of AIR, oral) notice of complaint (whether or not sealed or partially unsealed) regarding any suspected or alleged fraud, mischarging, improper payments, unauthorized release of information, irregularity, misstatement, omission or violation of Law or any material administrative or contractual requirement related to an AIR Government Contract; (vi) neither AIR nor its Subsidiaries have received written document requests, subpoenas, search warrants or civil investigative demands addressed to or requesting information involving AIR, its Subsidiaries or any of its members, managers, officers, employees or affiliates, in connection with or concerning any information related to an AIR Government Contract; (vii) to the knowledge of AIR, neither AIR nor its Subsidiaries nor any of their officers, managers, directors or employees has been under any administrative, civil or criminal investigation or indictment or criminal information involving alleged false statements, false claims or other improprieties or criminal acts relating to any AIR Government Contract; (viii) neither AIR nor its Subsidiaries, nor, to the knowledge of AIR, any of their respective officers or employees, has been the subject of any actual “whistleblower” or “qui tam” lawsuit; or (ix) to the knowledge of AIR, it has not conducted any internal audit, review or inquiry in which any outside legal counsel, auditor, accountant or investigator has been or was engaged with respect to any suspected, alleged or possible fraud, defective pricing, mischarging, improper payments, unauthorized release of information, misstatement, omission or violation of Law or any material administrative or contractual requirement related to an AIR Government Contract.

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Section 4.21 Prohibited Payments.

(a) None of AIR, any of its Subsidiaries, any of their respective officers or employees and, to the knowledge of AIR, any supplier, distributor, licensee or agent or any other Person acting on behalf of AIR or any of its Subsidiaries, directly or indirectly, has (i) made or offered to make or received any direct or indirect payments in violation of the United States Foreign Corrupt Practices Act, the U.K. Bribery Act 2010, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any other applicable anti-corruption or anti-bribery Law (collectively, “Anti-Corruption Laws”), including any contribution, payment, commission, rebate, promotional allowance or gift of funds or property or any other economic benefit or thing of value to or from any employee, official or agent of any Governmental Authority where either the contribution, payment, commission, rebate, promotional allowance, gift or other economic benefit or thing of value, or the purpose thereof, was illegal under any Law (including the Anti-Corruption Laws), or (ii) provided or received any product or services in violation of any Law (including the Anti-Corruption Laws). Neither AIR nor any of its Subsidiaries has received any written or, to the knowledge of AIR, other communication from any Governmental Authority regarding any material violation of, or failure to comply with, any Anti-Corruption Laws or, to the knowledge of AIR, is the subject of any internal complaint, audit or review process regarding a material violation of, or failure to comply with, any Anti-Corruption Laws. Since January 1, 2023, neither AIR nor any of its Subsidiaries has made any disclosure (voluntary or otherwise) to any Governmental Authority with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any Anti-Corruption Laws, except as would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect. To the knowledge of AIR, (x) none of the directors, officers, employees or agents of AIR or any of its Subsidiaries is a government official, political party official or candidate for political office and (y) there are no known familial relationships between any of AIR’s directors, officers, employees or agents, on the one hand, and any government official, political party official or candidate for political office, on the other hand.

(b) The operations of AIR and its Subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping, reporting and internal control requirements of the Currency and Foreign Transactions Reporting Act of 1970, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and of the United States Foreign Corrupt Practices Act. No action, claim, suit or proceeding by or before any Governmental Authority involving AIR or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of AIR, threatened, nor, to the knowledge of AIR, is any investigation by or before any Governmental Authority involving AIR or any of its Subsidiaries with respect to the Money Laundering Laws pending or threatened, in each case, except as would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect.

(c) None of AIR, any of its Subsidiaries or, to the knowledge of AIR, any of their respective Representatives or Affiliates (nor, to the knowledge of AIR, any Person or entity acting on behalf of any of the foregoing) is currently a Person that is, or is owned or controlled by a Person that is (“Sanctioned Person”), (i) the subject or the target of any sanctions administered or enforced by the United States Government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State), the United Nations Security Council, the European Union or His Majesty’s Treasury (collectively, “Sanctions”) or (ii) located, organized or resident in a country or territory subject to comprehensive Sanctions. AIR and its Subsidiaries have conducted their transactions in material compliance with all applicable Sanctions. No action, claim, suit or proceeding by or before any Governmental Authority involving AIR or any of its Subsidiaries with respect to any Sanctions is pending or, to the knowledge of AIR, threatened, nor, to the knowledge of AIR, is any investigation by or before any Governmental Authority involving AIR or any of its Subsidiaries with respect to any Sanctions pending or threatened, in each case, except as would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect.

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(d) AIR and its Subsidiaries have conducted their transactions in material compliance with all applicable export and re-export control Laws, including the International Traffic in Arms Regulations and the Export Administration Regulations (collectively, “Export Control Laws”). No licenses or approvals pursuant to the Export Control Laws are necessary for the transfer of any export licenses or other export approvals to Tenax in connection with the consummation of the Transactions, including the Merger, except for any such licenses or approvals the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect. No action, claim, suit or proceeding by or before any Governmental Authority involving AIR or any of its Subsidiaries with respect to the Export Control Laws is pending or, to the knowledge of AIR, threatened, nor, to the knowledge of AIR, is any investigation by or before any Governmental Authority involving AIR or any of its Subsidiaries with respect to the Export Control Laws pending or threatened, in each case, except as would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect.

(e) AIR has and has implemented policies and procedures reasonably designed to ensure compliance with the Anti-Corruption Laws, Money Laundering Laws, Sanctions and Export Control Laws.

Section 4.22 Rights Agreement; State Takeover Statutes.

(a) AIR is not party to any rights agreement, “poison pill” or similar agreement or plan.

(b) The AIR Board has unanimously approved the terms of this Agreement and the consummation of the Transactions, including the AIR Stock Issuance, and such approval is sufficient to render inapplicable to this Agreement, the other Transaction Documents to which AIR is a party and the Transactions, including the Merger, the restrictions on “business combinations” set forth in NRS 78.411-78.444, to the extent such restrictions would otherwise be applicable to this Agreement, any of the other Transaction Documents to which AIR is a party or the Transactions, including the Merger. No “business combination”, “control share acquisition”, “fair price”, “moratorium” or other anti-takeover or similar Laws (including NRS 78.411-78.444, inclusive, and NRS 78.378-78.3793, inclusive) apply to this Agreement, any of the other Transaction Documents to which AIR is a party (including the Redemption Rights Agreement and the Registration Rights Agreement) or the Transactions, including the Merger. AIR and its Subsidiaries are not subject to Section 2115(b) of the California Corporations Code.

Section 4.23 Opinion of Financial Advisor. AIR has received an oral opinion from KippsDeSanto & Co., to be confirmed by delivery of a written opinion, that, as of the date of such opinion and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the Redemption Price is fair, from a financial point of view, to the holders of AIR Common Stock.

Section 4.24 No Implied Representations and Warranties. The representations and warranties of AIR and Merger Sub contained in this Article IV or in any certificate delivered pursuant to this Agreement constitute the sole and exclusive representations and warranties of AIR and Merger Sub to Tenax in connection with the Transactions, and all other representations and warranties of any kind or nature expressed or implied (including, but not limited to, the future or historical financial condition, results of operations, prospects, business, assets or liabilities of AIR and Merger Sub), whether made by AIR or Merger Sub, any of their respective Affiliates or any of their respective managers, partners, officers, directors, employees, advisors, consultants, agents or representatives, whether in any individual or any other capacity, are specifically disclaimed by Tenax, and Tenax acknowledges that it has not relied on and should not rely on and will not rely on any such other representations and warranties other than the representations and warranties of AIR or Merger Sub contained in this Article IV or in any certificate delivered pursuant to this Agreement. Except for the representations and warranties contained in this Article IV or in any certificate delivered pursuant to this Agreement, no exhibit to this Agreement, nor any other material or information provided by or communications made by AIR, Merger Sub or any of their respective Affiliates, or by any Representative thereof, whether by use of a “data room” or in any information memorandum or otherwise, will cause or create any warranty, express or implied, as to the title, condition, value or quality of AIR, Merger Sub and their respective Subsidiaries.

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Article V

REPRESENTATIONS AND WARRANTIES OF TENAX

Tenax represents and warrants to AIR and Merger Sub that, except as set forth in the Tenax Disclosure Letter (it being understood that any information, item or matter set forth in one section or subsection of the Tenax Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds and each other section or subsection of this Agreement to the extent that it is reasonably apparent based upon the face of such disclosure that such information, item or matter is relevant to such other section or subsection; provided, however, that only items disclosed in Sections 5.02, 5.04(b) and 5.07 of the Tenax Disclosure Letter shall be deemed disclosed with respect to Sections 5.02, 5.04(b) and 5.07, respectively):

Section 5.01 Organization and Qualification; Subsidiaries.

(a) Each of Tenax and its Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority and all necessary governmental authorizations and approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except (i) with respect to Tenax’s Subsidiaries, where the failure to be in good standing or to have such power, authority and governmental authorizations and approvals would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect and (ii) with respect to Tenax, where the failure to possess such governmental authorizations and approvals would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect. Each of Tenax and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary or desirable, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, be reasonably expected to have a Tenax Material Adverse Effect.

(b) Section 5.01(b) of the Tenax Disclosure Letter sets forth a true and complete list of each material Subsidiary of Tenax, the jurisdiction of incorporation or formation of each such Subsidiary and the ownership interest of Tenax and any third parties in each such Subsidiary.

(c) Tenax has made available to AIR, prior to the execution of this Agreement, a true and complete copy of Tenax’s certificate of formation, limited liability company agreement and the equivalent organizational documents of each of its material Subsidiaries, in each case, as amended to the date of this Agreement. Such organizational documents are in full force and effect. Neither Tenax nor any of its Subsidiaries is in violation of any of the provisions of its organizational documents.

Section 5.02 Capitalization.

(a) Section 5.02(a) of the Tenax Disclosure Letter sets forth a true, correct and complete list of all of the authorized, issued and outstanding equity interests of Tenax. There are no authorized, issued, reserved for issuance or outstanding (i) shares of capital stock, voting securities or other equity interests of Tenax; (ii) options, calls, warrants, convertible debt, other convertible or exchangeable instruments or rights, agreements, arrangements or commitments of any character made or issued by Tenax or any of its Subsidiaries obligating Tenax or any of its Subsidiaries to issue, deliver or sell any shares of capital stock, voting securities or other equity interests of Tenax or any of its Subsidiaries other than the Warrants; or (iii) “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based units or any other similar interests issued by Tenax or any of its Subsidiaries, or rights to acquire such interests from AIR or any Subsidiary. All Tenax Units are subject to issuance as aforesaid and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, and each outstanding Tenax Unit has been and is, (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to or issued in violation of any preemptive rights, purchase option, call option, right of first refusal, anti-dilutive right, subscription right or any similar right created by applicable Law, the organizational documents of Tenax or any agreement to which Tenax is a party or otherwise bound; and (iii) free of any Encumbrances created by Tenax in respect thereof. There are no outstanding contractual obligations of Tenax or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock, voting securities or other equity interests or securities convertible into or exchangeable or exercisable for capital stock, voting securities or other equity interests of Tenax or any of its Subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of AIR or any other Person.

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(b) Each outstanding share of capital stock of, or other equity interests in, each Subsidiary of Tenax is duly authorized, validly issued, fully paid and non-assessable; each such share or interest is owned by Tenax or another of its wholly owned Subsidiaries free and clear of all Encumbrances and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests; and each such share or interest was not issued in violation of any preemptive rights, purchase option, call option, right of first refusal, anti-dilutive right, subscription right or any similar right under applicable Law, the organizational documents of any applicable Subsidiary or any agreement to which Tenax or any Subsidiary is a party or otherwise bound. Except for the capital stock of, or other equity interest in, its Subsidiaries, Tenax does not own, directly or indirectly, any capital stock of, or other equity or similar interest in, any corporation, partnership, joint venture, association or other entity.

(c) The Tenax Closing Capitalization Schedule will, as of the Closing Date, be true and complete in all respects and the amounts set forth therein will be calculated pursuant to and in accordance with this Agreement, Tenax’s organizational documents and any applicable Plan. As of the Closing, (i) the number of Tenax Units set forth in the Tenax Closing Capitalization Schedule as being owned by a Person will constitute to the entire interest of such Person in the issued and outstanding capital stock of, or any other equity or ownership interests in, Tenax, and record ownership of such Tenax Units set forth in the Tenax Closing Capitalization Schedule is held by such Person and (ii) no Person not disclosed in the Tenax Closing Capitalization Schedule will be the record owner of, or have a right to acquire from Tenax any equity or ownership interests in, Tenax or options in respect of the foregoing.

Section 5.03 Authority Relative to This Agreement.

(a) Tenax has all necessary organizational power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder to consummate the Transactions. The execution and delivery of this Agreement and such other Transaction Documents by Tenax and the consummation by Tenax of the Transactions have been duly and validly authorized by all necessary organizational action, and no other proceedings on the part of Tenax are necessary to authorize this Agreement and such other Transaction Documents or to consummate the Transactions (other than, with respect to the Merger, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DLLCA). This Agreement has been duly and validly executed and delivered by Tenax and, assuming due authorization, execution and delivery by AIR and Merger Sub, constitutes a legal, valid and binding obligation of Tenax, enforceable against Tenax in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b) The Consenting Tenax Members are the record and beneficial owners of, in the aggregate, interests of Tenax Units entitled to cast votes constituting at least a majority of the votes entitled to be cast on the approval of this Agreement by Tenax Members as of the date hereof. The Tenax Member Support Agreements constitute, alone and without any other vote or consent of any other Tenax Member, the Required Tenax Member Approval.

Section 5.04 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the other Transaction Documents to which it is a party by Tenax do not, and the performance of this Agreement and such other Transaction Documents by Tenax, and the consummation of the Transactions, will not, (i) conflict with or violate the limited liability company agreement or other equivalent organizational documents of (A) Tenax or (B) any of its Subsidiaries, (ii) assuming all consents, approvals, authorizations and other actions described in Section 5.04(b) have been obtained or taken and all filings and obligations described in Section 5.04(b) have been made or satisfied, conflict with or violate any Law applicable to Tenax or any of its Subsidiaries or by which any property or asset of Tenax or any of its Subsidiaries is bound or affected or (iii) violate, conflict with, require consent under, result in any breach of, result in loss of benefit under or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of Tenax or any of its Subsidiaries pursuant to, any Contract, Tenax Permit or other instrument or obligation to which Tenax or any of its Subsidiaries is a party or by which Tenax or any of its Subsidiaries or any of their respective assets or properties is bound or affected, except, with respect to clauses (i)(B), (ii) and (iii) of this Section 5.04(a), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect.

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(b) The execution and delivery of this Agreement and the other Transaction Documents to which it is a party by Tenax do not, and the performance of this Agreement and such other Transaction Documents by Tenax, and the consummation of the Transactions, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act (including in connection with the Proxy Statement) and the Exchange Act (including in connection with the Tender Offer Documents), (ii) the pre-merger notification requirements of the HSR Act, the requirements of any other applicable Antitrust Laws and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DLLCA and (iii) such other consents, approvals, orders, authorizations, registrations, declarations, transfers, waivers, disclaimers and filings, the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect.

Section 5.05 Permits; Compliance.

(a) Since January 1, 2023, Tenax and its Subsidiaries have operated and conducted their businesses in compliance in all material respects with all Laws of any Governmental Authority applicable to their respective businesses or operations and all internal or posted policies and procedures. Since January 1, 2023, neither Tenax nor any of its Subsidiaries has received any written notice alleging, or been charged with, any material violation of any Laws.

(b) Tenax and each of its Subsidiaries have obtained and hold all Tenax Permits, and all such Tenax Permits are valid and in full force and effect, except where the failure to hold the same or to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect. In addition, (i) there has occurred no default under, or violation of, any such Tenax Permit, (ii) no suspension or cancellation of any of the Tenax Permits is pending or, to the knowledge of Tenax, threatened and (iii) Tenax has taken all measures reasonably necessary (including by making all applications or filings required by applicable Law or the applicable Governmental Authority) to extend any Tenax Permit to prevent the expiration thereof, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect.

Section 5.06 Financial Statements; Undisclosed Liabilities.

(a) Section 5.06(a) of the Tenax Disclosure Letter contains true, complete and correct copies of the audited consolidated balance sheets and related statements of income, members’ equity and cash flows of Tenax and its consolidated Subsidiaries as of and for the years ended December 31, 2024 and 2023 and the unaudited consolidated balance sheet and related statements of income, members’ equity and cash flows of Tenax and its consolidated Subsidiaries as of and for the nine months ended September 30, 2025 (collectively, with the related notes and schedules thereto, the “Tenax Financial Statements”), in each case, prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and subject, in the case of interim financial statements, to the absence of footnotes and normal year-end adjustments) and each fairly presents, in all material respects, the consolidated financial condition, results of operations, changes in members’ equity and cash flows of Tenax and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of interim financial statements, to the absence of footnotes and normal year-end adjustments).

(b) Tenax and its Subsidiaries maintain a system of internal controls over financial reporting that are effective to ensure (i) the reliability of financial reporting, including policies and procedures that mandate the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of Tenax and its Subsidiaries, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (iii) that transactions are executed only in accordance with the authorization of management and (iv) the prevention or timely detection of the unauthorized acquisition, use or disposition of assets.

(c) Neither Tenax nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except liabilities (i) reflected or reserved against in the consolidated balance sheet (or the notes thereto) of Tenax as of December 31, 2024, included in the Tenax Financial Statements, (ii) incurred after December 31, 2024, in the ordinary course of business consistent with past practice, (iii) incurred in connection with the negotiation, execution, delivery or performance of, or pursuant to the terms of, this Agreement or the other Transaction Documents (for clarity, any liability caused by or resulting from a breach by Tenax of this Agreement shall not be deemed a liability incurred in connection with the negotiation, execution, delivery or performance of, or pursuant to the terms of, this Agreement) or (iv) that would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect.

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(d) Since January 1, 2023, none of Tenax, Tenax’s independent accountants or the Tenax Board has received any written, or to the knowledge of Tenax, oral notification of any (i) “significant deficiency” in the internal controls over financial reporting of Tenax; (ii) “material weakness” in the internal controls over financial reporting of Tenax; or (iii) fraud, whether or not material, that involves management or other employees of Tenax who have a significant role in the internal controls over financial reporting of Tenax. Since January 1, 2023, there have been no material internal investigations regarding accounting, auditing or revenue recognition discussed with, reviewed by or initiated at the direction of the President or Chief Financial Officer of Tenax or the Tenax Board or any committee thereof. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in the Statement of Auditing Standard FAS 115 – Communicating Internal Control Related Matters Identified in an Audit, as in effect on the date hereof.

(e) Since January 1, 2023, (i) neither Tenax nor any of its Subsidiaries has received any written or, to the knowledge of Tenax, oral complaint, allegation, assertion or claim regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of Tenax or any of its Subsidiaries, or unlawful accounting or auditing matters with respect to Tenax or any of its Subsidiaries, and (ii) no attorney representing Tenax or any of its Subsidiaries, whether or not employed by Tenax or any of its Subsidiaries, has reported evidence of a breach of fiduciary duty or similar violation by Tenax or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Tenax Board or any committee thereof or to the President or Chief Financial Officer of Tenax, except as, in each of (i) and (ii), has not had and would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect.

Section 5.07 Absence of Certain Changes or Events. Since December 31, 2024, there has not been any event, occurrence, state of facts, development, circumstance, change or effect that, individually or in the aggregate with all other events, occurrences, state of facts, developments, circumstances, changes and effects, has had or would reasonably be expected to have a Tenax Material Adverse Effect. From December 31, 2024 to the date of this Agreement, (a) Tenax and its Subsidiaries have conducted their businesses in all material respects in the ordinary course and in a manner consistent with past practice and (b) neither Tenax nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.02 (with the exception of those set forth in clauses (b)(i) and (iv) (to the extent related to the foregoing)).

Section 5.08 Information Supplied. The information relating to Tenax and its Subsidiaries that is provided by or on behalf of Tenax or any of its Subsidiaries for inclusion in the Proxy Statement or the Tender Offer Documents, or in any other document filed with any other Governmental Authority in connection with the Merger and the other Transactions, will not, in the case of the Proxy Statement, at the date it is first mailed to the AIR Stockholders or at the time of the AIR Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

Section 5.09 Sufficiency of Funds.

(a) Tenax has, and at the Closing will have, sufficient cash to enable Tenax to pay any amounts required to be paid in connection with the consummation of the Transactions (including all amounts payable in respect of the Tender Offer) and to pay all related fees and expenses, and there is no restriction on the use of such cash for such purposes. Tenax has the financial resources and capabilities to fully perform all of its obligations under this Agreement.

(b) Without limiting Section 10.07, in no event shall the receipt or availability of any funds or financing by or to Tenax or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Tenax hereunder.

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Section 5.10 Absence of Litigation. There is no Action pending or, to the knowledge of Tenax, threatened (i) against or involving Tenax, any of its Subsidiaries or any of their respective assets, officers, directors or key employees (in the case of officers, directors or key employees, arising out of such officer’s, director’s or key employee’s relationship with Tenax) that, individually or in the aggregate, has or would reasonably be expected to have a Tenax Material Adverse Effect or (ii) that seeks to restrain or enjoin the consummation of the Transactions. There is not any Order of any Governmental Authority or arbitrator outstanding against, or, to the knowledge of Tenax, investigation by any Governmental Authority involving, Tenax, any of its Subsidiaries or any of their respective assets, officers, directors or key employees (in the case of such officers, directors or key employees, such as would affect Tenax or any of its Subsidiaries) that, individually or in the aggregate, has or would reasonably be expected to have a Tenax Material Adverse Effect. There is no material Action pending by Tenax or any of its Subsidiaries, or which Tenax or any of its Subsidiaries intends to initiate, against any other Person. The foregoing includes Actions pending or threatened (or any basis therefor to the knowledge of Tenax) involving the prior employment of any of the employees of Tenax or any of its Subsidiaries, services of the employees of Tenax or any of its Subsidiaries provided in connection with Tenax’s business, any information or techniques allegedly proprietary to any former employer of an employee of Tenax or any of its Subsidiaries or obligations of an employee of Tenax or any of its Subsidiaries under any agreement with such employee’s former employer.

Section 5.11 Employee Benefit Plans.

(a) Section 5.11(a) of the Tenax Disclosure Letter sets forth a true, correct and complete list of each material Tenax Benefit Plan. With respect to each such material Tenax Benefit Plan, Tenax has delivered or made available to AIR true, correct and complete copies of all plan documents (including all amendments and attachments thereto), or written summaries of such Tenax Benefit Plan not in writing.

(b) Each Tenax Benefit Plan has been, in all material respects, established, maintained, operated, funded and administered in accordance with its terms and all applicable Laws. Tenax and its Subsidiaries and, to the knowledge of Tenax, all fiduciaries of any Tenax Benefit Plan are, and at all times have been, in compliance in all material respects with all Laws relating to the Tenax Benefit Plans and the provision of compensation and benefits. Except as would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect, no Action is pending or, to the knowledge of Tenax, threatened with respect to any Tenax Benefit Plan (other than claims for benefits in the ordinary course) and, to the knowledge of Tenax, there are not any facts that would be reasonably expected to give rise to any Action with respect to any Tenax Benefit Plan.

(c) Each Tenax Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and either has received a favorable determination letter from the IRS or may rely upon a favorable opinion letter from the IRS as to its qualified status and, to the knowledge of Tenax, there are no facts or circumstances that could reasonably be expected to adversely affect such qualification or cause the imposition of a material liability, penalty or Tax under ERISA, the Code or other applicable Laws with respect to any such Tenax Benefit Plan.

(d) No Tenax Benefit Plan is, and neither Tenax nor any of its ERISA Affiliates has ever sponsored, maintained or been obligated to contribute to an employee benefit plan that is or was, subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, except as would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect. No Tenax Benefit Plan is, and neither Tenax nor any of its ERISA Affiliates has ever contributed to, or been obligated to contribute to, any (i) “multiemployer plan” (as defined in Section 3(37) or Section 4001(a)(3) of ERISA), (ii) “multiple employer plan” (as defined in 29 C.F.R. § 4001.2) or a plan subject to Section 413(c) of the Code, (iii) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or (iv) “voluntary employees’ beneficiary association” (as defined in Section 501(c)(9) of the Code).

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(e) Neither the execution and delivery of this Agreement nor the consummation of the Transactions could (either alone or in connection with any other event, including a termination of employment or service of any current or former Tenax Service Provider following, or in connection with, the Transactions): (i) entitle any current or former Tenax Service Provider to any payment or benefit, including any severance pay or benefits or any increase in severance pay or benefits; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any of the Tenax Benefit Plans; (iii) limit or restrict the right of Tenax or any of its Subsidiaries to amend, modify or terminate any of the Tenax Benefit Plans; or (iv) result in the payment of any compensation or any benefits that would, individually or in combination with any other such compensation or benefits, constitute an “excess parachute payment”, as defined in Section 280G(b)(1) of the Code, to any current or former Tenax Service Provider.

(f) Neither Tenax nor any of its Subsidiaries has any liability in respect of, or obligation to provide, post-retirement or other post-employment health, life insurance or welfare benefits for any current or former Tenax Service Provider (or the spouses, dependents or beneficiaries of any such individuals), whether under a Tenax Benefit Plan or otherwise, except as required to comply with Section 4980B of the Code or any similar Laws.

(g) No current or former Tenax Service Provider is entitled to any gross-up, make-whole, indemnification, reimbursement or other additional payment from Tenax or any other Person in respect of any Tax (including federal, state, provincial, territorial, municipal, local and non-U.S. income, excise and other Taxes (including Taxes imposed under Section 4999 or 409A of the Code)) or interest or penalty related thereto.

Section 5.12 Labor and Employment Matters.

(a) Neither Tenax nor any of its Subsidiaries is a party to any Collective Bargaining Agreement applicable to any current or former Tenax Service Provider. From January 1, 2023 through the date of this Agreement, there have not been any strikes or other material labor disputes or work stoppages or organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any current or former Tenax Service Provider and there are no such strikes or other material labor disputes or work stoppages or campaigns, petitions or other activities ongoing, pending or, to the knowledge of Tenax, threatened. Neither the execution of this Agreement nor the consummation of the Transactions will require Tenax or any of its Subsidiaries to provide notice to, enter into any consultation procedure with, or trigger any similar obligation to, any labor organization, works council or similar body under applicable Laws.

(b) Each of Tenax and its Subsidiaries is, and at all times has been, in compliance in all material respects with all Laws related to the engagement of service providers, employment practices and labor relations, including those related to wages, hours, classification, immigration, health, safety, collective bargaining, discrimination, civil rights, workers’ compensation, reporting of compensation and benefits and the collection and payment of income, employment and other Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect, no Action by or before any Governmental Authority with respect to Tenax or any of its Subsidiaries in relation to the employment or alleged employment of any individual is pending, ongoing or, to the knowledge of Tenax, threatened, nor has Tenax or any of its Subsidiaries received any notice indicating an intention to conduct the same.

(c) Since January 1, 2023, Tenax and its Subsidiaries have not received, been involved in or been subject to any Actions or any other material complaints, claims or actions alleging sexual harassment, sexual misconduct, bullying or discrimination committed by any director, officer or other managerial employee of Tenax or any of its Subsidiaries or alleging a workplace culture that encourages or is conducive to the foregoing.

Section 5.13 Real and Personal Property.

(a) Neither Tenax nor any of its Subsidiaries owns any real property.

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(b) Section 5.13(b) of the Tenax Disclosure Letter sets forth a true and complete list of the street addresses of all Tenax Leased Real Property, together with a description of the underlying Tenax Real Property Lease. True, correct and complete copies of each Tenax Real Property Lease have been made available to Tenax prior to the date of this Agreement. Except as would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect, (i) each Tenax Real Property Lease is valid and binding on Tenax or the Subsidiary of Tenax that is a party thereto and, to the knowledge of Tenax, each other party thereto, and is in full force and effect; (ii) all rent and other sums and charges payable by Tenax or any of its Subsidiaries thereunder are current and all obligations required to be performed or complied with by Tenax or any of its Subsidiaries thereunder have been performed; (iii) no termination event or condition or uncured default of a material nature on the part of Tenax or, if applicable, any of its Subsidiaries or, to the knowledge of Tenax, the landlord thereunder, exists under any Tenax Real Property Lease; (iv) Tenax and each of its Subsidiaries has a good and valid leasehold, subleasehold or licensee interest in each Tenax Leased Real Property, free and clear of all Encumbrances, except Permitted Encumbrances; (v) neither Tenax nor any of its Subsidiaries has received any written notice from any landlord under any Tenax Real Property Lease of any default or that such landlord intends to terminate such Tenax Real Property Lease; and (vi) neither Tenax nor any of its Subsidiaries has received written notice of any pending and, to the knowledge of Tenax, there is no threatened, condemnation with respect to any Tenax Leased Real Property or any portion thereof. Tenax and its Subsidiaries have not subleased, licensed or granted any right to use or occupy any portion of any Tenax Leased Real Property to any Person.

(c) Tenax or one of its Subsidiaries, as the case may be, has valid title to, or valid leasehold or comparable contractual rights in or relating to, all material personal property owned or leased by it and necessary for the conduct of its business as it is now being conducted, free and clear of all Encumbrances, except Permitted Encumbrances. No termination event or condition or uncured default of a material nature on the part of Tenax or, if applicable, its Subsidiaries or, to the knowledge of Tenax, any Person thereunder, exists under any lease of any personal property.

Section 5.14 Intellectual Property.

(a) Section 5.14(a) of the Tenax Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all (i) Registered Tenax IP, indicating for each such item, as applicable, the owner, the application, publication or registration number and date and jurisdiction of filing or issuance; (ii) material Software included in the Tenax Owned IP; and (iii) social media handles or accounts used by Tenax.

(b) The Tenax Owned IP is subsisting and, to the knowledge of Tenax, valid and enforceable and Tenax and its Subsidiaries possess all rights, title and interests in and to the Tenax Owned IP, free and clear of any Encumbrances other than Permitted Encumbrances.

(c) Since January 1, 2023, the operation of Tenax’s business has not infringed, misappropriated or otherwise violated the Intellectual Property of any third party, and to the knowledge of Tenax, no other Person has infringed, diluted, misappropriated or otherwise violated, or is infringing, diluting, misappropriating or otherwise violating, the Tenax IP. Since January 1, 2023, there have been no, and there are currently no, pending Actions or Actions threatened in writing regarding: (i) the licensing or use by Tenax or any of its Subsidiaries of any other Person’s Intellectual Property; (ii) any actual or potential infringement, dilution, misappropriation or other violation by any other Person of Tenax Owned IP; or (iii) any actual or potential infringement, dilution, misappropriation or other violation of any other Person’s Intellectual Property by Tenax or any of its Subsidiaries, and to the knowledge of Tenax, no valid basis exists for any Action in connection with any of the foregoing items (i) through (iii) of this Section 5.14(c).

(d) Tenax and its Subsidiaries own or have a valid right to use all Intellectual Property that is in use or planned for use in the operation or conduct of Tenax’s business, and the Tenax IP constitutes all of the Intellectual Property that is used, held for use or planned for use in the conduct of Tenax’s business in the manner in which it is currently being conducted. The consummation of this Agreement and compliance by Tenax and its Subsidiaries with the provisions of this Agreement will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Encumbrance in or upon, any material Tenax Owned IP.

(e) Each of Tenax and its Subsidiaries have used commercially reasonable efforts consistent with industry standards to maintain, preserve and protect the secrecy and confidentiality of their Trade Secrets and confidential information of other Persons that is in the possession of Tenax and its Subsidiaries and prevent the misuse or misappropriation of the Trade Secrets and other such confidential information included in the Tenax IP, including through the development of policies for the protection of Intellectual Property. Each current and former director, officer, employee, contractor or consultant of Tenax and its Subsidiaries has entered into a written agreement with Tenax that requires such director, officer, employee, contractor or consultant to protect the secrecy and confidentiality of such Trade Secrets and information. There has been no misappropriation or unauthorized disclosure or use of any of Tenax’s Trade Secrets or confidential information of other Persons that is in the possession of Tenax and its Subsidiaries.

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(f) No current or former director, officer, employee, contractor or consultant of Tenax or its Subsidiaries owns any rights in or to any Tenax Owned IP. All current and former directors, officers, employees, contractors and consultants of Tenax and its Subsidiaries who contributed to the discovery, creation or development of any material Tenax Owned IP (i) did so within the scope of his or her employment such that it constituted a work made for hire and all Tenax Owned IP arising therefrom became the exclusive property of Tenax or any of its Subsidiaries or (ii) pursuant to an executed, enforceable, valid written agreement, presently assigned all of his or her rights in Tenax Owned IP to Tenax or any of its Subsidiaries. No current or former directors, officers, employees, contractors or consultants of Tenax or any of its Subsidiaries has made or threatened to make any claim of ownership or right, in whole or in part, to any Tenax Owned IP or asserted in an Action against Tenax or any of its Subsidiaries such claim of ownership or right.

(g) Except as would not, individually or in the aggregate, reasonably be material to Tenax, Tenax and its Subsidiaries have complied in all material respects with the requirements of the licenses for any Public Software used in the business.

(h) No R&D Sponsor has been used to create any Intellectual Property owned or purported to be owned by Tenax and its Subsidiaries. No R&D Sponsor has any claim of right or license to, ownership of or other Encumbrance (other than a Permitted Encumbrance) on any Tenax IP.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect, (i) Tenax and its Subsidiaries are in compliance with all applicable Privacy and Data Security Requirements and (ii) since January 1, 2023, none of Tenax or its Subsidiaries has received a complaint from any Governmental Authority or any other third party regarding its collection, storage, Processing, disclosure, transfer or use of Personal Data that is pending or unresolved and, to the knowledge of Tenax, there are no facts or circumstances that would give rise to any such complaints. Since January 1, 2023, Tenax and its Subsidiaries have used commercially reasonable measures, consistent with accepted industry practices, designed to ensure the confidentiality, integrity, availability, privacy and security of Personal Data Processed by Tenax or any of its Subsidiaries and to protect any Personal Data under their possession or control from any unauthorized use or access. Except as would not, individually or in the aggregate, reasonably be expected to result in a Tenax Material Adverse Effect, since January 1, 2023, neither Tenax nor any of its Subsidiaries has experienced any breaches or unauthorized uses of or access to Personal Data within the possession or control of Tenax or its Subsidiaries.

(j) The Tenax IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required to permit the operation of Tenax’s business as currently conducted. Since January 1, 2023, (i) there has been no security breach or unauthorized access to or use of any of the Tenax IT Assets, whether physical or electronic, and (ii) except as would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect, the Tenax IT Assets have not malfunctioned or failed, do not contain any viruses, worms, trojan horses, bugs or faults and have not experienced breakdowns, errors, contaminants or continued substandard performance that has caused or reasonably could be expected to cause any disruption or interruption in or to the use of any such Tenax IT Assets or to the business of Tenax. Tenax and its Subsidiaries have implemented commercially reasonable backup, security and disaster recovery technology consistent with industry practices and are in compliance with applicable Privacy and Data Security Requirements for the Tenax IT Assets used in the business, including regular backup and prompt recovery of data and information.

(k) Except as would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect, no Personal Data, Trade Secrets or other confidential information of Tenax or its Subsidiaries or confidential information of other Persons that is in the possession of Tenax and its Subsidiaries are used in any input to any Artificial Intelligence Tool or in developing or training any internal or third-party Artificial Intelligence Tool.

Section 5.15 Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to Tenax or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, complete and accurate in all material respects.

(b) All material Taxes of Tenax and its Subsidiaries have been timely paid, whether or not required to be shown on a Tax Return, or, in the case of Taxes not yet due or that are being contested in good faith, have been accrued or reserved on the Tenax Financial Statements. There are no Tax Encumbrances on the assets of Tenax or any of its Subsidiaries other than Permitted Encumbrances.

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(c) Each of Tenax and its Subsidiaries has timely paid or withheld all material Taxes required to be paid or withheld with respect to their employees, independent contractors, creditors and other third parties (and timely paid over such Taxes to the appropriate Governmental Authority to the extent required by applicable Law).

(d) Neither Tenax nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations for the assessment or collection of any material Tax and there has been no request by a Governmental Authority to execute such a waiver or extension. No material audit or other examination or administrative, judicial or other proceeding of, or with respect to, any Tax Return or Taxes of Tenax or any of its Subsidiaries is currently in progress. No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Authority against Tenax or any of its Subsidiaries that has not been settled, paid or withdrawn.

(e) Neither Tenax nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution to which Section 355 or 361 of the Code applies.

(f) Neither Tenax nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b), or any similar provision of state, local or foreign Law.

(g) Neither Tenax nor any of its Subsidiaries (i) is a party to or is bound by any Tax Sharing Agreement; (ii) has liability for payment of any amount as a result of being party to any Tax Sharing Agreement; (iii) has been a member of an affiliated group filing a consolidated United States federal income Tax Return (other than an affiliated group the common parent of which was a Subsidiary of Tenax); or (iv) has liability for the Taxes of any Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by Contract or otherwise.

(h) Section 5.15(h) of the Tenax Disclosure Letter contains a list, as of the date of this Agreement, of the jurisdiction of organization and U.S. federal income tax classification of Tenax and each of its Subsidiaries.

(i) No claim has been made in writing by any Governmental Authority in a jurisdiction where Tenax or any of its Subsidiaries do not file Tax Returns that any such entity is, or may be, subject to taxation by that jurisdiction.

(j) Neither Tenax nor any of its Subsidiaries has an outstanding request for a ruling or similar determination from a Governmental Authority with respect to Taxes.

(k) Neither Tenax nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any: (i) adjustment pursuant to Section 481 of the Code (or similar provision under any federal, state, local or foreign Law) associated with a change of accounting method that is effective on or before the date of this Agreement; (ii) closing agreement or other agreement with any Governmental Authority executed on or before the date of this Agreement; (iii) transaction entered into on or before the date of this Agreement and treated under the installment method, long-term Contract method, cash method or open transaction method of accounting; or (iv) inclusion, other than in the ordinary course of business, under Section 951(a) of the Code or similar provision of state, local or foreign Law.

Section 5.16 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to be material to Tenax and its Subsidiaries, taken as a whole: (a) Tenax is and, since January 1, 2023, has been in compliance with, all Environmental Laws and possesses and is and, since January 1, 2023, has been in compliance with, all Environmental Permits; (b) there is no Action, Order or notice of violation or liability, in each case, pursuant to any Environmental Law pending or, to the knowledge of Tenax, threatened in writing against Tenax or any of its Subsidiaries; (c) there has been no release, spill, discharge or disposal of or exposure to any Hazardous Material, nor are there any other environmental conditions, in each case, that would reasonably be expected to form the basis of any Action or Order pursuant to any Environmental Law involving Tenax or its Subsidiaries; and (d) neither Tenax nor any of its Subsidiaries has retained or assumed any liabilities or obligations that would reasonably be expected to form the basis of any Action or Order pursuant to any Environmental Law involving Tenax or its Subsidiaries.

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Section 5.17 Material Contracts.

(a) Section 5.17(a) of the Tenax Disclosure Letter contains a true and complete list of the following types of Contracts to which Tenax or any of its Subsidiaries is a party as of the date of this Agreement (such Contracts, whether or not set forth on Section 5.17(a) of the Tenax Disclosure Letter and including any Contract entered into after the date hereof in accordance with the terms of this Agreement that would have been required to be set forth on Section 5.17(a) of the Tenax Disclosure Letter if it had been entered into as of the date of this Agreement, but excluding any Tenax Benefit Plan, the “Tenax Material Contracts”):

(i) all Contracts for the purchase of aircraft and agreements to refit existing aircraft pursuant to which Tenax or any of its Subsidiaries would reasonably be expected to make payments of more than $1,000,000 during any fiscal year;

(ii) all joint venture Contracts, partnership arrangements or other agreements involving a sharing with any third party of profits, losses, costs or liabilities by Tenax or any of its Subsidiaries;

(iii) all Contracts relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration in excess of $4,000,000;

(iv) all Contracts relating to Indebtedness (including commitments to provide Indebtedness) of Tenax or any of its Subsidiaries;

(v) all Contracts (A) that limit, or purport to limit, in any material respect, the ability of Tenax or any of its Subsidiaries or any of their respective employees to compete in any line of business or with any Person or entity (other than Tenax and its Subsidiaries) or in any geographic area or during any period of time or in any customer segment, (B) that limit, or purport to limit, in any respect, the ability of any of Tenax’s Affiliates (other than Tenax’s Subsidiaries) to compete in any line of business or with any Person or entity or in any geographic area or during any period of time or in any customer segment, (C) that provide for “exclusivity” or any similar requirement or “most favored nation” or similar rights, in each case, in favor of any Person other than Tenax or any of its Subsidiaries or (D) granting any put, call, right of first refusal, right of first negotiation, right of first offer, redemption or similar right in favor of any Person other than Tenax or any of its Subsidiaries;

(vi) all material Tenax IP Agreements, except for shrink-wrap or click-wrap licenses for off-the-shelf computer software or non-exclusive licenses to or from customers of Tenax;

(vii) each Contract between or among (A) Tenax or any of its Subsidiaries, on the one hand, and (B) any Affiliate, employee, shareholder, member, equityholder, officer or director of Tenax or of any Subsidiary, or any of their respective Affiliates or, to the knowledge of Tenax, family members, on the other hand, but excluding, for the avoidance of doubt, (I) any Contracts or arrangements between Tenax and any of its Subsidiaries or between any Subsidiary of Tenax and another Subsidiary of Tenax, (II) any Contract or arrangement relating to the employment of any such Person described in clause (B) and (III) any Contract providing for indemnification or reimbursement of expenses for officers or directors of Tenax or any of its Subsidiaries (in such individual capacity as such); and

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(viii) any Tenax Government Contracts under which Tenax or its Subsidiaries would reasonably be expected to receive payments of more than $5,000,000 in any fiscal year (excluding Tenax Government Contracts where any portion of the Tenax Government Contract or performance of the Tenax Government Contract is classified).

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect, each Tenax Material Contract is in full force and effect and is legal, valid, binding and enforceable in accordance with its terms against Tenax and its Subsidiaries (as applicable) and, to the knowledge of Tenax, the other parties thereto. True and complete copies of each Tenax Material Contract (and a written summary of the terms of any oral Tenax Material Contracts) have been made available to AIR. None of Tenax, any of its Subsidiaries or, to the knowledge of Tenax, any other party thereto is in material violation of or in material default under (nor does there exist any condition that, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Tenax Material Contract to which it is a party or by which it or any of its properties or other assets is bound, nor have any of them given or received any notice alleging any of the same. Immediately following the Effective Time, each Tenax Material Contract will continue to be in full force and effect and valid, binding and enforceable in accordance with its terms against Tenax and its Subsidiaries (as applicable) and, to the knowledge of Tenax, the other parties thereto, except as would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect.

(c) To the knowledge of Tenax, no Affiliate, employee, shareholder, member, equityholder, officer or director of Tenax or of any Subsidiary, or any of their respective Affiliates or, to the knowledge of Tenax, family members, has any material interest in any property used in the conduct of the business of Tenax or any of its Subsidiaries, or any material claim or right against Tenax or any of its Subsidiaries or any direct or indirect material interest in any transaction with Tenax or any of its Subsidiaries.

Section 5.18 Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Tenax Material Adverse Effect, all insurance policies and all self-insurance programs and arrangements relating to the business, assets and operations of Tenax and its Subsidiaries are in full force and effect, and all premiums thereon have been timely paid or, if not yet due, accrued. As of the date of this Agreement, there is no material claim pending under Tenax’s or any of its Subsidiaries’ insurance policies or fidelity bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Tenax and its Subsidiaries are in compliance in all material respects with the terms of such policies and bonds, and Tenax has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies or bonds.

Section 5.19 Brokers. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Tenax. The fees and expenses of all accountants, brokers, financial advisors, investment bankers, legal counsel and other Persons retained by Tenax or any of its Subsidiaries incurred or to be incurred by Tenax or any of its Subsidiaries in connection with this Agreement or the Transactions will not exceed the amount set forth in Section 5.19 of the Tenax Disclosure Letter.

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Section 5.20 Government Contracts.

(a) Except as would not, individually or in the aggregate, have, or reasonably be expected to have, a Tenax Material Adverse Effect, since January 1, 2023: (i) Tenax and its Subsidiaries have complied with all terms and conditions of the Tenax Government Contracts; (ii) Tenax and its Subsidiaries have complied in all respects with all applicable Laws pertaining to each Tenax Government Contract or Tenax Government Bid; (iii) neither Tenax nor its Subsidiaries have received written (or, to the knowledge of Tenax, oral) notice of a cancellation, termination for convenience, termination for default, suspensions or stop work orders (specifically excluding (A) suspensions or stop work orders relating to protests filed in connection with the award of a Tenax Government Contract to Tenax or any of its Subsidiaries or (B) suspensions or stop work orders initiated by a Governmental Authority that apply to all counterparties to similar Tenax Government Contracts and not specific to Tenax or any of its Subsidiaries), cure notice, violation of Law, violation of a Tenax Government Contract or show cause notice, and no such notice is currently proposed or, to the knowledge of Tenax, threatened in writing, pertaining to such Tenax Government Contract; (iv) no cost incurred by Tenax or any of its Subsidiaries pertaining to such Tenax Government Contract has been challenged, disallowed or is the subject of any ongoing audit or is subject to an ongoing investigation, with the exception of routine audits conducted in the ordinary course of business; (v) neither Tenax nor any of its Subsidiaries has been informed by a Governmental Authority that any option with respect to such Tenax Government Contract will not be exercised or that any Tenax Government Contract will be terminated, canceled, subject to reduction or will otherwise come to an end prior to the end of its current period of performance; and (vi) the submissions, representations, certifications and warranties made, acknowledged or set forth by Tenax and its Subsidiaries with respect to the Tenax Government Contracts and Tenax Government Bids were true, complete and correct in all material respects as of their effective date, Tenax and its Subsidiaries have complied with all such certifications and all such representations and certifications have continued to be current and materially accurate and complete to the extent required by the terms of a Tenax Government Contract or applicable Law.

(b) (i) Neither Tenax nor its Subsidiaries have received any written or, to the knowledge of Tenax, oral notice that any officer, employee, consultant or agent of Tenax or its Subsidiaries is, or since January 1, 2023, has been, under administrative, civil or criminal investigation or indictment by any Governmental Authority (A) relating to the performance of his or her duties for Tenax or its Subsidiaries or (B) that would reasonably be expected to have, individually or in the aggregate, a Tenax Material Adverse Effect; (ii) to the knowledge of Tenax, there is not pending any investigation of Tenax, its Subsidiaries or its officers, employees, consultants or agents, nor since January 1, 2023, has there been any audit or investigation of Tenax, its Subsidiaries or its officers, employees, consultants or agents resulting in a material adverse finding with respect to any alleged irregularity, misstatement or omission arising under or relating to any Tenax Government Contract; (iii) since January 1, 2023, neither Tenax nor its Subsidiaries have made or been required to make any voluntary or mandatory disclosure to any Governmental Authority with respect to any alleged irregularity, unlawful conduct, misstatement, significant overpayment or omission arising under or relating to a Tenax Government Contract; (iv) since January 1, 2023, neither Tenax nor its Subsidiaries have received any written (or, to the knowledge of Tenax, oral) notice of any determination by a Governmental Authority regarding, nor entered into a consent order or administrative agreement with a Governmental Authority regarding, any suspected or alleged fraud, mischarging, improper payments, unauthorized release of information, misstatement, omission or violation of Law or any material administrative or contractual requirement related to a Tenax Government Contract; (v) neither Tenax nor its Subsidiaries have received any written (or, to the knowledge of Tenax, oral) notice of complaint (whether or not sealed or partially unsealed) regarding any suspected or alleged fraud, mischarging, improper payments, unauthorized release of information, irregularity, misstatement, omission or violation of Law or any material administrative or contractual requirement related to a Tenax Government Contract; (vi) neither Tenax nor its Subsidiaries have received written document requests, subpoenas, search warrants or civil investigative demands addressed to or requesting information involving Tenax, its Subsidiaries or any of its members, managers, officers, employees or affiliates, in connection with or concerning any information related to a Tenax Government Contract; (vii) to the knowledge of Tenax, neither Tenax nor its Subsidiaries nor any of their officers, managers, directors or employees has been under any administrative, civil or criminal investigation or indictment or criminal information involving alleged false statements, false claims or other improprieties or criminal acts relating to any Tenax Government Contract; (viii) neither Tenax nor its Subsidiaries, nor, to the knowledge of Tenax, any of their respective officers or employees, has been the subject of any actual “whistleblower” or “qui tam” lawsuit; or (ix) to the knowledge of Tenax, it has not conducted any internal audit, review or inquiry in which any outside legal counsel, auditor, accountant or investigator has been or was engaged with respect to any suspected, alleged or possible fraud, defective pricing, mischarging, improper payments, unauthorized release of information, misstatement, omission or violation of Law or any material administrative or contractual requirement related to a Tenax Government Contract.

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Section 5.21 Prohibited Payments.

(a) None of Tenax, any of its Subsidiaries, any of their respective officers or employees and, to the knowledge of Tenax, any supplier, distributor, licensee or agent or any other Person acting on behalf of Tenax or any of its Subsidiaries, directly or indirectly, has (i) made or offered to make or received any direct or indirect payments in violation of the Anti-Corruption Laws, including any contribution, payment, commission, rebate, promotional allowance or gift of funds or property or any other economic benefit or thing of value to or from any employee, official or agent of any Governmental Authority where either the contribution, payment, commission, rebate, promotional allowance, gift or other economic benefit or thing of value, or the purpose thereof, was illegal under any Law (including the Anti-Corruption Laws), or (ii) provided or received any product or services in violation of any Law (including the Anti-Corruption Laws). Neither Tenax nor any of its Subsidiaries has received any written or, to the knowledge of Tenax, other communication from any Governmental Authority regarding any material violation of, or failure to comply with, any Anti-Corruption Laws or, to the knowledge of Tenax, is the subject of any internal complaint, audit or review process regarding a material violation of, or failure to comply with, any Anti-Corruption Laws. Since January 1, 2023, neither Tenax nor any of its Subsidiaries has made any disclosure (voluntary or otherwise) to any Governmental Authority with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any Anti-Corruption Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect. To the knowledge of Tenax, (x) none of the directors, officers, employees or agents of Tenax or any of its Subsidiaries is a government official, political party official or candidate for political office and (y) there are no known familial relationships between any of Tenax’s directors, officers, employees or agents, on the one hand, and any government official, political party official or candidate for political office, on the other hand.

(b) The operations of Tenax and its Subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping, reporting and internal control requirements of the Money Laundering Laws and of the United States Foreign Corrupt Practices Act. No action, claim, suit or proceeding by or before any Governmental Authority involving Tenax or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of Tenax, threatened, nor, to the knowledge of Tenax, is any investigation by or before any Governmental Authority involving Tenax or any of its Subsidiaries with respect to the Money Laundering Laws pending or threatened, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect.

(c) None of Tenax, any of its Subsidiaries or, to the knowledge of Tenax, any of their respective Representatives or Affiliates (nor, to the knowledge of Tenax, any Person or entity acting on behalf of any of the foregoing) is currently a Person that is, or is owned or controlled by a Person that is, a Sanctioned Person. Tenax and its Subsidiaries have conducted their transactions in material compliance with all applicable Sanctions. No action, claim, suit or proceeding by or before any Governmental Authority involving Tenax or any of its Subsidiaries with respect to any Sanctions is pending or, to the knowledge of Tenax, threatened, nor, to the knowledge of Tenax, is any investigation by or before any Governmental Authority involving Tenax or any of its Subsidiaries with respect to any Sanctions pending or threatened, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect.

(d) Tenax and its Subsidiaries have conducted their transactions in material compliance with the Export Control Laws. No licenses or approvals pursuant to the Export Control Laws are necessary for the transfer of any export licenses or other export approvals to AIR or Merger Sub in connection with the consummation of the Transactions, including the Merger, except for any such licenses or approvals the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect. No action, claim, suit or proceeding by or before any Governmental Authority involving Tenax or any of its Subsidiaries with respect to the Export Control Laws is pending or, to the knowledge of Tenax, threatened, nor, to the knowledge of Tenax, is any investigation by or before any Governmental Authority involving Tenax or any of its Subsidiaries with respect to the Export Control Laws pending or threatened, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect.

(e) Tenax has and has implemented policies and procedures reasonably designed to ensure compliance with the Anti-Corruption Laws, Money Laundering Laws, Sanctions and Export Control Laws.

Section 5.22 No Implied Representations and Warranties. The representations and warranties of Tenax contained in this Article V or in any certificate delivered pursuant to this Agreement constitute the sole and exclusive representations and warranties of Tenax to AIR and Merger Sub in connection with the Transactions, and all other representations and warranties of any kind or nature expressed or implied (including, but not limited to, the future or historical financial condition, results of operations, prospects, business, assets or liabilities of Tenax), whether made by Tenax, any of its Affiliates or any of its managers, partners, officers, directors, employees, advisors, consultants, agents or representatives, whether in any individual or any other capacity, are specifically disclaimed by AIR and Merger Sub, and AIR and Merger Sub each acknowledge that it has not relied on and should not rely on and will not rely on any such other representations and warranties other than the representations and warranties of Tenax contained in this Article V or in any certificate delivered pursuant to this Agreement. Except for the representations and warranties contained in this Article V or in any certificate delivered pursuant to this Agreement, no exhibit to this Agreement, nor any other material or information provided by or communications made by Tenax or any of its Affiliates, or by any Representative thereof, whether by use of a “data room” or in any information memorandum or otherwise, will cause or create any warranty, express or implied, as to the title, condition, value or quality of Tenax and its Subsidiaries.

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Article VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01 Conduct of Business by AIR Pending the Merger.

(a) AIR covenants and agrees that, between the date of this Agreement and the Effective Time, except (i) as set forth in Section 6.01(a) of the AIR Disclosure Letter, (ii) as expressly contemplated by this Agreement or (iii) with the prior written consent of Tenax (which consent shall not be unreasonably withheld, delayed or conditioned), AIR shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct its business in all material respects in the ordinary course consistent with past practice and in material compliance with applicable Law and all AIR Material Contracts. Without limiting the generality of the foregoing, AIR shall, and shall cause its Subsidiaries to, use its reasonable best efforts to preserve intact its present business organization and maintain the goodwill and existing relationships with its suppliers, licensors, licensees and others having significant business relationships with them.

(b) By way of amplification and not limitation, except as set forth in Section 6.01(b) of the AIR Disclosure Letter, as expressly contemplated by this Agreement or the other Transaction Documents or with the prior written consent of Tenax (which consent shall not be unreasonably withheld, delayed or conditioned), neither AIR nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, do any of the following:

(i) amend or otherwise change its articles of incorporation or bylaws or equivalent organizational documents, or the equivalent organizational documents of any of its Subsidiaries, or create any new Subsidiaries;

(ii) merge or consolidate AIR with any other Person or restructure, reorganize or completely or partially liquidate;

(iii) issue, deliver, sell, grant, pledge, dispose of or grant an Encumbrance on, or permit an Encumbrance to exist on, any shares of any class of capital stock of AIR or any of its Subsidiaries, any other voting securities or other ownership interests, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, voting securities or equity interests, or any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based units or other similar interests of AIR or any of its Subsidiaries (except for the issuance of shares of AIR Stock issuable pursuant to the exercise of AIR Stock Options or the settlement of AIR RSU Awards, in each case, outstanding on the date hereof in accordance with their terms and the terms of the AIR Stock Plans as in effect on the date hereof);

(iv) repurchase, redeem or otherwise acquire any outstanding AIR Stock;

(v) (A) sell, lease, license, pledge or dispose of or (B) grant an Encumbrance on, or permit an Encumbrance to exist on, any properties or assets (other than Intellectual Property, which is the subject of clause (vi)) or any interests therein of AIR or any of its Subsidiaries, other than Permitted Encumbrances;

(vi) sell, lease, sublease, license, sublicense, assign or otherwise grant rights under any AIR Owned IP (except for non-exclusive licenses granted to customers and suppliers of AIR in the ordinary course of business consistent with past practice) or transfer, cancel, abandon or fail to renew, maintain or diligently pursue applications for or otherwise dispose of any AIR Owned IP;

(vii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any of AIR’s direct or indirect wholly owned Subsidiaries to AIR or any of its other wholly owned Subsidiaries;

(viii) adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, voting securities or other ownership interests or any securities convertible into or exchangeable or exercisable for capital stock, voting securities or other ownership interests;

(ix) acquire any assets outside the ordinary course of business consistent with past practice from any other Person for consideration in excess of $100,000 in any individual transaction or series of related transactions or $250,000 in the aggregate;

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(x) make any loans, advances, guarantees or capital contributions to or investments in any Person, other than advances to employees of AIR or any of its Subsidiaries in respect of travel or other related business expenses, in each case, in the ordinary course of business consistent with past practice;

(xi) make any payments or distributions to any stockholders, employees, directors, officers or Affiliates of AIR or its Subsidiaries, or any of their respective Affiliates (or any directors, managers or employees of such Affiliates), other than payments to employees of salary and expense reimbursement in the ordinary course of business;

(xii) incur any Indebtedness or guarantee such Indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of AIR;

(xiii) make or authorize any capital expenditure in excess of $500,000 in the aggregate during any 12-month period beginning on or after the date hereof;

(xiv) modify in any material respect any accounting policies or procedures, other than as required by GAAP or Law;

(xv) except as required by applicable Law, (A) make any material change (or file any such change) in any method of Tax accounting; (B) make, change or rescind any material Tax election; (C) settle or compromise any material Tax liability or consent to any claim or assessment or enter into any closing agreement relating to a material amount of Taxes; (D) file any material amended Tax Return; (E) file any claim for refund of a material amount of Taxes; or (F) waive or extend the statute of limitations in respect of material Taxes;

(xvi) except as required by the terms of an AIR Benefit Plan or AIR Collective Bargaining Agreement as in effect on the date hereof, (A) adopt, enter into, terminate, modify or amend any AIR Collective Bargaining Agreement or AIR Benefit Plan; (B) increase in any manner the compensation, bonus or fringe or other benefits of, or grant or pay any discretionary bonus of any kind or amount whatsoever to, any current or former AIR Service Provider; (C) grant or pay any change-in-control, retention, severance or termination pay to, or increase in any manner the change-in-control, retention, severance or termination pay of, any current or former AIR Service Provider; (D) grant or modify any awards to any current or former AIR Service Provider (including grants of any stock or stock-based awards or the removal of existing restrictions in any AIR Benefit Plans or awards made thereunder); (E) take any action to fund or in any other way secure the payment of compensation or benefits under any AIR Benefit Plan; (F) take any action to accelerate the vesting or payment of any compensation or benefit under any AIR Benefit Plan or awards made thereunder; (G) except as may be required for continued compliance with generally accepted accounting principles in the relevant jurisdiction, materially change any actuarial or other assumption used to calculate funding obligations with respect to any AIR Benefit Plan or change the manner in which contributions to any AIR Benefit Plan are made or the basis on which such contributions are determined; or (H) terminate or hire any AIR Service Provider, other than terminations for “cause” (as reasonably determined by AIR in accordance with past practices); provided that AIR may hire additional AIR Service Providers to replace departed AIR Service Providers in the ordinary course of business consistent with past practice, and may terminate or hire AIR Service Providers with an annual base salary that is less than $150,000 in the ordinary course of business consistent with past practice;

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(xvii) except as required by Law or any judgment by a court of competent jurisdiction, (A) pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business and in a manner consistent with past practice of, in accordance with their terms, liabilities disclosed, reflected or reserved against in the AIR Financial Statements (or the notes thereto) (for amounts not in excess of such reserves) or incurred since the date of such AIR Financial Statements in the ordinary course of business and in a manner consistent with past practice; (B) cancel or compromise any material Indebtedness; or (C) waive or assign any claims or rights of material value;

(xviii) enter into, terminate, cancel, modify, amend or fail to renew any AIR Material Contract or AIR Real Property Lease, or any Contract or lease that, if existing on the date hereof, would have been an AIR Material Contract or AIR Real Property Lease, or waive, release or assign any material rights or claims thereunder, in each case, other than in the ordinary course of business consistent with past practice;

(xix) enter into, modify, amend or terminate any Contract, or waive, release or assign any material rights or claims thereunder, which, if so entered into, modified, amended, terminated, waived, released or assigned would (A) reasonably be expected to impair in any material respect the ability of AIR to perform its obligations under this Agreement or (B) reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions;

(xx) enter into any Contract that is material to AIR and its Subsidiaries, taken as a whole, to the extent consummation of the Transactions would reasonably be expected to trigger, conflict with or result in a violation of any “change of control” or similar provision of such Contract;

(xxi) amend any material AIR Permit in any material respect, or allow any material AIR Permit to lapse, expire or terminate, other than (A) amendments, renewals or extensions of AIR Permits in the ordinary course of business consistent with past practice or (B) non-renewal or non-extension of AIR Permits that are not necessary to conduct AIR’s business as then conducted;

(xxii) authorize, apply for or cause to be approved the listing of shares of AIR Common Stock or AIR Preferred Stock on any stock exchange; or

(xxiii) authorize, commit or agree to do any of the foregoing.

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(c) Nothing contained in this Agreement is intended to give Tenax, directly or indirectly, the right to control or direct the operations of AIR or its Subsidiaries prior to the Effective Time in violation of applicable Law.

Section 6.02 Conduct of Business by Tenax Pending the Merger.

(a) Tenax covenants and agrees that, between the date of this Agreement and the Effective Time, except (i) as set forth in Section 6.02(a) of the Tenax Disclosure Letter, (ii) as expressly contemplated by this Agreement or (iii) with the prior written consent of AIR (which consent shall not be unreasonably withheld, delayed or conditioned), Tenax shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct its business in all material respects in the ordinary course consistent with past practice and in material compliance with applicable Law and all Tenax Material Contracts. Without limiting the generality of the foregoing, Tenax shall, and shall cause its Subsidiaries to, use its reasonable best efforts to preserve intact its present business organization and maintain the goodwill and existing relationships with its suppliers, licensors, licensees and others having significant business relationships with them.

(b) By way of amplification and not limitation, except as set forth in Section 6.02(b) of the Tenax Disclosure Letter, as expressly contemplated by this Agreement or the other Transaction Documents or with the prior written consent of AIR (which consent shall not be unreasonably withheld, delayed or conditioned), neither Tenax nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, do any of the following:

(i) amend or otherwise change its certificate of formation, limited liability company agreement or equivalent organizational documents, except for any amendments or changes that would not (A) materially delay, materially impede or prevent the consummation of the Transactions or (B) adversely affect the AIR Stockholders in any material respect differently than the Tenax Members;

(ii) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of or involving Tenax or any of its Subsidiaries (other than dormant Subsidiaries or, with respect to any merger, amalgamation or consolidation, other than among Tenax and any wholly owned Subsidiary of Tenax or among wholly owned Subsidiaries of Tenax);

(iii) enter into any new line of business that is material to Tenax and its Subsidiaries, taken as a whole; or

(iv) authorize, commit or agree to do any of the foregoing.

(c) Nothing contained in this Agreement is intended to give AIR, directly or indirectly, the right to control or direct the operations of Tenax or its Subsidiaries prior to the Effective Time in violation of applicable Law.

Section 6.03 No Interfering Transactions. During the period from the date of this Agreement through the earlier of the Closing and the termination of this Agreement, neither Tenax nor AIR shall, and neither Tenax nor AIR shall permit any of its Subsidiaries to, enter into any agreement to acquire another business or effect any transaction that is reasonably likely to prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions.

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Article VII

ADDITIONAL AGREEMENTS

Section 7.01 AIR Stockholders Meeting; Proxy Statement.

(a) In accordance with the NRS, AIR’s articles of incorporation and bylaws, the Exchange Act and any applicable rules and regulations of NYSE American, AIR, in consultation with Tenax, shall call, give notice of, convene and hold the AIR Stockholders Meeting as promptly as reasonably practicable following the date upon which the Proxy Statement is cleared by the SEC (with the record date and meeting date to be set by the AIR Board after consultation with Tenax regarding such dates) and shall as promptly as reasonably practicable following the date of this Agreement, for the purpose of obtaining the AIR Stockholder Approvals, duly set a record date for determining the stockholders entitled to notice of, and to vote at, the AIR Stockholders Meeting (such date to be at least 20 Business Days following the initiation of a broker search pursuant to Rule 14a-13 under the Exchange Act). Subject to the terms of this Agreement, the AIR Board shall recommend that the stockholders of AIR vote in favor of the approval of the AIR Charter Amendment and the AIR Stock Issuance. AIR shall comply with the NRS, AIR’s articles of incorporation and bylaws, the Exchange Act and the rules and regulations of NYSE American in connection with the AIR Stockholders Meeting, including preparing and delivering the Proxy Statement to AIR’s stockholders, as required pursuant to the Exchange Act and Section 7.01(b) below. Subject to the terms of this Agreement, unless there has been a Change in the AIR Recommendation, AIR shall use its reasonable best efforts to solicit (or cause to be solicited) from its stockholders proxies constituting the AIR Stockholder Approvals. AIR shall not change the date of, postpone or adjourn the AIR Stockholders Meeting without the consent of Tenax (which may not be unreasonably withheld, conditioned or delayed); provided that, without Tenax’s consent, AIR may adjourn or postpone the AIR Stockholders Meeting as may be required by applicable Law and no more than two times (i) to ensure that any required supplement or amendment to the Proxy Statement is provided to AIR’s stockholders within a reasonable amount of time in advance of the AIR Stockholders Meeting, (ii) to allow reasonable additional time to solicit from its stockholders proxies in favor of approval of the AIR Charter Amendment and the AIR Stock Issuance, (iii) if, as of the time for which the AIR Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) or the time scheduled for reconvening the AIR Stockholders Meeting, there are insufficient shares of AIR Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the AIR Stockholders Meeting or at such time AIR has not received proxies sufficient to allow the receipt of the AIR Stockholder Approvals at the AIR Stockholders Meeting or (iv) as required by applicable Law; provided further that the AIR Stockholders Meeting shall not be postponed, recessed or adjourned pursuant to this proviso to a date that is more than 30 days after the date on which the AIR Stockholders Meeting was originally scheduled without the prior written consent of Tenax. Tenax may cause AIR to postpone or adjourn the AIR Stockholders Meeting by prior written notice to AIR once for a period of no longer than ten Business Days if at such time AIR has not received proxies sufficient to allow the receipt of the AIR Stockholder Approvals at the AIR Stockholders Meeting and Tenax informs AIR that Tenax believes in good faith that additional time is required to solicit stockholder proxies in favor of approval of the AIR Charter Amendment and the AIR Stock Issuance.

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(b) Promptly following the date of this Agreement, and in any event no later than ten Business Days following the delivery by Tenax of all financial statements that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Proxy Statement together with information relating to it required to be included in the Proxy Statement by Regulation 14A under the Exchange Act or other applicable Law, AIR, with the assistance of Tenax, shall prepare, and AIR shall file with the SEC, the preliminary Proxy Statement and any amendments or supplements thereto in form and substance reasonably satisfactory to each of AIR and Tenax relating to the Merger and the Transactions. Subject to the terms of this Agreement, the Proxy Statement shall reflect the AIR Recommendation. Tenax shall, and shall use its reasonable best efforts to cause its Representatives and Affiliates to, cooperate with AIR in the preparation of the preliminary Proxy Statement and the definitive Proxy Statement and shall furnish to AIR all information relating to it required by the Exchange Act for inclusion in, or to assist AIR in preparing, the Proxy Statement (and responding to any comments from the SEC or its staff with respect thereto), including, without limitation, such financial statements and other information relating to it and its Affiliates required to be included in the Proxy Statement by Regulation 14A under the Exchange Act or other applicable Law. In addition, Tenax shall use its reasonable best efforts to cause its independent accountants to provide assistance and cooperation to AIR in connection with the preparation of the Proxy Statement, including, without limitation, to the extent required by applicable Law, providing consent to AIR to include their audit reports in the Proxy Statement and providing reasonable assistance in the preparation of pro forma financial statements to be included in the Proxy Statement. AIR shall promptly provide Tenax and its counsel with copies of any written comments, and shall inform them of any oral comments, that AIR or its counsel may receive from the SEC or its staff with respect to any preliminary Proxy Statement, and AIR shall use its reasonable best efforts, after consultation with and with the assistance of Tenax, to respond as promptly as practicable to any such comments of the SEC or its staff and to cause the Proxy Statement in definitive form to be mailed to AIR’s stockholders at the earliest practicable time. Each of AIR and Tenax shall promptly advise the other if it determines that any information provided by it for use in the Proxy Statement was or shall have become false or misleading in any material respect and shall promptly notify the other if it becomes aware of any material fact not contained in the Proxy Statement and required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. AIR shall take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and to be disseminated to holders of shares of AIR Stock, in each case as, and to the extent, required by applicable Law. AIR shall promptly provide Tenax and its counsel with copies of any written comments, and shall inform them of any oral comments, that AIR or its counsel may receive from the SEC or its staff requesting any amendments or supplements to the preliminary Proxy Statement or the definitive Proxy Statement, and AIR and Tenax shall cooperate in filing with the SEC or its staff, and if required by applicable Law, AIR shall mail to its stockholders, as promptly as reasonably practicable, such amendment or supplement. AIR shall provide Tenax and its counsel a reasonable opportunity to review any written responses to all SEC comments with respect to a preliminary or definitive Proxy Statement, and AIR shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Tenax and its counsel.

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Section 7.02 No Solicitation of Transactions.

(a) AIR agrees that none of it or any of its Subsidiaries or any of their respective Representatives will, and that it will cause each of its Subsidiaries and each of its and its Subsidiaries’ Representatives not to, directly or indirectly, (i) solicit, initiate, seek or take any other action to facilitate or encourage the making, submission or announcement of any proposal that constitutes, or could be reasonably be expected to lead to, any Competing AIR Proposal; (ii) enter into, maintain, continue or participate in any discussions or negotiations with any Person or entity in furtherance of, or furnish to any Person any information or otherwise cooperate in any way with respect to, any Competing AIR Proposal; (iii) agree to, approve, endorse, recommend or consummate any Competing AIR Proposal; (iv) enter into, or propose to enter into, any Competing AIR Transaction Agreement; or (v) resolve, propose or agree, or authorize or permit any Representative, to do any of the foregoing. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of AIR or any of its Subsidiaries shall be deemed to be a breach of this Section 7.02(a) by AIR. AIR shall, and shall cause its Subsidiaries and its and its Subsidiaries’ Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Persons conducted prior to the execution of this Agreement by AIR, any of its Subsidiaries or its or any of their respective Representatives with respect to any Competing AIR Proposal, request the prompt return or destruction of all confidential information previously furnished and terminate access to any physical or electronic data rooms related to a potential Competing AIR Proposal previously granted to such Person.

(b) AIR shall promptly, and in any event within 24 hours of AIR obtaining knowledge of the receipt thereof, advise Tenax orally and in writing of any Competing AIR Proposal or any inquiry relating to or that could reasonably be expected to lead to any Competing AIR Proposal, the financial and other material terms and conditions of any such Competing AIR Proposal or inquiry (including any changes thereto) and the identity of the Person making any such Competing AIR Proposal or inquiry. AIR shall (i) keep Tenax fully informed of the status and material details (including any change to the terms thereof) of any such Competing AIR Proposal or inquiry and (ii) provide to Tenax, as soon as practicable after receipt or delivery thereof (and in any event, within 24 hours of such receipt or delivery), unredacted copies of all correspondence (other than non-substantive written correspondence) and other written material (including all draft and final versions (and any amendments thereto) of agreements (including schedules and exhibits thereto) and any comments thereon) relating to any such Competing AIR Proposal or inquiry exchanged between AIR or any of its Subsidiaries (or their Representatives), on the one hand, and the Person making such Competing AIR Proposal or inquiry (or its Representatives), on the other hand.

(c) Notwithstanding anything to the contrary in this Agreement, at any time prior to the receipt of the AIR Stockholder Approvals, AIR may, subject to compliance with Section 7.02(b), furnish information to, and enter into discussions with, a Person who has made, after the date hereof, an unsolicited, written, bona fide Competing AIR Proposal so long as such Competing AIR Proposal did not result from a breach of this Section 7.02 and, prior to furnishing such information and entering into such discussions, the AIR Board has (i) reasonably determined, in its good-faith judgment (after having received the advice of a financial advisor of nationally recognized reputation and outside legal counsel qualified to practice in the State of Nevada and experienced in matters of Nevada corporate Law) that (A) such Competing AIR Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal and (B) the failure to furnish such information to, or enter into such discussions with, the Person who made such Competing AIR Proposal would violate the AIR Board’s fiduciary duties under the NRS, (ii) previously provided all such information to Tenax (or provides such information to Tenax substantially concurrent with the time it is provided to such Person) and (iii) obtained from such Person an Acceptable AIR Confidentiality Agreement.

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(d) Except as set forth in this Section 7.02(d), neither the AIR Board nor any committee thereof shall (i) (A) fail to make, withdraw, qualify, modify or amend, or propose publicly to fail to make, withdraw, qualify, modify or amend, the AIR Recommendation or fail to include the AIR Recommendation in the Proxy Statement, (B) adopt or recommend, or propose publicly to adopt or recommend, any Competing AIR Proposal or (C) enter into any agreement relating to a Competing AIR Proposal (other than an Acceptable AIR Confidentiality Agreement); or (ii) make any public statement inconsistent with the AIR Recommendation (any of the actions described in the foregoing clauses (i) and (ii), a “Change in the AIR Recommendation”). Notwithstanding the foregoing, if at any time prior to the receipt of the AIR Stockholder Approvals and subject to compliance with Section 7.02(b), in response to the receipt of an unsolicited, written, bona fide Competing AIR Proposal received after the date hereof or the occurrence of an Intervening Event, the AIR Board determines in its good-faith judgment (after having received the advice of a financial advisor of nationally recognized reputation and outside legal counsel qualified to practice in the State of Nevada and experienced in matters of Nevada corporate Law) that the failure of the AIR Board to make a Change in the AIR Recommendation would violate the fiduciary duties of the AIR Board under the NRS, then the AIR Board may make a Change in the AIR Recommendation; provided, however, that no Change in the AIR Recommendation may be made that relates to a Competing AIR Proposal unless such Competing AIR Proposal constitutes a Superior Proposal; provided further that AIR shall not be entitled to exercise its right to make a Change in the AIR Recommendation until after the fifth Business Day following Tenax’s receipt of written notice from AIR advising Tenax that the AIR Board intends to make a Change in the AIR Recommendation (a “Notice of Adverse Recommendation”) and specifying the reasons therefor, including a description of any Intervening Event in reasonable detail or the terms and conditions of any Superior Proposal and including an unredacted copy of any proposed agreement (including schedules and exhibits thereto) relating to such Superior Proposal (it being understood and agreed that any material change regarding such Intervening Event, or any amendment to the financial terms or any other material term of such Superior Proposal, shall require a new Notice of Adverse Recommendation and a new three-Business-Day notice period). AIR agrees that, during the applicable five-Business-Day notice period prior to the AIR Board making a Change in the AIR Recommendation, AIR and its Representatives shall negotiate in good faith with Tenax and its Representatives regarding any revisions to the terms of this Agreement proposed by Tenax. In determining whether to make a Change in the AIR Recommendation, the AIR Board shall take into account any changes to the financial or other terms of this Agreement proposed by Tenax in response to a Notice of Adverse Recommendation or otherwise. At the end of the five-Business-Day notice period (or three-Business-Day notice period with respect to any material change regarding such Intervening Event, or any amendment to the financial terms or any other material term of such Superior Proposal) the AIR Board may effect a Change in the AIR Recommendation if the AIR Board shall again make a determination in good faith after consultation with its outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement proposed by Tenax), that the Change in the AIR Recommendation is required to comply with the fiduciary duties of the AIR Board under the NRS and, if applicable, the Competing AIR Proposal continues to constitute a Superior Proposal.

(e) Notwithstanding anything in this Agreement to the contrary, in no event shall any Change in the AIR Recommendation (A) affect the validity and enforceability of this Agreement or the other Transaction Documents, including the obligations of AIR and AIR’s stockholders that are party to the Transaction Documents to consummate the Merger or the other Transactions or (B) cause any state corporate takeover statute or other similar statute to be applicable to the Merger or the other Transactions.

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(f) Tenax agrees that neither it nor any of its Subsidiaries nor any of their respective Representatives will, and that it will cause each of its Subsidiaries and each of its and its Subsidiaries’ Representatives not to, directly or indirectly, (i) solicit, initiate, seek or take any other action to facilitate or encourage the making, submission or announcement of any proposal that constitutes, or could reasonably be expected to lead to, any Competing Tenax Proposal; (ii) enter into, maintain, continue or participate in any discussions or negotiations with any Person or entity in furtherance of, or furnish to any Person any information or otherwise cooperate in any way with respect to, any Competing Tenax Proposal; (iii) agree to, approve, endorse, recommend or consummate any Competing Tenax Proposal; (iv) enter into, or propose to enter into, any Competing Tenax Transaction Agreement; or (v) resolve, propose or agree, or authorize or permit any Representative, to do any of the foregoing. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of Tenax or any of its Subsidiaries shall be deemed to be a breach of this Section 7.02(f) by Tenax. Tenax shall, and shall cause its Subsidiaries and its and its Subsidiaries’ Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Persons conducted prior to the execution of this Agreement by Tenax, any of its Subsidiaries or its or any of their respective Representatives with respect to any Competing Tenax Proposal, request the prompt return or destruction of all confidential information previously furnished and terminate access to any physical or electronic data rooms related to a potential Competing Tenax Proposal previously granted to such Person.

(g) Tenax shall promptly, and in any event within 24 hours of Tenax obtaining knowledge of the receipt thereof, advise AIR orally and in writing of any Competing Tenax Proposal or any inquiry relating to or that could reasonably be expected to lead to any Competing Tenax Proposal, the financial and other material terms and conditions of any such Competing Tenax Proposal or inquiry (including any changes thereto) and the identity of the Person making any such Competing Tenax Proposal or inquiry. Tenax shall (i) keep AIR fully informed of the status and material details (including any change to the terms thereof) of any such Competing Tenax Proposal or inquiry and (ii) provide to AIR, as soon as practicable after receipt or delivery thereof (and in any event, within 24 hours of such receipt or delivery), unredacted copies of all correspondence (other than non-substantive written correspondence) and other written material (including all draft and final versions (and any amendments thereto) of agreements (including schedules and exhibits thereto) and any comments thereon) relating to any such Competing Tenax Proposal or inquiry exchanged between Tenax or any of its Subsidiaries (or their Representatives), on the one hand, and the Person making such Competing Tenax Proposal or inquiry (or its Representatives), on the other hand.

(h) Notwithstanding anything to the contrary in this Agreement, at any time prior to the receipt of the AIR Stockholder Approvals, Tenax may, subject to compliance with Section 7.02(g), furnish information to, and enter into discussions with, a Person who has made, after the date hereof, an unsolicited, written, bona fide Competing Tenax Proposal so long as such Competing Tenax Proposal did not result from a breach of this Section 7.02 and, prior to furnishing such information and entering into such discussions, the Tenax Board has obtained from such Person an Acceptable Tenax Confidentiality Agreement.

Section 7.03 Access to Information; Confidentiality.

(a) Except as otherwise prohibited by applicable Law, from the date of this Agreement until the Effective Time, AIR shall, and shall cause its Subsidiaries to, (i) provide to Tenax and Tenax’s Representatives reasonable access during normal business hours upon reasonable prior notice to the officers, employees and other personnel, agents, properties, offices and other facilities of AIR and its Subsidiaries and to the books and records thereof and (ii) furnish promptly to Tenax such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of AIR and its Subsidiaries as Tenax or its Representatives may reasonably request (including for purposes of conducting regulatory compliance reviews and audits to allow Tenax to be in compliance with its policies and procedures and any applicable Law at the Effective Time); provided, however, that AIR shall not be required to provide access to or disclose any such information to the extent such access or disclosure would result in the loss of attorney-client privilege of AIR or any of its Subsidiaries (provided that AIR and its Subsidiaries shall use their reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege).

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(b) Except as otherwise prohibited by applicable Law, from the date of this Agreement until the Effective Time, Tenax shall, and shall cause its Subsidiaries to, provide to AIR and AIR’s Representatives reasonable access during normal business hours upon reasonable prior notice to Tenax’s personnel and records on a basis consistent with AIR’s access to such personnel and records prior to the date hereof in connection with AIR’s due diligence review of Tenax and its Subsidiaries in connection with the Transactions and as the parties shall determine is reasonably necessary to enable the AIR Board to fulfill its fiduciary duties under the NRS.

(c) All information obtained by the parties hereto pursuant to this Section 7.03 shall be kept confidential in accordance with the Confidentiality Agreement.

(d) No investigation pursuant to this Section 7.03 shall affect any representation, warranty, covenant or agreement in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 7.04 Employee Benefits Matters.

(a) For the period beginning on the Closing Date and continuing through the first anniversary of the Closing Date (or, if shorter, during the period of employment), AIR shall, or shall cause its Subsidiaries to, provide each employee of AIR or its Subsidiaries, as of immediately prior to the Effective Time, who continues to be employed by AIR or the Surviving Company after the Closing Date (collectively, the “Continuing Employees”) with (i) a base salary or wage rate, as applicable, and annual cash target bonus opportunity that is not less than the base salary or wage rate, as applicable, and annual target cash bonus opportunity provided to such Continuing Employee immediately prior to the Effective Time and (ii) other employee benefits (including severance benefits) that are no less favorable in the aggregate than either, as determined by AIR in its sole discretion, (A) the other employee benefits provided to such Continuing Employee by AIR and its Subsidiaries immediately prior to the Effective Time or (B) the other employee benefits provided to similarly situated employees of Tenax and its Subsidiaries immediately prior to the Effective Time. Notwithstanding anything herein to the contrary, effective from and after the Closing Date, the terms and conditions of employment for any Continuing Employee covered by an AIR Collective Bargaining Agreement shall continue to be governed by the applicable AIR Collective Bargaining Agreement until the expiration, modification or termination of such AIR Collective Bargaining Agreement in accordance with its terms or applicable Laws.

(b) Without limiting the generality of Section 10.05, the provisions of this Section 7.04 are for the sole benefit of the parties to this Agreement and nothing herein, express or implied, is intended or shall be construed to confer upon or give any Person (including, for the avoidance of doubt, any Continuing Employee or other current or former AIR Service Provider or Tenax Service Provider), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 7.04) under or by reason of any provision of this Agreement. Nothing contained in this Agreement, express or implied, shall (i) be treated as an amendment to any AIR Benefit Plan, Tenax Benefit Plan or other compensation or benefit plan, program, policy, agreement, arrangement or understanding for any purpose; (ii) obligate AIR or the Surviving Company or any of their respective Subsidiaries to (A) maintain any particular benefit plan or arrangement or (B) retain the employment of any particular employee; or (iii) prevent AIR or the Surviving Company or any of their respective Subsidiaries from amending or terminating any benefit plan or arrangement.

Section 7.05 Directors’ and Officers’ Indemnification and Insurance.

(a) AIR’s obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of AIR as provided in the articles of incorporation and bylaws of AIR or any indemnification Contract between such directors or officers and AIR (in each case, as in effect on the date hereof) shall survive the Closing and shall continue in full force and effect in accordance with their terms. For the avoidance of doubt, the applicable rights of indemnification and exculpation contemplated by this Section 7.05 and pursuant to the terms of the articles of incorporation or bylaws of AIR as in effect at or prior to the Effective Time shall not be impaired by any modification of such terms in any amendment or restatement of such articles of incorporation or bylaws following the Effective Time.

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(b) For the three-year period commencing immediately after the Effective Time, AIR shall maintain in effect a directors’ and officers’ liability insurance with an insurance carrier with the same or better credit rating as AIR’s insurance carrier as of the date hereof covering acts or omissions occurring at or prior to the Effective Time with respect to those individuals who are currently (and any additional individuals who prior to the Effective Time become) covered by AIR’s directors’ and officers’ liability insurance policies on terms, conditions, retentions and limits of liability that are at least as favorable as AIR’s existing policies in effect on the date of this Agreement. AIR shall be permitted, prior to the Effective Time, to obtain and fully pay the premium, subject to the maximum annual premium referred to in the first proviso to this Section 7.05(b), for the extension of (i) the directors’ and officers’ liability coverage of AIR’s existing directors’ and officers’ insurance policies and (ii) AIR’s existing fiduciary liability insurance policies, in each case, for a claims reporting or discovery period of three years from and after the Effective Time that shall be from an insurance carrier with the same or better credit rating as AIR’s insurance carrier as of the date hereof with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable as AIR’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement, the Merger or the other Transactions). Notwithstanding anything to the contrary contained herein, in no event shall Tenax or AIR after the Effective Time be required to expend for any policies contemplated by this clause (b) an annual premium amount in excess of 300% of the annual premiums currently paid by AIR for such insurance; provided further that if the annual premiums of such insurance coverage exceed such amount, after the Effective Time, AIR shall obtain a policy with the greatest coverage available for a cost not exceeding such amount. If such prepaid D&O Insurance has been obtained by AIR prior to the Effective Time, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 7.05(b), and AIR shall use its reasonable best efforts to cause such D&O Insurance to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

(c) In the event AIR or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of AIR shall assume the obligations set forth in this Section 7.05.

Section 7.06 Notification of Certain Matters.

(a) AIR shall give prompt notice to Tenax, and Tenax shall give prompt notice to AIR, of (i) the occurrence, or non-occurrence, of any change, event, fact or development which would reasonably be expected to cause any of their respective representations or warranties contained in this Agreement to become untrue or inaccurate such that the conditions set forth in Section 8.02(a) or Section 8.03(a) would not be satisfied and (ii) any failure of AIR, Tenax or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that the conditions set forth in Section 8.02(b) or Section 8.03(b) would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

(b) AIR shall give prompt notice to Tenax, and Tenax shall give prompt notice to AIR, of (i) any notice or other communication from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions and (ii) any Action commenced or, to its knowledge, threatened in writing relating to or involving or otherwise affecting it or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article IV or Article V, as applicable, or which relates to the consummation of the Transactions.

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Section 7.07 Reasonable Best Efforts; Further Action.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective the Transactions, including using its reasonable best efforts to accomplish the following: (i) the satisfaction of the conditions precedent set forth in Article VIII; (ii) the obtaining of all necessary actions or nonactions and consents from, and the giving of any necessary notices to, Governmental Authorities and the making of all necessary registrations, declarations and filings (including filings that are required or advisable under the HSR Act, and other registrations, declarations and filings with, or notices to, Governmental Authorities, that may be required under the HSR Act or are required or advisable under other applicable antitrust, competition or pre-merger notification Laws of any jurisdiction (collectively, “Antitrust Laws”), if any); (iii) the taking of all reasonable steps to provide any supplemental information requested by any Governmental Authority, including participating in meetings with officials of such entity in the course of its review of this Agreement or the Transactions, including the Merger; (iv) the taking of all reasonable steps as may be necessary to avoid any Action by any Governmental Authority or third party that would otherwise have the effect of materially delaying or preventing the consummation of the Merger; and (v) the defending or contesting of any Actions challenging this Agreement or the consummation of the Merger, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed. In connection with and without limiting the generality of the foregoing, each of AIR and the AIR Board shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the Transactions, take all actions necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement and the Transactions, including the Merger, contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Tenax or its Affiliates (including, after the Effective Time, AIR and its Subsidiaries) be required to agree to or accept (A) any prohibition of or limitation on its or their ownership, or any limitation that would affect its or their operation, of any portion of their respective businesses or assets, including after giving effect to the Transactions; (B) any commitment, undertaking or Order to divest, hold separate or otherwise dispose of any portion of its or their respective businesses or assets, including after giving effect to the Transactions; (C) any limitation on the ability of the Tenax Members to acquire or hold or exercise full rights of ownership of any capital stock of AIR or its Subsidiaries, including after giving effect to the Transactions; or (D) any other limitation on its or their ability to, or the manner in which they, operate, conduct or control their respective businesses or operations, including after giving effect to the Transactions (any such action or limitation described in clauses (A) through (D), a “Restriction”). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Tenax or any of its Affiliates be obligated to (x) litigate or participate in the litigation of any administrative Action before the United States Federal Trade Commission in connection with obtaining the expiration of the waiting period under the HSR Act or any consent from a Governmental Authority under Antitrust Laws in the United States in connection with the transactions contemplated by this Agreement or (y) challenge the decision of any Governmental Authority under Antitrust Laws in any jurisdiction other than the United States.

(b) Notwithstanding anything to the contrary herein, Tenax shall determine the strategy to be pursued for obtaining and lead the effort to obtain all necessary actions or nonactions and consents from Governmental Authorities in connection with the Transactions contemplated by this Agreement, and AIR shall take all reasonable actions to support Tenax in connection therewith. Each of Tenax and AIR shall (i) reasonably cooperate with each other in connection with any filing or submission with any Governmental Authorities in connection with the Transactions and any consents from any Governmental Authority in connection therewith and any investigation or other inquiry related thereto and in connection with resolving any such investigation or inquiry with respect to any such filing or the Merger; (ii) not extend any waiting or suspension period under any applicable Antitrust Laws or enter into any agreement with any Governmental Authority not to consummate the Merger, except with the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed); (iii) respond as promptly as practicable to any applicable inquiries or requests received from any Governmental Authority for additional information or documentation; (iv) promptly make any applicable further filings or information submissions pursuant thereto that may be necessary or advisable; and (v) promptly make any requisite filings or submissions required or advisable under any applicable Antitrust Laws. Each of Tenax and AIR shall (A) promptly notify the other party of any written or oral communication to that party or its Subsidiaries or Representatives from any Governmental Authority regarding the parties’ collaborative efforts to obtain consents to the Merger under Antitrust Laws; (B) subject to applicable Law and to the extent reasonably practicable, permit the other party to review and comment on any substantive written communication regarding such efforts prior to providing such communication to any Governmental Authority; and (C) to the extent reasonably practicable, not agree to participate, or permit its Subsidiaries or Representatives to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning consents to the Merger under Antitrust Laws unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority and reasonably practicable, gives the other party the opportunity to attend and participate. Without limiting the foregoing, neither party shall make any filings, submissions or substantive written communications to any Governmental Authority to obtain consents to the Merger under Antitrust Laws without first providing a written copy of such filing, submission or communication to the other party (or as appropriate to such party’s outside counsel) and allowing the other party a reasonable opportunity to provide comments on such filing, submission or communication prior to submission. Tenax and AIR covenant and agree to incorporate all reasonable comments of the other party (or as appropriate such party’s outside counsel) with respect to such filings, submissions and communications prior to delivery of the same to any Governmental Authority.

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Section 7.08 Obligations of Merger Sub. AIR shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

Section 7.09 Listing. AIR shall use its reasonable best efforts to cause the shares of AIR Common Stock to be issued in the Merger to be approved for listing on the NYSE American, subject to official notice of issuance, and Tenax shall cooperate with AIR to the extent reasonably necessary with respect to such listing.

Section 7.10 Public Announcements. The initial press release relating to the Transactions shall be a joint press release, the text of which has been agreed to by each of Tenax and AIR. Thereafter, unless otherwise required by applicable Law or the requirements of applicable stock exchanges, Tenax and AIR shall each use its reasonable best efforts to consult with the other before issuing, and give each other the opportunity to review and comment upon, any press release or notice to shareholders, or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions; provided, however, that each of Tenax and AIR may make public statements that do not contain any information relating to the Transactions that has not been previously announced or made public in accordance with this Agreement and do not reveal material, nonpublic information regarding the other party.

Section 7.11 Certain Tax Matters.

(a) Tenax shall deliver to AIR on or no more than 30 days prior to the Closing Date a properly executed certificate meeting the requirements of Treasury Regulations Section 1.1445-11T and in a form and substance reasonably satisfactory to AIR, which certifies that (i) fifty percent or more of the value of the gross assets of Tenax do not constitute “United States real property holding interests” within the meaning of Section 897(c)(1) of the Code or (ii) ninety percent or more of the value of the gross assets of Tenax do not consist of United States real property holding interests plus cash or cash equivalents.

(b) AIR shall prepare and timely file, or cause to be prepared and timely filed, each income Tax Return filed by or with respect to Tenax or any of its Subsidiaries after the Closing, to the extent that items reflected on such Tax Return also are reflected on the Tax Returns of one or more Tenax Members (or direct or indirect owners thereof) as a result of the status of Tenax as a partnership or a disregarded entity for U.S. federal income Tax purposes (or, as applicable, state or local income Tax purposes) for any taxable year or period thereof that ends on or before the Closing Date (any such Tax Return, a “Pass-Through Tax Return”). AIR shall provide the Tenax Nominee with a draft copy of each Pass-Through Tax Return at least thirty (30) days before the due date for the filing of such Pass-Through Tax Return (including extensions thereof) for the Tenax Nominee’s review and comment and shall incorporate the Tenax Nominee’s reasonable comments.

(c) AIR and its Affiliates shall promptly notify the Tenax Nominee upon receipt by such party of written notice of any inquiries, claims, assessments, legal proceedings, audits or similar events with respect to any Pass-Through Tax Return (or the Taxes relating to any Pass-Through Tax Return) for a Tax year or period thereof ending on or before the Closing Date (any such inquiry, claim, assessment, legal proceeding audit or similar event, a “Pass-Through Tax Matter”). AIR, Tenax, the Tenax Nominee and their respective Affiliates shall cooperate fully in connection with any Pass-Through Tax Matter, including by retaining and providing, at the reasonable request of the other party, records or other information reasonably relevant to such Pass-Through Tax Matter. In no event shall AIR, Tenax or the Tenax Nominee make an election under Section 6226 of the Code, use any procedure described in Section 6225(c)(2) of the Code or take any other action causing the Tenax Members to bear any Taxes imposed on Tenax or its Subsidiaries as a result of a Pass-Through Tax Matter.

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(d) Without the express written consent of the Tenax Nominee, neither AIR nor any of its Affiliates shall (i) make any income Tax election after the Closing with respect to Tenax, which election is effective on or before Closing Date, (ii) amend any income Tax Return of Tenax in respect of any taxable period ending on or before the Closing Date (including any Pass-Through Tax Return) or (iii) make any voluntary disclosures to, or initiate discussions or examinations with, Governmental Authority regarding Taxes with respect to any Pass-Through Tax Return (or the Taxes relating to any Pass-Through Tax Return) for a Tax period ending on or before or otherwise including the Closing Date, in each case, to the extent such Tax election, amendment or action would reasonably be expected to affect Taxes of any Tenax Member.

Section 7.12 Payoff Letters. AIR shall (a) deliver to Tenax at or prior to the Closing executed payoff letters in customary form reasonably satisfactory to Tenax (the “Payoff Letters”) in respect of the Indebtedness listed on Section 7.12 of the AIR Disclosure Letter (the “Payoff Debt”), which Payoff Letters shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or similar obligations, as applicable, related to any obligations under the Payoff Debt as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”) and (ii) state that upon receipt of the Payoff Amount, the applicable Payoff Debt and related instruments evidencing such Payoff Debt shall be terminated (except for provisions in the documentation relating to such Payoff Debt that, by their terms, survive such termination); and (b) make arrangements for the holders of such Payoff Debt (or the administrative agent or similar agent therefor) to deliver to Tenax at or as soon as practicable after the Closing all possessory collateral then in its possession and all lien release documents and filings with respect to all liens in or upon the assets or properties of AIR and its Subsidiaries securing such Payoff Debt; provided that this Section 7.12 shall not require AIR or any of its Subsidiaries to cause such repayment, release and termination unless the Closing shall occur substantially concurrently therewith.

Section 7.13 Anti-Takeover Statutes. AIR and the AIR Board shall: (a) grant such approvals and take all actions necessary so that no “business combination”, “control share acquisition”, “fair price”, “moratorium” or other anti-takeover or similar Laws (including NRS 78.411-78.444, inclusive, and NRS 78.378-78.3793, inclusive) become applicable to this Agreement or the Transactions, including the Merger, and (b) if any such anti-takeover or similar Law becomes applicable to the Transactions, grant such approvals and take all actions necessary so that the Transactions may be consummated as promptly as practicable and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize to the greatest extent possible the effects of any such Law on the Transactions.

Section 7.14 Stockholder Litigation. From and after the date hereof, AIR shall promptly advise Tenax orally and in writing of any Actions (including derivative claims) commenced or, to the knowledge of AIR, threatened against AIR and/or its directors or executive officers relating to this Agreement, the Merger and/or the other Transactions contemplated hereby and shall keep Tenax promptly and reasonably informed regarding any such Action. AIR shall give Tenax the opportunity to participate in the defense or settlement of any such Action and shall give due consideration to Tenax’s views with respect thereto. AIR shall not agree to any settlement of any such Action without Tenax’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 7.15 Section 16 Matters. Prior to the Effective Time, the AIR Board shall take all such actions as may be necessary or appropriate to cause any acquisitions of AIR Common Stock (including derivative securities related to AIR Common Stock) by any individual who shall become subject to the reporting requirements of Section 16(a) of the Exchange Act as a result of the Transactions to be exempt under Rule 16b-3 under the Exchange Act, to the extent permitted by applicable Law.

Section 7.16 Tender Offer.

(a) If the Closing VWAP is less than the Tender Offer Price, AIR shall commence the Tender Offer as promptly as practicable following the Closing Date (and in any event within five Business Days after the Closing Date) by means of an offer to purchase (the “Offer to Purchase”), consistent with the terms and conditions set forth in this Section 7.16 and on Exhibit G hereto (such terms and conditions, the “Tender Offer Conditions”).

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(b) Pursuant to the Offer to Purchase, AIR will offer to acquire up to 1,000,000 shares of AIR Common Stock pursuant to the Tender Offer for the purchase price, to be paid by Tenax, of (i) $4.10 per share or (ii) if there is an adjustment to the Merger Consideration pursuant to Section 3.03, the Debt Adjusted AIR Share Price, in cash rounded to the nearest cent, per share (such amount, or any other amount per share paid in such offer in accordance with this Agreement, the “Tender Offer Price”) net to the seller in cash, without interest.

(c) On the commencement date of the Tender Offer (which shall be within five Business Days after the Closing Date), AIR shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all exhibits, amendments and supplements thereto, the “Schedule TO”) that will contain or incorporate by reference the Offer to Purchase, a form of the related letter of transmittal, a summary advertisement, if any, and other ancillary documents pursuant to which the Tender Offer will be made (the Schedule TO, together with all documents included therein pursuant to which the Tender Offer will be made, the “Tender Offer Documents”) and (ii) cause the Tender Offer Documents to be disseminated to the holders of shares of AIR Common Stock. Prior to the Closing, the parties shall reasonably cooperate in the preparation of the Tender Offer Documents. AIR agrees to promptly correct any information provided by it for use in the Tender Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and AIR further agrees to use all reasonable efforts to promptly cause the Tender Offer Documents as so corrected to be filed with the SEC and to promptly be disseminated to holders of shares of AIR Common Stock, in each case as and to the extent required by applicable Law. Prior to the Closing, Tenax shall promptly make available to AIR or AIR’s legal counsel any information concerning Tenax and Tenax’s Subsidiaries that is required by the Exchange Act to be set forth in the Tender Offer Documents.

(d) In accordance with the terms and conditions of this Agreement and the Offer to Purchase, and subject only to the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of the Tender Offer Conditions, AIR shall, at or as promptly as practicable following the Expiration Time, irrevocably accept for payment (the time of acceptance for payment, the “Tender Offer Acceptance Time”) all shares of AIR Common Stock validly tendered and not properly withdrawn pursuant to the Tender Offer, and AIR shall, at or as promptly as practicable following the Tender Offer Acceptance Time (but in any event within three Business Days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) thereafter), deposit with the paying agent in respect of the Tender Offer an amount in cash sufficient to purchase all shares of AIR Common Stock validly tendered and not properly withdrawn pursuant to the Tender Offer.

(e) The Tender Offer shall expire at midnight, New York City time (i.e., one minute after 11:59 p.m., New York City time), on the date that is 20 Business Days (calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Tender Offer (such expiration date and time of the Tender Offer, the “Expiration Time”). The Tender Offer may not be terminated prior to its scheduled Expiration Time, unless this Agreement is terminated in accordance with Article IX. If, at the then-scheduled Expiration Time, any of the Tender Offer Conditions has not been satisfied or waived, then AIR shall extend the Tender Offer on one or more occasions in consecutive increments of five Business Days each (each such increment to end at 5:00 p.m., New York City time, on the last Business Day of such increment) (or such other duration as may be determined by AIR) in order to permit the satisfaction of such Tender Offer Condition(s).

(f) AIR and the paying agent with respect to the Tender Offer shall be entitled to deduct and withhold from the Tender Offer Price payable pursuant to the Tender Offer such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or under any provision of state, local or foreign Tax Law. To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 7.17 Redemption Rights Agreement. AIR and Tenax shall in good faith use reasonable best efforts to finalize and enter into (as applicable), at or prior to the Closing, a definitive agreement constituting the Redemption Rights Agreement reflecting the terms and conditions set forth on Exhibit H and such other customary terms and conditions as are not inconsistent with Exhibit H and as are agreed to by AIR, Tenax and the Rights Agent.

Section 7.18 Registration Rights Agreement. AIR and Tenax shall in good faith use reasonable best efforts to finalize and enter into (as applicable), at or prior to the Closing, a definitive agreement constituting the Registration Rights Agreement reflecting the terms and conditions set forth on Exhibit I and such other customary terms and conditions as are not inconsistent with Exhibit I and as are agreed to by AIR, Tenax and the Tenax Members.

Section 7.19 Resignations and Replacement of Directors. At or prior to the Closing, AIR shall deliver to Tenax written resignation and release letters, effective as of the Closing Date, of each of the directors and officers of AIR requested by Tenax in writing at least five Business Days prior to the Closing, effectuating his or her resignation from such position as a member of the AIR Board or as an officer (although not as an employee, if applicable, unless otherwise so requested by Tenax), in form and substance reasonably satisfactory to Tenax.

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Article VIII

CONDITIONS TO THE MERGER

Section 8.01 Conditions to the Obligations of Each Party. The respective obligations of Tenax, AIR and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) Stockholder Approvals. The AIR Stockholder Approvals shall have been obtained in accordance with the NRS and AIR’s articles of incorporation and bylaws.

(b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, whether temporary, preliminary or permanent, which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise preventing the consummation of the Transactions (collectively, a “Restraint”).

(c) Regulatory Approvals. (i) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and (ii) any approval or waiting period with respect to those jurisdictions set forth in Section 8.01(c) of the AIR Disclosure Letter shall have been obtained or terminated or shall have expired.

(d) NYSE American Listing. The shares of AIR Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE American, subject to official notice of issuance.

(e) Required Tenax Member Approval. The Required Tenax Member Approval shall have been obtained.

Section 8.02 Conditions to the Obligations of Tenax. The obligations of Tenax to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. In each case as of the date of this Agreement and as of the Closing Date, except to the extent any such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, (i) the representations and warranties of AIR and Merger Sub set forth in the first sentence of Section 4.07 (Absence of Certain Changes or Events) shall be true, correct and complete in all respects, (ii) the representations and warranties of AIR and Merger Sub set forth in Section 4.02 (Capitalization) shall be true, correct and complete in all respects (other than de minimis inaccuracies), (iii) the representations and warranties of AIR and Merger Sub set forth in Section 4.01 (Organization and Qualification; Subsidiaries), Section 4.03 (Authority Relative to This Agreement), Section 4.04(a)(i)(A) (No Conflict) and Section 4.19 (Brokers) shall be true, correct and complete in all material respects and (iv) the other representations and warranties of AIR and Merger Sub set forth in Article IV shall be true, correct and complete (without giving effect to any “material”, “materiality” or “AIR Material Adverse Effect” qualification contained therein), except where the failure of any such representations and warranties to be so true, correct and complete has not had, and would not reasonably be expected to have, individually or in the aggregate, an AIR Material Adverse Effect.

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(b) Agreements and Covenants. AIR and Merger Sub shall have performed or complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c) No AIR Material Adverse Effect. Since the date of this Agreement through the Closing Date, there shall not have been any event, occurrence, state of facts, development, circumstance, change or effect that, individually or in the aggregate with all other events, occurrences, states of facts, developments, circumstances, changes and effects, has had or would have been reasonably expected to have AIR Material Adverse Effect.

(d) Officer’s Certificate. AIR shall have delivered to Tenax a certificate, dated the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of AIR, certifying as to the satisfaction of the conditions specified in Section 8.02(a) and Section 8.02(b).

(e) Restrictions. No Action by any Governmental Authority shall be pending and no Restraint shall be in effect, in each case, which imposes or seeks to impose any Restrictions on Tenax and its Subsidiaries.

(f) Support Agreement. The AIR Stockholder Support Agreement shall remain in full force and effect.

Section 8.03 Conditions to the Obligations of AIR and Merger Sub. The obligations of AIR and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. In each case as of the date of this Agreement and as of the Closing Date, except to the extent any such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, (i) the representations and warranties of Tenax set forth in the first sentence of Section 5.07 (Absence of Certain Changes or Events) shall be true, correct and complete in all respects, (ii) the representations and warranties of Tenax set forth in Section 5.02 (Capitalization) shall be true, correct and complete in all respects (other than de minimis inaccuracies), (iii) the representations and warranties of Tenax set forth in Section 5.01 (Organization and Qualification; Subsidiaries), Section 5.03 (Authority Relative to This Agreement), Section 5.04(a) (No Conflict) and Section 5.19 (Brokers) shall be true, correct and complete in all material respects and (iv) the other representations and warranties of Tenax set forth in Article V shall be true, correct and complete (without giving effect to any “material”, “materiality” or “Tenax Material Adverse Effect” qualification contained therein), except where the failure of any such representations and warranties to be so true, correct and complete has not had, and would not reasonably be expected to have, individually or in the aggregate, a Tenax Material Adverse Effect.

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(b) Agreements and Covenants. Tenax shall have performed or complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c) No Tenax Material Adverse Effect. Since the date of this Agreement through the Closing Date, there shall not have been any event, occurrence, state of facts, development, circumstance, change or effect that, individually or in the aggregate with all other events, occurrences, states of facts, developments, circumstances, changes and effects, has had or would have been reasonably expected to have a Tenax Material Adverse Effect.

(d) Officer’s Certificate. Tenax shall have delivered to AIR a certificate, dated the Closing Date, signed by the President or Chief Financial Officer of Tenax, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

Article IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, as follows:

(a) by mutual written consent of Tenax and AIR, duly authorized by the Tenax Board and the AIR Board, respectively; or

(b) by either Tenax or AIR if:

(i) the AIR Stockholder Approvals shall not have been obtained at the AIR Stockholders Meeting or any adjournment or postponement thereof at which the vote was taken;

(ii) any Restraint having the effect set forth in Section 8.01(b) hereof shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement shall have complied in all material respects with its obligations under Section 7.07; or

(iii) the Effective Time shall not have occurred on or before 11:59 p.m., Eastern time, on the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.01(b)(iii) shall not be available to (A) any party whose failure to fulfill any obligation under this Agreement or other intentional breach has been a material cause of, or resulted in, the failure of the Effective Time to occur on or before such time, (B) AIR if any Key AIR Stockholder’s material breach of its obligations under the AIR Stockholder Support Agreement has been a material cause of, or resulted in, the failure of the Effective Time to occur on or before such time and (C) Tenax if any Tenax Member’s material breach of its obligations under the relevant Tenax Member Support Agreement has been a material cause of, or resulted in, the failure of the Effective Time to occur on or before such time; or

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(c) by Tenax:

(i) upon a breach by either of AIR or Merger Sub of, or failure by either of AIR or Merger Sub to perform, any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.02(a) or Section 8.02(b) would not be satisfied and such breach or failure is incapable of being cured by the Outside Date or, if curable by the Outside Date, is not cured by AIR or Merger Sub, as applicable, within thirty (30) days of receipt by AIR or Merger Sub, as applicable, of written notice of such breach or failure; provided, however, that Tenax shall not have the right to terminate this Agreement pursuant to this Section 9.01(c)(i) if Tenax is in material breach of its representations, warranties or covenants as of the time of such purported termination;

(ii) if a Change in the AIR Recommendation shall have occurred; or

(iii) if the Key AIR Stockholders fail to duly execute and deliver, or cause to be delivered, to Tenax the AIR Stockholder Support Agreement within 72 hours following the execution and delivery of this Agreement; or

(d) by AIR:

(i) upon a breach by Tenax of, or a failure by Tenax to perform, any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied and such breach or failure is incapable of being cured by the Outside Date or, if curable by the Outside Date, is not cured by Tenax within 30 days of receipt by Tenax of written notice of such breach or failure; provided, however, that AIR shall not have the right to terminate this Agreement pursuant to this Section 9.01(d)(i) if AIR is in material breach of its representations, warranties or covenants as of the time of such purported termination;

(ii) if (A) the conditions set forth in Sections 8.01 and 8.02 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), (B) AIR has confirmed by notice to Tenax that all conditions set forth in Section 8.03 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) or that it is willing to waive any unsatisfied conditions in Section 8.03 and (C) the Merger shall not have been consummated within three Business Days after the delivery of such notice; provided that, notwithstanding anything in Section 9.01(b)(iii) to the contrary, no party shall be permitted to terminate this Agreement pursuant to Section 9.01(b)(iii) during such three-Business-Day period following delivery of the notice referred to in clause (B) above.

(iii) to accept a Superior Proposal, subject to the provisions of Section 7.02; or

(iv) if the Consenting Tenax Members fail to duly execute and deliver, or cause to be delivered, to AIR the Tenax Member Support Agreements within 72 hours following the execution and delivery of this Agreement.

Section 9.02 Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.01, written notice thereof shall be given to the other parties hereto, specifying the provision or provisions hereof pursuant to which such termination shall have been made, and this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto or their respective Subsidiaries or Representatives, except (a) with respect to this Section 9.02, Section 4.19, Section 5.19, Section 7.03(c), Section 9.03 and Article X, each of which shall survive any termination of this Agreement and remain in full force and effect and (b) nothing in this Section 9.02 or Section 9.03 shall relieve any party from liability for fraud committed prior to such termination or for any willful material breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in this Agreement; provided, however, that the Confidentiality Agreement shall survive any termination of this Agreement.

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Section 9.03 Fees and Expenses.

(a) In the event that:

(i) AIR terminates this Agreement pursuant to Section 9.01(d)(iii) to accept a Superior Proposal;

(ii) Tenax terminates this Agreement pursuant to Section 9.01(c)(ii) following a Change in the AIR Recommendation; or

(iii) (A) (I) either AIR or Tenax terminates this Agreement pursuant to Section 9.01(b)(i) (but only if the AIR Stockholders Meeting has been held prior to such termination) or Section 9.01(b)(iii) or (II) Tenax terminates this Agreement pursuant to Section 9.01(c)(i), (B) prior to the termination of this Agreement, a Competing AIR Proposal shall have been publicly announced or shall have become publicly known and (C) on or prior to the date that is 12 months after the date of such termination, AIR enters into a Competing AIR Transaction Agreement in respect of such Competing AIR Proposal and the transaction contemplated thereby is consummated, then AIR shall pay to Tenax a fee equal to $1,250,000 (the “AIR Termination Fee”) by wire transfer of immediately available funds to an account designated by Tenax (x) in the event of clause (i), upon such termination; (y) in the event of clause (ii), within five Business Days of such termination; and (z) in the event of clause (iii), within five Business Days of the closing of the Competing AIR Proposal transaction. In no event shall AIR be required to pay the AIR Termination Fee on more than one occasion.

(b) In the event that AIR shall terminate this Agreement pursuant to Section 9.01(d)(i) or Section 9.01(d)(ii), or Tenax shall terminate this Agreement pursuant to Section 9.01(b)(iii) and at such time AIR could have terminated this Agreement pursuant to Section 9.01(d)(i) or Section 9.01(d)(ii), then Tenax shall pay to AIR a fee equal to $1,250,000 (the “Tenax Termination Fee”) by wire transfer of immediately available funds to an account designated by AIR within five Business Days following such termination. In no event shall Tenax be required to pay the Tenax Termination Fee on more than one occasion.

(c) In the event that either AIR or Tenax terminates this Agreement pursuant to Section 9.01(b)(i) (but only if the AIR Stockholders Meeting has been held prior to such termination), then, in addition to any other payments that may be required to be made pursuant to this Section 9.03, AIR shall reimburse Tenax for Tenax’s reasonable and documented out-of-pocket costs and expenses incurred in connection with the execution of this Agreement and the consummation of the Transactions, up to $500,000, by wire transfer of immediately available funds to an account designated by Tenax or by transfer of AIR Common Stock of equal value within five Business Days following such termination.

(d) In the event that AIR shall terminate this Agreement pursuant to Section 9.01(d)(iv), then, in addition to any other payments that may be required to be made pursuant to this Section 9.03, Tenax shall reimburse AIR for AIR’s reasonable and documented out-of-pocket costs and expenses incurred in connection with the execution of this Agreement and the consummation of the Transactions, up to $500,000, by wire transfer of immediately available funds to an account designated by AIR within five Business Days following such termination.

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(e) All Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses, whether or not the Merger or any other Transaction is consummated, except Expenses constituting the out-of-pocket cost of (i) filing fees, printing and mailing of the Proxy Statement (excluding, for the avoidance of doubt, the fees and expenses of AIR’s legal counsel) and (ii) the filing fees for the premerger notification and report forms under the HSR Act (excluding, for the avoidance of doubt, the fees and expenses of AIR’s legal counsel), which, in each case, shall be paid by Tenax.

(f) The parties hereto acknowledge and agree that the agreements contained in Section 9.03(a) are an integral part of the Transactions, and that, without these agreements, the parties hereto would not enter into this Agreement; accordingly, if AIR fails promptly to pay the AIR Termination Fee, and, in order to obtain such payment, Tenax commences a suit that results in a judgment against AIR for the AIR Termination Fee, AIR shall pay to Tenax its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, up to $500,000, together with interest on the amount of the AIR Termination Fee from the date such payment was required to be made until the date of payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. Each party further acknowledges that the AIR Termination Fee is not a penalty, but rather is a reasonable amount that will compensate the receiving party in the circumstances in which such payment is payable for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions contemplated hereby, which amounts would otherwise be impossible to calculate with precision.

(g) The parties hereto acknowledge and agree that the agreements contained in Section 9.03(b) are an integral part of the Transactions, and that, without these agreements, the parties hereto would not enter into this Agreement; accordingly, if Tenax fails promptly to pay the Tenax Termination Fee, and, in order to obtain such payment, AIR commences a suit that results in a judgment against Tenax for the Tenax Termination Fee, Tenax shall pay to AIR its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, up to $500,000, together with interest on the amount of the Tenax Termination Fee from the date such payment was required to be made until the date of payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. Each party further acknowledges that the Tenax Termination Fee is not a penalty, but rather is a reasonable amount that will compensate the receiving party in the circumstances in which such payment is payable for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions contemplated hereby, which amounts would otherwise be impossible to calculate with precision.

(h) In the event the AIR Termination Fee is required to be paid and is paid to Tenax pursuant to Section 9.03(a), such payment of the AIR Termination Fee shall constitute liquidated damages and be the sole and exclusive monetary remedy of Tenax and its Subsidiaries and Tenax’s and its Subsidiaries’ respective current, former or future equityholders, employees, directors, officers, Affiliates or Representatives (collectively, the “Tenax Related Parties”) against AIR and Merger Sub and their respective current, former or future equityholders, employees, directors, officers, Affiliates or Representatives (collectively, the “AIR Related Parties”) for all losses, damages, costs or expenses in respect of this Agreement (or the termination thereof) or the Transactions (or the failure of such transactions to occur for any reason or for no reason) or any breach (whether willful, intentional, unilateral or otherwise) of any covenant or agreement or otherwise in respect of this Agreement or any oral representation made or alleged to be made in connection herewith, and upon payment of the AIR Termination Fee, none of the AIR Related Parties shall have any further monetary liability or obligation relating to or arising out of this Agreement or the Transactions, and none of Tenax, its Subsidiaries or any other Tenax Related Party shall seek to recover any other monetary damages.

(i) In the event the Tenax Termination Fee is required to be paid and is paid to AIR pursuant to Section 9.03(b), such payment of the Tenax Termination Fee shall constitute liquidated damages and be the sole and exclusive monetary remedy of the AIR Related Parties against the Tenax Related Parties for all losses, damages, costs or expenses in respect of this Agreement (or the termination thereof) or the Transactions (or the failure of such transactions to occur for any reason or for no reason) or any breach (whether willful, intentional, unilateral or otherwise) of any covenant or agreement or otherwise in respect of this Agreement or any oral representation made or alleged to be made in connection herewith, and upon payment of the Tenax Termination Fee, none of the Tenax Related Parties shall have any further monetary liability or obligation relating to or arising out of this Agreement or the Transactions, and none of AIR, its Subsidiaries or any other AIR Related Party shall seek to recover any other monetary damages.

Section 9.04 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of the Tenax Board, the AIR Board and the Board of Directors of Merger Sub at any time prior to the Effective Time; provided, however, that, after the AIR Stockholder Approvals have been obtained, no amendment may be made that under applicable Law or in accordance with the rules of any relevant stock exchange requires further approval by the stockholders of AIR without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Annex A - 73

Section 9.05 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) to the extent permitted by applicable Law, waive any breach of or inaccuracy in the representations and warranties of any other party contained in this Agreement or in any document delivered pursuant hereto and (c) to the extent permitted by applicable Law, waive compliance with any agreement of any other party or any condition to its own obligations contained in this Agreement. No extension or waiver by AIR shall require the approval of the stockholders of AIR, unless required by applicable Law. Notwithstanding the foregoing, no failure or delay by Tenax or AIR or Merger Sub in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Section 9.06 Procedure for Termination or Amendment. A termination of this Agreement pursuant to Section 9.01 or an amendment of this Agreement pursuant to Section 9.04 shall, in order to be effective, require, in the case of Tenax or AIR, action by the Tenax Board or the AIR Board or, with respect to any amendment of this Agreement pursuant to Section 9.04, the duly authorized committee of the Tenax Board or the AIR Board to the extent permitted by applicable Law.

Article X

GENERAL PROVISIONS

Section 10.01 Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time, except for those covenants and agreements contained in this Agreement (including Article II, Article III, Section 7.04, Section 7.05 and this Article X) that by their terms are to be performed in whole or in part after the Effective Time.

Section 10.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt (or without notice of non-delivery during normal business hours), (c) upon confirmation of receipt after transmittal by email (to such email address specified below or another email address or addresses as such Person may subsequently specify by proper notice under this Agreement) and (d) on the next Business Day when sent by national overnight courier (providing proof of delivery), in each case to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to Tenax:

Tenax Aerospace Acquisition, LLC

400 West Parkway Place, Suite 201

Ridgeland, Mississippi 39157
Attention: James Linder

Telephone: 910-797-3280

Email: jlinder@tenaxaerospace.com

Annex A - 74

with copies to:

NTC Equity Holdings, LLC
104 Field Point Road
Greenwich, Connecticut 06830
Attention: Thomas Foley
Telephone: 203-461-0471
Email: thomasfoley@att.net

and:

Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue
New York, New York 10001
Attention:   Thomas E. Dunn
                    Matthew L. Ploszek
Telephone: 212-474-1000
Email: tdunn@cravath.com
            mploszek@cravath.com

if to AIR or Merger Sub:

Air Industries Group

1460 Fifth Avenue

Bay Shore, New York 11706

Attention:    Luciano Melluzzo

                    Scott Glassman

Telephone: 631-968-5000

Email:  Lou.Melluzzo@airindustriesgroup.com

     Scott.Glassman@airindustriesgroup.com

with a copy to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, New York 10105
Attention:  Vincent J. McGill

                   Charles Goodwin

Telephone: 212-370-1300
Email: vmcgill@egsllp.com

    CGoodwin@egsllp.com

Annex A - 75

Section 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04 Entire Agreement. This Agreement (including the exhibits and schedules hereto, including the AIR Disclosure Letter and the Tenax Disclosure Letter), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

Section 10.05 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether pursuant to a merger, by operation of Law or otherwise), without the prior written consent of the other parties.

Section 10.06 Parties in Interest. This Agreement shall be binding upon, inure solely to the benefit of and be enforceable by only the parties hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.05 (which is intended to be for the benefit of the Persons expressly covered thereby and may be enforced by such Persons).

Section 10.07 Specific Performance. The parties hereto agree that the parties hereto would be irreparably damaged if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms of this Agreement, in addition to any other remedy at law or in equity. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any such legal or equitable relief, and each party waives any objection to the imposition of such relief or any right it might have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Annex A - 76

Section 10.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without giving effect to any choice or conflict of law provisions or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada. All Actions arising out of or relating to this Agreement or the Transactions shall be heard and determined exclusively in the Eighth Judicial District Court of the State of Nevada in Clark County, Nevada (and, if jurisdiction shall be vested exclusively in the federal courts, the United States District Court for the District of Nevada). The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the Eighth Judicial District Court of the State of Nevada in Clark County, Nevada (and, if jurisdiction shall be vested exclusively in the federal courts, the United States District Court for the District of Nevada) for the purpose of any Action arising out of or relating to this Agreement or the Transactions brought by any party hereto; (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the Transactions may not be enforced in or by the above-named courts; and (c) agree that such party will not bring any Action arising out of or relating to this Agreement or the Transactions in any court other than the Eighth Judicial District Court of the State of Nevada in Clark County, Nevada (and, if jurisdiction shall be vested exclusively in the federal courts, the United States District Court for the District of Nevada). Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 10.02 shall be effective service of process for any such action.

Section 10.09 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or .pdf) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.10 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 10.10.

Annex A - 77

IN WITNESS WHEREOF, Tenax, AIR and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TENAX AEROSPACE ACQUISITION, LLC

By	/s/ Thomas C. Foley
Name: Thomas C. Foley
Title: Chairman

AIR INDUSTRIES GROUP

By	/s/ Luciano Melluzzo
Name: Luciano Melluzzo
Title: President and Chief Executive Officer

TRANSITORY AIR SUB LLC

By	/s/ Luciano Melluzzo
Name: Luciano Melluzzo
Title: President

Annex A - 78

SCHEDULE A

Key AIR Stockholders

1. Peter D. Rettaliata

2. Michael N. Taglich

3. Robert F. Taglich

4. David Buonanno

5. Michael Brand

6. Michael Porcelain

7. Luciano Melluzzo

8. Scott Glassman

Sch-A-1

EXHIBIT A

Form of AIR Stockholder Support Agreement

[See attached]

AIR STOCKHOLDER SUPPORT AGREEMENT

AIR STOCKHOLDER SUPPORT AGREEMENT (hereinafter referred to as this “Agreement”), dated as of February 16, 2026, among Tenax Aerospace Acquisition, LLC, a Delaware limited liability company (“Tenax”) and each of the undersigned stockholders (the “Supporting Stockholders”) of Air Industries Group, a Nevada corporation ( “AIR”), set forth on Schedule 1(b) hereto.

WHEREAS, Tenax, AIR and Transitory Air Sub LLC, a Delaware limited liability company and wholly owned subsidiary of AIR, have entered into an Agreement and Plan of Merger dated as of February 16, 2026 (as it may be amended from time to time, the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub with and into Tenax, with Tenax continuing as the surviving limited liability company in the merger (the “Merger”);

WHEREAS, each Supporting Stockholder Beneficially Owns (as defined below) and is entitled to vote (or direct the voting of) the number of shares of AIR Stock set forth opposite such Supporting Stockholder’s name on Schedule 1(b) attached hereto; and

WHEREAS, Tenax desires that the Supporting Stockholders agree, and the Supporting Stockholders are willing to agree, on the terms and subject to the conditions set forth herein, (a) to not Transfer (as defined below) the Covered Shares (as defined below) and (b) to vote or consent with respect to all of the Covered Shares in a manner so as to facilitate the consummation of the Merger and the other Transactions.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Certain Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a) “Beneficially Own” means, with respect to any securities, (i) having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (or any successor statute or regulation) or (ii) having the right to become the Beneficial Owner of such securities (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise.

(b) “Covered Shares” means, with respect to any Supporting Stockholder, (i) all shares of AIR Stock set forth opposite such Supporting Stockholder’s name on Schedule 1(b) attached hereto and (ii) all shares of AIR Stock that such Supporting Stockholder comes to Beneficially Own during the period from the date of this Agreement through the Expiration Date, together with any voting securities or instruments of AIR, or other securities or interests exercisable for or convertible into shares of AIR Stock or voting securities or instruments of AIR, that such Supporting Stockholder comes to Beneficially Own during the period from the date of this Agreement through the Expiration Date (including by way of bonus issue, share dividend or distribution, subdivision, reclassification, recapitalization, consolidation, exchange, readjustment or other similar transaction or other change in the capital structure of AIR).

(c) “Expiration Date” means the earlier to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms.

(d) “Transfer” means, with respect to any Supporting Stockholder, that such Supporting Stockholder directly or indirectly (i) sells, pledges, subjects to any Encumbrance, exchanges, assigns, grants an option with respect to, transfers, tenders or otherwise disposes of a Covered Share of such Supporting Stockholder or any direct or indirect interest in such Covered Share (including by gift, merger or operation of law), whether voluntary or involuntary, or (ii) enters into an agreement, arrangement or commitment providing for the sale of, pledge of, Encumbrance of, exchange of, assignment of, grant of an option or right of first offer or refusal with respect to, Transfer, tender of or other disposition of such Covered Share or any direct or indirect interest therein (including the right or power to vote any Covered Share) (including by gift, merger or operation of law).

2. Agreement Not to Transfer or Encumber. Each Supporting Stockholder hereby agrees that, from the date hereof until the Expiration Date, it shall not Transfer any Covered Shares or Beneficial Ownership thereof, cause or permit the conversion of any Covered Shares or, directly or indirectly, deposit any Covered Shares into a voting trust or enter into any tender, voting or other agreement or arrangement with any Person with respect to any Covered Shares or grant a proxy or power of attorney with respect thereto (other than pursuant to this Agreement) or give instructions with respect to the voting of the Covered Shares in any manner that is inconsistent with this Agreement or otherwise take any other action with respect to the Covered Shares that would in any way restrict, limit or interfere with the performance by the Supporting Stockholders of their obligations hereunder or the transactions contemplated hereby.

3. Agreement to Consent and Approve.

(a) Each Supporting Stockholder hereby irrevocably and unconditionally agrees that, from the date hereof until the Expiration Date, it shall vote or cause to be voted (including by written consent) all of such Supporting Stockholder’s Covered Shares in favor of the approval of the AIR Charter Amendment and the AIR Stock Issuance and against (i) any Competing AIR Proposal; (ii) any amendment of the organizational documents of AIR, which amendment would in any manner impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Transactions, including the Merger, or change in any manner the voting rights of AIR Stock; or (iii) any other action, agreement or transaction involving AIR that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Transactions, including the Merger.

(b) Each Supporting Stockholder agrees that, from the date hereof until the Expiration Date, in the event that a meeting of the stockholders of AIR is held regarding the Merger Agreement, the Transactions, the AIR Charter Amendment, the AIR Stock Issuance or any of the matters referred to in Section 3(a), it shall, or shall cause the holder of record of any of the Covered Shares of such Supporting Stockholder on any applicable record date to, be present in person or represented by proxy at such meeting or otherwise cause all Covered Shares of such Supporting Stockholder to be counted as present thereat for purposes of establishing a quorum, and shall vote all of such Supporting Stockholder’s Covered Shares at such meeting in accordance with Section 3(a).

(c) Prior to the Expiration Date, no Supporting Stockholder shall call, seek to call or request the call of any meeting of the stockholders of AIR with respect to any matter relating to the Merger or any other Transaction, or take any action by written consent other than as expressly contemplated by Section 3(a), whether pursuant to the NRS, the organizational documents of AIR or otherwise.

4. Voided Acts. Each Supporting Stockholder agrees that any (a) Transfer (or purported Transfer) in breach of this Agreement or (b) attempt by any Supporting Stockholder to vote, or express consent or dissent with respect to (or otherwise to utilize the voting power of), its Covered Shares in contravention of this Agreement shall be null and void ab initio.

5. Agreement Not to Solicit. Each Supporting Stockholder agrees that it shall not, and shall cause each of such Supporting Stockholder’s controlled Affiliates not to, and shall instruct and use such Supporting Stockholder’s reasonable best efforts to cause such Supporting Stockholder’s and such Supporting Stockholder’s controlled Affiliates’ Representatives not to, directly or indirectly, (a) solicit, initiate, seek or take any other action to facilitate or encourage the making, submission or announcement of any proposal that constitutes, or would be reasonably be expected to lead to, any Competing AIR Proposal, (b) enter into, maintain, continue or participate in any discussions or negotiations with any Person or entity in furtherance of, or furnish to any Person any information or otherwise cooperate in any way with respect to, any Competing AIR Proposal, (c) agree to, approve, endorse, recommend or consummate any Competing AIR Proposal, (d) enter into, or propose to enter into, any Competing AIR Transaction Agreement or (e) resolve, propose or agree, or authorize or permit any Representative to do any of the foregoing. Each Supporting Stockholder shall, and each Supporting Stockholder shall cause such Supporting Stockholder’s controlled Affiliates and use such Supporting Stockholder’s reasonable best efforts to cause such Supporting Stockholder’s Representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any Competing AIR Proposal or proposal that would reasonably be expected to lead to a Competing AIR Proposal.

6. Commencement or Participation in Actions. Each Supporting Stockholder hereby agrees not to commence or join in, and to take all reasonable actions necessary to opt out of, any Action against AIR and/or its directors and officers with respect to any litigation relating to the Merger Agreement and the Transactions, including any claim (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement in connection with the Transactions or (b) alleging a breach of any fiduciary duty of the AIR Board or its members or any stockholder of AIR in connection with the Merger Agreement, the Transactions or the transactions contemplated hereby.

7. Agreement Not to Tender. Each Supporting Stockholder hereby agrees that it shall not, without the prior written consent of Tenax, directly or indirectly, tender any shares of AIR Stock Beneficially Owned by such Supporting Stockholder into the Tender Offer, in any manner, or enter into any agreement, arrangement or understanding that results in such shares being tendered into the Tender Offer. Any attempt to tender any such shares into the Tender Offer shall be subject to the provisions of Section 15.

8. Directors and Officers. Each Supporting Stockholder is entering into this Agreement solely in its capacity as a Beneficial Owner of Covered Shares, and in this regard, such Supporting Stockholder shall not be deemed to make any agreement or understanding in this Agreement in such Supporting Stockholder’s capacity as a director or officer of AIR, including with respect to Section 7.02 of the Merger Agreement. The parties acknowledge and agree that nothing in this Agreement shall (a) restrict in any respect any actions taken by a Supporting Stockholder or its designee who is a director or officer of AIR solely in his or her capacity as a director or officer of AIR or (b) be construed to prohibit, limit or restrict the Supporting Stockholder or its designee from exercising its fiduciary duties as a director or officer of AIR.

9. Irrevocable Proxy.

(a) Each Supporting Stockholder hereby irrevocably grants to, and appoints, Tenax, and any individual designated in writing by Tenax, and each of them individually, as such Supporting Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Supporting Stockholder, to vote such Supporting Stockholder’s Covered Shares, or execute a written consent or grant approval in respect of such Covered Shares, in a manner consistent with this Agreement from the date hereof until the Expiration Date; provided, however, for the avoidance of doubt, that such proxy and voting and related rights are limited to those matters set forth in clauses (a) and (b) of Section 3, and each Supporting Stockholder shall retain at all times the right to vote such Supporting Stockholder’s Covered Shares (or to direct how such Covered Shares shall be voted) in such Supporting Stockholder’s sole discretion and without any other limitation on any matters not connected with the Transactions. Each Supporting Stockholder understands and acknowledges that Tenax has entered into the Merger Agreement in reliance upon such Supporting Stockholder’s execution and delivery of this Agreement. Each Supporting Stockholder hereby affirms that the irrevocable proxy set forth in this Section 9(a) is given to secure the performance of the duties of such Supporting Stockholder under this Agreement. Each Supporting Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest sufficient in law and such irrevocable proxy is executed and intended to be irrevocable in accordance with applicable Law and AIR’s bylaws until, and shall not be terminated by operation of Law or upon the occurrence of any other event other than, the termination of this Agreement pursuant to Section 16. Each Supporting Stockholder shall, upon written request by Tenax, as promptly as practicable, execute and deliver to Tenax a separate written instrument or proxy that embodies the terms of this irrevocable proxy set forth in this Section 9(a). Each Supporting Stockholder agrees not to grant any proxy that conflicts with or is inconsistent with the proxy granted to Tenax in this Agreement.

(b) Each Supporting Stockholder hereby revokes (or agrees to cause to be revoked) any proxies that such Supporting Stockholder has heretofore granted with respect to the Covered Securities Beneficially Owned by such Supporting Stockholder.

10. Additional Shares. Each Supporting Stockholder hereby agrees that in the event such Supporting Stockholder acquires or receives, directly or indirectly, any shares of AIR Stock or other securities or interests entitled to vote or securities or interests exercisable for or convertible into shares of AIR Stock or other securities or interests entitled to vote after the execution of this Agreement, such Supporting Stockholder shall promptly deliver to Tenax a written notice in accordance with Section 19(d) indicating the number of such shares of AIR Stock, securities or interests.

11. Representations and Warranties of Tenax. Tenax hereby represents and warrants as follows:

(a) Organization and Qualification. Tenax is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

(b) Authority; Binding Agreement. (i) Tenax has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and (ii) the execution and delivery by Tenax of this Agreement and the performance of Tenax’s obligations and the consummation of the transactions contemplated hereby by Tenax have been duly authorized by all necessary action, and no other actions on the part of Tenax (or its board of managers or members) are necessary to authorize or adopt this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Tenax and, assuming this Agreement constitutes a valid and binding obligation of the Supporting Stockholders, constitutes a valid and binding obligation of Tenax, enforceable against Tenax in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(c) No Conflicts. None of the execution and delivery by Tenax of this Agreement, the performance by Tenax of its obligations hereunder or the consummation by Tenax of the transactions contemplated hereby does or would reasonably be expected to conflict with or result in a violation or breach of (i) Tenax’s certificate of formation or limited liability company agreement, (ii) any other contract to which Tenax is a party or by which Tenax may be bound, except for violations, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to in any material respect impair or adversely affect the ability of Tenax to perform its obligations under this Agreement, or (iii) any Law applicable to Tenax.

(d) No Litigation. There are no Actions pending or, to the knowledge of Tenax, threatened against Tenax, or any Order to which Tenax is subject, except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to prevent or materially and adversely impair or otherwise affect the ability of Tenax to fully perform its obligations under this Agreement.

12. Representations and Warranties of the Supporting Stockholders. Each Supporting Stockholder (severally and not jointly) hereby represents and warrants as follows:

(a) Organization and Qualification. If such Supporting Stockholder is not an individual, such Supporting Stockholder is a legal entity duly formed or organized (as applicable), validly existing and in good standing under the Laws of the jurisdiction in which it is formed or organized, as applicable.

(b) Authority; Binding Agreement. If such Supporting Stockholder is an individual, he or she has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder and consummate the transactions contemplated hereby. If such Supporting Stockholder is not an individual, (i) such Supporting Stockholder has all requisite power and authority to execute and deliver this Agreement, to perform such Supporting Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby and (ii) the execution and delivery by such Supporting Stockholder of this Agreement and the performance of such Supporting Stockholder’s obligations and the consummation of the transactions contemplated hereby by such Supporting Stockholder have been duly authorized by all necessary action, and no other actions on the part of such Supporting Stockholder (or its governing body, board of directors, members, partners, stockholders or trustees, as applicable) are necessary to authorize or adopt this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by such Supporting Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Tenax, constitutes a valid and binding obligation of such Supporting Stockholder, enforceable against such Supporting Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(c) No Conflicts. None of the execution and delivery by such Supporting Stockholder of this Agreement, the performance by such Supporting Stockholder of such Supporting Stockholder’s obligations hereunder or the consummation by such Supporting Stockholder of the transactions contemplated hereby does or would reasonably be expected to conflict with or result in a violation or breach of, or default under, (i) if such Supporting Stockholder is not an individual, such Supporting Stockholder’s articles or certificate of formation, incorporation or organization, operating agreement, bylaws or comparable organizational documents, as applicable, each in its currently effective form as amended from time to time, (ii) any other contract to which such Supporting Stockholder is a party or by which such Supporting Stockholder may be bound, including any voting agreement or voting trust, except for violations, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to (x) in any material respect impair or adversely affect the ability of such Supporting Stockholder to perform such Supporting Stockholder’s obligations under this Agreement on a timely basis or (y) prevent or materially delay or adversely affect the consummation of the Transactions or (iii) any Law applicable to such Supporting Stockholder. The execution, delivery and performance by such Supporting Stockholder of this Agreement, and the consummation by such Supporting Stockholder of the transactions contemplated hereby, require no consent or action by or in respect of, or filing with, any Governmental Authority.

(d) Ownership of Shares. Such Supporting Stockholder (i) is the lawful record and Beneficial Owner of the shares of AIR Stock set forth opposite such Supporting Stockholder’s name on Schedule 1(b) attached hereto and has, and at all times prior to the Expiration Date will have, the sole power to vote (or cause to be voted) or Transfer, or demand or waive any dissenter’s or appraisal rights with respect to, such shares of AIR Stock, all of which are free and clear of, and not subject to, any Encumbrances, adverse claims, proxies, powers of attorney, voting trusts or agreements, understandings or other agreements, or any other rights or Encumbrances whatsoever (other than those (A) created by this Agreement or (B) applicable to such Supporting Stockholder’s Covered Shares that may exist pursuant to securities Laws) and (ii) as of the date hereof, does not Beneficially Own or have the right to vote (or cause the voting of) any shares of any class of AIR Stock or other securities of AIR or any interest therein or any voting rights with respect to any securities of AIR other than the shares of AIR Stock set forth opposite such Supporting Stockholder’s name on Schedule 1(b) attached hereto.

(e) Related Party Agreements. Set forth opposite such Supporting Stockholder’s name on Schedule 12(e) hereto is a list of all Contracts or arrangements between (i) AIR or any of its Subsidiaries, on the one hand, and (ii) such Supporting Stockholder or any of its Affiliates, on the other hand. Such Supporting Stockholder has no material interest in any property used in the conduct of the business of AIR or any of its Subsidiaries, or any material claim or right against AIR or any of its Subsidiaries, or any direct or indirect material interest in any transaction with AIR or any of its Subsidiaries.

(f) No Litigation. As of the date hereof, there are no Actions pending or, to the knowledge of such Supporting Stockholder, threatened against such Supporting Stockholder, or any Order to which such Supporting Stockholder is subject, except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to prevent or impair or otherwise adversely affect (i) the ability of such Supporting Stockholder to fully perform such Supporting Stockholder’s obligations under this Agreement on a timely basis or (ii) prevent or materially delay or adversely affect the consummation of the Transactions.

(g) No Finder’s Fees. No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of such Supporting Stockholder in his, her or its capacity as a stockholder of AIR.

13. Disclosure and Communications.

(a) Each Supporting Stockholder hereby consents to and authorizes the publication and disclosure of such Supporting Stockholder’s identity and ownership, this Agreement and the nature of such Supporting Stockholder’s commitments, arrangements and understandings pursuant to this Agreement and such other information pertinent to such disclosure, including the filing of this Agreement, by Tenax and AIR in the Proxy Statement or other disclosure document required by applicable Law to be filed with the SEC or other Governmental Authority in connection with this Agreement, the Merger Agreement or the Transactions, and agrees to reasonably cooperate with Tenax in connection with such filings.

(b) The Supporting Stockholders shall not issue or make any press release or public announcement related to this Agreement, the Merger Agreement or the Transactions, or any other announcement or communication to the employees, customers or suppliers of AIR or any of its Subsidiaries, in each case without the approval of Tenax, unless required by applicable Law in the reasonable opinion of counsel, in which case Tenax will have the right to review such press release, announcement or communication prior to issuance, distribution or publication.

14. Further Assurances. Subject to the terms and conditions of this Agreement, upon request of Tenax, each Supporting Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or appropriate to fulfill such Supporting Stockholder’s obligations under this Agreement and consummate the transactions contemplated by this Agreement and the Merger Agreement.

15. Stop Transfer Instructions. Each Supporting Stockholder shall not request that AIR register the Transfer (book-entry or otherwise) of any certificated or uncertificated interest representing any of such Supporting Stockholder’s Covered Shares, unless such Transfer is made in compliance with this Agreement. Each Supporting Stockholder hereby authorizes Tenax to direct AIR to impose stop orders to prevent the Transfer of any Covered Shares on the books of AIR in violation of this Agreement.

16. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate and shall have no further force or effect upon the termination of the Merger Agreement in accordance with its terms; provided, however, that (i) this Section 16 and Sections 1, 13 and 19 shall survive any termination of the Agreement and (ii) Sections 2, 3, 4, 5, 9, 10 and 15 shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 16 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of a Supporting Stockholder, for any breach of this Agreement prior to such termination.

17. Transaction Documents. Each Supporting Stockholder acknowledges that the Merger Agreement and the other Transaction Documents may be amended in accordance with the terms and conditions set forth in the Merger Agreement and the other Transaction Documents. Each Supporting Stockholder acknowledges, agrees and consents to all such changes to the Merger Agreement and the other Transaction Documents (and hereby irrevocably waives any notice with respect to the existence or terms of any and all such changes) so long as they are duly authorized and made in accordance with the terms and conditions set forth in the Merger Agreement and the other Transaction Documents.

18. Waiver. Each Supporting Stockholder, as to itself and all of such Supporting Stockholder’s Covered Shares, hereby irrevocably waives any and all notice, information and consent requirements, as well as any right of first refusal, right of first offer, right of first negotiation, right restricting share transfers, redemption right, co-sale right, registration right, preemptive right and other similar rights, and any and all dissenter’s or appraisal rights (whether under the NRS or otherwise), that may be applicable to, or triggered by, the Transactions, including the Merger, the Merger Agreement, the other Transaction Documents and any of the transactions contemplated thereby that are contained in AIR’s organizational documents or any contractual obligation between AIR and such Supporting Stockholder, or under applicable Law.

19. Miscellaneous and General.

(a) Amendments; Waivers, Etc. This Agreement may not be amended, changed, supplemented or otherwise modified with respect to any Supporting Stockholder, except upon the execution and delivery of a written agreement executed by each of Tenax and such Supporting Stockholder. Any agreement on the part of any party to any waiver or any extension of time for performance shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law or equity, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or .pdf) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(c) Governing Law; Waiver of Jury Trial.

(i) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without giving effect to any choice or conflict of law provisions or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada. All Actions arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined exclusively in the Eighth Judicial District Court of the State of Nevada in Clark County, Nevada (and, if jurisdiction shall be vested exclusively in the federal courts, the United States District Court for the District of Nevada). The parties hereto hereby (A) irrevocably submit to the exclusive jurisdiction of the Eighth Judicial District Court of the State of Nevada in Clark County, Nevada (and, if jurisdiction shall be vested exclusively in the federal courts, the United States District Court for the District of Nevada) for the purpose of any Action arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party hereto; (B) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by the above-named courts; and (C) agree that such party will not bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any court other than the Eighth Judicial District Court of the State of Nevada in Clark County, Nevada (and, if jurisdiction shall be vested exclusively in the federal courts, the United States District Court for the District of Nevada). Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 19(d) shall be effective service of process for any such action.

(ii) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS contemplated hereby. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS contemplated hereby BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 19(c)(ii).

(d) Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) upon confirmation of receipt (or without notice of non-delivery during normal business hours), (iii) upon confirmation of receipt after transmittal by email (to such email address specified below or another email address or addresses as such Person may subsequently specify by proper notice under this Agreement) and (iv) on the next Business Day when sent by national overnight courier (providing proof of delivery), in each case to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 19(d):

if to Tenax:

Tenax Aerospace Acquisition, LLC

400 West Parkway Place, Suite 201

Ridgeland, Mississippi 39157
Attention:      James Linder

Telephone:     910-797-3280

Email:            jlinder@tenaxaerospace.com

with copies to (which shall not constitute notice):

NTC Equity Holdings, LLC
104 Field Point Road
Greenwich, Connecticut 06830
Attention:     Thomas Foley
Telephone:    203-461-0471
Email:           thomasfoley@att.net

and:

Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue
New York, New York 10001
Attention:  Thomas E. Dunn
                   Matthew L. Ploszek
Telephone: 212-474-1000
Email:        tdunn@cravath.com
                   mploszek@cravath.com

if to a Supporting Stockholder, to such Supporting Stockholder at the address corresponding to such Supporting Stockholder’s name on Schedule 1(b).

Notice may be given to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

(e) Entire Agreement. This Agreement (including the schedules hereto) constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

(f) Parties in Interest; No Third Party Beneficiaries. This Agreement shall be binding upon, inure solely to the benefit of and be enforceable by only the parties hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(g) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(h) Interpretation.

(i) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. When reference is made to a Section or Schedule, such reference is to a Section of, or Schedule to, this Agreement unless otherwise indicated. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” is not exclusive (i.e., it means “and/or”). Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(ii) Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

(i) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether pursuant to a merger, by operation of Law or otherwise), without the prior written consent of the other parties.

(j) Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the transactions contemplated by this Agreement or the Merger Agreement are consummated.

(k) Specific Performance. The parties hereto agree that the parties hereto would be irreparably damaged if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. Accordingly, Tenax shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms of this Agreement, in addition to any other remedy at law or in equity. The parties further agree that Tenax shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any such legal or equitable relief, and each Supporting Stockholder waives any objection to the imposition of such relief or any right it might have to require the obtaining, furnishing or posting of any such bond or similar instrument.

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

Tenax Aerospace Acquisition, LLC

By:
Name:
Title:

[Tenax Signature Page to AIR Stockholder Support Agreement]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

[Supporting Stockholder]

By:
Name:
Title:

[Supporting Stockholder Signature Page to AIR Stockholder Support Agreement]

Schedule 1(b)

Supporting Stockholder	AIR Common Stock	AIR Preferred Stock	AIR RSU Awards	AIR Stock Options	Ownership Percentage (Fully Diluted)	Voting Percentage

Schedule 13(e)

Supporting Stockholder	Related Party Agreement(s)

EXHIBIT B

Form of Tenax Member Support Agreement

[See attached]

TENAX MEMBER SUPPORT AGREEMENT

TENAX MEMBER SUPPORT AGREEMENT (hereinafter referred to as this “Agreement”), dated as of February 16, 2026, among Tenax Aerospace Acquisition, LLC, a Delaware limited liability company (“Tenax”), Air Industries Group, a Nevada corporation (“AIR”), and each of the undersigned members (the “Consenting Members”) of Tenax, set forth on Schedule 1(b) hereto.

WHEREAS, Tenax, AIR and Transitory Air Sub LLC, a Delaware limited liability company and wholly owned subsidiary of AIR, have entered into an Agreement and Plan of Merger dated as of February 16, 2026 (as it may be amended from time to time, the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub with and into Tenax, with Tenax continuing as the surviving limited liability company in the merger (the “Merger”);

WHEREAS, each Consenting Member Beneficially Owns (as defined below) and is entitled to vote (or direct the voting of) the number of Tenax Units set forth opposite such Consenting Member’s name on Schedule 1(b) attached hereto; and

WHEREAS, AIR desires that the Consenting Members agree, and the Consenting Members are willing to agree, on the terms and subject to the conditions set forth herein, (a) to not Transfer (as defined below) the Covered Units (as defined below) and (b) to vote or consent with respect to all of the Covered Units in a manner so as to facilitate the consummation of the Merger and the other Transactions.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Certain Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a) “Beneficially Own” means, with respect to any securities, (i) having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (or any successor statute or regulation) or (ii) having the right to become the Beneficial Owner of such securities (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise.

(b) “Covered Units” means, with respect to any Consenting Member, (i) all Tenax Units set forth opposite such Consenting Member’s name on Schedule 1(b) attached hereto and (ii) all Tenax Units that such Consenting Member comes to Beneficially Own during the period from the date of this Agreement through the Expiration Date, together with any voting securities or instruments of Tenax, or other securities or interests exercisable for or convertible into Tenax Units or voting securities or instruments of Tenax, that such Consenting Member comes to Beneficially Own during the period from the date of this Agreement through the Expiration Date (including by way of bonus issue, share dividend or distribution, subdivision, reclassification, recapitalization, consolidation, exchange, readjustment or other similar transaction or other change in the capital structure of Tenax).

(c) “Expiration Date” means the earlier to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms.

(d) “Permitted Transferee” means, with respect to a Consenting Member, an Affiliate of such Consenting Member or (direct or indirect) partners, limited liability company members, stockholders or other equity holders of such Consenting Member.

(e) “Transfer” means, with respect to any Consenting Member, that such Consenting Member directly or indirectly (i) sells, pledges, subjects to any Encumbrance, exchanges, assigns, grants an option with respect to, transfers, tenders or otherwise disposes of a Covered Unit of such Consenting Member or any direct or indirect interest in such Covered Unit (including by gift, merger or operation of law), whether voluntary or involuntary, or (ii) enters into an agreement, arrangement or commitment providing for the sale of, pledge of, Encumbrance of, exchange of, assignment of, grant of an option or right of first offer or refusal with respect to, Transfer, tender of or other disposition of such Covered Unit or any direct or indirect interest therein (including the right or power to vote any Covered Unit) (including by gift, merger or operation of law).

2. Agreement Not to Transfer or Encumber. Each Consenting Member hereby agrees that, from the date hereof until the Expiration Date, it shall not Transfer any Covered Units or Beneficial Ownership thereof other than Transfers to Permitted Transferees, cause or permit the conversion of any Covered Units or, directly or indirectly, deposit any Covered Units into a voting trust or enter into any tender, voting or other agreement or arrangement with any Person with respect to any Covered Units or grant a proxy or power of attorney with respect thereto (other than pursuant to this Agreement) or give instructions with respect to the voting of the Covered Units in any manner that is inconsistent with this Agreement or otherwise take any other action with respect to the Covered Units that would in any way restrict, limit or interfere with the performance by the Consenting Members of their obligations hereunder or the transactions contemplated hereby. No Transfer of Covered Units to a Permitted Transferee pursuant to this Section 2 shall be effective until such time as such Permitted Transferee has executed and delivered to AIR, as a condition precedent to such Transfer, a joinder to this Agreement.

3. Consent.

(a) Each Consenting Member, acting without a meeting in accordance with Section 404 of the DLLCA hereby irrevocably: (i) acknowledges receipt of, and a reasonable opportunity to review, the Merger Agreement, including the exhibits and schedules thereto; (ii) acknowledges and agrees that this Agreement and all shares of AIR Common Stock payable to the Tenax Member as Merger Consideration (including in accordance with the AIR Closing Capitalization Schedule and the Tenax Closing Capitalization Schedule) and the other Transactions are subject to, and governed by, the terms and conditions of the Transaction Documents, this Agreement and the documents and instruments related thereto and hereto (including the AIR Closing Capitalization Schedule and the Tenax Closing Capitalization Schedule); (iii) consents, approves, agrees to and adopts, in all respects, the Merger and the terms and provisions of the Transaction Documents, including the Merger Agreement, and the Transactions (including the distribution to the Tenax Member of the Merger Consideration in accordance with the AIR Closing Capitalization Schedule and the Tenax Closing Capitalization Schedule) in accordance with the applicable provisions of the DLLCA and the limited liability company agreement of Tenax; (iv) adopts, approves, confirms and ratifies all actions of the Tenax Board, officers and other authorized Representatives of Tenax taken in connection with the negotiation, execution and performance of the Transaction Documents and the Transactions; and (v) agrees that it shall not revoke, rescind or otherwise modify its written consent under this Agreement.

(b) Each Consenting Member agrees that (i) AIR and its Representatives, including the Transfer Agent, shall be entitled to conclusively rely on the amounts and calculations set forth in the Tenax Closing Capitalization Schedule and (ii) the payment of the applicable portion of the Merger Consideration pursuant to the Tenax Closing Capitalization Schedule delivered thereunder (including any adjustments thereto contemplated by the Merger Agreement) represents full and final payment in respect of the Tenax Units Beneficially Owned by such Consenting Member.

4. Voided Acts. Any (a) Transfer (or purported Transfer) in breach of this Agreement or (b) attempt by any Consenting Member to vote, or express consent or dissent with respect to (or otherwise to utilize the voting power of), its Covered Units in contravention of this Agreement shall be null and void ab initio.

5. Agreement Not to Solicit. Each Consenting Member agrees that it shall not, and shall cause each of such Consenting Member’s controlled Affiliates not to, and shall instruct and use such Consenting Member’s reasonable best efforts to cause such Consenting Member’s and such Consenting Member’s controlled Affiliates’ Representatives not to, directly or indirectly, (a) solicit, initiate, seek or take any other action to facilitate or encourage the making, submission or announcement of any proposal that constitutes, or would be reasonably be expected to lead to, any Competing Tenax Proposal, (b) enter into, maintain, continue or participate in any discussions or negotiations with any Person or entity in furtherance of, or furnish to any Person any information or otherwise cooperate in any way with respect to, any Competing Tenax Proposal, (c) agree to, approve, endorse, recommend or consummate any Competing Tenax Proposal, (d) enter into, or propose to enter into, any Competing Tenax Transaction Agreement or (e) resolve, propose or agree, or authorize or permit any Representative to do any of the foregoing. Each Consenting Member shall, and each Consenting Member shall cause such Consenting Member’s controlled Affiliates and use such Consenting Member’s reasonable best efforts to cause such Consenting Member’s Representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any Competing Tenax Proposal or proposal that would reasonably be expected to lead to a Competing Tenax Proposal.

6. Commencement or Participation in Actions. Each Consenting Member hereby agrees not to commence or join in, and to take all reasonable actions necessary to opt out of, any Action against Tenax and/or its managers and officers with respect to any litigation relating to the Merger Agreement and the Transactions, including any claim (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement in connection with the Transactions or (b) alleging a breach of any fiduciary duty of the Tenax Board or its members or any member of Tenax in connection with the Merger Agreement, the Transactions or the transactions contemplated hereby.

7. Managers and Officers. Each Consenting Member is entering into this Agreement solely in its capacity as a Beneficial Owner of Covered Units, and in this regard, such Consenting Member shall not be deemed to make any agreement or understanding in this Agreement in such Consenting Member’s capacity as a manager or officer of Tenax, including with respect to Section 7.02 of the Merger Agreement. The parties acknowledge and agree that nothing in this Agreement shall (a) restrict in any respect any actions taken by a Consenting Member or its designee who is a manager or officer of Tenax solely in his or her capacity as a manager or officer of Tenax or (b) be construed to prohibit, limit or restrict the Consenting Member or its designee from exercising its fiduciary duties as a manager or officer of Tenax.

8. Additional Units. Each Consenting Member hereby agrees that in the event such Consenting Member acquires or receives, directly or indirectly, any Tenax Units or other securities or interests entitled to vote or securities or interests exercisable for or convertible into Tenax Units or other securities or interests entitled to vote after the execution of this Agreement, such Consenting Member shall promptly deliver to AIR a written notice in accordance with Section 16(d) indicating the number of such Tenax Units, securities or interests.

9. Representations and Warranties of Tenax. Tenax hereby represents and warrants as follows:

(a) Organization and Qualification. Tenax is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

(b) Authority; Binding Agreement. (i) Tenax has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and (ii) the execution and delivery by Tenax of this Agreement and the performance of Tenax’s obligations and the consummation of the transactions contemplated hereby by Tenax have been duly authorized by all necessary action, and no other actions on the part of Tenax (or its board of managers or members) are necessary to authorize or adopt this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Tenax and, assuming this Agreement constitutes a valid and binding obligation of AIR and the Consenting Members, constitutes a valid and binding obligation of Tenax, enforceable against Tenax in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(c) No Conflicts. None of the execution and delivery by Tenax of this Agreement, the performance by Tenax of its obligations hereunder or the consummation by Tenax of the transactions contemplated hereby does or would reasonably be expected to conflict with or result in a violation or breach of (i) Tenax’s certificate of formation or limited liability company agreement, (ii) any other contract to which Tenax is a party or by which Tenax may be bound, except for violations, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to in any material respect impair or adversely affect the ability of Tenax to perform its obligations under this Agreement, or (iii) any Law applicable to Tenax.

(d) No Litigation. There are no Actions pending or, to the knowledge of Tenax, threatened against Tenax, or any Order to which Tenax is subject, except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to prevent or materially and adversely impair or otherwise affect the ability of Tenax to fully perform its obligations under this Agreement.

10. Representations and Warranties of AIR. AIR hereby represents and warrants as follows:

(a) Organization and Qualification. AIR is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

(b) Authority; Binding Agreement. (i) AIR has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and (ii) the execution and delivery by AIR of this Agreement and the performance of AIR’s obligations and the consummation of the transactions contemplated hereby by AIR have been duly authorized by all necessary action, and no other actions on the part of AIR (or its board of directors) are necessary to authorize or adopt this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by AIR and, assuming this Agreement constitutes a valid and binding obligation of Tenax and the Consenting Members, constitutes a valid and binding obligation of AIR, enforceable against AIR in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(c) No Conflicts. None of the execution and delivery by AIR of this Agreement, the performance by AIR of its obligations hereunder or the consummation by AIR of the transactions contemplated hereby does or would reasonably be expected to conflict with or result in a violation or breach of (i) AIR’s articles of incorporation, (ii) any other contract to which AIR is a party or by which AIR may be bound, except for violations, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to in any material respect impair or adversely affect the ability of AIR to perform its obligations under this Agreement, or (iii) any Law applicable to AIR.

(d) No Litigation. There are no Actions pending or, to the knowledge of AIR, threatened against AIR, or any Order to which AIR is subject, except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to prevent or materially and adversely impair or otherwise affect the ability of AIR to fully perform its obligations under this Agreement.

11. Representations and Warranties of the Consenting Members. Each Consenting Member (severally and not jointly) hereby represents and warrants as follows:

(a) Organization and Qualification. If such Consenting Member is not an individual, such Consenting Member is a legal entity duly formed or organized (as applicable), validly existing and in good standing under the Laws of the jurisdiction in which it is formed or organized, as applicable.

(b) Authority; Binding Agreement. If such Consenting Member is an individual, he or she has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder and consummate the transactions contemplated hereby. If such Consenting Member is not an individual, (i) such Consenting Member has all requisite power and authority to execute and deliver this Agreement, to perform such Consenting Member’s obligations hereunder and to consummate the transactions contemplated hereby and (ii) the execution and delivery by such Consenting Member of this Agreement and the performance of such Consenting Member’s obligations and the consummation of the transactions contemplated hereby by such Consenting Member have been duly authorized by all necessary action, and no other actions on the part of such Consenting Member (or its governing body, board of directors, members, partners, stockholders or trustees, as applicable) are necessary to authorize or adopt this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by such Consenting Member and, assuming this Agreement constitutes a valid and binding obligation of Tenax and AIR, constitutes a valid and binding obligation of such Consenting Member, enforceable against such Consenting Member in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(c) No Conflicts. None of the execution and delivery by such Consenting Member of this Agreement, the performance by such Consenting Member of such Consenting Member’s obligations hereunder or the consummation by such Consenting Member of the transactions contemplated hereby does or would reasonably be expected to conflict with or result in a violation or breach of, or default under, (i) if such Consenting Member is not an individual, such Consenting Member’s articles or certificate of formation, incorporation or organization, operating agreement, bylaws or comparable organizational documents, as applicable, each in its currently effective form as amended from time to time, (ii) any other contract to which such Consenting Member is a party or by which such Consenting Member may be bound, including any voting agreement or voting trust, except for violations, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to (x) in any material respect impair or adversely affect the ability of such Consenting Member to perform such Consenting Member’s obligations under this Agreement on a timely basis or (y) prevent or materially delay or adversely affect the consummation of the Transactions or (iii) any Law applicable to such Consenting Member. The execution, delivery and performance by such Consenting Member of this Agreement, and the consummation by such Consenting Member of the transactions contemplated hereby, require no consent or action by or in respect of, or filing with, any Governmental Authority.

(d) Ownership of Units. Such Consenting Member (i) is the lawful record and Beneficial Owner of the Tenax Units set forth opposite such Consenting Member’s name on Schedule 1(b) attached hereto and has, and at all times prior to the Expiration Date will have, the sole power to vote (or cause to be voted) or Transfer such Tenax Units, all of which are free and clear of, and not subject to, any Encumbrances, adverse claims, proxies, powers of attorney, voting trusts or agreements, understandings or other agreements, or any other rights or Encumbrances whatsoever (other than those (A) created by this Agreement or (B) applicable to such Consenting Member’s Covered Units that may exist pursuant to securities Laws) and (ii) as of the date hereof, does not Beneficially Own or have the right to vote (or cause the voting of) any Tenax Units or other securities of Tenax or any interest therein or any voting rights with respect to any securities of Tenax other than the Tenax Units set forth opposite such Consenting Member’s name on Schedule 1(b) attached hereto.

(e) No Litigation. As of the date hereof, there are no Actions pending or, to the knowledge of such Consenting Member, threatened against such Consenting Member, or any Order to which such Consenting Member is subject, except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to prevent or impair or otherwise adversely affect (i) the ability of such Consenting Member to fully perform such Consenting Member’s obligations under this Agreement on a timely basis or (ii) prevent or materially delay or adversely affect the consummation of the Transactions.

(f) No Finder’s Fees. No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of such Consenting Member in his, her or its capacity as a member of Tenax.

12. Further Assurances. Subject to the terms and conditions of this Agreement, upon request of AIR, each Consenting Member shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or appropriate to fulfill such Consenting Member’s obligations under this Agreement and consummate the transactions contemplated by this Agreement and the Merger Agreement.

13. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate and shall have no further force or effect upon the termination of the Merger Agreement in accordance with its terms; provided, however, that (i) this Section 13 and Sections 1 and 16 shall survive any termination of the Agreement and (ii) Sections 2, 3, 4, 5 and 8 shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 13 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of a Consenting Member, for any breach of this Agreement prior to such termination.

14. Transaction Documents. Each Consenting Member acknowledges that the Merger Agreement and the other Transaction Documents may be amended in accordance with the terms and conditions set forth in the Merger Agreement and the other Transaction Documents. Each Consenting Member acknowledges, agrees and consents to all such changes to the Merger Agreement and the other Transaction Documents (and waives any notice with respect to the existence or terms of any and all such changes) so long as they are duly authorized and made in accordance with the terms and conditions set forth in the Merger Agreement and the other Transaction Documents.

15. Waiver. Each Consenting Member hereby waives any and all notice, information and consent requirements, as well as any right of first refusal, right of first offer, right of first negotiation, right restricting share transfers, redemption right, co-sale right, registration right, preemptive right and other similar rights, that may be applicable to, or triggered by, the Transactions, including the Merger, the Merger Agreement, the other Transaction Documents and any of the transactions contemplated thereby that are contained in AIR’s organizational documents or any contractual obligation between AIR and such Consenting Member, or under applicable Law.

16. Miscellaneous and General.

(a) Amendments; Waivers, Etc. This Agreement may not be amended, changed, supplemented or otherwise modified with respect to any Consenting Member, except upon the execution and delivery of a written agreement executed by each of Tenax, AIR and such Consenting Member. Any agreement on the part of any party to any waiver or any extension of time for performance shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law or equity, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or .pdf) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(c) Governing Law; Waiver of Jury Trial.

(i) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without giving effect to any choice or conflict of law provisions or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada. All Actions arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined exclusively in the Eighth Judicial District Court of the State of Nevada in Clark County, Nevada (and, if jurisdiction shall be vested exclusively in the federal courts, the United States District Court for the District of Nevada). The parties hereto hereby (A) irrevocably submit to the exclusive jurisdiction of the Eighth Judicial District Court of the State of Nevada in Clark County, Nevada (and, if jurisdiction shall be vested exclusively in the federal courts, the United States District Court for the District of Nevada) for the purpose of any Action arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party hereto; (B) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by the above-named courts; and (C) agree that such party will not bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any court other than the Eighth Judicial District Court of the State of Nevada in Clark County, Nevada (and, if jurisdiction shall be vested exclusively in the federal courts, the United States District Court for the District of Nevada). Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 16(d) shall be effective service of process for any such action.

(ii) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS contemplated hereby. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS contemplated hereby BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 16(c)(ii).

(d) Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) upon confirmation of receipt (or without notice of non-delivery during normal business hours), (iii) upon confirmation of receipt after transmittal by email (to such email address specified below or another email address or addresses as such Person may subsequently specify by proper notice under this Agreement) and (iv) on the next Business Day when sent by national overnight courier (providing proof of delivery), in each case to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 16(d):

if to Tenax:

Tenax Aerospace Acquisition, LLC
400 West Parkway Place, Suite 201
Ridgeland, Mississippi 39157
	Attention:	James Linder
	Telephone:	910-797-3280
	Email:	jlinder@tenaxaerospace.com

with copies to (which shall not constitute notice):

NTC Equity Holdings, LLC
104 Field Point Road
Greenwich, Connecticut 06830
	Attention:	Thomas Foley
	Telephone:	203-461-0471
	Email:	thomasfoley@att.net

and:

Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue
New York, New York 10001
	Attention:	Thomas E. Dunn
Matthew L. Ploszek
	Telephone:	212-474-1000
	Email:	tdunn@cravath.com
mploszek@cravath.com

if to AIR:

Air Industries Group
1460 Fifth Avenue
Bay Shore, New York 11706
	Attention:	Luciano Melluzzo
Scott Glassman
	Telephone:	631-968-5000
	Email:	Lou.Melluzzo@airindustriesgroup.com
Scott.Glassman@airindustriesgroup.com

with a copy to (which shall not constitute notice):

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas
New York, New York 10105
	Attention:	Vincent J. McGill
Charles Goodwin
	Telephone:	212-370-1300
	Email:	vmcgill@egsllp.com
cgoodwin@egsllp.com

if to a Consenting Member, to such Consenting Member at the address corresponding to such Consenting Member’s name on Schedule 1(b).

Notice may be given to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

(e) Entire Agreement. This Agreement (including the schedules hereto) constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

(f) Parties in Interest; No Third Party Beneficiaries. This Agreement shall be binding upon, inure solely to the benefit of and be enforceable by only the parties hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(g) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(h) Interpretation.

(i) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. When reference is made to a Section or Schedule, such reference is to a Section of, or Schedule to, this Agreement unless otherwise indicated. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” is not exclusive (i.e., it means “and/or”). Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(ii) Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

(i) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether pursuant to a merger, by operation of Law or otherwise), without the prior written consent of the other parties.

(j) Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the transactions contemplated by this Agreement or the Merger Agreement are consummated.

(k) Specific Performance. The parties hereto agree that the parties hereto would be irreparably damaged if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms of this Agreement, in addition to any other remedy at law or in equity. The parties further agree that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any such legal or equitable relief, and each party waives any objection to the imposition of such relief or any right it might have to require the obtaining, furnishing or posting of any such bond or similar instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

Tenax Aerospace Acquisition, LLC

By:
Name:
Title:

[Tenax Signature Page to Tenax Member Support Agreement]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

Air Industries Group

By:
Name:
Title:

[AIR Signature Page to Tenax Member Support Agreement]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

[Consenting Member]

By:
Name:
Title:

[Consenting Member Signature Page to Tenax Member Support Agreement]

Schedule 1(b)

Consenting Member	Tenax Units	Tenax Units Issuable Under Warrants	Ownership Percentage (Fully Diluted)	Voting Percentage

EXHIBIT C

Form of Tenax Member Lock-Up Agreement

[See attached]

CONFIDENTIAL

TENAX MEMBER LOCK-UP AGREEMENT

February 16, 2026

Air Industries Group
1460 Fifth Avenue
Bay Shore, New York 11706

Ladies and Gentlemen:

The undersigned signatory of this lock-up agreement (this “Letter Agreement”) understands that Air Industries Group (“AIR”), has entered into an Agreement and Plan of Merger, dated as of February 16, 2026 (as the same may be amended, restated or otherwise modified from time to time from time to time, the “Merger Agreement”), with Tenax Aerospace Acquisition, LLC, a Delaware limited liability company, and Transitory Air Sub LLC, a Delaware limited liability company. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement.

As a condition and inducement to the parties entering into the Merger Agreement and consummating the Transactions, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby irrevocably agrees that, subject to the exceptions set forth herein, without the prior written consent of AIR, the undersigned will not, during the period commencing upon the Closing and ending on the date that is 180 days after the Closing Date (such period, the “Restricted Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock, $0.001 per share par value, of AIR (“AIR Common Stock”) or any securities convertible into or exercisable or exchangeable for AIR Common Stock (including without limitation, AIR Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant) (collectively with AIR Common Stock, “Lock-Up Securities”), (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Lock-Up Securities, in cash or otherwise, (3) make any demand for or exercise any right with respect to the registration of any Lock-Up Securities or (4) publicly disclose the intention to do any of the foregoing. The undersigned acknowledges and agrees that the foregoing precludes the undersigned from engaging in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition or transfer (whether by the undersigned or any other person) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any Lock-Up Securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Lock-Up Securities, in cash or otherwise.

Notwithstanding the foregoing, the undersigned may:

(a) transfer the undersigned’s Lock-Up Securities:

(i) as a bona fide gift or gifts, or for bona fide estate planning purposes, including to charitable organizations,

(ii) by will or intestacy,

(iii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, or if the undersigned is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust (for purposes of this Letter Agreement, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin),

(iv) to a partnership, limited liability company or other entity of which the undersigned and the immediate family of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests,

(v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv) above,

(vi) if the undersigned is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned (including, for the avoidance of doubt, where the undersigned is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (B) as part of a distribution to members or shareholders of the undersigned,

(vii) by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree separation agreement or an order of a regulatory agency,

(viii) to AIR from an employee of AIR or any of its Subsidiaries upon death, disability or termination of employment, in each case, of such employee,

(ix) as part of a sale of the undersigned’s Lock-Up Securities acquired in open market transactions after the Closing,

(x) to AIR in connection with the vesting, settlement or exercise of restricted stock units, options, warrants or other rights to purchase shares of AIR Common Stock (including, in each case, by way of “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments due as a result of the vesting, settlement or exercise of such restricted stock units, options, warrants or other rights; provided that any such shares of AIR Common Stock received upon such exercise, vesting or settlement shall be subject to the terms of this Letter Agreement; provided further that any such restricted stock units, options, warrants or other rights are held by the undersigned pursuant to an agreement or equity awards granted under a stock incentive plan or other equity award plan,

(xi) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the Board of Directors of AIR and made to all holders of the AIR’s capital stock involving a Change of Control (as defined below) of AIR (for purposes hereof, “Change of Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of shares of capital stock if, after such transfer, such person or group of affiliated persons would hold at least a majority of the outstanding voting securities of AIR (or the surviving entity)); provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the undersigned’s Lock-Up Securities shall remain subject to the provisions of this Letter Agreement; and

(xii) (A) pursuant to a pledge or hypothecation of any Lock-Up Securities to a nationally recognized bank experienced in margin lending (a “Collateral Pledgee”) for purposes of collateralizing a margin loan, or any entry into a contract, option or other arrangement or understanding with respect thereto; (B) in which any Collateral Pledgee exercises its rights to foreclose upon and take ownership of any Lock-Up Securities pledged to it; or (C) in which such Collateral Pledgee transfers any Lock-Up Securities that such Collateral Pledgee took ownership of in connection with exercise of such Collateral Pledgee’s rights of foreclosure;

provided that (A) in the case of any transfer or distribution pursuant to clause (a)(i), (ii), (iii), (iv), (v), (vi) and (vii), such transfer shall not involve a disposition for value and each donee, devisee, transferee or distributee shall execute and deliver to AIR a lock-up letter in the form of this Letter Agreement, (B) in the case of any transfer or distribution pursuant to clause (a), no filing by any party (donor, donee, devisee, transferor, transferee, distributer or distributee) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the Restricted Period referred to above) and (C) in the case of any transfer or distribution pursuant to clause (a)(vii) and (viii), it shall be a condition to such transfer that no public filing, report or announcement shall be voluntarily made, and if any filing under Section 16(a) of the Exchange Act or other public filing, report or announcement reporting a reduction in beneficial ownership of shares of AIR Common Stock in connection with such transfer or distribution shall be legally required during the Restricted Period, such filing, report or announcement shall clearly indicate in the footnotes thereto the nature and conditions of such transfer;

(b) exercise outstanding options, settle restricted stock units or other equity awards or exercise warrants pursuant to plans of AIR; provided that any Lock-Up Securities received upon such exercise, vesting or settlement shall be subject to the terms of this Letter Agreement;

(c) convert outstanding preferred stock, warrants to acquire preferred stock or convertible securities into shares of AIR Common Stock or warrants to acquire shares of AIR Common Stock; provided that any such shares of AIR Common Stock or warrants received upon such conversion shall be subject to the terms of this Letter Agreement; and

(d) establish trading plans pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Lock-Up Securities; provided that (1) such plans do not provide for the transfer of Lock-Up Securities during the Restricted Period, other than filings required under the Exchange Act, and (2) no filing by any party under the Exchange Act or other public announcement shall be required or made voluntarily in connection with such trading plan.

In furtherance of the foregoing, AIR, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Letter Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

Any and all remedies herein expressly conferred upon AIR will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity, and the exercise by AIR of any one remedy will not preclude the exercise of any other remedy. The undersigned agrees that irreparable damage would occur to AIR in the event that any provision of this Letter Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that AIR shall be entitled to an injunction or injunctions to prevent breaches of this Letter Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which AIR is entitled at Law or in equity, and the undersigned waives any bond, surety or other security that might be required of AIR with respect thereto.

This Letter Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Letter Agreement (in counterparts or otherwise) by AIR and the undersigned by facsimile or electronic transmission in ..pdf format shall be sufficient to bind such parties to the terms and conditions of this Letter Agreement.

This Letter Agreement and any claim, controversy or dispute arising under or related to this Letter Agreement shall be governed by and construed in accordance with the laws of the State of Nevada. This Letter Agreement shall automatically terminate and cease to be of further force and effect upon the valid termination of the Merger Agreement.

Very truly yours,

[NAME OF TENAX MEMBER]

By:
Name:
Title:

[Signature Page to Tenax Member Lock-Up Agreement]

ACCEPTED AND AGREED:

AIR INDUSTRIES GROUP

By:
Name:
Title:

[Signature Page to Tenax Member Lock-Up Agreement]

EXHIBIT D

AIR Accounting Principles

[See attached]

D- 1

AIR Accounting Principles

1.	The calculations of AIR Cash and AIR Net Indebtedness (the “Calculations”) shall be prepared in accordance with GAAP, and only to the extent consistent with GAAP, methodologies, practices, principles, policies, categorizations, classifications and estimates applied as used by AIR in the preparation of its consolidated balance sheet as of September 30, 2025 (the “Latest Balance Sheet”).

2.	The Calculations shall be prepared on the basis that AIR is a going concern and shall exclude (a) the effect of the change of control or ownership of AIR resulting from the Transactions, (b) the effects of any post-Closing reorganizations of AIR or its Affiliates, (c) any post-Closing financing undertaken by AIR or its Affiliates or at the direction of AIR or its Affiliates and (d) changes in assets or liabilities as a result of purchase accounting adjustments resulting from the Transactions.

3.	No item shall be excluded from the Calculations solely on the grounds of materiality.

4.	Any intercompany balances shall be reconciled and eliminated. Any unreconciled balances (assets or liabilities) shall be written off.

5.	Subject to any other paragraph of these AIR Accounting Principles, where an accrual, provision, reserve or liability was made or included in the Latest Balance Sheet in relation to any matter or series of related matters, no decrease shall be made to such amount in the calculation of AIR Net Indebtedness unless and to the extent that since September 30, 2025, the specific obligation was paid, the service was performed, a corresponding asset was sold, collected or written off or changes have occurred with respect to the specific facts or circumstances underlying such accrual, provision, reserve or liability. Notwithstanding the foregoing, no decrease shall be made to such amount of accrual, provision, reserve or liability if such changes with respect to such specific facts or circumstances relate to actions taken by AIR outside of the ordinary course of business consistent with past practice.

6.	Subject to any other paragraph of these AIR Accounting Principles, in calculating AIR Net Indebtedness, there shall be no change in the classification of any component of AIR Net Indebtedness from the classification of such component in the Latest Balance Sheet (in each case, other than any such changes resulting solely from the passage of time).

7.	AIR Net Indebtedness shall be based solely on facts and circumstances as they exist as of the relevant date of determination in accordance with FASB Accounting Standards Codification Topic 855, Subsequent Events.

8.	The Calculations shall include a full accrual through the relevant date of determination in respect of unpaid salaries, wages, commissions, benefits and bonuses, including with respect to any unused holiday or paid time off, in each instance, whether current or non-current and including all applicable Taxes.

D- 2

EXHIBIT E

Form of Limited Liability Company Agreement of the Surviving Company

[See attached]

[FORM OF]

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

TENAX AEROSPACE ACQUISITION, LLC

This Third Amended and Restated Limited Liability Company Agreement (the “Agreement”) of Tenax Aerospace Acquisition, LLC (the “Company”) is entered into by Air Industries Group, a Nevada Corporation (the “Member”), and amends and restates in its entirety the Second Amended and Restated Limited Liability Company Agreement of the Company, effective as of January 7, 2026 (the “Original Agreement”).

Pursuant to that certain Agreement and Plan of Merger, dated as of February 16, 2026, by and among the Company and the Member, among others, the Member was admitted as the sole member of the Company and the other members of the Company immediately prior to such closing ceased to be members of the Company, and the Company was continued without dissolution in accordance with the terms of the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.) (the “Act”).

Accordingly, the Member hereby agrees to amend and restate the Original Agreement as follows:

1. Name; Formation. The name of the Company shall be Tenax Aerospace Acquisition, LLC, or such other name as the Member may from time to time hereafter designate through filing an appropriate name amendment with the Secretary of State of the State of Delaware. The Company was originally formed as a Delaware limited liability company on August 25, 2017, by the filing of a Certificate of Formation (the “Certificate”) with the Secretary of State of the State of Delaware pursuant to the Act.

2. Purpose. The purpose of the Company shall be to engage in any lawful business that may be engaged in by a limited liability company organized under the Act, as such business activities may be determined by the Member from time to time.

3. Registered Agent and Office. The registered agent for service of process is, and the mailing address for the registered office of the Company in the State of Delaware is in care of: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. Such agent and such office may be changed from time to time by the Member.

4. Term. The term of the Company shall continue perpetually unless the Company is dissolved pursuant to Section 8.

5. Member. The Member shall own all limited liability company interests in the Company and shall be the sole member of the Company. The business address of the Member of the Company is set forth on Schedule I attached hereto, as the same may be amended from time to time.

6. Management of the Company.

A. The Company shall be member-managed by the Member. The Member shall have the sole right to manage the business of the Company and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company.

B. The Member may appoint a President, Chief Executive Officer, Chief Financial Officer, Senior Vice President, Vice Presidents, Secretary, Treasurer, Assistant Secretary and Assistant Treasurer (the persons appointed to such positions from time to time, the “Officers”) and/or such other management personnel to such terms and to perform such functions as the Member shall determine in its discretion. The Member may appoint, employ or otherwise contract with such other persons or entities for the transaction of the business of the Company or the performance of services for or on behalf of the Company as it shall determine in its discretion. The Member may delegate to any such Officer, person or entity such authority to act on behalf of the Company as the Member may from time to time deem appropriate in its discretion.

C. When the taking of such action has been authorized by the Member, any Officer of the Company or any other person specifically authorized by the Member may execute any contract or other agreement or document on behalf of the Company and may execute and file on behalf of the Company with the Secretary of State of the State of Delaware any certificates of amendment to the Certificate, one or more restated certificates of formation and certificates of merger or consolidation and, upon the dissolution and completion of winding up of the Company or as otherwise provided in the Act, a certificate of cancellation canceling the Certificate. All matters of the Company shall be determined by the Member. Any action required or permitted to be taken by the Member at a meeting may be taken without a meeting. The Member may adopt such other procedures governing meetings and the conduct of business as it shall deem appropriate.

7. Distribution and Allocations.

A. Distributions. Distributions of cash or other assets of the Company shall be made at such times and in such amounts as the Member may determine. All distributions shall be made to the Member.

B. Allocations of Profits or Losses. Except as may be required by the Internal Revenue Code of 1986, as amended, each item of income, gain, profit, loss, deduction or credit to the Company shall be allocated to the Member.

8. Dissolution. The Company shall be dissolved and its affairs wound up and terminated upon the first to occur of the following:

A. the determination of the Member to dissolve the Company; or

B. the occurrence of any event causing a dissolution of the Company under the Act.

9. Limitation on Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being the Member. The failure of a limited liability company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Member for liabilities of the limited liability company.

10. Corporate Opportunities. The Company waives any and all requirements that the Member bring all investment or business opportunities to the Company of which the Member becomes aware and which are competitive with the business. The Company and the Member agree that the Member may pursue or consummate (directly or indirectly) any such opportunities. This Section 10 shall not in any way affect, limit or modify any liabilities, obligations, duties or responsibilities of any person or entity under any employment agreement, consulting agreement, confidentiality agreement, noncompete agreement, nonsolicit agreement or any similar agreement with the Company.

11. Limitation of Duties; Conflict of Interest. Notwithstanding anything in this Agreement to the contrary, the Member shall not have any duty (including fiduciary duty), or any liability for a breach of duty (including fiduciary duty), to the Company; provided that the foregoing shall not limit or eliminate liability for any act or omission that constitutes a bad faith violation of any applicable implied contractual covenant of good faith and fair dealing.

12. Indemnification.

A. General Rule. To the fullest extent permitted by law, the Company shall indemnify an “indemnified representative” (as defined below) against any liability incurred in connection with any proceeding in which the indemnified representative may be involved as a party or otherwise by reason of the fact that such person is or was serving in an “indemnified capacity” (as defined below), including liabilities resulting from any actual or alleged breach or neglect of duty, error, misstatement or misleading statement or act giving rise to strict products liability; provided, however, that any indemnity under this Section 12 shall be provided out of and to the extent of the Company’s assets only, and the Member shall not have any personal liability on account thereof; provided further that no indemnity shall be payable hereunder against any liability incurred by such indemnified representative by reason of any action or omission that constitutes fraud, willful misconduct or gross negligence or for which a corporation, incorporated under the General Corporations Law of the State of Delaware, would not be permitted under applicable law to indemnify. If an indemnified representative is entitled to indemnification in respect of a portion, but not all, of any liabilities to which such indemnified representative may be subject, the Company shall indemnify such indemnified representative to the maximum extent legally permissible for such liabilities. The termination of a proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the indemnified representative is not entitled to indemnification under this Section 12.

B. Definitions. For purposes of this Section 12:

i.	“indemnified capacity” means any and all past, present and future actions or inactions by an indemnified representative in one or more capacities as a member, manager, director, observer, officer or agent of the Company, or, at the request of the Company, as a member, manager, director, officer, employee, agent, fiduciary or trustee of another limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise;

ii.	“indemnified representative” means the Member, any and all other members (and any and all officers, directors and employees of the Member or such other members), managers and officers of the Company, and any other person designated as an indemnified representative by a member (which may, but need not, include any person serving, at the request of the Company, as a member, manager, officer, employee, agent, fiduciary or trustee of another limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise)

iii.	“liability” means any damage, judgment, amount paid in settlement, fine, penalty, punitive damages, excise tax assessed with respect to any employee benefit plan or cost or expense of any nature (including attorneys’ fees and disbursements)

iv.	“proceeding” means any threatened, pending or completed action, suit, appeal or other proceeding of any nature, whether civil, criminal, administrative or investigative, whether formal or informal, and whether brought by or in the right of the Company, the Member or otherwise.

C. Advancing Expenses. To the fullest extent permitted by law, the Company may pay the expenses (including attorneys’ fees and disbursements) incurred in good faith by an indemnified representative in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of the indemnified representative to repay the amount if it is ultimately determined that such person is not entitled to be indemnified by the Company pursuant to this Section 12.

D. Securing of Indemnification Obligations. To further effect, satisfy or secure the indemnification obligations provided in this Section 12 or otherwise, the Company may maintain insurance, obtain a letter of credit, act as self-insurer, create a reserve, trust, escrow, cash collateral or other fund or account, enter into indemnification agreements, pledge or grant a security interest in any assets or properties of the Company or use any other mechanism or arrangement whatsoever in such amounts, at such costs and upon such other terms and conditions as the Member shall deem appropriate.

E. Scope of Section. The rights granted by this Section 12 shall not be deemed exclusive of any other rights to which those seeking indemnification, contribution or advancement of expenses may be entitled under any statute, agreement, by approval of the Member or otherwise, both as to action in an indemnified capacity and as to action in any other capacity. The indemnification, contribution and advancement of expenses provided by or granted pursuant to this Section 12 shall continue as to a person who has ceased to be an indemnified representative in respect of matters arising prior to such time, and shall inure to the benefit of the successors, heirs, executors, administrators and personal representatives of such a person.

13. Amendments. This Agreement may be amended only upon the written consent of the Member.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

15. Singular; Plural; Gender. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter.

16. Entire Agreement. This Agreement embodies the complete agreement and understanding among the parties hereto and supersedes and preempts any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.

AIR INDUSTRIES GROUP

By:
Name:
Title:

[Signature Page to LLC Agreement]

Schedule I

Air Industries Group
1460 Fifth Avenue
Bay Shore, New York 11706

EXHIBIT F

Form of AIR Charter Amendment

[See attached]

F- 1

PROPOSED AMENDMENTS TO THE

ARTICLES OF INCORPORATION OF

AIR INDUSTRIES GROUP

1.	The first paragraph of Article 3 of the Articles of Incorporation is hereby amended to read in its entirety as follows:

“The Corporation shall be authorized to issue 203,000,000 shares of capital stock, of which 200,000,000 shares shall be shares of common stock, $0.001 par value per share (“Common Stock”), and 3,000,000 shares shall be shares of preferred stock, $0.001 par value per share (“Preferred Stock”).”

Except as and to the extent set forth above, the other provisions of Article 3 are unchanged.

2.	A new Article 14 is hereby added after Article 13 of the Articles of Incorporation, which new Article 14 shall read in its entirety as follows:

“14. Action by Written Consent of the Stockholders:

Subject to the rights of the holders of any series of Preferred Stock:

(a)	at any time while Majority Ownership (as defined below) exists, any action required or permitted to be taken by the stockholders of the Corporation at any special or annual meeting of stockholders may be taken (without a meeting and without notice or a vote) if, before or after the action, written consent to such action is signed by stockholders holding at least such voting power as would be necessary to authorize or take such action at a meeting at which all shares of stock entitled to vote on such action were present and voted; and

(b)	at any time while Majority Ownership does not exist, any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders and may not be taken by written consent.

For purposes of this Article 14:

“control” (including with correlative meanings, “controlled by” and “under common control with”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to be controlled by another Person if such other Person possesses, directly or indirectly, power (a) to vote 50% or more of the securities having ordinary voting power for the election of directors, managers, managing general partners or the equivalent, or (b) to direct or cause direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise.

“Controlled Affiliates” means (x) as to Thomas Foley or Taran Bakker, (i) any trust primarily for the benefit of such Person’s spouse and/or lineal descendants (each, a “Family Trust”), (ii) any Person that is a subsidiary of a Family Trust or (iii) such Person’s estate; and (y) as to any Person, any other Person that directly or indirectly is in control of, is controlled by or is under common control with such Person.

“Majority Ownership” means that The NTC Group, Inc., Thomas Foley and Taran Bakker and their respective Controlled Affiliates, collectively, beneficially own at least a majority of the voting power of the issued and outstanding shares of Common Stock.

“Person” means and includes any natural person, corporation, limited partnership, general partnership, limited liability company, limited liability partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity.”

*      *     *       *

F- 2

EXHIBIT G

Terms and Conditions of the Tender Offer

The Tender Offer will not be conditioned on any minimum number of shares being tendered.

Notwithstanding any other provision of the Tender Offer, AIR will not be required to accept, and Tenax will not be required to pay for any shares tendered, and may terminate or amend the Tender Offer or may postpone the acceptance for payment of, or the payment for (as applicable), shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after the commencement of the Tender Offer and before or at the expiration time of the Tender Offer, any of the following events occur (or shall have been reasonably determined by AIR or Tenax (as applicable) to have occurred):

a)	there shall have been enacted, issued or promulgated any law or order by any government or governmental, regulatory or administrative agency, authority or tribunal of competent and applicable jurisdiction that:

i.	makes illegal, or which has the effect of prohibiting or otherwise preventing, the making of the Tender Offer or the acquisition by AIR of some or all of the shares pursuant to the Tender Offer; or

ii.	makes illegal the payment by Tenax of some or all of the shares pursuant to the Tender Offer or has the effect of prohibiting or preventing AIR’s ability to accept for payment, or Tenax’s ability to pay for, some or all of the shares;

b)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

c)	any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been enacted, entered, promulgated or enforced in respect of the Tender Offer or AIR or any of its Subsidiaries by any court, government or governmental agency or other regulatory or administrative authority of competent and applicable jurisdiction, domestic or foreign, which prevents or prohibits the consummation of the Tender Offer; or

d)	AIR shall have determined in good faith and upon the advice of counsel that the consummation of the Tender Offer and the purchase of the shares may cause the shares to be delisted from the NYSE American.

G-1

EXHIBIT H

Redemption Rights Agreement Term Sheet

[See attached]

H- 1

Registration Rights Agreement Term Sheet

Set forth below is a summary of the material terms and conditions to be included in the definitive redemption rights agreement (the “Registration Rights Agreement”) by and among Air Industries Group, a Nevada corporation (“AIR”), the Tenax Members and the Tenax Warrantholders.

Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement and Plan of Merger date as of February 16, 2026, between AIR, Tenax Aerospace Acquisition, LLC, a Delaware limited liability company (“Tenax”), and Transitory Air Sub LLC, a Delaware limited liability company.

Term	Description
Registrable Securities	“Registrable Securities” means (i) shares of AIR Common Stock held by the Tenax Members immediately following the Closing and (ii) shares of AIR Common Stock issuable to the Tenax Warrantholders pursuant to the Warrants, in each case until such shares have been sold pursuant to Rule 144 of the Securities Act (other than in a privately negotiated sale).

Shelf Registration	AIR will use reasonable best efforts to (i) put up a shelf registration statement within 180 days of the Closing Date and (ii) cause the shelf registration statement to be continuously effective and useable until the time the Tenax Members and the Tenax Warrantholders no longer hold any Registrable Securities.

Demand Rights	Either of Thomas Foley or Taran Bakker (together with their respective controlled Affiliates holding Registrable Securities, the “Key Holders”) will be entitled to demand an unlimited number of shelf takedowns; provided that AIR will not be obligated to conduct more than one underwritten takedown in any 90-day period. Each underwritten takedown request must be for anticipated proceeds of at least $40,000,000, unless a lesser amount is then held by such Key Holder.

Piggyback Rights	If AIR registers additional shares of AIR Common Stock for sale to the public following the Closing, including pursuant to a shelf takedown request by a Key Holder, AIR will be required to notify the Tenax Members and the Tenax Warrantholders within 3 Business Days of receiving such registration request and, subject to customary limitations and conditions, include in such registration for sale to the public any Registrable Securities requested to be included by any other Tenax Member or Tenax Warrantholder within 3 Business Days of receiving notice from AIR.

Blackout Periods	Registration rights will be subject to customary blackout periods, which may be exercised one time in any twelve-month period, for a period of up to 90 days, during which AIR will have the right to delay a demand for registration if the registration would have a material adverse effect on AIR or any transaction contemplated by AIR.

Cutback Provisions	Registration rights will be subject to a customary underwriter “cutback” provision that will permit the underwriters to reduce the number of shares to be sold in an offering on a pro rata basis if required for marketing reasons.

Expenses	Registration, filing and other customary offering expenses will be paid by AIR. All underwriting discounts and commissions relating to the Registrable Securities will be paid by the seller of the Registrable Securities.

Indemnification	AIR will indemnify the Tenax Members and the Tenax Warrantholders against certain liabilities that may arise under the securities laws, except for liabilities that may arise as a result of information furnished to AIR by a Tenax Member or Tenax Warrantholder expressly for use in a registration statement.

Lock-Up Provisions	Tenax Members and Tenax Warrantholders will be subject to a lock-up of up to 90 days in connection with each underwritten offering, or such shorter period as may be requested by the underwriters.

Selection of Underwriters	The holders of a majority of the Registrable Securities to be included in any underwritten offering will have the right to select the managing underwriter(s) for such offering so long as such underwriter(s) are reasonably acceptable to AIR.

Termination	The agreement will terminate as to each Tenax Member and Tenax Warrantholder when it no longer holds any Registrable Securities (other than certain provisions relating to indemnification and expenses).

Permitted Transferees	The rights of the Tenax Members and the Tenax Warrantholders under the Registration Rights Agreement will inure to the benefit of their respective permitted transferees (to be customarily defined).

H- 2

EXHIBIT I

Registration Rights Agreement Term Sheet

[See attached]

I- 1

Redemption Rights Agreement Term Sheet

Set forth below is a summary of the material terms and conditions to be included in the definitive redemption rights agreement (the “Redemption Rights Agreement”) between Air Industries Group, a Nevada corporation (“AIR”), and the Rights Agent (as defined below).

Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement and Plan of Merger date as of February 16, 2026, between AIR, Tenax Aerospace Acquisition, LLC, a Delaware limited liability company (“Tenax”), and Transitory Air Sub LLC, a Delaware limited liability company.

Term	Description

Redemption Rights	AIR will grant to each AIR Stockholder as of the Business Day prior to the Closing (i.e., excluding legacy Tenax Members) a right to require AIR to purchase all or a portion of such AIR Stockholder’s shares of AIR Common Stock for cash. The Redemption Rights will be granted to such AIR Stockholders by means of a dividend declared by the AIR Board immediately prior to the Closing, with each AIR Stockholder receiving one Redemption Right for each share of AIR Common Stock held as of the Business Day prior to the Closing.

Redemption Period	AIR Stockholders may exercise their Redemption Rights during the 10 trading days following the first anniversary of the Closing. Any Redemption Rights not exercised prior to the expiration of the Redemption Period shall automatically terminate and be of no further force or effect.

Redemption Price	The Redemption Price will be 107.3% of the Debt Adjusted AIR Share Price.

Conditions to Exercise	The ability for AIR Stockholders to exercise their Redemption Rights shall be subject to the following conditions:

● Such AIR Stockholder must have been an AIR Stockholder as of the Business Day prior to the Closing;

● Such AIR Stockholder must have remained an AIR Stockholder with respect to the shares of AIR Common Stock to be redeemed from the Business Day prior to the Closing until the Redemption Period (i.e., cannot have sold and repurchased such shares); and

● During the 20 trading days prior to the first anniversary of the Closing, the volume weighted average price of AIR Common Stock must have been lower than the Redemption Price, rounded to the nearest cent.

Exercise Procedure	To exercise a Redemption Right, an AIR Stockholder must deliver to AIR a written notice specifying the number of shares of AIR Common Stock to be redeemed and certifying its satisfaction of the conditions to exercise, together with the certificates (if any) representing such shares, duly endorsed for transfer to AIR.

Payment	AIR will pay the aggregate Redemption Price to the exercising AIR Stockholder within five Business Days following AIR’s receipt of a valid exercise notice and the applicable share certificates.

No Registration	The Redemption Rights will be granted to AIR Stockholders by means of a dividend immediately prior to the Closing. The Redemption Rights are intended to be distributed in a manner that does not require registration under the Securities Act.

Non-Transferability	The Redemption Rights may not be sold, assigned or transferred, in whole or in part, in any manner.

Rights Agent	AIR will appoint a rights agent mutually agreeable to AIR and Tenax. The Rights Agent will facilitate the exercise of the Redemption Rights by qualifying AIR Stockholders.

Expenses	AIR will reimburse the Rights Agent for its out-of-pocket fees and expenses incurred in connection with the execution of the Redemption Rights Agreement and the AIR Stockholders’ exercise of the Redemption Rights.

Documentation	The parties will negotiate and execute the Redemption Rights Agreement reflecting the terms and conditions set forth herein and such other customary terms and conditions as are not inconsistent herewith and as are mutually agreed upon by AIR, Tenax and the Rights Agent.

Governing Law; Jurisdiction; Jury Trial Waiver	Delaware law; provided, however, that any claims regarding the corporate governance of AIR (including claims of breach of fiduciary duty) will be governed by Nevada law. Exclusive jurisdiction in the Delaware Court of Chancery, or, if unavailable, another court of competent jurisdiction in Delaware. Waiver of jury trial.

I- 2

ANNEX B

1675 Capital One Drive, Suite 1200
McLean, VA 22102
P 703.442.1400 F 703.442.1498
www.kippsdesanto.com

February 17, 2026

The Board of Directors

Air Industries Group

1460 Fifth Avenue

Bay Shore, NY 11706

Ladies and Gentlemen:

We understand that Air Industries Group (the “Company”), proposes to enter into an Agreement and Plan of Merger, dated as of February 16, 2026 (the “Agreement”), with Tenax Aerospace Acquisition, LLC (“Tenax”) and Transitory Air Sub LLC, a wholly owned subsidiary of the Company (the “Merger Sub”). Pursuant to the Agreement, the Merger Sub will merge with and into Tenax, with Tenax being the surviving corporation as a wholly owned subsidiary of the Company (the “Merger”). As a result of the Merger, the membership units of Tenax will be converted into the right to receive 94,400,000 shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”), subject to adjustments pursuant to Section 3.03 of the Agreement, as to which adjustments we express no opinion (the “Adjustment Qualification”). Following the closing of the Merger, the Company will commence a cash tender offer (the “Tender Offer”) to acquire up to 1,000,000 shares of Company Common Stock at $4.10 per share, subject to the Adjustment Qualification. In addition, pursuant to the Agreement, the Company and a rights agent mutually agreeable to the Company and Tenax will enter into a Redemption Rights Agreement (the “Redemption Rights Agreement”), reflecting the terms and conditions set forth on Exhibit G of the Agreement, pursuant to which the holders of Company Common Stock as of the business day prior to the closing of the Merger will be granted the right to cause the Company to redeem their shares of Company Common Stock for $4.18 per share in cash (subject to the Adjustment Qualification), payable during a specified period following the first anniversary of the closing of the Merger (such $4.18 price per share, the “Redemption Price”) if during the 20 trading days prior to the first anniversary of the closing of the Merger the volume weighted average price of the shares of Company Common Stock is lower than $4.18, subject to the Adjustment Qualification (the “Redemption” and together with the Merger, the Tender Offer and the other transactions contemplated by the Agreement, the “Transaction”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

The Board of Directors has asked us whether, in our opinion, the Redemption Price is fair, from a financial point of view, to the holders of the Company Common Stock.

The Board of Directors

Air Industries Group

In connection with rendering our opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including publicly available research analysts’ estimates;

(ii)	reviewed certain internal projected financial data relating to the Company prepared and furnished to us by management of the Company, each as approved for our use by the Company (the “Forecasts”);

(iii)	discussed with management of the Company their assessment of the past and current operations of the Company, the current financial condition and prospects of the Company, and the Forecasts;

(iv)	reviewed the reported prices and the historical trading activity of the Company Common Stock;

(v)	compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

(vi)	compared the financial performance of the Company and the valuation multiples relating to the Redemption Price with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant;

(vii)	reviewed the financial terms and conditions of a draft, dated as of February 16, 2026, of the Agreement, including Exhibit G; and

(viii)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information), and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts, we have assumed with your consent that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company and the other matters covered thereby. We express no view as to the Forecasts or the assumptions on which they are based.

The Board of Directors

Air Industries Group

For purposes of our analysis and opinion, we have assumed, in all respects material to our analysis, that the final executed Agreement will not differ from the draft Agreement reviewed by us, that the final executed Redemption Rights Agreement will not differ from the draft terms and conditions set forth on Exhibit G of the Agreement reviewed by us, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and Redemption Rights Agreement and that all conditions to the consummation of the Transaction, including the Redemption, will be satisfied without waiver or modification thereof. We have further assumed, in all respects material to our analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Transaction, including the Redemption, will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Transaction, including the Redemption, or reduce the contemplated benefits of the Transaction, including the Redemption, to the holders of the Company Common Stock.

We have not conducted a physical inspection of the properties or facilities of the Company and have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company, nor have we been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of the Company Common Stock, from a financial point of view, of the Redemption Price. We do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company, the fairness of the consideration to be paid or payable by the Company to the holders of membership units of Tenax or to be paid or payable by the Company in the Tender Offer, nor the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Redemption Price or otherwise. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Redemption Rights Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any term or aspect of any other agreement or instrument contemplated by the Agreement or the Redemption Rights Agreement or entered into or amended in connection with the Agreement or the Redemption Rights Agreement. Our opinion does not address the relative merits of the Transaction, including the Redemption, as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Transaction, including the Redemption. Our opinion does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Transaction, including the Redemption, including as to how any holder of shares of the Company Common Stock should vote or act in respect of the Transaction, including the Redemption. We are not expressing any opinion as to the prices at which shares of Company Common Stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company or the Transaction, including the Redemption, or as to the impact of the Transaction, including the Redemption, on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

The Board of Directors

Air Industries Group

We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Transaction. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. During the two year period prior to the date hereof, KippsDeSanto & Co. and its affiliates have not been engaged to provide financial advisory or other services to the Company and we have not received any compensation from the Company during such period. In addition, during the two year period prior to the date hereof, KippsDeSanto & Co. and its affiliates have not been engaged to provide financial advisory or other services to Tenax and we have not received any compensation from Tenax during such period. We may provide financial advisory or other services to the Company and Tenax in the future, and in connection with any such services we may receive compensation.

KippsDeSanto & Co. and its affiliates engage in a wide range of activities for our and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, KippsDeSanto & Co. and its affiliates and/or our or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Company, Tenax, potential parties to the Transaction and/or any of their respective affiliates or persons that are competitors, customers or suppliers of the Company or Tenax.

Our financial advisory services and this opinion are provided for the information and benefit of the Board of Directors (in its capacity as such) in connection with its evaluation of the proposed Merger. The issuance of this opinion has been approved by an Opinion Committee of KippsDeSanto & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Redemption Price is fair, from a financial point of view, to the holders of the Company Common Stock.

Very truly yours,

KippsDeSanto & Co.

By:	/s/ KippsDeSanto & Co.

ANNEX C

REDEMPTION RIGHTS AGREEMENT

by and between

Air Industries Group

and

Broadridge Corporate Issuer Solutions, LLC,

as Rights Agent

Dated as of [*], 2026

Exhibits

Exhibit A	Summary of Rights to Redeem Common Stock
Exhibit B	Form of Rights Certificate
Exhibit C	Form of Notice of Redemption

Annex C - i

REDEMPTION RIGHTS AGREEMENT

This REDEMPTION RIGHTS AGREEMENT, dated as of [*], 2026 (this “Agreement”), is by and between Air Industries Group, a Nevada corporation (the “Company”), and Broadridge Corporate Issuer Solutions, LLC, a Pennsylvania limited liability company, as rights agent (the “Rights Agent”).

W I T N E S S E T H:

WHEREAS, on February 16, 2026, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Tenax Aerospace Acquisition, LLC, a Delaware limited liability company (“Tenax”), and Transitory Air Sub LLC, a Delaware limited liability company (“Merger Sub”), pursuant to which the Company, Tenax and Merger Sub agreed to enter into a business combination transaction pursuant to which Merger Sub will merge with and into Tenax, with Tenax surviving as a wholly-owned subsidiary of the Company (the “Merger”), in consideration for the issuance of shares of Company common stock, par value $0.001 per share (“Common Stock”), to the holders of membership units of Tenax;

WHEREAS, pursuant to the terms of the Merger Agreement, the Company agreed to enter into a redemption rights agreement with the Rights Agent, pursuant to which beneficial owners of Common Stock as of the close of business on the business day immediately preceding the closing of the Merger (such beneficial owners, the “Existing Stockholders”), will have the right, subject to the satisfaction of certain conditions, to cause the Company to redeem their shares of Common Stock for an amount in cash equal to [*]1 following the first anniversary of the closing of the Merger; and

WHEREAS, on [*], 2026, the board of directors of the Company (the “Board”) authorized and declared a dividend, to be distributed to the Existing Stockholders on [*], 2026 (the “Rights Distribution Date”), of one right for each share of Common Stock owned as of the close of business on the trading day immediately preceding the closing of the Merger, pursuant to which an Existing Stockholder may, during the period specified in this Agreement, require the Company to purchase such share of Common Stock for an amount in cash equal to the applicable redemption price, on the terms and subject to the conditions set forth in the relevant rights certificate issued hereunder and this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1. Certain Definitions.

For purposes of this Agreement, the following terms have the meanings indicated:

“Affiliate” of a Person shall mean a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Anniversary Date” shall mean the first anniversary of the Closing.

“Board” shall have the meaning set forth in the recitals to this Agreement.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Charter” shall mean the Company’s Amended and Restated Articles of Incorporation, as amended, as the same may be further amended or amended and restated from time to time.

[1]	To be filled in at Closing, based on the calculation of 107.3% of the Debt Adjusted AIR Share Price (as defined in the Merger Agreement).

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“Close of Business” on any given date shall mean 5:00 P.M., New York City time, on such date; provided, however, that if such date is not a Business Day, “Close of Business” shall mean 5:00 P.M., New York City time, on the next succeeding Business Day.

“Closing” shall mean the closing of the Merger.

“Common Stock” shall have the meaning set forth in the recitals to this Agreement.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Act Regulations” shall mean the general rules and regulations promulgated under the Exchange Act.

“Existing Stockholders” shall have the meaning set forth in the recitals to this Agreement.

“Expiration Time” shall mean the Close of Business on the last day of the Redemption Period.

“Measurement Period” shall have the meaning set forth in Section 7(c).

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Merger Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Merger Sub” shall have the meaning set forth in the recitals to this Agreement.

“Notice of Redemption” shall have the meaning set forth in Section 8(a).

“Person” shall mean any individual, partnership, firm, corporation, limited liability company, association, trust, limited liability partnership, joint venture, unincorporated organization or other entity, including (i) any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act and any group under Rule 13d-5(b) of the Exchange Act Regulations and (ii) any successor (by merger or otherwise) of such entity.

“Record Date” shall mean the Trading Day immediately preceding the date of Closing.

“Redemption Period” shall mean the ten consecutive Trading Days commencing on the Trading Day immediately following the Anniversary Date.

“Redemption Price” shall have the meaning set forth in Section 7(b).

“Right” shall mean the right of an Existing Stockholder, during the Redemption Period, to require the Company to purchase a Subject Share for an amount in cash equal to the Redemption Price, on the terms and subject to the conditions set forth in the relevant Rights Certificate and this Agreement.

“Rights Agent” shall have the meaning set forth in the preamble to this Agreement.

“Rights Certificates” shall have the meaning set forth in Section 3(b).

“Rights Distribution Date” shall have the meaning set forth in the recitals to this Agreement.

“Securities Act” shall have the meaning set forth in Section 29.

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“Subject Shares” shall mean each share of Common Stock beneficially owned by each Existing Stockholder as of the Close of Business on the Record Date and continuously owned by such Existing Stockholder until the exercise of the Right with respect thereto.

“Subsidiary” of any specified Person shall mean an Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries.

“Tenax” shall have the meaning set forth in the recitals to this Agreement.

“Trading Day” shall mean a day on which the principal national securities exchange on which shares of an issuer’s common stock (or other security) are listed or admitted to trading is open for the transaction of business or, if such shares of common stock (or other security) are not listed or admitted to trading on any national securities exchange, a Business Day.

“VWAP” shall mean the volume weighted average per-share price (as reported by Bloomberg), rounded to the nearest cent, of Common Stock on the principal national securities exchange on which shares of Common Stock are listed or admitted to trading.

Section 2. Appointment of Rights Agent.

The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the terms and conditions of this Agreement, and the Rights Agent hereby accepts such appointment. The Rights Agent represents and warrants to the Company that it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and that it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and that this Agreement has been duly authorized, executed and delivered by the Rights Agent and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

Section 3. Issuance of the Rights.

(a) Until certificates evidencing the Rights are distributed to Existing Stockholders, the Rights shall be evidenced by the certificates for shares of Common Stock registered in the names of the Existing Stockholders (or, in the case of uncertificated shares of Common Stock, by the book-entry account that evidences record ownership of such shares) (which certificates or book entries for Common Stock shall be deemed also to be certificates or book entries for Rights), and not by separate certificates (or book entries), and registered holders of such shares of Common Stock shall also be the registered holders of the associated Rights. As of and after the Rights Distribution Date, the Rights shall be evidenced solely by the Rights Certificates.

(b) The Company shall promptly notify the Rights Agent of the Rights Distribution Date and request its transfer agent (if its transfer agent is not the Rights Agent) to give the Rights Agent a list of Existing Stockholders together with all other relevant information. Until such notice is received by the Rights Agent, the Rights Agent may presume conclusively for all purposes that the Rights Distribution Date has not occurred; provided, however, that, for the avoidance of doubt, the failure of the Company to timely deliver such notice shall not alter, amend or modify the rights, privileges and obligations of the Existing Stockholders. As soon as practicable after the Rights Agent is notified of the Rights Distribution Date and receives such information, the Rights Agent shall send by first-class, postage prepaid mail, to the last address of each holder of record of Common Stock as of the Close of Business on the Business Day immediately preceding the Closing as it appears on the records of the Company or its transfer agent or registrar for Common Stock, with instructions to each holder of record to deliver such notice to the applicable Existing Stockholder, one or more certificates (the “Rights Certificates”), evidencing one Right for each share of Common Stock owned as of the Close of Business on the Record Date.

(c) No Rights shall be issued in respect of shares of Common Stock that are issued (whether originally issued or from the Company’s treasury) after the Record Date.

(d) In the event the Company purchases or acquires any shares of Common Stock after the Record Date but prior to the Rights Distribution Date, any Rights associated with such shares shall be deemed cancelled and of no further effect.

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(e) The Rights and the Rights Certificates may not be sold, assigned or transferred, in whole or in part, in any manner. Any Right held by an Existing Stockholder shall automatically cease to exist upon any transfer, sale or assignment of beneficial ownership of the Subject Share to which such Right relates (it being understood that any administrative surrender of certificates for reissuance, consolidation or similar purposes that does not result in a change of beneficial ownership shall not cause such cessation).

(f) The Company shall make available, as promptly as practicable following the Rights Distribution Date, a copy of a Summary of Rights to Redeem Common Stock, in substantially the form attached as Exhibit A, to any Existing Stockholder who may request such information prior to the Expiration Time.

Section 4. Rights Certificates.

(a) The Rights Certificates shall be in substantially the form attached as Exhibit B and may have such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate (but which do not affect the rights, duties, liabilities or responsibilities of the Rights Agent) and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto, or to conform to customary usage. The Rights Certificates, whenever distributed, shall be dated as of the Record Date, and on their face shall entitle the holders thereof to require the Company to purchase the Subject Shares related thereto for an amount in cash equal to the Redemption Price during the Redemption Period.

(b) The Rights Certificates shall be executed on behalf of the Company by its Chief Executive Officer, President, Chief Financial Officer, Secretary or Treasurer, or any other authorized officer of the Company, either manually or by facsimile or other electronic signature. The Rights Certificates shall be countersigned manually or by facsimile or other electronic signature by the Rights Agent and shall not be valid for any purpose unless so countersigned. In case any authorized officer of the Company who shall have signed or attested any of the Rights Certificates shall cease to be an authorized officer of the Company before countersignature by the Rights Agent, such Rights Certificates may nevertheless be countersigned by the Rights Agent and issued and delivered with the same force and effect as though the Person who signed or attested such Rights Certificates had not ceased to be an authorized officer of the Company. In addition, any of the Rights Certificates may be signed or attested on behalf of the Company by any Person who, at the actual date of the execution of such Rights Certificate, is an authorized officer of the Company even if such Person was not an authorized officer of the Company at the date of the execution of this Agreement.

(c) Following the Rights Distribution Date, the Rights Agent shall keep or cause to be kept, at its principal office or offices designated as the appropriate place for surrender of Rights Certificates upon exercise, books for registration of the Rights Certificates issued hereunder. Such books shall show the names and addresses of the respective Existing Stockholders, the number of Rights evidenced on its face by each of the Rights Certificates held by each Existing Stockholder and the certificate number and the date of each of the Rights Certificates. The Rights Agent shall make such books available for inspection by the Company at any time during normal business hours upon reasonable prior written notice.

Section 5. Mutilated, Destroyed, Lost or Stolen Rights Certificates.

Upon receipt by the Company and the Rights Agent of (a) evidence reasonably satisfactory to the Company and the Rights Agent of the loss, theft, destruction or mutilation of a valid Rights Certificate, (b) (i) in the case of mutilation, the Rights Certificate or (ii) in the case of loss, theft or destruction, indemnity or security reasonably satisfactory to the Company and the Rights Agent and (c) reimbursement to the Company and the Rights Agent of all reasonable expenses incidental thereto, and, in the case of mutilation, upon cancellation of the Rights Certificate so surrendered, the Company shall prepare, execute and deliver a new Rights Certificate of like tenor to the Rights Agent for countersignature and delivery to the registered owner in lieu of the Rights Certificate so lost, stolen, destroyed or mutilated.

Annex C - 4

Section 6. Cancellation and Destruction of Rights Certificates.

All Rights Certificates surrendered for the purpose of exercise shall, if surrendered to the Company or any of its agents, be delivered to the Rights Agent for cancellation or in cancelled form or, if surrendered to the Rights Agent, shall be cancelled by it, and no Rights Certificates shall be issued in lieu thereof, except as expressly permitted by this Agreement. The Company shall deliver to the Rights Agent for cancellation and retirement, and the Rights Agent shall so cancel and retire, any other Rights Certificates purchased or acquired by the Company otherwise than upon the exercise thereof. At the expense of the Company, the Rights Agent shall deliver all cancelled Rights Certificates to the Company or shall, at the written request of the Company, destroy or cause to be destroyed such cancelled Rights Certificates, and in such case shall deliver a certificate of destruction thereof, executed by the Rights Agent, to the Company.

Section 7. Redemption Price; Measurement Period.

(a) Exercise of the Rights is subject to the following conditions:

(i)	such Existing Stockholder must have been a beneficial owner of shares of Common Stock as of the Close of Business on the Record Date;

(ii)	such Existing Stockholder must have remained continuously a beneficial owner of such shares of Common Stock to be redeemed from the Record Date until the expiration of the Redemption Period (i.e., such Existing Stockholder cannot have sold and repurchased such shares); and

(iii)	during the 20 Trading Days prior to the first anniversary of the Closing, the volume weighted average price per share of the Common Stock must have been lower than the Redemption Price, rounded to the nearest cent, as the same may have been adjusted pursuant to Section 12.

(b) The price that the Company shall pay to purchase each Subject Share duly submitted to the Rights Agent for redemption upon the exercise of a Right is, subject to adjustment as provided in Section 12, an amount in cash equal to $[*] per share (the “Redemption Price”), which is equal to [*]2, and shall be payable in accordance with Section 8(b).

(c) The Company shall give written notice to the Existing Stockholders of the VWAP for the 20 full Trading Days ending on (and including) the Trading Day immediately preceding the Anniversary Date (the “Measurement Period”) not later than the second Business Day after the end of the Measurement Period by mailing such notice to the last address of each holder of record of Common Stock as of the Close of Business on the Business Day immediately preceding the Closing as it appears upon the registry books of the Rights Agent and instructing each holder of record to deliver such notice to the applicable Existing Stockholder, and (i) if the VWAP for the Measurement Period, rounded to the nearest cent, was lower than the Redemption Price (as the same may be amended from time to time in accordance with the provisions hereof), such notice shall confirm that the Rights may be exercised prior to the Expiration Time, or (ii) if the VWAP for the Measurement Period was equal to or in excess of the Redemption Price, such notice shall state that the Rights may not be exercised and have expired and that the Company has terminated this Agreement.

(d) No later than the Trading Day immediately following the Anniversary Date, the Company shall issue a press release and file a Current Report on Form 8-K reporting the VWAP for the Measurement Period, stating whether the VWAP for the Measurement Period, rounded to the nearest cent, was lower than the Redemption Price and, if so, instructing Existing Stockholders as to the procedure for exercising their Rights in accordance with Section 8.

(e) If, prior to the Anniversary Date, the Common Stock ceases to be listed on a national securities exchange or quoted on over-the-counter markets, so that Existing Stockholders and the Company cannot readily determine the VWAP for the Measurement Period, an Existing Stockholder may exercise the Rights associated with such Existing Stockholder’s Subject Shares and receive the Redemption Price for such Subject Shares.

[2]	To be filled in at Closing, based on the calculation of 107.3% of the Debt Adjusted AIR Share Price (as defined in the Merger Agreement).

Annex C - 5

Section 8. Exercise of Rights.

(a) An Existing Stockholder may exercise the Rights evidenced by its Rights Certificate (except as otherwise provided herein, including the restrictions on exercisability set forth in Section 7) in whole or in part at any time during the Redemption Period upon delivery to the Rights Agent and the Company a Notice of Redemption in the form annexed hereto as Exhibit C (the “Notice of Redemption”), properly completed and duly executed, together with the surrender of such Rights Certificate and the certificates representing the Subject Shares to be redeemed (to the extent such Subject Shares are certificated) duly endorsed for transfer to the Company, and any other certifications or supporting information requested by the Company to be furnished by such Person to support that it is in fact an Existing Stockholder of such shares of Common Stock to be redeemed from the Record Date until the expiration of the Redemption Period in accordance with the provisions of this Agreement. Upon receipt of such Notice of Redemption and surrender of such certificates, the Company shall determine, in good faith, whether the exercise otherwise complies with the other terms and conditions of this Agreement. If the Company determines in good faith that the proposed exercise does not comply with the other terms and conditions of this Agreement, the Company shall provide the Rights Agent with written notice of such determination, which notice shall include, in reasonable detail, the rationale for such determination, including which provisions of this Agreement the proposed exercise does not comply. The Rights Agent and the Company shall advise the Existing Stockholders who timely submit a Notice of Redemption of any defects in the documentation delivered with the Notice of Redemption and grant such Existing Stockholders a period of three (3) Business Days following delivery of notice of such defects to cure such defects, provided that in no event shall such cure period extend beyond the Expiration Time.

(b) Not later than the Business Day immediately following the expiration of the Redemption Period, the Rights Agent shall provide the Company with a detailed list of the names of the Existing Stockholders who have submitted valid Notices of Redemption (including any defects cured in accordance with Section 8(a)) and the number of Subject Shares to be redeemed from such Existing Stockholders in accordance with such Notices of Redemption, together with copies thereof, and within two Business Days following receipt of such information, the Company shall deposit with the Rights Agent by wire transfer of immediately available funds an amount sufficient to pay the Redemption Price for all of the Subject Shares to be redeemed. The Rights Agent shall, subject to Section 14(k), thereupon cause an amount in cash representing the aggregate Redemption Price for the Subject Shares redeemed by each Existing Stockholder to be delivered to or upon the order of such Existing Stockholder not later than five Business Days after the Expiration Time. The payment of the Redemption Price for the Subject Shares redeemed shall be made via wire transfer of immediately available funds, ACH payment or check payable to the order of the Existing Stockholder who is the beneficial owner of the Subject Shares redeemed. Upon such payment, the Rights Agent shall cancel the certificates representing such Subject Shares or otherwise reflect the cancellation of such Subject Shares as were uncertificated at the time of redemption.

Section 9. Tax Compliance and Withholding.

The Company hereby authorizes the Rights Agent to deduct from all payments disbursed by the Rights Agent to the Existing Stockholders, if applicable, the tax required to be withheld pursuant to the Internal Revenue Code of 1986, as amended, or by any other applicable federal or state statutes in effect as of the date hereof or subsequently enacted, and to make the necessary returns and payments of such tax to the relevant taxing authority. The Company will provide withholding and reporting instructions in writing to the Rights Agent from time to time as relevant, and upon request of the Rights Agent. The Rights Agent shall have no responsibilities with respect to tax withholding, reporting or payment except as specifically instructed by the Company.

Section 10. Rights Holders.

Every holder of a Right, by accepting such Right, consents and agrees with the Company and the Rights Agent that:

(a) The Company and the Rights Agent may deem and treat the Existing Stockholder in whose name a Rights Certificate (or, prior to the Rights Distribution Date, any associated Common Stock certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Rights Certificates or any associated Common Stock certificates made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent shall be required to be affected by any notice to the contrary.

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(b) Notwithstanding anything in this Agreement to the contrary, neither the Company nor the Rights Agent shall have any liability to any Existing Stockholder or other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree, judgment or ruling (whether interlocutory or final) issued by a court of competent jurisdiction or by a governmental, regulatory, self-regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining performance of such obligation; provided, however, the Company shall use commercially reasonable efforts to have any such injunction, order, decree, judgment or ruling lifted or otherwise overturned as promptly as practicable.

Section 11. Rights of Action.

All rights of action in respect of this Agreement, other than rights of action vested in the Rights Agent pursuant to the terms of this Agreement, are vested in the respective Existing Stockholders holding the Rights Certificates, and any such Existing Stockholder, without the consent of the Rights Agent or of any other Existing Stockholder may, in such Existing Stockholder’s own behalf and for such Existing Stockholder’s own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company or any other Person to enforce, or otherwise act in respect of, such Existing Stockholder’s right to exercise the Rights evidenced by such Rights Certificate in the manner provided in such Rights Certificate and in this Agreement. Without limiting the foregoing or any remedies available to the Existing Stockholders, it is specifically acknowledged that the Existing Stockholders may not have an adequate remedy at law for any breach of this Agreement and shall be entitled to seek specific performance of the obligations hereunder and injunctive relief against actual or threatened violations of the obligations of any Person subject to this Agreement.

Section 12. Occurrence of Certain Corporate Actions and Events. If, after the Record Date but prior to the Anniversary Date, the Company, at any time while the Rights are outstanding: (i) pays a share dividend or otherwise makes a distribution or distributions on its Common Stock or any other equity or equity equivalent securities payable in Common Stock, (ii) subdivides its outstanding Common Stock into a larger number of shares, (iii) combines (including by way of reverse share split) its outstanding Common Stock into a smaller number of shares or (iv) issues by reclassification of its Common Stock any shares of its Common Stock, then in each case the Redemption Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately after such event, such that upon exercise of all of the Rights the aggregate Redemption Prices with respect to all Subject Shares shall remain unchanged. Any adjustment made pursuant to this Section 12 shall become effective immediately after the record date for the determination of stockholders of the Company entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

Section 13. Notice of Certain Events.

In the event the Company proposes, at any time after the Closing and before the Anniversary Date, (i) to effect any consolidation or merger into or with any other Person (other than a direct or indirect wholly-owned Subsidiary of the Company) or (ii) to effect the liquidation, dissolution or winding up of the Company, then, in each such case, the Company shall give to the Rights Agent and to each Existing Stockholder, to the extent feasible and in accordance with Section 20, a notice of such proposed action, which shall specify the date on which such consolidation, merger, liquidation, dissolution or winding up is to take place; provided, however, that no action shall be taken pursuant to this Section 13 that will or would conflict with any provision of the Charter.

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Section 14. Duties of Rights Agent.

The Rights Agent undertakes to perform only the duties and obligations expressly imposed by this Agreement, upon the following terms and conditions, by all of which the Company and the Existing Stockholders, by their acceptance thereof, shall be bound:

(a) The Rights Agent may consult with legal counsel selected by it (who may be legal counsel for the Rights Agent or the Company or an employee of the Rights Agent), and the opinion of such counsel shall be full authorization and protection to the Rights Agent as to any action taken, suffered or omitted to be taken by it in good faith and in accordance with such advice or opinion, and the Rights Agent shall incur no liability with respect to any actions taken, suffered or omitted to be taken in accordance with such advice or opinion and in the absence of gross negligence, bad faith or willful misconduct by the Rights Agent (each as determined by a final, non-appealable judgment, order, decree or ruling of a court of competent jurisdiction).

(b) Whenever in the performance of its duties under this Agreement the Rights Agent deems it necessary or desirable that any fact or matter be proved or established by the Company prior to taking, suffering or omitting to take any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chief Executive Officer, President, Chief Financial Officer, General Counsel, Secretary or Treasurer of the Company, or any other authorized officer of the Company, and delivered to the Rights Agent, and such certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it in good faith under the provisions of this Agreement in reliance upon such certificate.

(c) The Rights Agent shall be liable hereunder only for its own and its employees’, directors’, officers’ and agents’ negligence, bad faith or willful misconduct (each as determined by a final, non-appealable judgment, order, decree or ruling of a court of competent jurisdiction). Notwithstanding anything to the contrary herein, absent fraud, any liability of the Rights Agent under this Agreement will be limited to the amount of fees paid by the Company to the Rights Agent pursuant to Section 15 during the twelve (12) months immediately preceding the event for which recovery from the Rights Agent is being sought. In no case, however, will the Rights Agent be liable for special, indirect, punitive, incidental or consequential losses, even if the Rights Agent has been advised of the possibility of such losses or damages.

(d) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Rights Certificates or be required to verify the same (except as to its countersignature on such Rights Certificates), but all such statements and recitals are and shall be deemed to have been made by the Company only.

(e) The Rights Agent shall not be under any liability or responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the validity or execution of any Rights Certificate (except its countersignature thereof); nor shall it be liable or responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Rights Certificate; nor shall it be liable or responsible for any calculation required under Section 7 or responsible for the manner, method or amount of any such calculation or the ascertaining of the existence of facts required for any such calculation; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Rights Certificate or as to whether any shares of Common Stock will, when so issued, be validly authorized and issued, fully paid and non-assessable.

(f) The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required or requested by the Rights Agent for the carrying out or performance by the Rights Agent of the provisions of this Agreement.

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(g) The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chief Executive Officer, President, Chief Financial Officer, General Counsel, Secretary or Treasurer of the Company, or any other authorized officer of the Company, and to apply to such authorized officers for advice or instructions in connection with its duties, and such instructions shall be full authorization to the Rights Agent, and the Rights Agent shall be fully authorized and incur no liability for or in respect of any action taken, suffered or omitted by it in good faith in accordance with instructions of any such authorized officer. Any application by the Rights Agent for written instructions from the Company may, at the option of the Rights Agent, set forth in writing any action proposed to be taken, suffered or omitted to be taken by the Rights Agent under this Agreement and the date on or after which such action shall be taken or such omission shall be effective. The Rights Agent shall be fully authorized and protected in relying upon the most recent instructions received from any such authorized officer and shall not be liable for any action taken, suffered or omitted to be taken by the Rights Agent in accordance with a proposal included in any such application on or after the date specified in such application (which date shall not be less than five Business Days after the date any such authorized officer of the Company actually receives such application, unless any such authorized officer has consented in writing to an earlier date) unless, prior to taking any such action (or the effective date, in the case of an omission), the Rights Agent has received written instructions in response to such application specifying the action to be taken or omitted.

(h) The Rights Agent and any stockholder, director, Affiliate, officer or employee of the Rights Agent may buy, sell or deal in any of the Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent or any such stockholder, director, Affiliate, officer or employee from acting in any other capacity for the Company or for any other Person.

(i) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, default or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, default or misconduct, absent negligence, bad faith or willful misconduct of such attorney or agent (each as determined by a final non-appealable judgment, order, decree or ruling of a court of competent jurisdiction).

(j) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there are reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(k) The Rights Agent shall not be required to perform any action if such action would cause the Rights Agent to violate any applicable law, regulation or court order.

(l) The Rights Agent shall not assume any obligations or relationship of agency or trust with any of the Existing Stockholders.

(m) If, with respect to any Rights Certificate surrendered to the Rights Agent for exercise, the Notice of Redemption has not been completed, the Rights Agent shall not take any further action with respect to such requested exercise without first consulting with the Company.

Section 15. Concerning the Rights Agent.

(a) The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder in accordance with a fee schedule to be mutually agreed upon and, from time to time, on demand of the Rights Agent, its reasonable and documented expenses and counsel fees and disbursements and other disbursements incurred in the preparation, negotiation, execution, delivery and amendment of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense (including, without limitation, the reasonable fees and expenses of legal counsel and reasonable fees and expenses incurred in enforcing its rights hereunder) incurred without gross negligence, bad faith or willful misconduct on the part of the Rights Agent (each as determined by a court of competent jurisdiction in a final, non-appealable decision) for any action taken, suffered or omitted to be taken by the Rights Agent in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the reasonable costs and expenses of defending against any claim of liability and the enforcement of its rights hereunder. The Rights Agent shall not be deemed to have any knowledge of any event of which it was entitled to receive notice under this Agreement, and the Rights Agent shall be fully protected and shall incur no liability for failing to take any action in connection therewith, unless and until it has received such notice in accordance with this Agreement.

Annex C - 9

(b) The Rights Agent shall be authorized and protected and shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it in connection with its acceptance and administration of this Agreement in reliance upon any Rights Certificate or certificate representing Common Stock or other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement or other paper or document reasonably believed by it to be genuine and to be duly signed, executed and, where necessary, guaranteed, verified or acknowledged by the proper Person or Persons, or otherwise upon the advice of counsel as set forth in Section 14. The Rights Agent may rely on and shall be held harmless by the Company in acting upon written (including electronically transmitted) instructions from the Company with respect to any matter related to its acting as Rights Agent.

(c) Notwithstanding anything in this Agreement to the contrary, in no case shall the Company be liable with respect to any action, proceeding, suit or claim against the Rights Agent unless, to the extent the Company is not also a party to such action, proceeding, suit or claim, the Rights Agent has notified the Company in accordance with Section 20 of the assertion of such action, proceeding, suit or claim against the Rights Agent, promptly after the Rights Agent has actual notice of such assertion of an action, proceeding, suit or claim or has been served with the summons or other legal process giving information as to the nature and basis of the action, proceeding, suit or claim; provided that the failure to provide such notice promptly shall not affect the rights of the Rights Agent hereunder, except to the extent such failure actually prejudiced the Company. The Company shall be entitled to participate, at its own expense, in the defense of any such action, proceeding, suit or claim, and, if the Company so elects, the Company shall assume the defense of any such action, proceeding, suit or claim. In the event the Company assumes such defense, the Company shall not thereafter be liable for the fees and expenses of any counsel retained by the Rights Agent, so long as the Company retains counsel satisfactory to the Rights Agent, in the exercise of its reasonable judgment, to defend such action, proceeding, suit or claim, and so long as the Rights Agent does not have defenses that are adverse to any defenses of the Company. The Rights Agent agrees not to settle any litigation in connection with any action, proceeding, suit or claim with respect to which it may seek indemnification from the Company without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) The provisions of Section 14 and this Section 15 shall survive the termination of this Agreement, the resignation, replacement or removal of the Rights Agent and the exercise, termination and expiration of the Rights.

Section 16. Change of Rights Agent.

The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon sixty (60) days’ notice to the Company (or such earlier notice period as the Company may request in writing in its sole discretion) and, if such resignation or discharge occurs after the Rights Distribution Date, to the Existing Stockholders. In the event that any transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement as of the effective date of such termination. The Company may remove the Rights Agent or any successor Rights Agent upon no less than thirty (30) days’ notice to the Rights Agent or successor Rights Agent, as the case may be, to the transfer agent of the Common Stock in accordance with Section 20 and, if such removal occurs after the Rights Distribution Date, to the Existing Stockholders. If the Rights Agent resigns or is removed or otherwise becomes incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company fails to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by any Existing Stockholder (who shall, with such notice, submit such Existing Stockholder’s Rights Certificate for inspection by the Company), then any Existing Stockholder may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (a) a Person (i) organized and doing business under the laws of the United States or of any state of the United States, (ii) in good standing and authorized to do business as a banking institution in such state or authorized under such laws to exercise corporate trust, stock transfer or stockholder services powers, (iii) subject to supervision or examination by federal or state authority and (iv) which has at the time of its appointment as Rights Agent a combined capital and surplus or net assets, on a consolidated basis, of at least $50,000,000 or (b) an Affiliate of such Person. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent under this Agreement without further act or deed. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Stock, and, if such appointment occurs after the Rights Distribution Date, mail a notice thereof in writing to the Existing Stockholders. Immediately following receipt of such notice, the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and shall execute and deliver any further reasonable assurance, conveyance, act or deed necessary for that purpose. Failure to give any notice provided for in this Section 16 or any defect therein shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

Annex C - 10

Section 17. Merger or Consolidation or Change of Name of Rights Agent.

(a) Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided that such Person would be eligible for appointment as a successor Rights Agent under Section 16. If, at the time such successor Rights Agent succeeds to the agency created by this Agreement, any of the Rights Certificates has been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of a predecessor Rights Agent and deliver such Rights Certificates so countersigned, and if at such time any of the Rights Certificates has not been countersigned, any successor Rights Agent may countersign such Rights Certificates either in the name of the predecessor or in the name of the successor Rights Agent, and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.

(b) If at any time the name of the Rights Agent is changed, and at such time any of the Rights Certificates has been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Rights Certificates so countersigned, and if at that time any of the Rights Certificates has not been countersigned, the Rights Agent may countersign such Rights Certificates either in its prior name or in its changed name, and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.

Section 18. Determination and Action by the Board.

The Board, or a duly authorized committee thereof, shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board or to the Company, or as may be necessary or advisable in the administration of this Agreement, including the right and power to (a) interpret the provisions of this Agreement and (b) make all determinations deemed necessary or advisable for the administration of this Agreement (including a determination whether or not to amend this Agreement). Without limiting any of the rights and immunities of the Rights Agent, all such actions, calculations, interpretations and determinations (including for purposes of the following clause (ii), all omissions with respect to the foregoing) which are done or made by the Board in good faith shall (i) be final, conclusive and binding on the Company, the Rights Agent, the Existing Stockholders and all other Persons and (ii) not subject the Board to any liability to the Existing Stockholders. Notwithstanding anything herein to the contrary, in no event shall a determination of the Board that would reasonably be expected to adversely affect the rights of the Rights Agent under this Agreement be binding upon the Rights Agent without the written consent of the Rights Agent, in its sole discretion.

Section 19. Supplements and Amendments.

Except as otherwise provided in this Section 19, the Company may, by action of the Board and in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, from time to time supplement or amend this Agreement in any respect without the approval of any Existing Stockholders (a) to make any changes that the Company may deem necessary or desirable that do not materially adversely affect the interests of the Existing Stockholders, (b) to cure any ambiguity or (c) to correct or supplement any provision contained herein that may be inconsistent with any other provision herein, including any change in order to satisfy any applicable law, rule or regulation. No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent and the Company. The Rights Agent shall duly execute and deliver any supplement or amendment hereto requested by the Company in writing; provided that the Company has delivered to the Rights Agent a certificate from the Chief Executive Officer, President, Chief Financial Officer, General Counsel, Secretary or Treasurer of the Company, or any other authorized officer of the Company, that states that the proposed supplement or amendment complies with the terms of this Agreement. Notwithstanding anything in this Agreement to the contrary, the Rights Agent may, but shall not be obligated to, enter into any supplement or amendment that adversely affects the Rights Agent’s own rights, duties, immunities or obligations under this Agreement.

Annex C - 11

Section 20. Notices.

Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by any Existing Stockholder to or on the Company shall be sufficiently given or made if in writing and sent by first-class or express United States mail, FedEx or United Parcel Service or any other nationally recognized courier service, postage prepaid, or by email, addressed (until another address is filed in writing with the Rights Agent) as follows:

Air Industries Group

1460 Fifth Avenue

Bay Shore, New York 11706

Attention: Scott Glassman

Telephone: 631-968-5000

Email: Scott.Glassman@airindustriesgroup.com

Subject to Section 16, any notice or demand authorized by this Agreement to be given or made by the Company or by any Existing Stockholder to or on the Rights Agent shall be sufficiently given or made if in writing and sent by first-class or express United States mail, FedEx or United Parcel Service or any other nationally recognized courier service, postage prepaid, or by email, addressed (until another address is filed in writing with the Company) as follows:

Broadridge Corporate Issuer Solutions, LLC

P.O. Box 1342

Brentwood, New York 11717

Attention: Corporate Actions Department

With copies to:

Broadridge Corporate Issuer Solutions, LLC

51 Mercedes Way

Edgewood, New York 11717

and

Broadridge Financial Solutions, Inc.

2 Gateway Center

Newark, New Jersey 07102

Attention: General Counsel

E-mail: legalnotices@broadridge.com

Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to any Existing Stockholder shall be sufficiently given or made if in writing and sent by first-class or express United States mail, FedEx or United Parcel Service or any other nationally recognized courier service, postage prepaid, addressed to such Existing Stockholder at the address of such Existing Stockholder as shown on the registry books of the Company.

Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the intended recipient receives such notice.

Annex C - 12

Section 21. Beneficiaries of this Agreement.

Nothing in this Agreement shall be construed to give to any Person other than the Company, the Rights Agent and the Existing Stockholders any legal or equitable right, remedy or claim under this Agreement, but this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the Existing Stockholders; provided, however, that the Existing Stockholders must enforce any such legal or equitable right, remedy or claim under this Agreement against the Company and not against the Rights Agent.

Section 22. Successors.

All the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 23. Severability.

If any term, provision, covenant or restriction of this Agreement or the Rights Certificates is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement and the Rights Certificates shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that notwithstanding anything in this Agreement to the contrary, if any such term, provision, covenant or restriction is held by such court or authority to be invalid, void or unenforceable and the Board determines in its good faith judgment that severing the invalid language from this Agreement or the Rights Certificates would adversely affect the purpose or effect of this Agreement, the right of redemption set forth in Section 8 shall be reinstated and shall not expire until the Close of Business on the tenth (10th) day following the date of such determination by the Board; provided further that if any such excluded term, provision, covenant or restriction shall adversely affect the rights, immunities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to the Company.

Section 24. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, each Right and each Rights Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Nevada and for all purposes shall be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts made and to be performed entirely within the State of Nevada. The Company and the Rights Agent hereby irrevocably submit to the exclusive jurisdiction of the Eighth Judicial District Court of the State of Nevada located in Clark County, Nevada, or, if such court lacks subject matter jurisdiction, the United States District Court for the District of Nevada, over any suit, action or proceeding arising out of or relating to this Agreement. The Company and the Rights Agent acknowledge that the forum designated by this Section 24 has a reasonable relation to this Agreement and to such Persons’ relationship with one another. The Company and the Rights Agent hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in any court referred to in this Section 24. The Company and the Rights Agent undertake not to commence any action subject to this Agreement in any forum other than the forum described in this Section 24. The Company and the Rights Agent agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such Persons.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 24(b). EVERY HOLDER OF A RIGHT, BY ACCEPTING SUCH RIGHT, IS DEEMED TO HAVE AGREED TO THE WAIVERS IN THIS SECTION 24(b).

Annex C - 13

Section 25. Counterparts.

This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Delivery of an executed signature page of the Agreement by facsimile or other customary means of electronic transmission (e.g., “pdf”) shall be as effective as delivery of a manually executed counterpart hereof.

Section 26. Descriptive Headings; Interpretation.

Descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “or” is not exclusive (i.e., it means “and/or”). Each reference in this Agreement to a period of time following or after a specified date or event shall be calculated without including such specified date or the day on which such specified event occurs.

Section 27. Force Majeure.

Notwithstanding anything to the contrary contained herein, the Rights Agent will not have any liability for not performing, or for a delay in the performance of, any act, duty, obligation or responsibility by reason of any occurrence beyond the reasonable control of the Rights Agent (including acts of God, terrorist acts, supply shortages, breakdowns, interruptions or malfunctions of computer facilities, loss of data due to power failures, mechanical difficulties with information storage or retrieval systems, labor difficulties, war and civil unrest).

Section 28. Termination.

This Agreement shall automatically terminate and be of no further force or effect and shall be deemed satisfied and discharged, and the parties hereto shall have no liability hereunder (other than with respect to the rights, powers and immunities of the Rights Agent, and the Company’s obligations in connection therewith) on the date that is five Business Days after the Expiration Time; provided that all disputes with respect to amounts payable to the Existing Stockholders brought pursuant to the terms and conditions of this Agreement have been resolved, and the Company has paid or caused to be paid or deposited with the Rights Agent all amounts payable to the Existing Stockholders under this Agreement. Notwithstanding the satisfaction and discharge of this Agreement, the provisions of Section 14 and Section 15 shall survive.

Section 29. Securities Act Exemption.

The Rights are being distributed to the Existing Stockholders as a dividend in a transaction that the Company believes is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 3(a)(9) thereof or another available exemption. The Company shall not take any action, and shall not permit any of its Subsidiaries or Affiliates to take any action, that would cause the distribution of the Rights or the issuance of shares of Common Stock upon exercise thereof to require registration under the Securities Act. The Rights Agent shall have no obligation to verify or confirm whether the distribution of the Rights complies with the Securities Act or any applicable state securities laws.

* * * * * * *

Annex C - 14

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

AIR INDUSTRIES GROUP		BROADRIDGE CORPORATE ISSUER SOLUTIONS, LLC

By:		By:
	Name:		Name:
	Title:		Title:

Annex C - 15

Exhibit A

SUMMARY OF RIGHTS TO REDEEM COMMON STOCK

Set forth below is a summary of the material terms and conditions of the rights granted to certain shareholders of Air Industries Group, a Nevada corporation (the “Company”), to cause the Company to redeem certain shares of the common stock of the Company (the “Common Stock”) in accordance with the Redemption Rights Agreement, dated as of [*], 2026 (as amended from time to time in accordance with its terms, the “Rights Agreement”), by and between the Company and Broadridge Corporate Issuer Solutions, LLC, as rights agent (and any successor rights agent, the “Rights Agent”). Capitalized terms used but not defined herein shall have the meanings set forth in the Rights Agreement.

Redemption Rights. The Company has granted each beneficial owner (an “Existing Stockholder”) of shares of Common Stock as of the Close of Business on the Trading Day immediately prior to the date of the Closing of the Merger (the “Record Date”) a right to require the Company to purchase such shares of Common Stock for cash (a “Right”). The Company has granted these Rights by means of a dividend declared by the Company’s Board immediately prior to the Closing, with each Existing Stockholder receiving one Right for each share of Common Stock owned as of the Close of Business on the Record Date. Such Rights shall be represented by Rights Certificates substantially in the form attached as Exhibit B to the Rights Agreement.

Redemption Period. Subject to the conditions set forth below, Existing Stockholders may exercise their Rights during the 10 Trading Days following the first anniversary of the Closing. Any Rights not exercised prior to the expiration of the Redemption Period shall automatically terminate and be of no further force or effect.

Redemption Price. The Redemption Price will be $[*] per share.

Conditions to Exercise. The ability for Existing Stockholders to exercise their Rights shall be subject to the following conditions:

●	Such Existing Stockholder must have been a beneficial owner of shares of Common Stock as of the Close of Business on the Record Date;

●	Such Existing Stockholder must have remained continuously a beneficial owner of such shares of Common Stock to be redeemed from the Record Date until the expiration of the Redemption Period (i.e., such Existing Stockholder cannot have sold and repurchased such shares); and

●	During the 20 Trading Days prior to the first anniversary of the Closing, the volume weighted average price per share of the Common Stock must have been lower than the Redemption Price, rounded to the nearest cent.

Exercise Procedure. To exercise a Right pertaining to a Subject Share, an Existing Stockholder must deliver to the Rights Agent and the Company a written notice in the form attached as Exhibit C to the Rights Agreement, together with the relevant Rights Certificates, the certificates (if any) representing such Subject Shares, duly endorsed for transfer to the Company, and any other certifications or supporting information requested by the Company to be furnished by such person to support that it is in fact an Existing Stockholder of such shares of Common Stock to be redeemed from the Record Date until the expiration of the Redemption Period (i.e., such Existing Stockholder cannot have sold and repurchased such shares) in accordance with the provisions of the Rights Agreement.

Payment. The Company shall deposit with the Rights Agent by wire transfer of immediately available funds an amount sufficient to pay the Redemption Price for all of the Subject Shares to be redeemed. The Rights Agent shall thereupon cause an amount in cash representing the aggregate Redemption Price for the Subject Shares redeemed by each Existing Stockholder to be delivered to or upon the order of such Existing Stockholder not later than five Business Days after the Expiration Time. The payment of the Redemption Price for the Subject Shares redeemed shall be made via wire transfer of immediately available funds, ACH payment or check payable to the order of the Existing Stockholder who is the beneficial owner of the Subject Shares redeemed.

Non-Transferability. The Rights and the Rights Certificates may not be sold, assigned or transferred, in whole or in part, in any manner.

Additional Information. A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K. A copy of the Rights Agreement is also available free of charge from the Company. This description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and the Rights Certificates, which are incorporated herein by reference.

A-1

Exhibit B

[Form of Rights Certificate]

RIGHTS CERTIFICATE

AIR INDUSTRIES GROUP

Certificate No. R-___
Number of Rights: _________

NOT EXERCISABLE AFTER [*], 2027, OR ANY EARLIER “EXPIRATION TIME” (AS DEFINED IN THE RIGHTS AGREEMENT). THE RIGHTS REPRESENTED BY THIS RIGHTS CERTIFICATE ARE OR WERE OWNED BY A PERSON WHO WAS AN “EXISTING STOCKHOLDER” ON THE “RECORD DATE” (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT). ACCORDINGLY, THIS RIGHTS CERTIFICATE AND THE RIGHTS REPRESENTED HEREBY SHALL BECOME NULL AND VOID IN THE CIRCUMSTANCES SPECIFIED IN SECTION 3(e) OF SUCH AGREEMENT.

This certifies that __________ is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Redemption Rights Agreement, dated as of [*], 2026 (as amended from time to time in accordance with its terms, the “Rights Agreement”), by and between Air Industries Group, a Nevada corporation (the “Company”), and Broadridge Corporate Issuer Solutions, LLC, as rights agent (and any successor rights agent, the “Rights Agent”), to require the Company to redeem such owner’s shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at any time prior to 5:00 P.M. (New York City time) on [*], 2027, at the office or offices of the Rights Agent designated for such purpose, at a redemption price of $[*] per share (the “Redemption Price”), upon presentation and surrender of this Rights Certificate, together with the Notice of Redemption properly completed and duly executed and the certificate(s), if any, representing the Subject Shares to be redeemed, duly endorsed for transfer to the Company. The number of Rights evidenced by this Rights Certificate (and the number of Subject Shares which may be redeemed upon exercise thereof) set forth above, and the Redemption Price per share set forth above, are the number and Redemption Price set forth in the Rights Agreement. Capitalized terms used but not defined herein shall have the meanings specified in the Rights Agreement.

The Rights may not be exercised and will be null and void if the holder of this Rights Certificate was not a beneficial owner of shares of Common Stock as of the Close of Business on the Record Date. The Rights may not be exercised and will be null and void if the holder of this Rights Certificate did not remain continuously a beneficial owner of such shares of Common Stock to be redeemed from the Record Date until the expiration of the Redemption Period (i.e., such holder cannot have sold and repurchased such shares). The Rights may not be exercised and will be null and void if the VWAP of the Common Stock for the 20 full Trading Days ending on (and including) the Trading Day immediately preceding the Anniversary Date, rounded to the nearest cent, is equal to or greater than the Redemption Price.

This Rights Certificate is subject to all of the terms, provisions and conditions of the Rights Agreement, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Rights Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Company and the Existing Stockholders. Copies of the Rights Agreement are on file at the office of the Company and are also available upon written request to the Company.

If this Rights Certificate shall be exercised in part, the holder of this Rights Certificate shall be entitled to receive upon surrender hereof another Rights Certificate or Rights Certificates for the number of whole Rights not exercised.

This Rights Certificate shall not be valid or obligatory for any purpose until it has been countersigned manually or by facsimile signature by the Rights Agent.

B-1

WITNESS the facsimile signature of the proper officer of the Company.

Dated as of ___________________, 2026

AIR INDUSTRIES GROUP

By:
Name:
Title:

COUNTERSIGNATURE:

Dated as of ___________________, 2026

BROADRIDGE CORPORATE ISSUER SOLUTIONS, LLC

By:
Name:
Title:

B-2

Exhibit C

[Form of Notice of Redemption]

NOTICE OF REDEMPTION

The undersigned hereby irrevocably (i) exercises his, her or its Rights as to the number of shares of Common Stock (the “Subject Shares”) of Air Industries Group (the “Company”) set forth on the signature page hereto in accordance with the terms of that certain Redemption Rights Agreement, dated [*], 2026 (the “Agreement”), between the Company and Broadridge Corporate Issuer Solutions, LLC, (ii) transfers and surrenders such Subject Shares and all right, title and interest of the undersigned therein to the Company and (iii) directs that the Redemption Price payable upon exercise of the Rights with respect to such Subject Shares be delivered to the address specified below. Attached hereto are the Rights Certificate(s) with respect to such Subject Shares and the certificate(s), if any, representing such Subject Shares, duly endorsed for transfer to the Company.

The undersigned hereby represents, warrants, certifies and agrees that (i) the undersigned has good and marketable title to such Subject Shares, free and clear of all liens; (ii) the undersigned has the full right, power and authority to transfer and surrender such Subject Shares as provided herein and such transfer and surrender has been authorized by all necessary action; (iii) the undersigned has obtained the consent or approval of all persons or entities, if any, having the right to consent to or approve such transfer and surrender; and (iv) the Subject Shares delivered for redemption by the undersigned were owned by the undersigned on the Record Date, have not been transferred, assigned, sold or repurchased to any person or entity at any time since the Record Date and continue to be owned by the undersigned on the date hereof.

Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

Dated: ____________________

Number of Subject Shares to be redeemed: ____________________

By:
Name:
Title:

(Street Address)

(City, State, Zip Code)

Signature Guaranteed: ____________________________

NOTICE: The signature to the foregoing Notice of Redemption must correspond to the name as written upon the face of the relevant Rights Certificate in every particular, without alteration or enlargement or any change whatsoever.

C-1

ANNEX D

REGISTRATION RIGHTS AGREEMENT

by and among

AIR INDUSTRIES GROUP,

CERTAIN INVESTORS

and

THE NTC GROUP, INC.,

as Investors’ Representative

Dated as of [●], 2026

Schedules, Exhibits and Annexes

Schedule 1	Other Investors
Exhibit A	Joinder Agreement
Annex A	Representations and Warranties of the Company
Annex B	Representations and Warranties of the Investors

Annex D - i

REGISTRATION RIGHTS AGREEMENT, dated as of [●], 2026 (this “Agreement”), among:

A.	Air Industries Group, a Nevada corporation (the “Company”);

B.	NTC Equity Holdings, LLC, a Delaware limited liability company (together with its Permitted Transferees that become party hereto, the “NTC Investor”);

C.	The other Persons set forth on Schedule 1 hereto (subject to their delivery of an executed signature page hereto) (each, an “Other Investor”); and

D.	The NTC Group, Inc., a Delaware corporation, in its capacity as agent, proxy and attorney-in-fact for the Investors (“Investors’ Representative”) and any successor appointed in accordance with Section 3.16(b).

and any Permitted Transferees (as defined below) that execute joinders to this Agreement pursuant to Section 3.10 after the date of this Agreement.

WHEREAS, upon the closing (the “Closing”) of the transactions contemplated under that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 16, 2026, among the Company, Tenax Aerospace Acquisition, LLC, a Delaware limited liability company, and Transitory Air Sub LLC, a Delaware limited liability company, the Investors (as defined below) will become holders of shares of common stock of the Company, par value $0.001 per share (the “Common Stock”) or Warrants (as defined herein) exercisable for Common Stock, as the case may be; and

WHEREAS, the parties hereto desire to enter into this Agreement to establish certain rights, duties and obligations of the parties hereto.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby acknowledge, covenant and agree with each other as follows:

ARTICLE I

Definitions

SECTION 1.01. Definitions. (a) As used in this Agreement, the following terms will have the following meanings:

“Action” means any litigation, suit, claim, action, proceeding or investigation.

An “Affiliate” of any Person means another Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person; provided that the Company and its Subsidiaries shall be deemed not to be Affiliates of any Investor for any reason under this Agreement. As used in this Agreement, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or other interests, by contract or otherwise.

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“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined under Rule 405 under the Securities Act or any similar rule or regulation hereafter adopted by the SEC as a replacement thereto having substantially the same effect as such Rule.

“beneficial owner” or “beneficially own” or “beneficial ownership” and words of similar import have the meaning assigned to such terms in Rule 13d-3 under the Exchange Act as in effect on the date of this Agreement, and a Person’s beneficial ownership of Equity Securities shall be calculated in accordance with the provisions of such Rule.

“Business Day” means any day on which banks are not required or authorized to close in the City of New York.

“Bylaws” means the Bylaws of the Company, as in effect from time to time.

“Charter” means the Articles of Incorporation of the Company, as in effect from time to time.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval system.

“Encumbrance” means any security interest, pledge, mortgage, lien or other material encumbrance, except for any restrictions arising under any applicable securities Laws.

“Equity Security” of any Person means, without duplication, (i) any common shares or other Voting Securities of such Person, (ii) any options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire common shares or other Voting Securities of such Person or (iii) any other rights that give the holder thereof any economic interest of a nature accruing to the holders of common shares or other Voting Securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Entity” means any transnational, national, federal, state, provincial, local or other government, domestic or foreign, or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any national securities exchange or national quotation system on which securities issued by the Company or any of its Subsidiaries are listed or quoted.

“Investor” means each of the NTC Investor, the Other Investors and any Permitted Transferee of any Investor that executes a joinder to this Agreement pursuant to Section 3.10 after the date of this Agreement, and all of them, collectively, the “Investors”.

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“Issuer FWP” has the meaning assigned to “issuer free writing prospectus” in Rule 433 under the Securities Act.

“Key Holders” means (a) the NTC Investor, for so long as it holds Registrable Securities, and (b) Thomas Foley, Taran Bakker and their controlled Affiliates (and any of their respective Permitted Transferees) so long as, in the case of this clause (b), such Person has executed a joinder to this Agreement pursuant to Section 3.10 in such Person’s capacity as a Permitted Transferee.

“Law” and “law” means any law, treaty, statute, ordinance, code, rule, regulation, judgment, decree, order, writ, award, injunction, authorization or determination enacted, entered, promulgated, enforced or issued by any Governmental Entity.

“NYSE American” means the NYSE American stock exchange.

“Offering Expenses” means all reasonable fees and expenses incident to the Company’s performance of or compliance with the obligations of Article II, including all fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for any Underwriters in connection with qualification of Registrable Securities under applicable blue sky laws), printing expenses, messenger and delivery expenses of the Company, any registration or filing fees payable under any Federal or state securities or blue sky laws, the fees and expenses incurred in connection with any listing or quoting of the securities to be registered on any national securities exchange or automated quotation system, fees of the Financial Industry Regulatory Authority, fees and disbursements of counsel for the Company, its independent registered certified public accounting firm and any other public accountants who are required to deliver comfort letters (including the expenses required by or incident to such performance), transfer taxes, fees of transfer agents and registrars, costs of insurance, and the fees and expenses of other Persons retained by the Company in connection with complying with the obligations of Article II; provided that in no event shall Offering Expenses include (i) the Company’s internal expenses (including all salaries and expenses of its officers and employees) or (ii) fees and expenses that would have otherwise been incurred absent any Demand Offering (including any and all fees and expenses to prepare and file any underlying Registration Statement pursuant to Section 2.01 or any amendment thereto necessary to maintain the effectiveness of such Registration Statement), which, for the avoidance of doubt, in each case shall be borne by the Company.

“Permitted Transferee” means (i) with respect to any Investor that is not a natural person, an Affiliate of such Investor or the (direct or indirect) partners, limited liability company members, stockholders or other equity holders of such Investor, and (ii) with respect to any Investor who is a natural person: (A) in the event of such Investor’s death, such Investor’s heirs, executors, administrators, testamentary trustees, legatees or beneficiaries, (B) a trust, the beneficiaries of which include only such Investor and the spouse, parents, siblings and descendants (whether natural or adopted) (“Family Members”) of such Investor and (C) any partnerships or limited liability companies where the only partners or members are such Investor, such Investor’s Family Members or any trust described in clause (B) above. For the avoidance of doubt, Permitted Transferees will include the direct and indirect equity owners of the NTC Investor or any controlled Affiliate of any of them.

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“Person” means any individual, firm, corporation, partnership, limited partnership, company, limited liability company, trust, joint venture, association, Governmental Entity, unincorporated organization, syndicate or other entity, foreign or domestic.

“Public Offering” means the offer and sale of Registrable Securities for cash pursuant to an effective Registration Statement under the Securities Act (other than a Registration Statement on Form S-4 or Form S-8 or any successor form).

“Registrable Securities” means, with respect to any Investor (including its Permitted Transferees), (i) shares of Common Stock issued to such Investor pursuant to the Merger Agreement, (ii) Common Stock issuable upon the exercise of the Warrants and (iii) any Equity Securities that may be received by such Investor (or its Permitted Transferees) with respect to or on account of the shares or units covered in clauses (i) and (ii). As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (w) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such Registration Statement; (x) such securities shall have been Transferred to the public pursuant to Rule 144; (y) the aggregate number of such securities held by the applicable Investor and its Affiliates is less than the number that would subject the distribution thereof to any volume limitation or other restrictions on transfer under Rule 144 and such Investor is able to immediately distribute such securities publicly without any restrictions on transfer (including without application of paragraphs (c), (d), (e), (f) and (h) of Rule 144); or (z) such securities shall have ceased to be outstanding.

“Registration Statement” means any registration statement of the Company filed with, or to be filed with, the SEC under the Securities Act, including the related prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement other than a registration statement (and related prospectus) filed on Form S-4 or Form S-8 or any successor form thereto.

“Representative” means, with respect to a specified Person, any officer, agent, advisor (including legal counsel, accountants and financial advisors) or employee of such Person or any partner, member or shareholder of such Person or any director, officer, employee, partner, affiliate, member, manager, shareholder, assignee or representative of any of the foregoing.

“Rule 144” means Rule 144 under the Securities Act or any similar rule or regulation hereafter adopted by the SEC as a replacement thereto having substantially the same effect as such Rule.

“Rule 415” means Rule 415 under the Securities Act or any similar rule or regulation hereafter adopted by the SEC as a replacement thereto having substantially the same effect as such Rule.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

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“Subsidiary” of any Person means another Person (i) in which such first Person’s beneficial ownership of Voting Securities, other voting ownership or voting partnership interests is in an amount sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which are beneficially owned directly or indirectly by such first Person) or (ii) which is required to be consolidated with such Person under U.S. generally accepted accounting principles.

“Third Party” means any Person other than the Company, the Investors or any of their respective Affiliates.

“Transfer” means, with respect to any security, any sale, assignment, transfer, distribution or other disposition thereof, or other conveyance, creation, incurrence or assumption of a legal or beneficial interest therein, or a participation or Encumbrance therein, or creation of any short position in any such security or any other action or position otherwise reducing risk related to ownership through hedging or other derivative instrument, whether voluntarily or by operation of Law, whether in a single transaction or a series of related transactions; provided that in no event shall a Transfer be deemed to include any transfer to a brokerage account where the Investor is the beneficial owner of the brokerage account and of the securities contained therein. The terms “Transferred”, “Transferring” and “Transferee” have meanings correlative to the foregoing.

“Underwriter” means, with respect to any Underwritten Offering, a securities dealer who purchases any Registrable Securities as a principal in connection with a distribution of such Registrable Securities and not as part of such dealer’s market-making activities.

“Underwritten Offering” means a Public Offering in which an Underwriter, placement agent or other intermediary participates in the distribution of such securities.

“Voting Securities” of any Person means securities having the right to vote generally in any election of directors or comparable governing Persons of such Person. The percentage of Voting Securities of any Person owned by any holder or holders shall equal the percentage represented by the quotient of (i) the aggregate voting power of all Voting Securities of such Person beneficially owned by such holder or holders and (ii) the aggregate voting power of all outstanding Voting Securities of such Person.

“Warrants” means, collectively, (i) Warrant to Purchase Class A-2 Units No. W-1, dated as of January 7, 2026, held by AEAMF Aero Funding LLC; (ii) Warrant to Purchase Class A-2 Units No. W-2, dated as of January 7, 2026, held by ACSF Aero Funding LLC; (iii) Warrant to Purchase Class A-2 Units No. W-3, dated as of January 7, 2026, held by MMPDFII Aero Blocker, LLC; and (iv) Warrant to Purchase Class A-2 Units No. W-4, dated as of January 7, 2026, held by MetLife Middle Market Private Debt Fund II, LP, in each case as converted, exchanged or otherwise modified in connection with the transactions contemplated by the Merger Agreement such that, following the Closing, each such Warrant represents the right to acquire shares of Common Stock in accordance with its terms.

“WKSI” means a “well known seasoned issuer” as defined under Rule 405 under the Securities Act.

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SECTION 1.02. As used in this Agreement, the terms set forth below will have the meanings assigned in the corresponding Section listed below:

Term	Section
Agreement	Preamble
Closing	Recitals
Common Stock	Recitals
Company	Preamble
Company Subsidiaries	Annex A
Confidential Information	Section 3.13(a)
Consent	Annex A
Contract	Annex A
Deferral Period	Section 2.06(a)
Demand Notice	Section 2.01(b)
Demand Offering	Section 2.01(b)
Demanding Key Holder	Section 2.01(b)
Effectiveness Period	Section 2.01(a)
Filing Date	Section 2.01(a)
indemnified party	Section 2.08(c)
Indemnified Persons	Section 2.08(a)
indemnifying party	Section 2.08(c)
Inspectors	Section 2.04(a)(x)
Investors’ Representative	Preamble
Joinder Agreement	Exhibit A
Joining Party	Exhibit A
Liens	Annex A
Lock-up	Section 2.09
Losses	Section 2.08(a)
Merger Agreement	Recitals
NTC Investor	Preamble
Other Investor	Preamble
Piggyback Notice	Section 2.02
Piggyback Offering	Section 2.02
Records	Section 2.04(a)(x)
Registration Rights Agreement	Exhibit A
Required Financial Statements	Section 2.06(b)

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ARTICLE II

Registration Rights

SECTION 2.01. Registration and Underwritten Offerings.

(a) The Company shall as soon as reasonably practicable after the date hereof, and in any event not later than the 180th day hereof (any such date of filing, the “Filing Date”), use its reasonable best efforts to prepare and file with the SEC a Registration Statement providing for the offer and sale for cash by the Investors of all of the Registrable Securities for an offering to be made on a delayed or continuous basis pursuant to Rule 415. Thereafter, the Company shall use its reasonable best efforts to cause such Registration Statement to be declared effective or otherwise to become effective under the Securities Act as soon as reasonably practicable following the Filing Date and shall use its reasonable best efforts to keep such Registration Statement continuously effective and available for use under the Securities Act until such a time that the Investors no longer own any Registrable Securities (the “Effectiveness Period”). The Registration Statement shall permit the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Investor named therein, including a distribution to, and resale by, the (direct or indirect) members, partners, stockholders or other equity holders of any Investor. The Registration Statement shall be on Form S-3 (except if the Company is not then eligible to register for resale of the Registrable Securities on Form S-3, in which case such registration shall be, at the election of the Investors’ Representative on behalf of the Investors, on Form S-1 or another appropriate form for such purpose) and, if the Company is a WKSI as of the Filing Date, shall be an Automatic Shelf Registration Statement. From and after the date hereof, the Company shall use its commercially reasonable efforts to remain eligible to use Form S-3 (including, if applicable, an Automatic Shelf Registration Statement).

(b) At any time and from time to time during the Effectiveness Period, upon the written request (a “Demand Notice”) of any Key Holder (a “Demanding Key Holder”) requesting that the Company effect a Public Offering of Registrable Securities directly or indirectly held by the Demanding Key Holder (a “Demand Offering”), the Company shall use its commercially reasonable efforts to effect, as promptly as reasonably practicable after the receipt by the Company of such Demand Notice, such Demand Offering of such Registrable Securities in accordance with such Demand Notice; provided, however, (i) at the time of the Demand Offering, there shall be an existing and effective Registration Statement pursuant to Section 2.01(a) that covers the Registrable Securities for which a Demand Offering has been requested or the Company shall then be WKSI eligible (in which case the Company shall file an automatically effective registration statement on Form S-3 covering resales of the Registrable Securities by the Demanding Key Holder), (ii) with respect to any Registrable Securities, the Company shall be obligated to effect no more than one Demand Offering that is an Underwritten Offering in any 90-day period (for the avoidance of doubt, the Demanding Key Holder shall be entitled to an unlimited number of Demand Offerings that are not Underwritten Offerings) and (iii) the Registrable Securities for which a Demand Offering has been requested will have a value (based on the average closing price per share of Common Stock for the ten trading days preceding the delivery of such Demand Notice) of not less than $40,000,000 unless a lesser amount is then held by the Demanding Key Holder. Each such Demand Notice will specify the number of Registrable Securities owned by the Demanding Key Holder and the number of Registrable Securities proposed to be offered for sale and will also specify the intended method of distribution thereof. The Company will not include in any Demand Offering pursuant to this Section 2.01(b) any securities that are not Registrable Securities without the prior written consent of the Demanding Key Holder.

(c) In the event of a Demand Offering that is an Underwritten Offering, the Underwriters (including the lead Underwriter) for such Demand Offering will be a nationally recognized investment bank selected by the Investors holding a majority of Registrable Securities to be included in such Demand Offering; provided that such managing underwriter or underwriters shall be reasonably acceptable to the Company, such acceptance not to be unreasonably withheld, conditioned or delayed.

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(d) Notwithstanding anything to the contrary in this Agreement, a Demanding Key Holder may not request a Demand Offering during a period commencing upon the date of the public announcement of (or such earlier date that is not more than 30 days prior to such public announcement if the Company has given notice to the Investors’ Representative that it so intends to publicly announce) an Underwritten Offering of Common Stock by the Company (for its own account or for any other security holder in each case provided the Investors are entitled to participate in such offering pursuant to Section 2.02) and ending on the earliest of (i) 90 days after the consummation of such Underwritten Offering, (ii) 30 days after the Company has given notice to the Investors’ Representative that it intends to publicly announce an Underwritten Offering if no such Underwritten Offering has been publicly announced within such 30-day period, (iii) upon withdrawal of such Underwritten Offering if it has been publicly announced but not commenced or (iv) upon written notice to the Investors’ Representative that the Company no longer intends to conduct an Underwritten Offering.

(e) The Demanding Key Holder shall be permitted to rescind a Demand Notice or request the removal of any Registrable Securities held by them from any Demand Offering at any time (in the event the Demanding Key Holder determines in good faith to withdraw (prior to the effective date of the Registration Statement relating to such request) a Demand Notice due to marketing conditions or regulatory reasons prior to the execution of an underwriting agreement or purchase agreement relating to such request, it would not constitute a Demand Offering). Further, any Demand Offering in which the Demanding Key Holder is subject to cutback in accordance with Section 2.03 in excess of 25% of the Registrable Securities it requested to register shall not be considered as exercised for purposes of Section 2.01(b).

SECTION 2.02. Piggyback Offering. If the Company at any time proposes to file a Registration Statement under the Securities Act or to conduct a Public Offering with respect to any offering of its Equity Securities for its own account or for the account of any other Persons (including an offering under Section 2.01(b), but excluding (a) any registration or offering pursuant to a Registration Statement on Form S-4 or Form S-8 or any successor form to such Forms and (b) a registration of securities solely relating to an offering and sale to employees or directors of the Company or its Subsidiaries pursuant to any employee stock plan or other employee benefit plan arrangement), then, as soon as practicable (but in no event less than 10 Business Days prior to the proposed date of filing of such Registration Statement or, in the case of any such Public Offering, the anticipated pricing or trade date), the Company shall give written notice (a “Piggyback Notice”) of such proposed filing or Public Offering to the Investors, and such Piggyback Notice shall offer the Investors the opportunity to register under such Registration Statement, or to sell in such Public Offering, such number of Registrable Securities as each such Investor may request in writing (a “Piggyback Offering”). Subject to Section 2.03, the Company shall include in such Registration Statement or in such Public Offering, as applicable, all such Registrable Securities that are requested to be included therein within three Business Days after the receipt by the Investors of any such notice; provided, however, that if at any time after giving written notice of its intention to register or sell any securities and prior to the effective date of the Registration Statement filed in connection with such registration, or the pricing or trade date of such Public Offering, the Company shall determine for any reason not to register or sell or to delay registration or the sale of such securities, the Company shall give written notice of such determination to the Investors and, thereupon, (i) in the case of a determination not to register or sell, shall be relieved of its obligation to register or sell any Registrable Securities in connection with such registration or Public Offering (but not from its obligation to pay the Offering Expenses in connection therewith) and (ii) in the case of a determination to delay registration or sale, shall be permitted to delay registering or selling any Registrable Securities, for the same period as the delay in registering or selling such other securities. If the offering pursuant to such Registration Statement or Public Offering is to be an Underwritten Offering, then each Investor making a request for a Piggyback Offering pursuant to this Section 2.02 shall, and the Company shall, make such arrangements with the managing Underwriter or Underwriters so that each such Investor may participate in such Underwritten Offering. If the offering pursuant to such Registration Statement or Public Offering is to be on any other basis, then each Investor making a request for a Piggyback Offering pursuant to this Section 2.02 shall, and the Company shall, make such arrangements so that each such Investor may participate in such offering on such basis. Any Investor shall have the right to withdraw all or part of its request for inclusion of its Registrable Securities in a Piggyback Offering by giving written notice to the Company of its request to withdraw; provided that such request must be made in writing prior to the effectiveness of such Registration Statement or, in the case of a Public Offering, at least three Business Days prior to the earlier of the anticipated filing of the “red herring” prospectus, if applicable, and the anticipated pricing or trade date.

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SECTION 2.03. Reduction of Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, if the lead Underwriter of an Underwritten Offering described in Section 2.01 or Section 2.02 advises the Company in writing that in its reasonable opinion, the number of Equity Securities of the Company (including any Registrable Securities) that the Company, the Investors and any other Persons intend to include in any Underwritten Offering is such that the success of any such Underwritten Offering would be materially and adversely affected, including the price at which the securities can be sold or the number of Equity Securities of the Company that any participant may sell, then the number of Equity Securities of the Company to be included in the Underwritten Offering for the account of the Company, the Investors and any other Persons will be reduced pro rata by proposed participation (unless otherwise provided below) in the Underwritten Offering to the extent necessary to reduce the total number of securities to be included in any such Underwritten Offering to the number recommended by such lead Underwriter; provided, however, that (a) priority for inclusion of Equity Securities of the Company in a Demand Offering pursuant to Section 2.01 will be (i) first to be included, the Registrable Securities requested to be included in the Demand Offering for the account of the Demanding Key Holder and Registrable Securities of the Company requested to be included for the account of Investors pursuant to Section 2.02 (pro rata for the Demanding Key Holder and such other Investors based on then ownership of Voting Securities of the Company) and (ii) second to be included, securities of the Company (pro rata based on then ownership of Voting Securities of the Company) requested to be included for the account of other holders having contractual piggyback registrations rights (other than the Investors), so that the total number of securities to be included in any such Demand Offering for the account of all such Persons (including the Investors) will not exceed the number recommended by such lead Underwriter; (b) priority in the case of an Underwritten Offering initiated by the Company for its own account which gives rise to a Piggyback Offering pursuant to Section 2.02 will be (i) first to be included, securities initially proposed to be offered by the Company for its own account, (ii) second to be included, the Registrable Securities requested to be included in the Piggyback Offering for the account of the Investors (pro rata based on then ownership of Voting Securities of the Company) and (iii) third to be included, securities of the Company requested to be included in the Piggyback Offering for the account of other holders having contractual piggyback registrations rights (other than the Investors), so that the total number of securities to be included in any such offering for the account of all such Persons (including the Investors) will not exceed the number recommended by such lead Underwriter; and (c) priority with respect to inclusion of securities in an Underwritten Offering initiated by the Company for the account of holders other than the Investors pursuant to contractual rights afforded such holders will be (i) first to be included, securities (including Registrable Securities) of the Company (pro rata by proposed participation) requested to be included in the Underwritten Offering for the account of such initiating holders, (ii) second to be included, securities of the Company requested to be included in such Underwritten Offering for the account of other holders having contractual piggyback registrations rights (in the case of the Key Holders and the other Investors, including the Investors pursuant to Section 2.02) (pro rata based on then ownership of Voting Securities of the Company) and (iii) third to be included, securities requested to be included in such Underwritten Offering by the Company for its own account, so that the total number of securities to be included in any such offering for the account of all such Persons (including the Investors) will not exceed the number recommended by such lead Underwriter.

SECTION 2.04. Registration Procedures.

(a) Subject to the provisions of Section 2.01 and Section 2.02 hereof, in connection with the registration of the sale of Registrable Securities hereunder, the Company will as promptly as reasonably practicable:

(i) furnish to the Investors’ Representative and the Demanding Key Holder (in the case of Demand Offerings) without charge, if requested, prior to the filing of a Registration Statement or any related prospectus or any amendment or supplement thereto, (A) copies of all such documents proposed to be filed (in each case including all exhibits thereto and documents incorporated by reference therein, except to the extent such exhibits or documents are incorporated by reference and currently available electronically on EDGAR or any successor system of the SEC), which documents (other than those incorporated by reference) will be subject to the review and good faith objection and comment of the Investors’ Representative, Demanding Key Holder (in the case of Demand Offerings) and their counsel prior to filing, (B) copies of any and all transmittal letters or other correspondence with the SEC relating to such documents (except to the extent such letters or correspondence is currently available electronically via EDGAR or any successor system of the SEC) and (C) such other documents as the Investors’ Representative or Demanding Key Holder (in the case of Demand Offerings) may reasonably request, in each case in such quantities as the Investors’ Representative or Demanding Key Holder may reasonably request;

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(ii) use its commercially reasonable efforts to (A) prepare and file with the SEC such amendments, including post-effective amendments, and supplements to each Registration Statement and the prospectus used in connection with the offer and sale of the Registrable Securities as may be necessary under applicable law with respect to the disposition of all Registrable Securities covered by such Registration Statement to keep such Registration Statement continuously effective as to the applicable Registrable Securities for the Effectiveness Period in accordance with the Investors’ intended method of distribution set forth in such Registration Statement for such period, (B) cause the related prospectus to be amended or supplemented by any required prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424 under the Securities Act and (C) respond as promptly as reasonably practicable to any comments received from the SEC with respect to each Registration Statement or any amendment thereto;

(iii) use its commercially reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as the Investors’ Representative or the Demanding Key Holder (in the case of Demand Offerings) reasonably requests or as may be necessary by virtue of the business and operations of the Company and its Subsidiaries and do any and all other acts and things as may be reasonably necessary or advisable to enable the Investors to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that neither the Company nor any of its Subsidiaries will be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 2.04(a)(iii), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction;

(iv) notify the Investors’ Representative and the Demanding Key Holder (in the case of Demand Offerings), at any time when a prospectus relating to Registrable Securities is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in a Registration Statement or the Registration Statement or amendment or supplement relating to such Registrable Securities contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the Company will promptly prepare and file with the SEC a supplement or amendment to such prospectus and Registration Statement (and comply fully with the applicable provisions of Rules 424, 430A and 430B under the Securities Act in a timely manner) so that, as thereafter delivered to the purchasers of the Registrable Securities, such prospectus and Registration Statement will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(v) advise the Underwriters, if any, and the Investors’ Representative and the Demanding Key Holder (in the case of Demand Offerings) promptly and, if requested by such Persons, confirm such advice in writing, of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement under the Securities Act or of the suspension by any state securities commission of the qualification of the Registrable Securities for offering or sale in any jurisdiction, or the initiation or threatening in writing of any proceeding for any of the preceding purposes;

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(vi) use its commercially reasonable efforts to avoid the issuance of or, if issued, obtain the withdrawal of (A) any order suspending the effectiveness of a Registration Statement or (B) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, as promptly as reasonably practicable;

(vii) in connection with a Demand Offering, enter into customary agreements and use commercially reasonable efforts to take such other actions as are reasonably requested by the Demanding Key Holder in order to expedite or facilitate the disposition of such Registrable Securities in such Demand Offering, including, subject to 2.01(b), preparing for and participating in road shows and all such other customary selling and marketing efforts as the Demanding Key Holder (in the case of Demand Offerings) or Underwriters, if any, reasonably request in order to expedite or facilitate such disposition;

(viii) if a Registration Statement filed pursuant to Section 2.01(a) ceases to be effective under the Securities Act for any reason at any time during the Effectiveness Period, the Company shall use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Registration Statement to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Registration Statement), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Registration Statement or file an additional registration statement for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by Investors thereof of all securities that are Registrable Securities as of the time of such filing and, if such subsequent Registration Statement is filed, the Company shall use its commercially reasonable efforts to (A) cause such Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the subsequent Registration Statement shall be an Automatic Shelf Registration Statement that shall become effective upon filing with the SEC pursuant to Rule 462(e) if Rule 462(e) is available to the Company) and (B) keep such Registration Statement continuously effective and usable until the end of the Effectiveness Period. Any such subsequent Registration Statement shall also be a registration statement on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such subsequent Registration Statement shall be on another appropriate form and shall provide for the registration of such Registrable Securities for resale by Investors in accordance with any reasonable method of distribution elected by the Investors’ Representative and such other reasonable methods of distribution customary for the resale of the other Investors’ Registrable Securities;

(ix) if requested by the Investors’ Representative, the Demanding Key Holder (in the case of Demand Offerings) or the Underwriters, if any, promptly include in any Registration Statement or prospectus, pursuant to a supplement or post-effective amendment if necessary, such information as the Investors’ Representative and the Demanding Key Holder or Underwriters, if any, may reasonably request to have included therein, including information relating to the “Plan of Distribution” of the Registrable Securities, information with respect to the number of Registrable Securities being sold to such Underwriters, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering, and make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after the Company is notified of the matters to be included in such prospectus supplement or post-effective amendment;

(x) make available for inspection by the Investors’ Representative, the Demanding Key Holder (in the case of Demand Offerings) and its counsel, any Underwriter participating in any disposition of such Registrable Securities, any attorney for any of the Investors or such Underwriter and any accountant or other agent retained by the Investors or such Underwriter (collectively, the “Inspectors”) all financial and other records, pertinent corporate documents and properties of the Company and its Subsidiaries (collectively, the “Records”) as will be reasonably necessary to enable them to conduct customary due diligence with respect to the Company and its Subsidiaries and the related Registration Statement and prospectus, and cause the Representatives of the Company and its Subsidiaries to be made available to the Inspectors for such diligence and supply all information reasonably requested by any such Inspector; provided, however, that (A) Records and information obtained hereunder will be used by such Inspector only to conduct such due diligence and (B) Records or information that the Company determines, in good faith, to be confidential will not be disclosed by such Inspector unless (I) the disclosure of such Records or information is necessary to avoid or correct a material misstatement or omission in a Registration Statement or related prospectus, (II) the release of such Records or information is ordered pursuant to a subpoena or other order from a court or governmental authority of competent jurisdiction, (III) necessary for defense in a legal action or (IV) such Inspector enters into a confidentiality agreement (x) in form and substance reasonably satisfactory to the Company and (y) of which the Company is a third-party beneficiary;

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(xi) (A) cause the Representatives of the Company and its Subsidiaries to supply all information reasonably requested by the Investors’ Representative, the Demanding Key Holder (in the case of Demand Offerings) or any Underwriter, attorney, accountant or agent in connection with the Registration Statement and (B) provide the Investors’ Representative, the Demanding Key Holder (in the case of Demand Offerings) and their counsel with the opportunity to participate in the preparation of such Registration Statement and the related prospectus;

(xii) in connection with a Demand Offering, use its commercially reasonable efforts to obtain and deliver to each Underwriter, if any, the Demanding Key Holder and the Investors’ Representative a comfort letter from the independent registered public accounting firm for the Company (and additional comfort letters from the independent registered public accounting firm for any company acquired by the Company whose financial statements are included or incorporated by reference in the Registration Statement) in customary form and covering such matters as are customarily covered by comfort letters or as such Underwriter, if any, the Demanding Key Holder and the Investors’ Representative may reasonably request, including (A) that the financial statements included or incorporated by reference in the Registration Statement or the prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Securities Act and (B) as to certain other financial information for the period ending no more than five Business Days prior to the date of such letter;

(xiii) in connection with a Demand Offering, use its commercially reasonable efforts to obtain and deliver to each Underwriter, if any, the Demanding Key Holder and the Investors’ Representative a 10b-5 statement and legal opinion from the Company’s counsel in customary form and covering such matters as are customarily covered by 10b-5 statements and legal opinions as such Underwriter, if any, the Demanding Key Holder and the Investors’ Representative may reasonably request;

(xiv) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make generally available to its security holders, within the required time period, an earnings statement (which need not be audited) covering a period of 12 months beginning with the first fiscal quarter after the effective date of the Registration Statement relating to such Registrable Securities (as the term “effective date” is defined in Rule 158(c) under the Securities Act), which earnings statement will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder or any successor provisions thereto;

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(xv) use its commercially reasonable efforts to cause such Registrable Securities to be listed or quoted on the NYSE American or, if Common Stock are not then listed on the NYSE American, then on any other securities exchange or national quotation system on which similar securities issued by the Company are listed or quoted (or if similar securities are not so listed, use its commercially reasonable efforts to cause all such Registrable Securities to be listed on the NYSE American or on any other national securities exchange or national quotation system as determined by the Company in its sole discretion); and

(xvi) use its commercially reasonable efforts to take or cause to be taken all other actions and do and cause to be done all other things necessary or reasonably advisable to effect the registration of such Registrable Securities contemplated hereby.

(b) In connection with a Demand Offering that is an Underwritten Offering, (i) the Company and the participating Investors agree to enter into a written agreement with each Underwriter selected in the manner herein provided in such form and containing such provisions as are customary in the securities business for such an arrangement between such Underwriter and companies of the Company’s size and investment stature and, to the extent practicable, on terms consistent with underwriting agreements entered into by the Company (it being understood that, unless required otherwise by the Securities Act or any other Law, the Company will not require any Investor to make any representation, warranty or agreement in such agreement other than with respect to such Investor, the ownership of such Investor’s securities being registered and such Investor’s intended method of disposition) and (ii) the Investors agree to complete and execute all such other documents customary in similar offerings, including any reasonable questionnaires, holdback agreements, letters or other documents customarily required under the terms of such underwriting arrangements (but specifically excluding custody agreements and powers of attorney). In the event a Demand Offering that is an Underwritten Offering is not consummated because any condition to the obligations under any related written agreement with such Underwriter is not met or waived in connection with a Demand Offering, and such failure to be met or waived is not primarily attributable to the fault of the Investors, such Demand Offering will not be deemed exercised.

SECTION 2.05. Conditions to Offerings.

(a) The Company shall be entitled to (x) defer any registration of Registrable Securities and shall have the right not to file and not to cause the effectiveness of any registration statement covering any Registrable Securities, (y) suspend the use of any prospectus and registration statement covering any Registrable Securities and (z) require the Investor of Registrable Securities to suspend any offerings or sales of Registrable Securities pursuant to a registration statement with respect to an offering of Registrable Securities for so long as either of the following conditions are not satisfied; provided that, in the case of clauses (ii) and (iii) below, any such suspension or deferral shall only be permitted with respect to such non-complying Investor:

(i) the Company shall be subject to the requirements of Sections 13, 14 or 15(d) of the Exchange Act;

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(ii) the Company may require the participating Investors to furnish to the Company such information regarding the participating Investors or the distribution of such Registrable Securities as the Company may from time-to-time reasonably request in writing, in each case only as required by the Securities Act or under state securities or blue sky laws; and

(iii) in any Demand Offering that is an Underwritten Offering, the participating Investors, together with the Company (for the avoidance of doubt, not a condition to its obligations hereunder), will enter into an underwriting agreement in accordance with Section 2.04(b) above with the Underwriter or Underwriters selected for such underwriting, as well as such other documents customary in similar offerings.

(b) The Investors agree that, upon receipt of any notice from the Company to such Investor of the happening of any event of the kind described in Section 2.04(a)(iv) or Section 2.04(a)(v) hereof or a condition described in Section 2.06 hereof, such Investors will forthwith discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering the sale of such Registrable Securities until the Investors’ receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.04(a)(iv) hereof or notice from the Company of the termination of the stop order or Deferral Period, and the requesting Investor shall be entitled to withdraw such request and, if such request is withdrawn, such Registration Statement shall not count for the purposes of the limitations set forth in Section 2.01.

SECTION 2.06. Blackout Period.

(a) The Company shall be entitled to (x) defer any registration of Registrable Securities and shall have the right not to file and not to cause the effectiveness of any registration statement covering any Registrable Securities, (y) suspend the use of any prospectus and registration statement covering any Registrable Securities and (z) require the Investor of Registrable Securities to suspend any offerings or sales of Registrable Securities pursuant to a registration statement (i) upon the receipt of comments from the SEC on any document incorporated by reference in the Registration Statement, if the effect of such comments were to indicate that such document was materially misleading, until it has received copies of a corrective supplemented or amended prospectus (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice) or (ii) if compliance with such obligations would (A) violate applicable Law or otherwise prevent the Company from complying with applicable Law, (B) require the Company to disclose a bona fide and material financing, acquisition, disposition or other transaction or corporate development (other than the contemplated offering), and the chief executive officer of the Company has determined, in the good faith exercise of his reasonable business judgment, that such disclosure is not in the best interest of the Company or (C) upon advice of counsel, otherwise require premature disclosure of information, the disclosure of which the chief executive officer of the Company has determined, in the good faith exercise of his reasonable business judgment, is not in the best interests of the Company; provided, however, that such suspensions pursuant to this Section 2.06 will occur on no more than one occasion during every 12-month period and any and all such suspensions will not exceed a total of 90 days in the aggregate in any 12-month period (any period during which such obligations are suspended, a “Deferral Period”). The Company will promptly give the Investors written notice of any such suspension containing the approximate length of the anticipated delay, and the Company will notify the Investors’ Representative upon the termination of any Deferral Period. Upon receipt of any notice from the Company of any Deferral Period, each of the Investors shall forthwith discontinue disposition of the Registrable Securities pursuant to the Registration Statement relating thereto until the Investors’ Representative receives copies of the supplemented or amended prospectus contemplated hereby or until they are advised in writing by the Company that the use of the prospectus may be resumed and have received copies of any additional or supplemented filings that are incorporated by reference in the prospectus, and, if so directed by the Company, the Investors will, and will request the lead Underwriter or Underwriters, if any, to, deliver to the Company all copies, other than permanent file copies, then in the Investors’ or such Underwriter’s or Underwriters’ possession of the current prospectus covering such Registrable Securities. If the Company so postpones its obligations, the requesting Investor shall be entitled to withdraw such request in writing and, if such request is so withdrawn, such registration request shall not count for the purposes of the limitations set forth in Section 2.01. The Company shall pay all expenses incurred in connection with any such aborted registration or prospectus.

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(b) The parties hereto further agree and acknowledge that any suspension or non-use of the Registration Statement covering the sale of Registrable Securities due to the updating of such Registration Statement to include any financial statement that such Registration Statement is required to contain (the “Required Financial Statements”) shall not be deemed to be a suspension for purposes of Section 2.06(a), unless and until the seven Business Day period referenced in Section 2.06(c) shall have passed without the updating of financial statements required by Section 2.06(c).

(c) The Company shall use its reasonable best efforts to update the Registration Statement on each date on which it shall be necessary to do so to cause the Registration Statement covering the sale of Registrable Securities to contain the Required Financial Statements; provided, however, that, with respect to any financial period ending after the date of this Agreement, the Company shall not be obligated to update the Required Financial Statements pursuant to Section 2.06(b) and shall not be deemed to be in default under this sentence until seven Business Days after (or such earlier date as may be reasonably practicable) the date upon which such updated financial statements are required to be filed with the SEC.

(d) A Demanding Key Holder may not, without the Company’s prior written consent, submit any Demand Notice requesting to launch an Underwritten Offering within the period commencing 14 days prior to and ending two days following the Company’s scheduled earnings release date for any fiscal quarter or year.

SECTION 2.07. Offering Expenses. All Offering Expenses will be borne by the Company upon the request of Investors’ Representative. The Company shall not be required to pay any fees and disbursements to Underwriters not customarily paid by the issuers of securities in an offering similar to the applicable offering, including underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of Registrable Securities.

SECTION 2.08. Indemnification; Contribution.

(a) In connection with any registration of Registrable Securities pursuant to this Article II, the Company agrees to indemnify and hold harmless, to the fullest extent permitted by Law, each of the Investors and their respective Affiliates, the Investors’ Representative and each of its Affiliates, each Person who controls an Investor or the Investors’ Representative within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act and the directors, officers, employees, partners, affiliates, members, managers, trustees, shareholders, assignees and representatives of each of the foregoing (collectively, the “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, judgments, actions and expenses (including reasonable attorneys’ fees and other expenses actually incurred by them in connection with investigating, defending or settling any such losses, claims, damages, liabilities, actions or proceedings) (“Losses”) joint or several arising out of or based upon (i) any untrue or alleged untrue statement of material fact contained in any part of any Registration Statement, any preliminary or final prospectus or other disclosure document used in connection with the Registrable Securities, any Issuer FWP or any amendment or supplement to any of the foregoing, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any violation or alleged violation by the Company or any of its Subsidiaries of any federal, state, foreign or common law rule or regulation applicable to the Company or any of its Subsidiaries and relating to action or inaction in connection with any such registration, Registration Statement, other disclosure document or Issuer FWP; provided, however, that the Company will not be required to indemnify any Indemnified Person for any losses, claims, damages, liabilities, judgments, actions or expenses resulting from any such untrue statement or omission if such untrue statement or omission was made in conformity with information with respect to such Indemnified Person or related Investors furnished to the Company in writing by or on behalf of such related Investors expressly for use therein.

(b) In connection with any Registration Statement covering the sale of Registrable Securities, preliminary or final prospectus or Issuer FWP in which an Investor is participating, each such Investor agrees to indemnify, severally and not jointly, the Company, its directors, its officers who sign such Registration Statement and each Person, if any, who controls the Company (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) to the same extent as the foregoing indemnity from the Company to the Investors, but only with respect to information with respect to such Investor furnished to the Company in writing by such Investor expressly for use in such Registration Statement, preliminary or final prospectus or Issuer FWP to the extent such information is included therein in reliance upon and in conformity with the information furnished to the Company by such Investor expressly for use therein; provided, however, that in no event shall any Investor’s liability pursuant to this Section 2.08 in respect of the offering to which such loss, claim, damages, liabilities, judgments, actions or expenses relate exceed an amount equal to the proceeds to such Investor (after deduction of all Underwriters’ discounts and commissions) from such offering less the amount of any damages which such Investor has otherwise been required to pay by reason of such information.

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(c) In case any claim, action or proceeding (including any governmental investigation) is instituted involving any Person in respect of which indemnity may be sought pursuant to Section 2.08(a) or Section 2.08(b), such Person (hereinafter called the “indemnified party”) will (i) promptly notify the Person against whom such indemnity may be sought (hereinafter called the “indemnifying party”) in writing; provided, however, that the failure to give such notice shall not relieve the indemnifying party of its obligations pursuant to this Agreement except to the extent such indemnifying party has been prejudiced in any material respect by such failure and (ii) permit the indemnifying party to assume the defense of such claim, action or proceeding with counsel reasonably satisfactory to the indemnified party to represent the indemnified party (in which case, the indemnifying party shall pay the fees and disbursements of such counsel related to such claim, action or proceeding). In any such claim, action or proceeding, any indemnified party will have the right to retain its own counsel, but the fees and expenses of such counsel will be at the expense of such indemnified party (without prejudice to such indemnified party’s indemnity and other rights under the Charter, Bylaws and applicable Law, if any) unless (A) the indemnifying party and the indemnified party have mutually agreed to the retention of such counsel, (B) the named parties to any such claim, action or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel, with a copy provided to the Company, that representation of both parties by the same counsel would be inappropriate due to actual or potential conflicting interests between them, (C) the indemnifying party has failed to assume the defense of such claim and employ counsel reasonably satisfactory to the indemnified party or (D) any such, claim, action or proceeding is a criminal or regulatory enforcement action. It is understood that the indemnifying party will not, in connection with any claim, action or proceeding or related claims, actions or proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for the indemnified parties (in addition to any local counsel at any time for all such indemnified parties) and that all such reasonable fees and expenses will be reimbursed reasonably promptly following a written request by an indemnified party stating under which clause of (A) through (D) above reimbursement is sought and delivery of documentation of such fees and expenses. In the case of the retention of any such separate firm for the indemnified parties, such firm will be designated in writing by the indemnified parties. The indemnifying party will not be liable for any settlement of any claim, action or proceeding effected without its written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if such claim, action or proceeding is settled with such consent or if there has been a final non-appealable judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party will have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel as contemplated by the third sentence of this Section 2.08(c), the indemnifying party agrees that it will be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party has not reimbursed the indemnified party in accordance with such request or reasonably objected in writing, on the basis of the standards set forth herein, to the propriety of such reimbursement prior to the date of such settlement. No indemnifying party will, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding (i) in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding or (ii) which involves the imposition of equitable remedies on the indemnified party or the imposition of any obligation on the indemnified party, other than as a result of the imposition of financial obligations for which the indemnified person will be indemnified hereunder and provides for no admission of wrongdoing on the part thereof.

(d) If the indemnification provided for in this Section 2.08 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities, judgments, actions or expenses referred to in this Section 2.08, then the indemnifying party, in lieu of indemnifying such indemnified party, will contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities, judgments, actions or expenses (i) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions that resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations, or (ii) if the allocation provided by clause (i) is not permitted by applicable Law, in such proportion as is appropriate to reflect not only the relative fault referred to in clause (i) but also the relative benefit of the Company, on the one hand, and the Investors, on the other, in connection with the statements or omissions that resulted in such losses, claims, damages, liabilities, judgments, actions or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party will be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact has been taken by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above will be deemed to include, subject to the limitations set forth in Section 2.08(c), any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

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(e) The parties agree that it would not be just and equitable if contribution pursuant to Section 2.08(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in Section 2.08(d). No Person guilty of “fraudulent misrepresentation” (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Notwithstanding the provisions of Section 2.08(d) and this Section 2.08(e), each Investor’s liability pursuant to Section 2.08(d) in respect of the offering to which such loss, claim, damages, liabilities, judgments, actions or expenses relate shall not exceed an amount equal to the proceeds to such Investor (after deduction of all Underwriters’ discounts and commissions) from such offering less the amount of any damages which such Investor has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. Each Investor’s obligation to contribute pursuant to this Section 2.08 is several in proportion to the respective number of Registrable Securities held by such Investor hereunder and not joint.

(f) For purposes of this Section 2.08, each Indemnified Person shall have the same rights to contribution as such Investor, and each officer, director and Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act shall have the same rights to contribution as the Company, subject in each case to the limitations set forth in the immediately preceding paragraph. Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties under this Section 2.08, notify such party or parties from whom contribution may be sought, but the omission to so notify such party or parties shall not relieve the party or parties from whom contribution may be sought from any obligation it or they may have under this Section 2.08 or otherwise except to the extent that it has been prejudiced in any material respect by such failure. No party shall be liable for contribution with respect to any action or claim settled without its written consent; provided, however, that such written consent was not unreasonably withheld.

(g) If indemnification is available under this Section 2.08, the indemnifying party will indemnify each indemnified party to the full extent provided in Section 2.08(a) and Section 2.08(b) without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in Section 2.08(d) or Section 2.08(e).

SECTION 2.09. Lock-up. If and to the extent reasonably requested by the lead Underwriter of a Demand Offering that is an Underwritten Offering of Equity Securities of the Company, the Company and each Investor who has a right to participate in such Underwritten Offering agrees to enter into an agreement, at the time of execution of the applicable underwriting agreement, not to effect, and to cause their respective Affiliates not to effect, except as part of such registration and subject to such other carve-outs sufficient to permit charitable gifting and transfers to Permitted Transferees, any offer, sale, pledge, transfer or other distribution or disposition or any agreement with respect to the foregoing of the issue being registered or offered, as applicable, or of a similar security of the Company, or any securities into which such Equity Securities are convertible, or any securities convertible into, or exchangeable or exercisable for, such Equity Securities, including a sale pursuant to Rule 144, during a period of up to seven days prior to, and during a period of up to 90 days after, the effective date of such registration (the “Lock-up”); provided, however, that no Investor shall be obligated to enter into a Lock-up more than one time in any 12-month period. The lead Underwriter shall give the Company and each Investor prior notice of any such request.

SECTION 2.10. Termination of Registration Rights. This Article II (other than Sections 2.08, 2.10 and 2.11) will terminate on the date on which all Equity Securities of the Company subject to this Article II cease to be Registrable Securities; provided, however, that if a Lock-up is in effect at the time of such termination then such Lock-up shall expire in accordance with its terms.

SECTION 2.11. Rule 144. For so long as the Company is subject to the requirements of Section 13, 14 or 15(d) of the Exchange Act, the Company agrees that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder and it will take such further action as the Investors’ Representative (on behalf of the Investors) or any Investor reasonably may request, all to the extent required from time to time to enable the Investors to sell Registrable Securities within the limitation of exemptions provided by (a) Rule 144, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the SEC. Upon the request of the Investors’ Representative (on behalf of the Investors) or any Investor, the Company will deliver to the Investors a written statement as to whether it has complied with such requirements.

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ARTICLE III

Miscellaneous

SECTION 3.01. Adjustments. References to shares, equity interests or other Equity Securities or to numbers or prices of shares and to sums of money, in each case, including percentages thereof, contained herein will be deemed adjusted to account for any reclassification, exchange, conversion, substitution, combination, consolidation, subdivision, stock or unit split or reverse stock or unit split, stock or unit dividend, share or unit distribution, rights offering or similar transaction (including to property received therein in connection with a merger, consolidation or business combination).

SECTION 3.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person; (b) when transmitted (except if not a Business Day, then the next Business Day) via email (to such email address set out below) and sender shall bear the burden of proof of delivery, which shall be deemed satisfied if such notice is also delivered by hand, deposited in registered or certified mail (postage prepaid, return receipt requested) or delivered prepaid to a reputable national overnight air courier service on or before the date that is one (1) Business Day after its transmission by email; and (c) on the next Business Day when sent by national overnight courier (providing proof of delivery), in each case to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 3.02):

If to the NTC Investor or the Investors’ Representative, to:

The NTC Group, Inc.
104 Field Point Road
Greenwich, Connecticut 06830

Attention:	Thomas Foley
Email:	thomasfoley@att.net

with a copy (which shall not constitute notice to the NTC Investor or to the Investors’ Representative) to:

Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue
New York, New York 10001

Attention:	Thomas E. Dunn; Matthew L. Ploszek
Email:	tdunn@cravath.com; mploszek@cravath.com

If to the other Investors, at the address most recently provided in writing to the Company for the purposes of notice.

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If to the Company, to:

Air Industries Group
1460 Fifth Avenue
Bay Shore, New York 11706

Attention:	Scott Glassman
Email:	scott.glassman@airindustriesgroup.com

with a copy (which shall not constitute notice to the Company) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas
New York, New York 10105

Attention:	Vincent J. McGill; Charles Goodwin
Email:	vmcgill@egsllp.com; cgoodwin@egsllp.com

SECTION 3.03. Expenses. Except as otherwise set forth herein, each party to this Agreement shall pay its own expenses incurred following the date of this Agreement in connection with this Agreement. The Company shall bear all documented out-of-pocket expenses of the Investors in connection with this Agreement incurred prior to the date of this Agreement.

SECTION 3.04. Amendments; Waivers; Consents.

(a) No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by the Investors’ Representative, the NTC Investor and the Company; provided, however, that any amendment or waiver that materially adversely affects the rights or obligations of an individual Investor hereunder in a manner different than the other Investors shall also require the signature of such affected Investor or, in the case of a waiver, by the party against whom the waiver is to be effective.

(b) The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights, nor will any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by Law or otherwise.

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SECTION 3.05. Interpretation. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Schedules, Exhibits and Annexes attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall”. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “or” shall not be exclusive. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to [●], 2026. Unless the context requires otherwise, (a) any definition of or reference to any contract, instrument or other document or any Law herein shall be construed as referring to such contract, instrument or other document or Law as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (d) all references herein to Articles, Sections, Schedules, Exhibits and Annexes shall be construed to refer to Articles and Sections of, and Schedules, Exhibits and Annexes to, this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

SECTION 3.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the purpose of this Agreement is fulfilled to the fullest extent possible.

SECTION 3.07. Counterparts. This Agreement may be executed and delivered (including by electronic, facsimile transmission, DocuSign or .pdf) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument will raise the use of electronic delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

SECTION 3.08. Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and is not intended to and does not confer upon any Person other than the parties hereto (and their respective Permitted Transferees) any rights or remedies, except as expressly provided in this Agreement (it being understood and agreed that the Persons referred to in any Section of this Agreement as having such rights and who or which are not parties hereto shall be entitled to the benefits of, and to enforce the provisions of, such Section).

Annex D - 20

SECTION 3.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without giving effect to any choice or conflict of law provisions or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada. All Actions arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined exclusively in the Eighth Judicial District Court of the State of Nevada in Clark County, Nevada (and, if jurisdiction shall be vested exclusively in the federal courts, the United States District Court for the District of Nevada). The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the Eighth Judicial District Court of the State of Nevada in Clark County, Nevada (and, if jurisdiction shall be vested exclusively in the federal courts, the United States District Court for the District of Nevada) for the purpose of any Action arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party hereto; (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by the above-named courts; and (c) agree that such party will not bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any court other than the Eighth Judicial District Court of the State of Nevada in Clark County, Nevada (and, if jurisdiction shall be vested exclusively in the federal courts, the United States District Court for the District of Nevada). Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 3.02 shall be effective service of process for any such Action (without limiting other means).

SECTION 3.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties, except rights, interests and obligations in respect of Equity Securities may be assigned in conjunction with a Transfer of such Equity Securities to a Permitted Transferee who has executed and delivered a joinder to this Agreement substantially in the form of Exhibit A hereto. Any purported assignment in violation of the preceding sentence will be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

SECTION 3.11. Enforcement. The parties agree that the parties would be irreparably damaged if any provision of this Agreement were not performed in accordance with its specific terms or was otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms of this Agreement, in addition to any other remedy at law or in equity. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any such legal or equitable relief, and each party waives any objection to the imposition of such relief or any right it might have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each of the parties acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without such right, none of the parties would have entered into this Agreement.

Annex D - 21

SECTION 3.12. Effectiveness; Termination; Survival. This Agreement shall become effective upon its execution and delivery by the Company, the NTC Investor and the Investors’ Representative. Notwithstanding anything to the contrary contained in this Agreement, this Agreement will automatically terminate upon the date on which Article II terminates pursuant to Section 2.10, and this Agreement shall thereafter be null and void, except that this Article III and Section 2.08 and Section 2.11 shall survive any such termination indefinitely. Nothing in this Section 3.12 will be deemed to release any party from any liability for any willful and material breach of this Agreement occurring prior to such termination or impair the right of any party to compel specific performance by the other parties of their respective obligations under this Agreement occurring prior to such termination.

SECTION 3.13. Confidentiality.

(a) The Investors and their respective Affiliates shall, and shall direct their respective Representatives to, (i) hold confidential and not disclose, without the prior written approval of the Company, all confidential or proprietary written, recorded or oral information or data (including research, developmental, technical, marketing, sales, financial, operating, performance, cost, business and process information or data, knowhow and computer programming and other software techniques) provided by or on behalf of the Company or any of its Subsidiaries to the Investors or their respective Affiliates or Representatives, whether such confidentiality or proprietary status is indicated orally or in writing or if such Investor should reasonably have understood that the information should be treated as confidential, whether or not the specific words “confidential” or “proprietary” are used (“Confidential Information”), and (ii) use such Confidential Information only for the purpose of performing its obligations hereunder, managing and monitoring such Investor’s investment in the Company and its Subsidiaries and carrying on the business of the Company and its Subsidiaries; provided that the Investors and their respective Affiliates and Representatives may disclose or use such Confidential Information (x) in their capacity as directors, officers or employees of the Company or its Subsidiaries, (y) to each other, in their capacities as such and, with respect to Representatives that are attorneys, accountants, consultants and other professional advisors, to the extent necessary to their services in connection with monitoring its investment in the Company and its Subsidiaries, to any affiliate of such Investor and their respective directors, employees, consultants and representatives, in each case in the ordinary course of business (provided that the recipients of such Confidential Information are subject to customary confidentiality and non-disclosure obligations) or (z) as may be necessary in connection with such Investor’s enforcement of its rights in connection with this Agreement. Each Investor acknowledges and agrees that it shall be liable for any breach of the terms of this Section 3.13 applicable to Affiliates and Representatives by its Affiliates and Representatives (solely to the extent that such Representative received the applicable Confidential Information from such Investor), except with respect to an Affiliate or Representative who enters into or has entered into a confidentiality agreement with the Company with respect to the subject matter of this Section 3.13.

Annex D - 22

(b) Notwithstanding the foregoing, the confidentiality and non-use obligations of Section 3.13(a) will not apply to Confidential Information:

(i) which any Investor or any of its Representatives is required to disclose by judicial or administrative process, or by other requirements of applicable Law or regulation or any governmental authority (including any applicable rule, regulation or order of a self-governing authority, such as the NYSE American); provided that, where and to the extent legally permitted and reasonably practicable, such Investor shall (A) give the Company reasonable notice of any such requirement and, to the extent protective measures consistent with such requirement are available, the opportunity to seek appropriate protective measures and (B) reasonably cooperate with the Company, at the Company’s sole cost and expense, in attempting to obtain such protective measures;

(ii) which becomes available to the public other than as a result of a breach of Section 3.13;

(iii) which can be demonstrated has been independently developed by such Investor without use of or reliance upon Confidential Information; or

(iv) which has been provided to any Investor or any of its Representatives by a Third Party who is not known after reasonable inquiry to be subject to confidentiality obligations to the Company or any of its Affiliates.

SECTION 3.14. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) IT MAKES THIS WAIVER VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 3.14.

SECTION 3.15. Representations and Warranties.

(a) The Company hereby makes the representations and warranties set forth in Annex A to the Investors, each of which is true and correct as of the date of this Agreement.

Annex D - 23

(b) Each Investor, severally and not jointly, hereby makes the representations and warranties set forth in Annex B to the Company solely as to itself, each of which is true and correct as of the date of this Agreement.

SECTION 3.16. Investors’ Representative.

(a) The Investors’ Representative is hereby irrevocably appointed as the representative, agent, proxy and attorney-in-fact for all the Investors for all purposes under this Agreement, including the full power and authority on the Investors’ behalf (i) to perform the rights and acts described as being within its authority, discretion or power as set forth herein, including all such actions which are contemplated to be performed, reviewed or otherwise within its discretion herein, including the right to negotiate and settle disputes arising under, or relating to, this Agreement (except as otherwise expressly set forth herein by reference to a different standard or requirement for approval) and (ii) to take all other actions to be taken by or on behalf of the Investors in connection with this Agreement and consistent with the foregoing authority. The Investors, by execution of this Agreement, further agree that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Investors’ Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Investor. All decisions and actions by the Investors’ Representative pursuant to the authority granted herein shall be binding upon all of the Investors, and no Investor shall have the right to object, dissent, protest or otherwise contest the same. The Company may conclusively rely, without independent verification or investigation, upon any such decision or action of the Investors’ Representative as being the binding decision or action of every Investor. The Investors’ Representative shall have no duties or obligations to the Investors hereunder, except as expressly set forth in this Agreement. By its execution of this Agreement, each Investor hereby irrevocably approves and adopts the appointment of the Investors’ Representative as such Investor’s representative, agent, proxy and attorney-in-fact to act in accordance with the authority granted in this Section 3.16.

(b) Following the date hereof, a majority-in-interest of the Investors (as determined by their relative entitlement to Merger Consideration (as defined in the Merger Agreement) as of the Closing) may, by written consent, appoint a new representative as the Investors’ Representative. Notice, together with a copy of the written consent appointing such new representative and bearing the signatures of such majority-in-interest of the Investors, must be delivered to the Company not less than 15 days prior to such appointment. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by the Company. In the event that the Investors’ Representative becomes unable or unwilling to continue in its capacity as Investors’ Representative, or if the Investors’ Representative resigns as the Investors’ Representative, a majority-in-interest of the Investors (determined as set forth above) may by written consent appoint a new representative as the Investors’ Representative.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Investors’ Representative in its capacity as such shall have no duties or responsibilities except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Investor shall otherwise exist against the Investors’ Representative. No bond shall be required of the Investors’ Representative, and the Investors’ Representative shall receive no compensation for its services. The Investors’ Representative shall not be liable to any Investor for any act done or omitted hereunder as the Investors’ Representative except for its willful misconduct or actual fraud with respect to any matter arising out of or in connection with the acceptance or administration of its duties hereunder (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of the absence of willful misconduct or actual fraud). The Investors’ Representative shall be entitled to be indemnified by the Investors (among them in accordance with their respective pro rata share of entitlement to Merger Consideration (as defined in the Merger Agreement) as of the Closing) for any loss, liability or expense incurred without willful misconduct or actual fraud on the part of the Investors’ Representative with respect to any matter arising out of or in connection with the acceptance or administration of its duties hereunder (including the hiring of legal counsel and the incurring of legal fees and costs). The Investors’ Representative shall be entitled to recover from the Investors (among them in accordance with their respective pro rata share of entitlement to Merger Consideration (as defined in the Merger Agreement) as of the Closing) any out-of-pocket costs and expenses incurred by the Investors’ Representative in good faith and in connection with actions taken by the Investors’ Representative pursuant to this Agreement or the acceptance or administration of its duties hereunder (including the hiring of legal counsel and the incurring of legal fees and costs).

Annex D - 24

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the day and year first above written.

AIR INDUSTRIES GROUP, as the Company,

by
Name:
Title:

[INVESTORS],

by
Name:
Title:

THE NTC GROUP, INC., as the Investors’ Representative,

by
Name:
Title:

Annex D - 25

Schedule 1

[To insert all Tenax Members and Tenax Warrantholders as of immediately prior to Closing]

EXHIBIT A

JOINDER AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Registration Rights Agreement dated as of [●], 2026 (as the same may be amended from time to time, the “Registration Rights Agreement”) among Air Industries Group, a Nevada corporation, and the other parties thereto. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Registration Rights Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to and an “Investor” under the Registration Rights Agreement as of the date hereof and, without limiting the generality of the foregoing, shall be subject to the Registration Rights Agreement and shall have all of the rights and obligations of an Investor thereunder as if it had executed the Registration Rights Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Registration Rights Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: __________, ____

[NAME OF JOINING PARTY],

by
Name:
Title:

Address for Notices:

AGREED ON THIS [_____] day of [__________], 20[_]:

AIR INDUSTRIES GROUP,

by
Name:
Title:

A - 1

ANNEX A

1.	Organization, Standing and Power. The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

2.	Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to comply with the terms hereof. The execution and delivery by the Company of this Agreement and the compliance by the Company with this Agreement have been, or prior to the date of this Agreement will have been, duly authorized by all necessary company action on the part of the Company. The Company has duly executed and delivered this Agreement, which, assuming due authorization, execution and delivery by the other parties hereto, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a proceeding at law or in equity).

3.	No Conflicts; Consents.

(i) The execution and delivery by the Company of this Agreement do not, and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) upon any of the properties or assets of the Company or any of its subsidiaries (the “Company Subsidiaries”) under, any provision of (A) the Charter, the Bylaws or the comparable organizational documents of any Company Subsidiary, (B) any contract, lease, license, indenture, note, bond, agreement, concession, franchise or other binding instrument (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (C) subject to the filings and other matters referred to in paragraph (3)(ii) below, any Law applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (B) and (C) above, any such items that would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of the Company to comply with the terms of this Agreement.

(ii) No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Governmental Entity, is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the compliance with the terms hereof, other than (A) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement, (B) such filings as may be required under the rules and regulations of the NYSE American and (C) such other items that the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of the Company to comply with the terms of this Agreement.

A - 2

ANNEX B

1.	Organization, Standing and Power. Such Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

2.	Authority; Execution and Delivery; Enforceability. Such Investor has all requisite limited liability company or similar power and authority to execute and deliver this Agreement and to comply with the terms hereof. The execution and delivery by such Investor of this Agreement and its compliance with the terms hereof have been duly authorized by all necessary limited liability company or similar action on the part of such Investor. All required approvals, if any, from the limited partners, members or other stockholders of such Investor to enter into this Agreement and comply with its terms have been granted. Such Investor has duly executed and delivered this Agreement, which, assuming due authorization, execution and delivery by the other parties hereto, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a proceeding at law or in equity).

3.	No Conflicts; Consents.

(i) The execution and delivery by such Investor of this Agreement do not, and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of such Investor or any of its subsidiaries under, any provision of (A) the organizational documents of such Investor or any of such Investor’s subsidiaries, (B) any Contract to which such Investor or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (C) subject to the filings and other matters referred to in paragraph (3)(ii) below, any Law applicable to such Investor or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C) above, any such items that would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of such Investor to comply with the terms of this Agreement.

(ii) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to such Investor or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the compliance with the terms hereof, other than (A) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement, (B) such filings as may be required under the rules and regulations of the NYSE American and (C) such other items that the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of such Investor to comply with the terms of this Agreement.

4.	Ownership of Equity Securities. Except as has been disclosed to the Company in writing prior to the date of this Agreement, neither such Investor nor any of its Affiliates (i) beneficially owns any Equity Securities of the Company or (ii) holds any rights to acquire any Equity Securities of the Company except pursuant to the Merger Agreement or other Transaction Agreements (as defined in the Merger Agreement).

A - 3

PRELIMINARY PROXY CARD - SUBJECT TO COMPLETION - DATED MAY 5, 2026

SCAN TO
VIEW MATERIALS & VOTE

AIR INDUSTRIES GROUP
C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on [TBD], 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on [TBD], 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V86073-[TBD]

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AIR INDUSTRIES GROUP

NOTE: The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s) and, in the discretion of the proxies, upon such other business as may properly come before the meeting. If no direction is made, this proxy will be voted FOR Item 1, FOR Item 2, FOR Item 3, FOR Item 4 and FOR Item 5.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V86074-[TBD]

AIR INDUSTRIES GROUP
Special Meeting of Stockholders
[TBD], 2026
This Proxy is Solicited on Behalf of the Board of Directors

The stockholder(s) hereby appoint(s) Peter Rettaliata and Scott Glassman, and either of them, as proxies, each with the power of substitution, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Air Industries Group (the "Company") that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at [TBD], [A.M./P.M.], Eastern Time, on [TBD], 2026, at the offices of Air Industries Group at 1460 Fifth Avenue, Bay Shore, New York 11706, and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4 AND 5.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side